UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

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Skyline Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT DATED APRIL 4, 2018.

SUBJECT TO COMPLETION.

[•], 2018

Dear Shareholder:

You are cordially invited to attend the Special Meeting of Shareholders (the “Special Meeting”) of Skyline Corporation (“Skyline” or the “Company”), which will be held on [•], 2018 at [•] [a.m./p.m.] Eastern Time at the [•], located at [•], Indiana [•]. This proxy statement contains your official notice of the Special Meeting and includes information about the matters to be acted upon at the meeting. Officers and directors of Skyline will be on hand at the Special Meeting to answer questions and discuss matters that may properly arise.

On January 5, 2018, Skyline entered into a Share Contribution & Exchange Agreement (the “Exchange Agreement”) with Champion Enterprises Holdings, LLC (“Champion Holdings”), pursuant to which Champion Holdings agreed to, among other things, contribute, transfer, and convey to Skyline all of the issued and outstanding shares of common stock of Champion Holdings’ wholly-owned operating subsidiaries through the contribution of all of the issued and outstanding equity interests of each of Champion Home Builders, Inc., a Delaware corporation (“CHB”), and CHB International B.V., a Dutch private limited liability company (“CIBV”) (the shares of stock of CHB and CIBV to be contributed to Skyline, the “Contributed Shares”), in exchange for a number of newly issued shares of Skyline common stock, $0.0277 par value per share (the “Exchange Shares”), calculated to be equal to (i) an exchange ratio of 5.4516129, multiplied by (ii) the total number of shares of Skyline common stock outstanding on a fully diluted basis (as determined in the Exchange Agreement) as determined immediately prior to the closing of the transactions contemplated by the Exchange Agreement (the “Shares Issuance”). The contribution of the Contributed Shares by Champion Holdings to Skyline, and the Shares Issuance by Skyline to Champion Holdings (or its members), are collectively referred to herein as the “Exchange.” Upon the closing of the Exchange, Champion Holdings (or its members) will hold 84.5%, and Skyline’s current shareholders will hold 15.5%, of the outstanding common stock of the combined company on a fully-diluted basis. In addition, in connection with the closing of the Exchange, and subject to the approval by Skyline’s shareholders of the matters submitted for approval at the Special Meeting, the persons serving on the Board of Directors and as the executive officers of Skyline will be changed to be those persons as designated by Champion Holdings and Skyline, as described further in this proxy statement.

In connection with the Exchange, our Board of Directors approved an amendment and restatement of our articles of incorporation to provide for, among other things, (i) the change in the name of the Company to “Skyline Champion Corporation;” (ii) an increase in the number of authorized shares of common stock of the Company from 15,000,000 to 115,000,000 shares; and (iii) a provision stating that the number of members of the Company’s Board of Directors shall be as specified in the Company’s bylaws (collectively, the “Company Charter Amendment”). In connection with the approval of the Company Charter Amendment, the Company’s shareholders are being asked to approve three proposals contained in this proxy statement (collectively, the “Charter Amendment Proposals”).

A special committee of our Board of Directors (the “Special Committee”), consisting solely of directors who have been determined by our Board of Directors to be independent under the rules of the NYSE American, after thorough review and consideration, unanimously determined that the Exchange Agreement and the transactions contemplated thereby, including the Exchange, are advisable to, fair, and in the best interests of the Company and its shareholders, approved the Exchange Agreement and the transactions contemplated thereby, including the Exchange, and recommended that our Board of Directors approve the Exchange Agreement and our shareholders approve the Shares Issuance and the Charter Amendment Proposals. Our Board of Directors, based in part on the unanimous approval and recommendation of the Special Committee, and after thorough review and consideration, unanimously determined that the Exchange Agreement and the transactions contemplated thereby, including the Exchange, are advisable to, fair, and in the best interests of the Company and its shareholders, approved the Exchange Agreement and the transactions contemplated thereby, including the Exchange, and recommended that our shareholders approve the Shares Issuance and the Charter Amendment Proposals.

The Special Committee and our Board of Directors made their determinations after consultation with their financial advisor and their respective legal advisors, and after consideration of a number of factors. THE BOARD OF DIRECTORS OF SKYLINE UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSAL TO APPROVE THE SHARES ISSUANCE, “FOR” THE APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS, “FOR” THE APPROVAL OF THE EXCHANGE-RELATED COMPENSATION PROPOSAL, AND “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The Exchange cannot be completed unless the holders of a majority of the outstanding shares of Skyline common stock entitled to vote on such proposal on the record date vote to adopt each of the Charter Amendment Proposals, and the votes cast by Skyline’s shareholders in favor of the proposal to approve the Shares Issuance exceed the votes cast opposing such proposal. None of the Charter Amendment Proposals will be adopted unless each of them is approved. The accompanying proxy statement provides you with detailed information about the Exchange, the Exchange Agreement, the Shares Issuance, the Company Charter Amendment, the two related proposals, and the Special Meeting. A copy of the Exchange Agreement is attached as Appendix A to the accompanying proxy statement. We encourage you to read the entire proxy statement and its appendices, including the Exchange Agreement, carefully. You may also obtain additional information about Skyline from documents we have filed with the Securities and Exchange Commission.

Skyline’s common stock is traded on the NYSE American under the trading symbol “SKY.” Skyline anticipates that the common stock of the combined company will be listed on the New York Stock Exchange following the completion of the Exchange under the trading symbol “SKY.” On January 4, 2018, the last day prior to the public announcement of the Exchange Agreement, the closing price of a share of Skyline common stock was $12.83. On [•], 2018, the latest practicable date before the date of this document, the closing price of a share of Skyline common stock was $[•].

We urge you to read the proxy statement carefully, including the appendices to the proxy statement. If you do not plan to attend the Special Meeting, to ensure your shares are represented at the meeting, please vote as soon as possible either by completing and submitting the enclosed proxy card or by using the telephone or Internet voting procedures described in your proxy card. If your shares are held in the name of a bank, broker, or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, or other nominee in order to vote your shares. Please note that if your shares are held in the name of a bank, broker, or other nominee and you wish to vote at the Special Meeting, you must obtain a proxy issued in your name from that record holder prior to the Special Meeting and bring the proxy to the Special Meeting. Your vote is very important, regardless of the number of shares of Skyline common stock you own. The failure to vote your shares will have the same effect as a vote “AGAINST” the approval of the Company Charter Amendment Proposals.

Sincerely Yours,

Richard W. Florea
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Exchange or the Exchange Agreement, passed upon the merits or fairness of the Exchange Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of the information contained in the proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated [•], 2018, and is first being mailed to Skyline’s shareholders on or about [•], 2018.

AVAILABLE INFORMATION

This document makes reference to certain important business and financial information about Skyline from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

Skyline Corporation
P.O. Box 743, 2520 By-Pass Road
Elkhart, Indiana 46515
Attention: Jon S. Pilarski, Chief Financial Officer
(574) 294-6521

In order to ensure timely delivery of these documents, you should make your request by [•], 2018 to receive them before the Skyline Special Meeting. You may also read and copy any materials filed by Skyline with the Securities and Exchange Commission (“SEC”) by accessing the SEC’s website at www.sec.gov, or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Skyline’s periodic filings with the SEC may also be accessed on Skyline’s website at www.skylinecorp.com. See “Where You Can Find More Information” on page 176.

P.O. Box 743, 2520 By-Pass Road

Elkhart, Indiana 46515

(574) 294-6521

Notice of Special Meeting of Shareholders

To Be Held on [•], 2018

To the Shareholders of Skyline Corporation:

We cordially invite you to attend the Special Meeting of Shareholders (the “Special Meeting”) of Skyline Corporation (“Skyline” or the “Company”) to be held on [•], 2018, at [•]:[•] [a.m./p.m.], Eastern Time, at [•], located at [•]. Skyline and Champion Enterprises Holdings, LLC (“Champion Holdings”) have entered into a Share Contribution and Exchange Agreement (the “Exchange Agreement”), dated January 5, 2018 that sets forth the terms and conditions of the proposed business combination of Skyline and the operating subsidiaries of Champion Holdings. Under the Exchange Agreement, Champion Holdings will contribute all of the issued and outstanding shares (the “Contributed Shares”) of Champion Home Builders, Inc. and CHB International B.V., its direct, wholly-owned subsidiaries (together, the “Champion Companies”), in exchange for the issuance to Champion Holdings (or its members) of Skyline Common Stock (the “Exchange Shares”) (the “Exchange”). At the Special Meeting, you will be asked to vote on the following matters:

1.	Charter Amendment Proposal. To approve and adopt three proposals (collectively, the “Charter Amendment Proposals”) which, if approved, will amend and restate the Restated Articles of Incorporation of Skyline (the “Articles”). Such proposals are as follows:

•	Articles Amendment Proposal 1A. A proposal to amend the Articles to change the name of the Company to “Skyline Champion Corporation.”

•	Articles Amendment Proposal 1B. A proposal to amend the Articles to increase the number of authorized shares of Skyline’s common stock, par value $0.0277 per share (“Common Stock”), from 15,000,000 to 115,000,000.

•	Articles Amendment Proposal 1C. A proposal to amend the Articles to provide that the number of directors to serve on the Company’s board of directors shall be as specified in the Company’s Amended and Restated By-Laws, as may be amended from time to time.

2.	Shares Issuance. To approve the issuance of a number of newly issued shares of Skyline Common Stock (the “Exchange Shares”) in connection with the Exchange and pursuant to the Exchange Agreement, calculated to be equal to (i) an exchange ratio of 5.4516129, multiplied by (ii) the total number of shares of Skyline Common Stock outstanding on a fully diluted basis (as determined in the Exchange Agreement) as determined immediately prior to the closing of the transactions contemplated by the Exchange Agreement (the “Shares Issuance”) (the proposal to approve the Shares Issuance, the “Shares Issuance Proposal”). Based on the number of shares of Skyline Common Stock, calculated on a fully diluted basis (as determined in the Exchange Agreement), as of [•], 2018, the number of Exchange Shares that would be issued pursuant to the foregoing calculation is 47,828,330 shares.

3.	Shareholder Advisory (Non-Binding) Vote on Exchange-Related Compensation. A proposal to approve, on a non-binding advisory basis, the compensation payable to the named executive officers of Skyline in connection with the Exchange (the “Exchange-Related Compensation Proposal”).

4.	Adjournment. To approve the adjournment of the Special Meeting, if necessary, to permit the solicitation of additional proxies in the event there are not sufficient votes, in person or by proxy, to approve any of the above proposals (the “Adjournment Proposal”).

5.	Other Matters. To transact any other business as may properly come before the Special Meeting or any adjournments of the Special Meeting. The board of directors is not aware of any other business to come before the Special Meeting.

The enclosed proxy statement describes the Exchange Agreement, the Exchange, and the proposals set forth above in detail, and includes the complete text of the Exchange Agreement as Appendix A, and a copy of the form of the Amended and Restated Articles of Incorporation of the proposed Skyline Champion Corporation as Appendix B. We urge you to read these materials for a description of the Exchange Agreement, the Exchange, the Amended and Restated Articles of Incorporation, and the Shares Issuance. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 25 of the enclosed proxy statement for a discussion of certain risk factors relating to the Exchange Agreement and the Exchange. The Amended and Restated Articles of Incorporation will not be filed with the Indiana Secretary of State or become effective unless all of the Charter Amendment Proposals are approved at the Special Meeting.

Skyline’s board of directors has fixed [•], 2018 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Only holders of record of shares of Skyline’s Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. At the close of business on the record date, there were 8,391,244 shares of Skyline Common Stock outstanding and entitled to vote. The proxy statement accompanying this notice is deemed to be incorporated into and forms part of this notice. The accompanying proxy statement dated [•], 2018 and proxy card for the Special Meeting are first being mailed to Skyline’s shareholders on or about [•], 2018.

Upon the recommendation of the Special Committee of Skyline’s board of directors, Skyline’s board of directors has unanimously approved the adoption of the Amended and Restated Articles of Incorporation and the Shares Issuance. The board of directors of Skyline recommends that Skyline’s shareholders vote (1) “FOR” the approval of each of Charter Amendment Proposals 1A, 1B, and 1C, (2) “FOR” the approval of the Shares Issuance Proposal, (3) “FOR” the approval of the Exchange-Related Compensation Proposal, and (4) “FOR” the approval of the Adjournment Proposal.

YOUR VOTE IS VERY IMPORTANT. Each of the Charter Amendment Proposals must be approved by the holders of a majority of the outstanding shares of Skyline Common Stock, and in order for the Shares Issuance Proposal to be approved the votes cast by Skyline’s shareholders in favor of the proposal must exceed the votes cast opposing such proposal. IF YOU DO NOT RETURN YOUR PROXY CARD, VOTE BY TELEPHONE OR BY INTERNET, OR DO NOT VOTE IN PERSON AT THE SPECIAL MEETING, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST EACH OF THE CHARTER AMENDMENT PROPOSALS.

Whether or not you plan to attend the Special Meeting in person, we urge you to date, sign, and return promptly the enclosed proxy card in the accompanying envelope or vote by telephone or by Internet. You may revoke your proxy at any time before the Special Meeting by following the directions on the proxy card or by attending the Special Meeting and voting in person. If you hold your shares in “street name” with a bank, broker, or other nominee, and you wish to vote at the Special Meeting, you will need to obtain a proxy issued in your name from your bank, broker, or other nominee and bring the proxy to the Special Meeting.

Only shareholders and persons holding proxies from shareholders may attend the Special Meeting. If your shares are registered in your name, you should bring a form of photo identification to the Special Meeting. If your shares are held in the name of a broker, bank, or other nominee, you should bring a proxy or letter from that broker, bank, or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices, and other electronic devices will not be permitted at the Special Meeting. All Skyline shareholders are cordially invited to attend the Special Meeting.

By Order of the Board of Directors,

Martin R. Fransted
Corporate Controller and Secretary
Elkhart, Indiana
[•], 2018

i

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE AND THE SKYLINE SPECIAL MEETING

Following are questions and related answers that address some of the questions you may have regarding the Exchange, the Special Meeting, and related matters. These questions and answers may not contain all of the information relevant to you, do not purport to summarize all material information relating to the Exchange, the Amended and Restated Articles of Incorporation of Skyline (the subject of the Charter Amendment Proposals), and related matters, or any of the other matters discussed in this proxy statement, and are subject to, and are qualified in their entirety by, the more detailed information contained in or attached to this proxy statement. Therefore, you should carefully read this entire proxy statement, including the attached appendices and materials to which we refer you in order to fully understand Amended and Restated Articles of Incorporation of Skyline, the Exchange Agreement, and the transactions contemplated thereby.

Q:	What is the Exchange?

A:	Skyline and Champion Holdings have entered into the Exchange Agreement, which sets forth the terms and conditions of the proposed business combination of Skyline and the operating subsidiaries of Champion Holdings. Under the Exchange Agreement, Champion Holdings will contribute the Contributed Shares of the Champion Companies, in exchange for the Exchange Shares. A complete copy of the Exchange Agreement is attached to this proxy statement as Appendix A.

Q:	Why are Skyline and Champion Holdings proposing to effect the Exchange?

A:	The board of directors of Skyline, or the “Board,” and the Board of Managers of Champion Holdings have unanimously approved the Exchange Agreement and the Exchange. The Board believes that the Exchange is in the best interests of Skyline, its shareholders, and other important constituents. See “The Exchange – Skyline’s Reasons for the Exchange; Recommendation of Skyline’s Board of Directors” beginning on page 67.

Q:	Why am I receiving these materials?

A:	The Board is furnishing this proxy statement in connection with the solicitation of proxies to be voted at the special meeting of shareholders (the “Special Meeting”), or any adjournments or postponements of the Special Meeting. You should read this document carefully as it contains important information about the Exchange, the Exchange Agreement, and the matters to be voted upon by Skyline’s shareholders at the Special Meeting.

Q:	Where and when will the Special Meeting take place?

A:	The Special Meeting will be held on [•], 2018 at [•], Eastern Time, at [•].

Q:	Will Skyline’s shareholders receive any consideration in the Exchange?

A:

No, Skyline’s shareholders will retain all of their shares of Common Stock and will not receive any consideration in the Exchange. Champion Holdings (or its members) will receive Common Stock issued by Skyline. Following the closing of the Exchange, Skyline’s shareholders as of immediately prior to the completion of the Exchange will own 15.5% of the outstanding shares of Common Stock of the combined company calculated on a fully diluted basis (as determined in the Exchange Agreement). Champion Holdings (or its members) will own the remaining 84.5% of the outstanding Common Stock of the combined company. Further, the Exchange Agreement provides that, prior to the closing of the Exchange, Skyline may declare and pay a special cash dividend (the “Pre-Closing Skyline Special Dividend”) to its shareholders in the aggregate amount of Skyline’s “net cash” (generally defined in the Exchange Agreement as Skyline’s aggregate cash and cash equivalents, less the aggregate amount of Skyline’s indebtedness and debt-like items, and less Skyline’s aggregate transaction expenses incurred in connection with the Exchange, each as determined as of the close of business on the last business day immediately prior to the date Skyline gives notice of the special dividend to the NYSE American), if any. If declared, Skyline must pay the Pre-Closing Skyline Special Dividend at least one business day prior to the closing date. Based on the assumptions and calculations set forth on page 164 under the section “Unaudited Pro Forma Condensed Combined Financial Information of Skyline Champion Corporation,” the estimate of the aggregate Pre-Closing Skyline Special Dividend is approximately $5.4 million. The actual amount of the Pre-Closing Skyline Special Dividend may be different than the foregoing amount depending on the final values of the variables composing Skyline’s “net cash,” as summarized above, at the time such dividend is declared.

Q:	How will Skyline’s shareholders be affected by the Exchange?

A:	The Exchange will have no effect on the number of shares of Skyline Common Stock held by a current Skyline shareholder immediately prior to the completion of the Exchange. However, upon completion of the Exchange, Champion Holdings (or its members) will hold an aggregate of 84.5% of the outstanding shares of Common Stock of the combined company calculated on a fully diluted basis (as determined in the Exchange Agreement). As a result, upon the closing of the Exchange, each Skyline shareholder’s respective percentage ownership of shares of Common Stock in the combined company will be diluted by virtue of the issuance of the Exchange Shares by Skyline in the Exchange.

For example, if you are a Skyline shareholder and hold 5% of the outstanding shares of Skyline Common Stock calculated on a fully diluted basis (as determined in the Exchange Agreement) immediately prior to the completion of the Exchange, and assuming you do not also hold units of Champion Holdings, then upon completion of the Exchange you will hold an aggregate of approximately 0.775% of the outstanding shares of Common Stock of the combined company calculated on a fully diluted basis (as determined in the Exchange Agreement).

Q:	How will the Exchange affect Skyline’s business?

A:	Following the Exchange, Champion Holdings (or its members) will possess majority control of the combined company, the Board will consist of eleven directors, nine of whom shall be Champion Holdings appointees and two of whom shall be Skyline appointees, and members of the management of Champion Holdings immediately prior to the closing of the Exchange, along with certain members of Skyline management, will be responsible for the management of the combined company.

The combined company will remain focused on manufactured housing but will be substantially larger than Skyline alone. For a more complete discussion of the existing business of Skyline, please refer to the periodic reports and other documents Skyline files with the SEC and which are incorporated by reference into this proxy statement. See “Where You Can Find More Information” on page 176. For a more complete discussion of the existing business of Champion Holdings, see the sections entitled “Information About Champion Holdings’ Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Champion Holdings,” beginning on pages 117 and 124, respectively. In addition, you should carefully review the section entitled “Risk Factors” beginning on page 25, which present risks and uncertainties related to the businesses and operations of Skyline and Champion Holdings, and risks and uncertainties related to the Exchange.

Q:	Will the Exchange Shares be subject to any transfer restrictions?

A:

Yes. The offering and issuance of the Exchange Shares to Champion Holdings will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) of the Securities Act and the Exchange Shares may not be offered or sold by the holders of those Exchange Shares absent registration or an applicable exemption from registration requirement. The Exchange Shares will carry a restrictive legend and may be resold only pursuant to Rule 144 under the Securities Act, or another exemption from registration, until such time as the restricted Exchange Shares are registered. Following the completion of the Exchange, the combined company may, in accordance with the provisions of the Registration Rights Agreement (as defined below), be required to register the Exchange Shares with the SEC following the Exchange for public re-sale by Champion Holdings (or its members). These restrictions on Exchange Shares issued to Champion Holdings (or its members) in the Exchange will not affect the transferability of shares already held by Skyline’s existing shareholders. Other than the shareholders who executed the Voting Agreement (defined below) and shareholders who may be “affiliates” of Skyline under the Securities Act, or otherwise hold restricted shares of Skyline Common Stock, no restrictions will be imposed by virtue of the Exchange on the shares of Skyline Common Stock currently held by Skyline’s existing shareholders.

Q:	What matters will Skyline’s shareholders vote upon at the Special Meeting?

A:	At the Special Meeting, Skyline’s shareholders will be asked to vote upon the following proposals (collectively, the “Skyline Exchange Proposals”):

•	To approve and adopt three proposals (collectively, the “Charter Amendment Proposals”) which, if approved, will amend and restate the Restated Articles of Incorporation of Skyline (the “Articles”). Such proposals are as follows:

o	A proposal to amend the Articles to change the name of the Company to “Skyline Champion Corporation;”

o	A proposal to amend the Articles to increase the number of authorized shares of Skyline’s Common Stock;

o	A proposal to amend the Articles to provide that the number of directors to serve on the Company’s board of directors shall be as specified in the Company’s Amended and Restated By-Laws, as may be amended from time to time;

•	To approve the Shares Issuance Proposal;

•	A proposal to approve, on a non-binding advisory basis, the compensation payable to the named executive officers of Skyline in connection with the Exchange (the “Exchange-Related Compensation Proposal”); and

•	To approve the adjournment of the Special Meeting, if necessary, to permit the solicitation of additional proxies in the event there are not sufficient votes, in person or by proxy, to approve any of the above proposals (the “Adjournment Proposal”).

In connection with the execution of the Exchange Agreement, the holders of approximately 18.8% of the total outstanding voting power of Skyline, as of January 5, 2018, entered into a Voting Agreement with Champion Holdings, which provide that, among other things, such shareholders will vote in favor of the above proposals and grant Champion Holdings an irrevocable proxy to vote all of their shares of Skyline Common Stock in favor of such proposals.

Q:	Am I voting to approve the Exchange itself?

A:	The Exchange itself is not subject to a vote of Skyline’s shareholders, and approval of the transaction is not among the proposals being put forth in this proxy statement. However, approval of the Charter Amendment Proposals and the Shares Issuance Proposal are conditions to the consummation of the transactions contemplated by the Exchange Agreement, and the Exchange cannot be consummated unless each Charter Amendment Proposal and the Shares Issuance Proposal is approved.

Q:	Why am I being asked to cast a non-binding advisory vote on the Exchange-Related Compensation Proposal?

A:	The rules of the Securities and Exchange Commission (“SEC”) require Skyline to seek an advisory (non-binding) vote with respect to certain payments to be made to Skyline’s named executive officers in connection with the Exchange.

Q:	What will happen if Skyline’s shareholders do not approve the Exchange-Related Compensation Proposal at the Special Meeting?

A:	Approval of the Exchange-Related Compensation Proposal is not a condition to the completion of the Exchange. The vote with respect to the Exchange-Related Compensation Proposal is an advisory vote and will not be binding on Skyline (or the combined company following the closing of the Exchange). Accordingly, as such compensation is contractual, such compensation will become payable if the Exchange is completed regardless of the outcome of the advisory vote.

Q:	Why is Skyline seeking to amend the Articles to increase the number of authorized shares of its Common Stock?

A:	In addition to the shares needed to complete to the Exchange, the Board desires to have additional shares of Common Stock available to provide the combined company with the flexibility to use its Common Stock for business, financial, and compensatory purposes in the future.

Q:	Why is Skyline seeking to amend the Articles to change the name of the Company to “Skyline Champion Corporation”?

A:	Both Skyline and Champion Holdings believe that the name change will allow for recognition of the combined company to preserve the brand and market awareness of each of Skyline and the Champion Companies following the completion of the Exchange.

Q:	What constitutes a quorum for purposes of the Special Meeting?

A:	As of [•], 2018, the record date for the Special Meeting, there were 8,391,244 shares of Skyline Common Stock issued and outstanding. Shareholders who hold a majority of the outstanding shares of Skyline Common Stock as of the close of business on the record date for the Special Meeting must be present, either in person or by proxy, in order to constitute a quorum to conduct business at the Special Meeting.

Q:	What are the vote requirements to approve the matters that will be considered at the Special Meeting?

A:	At the Special Meeting, approval of each of the Charter Amendment Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Skyline Common Stock. If you fail to vote, either in person or by proxy, or you attend the Special Meeting or deliver a proxy but abstain from voting, or you do not instruct your broker or other nominee how to vote your shares, the resulting non-attendance, abstention, or broker non-vote will have the same effect as a vote “AGAINST” the approval of these proposals. None of the Charter Amendment Proposals will be adopted unless each of them is approved.

In order for each of the Shares Issuance Proposal, the advisory vote on the Exchange-Related Compensation Proposal, and the Adjournment Proposal to be approved at the Special Meeting, the votes cast by Skyline’s shareholders in favor of each such proposal must exceed the votes cast opposing such proposal. Abstentions and broker non-votes will have no impact on the outcome of the votes on these proposals.

Q:	What other conditions must be satisfied or waived to complete the Exchange?

A:

In addition to obtaining the approval by Skyline’s shareholders of the Charter Amendment Proposals and Share Issuance Proposals to be voted on at the Special Meeting, each of the other closing conditions contained in the Exchange Agreement must be either satisfied or waived in order for the Exchange to be completed. Such additional closing conditions include, without limitation, (i) the receipt of all required regulatory approvals (without the imposition of any burdensome divestiture condition on the parties, as described in the Exchange Agreement); (ii) the absence of any law, order, or legal injunction which prohibits the consummation of the Exchange and the absence of certain other litigation matters; (iii) the NYSE American listing application for the Exchange Shares shall have been conditionally approved;

(iv) the accuracy of the parties’ respective representations and warranties and the performance of their respective obligations; (v) the absence of the occurrence of a material adverse effect with respect to each of Skyline and Champion Holdings, and their subsidiaries, each taken as a whole, between the date of the Exchange Agreement and closing; and (vi) certain other customary conditions.

For a more complete discussion regarding the conditions to the completion of the Exchange under the Exchange Agreement, see “The Exchange Agreement – Conditions to the Completion of the Exchange” beginning on page 111.

Q:	When do Skyline and Champion Holdings currently expect to complete the Exchange?

A:	Skyline and Champion Holdings expect to complete the Exchange as soon as possible following the approval of the Skyline Exchange Proposals, assuming the satisfaction or waiver of all other closing conditions contained in the Exchange Agreement, which we currently expect to occur in the first half of 2018. It is possible, however, that factors outside of each company’s control could require them to complete the Exchange at a later time or not complete it at all.

Q:	What risks should I consider in deciding whether to vote in favor of the Skyline Exchange Proposals?

A:	You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 25 of this proxy statement. You should also read and carefully consider the risk factors of Skyline contained in the documents that are incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 176 of this proxy statement.

Q:	What are the material U.S. federal income tax consequences of the Exchange to Skyline’s shareholders?

A:	Because Skyline’s shareholders will continue to own and hold their existing shares of Skyline Common Stock following the Exchange, the Exchange generally will not result in U.S. federal income tax consequences to current Skyline shareholders.

Q:	What are the material U.S. federal income tax consequences of the Pre-Closing Skyline Special Dividend to Skyline’s shareholders?

A:	The Pre-Closing Skyline Special Dividend will be characterized as a dividend for U.S. federal income tax purposes to the extent paid out of Skyline’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. The Pre-Closing Skyline Special Dividend will generally be taxed at ordinary income tax rates, but for a non-corporate U.S. shareholder, the amount of the Pre-Closing Skyline Special Dividend that is treated as a dividend for U.S. federal income tax purposes generally will be eligible under current law for a reduced tax rate if certain holding period and other requirements are satisfied. For a corporate U.S. shareholder, the amount of the Pre-Closing Skyline Special Dividend that is treated as a dividend for U.S. federal income tax purposes will be eligible for the dividends-received deduction if such shareholder meets certain holding period and other applicable requirements. Skyline does not expect that the Pre-Closing Skyline Special Dividend will exceed Skyline’s current and accumulated earnings and profits. To the extent the Pre-Closing Skyline Special Dividend exceeds Skyline’s current and accumulated earnings and profits, the excess will first reduce the U.S. shareholder’s basis in the Skyline Common Stock, but not below zero, and then will be treated as gain from the sale of the shareholder’s Common Stock. Payment of the Pre-Closing Skyline Special Dividend may be subject to information reporting and backup withholding at the applicable rate (currently 24%) if certain requirements are not met. See “Material U.S. Federal Income Tax Consequences of the Pre-Closing Special Dividend to Holders of Skyline Common Stock” beginning on page 91.

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the Pre-Closing Skyline Special Dividend to you.

Q:	Do I have dissenters’ rights with respect to the Skyline Exchange Proposals?

A:	No. Dissenters’ rights of appraisal do not apply to the Exchange under the Indiana Business Corporation Law.

Q:	Who can attend and vote at the Special Meeting?

A:	All Skyline shareholders of record as of the close of business on [•], 2018, the record date for the Special Meeting, are entitled to receive notice of, and to vote at, the Special Meeting, or any postponement of adjournment of the Special Meeting scheduled in accordance with Indiana law.

Q:	What do I need to do now, and how do I vote?

A:	After you have carefully read this proxy statement and have decided how you wish to vote your shares, please vote your shares promptly. You may vote your shares in one of four ways:

•	By Mail. You may vote by mailing your signed Skyline proxy card in the enclosed return envelope. Please provide your proxy instructions as soon as possible so that your shares can be voted at the Special Meeting.

•	By Internet or Telephone. Follow the instructions on the Skyline proxy card to vote by Internet or telephone.

•	In Person at the Special Meeting. If you attend the Special Meeting, you may deliver your completed Skyline proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If you hold your stock through a bank or broker (commonly referred to as held in “street name”), you may direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Voting by proxy or directing your bank or broker to vote your shares will ensure that your shares of Common Stock are represented and voted at the Special Meeting.

Q:	If my shares of Skyline Common Stock are held in “street name” by my broker or other nominee, will my broker or nominee vote my shares for me?

A:	If your Skyline shares are held in “street name” in a brokerage account or by another nominee, your broker or nominee will not be able to vote your shares without instructions from you. Please follow the voting instructions provided by your broker or other nominee. If you hold your Skyline shares in street name with a broker or nominee and you do not provide instructions to your broker or nominee on how to vote, your broker or nominee will not be able to vote your shares, and this will have the same practical effect as a vote “AGAINST” the Charter Amendment Proposals, but will have no impact on the Shares Issuance Proposal, the Exchange-Related Compensation Proposal, or the Adjournment Proposal. Please note that you may not vote shares held in street name by returning a proxy card directly to Skyline or by voting in person at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee. Obtaining a proxy from your broker or other nominee can take several days, so you are encouraged to plan accordingly.

Q:	Should I send in my Skyline stock certificates?

A:	No. Skyline shareholders are not required to tender or exchange their stock certificates in connection with the Exchange.

Q:	Can I attend the Special Meeting and vote my shares in person?

A:

Yes. All Skyline shareholders are invited to attend the Special Meeting. If your shares of Skyline Common Stock are registered directly in your name with Skyline’s transfer agent, you are considered, with respect to those shares, the “shareholder of record,” and the proxy materials and proxy card are being sent directly to you by Skyline. If you are a Skyline shareholder of record, you may attend the Special Meeting and vote your shares in person, rather than signing and returning your proxy card. If your shares of Skyline Common Stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Special Meeting. However, because a beneficial owner is not the shareholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from the broker or other nominee that holds your shares giving you the right to vote the shares in person at the Special Meeting. Skyline reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	What happens if I do not vote?

A:	Because the required vote of Skyline’s shareholders to approve each of the Charter Amendment Proposals is based upon the number of issued and outstanding shares of Skyline Common Stock, rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same practical effect as a vote “AGAINST” the approval and adoption of each respective Charter Amendment Proposal. However, abstentions and broker non-votes will have no effect on the Shares Issuance Proposal, the Exchange-Related Compensation Proposal, or the Adjournment Proposal. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the approval and adoption of each of the Skyline Exchange Proposals.

Q:	Can I change my vote before the Special Meeting?

A:	Yes. If you are a Skyline shareholder of record, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to Skyline’s Corporate Secretary before the Special Meeting stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card before the Special Meeting that is dated later than the date of your prior proxy card. If you submitted your proxy by Internet or by telephone, you can change your vote by voting over the Internet or by telephone. Third, you may vote in person at the Special Meeting. Merely being present at the Special Meeting, without voting at the meeting, will not constitute a revocation of a previously given proxy. If you hold your shares in street name with a bank, broker, or other nominee, you must follow the directions you receive from your bank, broker, or nominee to change your vote.

Q:	What happens if I sell my Skyline shares after the record date but before the Special Meeting?

A:	If you sell or otherwise transfer your Skyline Common Stock after the record date but before the date of the Special Meeting, you will retain your right to vote at the Special Meeting (provided that such shares remain outstanding on the date of the Special Meeting).

Q:	Who is paying for this proxy solicitation?

A:	Skyline will bear the cost and expense of preparing, assembling, printing, and mailing this proxy statement, any amendments thereto, the proxy card, and any additional information furnished to the Skyline shareholders, including any fees paid to the SEC. Skyline may also reimburse brokers and other custodians, nominees, and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners, including the costs of reimbursing brokers and other custodians, nominees, and fiduciaries for their costs of forwarding this proxy statement and other solicitation materials to beneficial owners. In addition, proxies may be solicited without extra compensation by directors, officers, and employees of Skyline by mail, telephone, fax, or other methods of communication. Skyline has retained Georgeson Inc. (“Georgeson”) to assist Skyline in the solicitation of proxies from Skyline shareholders in connection with the Special Meeting. Skyline has agreed to pay Georgeson $12,500, plus out-of-pocket expenses, for these proxy solicitation services.

Q:	What should I do if I receive more than one proxy statement or set of voting instructions?

A:	If you hold your Skyline shares directly as a record holder and also in “street name” or otherwise through a bank, broker, or nominee, you may receive more than one proxy statement and/or set of voting instructions relating to the Special Meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Who should I contact if I have other questions about the Exchange Agreement or the Exchange?

A:	If you have more questions about the Exchange Agreement or the Exchange, you should contact:

Skyline Corporation

P.O. Box 743, 2520 By-Pass Road

Elkhart, Indiana 46515

(574) 294-6521

Attention: Jon S. Pilarski, Chief Financial Officer

You may also contact:

Georgeson, Inc.

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll Free: (866) 391-7007

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, to better understand the Exchange and the proposals to be considered at the Special Meeting, we encourage you to carefully read this entire proxy statement, its appendices, and the documents referred to in this proxy statement, including the Exchange Agreement attached as Appendix A and the opinion of Jefferies LLC (“Jefferies”) attached as Appendix C, before you decide how to vote. You may obtain the information referred to in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 176.

The Companies

Skyline Corporation

P.O. Box 743, 2520 By-Pass Road

Elkhart, Indiana 46515

(574) 294-6521

Skyline Corporation was originally incorporated in Indiana in 1959, as successor to a business founded in 1951. Skyline and its consolidated subsidiaries designs, produces, and markets manufactured housing, modular housing, and park models to independent dealers and manufactured housing communities located throughout the United States and Canada. Manufactured housing is built to standards established by the U.S. Department of Housing and Urban Development (“HUD”), modular homes are built according to state, provincial, or local building codes, and park models are built according to specifications established by the American National Standards Institute. Skyline sold 3,679 manufactured homes, 313 modular homes, and 447 park models in fiscal 2017.

Skyline’s housing products are marketed under a number of trademarks. They are available in lengths ranging from 30’ to 76’ and in singlewide widths from 12’ to 18’, doublewide widths from 18’ to 32’, and triplewide widths from 36’ to 46’. The area of a singlewide ranges from approximately 400 to 1,200 square feet, a doublewide from approximately 700 to 2,400 square feet, and a triplewide from approximately 1,600 to 2,900 square feet.

Skyline’s Common Stock is traded on the NYSE American under the trading symbol “SKY.” At December 3, 2017, Skyline had total assets of $59.04 million and total shareholder’s equity of $30.02 million. For the year ended May 31, 2017, Skyline had net sales of $236.50 million and net income of $5 thousand, and for the three- and six-months ended December 3, 2017 Skyline had net sales of $57.77 million and $116.23 million, respectively, and net income of $2.96 million and $4.57 million, respectively.

Skyline’s website address is www.skylinecorp.com. Information contained in, or accessible through, Skyline’s website does not constitute a part of this proxy statement. Additional information about Skyline and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 176.

Champion Enterprises Holdings, LLC

755 West Big Beaver Road, Suite 1000

Troy, Michigan 48084

(248) 614-8200

Champion Enterprises Holdings, LLC was formed in 2010 as the parent company of Champion Home Builders, Inc. (“CHB”) which was founded in 1953. CHB specializes in a wide variety of manufactured and modular homes, park-model RVs, and modular buildings for the multi-family, hospitality, senior, and workforce housing sectors. The company operates 28 manufacturing facilities throughout North America. Additionally, Champion Holdings operates a factory-direct retail business, Titan Factory Direct (“Titan”), with 21 retail locations spanning the southern U.S., and Star Fleet Trucking (“Star Fleet”) which provides transportation services to the manufactured housing industry from ten dispatch locations across the United States. Champion Holdings is majority owned by funds affiliated with Bain Capital Credit, Centerbridge Partners, L.P., and MAK Capital (collectively referred to as the “Sponsors”).

Special Meeting of Skyline’s Shareholders; Required Vote (page 44)

The Special Meeting is scheduled to be held on [•], [•], 2018, at[•] [a.m./p.m.], Eastern Time, at [•], located at [•], [•], Indiana. At the Special Meeting, Skyline’s shareholders will be asked to vote to approve each of the Company Charter Amendment Proposals and the Shares Issuance Proposal, as contemplated by the Exchange Agreement. You also will be asked to approve the Exchange-Related Compensation Proposal and the Adjournment Proposal. Only Skyline shareholders of record as of the close of business on [•], 2018 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting.

As of [•], 2018, the directors and executive officers of Skyline, and their affiliates, owned and were collectively entitled to vote 1,445,864 shares or approximately 17.2% of the 8,391,244 outstanding shares of Skyline Common Stock. In connection with the execution of the Exchange Agreement, all of the directors and certain executive officers of Skyline executed a Voting Agreement pursuant to which they agreed to vote all of their shares of Common Stock in favor of the Company Charter Amendment Proposals and the Shares Issuance Proposal. A copy of that Voting Agreement is attached as Appendix D to this proxy statement.

Approval of each of the Charter Amendment Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Skyline Common Stock. None of the Charter Amendment Proposals will be adopted unless each of them is approved. Approval of the Shares Issuance Proposal, Exchange-Related Compensation Proposal, and the Adjournment Proposal each require more votes to be cast in favor of the proposal than are cast against it.

The Exchange (page 54)

Skyline and Champion Holdings have entered into the Exchange Agreement, which provides that, subject to the terms and conditions contained therein, at the completion of the Exchange, Champion Holdings will contribute all of the issued and outstanding shares of the Champion Companies in exchange for the issuance to Champion Holdings (or its members) of Skyline Common Stock. The Board of Skyline and the board of managers of Champion Holdings have each unanimously approved the Exchange.

Recommendation of the Board of Directors of Skyline; Reasons for the Exchange (page 67)

The Board, after considering the factors described in the section entitled “The Exchange – Skyline’s Reasons for the Exchange; Recommendation of Skyline’s Board of Directors” beginning on page 67, has approved the Exchange Agreement and the transactions contemplated thereby, including the Exchange. The Board, acting upon the unanimous recommendation of the Special Committee of the Board, has determined that the Exchange Agreement and the transactions contemplated thereby, including the Exchange, are advisable, fair to, and in the best interests of, Skyline and its shareholders, and therefore recommends that the Skyline shareholders vote “FOR” each of Charter Amendment Proposals 1A, 1B, and 1C, “FOR” the Shares Issuance Proposal, “FOR” the approval of the Exchange-Related Compensation Proposal, and “FOR” the Adjournment Proposal as described in this proxy statement. For a more complete discussion of the recommendations of the Board and its reasons for the Exchange, see the section entitled “The Exchange – Skyline’s Reasons for the Exchange; Recommendation of Skyline’s Board of Directors” beginning on page 67.

Opinion of Skyline’s Financial Advisor (page 71)

Skyline retained Jefferies as its financial advisor in connection with a possible sale or other strategic transaction involving Skyline. In connection with this engagement, the Board requested that Jefferies evaluate the fairness, from a financial point of view, to Skyline of the aggregate number of Exchange Shares to be issued by Skyline (the “Exchange Consideration”) in connection with the Exchange. On January 4, 2018, Jefferies rendered its opinion to the Board to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of the review undertaken by Jefferies, as described more fully in the section of this proxy statement entitled “Opinion of the Financial Advisor to the Skyline Board of Directors,” the Exchange Consideration to be issued by Skyline pursuant to the Exchange Agreement was fair, from a financial point of view, to Skyline.

The full text of Jefferies’ written opinion, dated January 4, 2018, is attached to this proxy statement as Appendix C. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Skyline encourages you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to the Board and addresses only the fairness, from a financial point of view, as of the date of the opinion of the Exchange Consideration to be issued by Skyline pursuant to the Exchange Agreement. It does not address any other aspect of the Exchange or constitute a recommendation as to how any shareholder should vote or act with respect to the Exchange or any matter related thereto.

Overview of the Exchange Agreement

The Exchange (page 54)

Following the completion of the Exchange, Champion Holdings (or its members) is expected to receive shares of Skyline Common Stock representing 84.5% of the outstanding shares of Skyline Common Stock calculated on a fully diluted basis (as determined in the Exchange Agreement) and current shareholders of Skyline as of immediately prior to the completion of the Exchange are expected to own 15.5% of the outstanding shares of Skyline Common Stock calculated on a fully diluted basis (as determined in the Exchange Agreement). Skyline shareholders will not receive any consideration in the Exchange.

Conditions to Completion of the Exchange (page 111)

To complete the Exchange, the Skyline shareholders must approve the issuance of shares of Skyline Common Stock to Champion Holdings (or its members) in connection with the Exchange and approve amendments to the restated articles of incorporation of Skyline to provide for, among other things, the change in the name of Skyline to “Skyline Champion Corporation” and an increase in the number of authorized shares of Skyline Common Stock. In addition to obtaining such shareholder approvals, each of the other completion conditions set forth in the Exchange Agreement must be satisfied or waived.

No Solicitation (page 107)

The Exchange Agreement contains provisions requiring Skyline to cease all existing discussions or negotiations with any third parties in respect of any acquisition proposal, as defined in the Exchange Agreement, and prohibiting Skyline from seeking an acquisition proposal subject to specified exceptions described in the Exchange Agreement. Under these “no-shop” provisions, Skyline has agreed, subject to specified exceptions, that neither it nor its subsidiaries, if applicable, nor any of its or their respective officers, directors, employees, agents, or other representatives will, directly or indirectly:

•	solicit, initiate, cooperate with, knowingly encourage, induce, or facilitate any other inquiries or the making, submission or announcement of an acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal;

•	furnish any nonpublic information regarding Skyline or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could reasonably be expected to lead to an acquisition proposal;

•	engage in discussions or negotiations with any person with respect to an acquisition proposal;

•	approve, endorse, or recommend any acquisition proposal;

•	enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar document or any agreement providing for or otherwise relating to, or that is intended to or could reasonably be expected to lead to, any acquisition transaction (other than entry into certain confidentiality agreements, as described in the Exchange Agreement); or

•	grant any waiver, amendment, or release under, or fail to use commercially reasonable efforts to enforce, any standstill or confidentiality agreement concerning an acquisition proposal.

Termination of the Exchange Agreement (page 113)

Either Skyline or Champion Holdings can terminate the Exchange Agreement under certain circumstances, which would prevent the Exchange from being completed.

Termination Fees and Expenses (page 114)

Upon the termination of the Exchange Agreement under specified circumstances, and upon Skyline entering into or completing another acquisition transaction within 12 months after termination of the Exchange Agreement, Skyline may be required to pay Champion Holdings a termination fee of $10 million. Upon the termination of the Exchange Agreement under certain specified circumstances, Skyline may be required to pay Champion Holdings up to $2 million as reimbursement for fees and expenses incurred by Champion in connection with the Exchange Agreement.

Voting Agreement (page 89)

In connection with the execution of the Exchange Agreement, all of the members of the Board and certain executive officers of Skyline, in their capacities as Skyline shareholders, entered into a voting agreement (the “Voting Agreement”) with Champion Holdings pursuant to which each shareholder agreed, among other things, to vote his shares of Skyline Common Stock in favor of the proposals that relate to the Exchange described elsewhere in this proxy statement and not, directly or indirectly, take any action in his capacity as a shareholder to, among other things, solicit, initiate, cooperate with, knowingly encourage, induce or facilitate any inquiries or the making, submission or announcement of any alternative acquisition proposal, or approving, ,endorsing or recommending any agreement, transaction or action that would reasonably be expected to impede, interfere with, delay, discourage or affect the consummation of the Exchange or result in a breach of the Exchange Agreement or the Voting Agreement. The Voting Agreement grants Champion Holdings irrevocable proxies to vote any shares of Skyline Common Stock over which such shareholder has voting power in favor of each of the proposals described elsewhere in this proxy statement and against any alternative acquisition proposal, agreement, transaction or action. The Voting Agreement does not constitute an agreement to exercise or direct the exercise of the voting power of Skyline in the election of directors of Skyline.

Under the Voting Agreement, each shareholder has made representations and warranties to Champion Holdings regarding ownership and unencumbered title to the shares thereto, such shareholder’s power and authority to execute the voting agreement, and due execution and enforceability of the Voting Agreement. Unless otherwise waived, until the earlier of the completion of the Exchange or the termination of the Exchange Agreement, the Voting Agreement prohibits the sale, assignment, transfer or other disposition by each shareholder of his respective shares of Skyline Common Stock or the entrance into an agreement or commitment to do any of the foregoing, except for transfers to family members or by will or for charitable purposes, in which case the Voting Agreement will bind the transferee. The Voting Agreement restricts the ability of Arthur J. Decio from directly or indirectly acquiring, by purchase or otherwise, any additional shares of Skyline prior to the expiration of the Voting Agreement.

The Voting Agreement will terminate at the earlier of (i) the completion of the Exchange, (ii) if the Skyline Board, in accordance with the Exchange Agreement, changes its recommendation that Skyline shareholders vote in favor of the Exchange Proposals, upon such change of recommendation, (iii) termination of the Exchange Agreement in accordance with its terms, or (iv) upon mutual written consent, in respect of any shareholder, of such shareholder and Champion Holdings.

Ancillary Agreements to be Entered into in Connection with the Exchange (page 116)

Registration Rights Agreement (page 116)

In connection with the closing, Skyline, Champion Holdings, the Sponsors, and Arthur J. Decio, Skyline’s founder and a member of Skyline’s Board of Directors, will enter into a registration rights agreement (the “Registration Rights Agreement”) providing for, among other things, customary demand and “piggyback” registration rights in favor of Champion Holdings and the Sponsors in connection with the shares of Skyline’s Common Stock received (or which they may receive) in the Exchange. Under the Registration Rights Agreement, Mr. Decio also will have “piggyback” registration rights with respect to the shares he holds in the combined company after the closing. See “Ancillary Agreements to be Entered into in Connection with the Exchange – Registration Rights Agreement” beginning on page 116.

Investor Rights Agreement (page 116)

In connection with the closing, Skyline, Champion Holdings, and the Sponsors will enter into an investor rights agreement (the “Investor Rights Agreement”) providing for, among other things, certain agreements between the parties to the agreement relating to the composition of the board of directors of the post-closing combined company, and certain rights to information regarding the post-closing combined company in favor of the Sponsors. See “Ancillary Agreements to be Entered into in Connection with the Exchange – Investor Rights Agreement” beginning on page 116.

Transition Services Agreement (page 116)

In connection with the closing, Skyline and Champion Holdings will enter into a transition services agreement governing, among other things, the provision of certain administrative, accounting, professional, and similar services by the combined company to Champion Holdings during a transition period commencing on the closing date of the Exchange. See “Ancillary Agreements to be Entered into in Connection with the Exchange – Transition Services Agreement” beginning on page 116.

Management Following the Exchange (page 171)

The board of directors of the combined company following the Exchange will comprise 11 members, nine of whom will be directors designated by Champion Holdings and two of whom will be designated by the current Board. Members of the management of Champion Holdings immediately prior to the completion of the Exchange, along with any newly appointed members of management, will be responsible for the management of the combined company.

Interests of Certain Directors, Officers, and Affiliates of Skyline (page 79)

In considering the recommendation of the Board with respect to issuing shares of Skyline Common Stock pursuant to the Exchange Agreement and the other matters to be acted upon by Skyline’s shareholders at the Special Meeting, Skyline’s shareholders should be aware that the named executive officers of Skyline have interests in the Exchange that may be different from, or in addition to, interests they have as Skyline shareholders. The Board was aware of these interests and considered them, among other matters, in its decision to approve the Exchange Agreement. For example, as a result of the Exchange, Richard W. Florea, the Chief Executive Officer of Skyline, will be entitled to receive certain severance benefits, including a cash severance payment currently estimated to be $556,200, and the accelerated vesting (immediately prior to the closing of the Exchange) of 181,400 outstanding and unvested stock options and 42,000 shares of unvested restricted stock. In addition, in connection with the closing of the Exchange, 19,800 outstanding and unvested stock options and 3,000 shares of unvested restricted stock held by Jeffrey A. Newport, the Chief Operating Officer of Skyline, will vest immediately prior to the closing of the Exchange.

The Exchange Agreement also provides that, at or prior to the closing of the Exchange, Skyline will take all actions under its 1989 Deferred Compensation Plan such that, upon the closing of the Exchange, all benefits payable under the plan to Jon S. Pilarski, the Vice President, Finance & Treasurer, Chief Financial Officer of Skyline will become fully vested. Under the terms of the plan, Mr. Pilarski is entitled to an annual retirement payment amount of $60,000, and an annual death benefit amount of $40,000, which will become fully vested upon the closing of the Exchange. Terrence M. Decio, Skyline’s Vice President, Marketing and Sales, and Martin R. Fransted, Skyline’s Corporate Controller and Secretary, are also entitled to vested annual death benefit payments and deferred compensation payments of $75,000 each, and Mr. Fransted is entitled to an annual death benefit payment of $30,000 and an annual deferred compensation payment of $40,000 pursuant to the terms of the plan. Skyline’s Board has approved an amendment to the 1989 Deferred Compensation Plan to prevent a termination of the plan prior to the date upon which the final payment under the plan is scheduled to occur, and preventing the amendment provision itself from being further amended without the prior consent of all the plan’s participants.

Also under the Exchange Agreement, if either of Mr. Newport or Mr. Pilarski is still employed by Skyline as of the closing of the Exchange, and if the employment of either of them is terminated by the combined company, other than for cause, within 12 months after the closing of the Exchange, then the individual whose employment is terminated will be entitled to receive severance payments. Mr. Newport would be entitled to receive severance pay equal to 26 weeks of pay, at his base rate of pay in effect at the time of his termination of employment (which is currently estimated to result in a payment of $125,000), and Mr. Pilarski would be entitled to receive severance pay equal to 52 weeks of pay, at his base rate of pay in effect at the time of his termination of employment (which is currently estimated to result in a payment of $229,500).

The Exchange Agreement also provides that salaried employees of Skyline or any of its subsidiaries as of the closing who are still employed by Skyline or a subsidiary as of the closing of the Exchange and whose employment with Skyline or the combined company is terminated by the combined company, other than for cause, within 12 months after closing, and who sign and deliver a termination and release agreement, would be entitled to severance pay equal to one week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with Skyline and the surviving company, with a minimum of four weeks and a maximum of 26 weeks. Under these provisions, Mr. Decio, Mr. Fransted, and Robert C. Davis, Skyline’s Vice President, Manufacturing, would receive cash severance payments currently estimated to be $122,400, $77,520, and $52,177, respectively.

Indemnification of Skyline’s Directors and Officers (page 110)

Following the completion of the Exchange, the directors and executive officers of Skyline will have the right to continued indemnification to the same extent that Skyline is currently bound to indemnify such persons against certain losses pertaining to matters existing or occurring prior to the completion of the Exchange.

Material U.S. Federal Income Tax Consequences of the Exchange and Pre-Closing Skyline Special Dividend (pages 90 and 91)

Each of Skyline and Champion Holdings intends the Exchange to qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder, and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Because the current Skyline shareholders will continue to own and hold their existing shares of Skyline Common Stock following the Exchange, the Exchange generally will not result in U.S. federal income tax consequences to current Skyline shareholders. Current Skyline shareholders who are also owners of Champion Holdings, if any, should consult their tax advisor as to the tax consequences to them of participating in the Exchange as an owner of Champion Holdings.

The Pre-Closing Skyline Special Dividend will be characterized as a dividend for U.S. federal income tax purposes to the extent paid out of Skyline’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. The Pre-Closing Skyline Special Dividend will generally be taxed at ordinary income tax rates, but for a non-corporate U.S. shareholder, the amount of the Pre-Closing Skyline Special Dividend that is treated as a dividend for U.S. federal income tax purposes generally will be eligible under current law for a reduced tax rate if certain holding period and other requirements are satisfied. For a corporate U.S. shareholder, the amount of the Pre-Closing Skyline Special Dividend that is treated as a dividend for U.S. federal income tax purposes will be eligible for the dividends-received deduction if such shareholder meets certain holding period and other applicable requirements. Skyline does not expect that the Pre-Closing Skyline Special Dividend will exceed Skyline’s current and accumulated earnings and profits. To the extent the Pre-Closing Skyline Special Dividend exceeds Skyline’s current and accumulated earnings and profits, the excess will first reduce the U.S. shareholder’s basis in the Skyline Common Stock, but not below zero, and then will be treated as gain from the sale of the shareholder’s Common Stock. Payment of the Pre-Closing Skyline Special Dividend may be subject to information reporting and backup withholding at the applicable rate (currently 24%) if certain requirements are not met.

Risk Factors (page 25)

In evaluating the Exchange and the Exchange Agreement, you should read this proxy statement carefully, including the appendices attached hereto, and especially consider certain factors, risks, and uncertainties discussed in the section entitled “Risk Factors.”

Regulatory Approvals (page 88)

Under the Exchange Agreement and the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Exchange may not be consummated until notification and report forms have been filed with the Federal Trade Commission (“FTC”) and Antitrust Division of the U.S. Department of Justice (“DOJ”) by Skyline and Champion Holdings, and the applicable waiting period has expired or been terminated without the imposition of a burdensome condition. The DOJ also may review the impact of the Exchange on competition and challenge it. Skyline and Champion Holdings filed their respective HSR Act notifications on January 19 and 22, 2018, respectively. Because the shares of Skyline Common Stock to be issued in the Exchange may be issued directly to the members of Champion Holdings, each of the members of Champion Holdings who would be required to file an HSR Act notification filed their respective HSR Act notifications on January 22, 2018. Subsequently, Skyline, Champion Holdings, and the members of Champion Holdings elected to voluntarily withdraw and re-file each of their Premerger Notification and Report Forms, in order to restart the initial waiting period under the HSR Act and thereby provide the FTC additional time to review the proposed transaction. Accordingly, Skyline, Champion Holdings, and certain of the members of Champion Holdings each withdrew its initial filing effective February 21, 2018 and re-filed on February 23, 2018. The applicable waiting period under the HSR Act expired on March 26, 2018 at 11:59 p.m., Eastern Time. Skyline must also comply with applicable federal and state securities laws and the rules and regulations of the NYSE American in connection with the issuance of shares of Skyline Common Stock and the filing of this proxy statement with the SEC.

Stock Market Listing (page 90)

Skyline Common Stock currently is listed on the NYSE American. Under the Exchange Agreement, Skyline has agreed to use its reasonable best efforts to cause the shares of Skyline Common Stock issuable in the Exchange to be approved, at or prior to the completion of the Exchange, for listing (subject only to notice of issuance) on the NYSE American at and following the completion of the Exchange. The conditional approval of the listing application in respect of the shares of Skyline Common Stock issuable in the Exchange by the NYSE American is a condition to Skyline’s and Champion Holdings’ obligation to complete the Exchange. However, Skyline and Champion Holdings anticipate that the common stock of the combined company will be listed on the New York Stock Exchange (“NYSE”) following the completion of the Exchange under the trading symbol “SKY.”

In this regard, Skyline will be filing an initial listing application and listing agreement as required by the NYSE in anticipation of the closing of the Exchange.

Anticipated Accounting Treatment (page 90)

This transaction will be treated as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For accounting purposes, Champion Holdings is considered to be the accounting acquiror, despite Skyline issuing shares of its Common Stock in the Exchange, and Skyline is considered the acquiror for legal purposes.

No Dissenters’ Rights (page 92)

Holders of Skyline Common Stock are not entitled to dissenters’ rights of appraisal in connection with the Exchange.

Additional Information (page 176)

You can find more information about Skyline in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 176.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SKYLINE

The following selected historical financial data of Skyline as of and for the six months ended December 3, 2017 and November 30, 2016 have been derived from the unaudited consolidated financial statements of Skyline that are incorporated by reference into this proxy statement. Skyline’s management believes that the unaudited financial statements reflect all normal and recurring adjustments necessary for a fair presentation of the results as of and for the interim periods presented. The financial data as of and for the fiscal years ended May 31, 2017, 2016, and 2015 is derived from Skyline’s audited consolidated financial statements that are incorporated by reference into this proxy statement. The financial data as of and for the fiscal years ended May 31, 2014 and 2013 is derived from Skyline’s audited consolidated financial statements that are not included in or incorporated by reference into this proxy statement. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto of Skyline incorporated by reference into this proxy statement. Results for past periods are not necessarily indicative of results that may be expected for any future period.

(in thousands, except per share data)	At or for the Six Months Ended,		At or for the year ended May 31,
	December 3, 2017	November 30, 2016	2017	2016	2015	2014*	2013*

	(unaudited)	(unaudited)
Summary of Operations:

Net sales	$116,227	$125,402	$236,504	$211,774	$186,985	$153,080	$177,574
Income (loss) from continuing operations before income taxes	4,571	149	5	1,873	(4,188)	(7,307)	(10,513)
Income (loss) from discontinued operations, net of taxes	–	–	–	(195)	(6,226)	(4,557)	–

Net income (loss)	4,571	149	5	1,678	(10,414)	(11,864)	(10,513)

Capital expenditures	800	787	1,355	1,132	473	753	75

Depreciation	417	511	1,026	1,057	1,320	1,716	2,002
Basic weighted average common shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244	8,391,244	8,391,244	8,391,244
Diluted weighted average common shares outstanding	8,531,191	8,512,903	8,512,374	8,391,244	8,391,244	8,391,244	8,391,244

Period-End Balances:

Working capital	$22,677	$17,794	$18,917	$17,787	$16,464	$23,423	$27,430

Property, plant and equipment, net	10,411	11,922	10,976	11,645	11,569	15,953	18,342

Total assets	59,037	57,727	55,644	54,978	50,439	65,754	67,927

Total liabilities	29,022	32,383	30,345	29,845	27,066	31,967	22,276

Shareholders’ equity	30,015	25,344	25,299	25,133	23,373	33,787	45,651

Per Share Data:
Basic and diluted income (loss) from continuing operations	$0.54	$0.02	$–	$0.22	$(0.50)	$(0.87)	$(1.25)

Basic and diluted income (loss) from discontinued operations	$–	$–	$–	$(0.02)	$(0.74)	$(0.54)	$–

Basic and diluted income (loss)	$0.54	$0.02	$–	$0.20	$(1.24)	$(1.41)	$(1.25)

*	In fiscal 2015, Skyline exited the recreational vehicle industry. Skyline’s Form 10-K for the fiscal year ended May 31, 2015 disclosed fiscal 2014 financial results between continuing and discontinued operations for purposes of comparability. In fiscal 2013, both housing and recreational vehicle segments were reported as continuing operations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CHAMPION HOLDINGS

The following selected historical financial data of Champion Holdings as of and for the nine months ended December 30, 2017 and for the nine months ended December 31, 2016 have been derived from the unaudited consolidated financial statements of Champion Holdings included in this proxy statement and are not necessarily indicative of the results or the financial condition to be expected for the remainder of the year or any future date or period. The management of Champion Holdings believes that the unaudited financial statements reflect all normal and recurring adjustments necessary for a fair presentation of the results as of and for the interim periods presented. The financial data as of and for the years ended April 1, 2017 and April 2, 2016 and for the year ended March 28, 2015 have been derived from the audited consolidated financial statements of Champion Holdings included in this proxy statement. The financial data as of March 28, 2015 and as of and for the years ended March 29, 2014 and March 30, 2013 have been derived from the audited consolidated financial statements of Champion Holdings not included in this proxy statement. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Champion Holdings” beginning on page 124 and the consolidated financial statements of Champion Holdings and the notes thereto included in this proxy statement.

Champion Holdings’ historical financial information does not reflect changes that Skyline Champion Corporation expects to experience in the future as a result of the Exchange, including changes in the financing, operations, cost structure, and personnel needs of its business.

	As of and for the Nine Months Ended		As of and for the Year Ended
(Dollars in thousands)	December 30, 2017	December 31, 2016	April 1, 2017	April 2, 2016	March 28, 2015	March 29, 2014(1)	March 30, 2013(1)
	(unaudited)

Summary of Operations

Net sales	$798,443	$615,926	$861,319	$751,703	$737,230	$800,271	$773,788
Income (loss) from continuing operations before income taxes	40,153	17,348	28,006	12,868	(11,708)	422	5,002
(Loss) gain from discontinued operations, net of taxes	-	(3,781)	583	(10,248)	(641)	-	-

Net income (loss)	18,064	11,158	51,910	(20)	(17,367)	(1,860)	(800)

Capital expenditures	7,867	5,356	6,955	3,712	3,882	7,100	6,366

Depreciation	5,761	4,713	6,803	5,851	6,509	6,703	6,754

Period-End Balances

Working Capital	$91,470	$52,374	$64,000	$54,583	$48,399	$46,356	$87,952

Property, plant and equipment, net	68,950	68,012	66,577	58,915	61,455	79,895	81,711

Total assets	359,598	291,883	328,021	260,913	284,348	294,894	320,071

Total liabilities	202,246	193,453	191,132	171,097	189,792	183,034	199,935

Total members’ equity	157,352	98,430	136,889	89,816	94,556	111,860	120,136

(1)

During fiscal 2016, Champion Holdings classified its operations in the U.K. as discontinued. The results of operations for fiscal 2015 were restated to reflect that presentation. Fiscal 2014 and 2013 were not restated to reflect the U.K. operations as discontinued. If they had been presented as discontinued, sales would have been lower by $74.5 million and $85.2 million for fiscal 2014 and 2013, respectively. Income from continuing operations before income taxes would have been lower by $1.2 million and $1.6 million for fiscal 2014 and 2013, respectively.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

OF SKYLINE AND CHAMPION HOLDINGS

The following selected unaudited pro forma condensed combined financial information of Skyline and Champion Holdings is being presented for illustrative purposes only, and this information should not be relied upon for purposes of making any investment or other decisions. The data assume that Champion Holdings had been owned by Skyline for all periods and at the date presented and reflect the changes that the companies expect to experience as a result of the Exchange. The unaudited pro forma condensed combined balance sheet presented reflects the pro forma effects of the Exchange as if it had occurred on December 3, 2017. The unaudited pro forma condensed combined income statements presented reflect the pro forma effects of the Exchange as if it had occurred on June 1, 2016. Skyline and Champion Holdings may have performed differently had they been combined for all periods or on the date presented. You should also not rely on the following data as being indicative of the results or financial condition that would have been achieved or existed had Champion Holdings and Skyline been combined other than during the periods or on the date presented or of the actual future results or financial condition of Skyline to be achieved following the consummation of the Exchange.

Skyline and Champion Holdings have different fiscal year ends. Skyline’s most recent fiscal year end is May 31, 2017 and its most recent interim fiscal period end is the six months ended December 3, 2017. Champion Holdings’ most recent fiscal year end is April 1, 2017 and its most recent interim fiscal period end is the nine months ended December 30, 2017. Regulation S-X, Rule 11-02(c)(3) allows the combination of financial information for companies if their fiscal years end within 93 days of each other. As such, the unaudited pro forma condensed combined annual financial statements have been compiled using the financial information for Skyline for the year ended May 31, 2017 and the financial information for Champion Holdings for the year ended April 1, 2017.

The interim unaudited pro forma condensed combined financial data have been compiled using the financial information for Skyline for the six months ended December 3, 2017. Since Champion Holdings’ most recent interim fiscal period end is the nine months ended December 30, 2017, Champion Holdings derived the six-month fiscal period ended December 30, 2017 from internal financial information in order to combine with Skyline in the unaudited pro forma condensed combined financial statements. The unaudited results of operations for Champion Holdings for the three months ended July 1, 2017 have been excluded from the pro forma analysis. For that period, Champion Holdings had net sales of $244.1 million, gross profit of $36.0 million, selling, general and administrative expenses of $26.8 million and net income of $5.3 million. The interim unaudited pro forma condensed combined financial data for the six months ended November 30, 2016 were compiled using the financial information for Champion Holdings’ for the six-month fiscal period ended December 31, 2016.

Skyline will be the legal acquirer per the terms of the Exchange, however, Champion Holdings will qualify as the accounting acquirer in accordance with Accounting Standards Codification 805, Business Combinations. As such, the unaudited pro forma condensed combined financial data have been prepared assuming the assets and liabilities of Skyline will be adjusted to fair market value as of the date of the Exchange. No fair value adjustments to the historical financial information for Champion Holdings, as a result of the Exchange, are expected.

This information is only a summary and should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of Skyline Champion Corporation” beginning on page 153 below.

Unaudited Pro Forma Condensed Combined Income Statements and Balance Sheet

	Pro Forma
(Dollars in thousands)	As of and for the Six Months Ended December 3, 2017	Six Months Ended November 30, 2016	Year Ended May 31, 2017

Statement of Operations Data
Net sales	$ 670,567	$ 543,354	$ 1,097,823
Cost of sales	557,328	461,691	933,080

Gross profit	113,239	81,663	164,743
Selling, general and administrative expenses	73,531	63,126	128,679

Operating income	39,708	18,537	36,064
Interest expense, net	2,063	2,121	4,264
Other expense	47	1,400	2,380

Income before income taxes	37,598	15,016	29,420
Income tax expense (benefit)	19,624	1,778	(22,828)

Net income	$ 17,974	$ 13,238	$ 52,248

Balance Sheet Data
Cash and cash equivalents	$ 59,433
Trade accounts receivable, net	73,477
Inventories, net	98,173
Other current assets	10,412

Total current assets	241,495
Property, plant and equipment, net	112,950
Goodwill	83,817
Amortizable intangible assets, net	33,671
Deferred tax assets	68,928
Other noncurrent assets	9,689

Total assets	$ 550,550

Floor plan payable	$ 24,004
Short-term portion of debt	406
Accounts payable	30,325
Customer deposits and receipts in excess of revenues	21,532
Accrued volume rebates	20,007
Accrued warranty obligations	16,325
Accrued compensation and payroll taxes	22,000
Other current liabilities	24,188

Total current liabilities	158,787
Long-term debt	59,027
Deferred tax liabilities	22,956
Other	10,776

Total long-term liabilities	92,759
Total equity	299,004

Total liabilities and equity	$ 550,550

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following tables set forth certain historical and pro forma per share data for Skyline and Champion Holdings. The Skyline historical data have been derived from and should be read together with the unaudited consolidated financial statements of Skyline and related notes thereto contained in Skyline’s Quarterly Report on Form 10-Q for the six months ended December 3, 2017, and the audited consolidated financial statements of Skyline and related notes thereto contained in Skyline’s Annual Report on Form 10-K for the year ended May 31, 2017, each of which is incorporated by reference in this proxy statement. See “Information Incorporated by Reference” beginning on page 177. The Champion Holdings historical data have been derived from and should be read together with Champion Holdings’ unaudited and audited consolidated financial statements and related notes thereto included in this proxy statement. The pro forma data have been derived from the unaudited pro forma condensed combined financial statements of Skyline Champion Corporation included in this proxy statement.

These comparative historical and pro forma per share/unit data are being provided for illustrative purposes only. Skyline and Champion Holdings may have performed differently had the Exchange occurred prior to the period presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had Skyline and Champion Holdings been combined during the periods or at the dates presented or of the future results or financial condition of Skyline or Champion Holdings to be achieved following the completion of the Exchange. The summary pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values are obtained, which changes could be materially different from the initial estimates.

	As of and for the Six Months Ended December 3, 2017			As of and for the Six Months Ended November 30, 2016
	Historical Skyline	Historical Champion Holdings (1)	Pro Forma (2)	Historical Skyline	Historical Champion Holdings (1)	Pro Forma (2)

Basic earnings per share	$ 0.54	$ 0.09	$ 0.32	$ 0.02	$ 0.09	$ 0.24
Diluted earnings per share	$ 0.54	$ 0.09	$ 0.32	$ 0.02	$ 0.09	$ 0.23
Weighted average common shares outstanding – basic	8,391,244	135,612,157	56,270,574	8,391,244	135,612,157	56,270,574
Weighted average common shares outstanding – diluted	8,531,191	135,612,157	56,601,574	8,512,903	135,612,157	56,601,574
Book value per share of common stock	$ 3.58	$ 1.16		$ 3.02	$ 0.73
Dividends declared per share of common stock	$ 0.00	$ 0.00	$ 0.00	$ 0.00	$ 0.00	$ 0.00

(1)	Historical per share figures for Champion Holdings are based on the number of membership units of Champion Holdings outstanding at December 30, 2017 and December 31, 2016, respectively.
(2)	Pro forma per share figures include the number of shares of Skyline Common Stock expected to be issued to Champion Holdings (or its members) in the Exchange and the Skyline stock-based compensation shares expected to vest at the time of the Exchange. For more information, refer to Adjustments to Unaudited Pro Forma Condensed Combined Income Statements.

As of and for the Year Ended May 31, 2017
	Historical Skyline	Historical Champion Holdings (1)	Pro Forma (2)

Basic earnings per share	$ 0.00	$ 0.38	$ 0.93
Diluted earnings per share	$ 0.00	$ 0.38	$ 0.92
Weighted average common shares outstanding – basic	8,391,244	135,612,157	56,270,574
Weighted average common shares outstanding – diluted	8,512,374	135,612,157	56,601,574
Book value per share of common stock	$ 3.01	$ 1.01
Dividends declared per share of common stock	$ 0.00	$ 0.00	$ 0.00

(1)	Historical per share figures for Champion Holdings are based on the number of membership units of Champion Holdings outstanding at April 1, 2017.
(2)	Pro forma per share figures include the number of shares of Skyline Common Stock expected to be issued to Champion Holdings (or its members) in the Exchange and the Skyline stock-based compensation shares expected to vest at the time of the Exchange. For more information, refer to Adjustments to Unaudited Pro Forma Condensed Combined Income Statements.

Champion Holdings is currently a private company and there is no established trading market in Champion Holdings membership units.

MARKET PRICE AND SHARE INFORMATION

Skyline’s Common Stock is traded on the NYSE American under the symbol “SKY.” Champion Holdings’ limited liability company membership units do not publicly trade, and no established trading market for Champion Holdings’ membership units is expected to develop prior to the completion of the Exchange. Upon the completion of the Exchange, Skyline will change its name to “Skyline Champion Corporation.” Skyline and Champion Holdings anticipate that the common stock of the combined company will be listed on the NYSE under the trading symbol “SKY.” The last reported sale price per share of Skyline Common Stock on (i) January 4, 2018, the business day preceding the public announcement of the signing of the Exchange Agreement, was $12.83, and (ii) [•], 2018, the last practicable date prior to the mailing of this document, was $[•].

The following table lists the high and low sales prices per share for Skyline Common Stock and the cash dividends declared by Skyline for the periods indicated.

	High	Low	Dividends

Fiscal Year 2018:
4th quarter ended May 31, 2018 (through [•], 2018)	$	$	$0.00
3rd quarter ended March 4, 2018	$24.94	$12.04	$0.00
2nd quarter ended December 3, 2017	$13.85	$10.31	$0.00
1st quarter ended September 3, 2017	$12.05	$5.28	$0.00

Fiscal Year 2017:
4th quarter ended May 31, 2017	$13.03	$5.07	$0.00
3rd quarter ended February 28, 2017	$17.31	$10.19	$0.00
2nd quarter ended November 30, 2016	$13.89	$10.34	$0.00
1st quarter ended August 31, 2016	$12.29	$7.92	$0.00

Fiscal Year 2016:
4th quarter ended May 31, 2016	$11.86	$4.04	$0.00
3rd quarter ended February 28, 2016	$5.00	$2.52	$0.00
2nd quarter ended November 30, 2015	$3.82	$2.17	$0.00
1st quarter ended August 31, 2015	$3.43	$2.90	$0.00

As of [•], 2018, the outstanding shares of Skyline’s Common Stock were held by approximately 551 shareholders of record, and the limited liability company membership units of Champion Holdings were held by 22 Class A and 43 Class C members of record.

In the last two fiscal years, neither Skyline nor Champion Holdings has declared or paid any cash dividends or distributions to its shareholders or members, as applicable. Skyline and Champion Holdings have previously retained their earnings to support operations and to finance the growth and development of their respective businesses. Payment of any future dividends or distributions to Skyline’s shareholders or Champion Holdings’ members, as applicable, will be at the discretion of Skyline’s Board and Champion Holdings’ board of managers, as applicable.

Following the completion of the Exchange, the declaration of dividends will be at the discretion of the combined company’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of the combined company, applicable state law and government regulations, and other factors deemed relevant by the combined company’s board of directors.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement (see “Where You Can Find More Information” on page 176), including the risk factors included in Skyline’s Annual Report on Form 10-K for the year ended May 31, 2017 and subsequent Quarterly Reports on Form 10-Q, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement titled “Cautionary Statements Concerning Forward-Looking Information” on page 42.

Risks Relating to the Exchange

The number of shares of Skyline Common Stock issuable in connection with the Exchange is not adjustable based on the market price of Skyline Common Stock, so the Exchange consideration at the closing may have a greater or lesser value than at the time the Exchange Agreement was signed.

The Exchange Agreement establishes an exchange ratio to fix the number of shares of Skyline Common Stock that will be issued in exchange for the Contributed Shares in the Exchange. Any changes in the market price of Skyline Common Stock before the completion of the Exchange will not affect the number of shares Champion Holdings (or its members) will be entitled to receive pursuant to the Exchange Agreement. Therefore, if before the completion of the Exchange the market price of Skyline Common Stock declines from the market price on the date of the Exchange Agreement, then Champion Holdings could receive Exchange consideration with substantially lower value than the value that would have been represented by the Exchange Shares had they been issued on the date of the Exchange Agreement. Similarly, if before the completion of the Exchange the market price of Skyline Common Stock increases from the market price on the date of the Exchange Agreement, then Champion Holdings could receive Exchange consideration with substantially more value than the value that would have been represented by the Exchange Shares had they been issued on the date of signing the Exchange Agreement. The Exchange Agreement does not include a price-based termination right. Because the exchange ratio does not adjust as a result of changes in the market value of Skyline Common Stock, for each percentage point that the market value of Skyline Common Stock rises or declines from the date of the Exchange Agreement, there is a corresponding one percentage point rise or decline in the value of the shares issued to Champion Holdings (or its members). The number of shares of Skyline Common Stock held by current Skyline shareholders, as well as their fixed percent of the total shares outstanding after the Exchange, will not vary as a result of the Exchange.

Failure to complete the Exchange may result in Skyline paying a termination fee or reimbursing fees and expenses incurred by Champion Holdings and could harm the Common Stock price of Skyline and future business and operations of Skyline.

If the Exchange is not completed, Skyline is subject to the following risks:

•	if the Exchange Agreement is terminated under certain circumstances, Skyline will be required to pay Champion Holdings a termination fee of up to $10 million (for example, if the Board adversely changes its favorable recommendation of the Exchange-related proposals set forth in this proxy statement to Skyline’s shareholders and Champion Holdings terminates the Exchange Agreement as a result of such change in recommendation, a termination fee of $3 million in cash will be immediately due and payable by Skyline to Champion Holdings upon such termination, and if Skyline subsequently enters into or closes another acquisition transaction within 12 months following termination, an additional $7 million cash termination fee would accrue and would become payable two business days after the date that the other acquisition closes or is terminated);

•	if the Exchange Agreement is terminated by either Skyline or Champion Holdings because Skyline’s shareholders do not approve the Exchange-related proposals set forth in this proxy statement, then

Skyline will be required to reimburse certain transaction fees and expenses incurred by Champion Holdings in connection with the Exchange Agreement, up to a maximum of $2 million (which would be credited against, and thereby reduce, any termination fee that may become due and payable);

•	the market price of Skyline Common Stock might decline to the extent that Skyline’s market price following the announcement of the Exchange reflects a market assumption that the Exchange will be completed; and

•	Skyline would be required to pay its own costs and expenses related to the Exchange, such as legal and accounting fees, many of which would be substantial, even if the Exchange is not completed.

If the conditions to the Exchange are not met, the Exchange will not occur.

Even if matters presented to the Skyline shareholders in this proxy statement are approved by the Skyline shareholders, specified conditions must be satisfied or waived to complete the Exchange. These conditions are set forth in the Exchange Agreement and described in the section entitled “The Exchange Agreement – Conditions to the Completion of the Exchange” beginning on page 111 of this proxy statement. Neither Skyline nor Champion Holdings can assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Exchange will not occur or will be delayed, the market price of Skyline Common Stock may decline, and Skyline and Champion Holdings each may lose some or all of the intended benefits of the Exchange.

The Exchange may be completed even though material adverse changes may result from the announcement of the Exchange, industry-wide changes or other causes.

In general, either Skyline or Champion Holdings can refuse to complete the Exchange if there is a material adverse change affecting the other party between January 5, 2018, the date of the Exchange Agreement, and the closing of the Exchange. However, certain types of changes do not permit either party to refuse to complete the Exchange, even if such change could be said to have a material adverse effect on Skyline or Champion Holdings, including:

•	any effect resulting from the execution, delivery, announcement, or performance of the obligations under the Exchange Agreement or the announcement, pendency, or anticipated closing of the Exchange;

•	any natural disaster or any acts of terrorism, sabotage, military action, or war or any escalation or worsening thereof;

•	any changes in U.S. GAAP or applicable legal requirements to the extent that such conditions do not have a disproportionate impact on Skyline and its subsidiaries or the Champion Companies and their subsidiaries relative to other companies in the same industry;

•	any effect resulting from conditions generally affecting the industries in which Skyline and its subsidiaries or the Champion Companies and their subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact relative to other companies in the industries in which they operate;

•	any failure by the Champion Companies or any subsidiary to meet any estimates or expectations of its internal projections or forecasts or revenue or earnings predictions for any period (excluding any underlying effect that may have caused such failure);

•

general conditions in financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions, or other force majeure event), to the extent that such conditions do not have a disproportionate impact on the Champion Companies or Skyline, taken as a whole, relative to other companies in the industry in which the Champion Companies or Skyline operate;

•	any failure by Skyline to meet any estimates or expectations of its internal projections or forecasts or revenue or earnings predictions for any period (excluding any underlying effect that may have caused such failure); and

•	with respect to Skyline, any change in the trading price or trading volume of Skyline Common Stock (excluding any underlying effect that may have caused such change).

If adverse changes occur and Skyline and Champion Holdings still complete the Exchange, the combined company’s stock price may suffer. This in turn may reduce the value of the Exchange to the shareholders of Skyline, Champion Holdings, or both.

There can be no assurance that Skyline has identified every matter that could have a material adverse effect on Champion Holdings.

Although Skyline has conducted business, financial, and legal due diligence on Champion Holdings in connection with the Exchange, there can be no assurance that due diligence has identified every matter that could have a material adverse effect on Champion Holdings. Accordingly, there may be matters involving Champion Holdings and its operations that were not identified during Skyline’s due diligence. Any of these issues could materially and adversely affect the financial condition and results of operations of the combined company after giving effect to the Exchange.

Certain of Skyline’s officers and directors have interests that are different from, or in addition to, the interests of Skyline’s shareholders generally.

Certain of Skyline’s directors and executive officers have interests in the Exchange that are different from, or in addition to, the interests of Skyline’s shareholders generally that may present actual or apparent conflicts of interest. Skyline’s directors were aware of these interests and took them into account in approving the Exchange Agreement. For example, as a result of the Exchange, Richard W. Florea, the Chief Executive Officer of Skyline, will be entitled to receive certain severance benefits, including a cash severance payment currently estimated to be $556,200, and the accelerated vesting (immediately prior to the closing of the Exchange) of 181,400 outstanding and unvested stock options and 42,000 shares of unvested restricted stock. In addition, in connection with the closing of the Exchange, 19,800 outstanding and unvested stock options and 3,000 shares of unvested restricted stock held by Jeffrey A. Newport, the Chief Operating Officer of Skyline, will vest immediately prior to the closing of the Exchange.

The Exchange Agreement also provides that, at or prior to the closing of the Exchange, Skyline will take all actions under its 1989 Deferred Compensation Plan such that, upon the closing of the Exchange, all benefits payable under the plan to Jon S. Pilarski, the Vice President, Finance & Treasurer, Chief Financial Officer of Skyline will become fully vested. Under the terms of the plan, Mr. Pilarski is entitled to an annual retirement payment amount of $60,000, and an annual death benefit amount of $40,000, which will become fully vested upon the closing of the Exchange. Terrence M. Decio, Skyline’s Vice President, Marketing and Sales, and Martin R. Fransted, Skyline’s Corporate Controller and Secretary, are also entitled to vested annual death benefit payments and deferred compensation payments of $75,000 each, and Mr. Fransted is entitled to an annual death benefit payment of $30,000 and an annual deferred compensation payment of $40,000 pursuant to the terms of the plan. Skyline’s Board has approved an amendment to the 1989 Deferred Compensation Plan to prevent a termination of the plan prior to the date upon which the final payment under the plan is scheduled to occur, and preventing the amendment provision itself from being further amended without the prior consent of all the plan’s participants.

Also under the Exchange Agreement, if either of Mr. Newport or Mr. Pilarski is still employed by Skyline as of the closing of the Exchange, and if the employment of either of them is terminated by the combined company, other than for cause, within 12 months after the closing of the Exchange, then the individual whose employment is terminated will be entitled to receive severance payments. Mr. Newport would be entitled to receive severance pay equal to 26 weeks of pay, at his base rate of pay in effect at the time of his termination of employment (which is currently estimated to result in a payment of $125,000), and Mr. Pilarski would be entitled to receive severance pay equal to 52 weeks of pay, at his base rate of pay in effect at the time of his termination of employment (which is currently estimated to result in a payment of $229,500).

The Exchange Agreement also provides that salaried employees of Skyline or any of its subsidiaries as of the closing who are still employed by Skyline or a subsidiary as of the closing of the Exchange and whose employment with Skyline or the combined company is terminated by the combined company, other than for cause, within 12 months after closing, and who sign and deliver a termination and release agreement, would be entitled to severance pay equal to one week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with Skyline and the surviving company, with a minimum of four weeks and a maximum of 26 weeks. Under these provisions, Mr. Decio, Mr. Fransted, and Robert C. Davis, Skyline’s Vice President, Manufacturing, would receive cash severance payments currently estimated to be $122,400, $77,520, and $52,177, respectively.

In addition, John C. Firth, the current Chairman of the Skyline Board, and Richard W. Florea, the current Chief Executive Officer of Skyline and a current member of the Skyline Board, will be appointed to the combined company’s board of directors shortly after the closing, and Arthur J. Decio, the founder of Skyline and a current member of the Skyline Board, will serve as a non-voting board observer on the combined company’s post-closing board. Finally, the present and former officers and directors of Skyline will have the benefit of the continuation of indemnification and liability insurance protection for six years following the closing. See “Interests of the Skyline Directors and Executive Officers in the Exchange” beginning on page 79.

The market price of the combined company’s common stock may decline as a result of the Exchange.

The market price of the combined company’s common stock may decline as a result of the Exchange for a number of reasons including if:

•	investors react negatively to the prospects of the combined company’s business and prospects from the Exchange;

•	the effect of the Exchange on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	the combined company does not achieve the perceived benefits of the Exchange as rapidly or to the extent anticipated by financial or industry analysts.

The issuance of Skyline’s Common Stock to Champion Holdings under the Exchange Agreement will substantially dilute the percentage ownership interests of Skyline’s current shareholders and will give Champion Holdings (or its members) the ability to assume control of a majority of the outstanding shares of Skyline’s Common Stock.

If the Exchange is completed, Skyline will issue to Champion Holdings 47,828,330 shares of Skyline’s Common Stock (based on an estimated closing date of May 1, 2018 and based on the exchange ratio of 5.4516129 as set forth in the Exchange Agreement, multiplied by 8,773,244, which is the aggregate number of shares of Skyline Common Stock, on a fully diluted basis (as determined in the Exchange Agreement), estimated to be issued and outstanding immediately prior to the closing), and Champion Holdings (or its members) will own 84.5% of the combined company’s outstanding Common Stock. The issuance of Skyline’s Common Stock to Champion Holdings will cause a significant reduction in the relative percentage interests of Skyline’s current shareholders in Skyline’s earnings and voting power. Because of this, Skyline’s shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Skyline. Furthermore, under Skyline’s current Restated Articles of Incorporation, Skyline’s shareholders do not have preemptive or similar rights, and it is not expected that shareholders of the combined company will have such rights after the closing. Therefore, the combined company will continue to have the ability to sell additional voting securities in the future without offering them to the combined company’s shareholders, which would further reduce their ownership percentage in, and voting power over, the combined company.

Skyline shareholders may not realize a benefit from the Exchange commensurate with the ownership dilution they will experience in connection with the Exchange.

If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the Exchange, Skyline shareholders will have experienced substantial dilution of their ownership interests in Skyline without receiving a fully commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the Exchange.

Certain provisions of the Exchange Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Exchange Agreement.

The terms of the Exchange Agreement prohibit Skyline from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when the Board determines in good faith that an unsolicited alternative takeover proposal is or is reasonably expected to result in a superior proposal and that failure to cooperate with the proponent of the proposal could reasonably be considered a breach of the board’s fiduciary duties. In addition, if Skyline or Champion Holdings terminate the Exchange Agreement under certain circumstances, including Champion Holdings terminating the Exchange Agreement because of a change in the Board’s recommendation in favor of the Exchange, Skyline would be required to pay a termination fee of up to $10 million, plus certain transaction fees and expenses in certain cases, to Champion Holdings. This termination fee may discourage third parties from submitting alternative takeover proposals to Skyline or its shareholders and may cause the Board to be less inclined to recommend an alternative proposal.

Because the lack of a public market for the Contributed Shares makes it difficult to evaluate the fairness of the Exchange, the members of Champion Holdings may receive consideration in the Exchange that is more or less than the fair market value of the Contributed Shares.

The outstanding Contributed Shares are privately held and are not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of the Contributed Shares. Because the percentage of Skyline Common Stock to be issued to Champion Holdings (or its members) was determined based on negotiations between the parties, it is possible that the value of the Skyline Common Stock to be received by Champion Holdings will be more or less than the actual fair market value of the Contributed Shares.

The combined company may become involved in securities class action litigation that could divert management’s attention and harm the combined company’s business, and insurance coverage may not be sufficient to cover all costs and damages.

In the past, securities class action or shareholder derivative litigation often follows certain significant business transactions, such as the sale of a business division or announcement of a merger of publicly traded companies. The combined company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the combined company’s business.

The pro forma financial statements presented are not necessarily indicative of the financial condition or results of operations of the combined company following the Exchange.

The pro forma financial statements contained in this proxy statement are presented for illustrative purposes only and may not be indicative of the financial condition or results of operations of the combined company following the Exchange. The pro forma financial statements have been derived from the historical financial statements of Skyline and Champion Holdings, and also includes certain information regarding the Champion Companies, and many adjustments and assumptions have been made regarding the Champion Companies and Skyline after giving effect to the Exchange. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by Skyline or Champion Holdings in connection with the Exchange. As a result, the actual financial condition and results of operations of the combined company following the Exchange may not be consistent with, or evident from, these pro forma financial statements.

The assumptions used in preparing the pro forma financial statements may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Exchange. Any potential decline in Skyline’s or Champion Holdings’ financial condition or results of operations could adversely affect Skyline’s or Champion Holdings’ liquidity.

The date on which the Exchange will close is uncertain.

The date on which the Exchange will close depends on the satisfaction of the closing conditions set forth in the Exchange Agreement, or the waiver of those conditions by the parties thereto. Although Skyline and Champion Holdings expect to close the Exchange within five business days after all closing conditions are satisfied or waived, such closing may not take place as anticipated. Subject to specific exceptions, either Skyline or Champion Holdings may terminate the Exchange Agreement if the Exchange has not been completed on or before July 31, 2018.

Following the completion of the Exchange, the combined company will continue to incur costs as a result of operating as a public company, and the management of the combined company may be required to devote substantial time to compliance initiatives.

As a public company, Skyline currently incurs legal, accounting, and other expenses. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC, impose various requirements on public companies, including requiring the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Skyline’s management devotes both time and financial resources to these compliance initiatives. As a private company, Champion Holdings has not been subject to these regulatory requirements.

After the Exchange, the combined company will remain subject to all of Skyline’s current public obligations, including the Sarbanes-Oxley Act. If, after the Exchange, the combined company fails to staff its accounting and finance functions adequately, or fails to maintain internal controls adequate to meet the demands that are placed upon it as a public company, including the requirements of the Sarbanes-Oxley Act, it may be unable to report its financial results accurately or in a timely manner and its business and stock price may suffer. The costs of being a public company, as well as diversion of management’s time and attention, may have a material adverse effect on the combined company’s future business, financial condition, and results of operations.

Following the completion of the Exchange, the combined company is expected to be a “controlled company” under the applicable listing standards then in effect for the combined company and, as a result, will qualify for, and intends to rely on, exemptions from certain corporate governance requirements; so you will not have the same protections currently afforded to shareholders of Skyline.

Because Champion Holdings will control a majority of the voting power of the combined company’s outstanding common stock, the combined company will be a “controlled company” within the meaning of both the NYSE American Company Guide and the NYSE Listed Company Manual, as they may be applicable to the combined company. In addition, if, whether under the terms of the Exchange Agreement or otherwise, the Exchange Shares are issued to the members of Champion Holdings, then Champion Holdings expects and intends that certain of its members will be considered a “group” for purposes of the applicable corporate governance requirements of the exchange on which the combined company’s shares are listed, and intends that the combined company would likewise be considered a “controlled company” under such rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that:

•	the combined company have a board of directors that is composed of a majority of “independent directors,” as defined in the NYSE American or NYSE listing rules, as applicable;

•	the combined company have a compensation committee that is composed entirely of independent directors; and

•	the combined company have a nominating and corporate governance committee that is composed entirely of independent directors.

The combined company plans to rely on all of these exemptions. Accordingly, for so long as the combined company is a “controlled company,” you will not have the same protections afforded to you as shareholders of companies that are subject to all of the NYSE American or NYSE requirements, including Skyline. The combined company’s status as a controlled company could make its common stock less attractive to some investors or otherwise harm our stock price.

The integration of Skyline and Champion Holdings may not be successful or the anticipated benefits from the Exchange may not be realized in their entirety.

After the consummation of the Exchange, the combined company’s management will need to integrate the operations, as well as financial and other systems of Skyline and the Champion Companies. The combined company’s management will be required to devote a great deal of time and attention to the process of integrating the operations while carrying on the ongoing operations. A significant degree of difficulty and management involvement is inherent in the integration process. The integration process includes but is not limited to:

•	integrating the operations while carrying on the ongoing business;

•	creating uniform policies, procedures, standards, internal controls, and information systems and controlling the costs associated with such matters;

•	integrating information technology, purchasing, accounting, sales, payroll and regulatory compliance systems;

•	the possibility of faulty assumptions underlying expectations regarding the integration process; and

•	integrating two business cultures, which may prove to be incompatible.

There is no assurance that the combined company will be successful or cost effective at the integration of the two companies. The integration may cause an interruption of, or loss of momentum in the activities of the business after the consummation of the Exchange. If the combined company’s management is not able to manage the integration process effectively, or any significant business activities are interrupted as a result of the integration process, the combined company’s business, liquidity, financial condition and results of operations may be adversely impacted. Even if the combined company is able to combine the two business operations successfully, it may not be possible to realize the full benefits of the expected synergies, which are expected to result from the Exchange, or realize these benefits within the time frame that is expected. For example, the benefits from the Exchange may be offset by costs incurred or delays in integrating the companies. If the combined company fails to realize the benefits it anticipates from the Exchange, the business, liquidity, financial condition and results of operations may be adversely affected.

Risks Related to Skyline

Skyline has incurred net losses in prior years.

Due to negative economic conditions that impacted the manufactured housing, modular housing, and recreational vehicle industries, Skyline incurred net losses from fiscal years 2008 to 2015. Losses in future years attributable to the Skyline business could negatively affect the combined company’s liquidity, financial condition, and results of operations.

Changing consumer preferences for Skyline’s products could adversely affect sales and operating results.

Consumer preferences for manufactured housing, modular housing, and park models change over time, and consequently Skyline responds to changing demand by evaluating the market acceptability of its products. Delays in responding to changing consumer preferences could have an adverse effect on net sales, operating results, and cash flows.

Skyline’s business depends on independent dealers.

Skyline sells its manufactured homes, modular homes, and park models to independent dealers. These dealers are not obligated to exclusively sell Skyline’s products, and may choose to sell competitor’s products. In addition, a dealer may become financially insolvent and be forced to close its business. Both scenarios could have an adverse effect on net sales, operating results, and cash flows of Skyline and the combined company.

The cost and availability of raw materials can flucuate significantly.

Prices and availability of raw materials used to manufacture Skyline’s products can change significantly due to fluctuations in supply and demand. In addition, the cost of raw materials is also influenced by transportation costs. Skyline has historically been able to have an adequate supply of raw materials by maintaining good relations with its vendors. Increased prices have historically been passed on to dealers by raising the price of manufactured housing, modular housing, and park models. There is no certainty that Skyline will be able to pass on future price increases and maintain an adequate supply of raw materials. The inability to raise the price of its products and to maintain a proper supply of materials could have a negative impact on net sales, operating results, and cash flows of Skyline and the combined company.

The level of dealer inventories may affect pricing and production levels.

As wholesale shipments of manufactured homes, modular homes, and park models exceed retail sales, dealer inventories reach a level where dealers decrease orders from manufacturers. As manufacturers respond to reduced demand, many either offer discounts to maintain production volumes or curtail production levels. Both outcomes could have a negative impact on net sales, operating results, and cash flows of Skyline and the combined company.

The industry in which Skyline operates is highly competitive.

The production of manufactured housing, modular housing, and park models is highly competitive with particular emphasis on price and features offered. Some of Skyline’s competitors are vertically integrated by owning retail, consumer finance, and insurance operations. This integration may provide competitors with an advantage with dealers. In addition, Skyline’s housing products compete with other forms of housing, such as new and existing site-built homes, apartments, condominiums, and townhouses, as well as rental housing. The inability to effectively compete in this environment could result in lower net sales, operating results, and cash flows.

The availability of retail financing has a significant impact on Skyline’s business.

Customers who purchase Skyline’s products generally obtain retail financing from third party lenders. The availability, terms, and cost of retail financing depend on the lending practices of financial institutions, governmental policies, and economic and other conditions, all of which are beyond Skyline’s control. A customer seeking to purchase a manufactured home without land will generally pay a higher interest rate and have a shorter loan maturity versus a customer financing the purchase of land and a home. This difference is due to most states classifying home-only manufactured housing loans as personal property rather than real property for purposes of taxation and lien perfection.

In past years, many lenders of home-only financing have tightened credit underwriting standards, with some deciding to exit the industry. These actions resulted in decreased availability of retail financing, causing a negative effect on sales and operating results, as other forms of housing became relatively more attractive. If retail financing were to be further curtailed, net sales, operating results, and cash flows of Skyline and the combined company could be adversely affected.

A dealer’s ability to obtain wholesale financing may affect Skyline’s business.

Independent dealers of Skyline’s products generally finance their inventory purchases with wholesale floor plan financing provided by lending institutions. A dealer’s ability to obtain financing is significantly affected by the number of lending institutions offering floor planning, and by an institution’s lending limits. In past years, the industries in which Skyline operates experienced a reduction in both the number of lenders offering floor planning and the amount of money available for financing. Any further decline in wholesale financing could have a negative impact on a dealer’s ability to purchase manufactured housing, modular housing, and park model products, resulting in lower net sales, operating results, and cash flows of Skyline and the combined company.

Skyline is subject to governmental regulation.

Skyline is subject to various governmental regulations. Implementation of new regulations or amendments to existing regulations could significantly increase the cost of Skyline’s products. In addition, failure to comply with present or future regulations could result in fines or potential civil or criminal liability. Both scenarios could negatively impact net sales, operating results, and cash flows.

Skyline is contingently liable under repurchase agreements with financial institutions.

Skyline is contingently liable to repurchase its products under repurchase agreements with certain financial institutions providing inventory financing for retailers of its products. Skyline could be required to fulfill some or all of the repurchase agreements, resulting in increased expense and reduced cash flows.

Skyline’s business is cyclical and seasonal in nature.

The industries in which Skyline operates are highly cyclical, and are impacted by the following conditions, among others: the availability of wholesale and retail financing; consumer confidence; interest rates;

demographic and employment trends; the availability of used or repossessed homes or park models; the relative attractiveness of other forms of new, existing and rental housing; and the impact of inflation. Sales associated with the manufactured housing, modular housing, and park model industries are also seasonal in nature with sales being lowest in the winter months. Seasonal changes, in addition to weakness in demand in one or both of Skyline’s market segments, could materially impact the net sales, operating results, and cash flows of Skyline and the combined company.

Risks Related to Champion Holdings

The factory-built housing industry is cyclical, is affected by seasonality and is sensitive to changes in general economic or other business conditions.

The factory-built housing industry is affected by seasonality. Sales during the period from March to November are traditionally higher than in other months. As a result, Champion Holdings’ sales and operating results sometimes fluctuate and may continue to fluctuate in the future.

The factory-built housing industry is also sensitive to changes in economic conditions and other factors, such as the level of employment, job growth, population growth, consumer confidence, consumer income, availability of financing, interest rate levels and an oversupply of homes for sale. Adverse changes in any of these conditions generally, or in the markets where Champion Holdings operates, could decrease demand and pricing for new factory-built homes in these areas or result in customer cancellations of pending shipments, which could adversely affect the number of shipments Champion Holdings makes or reduce the prices it can charge, either of which could result in a decrease in Champion Holdings’ revenues and earnings that could adversely affect Champion Holdings’ financial condition.

Champion Holdings is subject to demand fluctuations in the housing industry. Reductions in demand could adversely affect Champion Holdings’ business, results of operations, and financial condition.

Demand for Champion Holdings’ homes is subject to fluctuations, often due to factors outside of Champion Holdings’ control. In a housing market downturn, Champion Holdings’ sales and results of operations could be adversely affected; it may have significant inventory impairments and other write-offs; its gross margins may decline significantly from historical levels; and it may incur losses from operations. Champion Holdings cannot predict the continuation of the current housing recovery, nor can it provide assurance that should the recovery not continue its response will be successful.

Future increases in interest rates, more stringent credit standards, tightening of financing terms, or other increases in the effective costs of owning a factory-built home (including those related to regulation or other government actions) could limit or curtail the purchasing power of Champion Holdings’ potential customers and could adversely affect Champion Holdings’ business and financial results.

A large majority of Champion Holdings’ customers finance their home purchases through third-party lenders. While interest rates have increased moderately, they have been near historical lows for several years, which has made purchasing new factory-built homes more affordable. Increases in interest rates or decreases in the availability of consumer financing could adversely affect the market for homes. Potential customers may be less willing or able to pay the increased monthly costs or to obtain financing. Lenders may increase the qualifications needed for financing or adjust their terms to address any increased credit risk. These factors could adversely affect the sales or pricing of Champion Holdings’ factory-built homes. These developments have historically had, and may once again have, a material adverse effect on the overall demand for factory-built housing and its competitiveness with other forms of housing, and could adversely affect Champion Holdings’ results of operations and financial condition.

The liquidity provided by Government-Sponsored Enterprises (“GSEs”) and the Federal Housing Administration (“FHA”) is also critical in insuring or purchasing home mortgages and creating or insuring investment securities that are either sold to investors or held in their portfolios. The impact of the federal government’s conservatorship of GSEs on the short-term and long-term demand for new housing as well as any potential restructuring of the GSEs remains unclear. Any limitations or restrictions on the availability of financing by these agencies could adversely affect interest rates, financing, and Champion Holdings sales of new homes.

The Dodd-Frank Act established the Consumer Financial Protection Bureau (“CFPB”) to regulate consumer financial products and services. Since 2014, the CFPB has promulgated rules concerning consumer credit transactions secured by a dwelling, which include real property mortgages and chattel loans (financed without land) secured by factory-built homes. Overall, the rules have caused some lenders to curtail underwriting such loans, and some investors are reluctant to own or participate in owning such loans because of the uncertainty of potential litigation and other costs. Consequently, such regulatory developments could cause some prospective buyers of factory-built homes to be unable to secure the financing necessary to complete purchases. In addition, compliance with the law and ongoing rule implementation has caused lenders to incur additional costs to implement new processes, procedures, controls, and infrastructure required to comply with the regulations. Compliance may constrain lenders’ ability to profitably price certain loans. Failure to comply with these regulations, changes in these or other regulations, or the imposition of additional regulations, could affect Champion Holdings’ earnings, limit its access to capital, and have a material adverse effect on its business and results of operations.

The CFPB rules amending the Truth in Lending Act and Real Estate Settlement Procedures Act expand the types of mortgage loans that are subject to the protections of the Home Ownership and Equity Protection Act (“HOEPA”), revise and expand the tests for coverage under HOEPA, and impose additional restrictions on mortgages that are covered by HOEPA. As a result, certain factory-built home loans are now subject to HOEPA limits on interest rates and fees. Loans with rates or fees in excess of the limits are deemed “high cost mortgages” and provide additional protections for borrowers, including with respect to determining the value of the home. Most loans for the purchase of factory-built homes have been written at rates and fees that would not appear to be considered high cost mortgages under the rule. Although some lenders may continue to offer loans that are now deemed high cost mortgages, the rate and fee limits appear to have deterred some lenders from offering loans to certain borrowers and may continue to make them reluctant to enter into loans subject to the provisions of HOEPA. As a result, some prospective buyers of factory-built homes may be unable to secure financing necessary to complete factory-built home purchases.

On December 1, 2017, the House of Representatives passed the Preserving Access to Manufactured Housing Act of 2017 (H.R. 1699). The bill has been received in the Senate and referred to the Committee on Banking, Housing, and Urban Affairs. If passed by the Senate and signed into law, the proposed legislation would amend some Dodd-Frank Act provisions that affect factory-built housing financing and its terms may affect the availability of financing for factory-built housing and the ability of prospective customers to purchase Champion Holdings’ products.

The availability of wholesale financing for retailers is limited due to a limited number of floor plan lenders and reduced lending limits.

Factory-built housing retailers generally finance their inventory purchases with wholesale floor plan financing provided by lending institutions. The availability of wholesale financing is significantly affected by the number of floor plan lenders and their lending limits. Limited availability of floor plan lending negatively affects the inventory levels of Champion Holdings’ independent retailers, the number of retail sales center locations and related wholesale demand, and adversely affects the availability of and access to capital on an ongoing basis. As a result, Champion Holdings could experience sales declines or a higher level of customer defaults and its operating results and cash flows could suffer.

Champion Holdings has contingent repurchase obligations related to wholesale financing provided to industry retailers.

As is customary in the factory-built housing industry, a significant portion of Champion Holdings’ manufacturing sales to independent retailers are financed under floor plan agreements with financing companies. Payment for floor plan sales is generally received 5 to 15 business days from the date of invoice. In connection with the floor plan programs, Champion Holdings generally has separate agreements with the financing companies that require Champion Holdings to repurchase homes upon default by the retailer and repossession of the homes by the financing companies. These repurchase agreements are applicable for various periods of time, generally up to 24 months after the sale of the home to the retailer. However, certain homes are subject to repurchase until the home is sold by the retailer. Champion Holdings’ contingent repurchase obligation as of December 30, 2017, was estimated to be approximately $113.0 million, without reduction for the resale value of the homes. Champion Holdings may be required to honor contingent repurchase obligations in the future and may incur additional expense and reduced cash flows because of these repurchase agreements.

If Champion Holdings is unable to establish or maintain relationships with independent distributors who sell its homes, Champion Holdings’ sales could decline and its operating results and cash flows could suffer.

Although Champion Holdings maintains its own factory direct retail business in select markets, it still conducts a significant amount of its business through independent distributors. For example, approximately 84% of Champion Holdings’ fiscal year 2017 manufacturing shipments of homes were made to independent distributors throughout the United States and Western Canada. As is common in the factory-built housing industry, independent distributors may sell factory-built homes produced by competing manufacturers. Champion Holdings may not be able to establish relationships with new independent distributors or maintain good relationships with independent distributors that sell its homes. Even if Champion Holdings does establish and maintain relationships with independent distributors, these customers are not obligated to sell Champion Holdings’ homes exclusively and may choose to sell competitors’ homes instead. The independent distributors with whom Champion Holdings has relationships can cancel these relationships on short notice. In addition, these customers may not remain financially solvent, as they are subject to the same industry, economic, demographic and seasonal trends that Champion Holdings faces. If Champion Holdings does not establish and maintain relationships with solvent independent distributors in the markets it serves, sales in those markets could decline, and if Champion Holdings was unable to effect offsetting expansion of its factory-direct retail business, Champion Holdings’ operating results and cash flows could suffer.

Prices of certain materials can fluctuate and availability of certain materials may be limited at times.

Prices of certain materials such as lumber, insulation, steel, drywall, oil-based products and fuel can fluctuate significantly due to changes in demand and supply. Additionally, availability of certain materials such as drywall and insulation may be limited at times resulting in higher prices and/or the need to find alternative suppliers. Champion Holdings may attempt to pass the higher material costs on to customers but it is not certain that it will be able to achieve this without affecting demand or that limited availability of materials will not impact its production capabilities and results of operations.

Champion Holdings’ results of operations can be adversely affected by labor shortages and turnover.

The homebuilding industry has from time to time experienced labor shortages and other labor related issues. A number of factors may adversely affect the labor force available to Champion Holdings and its subcontractors in one or more of its markets, including high employment levels, construction market conditions, and government regulation, which include laws and regulations related to workers’ health and safety, wage and hour practices, and immigration. Champion Holdings’ direct labor has historically experienced high turnover rates, which can lead to increased spending on training and retention and, as a result, increased costs of production. An overall labor shortage or a lack of skilled labor could cause significant increases in costs or delays in construction of homes, which could have a material adverse effect upon Champion Holdings’ revenue and results of operations.

Industry conditions and future operating results could limit Champion Holdings’ sources of capital. If Champion Holdings is unable to locate suitable sources of capital when needed, it may be unable to maintain or expand its business.

As of December 30, 2017, Champion Holdings has total indebtedness outstanding under its existing senior secured credit facility of approximately $47.0 million (the “Existing Credit Facility”). Champion Holdings depends on its cash balances, cash flows from operations, and its Existing Credit Facility to finance its operating requirements, capital expenditures, and other needs. The prior downturn in the factory-built housing industry beginning in 2007, combined with its operating results and other changes, adversely affected Champion Holdings, limiting its sources of financing. If Champion Holdings’ cash balances, cash flows from operations, and availability under its Existing Credit Facility are insufficient to finance its operations and alternative capital is not available, Champion Holdings may not be able to expand its business and make acquisitions, or it may need to curtail or limit its existing operations.

Factory-built housing operates in the highly competitive housing industry, and, if other home builders are more successful or offer better value to Champion Holdings’ customers, its business could decline.

Champion Holdings operates in a very competitive environment, in which it faces competition from a number of other home builders in each market in which it operates. Champion Holdings competes with large national and regional home building companies and with smaller local home builders for financing, raw materials, and skilled management and labor resources. Some of Champion Holdings’ manufacturing competitors have captive retail distribution systems and consumer finance and insurance operations. In addition, there are independent factory-built housing retail locations in most areas where independent retailers sell Champion Holdings’ homes and in most areas where it has retail operations. Because barriers to entry to the industry at both the manufacturing and retail levels are low, Champion Holdings believes that it is relatively easy for new competitors to enter its markets. In addition, Champion Holdings’ products compete within the housing industry more broadly with other forms of low to moderate-cost housing, including site-built homes, panelized homes, apartments, townhouses, condominiums, and repossessed homes. Champion Holdings also competes with the resale homes, also referred to as “previously owned or existing” homes, as well as rental housing.

An oversupply of homes available for sale or the heavy discounting of home prices by some of Champion Holdings’ competitors could adversely affect demand for its homes and the results of its operations. An increase in competitive conditions can have any of the following impacts on Champion Holdings: delivering fewer homes; sale of fewer homes or higher cancellations by Champion Holdings’ home buyers; an increase in selling incentives and/or reduction of prices; and realization of lower gross margins due to lower selling prices or an inability to increase selling prices to offset increased costs of the homes delivered. If Champion Holdings is unable to compete effectively in its markets, its business could decline disproportionately to that of its competitors. As a result, its sales could decline and its operating results and cash flows could suffer.

Changes in consumer preferences for Champion Holdings’ products or its failure to gauge those preferences could lead to reduced sales.

Champion Holdings cannot be certain that historical consumer preferences for factory-built homes in general, and for its products in particular, will remain unchanged. Champion Holdings’ ability to remain competitive depends heavily on its ability to provide a continuing and timely introduction of innovative product offerings. Champion Holdings believes that the introduction of new features, designs, and models will be critical to the future success of its operations. Managing frequent product introductions poses inherent risks. Delays in the introduction or market acceptance of new models, designs, or product features could have a material adverse effect on Champion Holdings’ business. Products may not be accepted for a number of reasons, including changes in consumer preferences or Champion Holdings’ failure to properly gauge consumer preferences. Further, Champion Holdings cannot be certain that new product introductions will not reduce revenues from existing models and adversely affect its results of operations. In addition, its revenues may be adversely affected if its new models and products are not introduced to the market on time or are not successful when introduced. Finally, Champion Holdings’ competitors’ new products may obtain better market acceptance.

When Champion Holdings introduces new products into the marketplace, it may incur expenses that it did not anticipate, which, in turn, can result in reduced earnings.

The introduction of new models, floor plans, and features are critical to Champion Holdings’ future success. Champion Holdings may incur unexpected expenses, however, when it introduces new models, floor plans, or features. For example, it may experience unexpected engineering or design flaws that may cause increased warranty costs. The costs resulting from these types of problems could be substantial and could have a significant adverse effect on Champion Holdings’ earnings. Estimated warranty costs are provided at the time of product sale to reflect Champion Holdings’ best estimate of the amounts necessary to settle future and existing claims on products. An increase in actual warranty claims costs as compared to Champion Holdings’ estimates could result in increased warranty reserves and expense which could have an adverse impact on Champion Holdings’ earnings.

For some of the components used in production, Champion Holdings depends on a small group of suppliers and the loss of any of these suppliers could affect Champion Holdings’ ability to obtain components timely or at competitive prices, which would decrease its sales and profit margins. Some components are sourced from foreign sources and delays in obtaining these components could result in increased costs and decreased sales and profit margins.

Champion Holdings depends on timely and sufficient delivery of components from its suppliers. Most components are readily available from a variety of sources. However, a few key components are currently produced by only a small group of quality suppliers that have the capacity to supply large quantities. If Champion Holdings cannot obtain an adequate supply of these key components its sales could decline and its operating results and cash flows could suffer.

Champion Holdings’ products and services may experience quality problems from time to time that can result in decreased sales and gross margin and could harm Champion Holdings’ reputation.

Champion Holdings’ products contain thousands of parts, many of which are supplied by a network of approved vendors. As with Champion Holdings’ competitors, product defects may occur, including components purchased from material vendors. Champion Holdings cannot assure that all such defects will be detected prior to the distribution of its products. In addition, although Champion Holdings endeavors to compel suppliers to maintain appropriate levels of insurance coverage, it cannot assure that if a defect in a vendor-supplied part were to occur that the vendor would have the ability to financially rectify the defect. Failure to detect defects in Champion Holdings’ products, including vendor-supplied parts, could result in lost revenue, increased warranty and related costs, and could harm Champion Holdings’ reputation.

If the factory-built housing industry is not able to secure favorable local zoning ordinances, Champion Holdings’ sales could decline and its operating results and cash flows could suffer.

Limitations on the number of sites available for placement of factory-built homes or on the operation of factory-built housing communities could reduce the demand for factory-built homes and, as a result, Champion Holdings’ sales. Factory-built housing communities and individual home placements are subject to local zoning ordinances and other local regulations relating to utility service and construction of roadways. In the past, some property owners have resisted the adoption of zoning ordinances permitting the use of factory-built homes in residential areas, which Champion Holdings believes has restricted the growth of the industry. Factory-built homes may not receive widespread acceptance and localities may not adopt zoning ordinances permitting the development of factory-built home communities. If the factory-built housing industry is unable to secure favorable local zoning ordinances, Champion Holdings’ sales could decline and its operating results and cash flows could suffer.

Champion Holdings may not be able to manage its business effectively if it cannot retain current management team members or if it is unable to attract and motivate key personnel.

Champion Holdings may not be able to attract or motivate qualified management and operations personnel in the future. If Champion Holdings is not able to attract and motivate necessary personnel to accomplish its business objectives, it will experience constraints that will significantly impede the achievement of its objectives. Transitions in Champion Holdings’ senior management team may result in operational disruptions, and its business may be harmed as a result. Champion Holdings may also have difficulty attracting experienced personnel to its company and may be required to expend significant financial resources in its employee recruitment efforts.

Product liability claims and litigation and warranty claims that arise in the ordinary course of business may be costly, which could adversely affect Champion Holdings’ business.

As a home builder, Champion Holdings is subject to construction defect and home warranty claims arising in the ordinary course of business. These claims are common in the home building industry and can be costly. In addition, the costs of insuring against construction defect and product liability claims are high. There can be no assurance that this coverage will not be restricted and become more costly. If the limits or coverages of Champion Holdings’ current and former insurance programs prove inadequate, or Champion Holdings is not able to obtain adequate, or reasonably priced insurance against these types of claims in the future, or the amounts currently provided for future warranty or insurance claims are inadequate, Champion Holdings may experience losses that could negatively impact its financial results.

Champion Holdings records expenses and liabilities based on the estimated costs required to cover its self-insured liability under its insurance policies, and estimated costs of potential claims and claim adjustment expenses that are above its coverage limits or that are not covered by its insurance policies. These estimated costs are based on an analysis of Champion Holdings’ historical claims and industry data, and include an estimate of claims incurred but not yet reported. Due to the degree of judgment required and the potential for variability in the underlying assumptions when deriving estimated liabilities, Champion Holdings’ actual future costs could differ from those estimated, and the difference could be material to its consolidated financial statements.

Security breaches and other disruptions could compromise Champion Holdings’ information and expose it to liability, which would cause its business and reputation to suffer.

In the ordinary course of Champion Holdings’ business, it collects and stores sensitive data, including intellectual property, its proprietary business information and that of its suppliers and business partners, as well as personally identifiable information of its customers and employees. Champion Holdings also has outsourced elements of its information technology structure, and as a result, it is managing independent vendor relationships with third parties who may or could have access to Champion Holdings’ confidential information. Similarly, Champion Holdings’ business partners and other third party providers possess certain of its sensitive data. The secure maintenance of this information is critical to Champion Holdings’ operations and business strategy. Despite its security measures, Champion Holdings’ information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions. Champion Holdings, its partners, vendors, and other third party providers could be susceptible to third party attacks on Champion Holdings’, and their, information security systems, which attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise, including criminal groups. Any such breach could compromise Champion Holdings’ networks and the information stored there could be accessed, publicly disclosed, lost, or stolen. Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt Champion Holdings’ operations, and damage its reputation, any of which could adversely affect Champion Holdings’ business.

Champion Holdings is subject to extensive regulation affecting the production and sale of factory-built housing, which could adversely affect its profitability.

Champion Holdings is subject to a variety of federal, state, and local laws and regulations affecting the production and sale of factory-built housing. Champion Holdings’ failure to comply with such laws and regulations could expose it to a wide variety of sanctions, including closing one or more manufacturing facilities. Regulatory matters affecting Champion Holdings’ operations are under regular review by governmental bodies and Champion Holdings cannot predict what effect, if any, new laws and regulations would have on it or the factory-built housing industry. Failure to comply with applicable laws or regulations or the passage in the future of new and more stringent laws, may adversely affect Champion Holdings’ financial condition or results of operations.

The cost of operations could be adversely impacted by increased costs of healthcare benefits provided to employees.

In 2010, the Affordable Care Act, was passed into law. As enacted, the health reform law changes, among other things, certain aspects of health insurance. The Affordable Care Act, coupled with the uncertainty in the insurance markets associated with the future of the Act, could increase Champion Holdings’ healthcare costs, which could adversely impact Champion Holdings’ earnings.

A prolonged delay by Congress and the President to approve budgets or continuing appropriation resolutions to facilitate the operations of the federal government could delay the completion of home sales and/or cause cancellations, and thereby negatively impact Champion Holdings’ deliveries and revenues.

Congress and the President may not timely approve budgets or appropriation legislation to facilitate the operations of the federal government. As a result, many federal agencies have historically and may again cease or curtail some activities. The affected activities include Internal Revenue Service (“IRS”) verification of loan applicants’ tax return information, the funding of orders by the Federal Emergency Management Agency (“FEMA”) as part of FEMA’s disaster relief efforts, and approvals by the FHA and other government agencies to fund or insure mortgage loans under programs that these agencies operate. As many of Champion Holdings’ home buyers use these programs to obtain financing to purchase its homes, and many lenders require ongoing coordination with these and other governmental entities to originate home loans, a prolonged delay in the performance of their activities could prevent prospective qualified buyers of its homes from obtaining the loans they need to complete such purchases, which could lead to delays or cancellations of home sales. These and other affected governmental bodies could cause interruptions in various aspects of Champion Holdings’ business and investments. Depending on the length of disruption, such factors could have a material adverse impact on Champion Holdings’ results of operations and financial condition.

Increases in the after-tax costs of owning a factory-built home could prevent potential customers from buying Champion Holdings’ products and adversely affect its business or financial results.

Significant expenses of owning a factory-built home, including mortgage interest expenses and real estate taxes, generally were, under prior tax law, deductible expenses for an individual’s federal, and in some cases state, income taxes, subject to certain limitations. The new tax reform law (H.R. 1) which is commonly referred to as the “Tax Cuts and Jobs Act” (the “TCJA”) was signed into law on December 22, 2017. The TCJA includes provisions which would impose limitations with respect to these income tax deductions. Increases in property tax rates or fees on developers by local governmental authorities, as experienced in response to reduced federal and state funding or to fund local initiatives, such as funding schools or road improvements, or increases in insurance premiums can adversely affect the ability of potential customers to obtain financing or their desire to purchase new homes, and can have an adverse impact on Champion Holdings’ business and financial results.

The transportation industry is subject to government regulation, and regulatory changes could have a material adverse effect on Champion Holdings’ operating results or financial condition.

Champion Holdings’ Star Fleet Trucking subsidiary provides transportation services. The transportation industry is subject to legislative or regulatory changes, including potential limits on carbon emissions under climate change legislation and Department of Transportation regulations regarding, among other things, driver breaks, classification of independent drivers, “restart” rules, and the use of electronic logging devices that can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and cost of providing, transportation services. Champion Holdings may become subject to new or more restrictive regulations relating to fuel emissions or limits on vehicle weight and size. Future laws and regulations may be more stringent and require changes in operating practices, influence the demand for transportation services or increase the cost of providing transportation services, any of which could adversely affect Champion Holdings’ business and results of operations.

Natural disasters and severe weather conditions could delay deliveries, increase costs, and decrease demand for new factory-built homes in affected areas.

Champion Holdings’ operations are located in many areas that are subject to natural disasters and severe weather. The occurrence of natural disasters or severe weather conditions can delay factory-built home deliveries, increase costs by damaging inventories, reduce the availability of materials, and negatively impact the demand for new factory-built homes in affected areas. Furthermore, if Champion Holdings’ insurance does not fully cover business interruptions or losses resulting from these events, Champion Holdings’ earnings, liquidity, or capital resources could be adversely affected.

Changes in foreign exchange rates could adversely affect the value of Champion Holdings’ investments in Canada and cause foreign exchange losses related to intercompany loans.

Champion Holdings has substantial investments in businesses in Canada. Unfavorable changes in foreign exchange rates could adversely affect the value of Champion Holdings’ investments in these businesses. Champion Holdings uses intercompany loans between its U.S. and foreign subsidiaries to provide funds for acquisitions and other purposes. Fluctuations in the relative exchange rates between the U.S. dollar and Canadian dollar could result in foreign exchange transaction losses that will be reported in Champion Holdings’ statement of operations until such loans are repaid.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to management’s beliefs, plans, objectives, goals, expectations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the control of Skyline and Champion Holdings, and which may cause actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. Words such as “believe”, “contemplate”, “seek”, “estimate”, “plan”, “project”, “anticipate”, “assume”, “expect”, “intend”, “targeted”, “continue”, “remain”, “will”, “should”, “indicate”, “would”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.

All written or oral forward-looking statements that are made by or attributable to Skyline, Champion Holdings, or the proposed Skyline Champion Corporation are expressly qualified in their entirety by this cautionary notice. Skyline and Champion Holdings have no obligation and do not undertake to update, revise, or correct any of the forward-looking statements after the date of this proxy statement, or after the respective dates on which such statements otherwise are made. Skyline and Champion Holdings do not make any assurances that their expectations, beliefs, or projections will be achieved or accomplished. Factors, risks, and uncertainties that may cause the expectations reflected or indicated by forward-looking statements not to be realized, include, without limitation, the following:

•	local, regional, national, and international economic and financial market conditions and the impact they may have on Skyline, Champion Holdings, and their customers and their assessment of that impact;

•	availability of wholesale and retail financing;

•	the health of the U.S. and North American housing market as a whole;

•	demand fluctuations in the U.S. and North American housing industry;

•	the impact of customer preferences;

•	regulations pertaining to the housing and park model industries;

•	the cyclical nature of the manufactured housing and park model industries;

•	general or seasonal weather conditions affecting sales;

•	the potential impact of natural disasters on sales and raw material costs;

•	the prices and availability of materials sourced from both foreign and domestic sources;

•	periodic inventory adjustments by independent retailers;

•	changes in interest rates;

•	changes in foreign exchange rates;

•	more stringent credit standards or financing terms may be imposed by lenders to Skyline, Champion Holdings, the combined company, or their dealers or customers;

•	the impact of inflation;

•	the impact of labor costs, shortage, and turnover;

•	competitive pressures on pricing and promotional costs;

•	catastrophic events impacting insurance costs;

•	the availability of insurance coverage for various risks to Skyline and Champion Holdings;

•	the timely development and acceptance of new products and services and perceived overall value of these products and services by others;

•	changes in consumer spending, borrowings, and savings habits;

•	maintaining relationships with independent distributors;

•	acquisitions and the integration of acquired businesses;

•	the effect of changes in laws and regulations (including laws and regulations concerning taxes, health care, housing, consumer credit, the transportation industry, banking, securities, and insurance) with which Skyline and Champion Holdings must comply;

•	the effect of changes in accounting policies and practices and auditing requirements, as may be adopted by the regulatory agencies, including the SEC, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other regulatory entities;

•	changes in the organization, compensation, and benefit plans of Skyline, Champion Holdings, or both;

•	greater than expected costs or difficulties related to the integration of new products and lines of business;

•	the ability to service debt;

•	the impact, and extent, of contingent obligations;

•	market demographics;

•	management’s ability to attract and retain executive officers and key personnel;

•	the timing and terms of regulatory review and approval in connection with the Exchange;

•	unforeseen actions by third parties that may delay the Exchange; and

•	the amount of expenses to be incurred by Skyline and Champion Holdings in connection with the Exchange or otherwise prior to the consummation of the Exchange.

Additional factors that could cause Skyline’s results to differ materially from those described in the forward-looking statements can be found in Skyline’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

THE SPECIAL MEETING OF SKYLINE’S SHAREHOLDERS

General

This document is being delivered to Skyline’s shareholders in connection with the solicitation of proxies by the Board to be voted at the Special Meeting of Skyline’s shareholders. This document and enclosed form of proxy are being sent to Skyline’s shareholders on or about [•], 2018.

Date, Time, and Place

We will hold the Special Meeting at [•] [a.m./p.m.], Eastern Time, on [•], [•], 2018, at the[•], located at [•], [•], Indiana [•]. If you plan to attend the Special Meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Shareholders owning stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted to be used at the meeting.

Purpose of the Special Meeting

The Special Meeting is being held for the following purposes:

•	To approve and adopt the three Charter Amendment Proposals, which, if approved, will amend and restate the Restated Articles of Incorporation of Skyline. Such proposals are as follows:

o	A proposal to amend the Articles to change the name of the Company to “Skyline Champion Corporation;”

o	A proposal to amend the Articles to increase the number of authorized shares of Skyline’s Common Stock from 15,000,000 to 115,000,000; and

o	A proposal to amend the Articles to provide that the number of directors to serve on the Company’s board of directors shall be as specified in the Company’s Amended and Restated By-Laws, as may be amended from time to time;

•	To approve the Shares Issuance Proposal;

•	To approve, on a non-binding advisory basis, the Exchange-Related Compensation Proposal;

•	To approve the Adjournment Proposal; and

•	To transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

The Board and management is not aware of any other matters to be presented at the meeting other than those mentioned above and has not received notice from any shareholders requesting that other matters be considered. However, if any other business is properly presented before the Special Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein.

A copy of the Exchange Agreement is attached as Appendix A to this proxy statement.

Recommendation of Skyline’s Board of Directors

The Board unanimously voted in favor of the Exchange and the proposals set forth above. Based on the reasons discussed elsewhere in this proxy statement, the Board has determined that the Exchange Agreement, the

Exchange, and the transactions contemplated thereby are in the best interests of Skyline and its shareholders and unanimously recommends that its shareholders vote:

•	“FOR” the approval of each of Charter Amendment Proposals;

•	“FOR” the approval of the Shares Issuance Proposal;

•	“FOR” the approval of the non-binding Exchange-Related Consideration Proposal; and

•	“FOR” the approval of the Adjournment Proposal.

Record Date and Voting; Quorum

The close of business on [•], 2018 has been selected as the record date for the determination of Skyline’s shareholders entitled to notice of and to vote at the Special Meeting. On that date, 8,391,244 shares of Skyline’s Common Stock were outstanding. Shareholders will be entitled to one vote for each share of Skyline’s Common Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the shareholders. The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Skyline’s Common Stock will constitute a quorum for the transaction of business at the Special Meeting.

You may vote in one of four ways: (1) by mail (by completing and signing the proxy card that accompanies this proxy statement/prospectus); (2) by telephone; (3) by using the Internet; and (4) in person (by either delivering the completed proxy card or by casting a ballot if attending the Special Meeting). If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or nominee giving you the right to vote the shares at the Special Meeting. If you plan to attend the Special Meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

All proxies properly submitted in time to be counted at the Special Meeting will be voted in accordance with the instructions contained in the proxy. If you submit a proxy without voting instructions, the proxies named in the proxy will vote on your behalf for each matter described above in accordance with the recommendations of the Board on all the proposals as set forth in this proxy statement and on any other matters in accordance with their best judgment.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you. Proxies solicited by this proxy statement may be exercised only at the Special Meeting and any adjournment or postponement thereof and will not be used for any other meeting.

Vote Required

The following votes will be required to approve the proposals:

•	The approval of each of the Charter Amendment Proposals (Proposals No. 1A, 1B, and 1C) requires the affirmative vote of the holders of a majority of the outstanding shares of Skyline Common Stock;

•	The approval of the Shares Issuance Proposal (Proposal No. 2), the Exchange-Related Compensation Proposal (Proposal No. 3), and the Adjournment Proposal (Proposal No. 4) each requires that more votes be cast in favor of the proposal than against the proposal.

Abstentions and “broker non-votes” (described below) are counted to determine the presence or absence of a quorum but are not considered votes cast. The required vote of Skyline’s shareholders on each of the Charter Amendment Proposals is based on the number of outstanding shares of Skyline Common Stock and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Special Meeting, or the abstention from voting by a Skyline shareholder, or the failure of any Skyline shareholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker (thereby resulting in a “broker non-vote”), will have the same effect as a vote “AGAINST” the applicable Charter Amendment Proposal. Abstentions and broker non-votes will not be included in the vote count on the Shares Issuance Proposal, the Exchange-Related Compensation Proposal, or the Adjournment Proposal.

A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote on a proposal because the broker has not received instructions from the beneficial owners on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered “routine.” However, under relevant stock exchange rules, the Charter Amendment Proposals, the Shares Issuance Proposal, the Exchange-Related Compensation Proposal, and the Adjournment Proposal to be considered at the Special Meeting are not considered routine matters and brokers are not entitled to vote shares held for a beneficial owner on these matters without instructions from the beneficial owner of the shares. To avoid a broker non-vote of your shares held in street name, you must provide voting instructions to your broker or other nominee.

Shares Held by Officers and Directors

As of the record date:

•	Skyline’s directors and executive officers and their affiliates owned and were entitled to vote 1,445,864 shares of Skyline Common Stock, representing approximately 17.2% of the outstanding shares of Skyline Common Stock; and

•	Champion Holdings’ managers and executive officers and their affiliates do not own, and are not entitled to vote any outstanding shares of Skyline Common Stock. Champion Holdings owns no shares of Skyline Common Stock, but has an irrevocable proxy in connection with the voting of approximately 17.2% of the outstanding shares of Skyline Common Stock in accordance with the terms of the Voting Agreement.

Voting Procedures

Ensure that your shares of Common Stock can be voted at the Special Meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company, or other nominee.

If your shares of Common Stock of Skyline are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company, or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company, or other nominee in order to obtain directions as to how to ensure that your shares of Common Stock are voted at the Special Meeting.

If your shares of Common Stock of Skyline are registered in your name, submit your proxy as soon as possible by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Common Stock can be voted at the Special Meeting. Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the Charter Amendment Proposals. If you sign, date, and mail your proxy card without indicating how you wish to vote, your proxy will be voted

“FOR” approval of the Charter Amendment Proposals, the Shares Issuance Proposal, the non-binding advisory Exchange-Related Compensation Proposal, and, if necessary, the Adjournment Proposal.

For additional questions about the Exchange or for assistance in submitting proxies or voting shares of Common Stock of Skyline, or to request additional copies of this proxy statement or the enclosed proxy card, please call Georgeson at (866) 391-7007.

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their shares of Common Stock are voted at the Special Meeting by completing, signing, dating, and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the Special Meeting and to vote in person. If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. Please note, however, that if your shares of Common Stock are held in “street name” by a broker, dealer, commercial bank, trust company, or other nominee and you wish to vote at the Special Meeting, you must bring to the Special Meeting a proxy from the record holder of those shares of Common Stock authorizing you to vote at the Special Meeting.

You should return a proxy by mail, by telephone, or via the Internet even if you plan to attend the Special Meeting in person. If you vote your shares of Common Stock by submitting a proxy, your shares will be voted at the Special Meeting as you indicated on your proxy card or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Common Stock will be voted:

•	“FOR” approval of each of the Charter Amendment Proposals;

•	“FOR” approval of the Shares Issuance Proposal;

•	“FOR” approval of the non-binding advisory Exchange-Related Compensation Proposal; and

•	“FOR” approval of the Adjournment Proposal.

Electronic Voting

Our holders of record and many shareholders who hold their shares of Common Stock through a broker, dealer, commercial bank, trust company, or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for voting by telephone and Internet depending on whether your shares of Common Stock are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company, or other nominee. If you hold your shares of Common Stock through a broker, bank, or other nominee, you should check your voting instruction card forwarded by your broker, dealer, commercial bank, trust company, or other nominee to see which options are available. Please read and follow the instructions on your proxy card or voting instruction card carefully.

Other Business

We do not expect that any matter will be brought before the Special Meeting other than the Charter Amendment Proposals, the Shares Issuance Proposal, the Exchange-Related Compensation Proposal, and the Adjournment Proposal. If, however, other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form or proxy does not preclude a shareholder from voting in person at the Special Meeting. You may change your vote or revoke your proxy at any time before your vote is counted at the meeting by:

•	notifying our Corporate Secretary in writing at P.O. Box 743, 2520 By-Pass Road, Elkhart, Indiana 46515, that you wish to revoke your proxy;

•	submitting a later dated proxy card; or

•	attending the Special Meeting and voting in person.

Attending the Special Meeting will not automatically revoke your proxy. You must comply with one of the methods indicated above to revoke your proxy. If you hold your shares in “street name,” you must contact your broker or other nominee to change your vote or obtain a proxy from your broker to vote your shares if you wish to cast your vote in person at the meeting.

Solicitation of Proxies; Expenses

The proxy solicitation of Skyline’s shareholders is being made by Skyline on behalf of the Board and will be paid for by Skyline. In addition to solicitation by mail, directors, officers, and employees of Skyline may solicit proxies for the Special Meeting from Skyline’s shareholders personally or by telephone, the Internet, or other electronic means. However, Skyline’s directors, officers, and employees will not be paid any special or extra compensation for soliciting such proxies, although they may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Upon request, Skyline will reimburse brokers, dealers, banks, trustees, and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of Skyline’s Common Stock.

In addition, Skyline has made arrangements with Georgeson to assist in soliciting proxies for the Special Meeting and has agreed to pay them $12,500, plus out-of-pocket expenses, for these services.

YOUR VOTE IS VERY IMPORTANT. The Charter Amendment Proposals must be approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Skyline Common Stock, and the Shares Issuance Proposal must be approved by more votes of the Skyline shareholders cast in favor of the proposal than against it, in order for the proposed Exchange to be consummated. Holders of Skyline Common Stock are urged to read and carefully consider the information in this proxy statement. IF YOU DO NOT RETURN YOUR PROXY CARD, VOTE BY TELEPHONE OR BY INTERNET, OR DO NOT VOTE IN PERSON AT THE SPECIAL MEETING, THE EFFECT WILL BE A VOTE AGAINST THE CHARTER AMENDMENT PROPOSALS.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Skyline Corporation, P.O. Box 743, 2520 By-Pass Road, Elkhart, Indiana 46515, Attention: Corporate Secretary, (574) 294-6521. In addition, a representative of Crowe Horwath LLP, Skyline’s independent registered public accounting firm, plans to be present at the Special Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

SEND ONLY YOUR PROXY CARD. PLEASE DO NOT SEND IN ANY SHARE CERTIFICATES WITH YOUR PROXY CARD.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT OF SKYLINE

As of [•], 2018, the record date for the Special Meeting, our directors and executive officers beneficially owned, in the aggregate, 1,540,664 shares of Skyline Common Stock (or collectively approximately 18.4% of the outstanding shares of Common Stock) and 51,000 shares of restricted stock (with respect to which the directors and executive officers do not have voting power), which means that our directors and executive officers held, in the aggregate, 1,591,664 shares of Skyline Common Stock, including both Common Stock and restricted stock. All of the directors and certain executive officers of Skyline have executed a Voting Agreement pursuant to which they agreed to vote all their shares in favor of the Charter Amendment Proposals and the Shares Issuance Proposal.

Certain members of our management and the board have interests that may be different from, or in addition to, those of our shareholders generally. For more information, see “Interests of the Skyline Directors and Executive Officers in the Exchange” beginning on page 79 for additional information.

The following table describes the shares of Skyline Common Stock that each of the following persons beneficially owned as of [•], 2018:

•	each of Skyline’s current directors;

•	Skyline’s Chief Executive Officer, Chief Financial Officer, and each of Skyline’s three most highly compensated executive officers serving at the end of the fiscal year ended May 31, 2017 (other than the Chief Executive Officer and Chief Financial Officer) whose total compensation during fiscal 2017 exceeded $100,000 (together as a group, the “Named Executive Officers”);

•	all of Skyline’s current directors and executive officers as a group; and

•	each other person known by Skyline to beneficially own more than five percent of the outstanding shares of Skyline Common Stock.

Information with respect to the directors and Named Executive Officers is based on our records and data supplied by each of the directors and Named Executive Officers. Information with respect to beneficial owners of more than five percent of the outstanding shares of our Common Stock is based on filings those persons have made with the SEC.

Name	Position	Shares of Common Stock Beneficially Owned	Percent of Class(1)
DIRECTORS:
Arthur J. Decio	Director	1,377,784(2)	16.4%
Richard W. Florea	President and Chief Executive Officer; Director	107,100(3)	1.3%
John C. Firth	Director	10,500	*
Samuel S. Thompson	Director	3,000	*
John W. Rosenthal, Sr.	Director	1,000	*
Matthew W. Long	Director	–	*
Thomas L. Eisele	Director	–	*

Name	Position	Shares of Common Stock Beneficially Owned		Percent of Class(1)
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:
Jon S. Pilarski	Chief Financial Officer	–		*
Jeffrey A. Newport	Chief Operating Officer	11,200	(4)	*
Terence M. Decio	Vice President, Marketing and Sales	30,080		*
Robert C. Davis	Vice President, Manufacturing	–		*
All executive officers and directors of Skyline as a group (11 persons)		1,540,664		18.4%

GREATER THAN 5% SHAREHOLDERS:
Champion Enterprises Holdings, LLC 755 West Big Beaver Road, Suite 1000 Troy, Michigan 48084		1,490,864	(5)	17.8%

Tontine Asset Associates, LLC 1 Sound Shore Drive, Suite 304 Greenwich, Connecticut 06830-7251		1,216,527	(6)	14.5%

Wells Fargo & Company 420 Montgomery Street San Francisco, California 94163		585,865	(7)	7.0%

*	Indicates less than 1.0% of the total number of outstanding shares of Skyline Common Stock calculated in accordance with Rule 13d-3 under the Exchange Act. See footnote (1) below.
(1)	For each individual or group disclosed in the table above, the figures in this column are based on 8,391,244 shares of Skyline Common Stock issued and outstanding as of [•], 2018, which is the record date, plus the number of shares of Common Stock each such individual or group has the right to acquire on or within 60 days after [•], 2018, computed in accordance with Rule 13d-3(d)(1) under the Exchange Act. In accordance with this rule, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Skyline Common Stock if he or she has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the record date. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The shares set forth above for directors and executive officers include all shares held directly, as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2)	Includes 3,500 shares held directly by The Arthur J. Decio Foundation, of which Mr. Decio is a trustee. Mr. Decio disclaims beneficial ownership of the shares held directly by The Arthur J. Decio Foundaton.
(3)	Includes 83,600 shares than can be acquired by Mr. Florea through presently exercisable stock options and stock options that are exercisable within 60 days after [•], 2018.
(4)	Amount represents 11,200 shares that can be acquired by Mr. Newport through presently exercisable stock options and stock options that are exercisable within 60 days after [•], 2018.
(5)	This information is based on a Schedule 13D filed by Champion Enterprises Holdings, LLC with the SEC as of January 5, 2018. The address of Champion Holdings is 755 West Big Beaver Road, Suite 1000, Troy, Michigan 48084. On January 5, 2018, Champion Holdings entered into the Voting Agreement pursuant to which each individual shareholder of Skyline signatory to the Voting Agreement appointed Champion Holdings as irrevocable proxy and attorney-in-fact to vote such shareholder’s shares of Skyline Common Stock in favor of the Charter Amendment and Shares Issuance Proposals. As a result, Champion Holdings may be deemed, for purposes of Section 13(d) of the Exchange Act, to share beneficial ownership of the 1,490,864 shares of Common Stock that are beneficially owned by the Skyline shareholders signatory to the Voting Agreement. Champion Holdings has not admitted to having, or claimed to have, beneficial ownership for any purpose over such shares.
(6)

This information is based solely on a Schedule 13G/A filed by Tontine Asset Associates, LLC (“Tontine”) with the SEC as of December 31, 2017. The address of Tontine is 1 Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830-7251. Tontine is a limited liability company organized under Delaware law and serves as the general partner of Tontine Capital Overseas Master Fund II, LP (“TCOM II”), which is the direct owner of the subject shares. Jeffrey L. Gendell is the managing member of Tontine and in that capacity directs its operations. Tontine and Mr. Gendell have shared voting and dispositive power with respect to all of the reported shares.
(7)	This information is based solely on a Schedule 13G/A filed on behalf of Wells Fargo & Company (“Wells Fargo”), Wells Capital Management Incorporated (“WFCMI”), and Wells Fargo Funds Management, LLC (“WFFM”), with the SEC as of December 31, 2017. The address of Wells Fargo is 420 Montgomery Street, San Francisco, California 94163. Wells Fargo has shared voting power over 31,096 of the reported shares, and shared dispositive power over all 585,865 of the reported shares. WCMI has shared voting and dispositive power over 584,744 of the reported shares. WFFM has shared voting and dispositive power over 554,769 of the reported shares.

COMBINED COMPANY SECURITY OWNERSHIP

Upon the completion of the Exchange, existing Skyline shareholders immediately prior to the closing of the Exchange will own 15.5% of the combined company’s common stock, and Champion Holdings (or its members) will own 84.5% of the combined company’s common stock on a fully diluted basis (as determined in the Exchange Agreement). Upon the closing, the combined company is expected to have a total of 56,270,574 issued and outstanding shares of Common Stock. This amount does not reflect shares reserved for issuance under equity compensation plans of Skyline. As of [•], 2018, Skyline had 318,000 shares reserved for future issuance under Skyline’s equity compensation plans.

The following table describes the shares of the combined company’s common stock that each of the following persons will beneficially own after the Exchange is completed (assuming that the Exchange had closed on [•], 2018):

•	each of Champion Holdings’ appointees to the Skyline Champion Corporation board of directors;

•	each of Skyline’s appointees to the Skyline Champion Corporation board of directors;

•	the combined company’s Chief Executive Officer, Chief Financial Officer, and the remaining contemplated executive officer of the combined company (the “Surviving Corporation Executive officers”);

•	all of Champion Holdings’ director appointees, Skyline’s director appointees, and the Surviving Corporation Executive officers as a group; and

•	each other person known by Skyline or Champion Holdings to be expected to beneficially own more than five percent of the outstanding shares of the combined company’s common stock.

Information with respect to Champion Holdings’ appointees to the Skyline Champion Corporation board of directors, Skyline’s appointees to the Skyline Champion Corporation board of directors, and the Surviving Corporation Executive officers is based on Skyline’s and Champion Holdings’ records and data supplied by each such person. Information with respect to beneficial owners of more than five percent of the outstanding shares of the combined company’s common stock is based on Skyline’s and Champion Holdings’ records and data supplied by such beneficial owners and filings those persons have made with the SEC.

Name	Position	Shares of Common Stock Beneficially Owned	Percent of Class(1)
DIRECTORS:
Keith Anderson	Chief Executive Officer; Board of Directors Appointee	–	–
Timothy Bernlohr	Board of Directors Appointee	–	–
Michael Bevacqua	Board of Directors Appointee	–	–
Michael Kaufman	Board of Directors Appointee	–	–
Daniel R. Osnoss	Board of Directors Appointee	–	–
Gary Robinette	Board of Directors Appointee	–	–
Ian Samuels	Board of Directors Appointee	–	–
David Smith	Board of Directors Appointee	–	–
Michael Treisman	Board of Directors Appointee	–	–
John C. Firth	Board of Directors Appointee	10,500	*
Richard W. Florea	Board of Directors Appointee	107,100(2)	*

Name	Position	Shares of Common Stock Beneficially Owned	Percent of Class(1)
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:
Laurie Hough	Chief Financial Officer	–	–
Mark Yost	Executive Vice President	–	–

All executive officers and directors of the combined company as a group (13 persons)		117,600	*

GREATER THAN 5% SHAREHOLDERS:
Champion Enterprises Holdings, LLC(3) 755 West Big Beaver Road Suite 1000 Troy, Michigan 48084		47,828,330	84.5%

*	Indicates less than 1.0% of the outstanding shares of the combined company’s common stock to be outstanding post-Exchange calculated in accordance with Rule 13d-3 under the Exchange Act. See footnote (1) below.
(1)	For each individual or group disclosed in the table above, the figures in this column are based on shares of the combined company’s common stock outstanding post-Exchange, assuming the Exchange was completed on [•], 2018, plus the number of shares of Common Stock each such individual or group has the right to acquire on or within 60 days after [•], 2018, computed in accordance with Rule 13d-3(d)(1) under the Exchange Act. The shares set forth above for directors and executive officers include all shares held directly, as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2)	Includes 83,600 shares that can be acquired by Mr. Florea through presently exercisable stock options and stock options that are exercisable within 60 days after [•], 2018.
(3)	This table assumes that 47,828,330 shares of Common Stock are issued in the Exchange to Champion Holdings. Champion Holdings may request that such shares are delivered directly to the members of Champion Holdings in accordance with the terms of the Exchange Agreement.

THE EXCHANGE

This section and the section entitled “The Exchange Agreement” beginning on page 93 describe the material aspects of the Exchange, including the Exchange Agreement. While Skyline believes that this description covers the material terms of the Exchange and the Exchange Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement for a more complete understanding of the Exchange and the Exchange Agreement, including the Exchange Agreement itself, which is attached as Appendix A and the opinion of Jefferies LLC, which is attached as Appendix C.

General Description of the Exchange

Skyline’s Board and Champion Holdings’ board of managers have approved and adopted the Exchange Agreement, the Exchange, and the transactions contemplated thereby. Under the Exchange Agreement, Champion Holdings will contribute, transfer, and convey to Skyline all of the issued and outstanding shares of common stock of Champion Holdings’ wholly-owned operating subsidiaries through the contribution of 200 shares of CIBV and 1,000 shares of common stock of CHB, representing all of the issued and outstanding equity interests of each of CHB and CIBV, in exchange for the Exchange Shares, calculated to be equal to (i) an exchange ratio of 5.4516129, multiplied by (ii) the total number of shares of Skyline Common Stock on a fully diluted basis (as determined in the Exchange Agreement) as determined immediately prior to the closing of the transactions contemplated by the Exchange Agreement. Upon the closing of the Exchange, Champion Holdings (or its members) will hold 84.5%, and Skyline’s shareholders as of immediately prior to the Exchange will hold 15.5%, of the Common Stock of the combined company on a fully-diluted basis.

All of the directors and certain executive officers of Skyline have entered into a Voting Agreement pursuant to which they agreed to vote all their shares of Skyline Common Stock in favor of the Charter Amendment Proposals and the Shares Issuance Proposal. Under the Exchange Agreement, the persons serving on the board of directors and as the executive officers of Skyline will be changed to be those persons as designated by Champion Holdings and Skyline, as described further in this proxy statement.

Please see “The Exchange Agreement” beginning on page 93 for additional and more detailed information regarding the legal documents that govern the Exchange, including information about the conditions to the closing of the Exchange and the provisions for terminating and amending the Exchange Agreement.

Below is an illustration of the combined company’s anticipated structure following the Exchange.

*	Includes Star Fleet Trucking, Inc. and Titan Factory Direct Homes, Inc.

Background of the Exchange

Skyline’s Board and senior management regularly review and assess its long-term strategy and objectives in light of developments in the markets in which Skyline operates, including strategic alternatives available to Skyline to enhance shareholder value. As part of this process, Skyline’s Board and management regularly consider opportunities that could complement, enhance or expand its current business or products or that might otherwise offer growth opportunities for Skyline.

In early 2017, the Board decided to cease operations at and seek a buyer for Skyline’s manufactured housing facility located in the City of Mansfield, Tarrant County, Texas consisting of approximately 79,000 square feet situated on 10 acres (the “Mansfield Property”). In January 2017, Richard W. Florea, Chief Executive Officer and President of Skyline inquired of Keith Anderson, Chief Executive Officer of Champion Holdings whether Champion Holdings would have any interest in purchasing the Mansfield Property. Thereafter, Messrs. Florea and Anderson began to negotiate the terms of an agreement for the sale of the Mansfield Property to CHB. On February 24, 2017, Skyline entered into a Real Estate Purchase Agreement with CHB to sell the Mansfield Property and certain of Skyline’s equipment located at the Mansfield Property. The agreement was amended on February 28, 2017 to substitute Skyline’s wholly-owned subsidiary, Homette Corporation, for Skyline as the seller under the agreement, and to provide for Homette Corporation to continue to receive royalties under a certain oil and gas lease related to the Mansfield Property for a period of 60 months following the closing of the Mansfield Property purchase and sale.

In mid-March, Mr. Florea reached out to Mr. Anderson to raise the prospect of collaboration generally between Skyline and Champion Holdings on mutually beneficial strategic initiatives.

On April 11, 2017, the parties completed the sale of the Mansfield Property.

Also on April 11, 2017, Skyline and Champion Holdings entered into a mutual confidentiality agreement.

The following day, Mr. Florea, John C. Firth, the Chairman of Skyline’s Board, and John W. Rosenthal, a member of Skyline’s Board, met with Mr. Anderson and Laurie Hough, Chief Financial Officer of Champion Holdings, in Mr. Firth’s offices in Mishawaka, Indiana. During the meeting, Mr. Anderson and Ms. Hough indicated that Champion Holdings was considering certain strategic transactions, including an initial public offering or a sale of the Champion Holdings business, and they raised the possibility of an alternative transaction whereby the businesses of Skyline and Champion Holdings would be combined. The parties agreed to further explore a potential combination and other strategic alternatives.

Throughout April and early May of 2017, Messrs. Firth, Florea, and Anderson and Ms. Hough continued discussions regarding the possibility of a strategic combination. On May 16, 2017, Messrs. Firth, Florea, Anderson and Ms. Hough held a teleconference to further discuss a potential strategic combination.

Mr. Firth had briefed several members of the Board during May concerning the existence and nature of the preliminary discussions with Champion Holdings and planned to discuss the possibility generally with the Board, among other matters, at its regular meeting on June 2, 2017. On June 1, 2017, Mr. Firth and Mr. Florea held a teleconference with Mr. Anderson and representatives of RBC Capital Markets, LLC (“RBC”), financial advisor to Champion Holdings, in which Mr. Firth and Mr. Florea requested further information concerning Champion Holdings in anticipation of discussions with the full Board.

On June 2, 2017, the Board met in Mishawaka, Indiana. During the course of the meeting, the Board discussed Skyline’s market positioning and reviewed its strategic plan. As a part of these discussions, the Board considered Skyline’s current position in the factory-built housing industry, the ongoing contraction of independent dealers, the consolidation of manufactured housing communities and the implications these trends had upon Skyline. At the meeting, Skyline’s Board also unanimously approved the creation of a Special Committee of the Board, consisting of three independent directors, Messrs. Firth, Rosenthal and Samuel Thompson, and charged the Special Committee with the authority to further consider strategic possibilities with Champion Holdings and to explore alternative strategic initiatives to the extent deemed appropriate by the Special Committee. The Special Committee held its initial planning meeting on June 9, 2017.

On June 29, 2017, the full Board held a regular meeting. Mr. Firth briefed the Board concerning the initial activities of the Special Committee. The Board authorized compensation for the Special Committee members consisting of a special fee of $15,000 plus $1,000 for each meeting of the Special Committee.

On July 7, 2017, the Special Committee formally engaged Ice Miller LLP (“Ice Miller”) as independent counsel to provide legal advice to the Special Committee concerning fiduciary and governance matters and strategic considerations.

On July 12, 2017, representatives of Jefferies and two other investment banking firms made separate presentations to the Special Committee regarding the pursuit of strategic alternatives. On July 13, 2017, the Special Committee reached a consensus to engage Jefferies, in view of Jefferies’ industry expertise, national reputation and the quality and experience of the individuals who would be supporting Jefferies’ work for Skyline. The Special Committee understood that Jefferies’ engagement terms would provide that a significant fee for Jefferies would be contingent on the closing of a potential strategic transaction and also understood that Jefferies could participate in subsequent financing and investment banking activities with respect to the successor or combined company after any strategic transaction. The Special Committee understood such potential would exist regardless which financial advisor it chose to engage. Mr. Firth notified Jefferies of the Special Committee’s decision and asked Jefferies to prepare a formal engagement letter.

On July 17, 2017, representatives of RBC and Jefferies held an introductory teleconference to discuss the proposed combination.

On July 25, 2017, Skyline and Jefferies executed a letter agreement engaging Jefferies as financial advisor to Skyline in connection with a potential strategic transaction and to advise the Board, if requested, with respect to the fairness from a financial point of view, of any transaction that might be proposed.

Throughout August 2017, the Special Committee, Skyline management and Jefferies considered potential alternative strategic partners, including a particular party (“Company X”) which had made strategic overtures to Skyline several years earlier. Concurrently, representatives of Champion Holdings and Skyline and their respective advisors engaged in further discussions concerning a potential business combination.

On August 1, 2017, Champion Holdings submitted to the Board and Mr. Florea and Mr. Firth a written, non-binding indication of interest for a combination of Skyline and Champion Holdings which would have resulted in shareholders of Skyline holding 10% to 13% of the pro forma combined entity.

On August 2, 2017, the members of the Special Committee, Mr. Florea and Jefferies held a call to discuss Champion Holdings’ indication of interest, including, among other matters, the fairness of the proposed ownership split of the combined entity and other considerations in Skyline’s interest in connection with a proposed transaction with Champion Holdings.

On August 3, 2017, representatives of each of Jefferies and RBC held a teleconference to discuss diligence and other related matters.

On August 8, 2017, at the authorization of the Special Committee, Mr. Firth contacted the chief executive officer of Company X to indicate Skyline’s willingness to entertain strategic discussions. On August 14, 2017, Skyline entered into a mutual confidentiality agreement with Company X.

On August 14 and 15, 2017, Messrs. Firth and Florea and other members of Skyline’s management team met with Mr. Anderson, Ms. Hough and other members of Champion Holdings’ management team, as well as representatives from each of Jefferies and RBC for meetings and presentations in Chicago to discuss Champion Holdings’ and Skyline’s respective business operations, historical and budgeted financial results and synergy opportunities. The parties also discussed various other considerations relating to the interests of Skyline’s existing shareholders, employees and communities, including whether Skyline would be the surviving entity in the combination, representation on the continuing board of directors, Skyline’s headquarters in Elkhart, Indiana, Skyline’s name, and executive leadership of the combined entity (these and related considerations are sometimes referred to in this discussion as “social considerations”). Art Decio, Skyline’s founder, joined the group for dinner the evening of August 14, 2017. Thereafter, at a meeting of the Special Committee, Mr. Firth provided a detailed briefing on the meetings. Representatives of each of Jefferies and RBC held a follow-up call on August 16, 2017 to discuss next steps in light of the discussions held on August 14, 2017.

On August 17, 2017, at the authorization of the Special Committee, representatives of Jefferies met in Phoenix, Arizona, with the chief executive officer of Company X to share Jefferies’ perspective on Skyline and the potential benefits of a combination of Skyline and Company X and to further gauge Company X’s interest in a business transaction with Skyline.

On August 21, 2017, representatives of Jefferies, Skyline management and Mr. Firth initiated efforts to respond to certain due diligence requests from both Champion Holdings and Company X. Such efforts continued through late August.

On August 22, 2017, the Special Committee held a teleconference during which Mr. Firth updated the committee on progress and the status of discussions and diligence considerations with each of Champion Holdings and Company X.

On August 31, 2017, representatives of Jefferies presented telephonically to Skyline’s Special Committee regarding Champion Holdings’ proposed business combination, social considerations and next steps. Thereafter, on September 2, 2017, Skyline submitted a written response to Champion Holdings’ indication of interest, which response outlined a transaction in which (i) Skyline shareholders would retain a 17% equity interest in the pro forma combined entity, (ii) the initial board of the combined entity would include no less than two Skyline representatives and Mr. Decio would be afforded the opportunity to serve on the board should he so choose as a third Skyline representative, (iii) Elkhart, Indiana would serve as the combined entity’s headquarters and (iv) the combined entity name would remain “Skyline Corporation” and its ticker symbol “SKY” would be retained.

In response to Skyline’s proposal, on September 12, 2017, Champion Holdings submitted to Skyline a further modified non-binding proposal, pursuant to which (i) Skyline’s shareholders would retain a 15% equity interest in the pro forma combined entity, with CHB and CIBV being contributed to Skyline on a cash-free, debt-free basis, (ii) the combined entity would be named “Skyline Champion Corporation” with the ticker symbol “SKY”, (iii) the initial board would include two Skyline designees (one of whom would be independent) and Mr. Decio, if not one of the Skyline designees, would have the option to serve as a board observer, (iv) the combined entity would remain domiciled in Indiana with its principal office in Elkhart, Indiana, (v) Champion Holdings would appoint the senior management of the combined company, and (vi) Champion Holdings’ or its unitholders would be afforded customary registration rights to provide for resale of Skyline shares acquired in the proposed transaction.

Also on September 12, 2017, Messrs. Firth, Florea, Jeff Newport, Skyline’s Chief Operating Officer, and representatives of Jefferies made a formal presentation to management of Company X. The next day, the Special Committee met by teleconference to discuss developments since August 22, 2017, receive a report on the meeting with Company X and further discuss the most recent proposal by Champion Holdings.

On September 15, 2017, the Special Committee met to review Champion Holdings’ most recent proposal, and the terms of a potential Company X proposal, including key considerations similar to those outlined in Champion Holdings’ nonbinding proposal. Representatives of Jefferies and Mr. Florea participated in the initial portion of the meeting and the Special Committee convened in executive session. The Special Committee then convened a second time later in the day to formulate Skyline’s counterproposal that would later be communicated to Champion Holdings on September 19, 2017.

On September 19, 2017, the chief executive officer of Company X submitted to Jefferies by telephone an informal indication of interest to acquire Skyline. The informal proposal from Company X provided for consideration to Skyline shareholders of $13.50 per share, which represented a 10.5% premium to the prior day’s closing share price of $12.22 per share, to be paid one-half in cash and one-half in publicly traded stock of Company X. The Company X proposal did not include any other proposed terms for Company X’s acquisition of Skyline, or specify how the stock of Company X would be valued for purposes of a transaction. However, based on the share prices for Company X common stock and Skyline Common Stock at the time Company X’s informal proposal was made, the stock portion of the consideration proposed by Company X would have represented less than 5% of the pro forma combined company. Also on September 19, 2017, Skyline submitted a revised non-binding proposal to Champion Holdings with terms substantially consistent with Champion Holdings’ proposal of September 12, but increasing the retained equity position of Skyline shareholders in the pro forma combined entity to 15.5%, and further providing for payment of a pre-closing cash dividend to Skyline’s shareholders to provide for the combination of both Skyline and the Champion Holdings subsidiaries on a cash-free and debt-free basis.

The Special Committee and Skyline management continued to deliberate over the respective September 19, 2017 proposals over the next several days. Despite Jefferies extensive work with Company X to illustrate the potential value of a combination with Skyline, including through structuring alternatives that could optimize returns to Company X, the Special Committee did not believe the indication of interest from Company X was competitive from a value perspective with the Champion Holdings proposal. The Company X proposal was also inferior from a tax perspective. After consultation with Jefferies, the Special Committee determined that further negotiation with Company X would not be constructive, and did not make a counteroffer in response to Company X’s September 19, 2017 indication of interest.

In the judgment of Skyline’s management, the Special Committee, and Jefferies, there were no other potentially viable transaction partners that could afford strategic advantages akin to those available in a combination with Champion Holdings or Company X. In consultation with Jefferies, the Special Committee concluded that the chance a financial buyer could deliver more value from a financial point of view than the proposal made by Champion Holdings was extremely remote. The Special Committee further concluded, in consultation with Jefferies that a transaction with a financial buyer would neither be as tax efficient, nor as likely to offer the “social considerations” reflected in the Champion Holdings proposal. Accordingly, Skyline’s board determined not to seek out other potential transaction partners and, other than as described herein, none were contacted by Jefferies.

On September 24, 2017, representatives of RBC communicated by telephone to representatives of Jefferies that Skyline’s September 19 non-binding proposal would be acceptable to Champion Holdings. Representatives of RBC promptly provided to Jefferies a full due diligence request list and a draft exclusivity agreement providing that each of Skyline and Champion Holdings would negotiate exclusively with the other party while the agreement remained in effect.

On September 27, 2017, at the authorization of the Special Committee, Skyline engaged Crowe Horwath LLP, Skyline’s regular independent auditors, to provide advice and assistance in connection with the financial due diligence evaluation of Champion Holdings.

On September 29, 2017, the Board held a regularly scheduled meeting. In the course of the meeting, Mr. Firth reported to the Board regarding the activities of the Special Committee and the status of discussions with Champion Holdings and the telephonic proposal from Company X. The Special Committee provided its recommendation to the Board that Skyline enter into an agreement to negotiate exclusively with Champion Holdings, in view of the stage to which discussions had progressed and that such exclusivity agreement should be mutual since it was apparent Champion Holdings itself was considering a variety of strategic options. The Board authorized Skyline to enter into a 30-day agreement to negotiate exclusively with Champion Holdings if and when the Special Committee deemed appropriate. Later on September 29, 2017, a representative of Jefferies communicated to Company X on behalf of the Special Committee that its proposal was not competitive because it was significantly less favorable from a financial point of view than other strategic alternatives available to Skyline (without identifying the Champion Holdings offer).

Also on September 29, 2017, an introductory teleconference occurred among Ms. Hough, and Jon Pilarski, Chief Financial Officer of Skyline, Mr. Florea, and representatives of each of Jefferies and RBC to discuss accounting matters.

After consultation with Jefferies, and based upon the attractiveness of Champion Holdings’ proposal, the absence of any more favorable offer from Company X or any other party, and the Special Committee’s review of the limited available alternatives, including the merits of Skyline’s existing plans to remain independent, the Special Committee determined to negotiate with Champion Holdings on an exclusive basis, and on October 2, 2017, Skyline and Champion Holdings entered into a mutual exclusivity agreement restricting both parties from engaging in negotiations of any alternative transaction with a third party for a period expiring November 1, 2017.

During the weeks of October 2 and October 9, 2017, the parties and their respective advisors conducted due diligence, established confidential virtual data rooms, exchanged confidential information through their respective financial advisors and began negotiating a “clean team” nondisclosure agreement to facilitate protected disclosure to the parties’ advisors of competitively sensitive information. Representatives of management of Skyline and Champion Holdings held due diligence meetings in Mishawaka, Indiana on October 4, 2017.

On October 12, 2017, the Special Committee contacted representatives of Barnes & Thornburg LLP (“Barnes & Thornburg”), Skyline’s regular outside corporate and securities counsel, and engaged Barnes & Thornburg to serve as transaction counsel for the Company in a proposed transaction with Champion Holdings. Ice Miller would continue to serve as independent counsel to the Special Committee.

On October 13, 2017, representatives of Barnes & Thornburg and Ropes & Gray LLP (“Ropes & Gray”), Champion Holdings’ transaction counsel, had a teleconference with representatives of each of Jefferies, RBC and Champion Holdings to discuss the scope of Skyline’s due diligence evaluation of Champion Holdings and its subsidiaries.

On October 16, 2017, Mr. Firth and Mr. Anderson had a teleconference to discuss the draft Exchange Agreement that Ropes & Gray would be providing to Barnes & Thornburg on behalf of Champion Holdings.

On October 17, 2017, representatives of Ropes & Gray provided the initial draft of the proposed Exchange Agreement to representatives of Barnes & Thornburg on behalf of Champion Holdings and representatives of Ropes & Gray and Barnes & Thornburg had an initial teleconference.

On October 19, 2017, a clean team agreement was signed by Skyline, Champion Holdings and PricewaterhouseCoopers (“PwC”), the accounting firm Champion Holdings engaged to conduct financial due diligence.

On October 23, 2017, representatives of Ropes & Gray provided to representatives of Barnes & Thornburg an initial draft of a proposed Voting Agreement on behalf of Champion Holdings, which Voting Agreement obligated Skyline’s directors and certain other shareholders, including Arthur J. Decio, to vote their Skyline common shares in favor of the proposed transaction with Champion Holdings and against any competing proposals.

The initial draft of the Exchange Agreement contained a number of provisions that may have inhibited the ability of the Board to abandon the Champion Holdings transaction to accept a superior offer. Such provisions are generally referred to in this discussion as “transaction protection provisions.” Among other transaction protection provisions, the initial draft of the Exchange Agreement provided that Skyline would be obligated to pay Champion Holdings a termination fee equal to $25.0 million (less the amount of transaction expenses, if any, previously reimbursed by Skyline (up to a cap of $2.5 million)) in the event that the Exchange Agreement was terminated in certain specified circumstances. Such fee would have become payable if Champion Holdings were to terminate the Exchange Agreement because the Board changed, qualified, withheld, withdrew or otherwise modified its recommendation that the Skyline’s shareholders vote to approve the transaction with Champion Holdings at the special meeting of the Skyline shareholders, if the Board failed to include its recommendation in this proxy statement or failed to publicly reaffirm such recommendation upon a material development, or if the Board adopted, approved or recommended to Skyline shareholders an alternative acquisition proposal (any such action is referred to as a “change in recommendation”). The fee also would have become payable in the case of termination of the Exchange Agreement for certain other reasons if, within 18 months following termination, Skyline entered into a definitive agreement with respect to an alternative transaction. The initial draft of the Exchange Agreement also provided that Skyline would commit to divest assets or take similar actions to the extent necessary or advisable in Champion Holdings’ discretion to obtain all necessary regulatory approvals (including under the HSR Act). The Special Committee deemed the transaction protection provisions initially proposed by Champion Holdings to be unacceptable and directed Barnes & Thornburg to request that Champion Holdings propose modified transaction protection provisions before Skyline would respond to Champion Holdings’ initial draft.

On October 30, 2017, in a teleconference between representatives of Ropes & Gray and Barnes & Thornburg, representatives of Ropes & Gray inquired concerning Skyline’s response to the draft Exchange Agreement. Representatives of Barnes & Thornburg indicated that the transaction protection provisions proposed by Champion Holdings were unacceptable to the Special Committee and that the Special Committee was awaiting a modified proposal from Champion Holdings.

On November 1, 2017, the Special Committee participated in an update meeting via teleconference with representatives of Crowe Horwath, and received and reviewed reports on the status of due diligence processes, including Skyline’s diligence review of Champion Holdings.

In response to a November 1, 2017 request from Champion Holdings, on November 2, 2017 the mutual exclusivity agreement was extended to November 15, 2017. In a teleconference between Messrs. Firth and Anderson, Mr. Anderson affirmed Champion Holdings’ commitment to the proposed transaction with Skyline, including the proposed pro forma retained ownership of Skyline’s shareholders in the combined entity. Mr. Anderson acknowledged that the Special Committee had requested an updated proposal from Champion Holdings on the transaction protection provisions Champion Holdings had initially proposed. However, he advised that Champion Holdings’ declined to propose modified transaction protection provisions without considering a counterproposal from Skyline and requested that Skyline respond to the initial draft Exchange Agreement as it deemed appropriate.

On November 3, 2017, a representative of Barnes & Thornburg provided a revised draft of the Exchange Agreement to representatives of Ropes & Gray on behalf of Skyline reflecting the comments of the Special Committee. The revised draft would have permitted Skyline to terminate the Exchange Agreement to enter into an alternative transaction that the Board determined to be a “superior offer,” subject to payment by Skyline of a termination fee to Champion Holdings of $3.5 million (less the amount of any Champion Holdings expenses previously reimbursed by Skyline). The November 3, 2017 draft of the Exchange Agreement would have also permitted the Board to make a change in recommendation upon a material development or change in circumstance that arose after the date of the Exchange Agreement (an “intervening event”). The Exchange Agreement also contemplated that the Voting Agreement of Skyline’s directors and other shareholders would terminate if the Board were to make a change in recommendation. The November 3, 2017 draft of the Exchange Agreement provided that each of Skyline and Champion Holdings would commit to making any required divestitures or similar actions to the extent necessary or advisable to obtain all regulatory approvals (including under the HSR Act), but also provided that Skyline would have a right to consent to all actions (including divestitures), filings and submissions in connection with obtaining such regulatory approvals and that Skyline’s consent would be reasonably withheld if the Board determined in good faith that any action would constitute an intervening event or impair the value of Skyline’s common shares following the closing or the expected strategic benefits of the proposed transaction. The representatives of each of RBC and Jefferies engaged in ongoing discussions over the next several days regarding the transaction protection provisions.

On November 5, 2017, Mr. Anderson proposed to Mr. Firth that the parties’ executives, the special committee, representatives of Champion Holdings and the parties’ advisors meet in Chicago to negotiate key issues. RBC likewise proposed such a meeting to Jefferies.

On November 6, 2017, the Special Committee met by teleconference with representatives of each of Barnes & Thornburg and Jefferies to review the status of the negotiations and agreed to meet with Champion Holdings and its representatives in Chicago on November 8.

On November 7, 2017, Barnes & Thornburg provided to the Special Committee a further report on Skyline’s due diligence investigation of Champion Holdings. Later that evening, representatives of RBC, on behalf of Champion Holdings, provided to Jefferies a list of issues and positions proposed for discussion at the meeting on November 8, 2017, including modified transaction protection provisions, board composition provisions and various pre-closing covenants. In particular, Champion Holdings proposed a termination fee of $18 million to be paid by Skyline to Champion Holdings in certain circumstances, with $8 million due in the event of termination by Champion Holdings due to a change in recommendation by the Board, and an additional $10 million payable upon Skyline entering into an alternative transaction.

On November 8, 2017, a meeting of the parties and their representatives was held in Chicago. Multiple negotiation sessions focused primarily on the transaction protection provisions, provisions that would permit the Board to terminate the Exchange Agreement for fiduciary reasons and the mutuality of provisions binding the parties to the transaction. The Special Committee expressed willingness to consider alternative termination fee structures and amounts if appropriately structured to protect Skyline, but firmly maintained that the amount of the termination fee proposed by Champion Holdings was excessive and not acceptable to the Special Committee and that the Voting Agreement should afford an exception to the obligation to vote in favor of the Champion Holdings transaction if the Board no longer recommended it. Champion Holdings firmly maintained that the signatories to the Voting Agreement should be bound to vote in support of the transaction even in the event of the Board’s change in recommendation. The parties agreed to conclude the November 8 discussions because the parties were at an impasse on key issues.

In the afternoon of November 9, 2017, the Special Committee and representatives of Barnes & Thornburg and Jefferies convened by teleconference to consider next steps in light of the exchanges and positions expressed at the meeting on November 8. That evening, Mr. Firth and Daniel Osnoss, a Champion Holdings board member who was authorized to speak on behalf of Champion Holdings, had a teleconference in which Mr. Osnoss shared, on behalf of Champion Holdings, that Champion Holdings was considering a counterproposal which Champion Holdings was hopeful the Special Committee would find acceptable.

On November 15, 2017, the Special Committee met with Skyline management to review management projections and financial modeling to provide to Jefferies in anticipation of requesting that Jefferies’ deliver a fairness opinion to Skyline’s Board with respect to the proposed transaction.

On November 16, 2017, representatives of Ropes & Gray provided a revised draft of the Exchange Agreement on behalf of Champion Holdings to representatives of Barnes & Thornburg. The revised Champion Holdings draft provided Skyline with the flexibility to participate in negotiations or discussions with a third party in response to an unsolicited bona fide written acquisition proposal received after the date of the Exchange Agreement and furnish information to any such party if the Board determined such proposal constituted or would reasonably be expected to result in a superior offer but only after advance notice of such action were provided to Champion Holdings. (Such permitted discussions and furnishing of information were referred to as “Permitted Actions.”) This draft provided, however, that were Skyline to take a Permitted Action prior to the date on which the Skyline shareholders approved of the proposed transaction, Champion Holdings would have the ability to terminate the Exchange Agreement (but such termination would not trigger an obligation of either party to pay a termination fee). This revised draft of the Exchange Agreement also provided for a total termination fee of $10 million (less the amount of any Champion Holdings expenses previously reimbursed by Skyline), with $3 million payable immediately by Skyline if Champion Holdings were to terminate the Exchange Agreement following a change of recommendation and the remaining $7 million due if an agreement with respect to an alternative transaction that was proposed prior to termination was signed by Skyline within 12 months following termination. A termination fee of $10 million (less the amount of any Champion Holdings expenses previously reimbursed by Skyline) would otherwise be payable by Skyline to Champion Holdings in one payment were the Exchange Agreement to be terminated for certain other specified reasons. The November 16 draft also provided that each of Champion Holdings and Skyline would commit to divest or take other actions necessary or advisable to obtain regulatory approvals (including under the HSR Act), if Champion Holdings consented to such actions, provided that such actions were contingent upon the closing and would not, individually or in combination, materially undermine or impair any of the benefits that Champion Holdings’ reasonably expects from the proposed transaction or materially limit or impair Skyline’s or Champion Holdings’ rights or ability to conduct its businesses after the closing. The November 16 draft Exchange Agreement did not provide for the termination of the Voting Agreement upon a change in recommendation. Mr. Firth had separate telephone calls with Messrs. Osnoss and Anderson in which Mr. Firth provided initial feedback and raised questions regarding the draft agreement. Mr. Firth emphasized that inclusion of such a termination provision or similar fiduciary exception in the Voting Agreement remained an important issue for the Special Committee. Mr. Anderson made a request to Mr. Firth that the parties’ exclusivity agreement be further extended.

On November 18, a representative of RBC provided a draft extension of the exclusivity agreement through November 30, 2017 to representatives of Jefferies and Barnes & Thornburg.

On November 20, 2017, representatives of Barnes & Thornburg provided to the Special Committee a summary comparison of the parties’ most recent positions on key agreement provisions, particularly those addressing transaction protection provisions. Also on this date, Champion Holdings and Skyline executed an extension of the mutual exclusivity agreement through November 30, 2017.

On November 21, 2017, a representative of Barnes & Thornburg provided a revised draft of the Exchange Agreement to representatives of Ropes & Gray on behalf of Skyline reflecting Skyline’s proposed compromise on transaction protection provisions and other matters developed by the Special Committee after consultation with representatives of each of Jefferies and Barnes & Thornburg. In particular, the November 21, 2017 draft Exchange Agreement would have permitted Skyline to terminate the agreement before the Skyline shareholders approved of the proposed transaction at the special meeting to enter into an agreement in respect of a “superior offer” and provided for the termination of the Voting Agreement upon a change of recommendation. The

November 21, 2017 draft reflected the same basic termination fee structure previously proposed by Champion Holdings. It provided that the $3 million initial fee would be paid if Champion Holdings terminated the Exchange Agreement because the Board made a change of recommendation or if Skyline terminated the Exchange Agreement to enter into a superior offer, but further provided that, in either such case, the incremental $7 million fee would only be payable if an alternative transaction made known prior to termination were actually consummated by Skyline within 12 months following termination.

On November 29, 2017, representatives of Ropes & Gray provided a further revised draft of the proposed Exchange Agreement to representatives of Barnes & Thornburg on behalf of Champion Holdings reflecting Champion Holdings’ response to Skyline’s proposals of November 21. The November 29 draft reflected Champion Holdings’ willingness to discuss the termination of the Voting Agreement in the event of a change of recommendation, but did not permit Skyline to terminate the Exchange Agreement to accept a superior offer. The November 29 draft Exchange Agreement retained the total $10 million termination fee (less the amount of any Champion Holdings expenses previously reimbursed by Skyline), but provided that the second tranche of $7 million would become payable if Skyline signed an agreement with respect to an alternative transaction made known to Skyline or the Board prior to termination within 12 months of termination or consummated an acquisition transaction, and, in that event, such second tranche would have to be paid when the alternative transaction was either consummated or terminated. Messrs. Osnoss and Firth discussed by telephone Champion Holdings’ proposed compromise position with respect to transaction protection provisions. Mr. Osnoss affirmed Champion Holdings’ commitment to the transaction with Skyline.

On December 1, 2017, a special meeting of the full Board was held at Skyline’s offices in Elkhart, Indiana, with representatives of each of Jefferies, Crowe Horwath and Barnes & Thornburg in attendance. Representatives of Barnes & Thornburg reviewed the fiduciary duties of Skyline’s directors in the context of the contemplated transaction. Representatives of Jefferies reviewed the background of the negotiations with Champion Holdings and presented a detailed analysis of the proposed transaction from a financial point of view. Representatives of Crowe Horwath provided an overview of the results of that firm’s analysis with respect to the quality of Champion Holdings’ earnings. Representatives of Barnes & Thornburg provided a detailed overview of the material terms of the current draft of the Exchange Agreement and related transaction agreements as then proposed. The Board discussed the merits of the Champion Holdings’ proposal at length and reviewed the earlier communications with Company X from the summer of 2017. The Board discussed the possibility of allowing the exclusivity arrangement with Champion Holdings to lapse and contacting other alternative bidders. The Board decided to accept the Special Committee’s recommendation to continue negotiating with Champion Holdings on an exclusive basis because (i) the economic and strategic benefits of the Champion Holdings’ proposal to Skyline and all of its constituents were compelling, (ii) it was highly unlikely that another strategic bidder would be both competitive and offer comparable strategic benefits, (iii) a financial bidder would be unable to offer comparable strategic benefits and very unlikely to make an offer that was economically superior, (iv) there was some risk that Champion Holdings might decide to pursue other alternatives that might be available to them, and (v) the Special Committee and Skyline management, in consultation with Jefferies, had previously considered potential alternative strategic partners prior to contacting Company X in August 2017.

A teleconference between representatives of Barnes & Thornburg and Ropes & Gray occurred on December 4, 2017 to discuss certain matters relating to compensation to be paid to executives in connection with the transaction and the status of other legal matters.

On December 5, 2017, representatives of each of Barnes & Thornburg, Ropes & Gray and Taft Stettinius & Hollister LLP (“Taft”), Champion Holdings’ Indiana counsel for the transaction, had a teleconference to discuss certain matters specific to the Indiana Business Corporation Law. The parties executed an extension of the mutual exclusivity agreement through December 15, 2017.

On December 6, 2017, representatives of Barnes & Thornburg provided a revised draft of the Exchange Agreement to representatives of Ropes & Gray on behalf of Skyline reflecting acceptance in all material respects of the transaction protection provisions reflected in Champion Holdings’ November 29 draft of the Exchange Agreement. Consistent with Champion Holdings November 21 draft, the December 6, 2017 draft of the

Exchange Agreement would have permitted either party to terminate if Skyline shareholders failed to approve the Exchange at the Special Meeting, but it excluded provisions permitting Skyline to terminate the Agreement to enter into a superior offer prior to the approval of the proposed transaction by the Skyline shareholders. Skyline made clear that its willingness to exclude such provision was conditioned on the Voting Agreement terminating upon a change in recommendation. The December 6, 2017 draft would have also permitted Skyline to object to a divestiture or other action deemed necessary by Champion Holdings to obtain regulatory approval (including under the HSR Act) if the Board determined that such action would impair the value of the common shares relative to the value the common shares otherwise would be expected to have after closing, or would impair the strategic benefits to Skyline that would otherwise be expected to result from the transaction.

On December 8, 2017, representatives of Ropes & Gray and Barnes & Thornburg spoke by teleconference to discuss issues remaining to be negotiated in the Exchange Agreement. Also on December 8, 2017, Barnes & Thornburg provided comments on the draft Voting Agreement to representatives of Ropes & Gray on behalf of Skyline, which draft provided that the Voting Agreement would terminate upon the earlier to occur of the closing date, the termination of the Exchange Agreement in accordance with its terms, or upon a change in recommendation.

On December 12, 2017, Mr. Firth had separate telephone conversations with Mr. Anderson and Mr. Osnoss to discuss the importance the Special Committee had assigned to the provision for termination of the Voting Agreement if the Board made a change in recommendation.

Also on December 12, 2017, representatives of Ropes & Gray provided further revised drafts of the Exchange Agreement and the Voting Agreement to representatives of Barnes & Thornburg on behalf of Champion Holdings. Barnes & Thornburg also provided to Ropes & Gray revised drafts of the transition services agreement and Champion Holdings’ disclosure schedules on behalf of Skyline. The December 12, 2017 draft Exchange Agreement provided that both Skyline and Champion Holdings would take any required divestiture actions to obtain all necessary regulatory approvals (including under the HSR Act), provided that neither Champion Holdings nor Skyline nor their respective subsidiaries or affiliates would be required to take any action that would, in the good faith opinion of such entity’s board, materially impair the economic benefit of the transaction or the aggregate economic profile of the combined company after the transaction or the ability to conduct the business of the combined company.

On December 13, 2017, Ropes & Gray provided Barnes & Thornburg an initial draft of the registration rights agreement on behalf of Champion Holdings.

On December 14, 2017, the Special Committee met by teleconference with a representative of Ice Miller to review the status of the transaction negotiations and draft agreements and possible timing for execution and announcement of the transaction. The representative of Ice Miller reviewed the fiduciary duties of directors in the context of the pending negotiations. Representatives of Barnes & Thornburg joined the later portion of the teleconference. Also on December 14, 2017, representatives of Barnes & Thornburg and Ropes & Gray held a teleconference to discuss the latest draft of the Exchange Agreement.

In the evening of December 15, 2017, a teleconference was held including management of both parties, Mr. Firth, representatives of Champion Holdings, and the parties’ financial and legal advisors. The parties reviewed remaining issues requiring resolution and discussed the proposed timing of execution and announcement of the proposed transaction. Also on December 15, 2017, representatives of Ropes & Gray provided an initial draft of the investor rights agreement to representatives of Barnes & Thornburg on behalf of Champion Holdings. Representatives of Barnes & Thornburg also suggested to representatives of Ropes & Gray revisions to the proposed amendments of the charter and by-laws of the combined company.

On December 16, 2017, Messrs. Firth and Anderson held a teleconference to discuss the matters relating to Skyline’s obligations under its supplemental retirement plan (the “deferred compensation plan”), the extent to which such plan would remain in place after closing and, if so, the value of Skyline’s obligations under such plan. Representatives of Barnes & Thornburg provided a revised draft of the Exchange Agreement and Voting Agreement to representatives of Ropes & Gray on behalf of Skyline.

On December 17, 2017, representatives of Barnes & Thornburg provided revised drafts of the proposed investors rights agreement and registration rights agreement to representatives of Ropes & Gray on behalf of Skyline.

On December 18, 2017, Mr. Firth advised Mr. Anderson that the Special Committee intended to recommend to the Board that the two directors to be appointed by Skyline to the post-transaction board of directors should be Mr. Firth and Mr. Florea, with Mr. Decio serving as a board observer. Also on December 18, 2017, representatives of Skyline provided Skyline’s preliminary November financials to Champion Holdings. Discussions continued among the parties’ advisors with respect to the valuation and status following closing of the deferred compensation plan, and Mr. Firth and Mr. Anderson held a teleconference during which they discussed valuation of the deferred compensation plan obligation and Mr. Firth further explained the importance the Special Committee placed on continuance of the deferred compensation plan following closing.

On December 19, 2017, representatives of Ropes & Gray provided a revised draft of the Exchange Agreement to representatives of Barnes & Thornburg on behalf of Champion Holdings. In view of the work still required to resolve remaining issues, Mr. Firth advised Mr. Osnoss, who was authorized to speak on behalf of Champion Holdings, by telephone that the Board would not be in a position to formally authorize the transaction at its regular meeting the following day. Messrs. Firth and Osnoss further discussed valuation and post-closing continuity of Skyline’s deferred compensation plan.

A regular meeting of the Board was held at Skyline’s Elkhart, Indiana offices on December 20, 2017. The Board was fully briefed by Mr. Firth on the status of the transaction and open issues. No formal action was taken.

In the afternoon of December 20, 2017, Ropes & Gray communicated a proposal on behalf of Champion Holdings to representatives of Barnes & Thornburg, which proposal represented Champion Holdings’ final position on all open issues. A teleconference was held later that evening with Mr. Firth, representatives of Champion Holdings and representatives of the parties’ respective counsel and financial advisors to discuss Champion Holdings’ “package” proposal. The parties concluded that due to scheduled end-of-year holidays at each of Skyline and Champion Holdings, the parties would resolve all open issues and sign and announce the transaction in early January 2018.

At Champion Holdings’ request, on December 21, 2017, Skyline and Champion Holdings executed a further extension of the mutual exclusivity agreement through January 5, 2018. Discussions continued between the parties and counsel over the next several days to evaluate and seek to address unresolved issues.

On December 25, 2017, representatives of Ropes & Gray provided a revised draft of the Exchange Agreement to representatives of Barnes & Thornburg on behalf of Champion Holdings, which revised draft addressed several ancillary matters but did not resolve all open issues, particularly open issues potentially impacting the Skyline special dividend.

On December 27, 2017, Mr. Firth spoke by telephone with Mr. Osnoss regarding the open valuation items affecting the Skyline special dividend and the post-closing status of the deferred compensation plan. Mr. Firth suggested a compromise proposal and Mr. Osnoss requested that Skyline provide a draft of the Exchange Agreement reflecting Mr. Firth’s proposal. Later that day representatives of Barnes & Thornburg provided a revised draft of the Exchange Agreement, along with supplemental information concerning status of the deferred compensation plan, and revised drafts of the disclosure schedules for each of Champion Holdings and Skyline to representatives of Ropes & Gray on behalf of Skyline. Skyline also proposed an amendment to its deferred compensation plan precluding early termination without approval of all participants.

Representatives of Ropes & Gray and Barnes & Thornburg spoke by teleconference on December 28, 2017 to review the proposed changes to the Exchange Agreement. Mr. Osnoss requested additional information regarding the deferred compensation plan and related insurance arrangements from Mr. Firth and Mr. Firth arranged for a call between Skyline’s and Champion Holdings’ chief financial officers to address Champion Holdings’ further questions, which call was held later that day.

On a teleconference on December 29, 2017, between representatives of each of Barnes & Thornburg and Ropes & Gray, representatives of Ropes & Gray and Barnes & Thornburg discussed further potential compromises with respect to the proposed treatment of certain executive compensation matters, including the deferred compensation plan.

On December 30, 2017, Mr. Firth and Mr. Osnoss had a further teleconference in which Mr. Firth responded to additional questions from Champion Holdings related to the deferred compensation plan and related insurance arrangements. Mr. Osnoss proposed, on behalf of Champion Holdings, a compromise similar in terms of value to Skyline to the compromise Mr. Firth had proposed, but providing for a different allocation of certain anticipated post-closing costs between Skyline (pre-closing) and the combined company (post-closing). On December 31, 2017, representatives of Ropes & Gray provided a revised draft of the Exchange Agreement to representatives of Barnes & Thornburg on behalf of Champion Holdings reflecting Champion Holdings’ proposal.

On January 2, 2018, Mr. Florea received a written unsolicited, general expression of interest from a private investment firm, which expression of interest broadly suggested interest in acquiring Skyline or any of its business divisions but which did not contain any proposed values or terms. Mr. Florea shared the letter with Mr. Firth who, in turn shared it with the other members of the Special Committee and with representatives of Barnes & Thornburg and Jefferies. In consultation with Barnes & Thornburg, Mr. Florea and Jefferies, Mr. Firth concluded the unsolicited communication did not reflect any serious consideration of a proposed transaction with Skyline and was merely an untailored effort to identify a potential acquisition candidate. Following the evaluation of the communication, the Special Committee determined that the proposed transaction would not provide a strategic advantage for Skyline and pursuing it would have disrupted or delayed the transaction with Champion Holdings. Accordingly, the Special Committee determined not to respond to this solicitation and the private investment firm did not submit an additional inquiry to Skyline.

Also on the morning of January 2, 2018, representatives of Ropes & Gray and Barnes & Thornburg had a teleconference to finalize the transaction documents. Mr. Firth and Mr. Osnoss, on behalf of Champion Holdings, also spoke by telephone regarding communication plans for signing and announcement and certain changes to the terms of the Exchange Agreement that Champion Holdings expected to propose.

On January 3, 2018, Mr. Osnoss, on behalf of Champion Holdings, advised Mr. Firth by phone that revised drafts of the transaction documents would be forthcoming from Champion Holdings’ counsel. Around midday, representatives of Ropes & Gray provided a revised draft of the Exchange Agreement to representatives of Barnes & Thornburg on behalf of Champion Holdings providing that Champion Holdings could elect in connection with the closing to cause Skyline to issue the Exchange Shares directly to the members of Champion Holdings. Further dialog between counsel regarding the revised draft of the Exchange Agreement followed and Ropes & Gray provided further proposed clarifying revisions to the Exchange Agreement. Later that day, Ropes & Gray also provided further proposed revisions to the ancillary agreements to Barnes & Thornburg on behalf of Champion Holdings, which included a new provision that if Mr. Firth should fail to remain independent following the closing of the transaction, he would be required to resign from the combined company board.

The Special Committee convened by telephone with a representative from Ice Miller (the committee’s independent counsel) on the morning of January 3, 2018 to review the status of the transaction. In view of the revisions to the Exchange Agreement proposed by Champion Holdings, the Special Committee took no formal action but resolved to convene the Board that afternoon with legal and financial advisors to provide a full review and update to the Board concerning all aspects of the transaction. The Board met at Skyline’s executive offices in Elkhart, Indiana that afternoon with certain members attending by teleconference. Representatives of Jefferies attended in person and representatives of Barnes & Thornburg attended by phone. Representatives of Barnes & Thornburg reviewed the transaction terms and provided a detailed summary of the transaction documents and developments since the Board had last convened. Representatives of Jefferies provided a full presentation on its financial evaluation of the transaction but were not requested to deliver its fairness opinion. Representatives of Barnes & Thornburg again reviewed the fiduciary duties of the Board of directors under Indiana law in the context of the pending transaction. The directors engaged in a detailed discussion, reviewing the anticipated benefits of the transaction and related considerations discussed below in this proxy statement under “The

Exchange – Skyline’s Reasons for the Exchange; Recommendation of Skyline’s Board of Directors.” While the directors continued to express support for the transaction, discussions of various matters with Champion Holdings were still pending, so the Board took no formal action at that time.

Early that evening, a teleconference was held including management of both parties, Mr. Firth, representatives of Champion Holdings’, and the parties’ respective financial and legal advisors to review the status of the draft press release and logistics and timing for announcement of the transaction.

On January 4, 2018, representatives of Ropes & Gray provided revised drafts of the Exchange Agreement and ancillary agreements to representatives of Barnes & Thornburg on behalf of Champion Holdings. The Special Committee convened by phone at 3:00 p.m. with a representative of Ice Miller, representatives of Barnes & Thornburg and Jefferies. After discussion of the most recent communications with representatives of Champion Holdings, the committee members determined to defer action pending final confirmation of agreement on all remaining issues. The Special Committee reconvened at 8:00 p.m. by teleconference with a representative of Ice Miller, and representatives of Barnes & Thornburg and Jefferies. Jefferies reviewed its evaluation of the transaction which it had fully presented the preceding day and delivered its fairness opinion orally to the Special Committee. The Special Committee resolved to unanimously recommend the Champion Holdings transaction to the full Board. The Board then convened in a conference room in Notre Dame, Indiana with certain directors and representatives of Barnes & Thornburg and Jefferies participating by phone. Representatives of Barnes & Thornburg reviewed developments since the preceding day and minor changes that had been made to the draft agreements. Mr. Firth provided the report of the Special Committee orally to the Board confirming that the committee unanimously recommended that the Board approve the transaction and recommend that the Skyline shareholders approve the related matters requiring shareholder approval. Jefferies again reviewed its evaluation of the transaction which it had fully presented to the Board the preceding day. The representatives of Jefferies then delivered its fairness opinion orally to the Board (which was confirmed by delivery of a written opinion dated January 4, 2018), that, as of such date, and based upon and subject to the assumptions, procedures, matters and limitations set forth therein, issuance of the Exchange Shares pursuant to the Exchange Agreement was fair to Skyline from a financial point of view, as more fully described in the section entitled “The Exchange – Opinion of the Financial Advisor to the Skyline Board of Directors.” The directors present at the meeting in person or by phone unanimously approved the Exchange Agreement and related transactions and adopted resolutions recommending that the shareholders of Skyline vote in favor of the Exchange and the other matters requiring shareholder approval. The action of the Board was affirmed by unanimous written consent of the Skyline directors to confirm the concurring approval of one of the directors who was unable to participate by phone.

Representatives of Jefferies and RBC confirmed to one another that both parties had formally approved the transaction and were prepared to proceed to execute the Exchange Agreement. Counsel for the parties mutually tendered signatures of the parties to be held in escrow pending confirmation of execution of the transaction and release for delivery the following morning.

The Exchange Agreement and other transaction agreements were executed and delivered by the parties at 7:00 a.m. on January 5, 2018. A joint press release announcing the transaction was issued at approximately 9:00 a.m. that morning.

Skyline’s Reasons for the Exchange; Recommendation of Skyline’s Board of Directors

After extensive review and discussion and careful consideration, and after receiving the favorable recommendation of the Special Committee regarding the Exchange, Skyline’s Board, at a meeting held on January 4, 2018, affirmed by written consent, unanimously determined that the Exchange Agreement is advisable, fair, and in the best interests of Skyline, its shareholders, and other important constituents. Accordingly, the Board adopted and approved the Exchange Agreement and unanimously recommends that Skyline shareholders vote “FOR” the approval of the Charter Amendment Proposals and “FOR” the approval of the Shares Issuance Proposal.

In reaching its decision to approve the Exchange Agreement and to recommend that its shareholders approve the Skyline Exchange Proposals, the Board consulted extensively with Skyline management, the Special Committee, as well as Skyline’s financial and legal advisors. The Board considered Skyline’s current position in the manufactured housing segment of the housing industry as a strong, established brand with relatively modest share and the challenges presented by the ongoing contraction of independent manufactured housing dealers and the consolidation of manufactured housing communities. While the Board was confident in its strategic plans that contemplated continued independent operations, the Board determined that the strategic opportunity to combine with the Champion Companies on favorable terms was compelling for Skyline. Among the benefits the Board anticipated would likely arise from the combination with the Champion Companies were the following:

•	the combined company should be better positioned to build stronger relationships with and provide greater geographic coverage to serve its customers;

•	increased scale of the business should provide for greater flexibility through market cycles;

•	likely economic advantages of being part of a larger entity, including the expectation of cost savings and operating efficiencies and the ability of a larger combined company to compete more effectively by leveraging overhead costs;

•	the expected cash dividend to be paid to Skyline’s shareholders prior to the closing of the transaction.

•	greater scale and a substantially increased market capitalization appeared likely to generate more focus and attention from the public markets, which should have the salutary effects of leading to (i) enhanced liquidity in Skyline’s stock for those shareholders desiring liquidity, and (ii) enhanced prospects for increasing long term shareholder value for these shareholders desirous of maintaining their investment in a tax-advantaged transaction; and

•	the percentage of ownership in the combined company to be allocated to Skyline’s shareholders in the exchange is equitable to Skyline, which led the Board to expect that the combination could lead to an increase in Skyline’s public valuation, benefiting shareholders.

Among other factors considered by the Board were the following:

•	the extensive work of the Special Committee over a period of months, acting in consultation with Skyline’s and the Special Committee’s financial and legal advisors, to evaluate alternatives and develop the terms of the transaction with Champion Holdings and its recommendation to the Board that the Board move forward with the exchange;

•	a review of the prospects, challenges and risks of Skyline remaining independent and its projected financial results versus combining with the Champion Companies given the current and prospective environment in the manufactured housing segment of the housing industry, including national and local economic conditions, competition and consolidation in the manufactured housing industry;

•	the fact that the structure of the combination affords Skyline shareholders the opportunity to remain invested in a leading manufactured housing company with no adverse income tax effects on shareholders;

•	the financial and other terms of the exchange, including the fixed exchange ratio, the social considerations described under “– Background of the Exchange,” and the final transaction protection provisions, which Skyline reviewed with its outside financial and legal advisors;

•

the financial analyses and other information presented by Jefferies to the Board with respect to the Exchange and the opinion delivered to the Board by Jefferies on January 4, 2018 to the effect that, as of the date of that opinion, the Exchange Consideration to be issued by Skyline pursuant to the Exchange Agreement was fair to Skyline from a financial point of view;

•	the value of the Champion Companies’ operations and information concerning their financial performance and condition, business operations and prospects of the Champion Companies, taking into account the results of Skyline’s due diligence investigation of the Champion Companies;

•	the considerable experience of Champion Holdings’ management and confidence that Skyline and Champion Holdings shared similar guiding principles of quality, honesty and integrity which should facilitate the effective integration and collaboration of Skyline’s and the Champion Companies’ management teams;

•	the provision for two Skyline appointees to remain on the combined company’s board of directors and for the combined company to have the benefit of Mr. Decio’s extraordinary knowledge and understanding of the industry as a nonvoting participant in board meetings;

•	the compatibility of Skyline’s business, operations and culture with those of the Champion Companies;

•	the possible effects of the proposed exchange on Skyline’s employees and customers;

•	Skyline’s and Champion Holdings’ similar commitment to their communities and the assurance that the combined company’s principal office would remain in Elkhart, Indiana; and

•	the likelihood that the Exchange will be completed on a timely basis, including the likelihood that the Exchange will receive all necessary regulatory clearance and approvals in a timely manner.

The Board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with the Champion Companies were likely to outweigh substantially these risks and factors. These factors included:

•	the fact that certain of Skyline’s directors and officers have interests in the Exchange that are in addition to their interests generally as Skyline shareholders, which have the potential to influence such directors’ and officers’ views and actions in connection with the Exchange;

•	the fact that, following the Exchange, the Sponsors of Champion Holdings will effectively control the combined company and will have the ability to cause the combined company to pursue strategic directions not previously discussed and without approval by the Skyline Board’s appointees;

•	the challenges of integrating Skyline’s business, operations and employees with those of the Champion Companies;

•	the risk that the Exchange would be delayed pending regulatory approval or would not be consummated;

•	the effect of the public announcement of the Exchange on Skyline’s customer relationships, its ability to retain employees and the potential for disruption of Skyline’s ongoing business;

•	the risk that the benefits and cost savings sought in the Exchange would not be fully realized;

•	the risk of diverting management attention and resources from the operation of Skyline’s business and towards the completion of the Exchange;

•	that, while the Exchange is pending, Skyline will be subject to restrictions on how it conducts business that could delay or prevent Skyline from pursuing business opportunities or preclude it from taking actions that would be advisable if it were to remain independent; and

•	the termination fee payable, under certain circumstances, by Skyline to Champion Holdings, and the risk that the termination fee might discourage third parties from offering to acquire Skyline by increasing the cost of a third party acquisition.

The foregoing discussion of the information and factors considered by the Board is not exhaustive, but includes the material factors that the Board considered and discussed in approving and recommending the Exchange. In view of the wide variety of factors considered and discussed by the Board in connection with its evaluation of the Exchange and the complexity of these factors, the Board did not quantify, rank, or assign any relative or specific weight to the foregoing factors. Rather, it considered all of the factors as a whole. The Board discussed the foregoing factors, including asking questions of Skyline’s management and legal and financial advisors, and reached general consensus that the Exchange was in the best interests of Skyline, its shareholders, and other important constiuents. In considering the foregoing factors, individual directors may have assigned different weights to different factors. The Board did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate decision to approve the Exchange Agreement and the Exchange.

The foregoing explanation of Skyline’s Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statements Concerning Forward-Looking Information” beginning on page 42.

Champion Holdings’ Reasons for the Exchange

After extensive review and discussion and careful consideration, Champion Holdings’ board of managers, on January 5, 2018, executed a unanimous written consent in which they determined that the Exchange Agreement was advisable, fair, and in the best interests of Champion Holdings and its members. Accordingly, Champion Holdings’ board of managers adopted and approved the Exchange Agreement and related transactions. Following approval by Champion Holdings’ board of managers, a majority of the members of Champion Holdings approved, by written consent, the Exchange Agreement and related transactions.

In reaching its decision to approve the Exchange Agreement and related transactions, members of Champion Holdings’ board of managers consulted extensively with Champion Holdings’ management, as well as Champion Holdings’ financial and legal advisors. The board of managers considered Champion Holdings’ current position in the manufactured housing segment of the housing industry and determined that the strategic opportunity to join forces with Skyline on favorable terms was compelling for Champion Holdings and would position the combined company for growth in the coming years that would benefit employees, shareholders, and customers.

Negotiations, Transactions, or Material Contacts

On February 24, 2017, Skyline entered into a Real Estate Purchase Agreement with CHB to sell the Mansfield Property and certain of Skyline’s equipment used in the production of product to CHB. In consideration, CHB paid Skyline $2,225,000 in cash. On February 28, 2017, Skyline and CHB novated and amended the Real Estate Purchase Agreement to substitute Skyline’s wholly-owned subsidiary, Homette Corporation, for Skyline as the seller under the agreement, and to provide for Homette Corporation to continue to receive royalties under a certain oil and gas lease related to the Mansfield Property for a period of 60 months following the closing of the Real Estate Purchase Agreement.

Except as set forth above or elsewhere in this proxy statement, none of Champion Holdings, CHB, CIBV, nor any of their respective managers, directors, executive officers, or other affiliates, had any negotiations, transactions, or material contacts with Skyline or any of our directors, executive officers, or other affiliates since March 29, 2014 that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Opinion of the Financial Advisor to the Skyline Board of Directors

Skyline retained Jefferies in July 2017 as its financial advisor in connection with a possible sale or other strategic transaction involving Skyline. In connection with this engagement, Skyline’s Board requested that Jefferies evaluate the fairness, from a financial point of view, to Skyline of the Exchange Consideration to be issued by Skyline in connection with the Exchange. At the meeting of Skyline’s Board on January 4, 2018, Jefferies rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated the same date, to the Board to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of the review undertaken by Jefferies as set forth in its opinion, the Exchange Consideration to be issued by Skyline pursuant to the Exchange Agreement was fair, from a financial point of view, to Skyline.

The full text of Jefferies’ written opinion, dated January 4, 2018, is attached to this proxy statement as Appendix C. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Skyline encourages you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to Skyline’s Board and addresses only the fairness, from a financial point of view, as of the date of the opinion of the Exchange Consideration to be issued by Skyline pursuant to the Exchange Agreement. It does not address any other aspect of the Exchange or constitute a recommendation as to how any shareholder should vote or act with respect to the Exchange or any matter related thereto. The summary of Jefferies’ opinion set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft of the Share Contribution & Exchange Agreement dated January 4, 2018;

•	reviewed certain publicly available financial and other information about Skyline;

•	reviewed certain information furnished to Jefferies by Skyline’s management and Champion Holdings’ management, including financial forecasts and analyses, relating to the business, operations and prospects of Skyline and the Champion Companies;

•	reviewed certain estimates of, and related information prepared by, Skyline’s management as to the strategic implications and operational benefits, including cost savings (collectively, “synergies”), anticipated by Skyline’s management to result from the Exchange;

•	held discussions with members of Skyline’s senior management concerning the matters described in the second through fourth bullet points above;

•	reviewed the stock trading price history and implied trading multiples for Skyline Common Stock and compared them with those of another publicly traded company that Jefferies deemed relevant in evaluating Skyline;

•	considered the potential pro forma impact of the Exchange;

•	compared the relative contributions of Skyline and the Champion Companies to certain financial metrics of the pro forma combined company; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to investigate independently or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Skyline or Champion Holdings or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. In its review, Jefferies relied on assurances of Skyline’s management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, or conduct a physical inspection of any of the properties or facilities of, Skyline, the Champion Companies or any other entity. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections and did not assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. Skyline and Champion Holdings informed Jefferies, however, and Jefferies assumed, that such financial forecasts and estimates (including potential synergies) were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective management of Skyline and Champion Holdings as to the future financial performance of Skyline and the Champion Companies and the amount and timing of synergies that could result from the Exchange. Jefferies expressed no opinion as to Skyline’s or the Champion Companies’ financial forecasts, estimates (including potential synergies) or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies becomes aware after the date of its opinion.

Jefferies made no independent investigation of any legal, accounting or tax matters affecting Skyline, the Champion Companies or the Exchange. Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal, accounting and tax advice given to Skyline and its Board to the extent disclosed to Jefferies, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Exchange Agreement to Skyline and its shareholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the Exchange to any holder of Skyline or the Champion Companies’ stock. Jefferies assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Exchange, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Skyline, the Champion Companies or the contemplated benefits of the Exchange.

Jefferies’ opinion was for the use and benefit of the Board in its consideration of the Exchange. Jefferies’ opinion did not address the relative merits of the Exchange as compared to any alternative transaction or opportunity that might be available to Skyline, nor did it address the underlying business decision by Skyline to engage in the Exchange or the terms of the Exchange Agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any shareholder should vote on the Exchange or any matter related thereto. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Skyline; Jefferies did not express an opinion as to the value of the Exchange Consideration when issued in the Exchange or the price at which shares of Skyline Common Stock will trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation to be received by any officers, directors or employees of Skyline or the Champion Companies, or any class of such persons, in connection with the Exchange relative to the Exchange Consideration or otherwise. Jefferies agreed that its opinion may be reproduced in full and summarized in this proxy statement. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of Skyline’s, the Champion Companies’ or the pro forma combined company’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond Skyline’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of Skyline’s Common Stock do not purport to be appraisals or to reflect the prices at which shares of Skyline Common Stock may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the Exchange Consideration to be issued by Skyline pursuant to the Exchange Agreement, and were provided to the Board in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion and presentation to Skyline’s Board at its meeting on January 4, 2018. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

For purposes of the financial analyses summarized below: (i) earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”) exclude certain one-time non-recurring expenses and other costs and adjustments; (ii) “adjusted EBITDA” for Skyline was calculated to remove from EBITDA the impact of Skyline’s sale of certain assets and Skyline’s stock-based compensation, and “adjusted EBITDA” for the Champion Companies was calculated to remove from EBITDA the impact of certain non-operating expenses; (iii) total enterprise values (“TEV”) were calculated as fully-diluted equity values plus total debt, preferred stock and non-controlling interests (as applicable), less cash and cash equivalents; and (iv) certain financial information for Skyline was recalculated to align with the Champion Companies’ April 1 to March 31 fiscal year.

Selected Public Companies Analysis

Jefferies performed a selected public company analysis by reviewing publicly available financial information of Cavco Industries, Inc., the only publicly traded company that Jefferies in its professional judgment considered generally relevant to Skyline and the Champion Companies for purposes of its financial analysis. Jefferies reviewed, among other information, the selected company’s TEV as a multiple of the selected company’s estimated EBITDA for its fiscal year ending March 31, 2018. The selected company’s estimated EBITDA was based on publicly available research analysts’ estimates. Jefferies derived a TEV/2018E EBITDA multiple of 20.0x for the selected company based on the closing price of the selected company’s common stock on December 29, 2017. Jefferies noted that it derived a TEV/2018E EBITDA multiple of 11.3x for Skyline based on the closing price of Skyline’s Common Stock on the same date.

Based on Jefferies’ professional judgment and its review of the selected company, including the selected company’s business operations, larger scale and greater historic profitability and growth relative to each of Skyline and the Champion Companies, Jefferies applied a reference range of TEV/2018E EBITDA multiples of 11.0x to 14.0x to Skyline management’s forecast of Skyline’s estimated adjusted EBITDA for the twelve months ending March 31, 2018 and a reference range of TEV/2018E EBITDA multiples of 14.0x to 17.0x to Champion Holdings management’s forecast of the Champion Companies’ estimated adjusted EBITDA for its fiscal year ending March 31, 2018. These analyses indicated approximate implied equity values ranging from $109 million to $136 million, for Skyline, and from $718 million to $865 million, for the Champion Companies.

Jefferies then calculated the following approximate implied relative ownership percentage reference range for holders of Skyline Common Stock in the combined company using the approximate implied equity values derived from the analyses described above, and compared that reference range to the 15.5% pro forma ownership by holders of Skyline’s Common Stock pursuant to the terms of the Exchange Agreement:

Implied Skyline Relative Ownership Percentage Reference Range	Skyline Pro Forma Ownership in Combined Company Pursuant to the Exchange Agreement
11.2% — 15.9%	15.5%

The selected company utilized in Jefferies’ selected public company analysis is not identical to Skyline, the Champion Companies or the pro forma combined company. In evaluating the selected company, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Skyline’s, the Champion Companies’ and Jefferies’ control. Mathematical analysis is not in itself a meaningful method of using the selected company’s data.

Standalone Discounted Cash Flow Analyses

Jefferies performed a standalone discounted cash flow analysis of each of Skyline and the Champion Companies by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that (i) Skyline was forecasted by Skyline’s management to generate during the last seven months of Skyline’s fiscal year ending May 31, 2018 through Skyline’s fiscal year ending May 31, 2022 and (ii) the Champion Companies were forecasted by Skyline’s management, using financials provided by Champion Holdings to generate during the last five months of the Champion Companies’ fiscal year ending March 31, 2018 through the Champion Companies’ fiscal year ending April 2, 2022. Jefferies calculated a range of terminal values for Skyline and the Champion Companies by applying perpetuity growth rates ranging from 2.0% to 3.0% to Skyline’s estimated adjusted EBITDA for its fiscal year ending May 31, 2022 and to the Champion Companies’ estimated adjusted EBITDA for its fiscal year ending April 2, 2022, respectively. The present values of the cash flows and terminal values as of October 31, 2017 were then calculated using discount rates ranging from 15.5% to 17.0%, in the case of Skyline, and from 12.0% to 13.5%, in the case of the Champion Companies, which discount rates were based on each company’s weighted average cost of capital. These analyses indicated approximate implied equity values ranging from $96 million to $110 million, for Skyline, and from $608 million to $767 million, for the Champion Companies.

Jefferies then calculated the following approximate implied relative ownership percentage reference range for holders of Skyline Common Stock in the combined company using the approximate implied equity values derived from the standalone discounted cash flow analyses described above, and compared that reference range to the 15.5% pro forma ownership by holders of Skyline’s Common Stock pursuant to the terms of the Exchange Agreement:

Implied Skyline Relative Ownership Percentage Reference Range	Skyline Pro Forma Ownership in Combined Company Pursuant to the Exchange Agreement
11.1% — 15.4%	15.5%

Relative Contributions Analysis

Jefferies reviewed the relative contributions of Skyline and the Champion Companies to net revenue, gross profit, EBIT and adjusted EBITDA of the pro forma combined company for the twelve months ended March 31, 2017 and to estimated net revenue, gross profit, EBIT and adjusted EBITDA for the twelve months ending March 31, 2018. This review indicated the following implied relative contributions of Skyline and the Champion Companies to the pro forma combined company:

	Skyline Implied Contribution	Champion Implied Contribution
2017 Net Revenue	21%	79%
2018E Net Revenue	19%	81%

2017 Gross Profit	13%	87%
2018E Gross Profit	17%	83%

2017 EBIT	(1%)	101%
2018E EBIT	15%	85%

2017 Adjusted EBITDA	1%	99%
2018E Adjusted EBITDA	16%	84%

Jefferies then compared the implied relative contribution percentages noted above for Skyline to the 15.5% pro forma ownership of the combined company by holders of Skyline’s Common Stock pursuant to the terms of the Exchange Agreement.

Additional Information

For reference purposes only, Jefferies observed certain additional information, including:

Historical Stock Price Performance. Jefferies observed the historical stock price performance of Skyline Common Stock for the latest three-month, six-month, one-year, two-year and three-year periods ended December 29, 2017, which indicated an approximate overall low to high average price for Skyline Common Stock over such periods of $7.50 to $12.29 per share, and an overall low to high 52-week closing price for Skyline Common Stock of $5.07 to $15.98 per share, as compared to the closing price of Skyline Common Stock on December 29, 2017 of $12.85 per share.

Implied Pro Forma Per Share Premiums. Jefferies observed the approximate implied equity values of the pro forma combined company, taking into account the estimated synergies from the Exchange forecasted by Skyline’s management, that were indicated by the following analyses:

•	Pro Forma Combined Company Discounted Cash Flow Analysis. Jefferies calculated the estimated present values of the pro forma combined company’s unlevered, after-tax free cash flows for the five months ending March 31, 2018 through the twelve months ending April 2, 2022 and for the estimated after-tax synergies that Skyline’s management forecasted would result from the Exchange during the same period. Jefferies calculated a range of terminal values for the pro forma combined company by applying perpetuity growth rates ranging from 2.0% to 3.0% to the pro forma combined company’s estimated adjusted EBITDA for the twelve months ending April 2, 2022. For purposes of calculating a range of terminal values for the estimated after-tax synergies, Jefferies assumed a 0.0% perpetuity growth rate for estimated after-tax synergies for periods subsequent to April 2, 2022. The present values of the cash flows, including the estimated after-tax synergies, and terminal values as of October 31, 2017 were then calculated using discount rates ranging from 12.0% to 13.5%, which discount rates were based on the estimated weighted average cost of capital for the pro forma combined company. This analysis indicated an approximate implied equity value of the pro forma combined company, including estimated after-tax synergies, ranging from $689 million to $965 million.

•	Pro Forma Combined Company Trading Multiples Analysis. Jefferies also calculated a range of approximate implied equity values for the pro forma combined company by applying TEV/2018E EBITDA multiples ranging from 11.0x to 17.0x to Skyline management’s forecast of the pro forma combined company’s estimated adjusted EBITDA for the twelve months ending March 31, 2018, including the estimated synergies that Skyline’s management forecasted would have resulted from the Exchange had the Exchange been consummated at the beginning of that period. The TEV/2018E EBITDA multiples used in this calculation were selected by Jefferies in its professional judgement and represented the low and high end of the range of TEV/2018E EBITDA multiples used by Jefferies in its selected public company analysis summarized above. This analysis indicated an approximate implied equity value of the pro forma combined company including estimated synergies, ranging from $643 million to $1,334 million.

Using the ranges of approximate implied equity value derived from the analyses described in the two bullet points above, Jefferies then calculated an approximate implied range of per share equity values with respect to the 15.5% pro forma ownership of the combined company by holders of Skyline’s Common Stock pursuant to the terms of the Exchange Agreement. For purposes of this calculation, Jefferies assumed that Skyline would pay an estimated $0.68 per share one-time special dividend to the holders of Skyline Common Stock immediately prior to the consummation of the Exchange pursuant to the terms of the Exchange Agreement. The estimated amount of such one-time special dividend was calculated based on Skyline management’s forecasts. Jefferies noted that this analysis indicated the following approximate implied per share equity values and approximate premiums or discount to the $12.85 per share closing price of Skyline Common Stock on December 29, 2017:

	Implied Equity Value Per Share of Skyline Common Stock	Implied Premium (Discount) to December 29, 2017 Skyline Closing Price
Pro Forma Combined Company DCF Analysis	$13.03 — $17.99	1.4% — 40.0%
Pro Forma Combined Company TEV/2018E EBITDA Analysis	$12.22 — $24.61	(4.9)% — 91.5%

General

The Exchange Consideration was determined through arms’ length negotiation between Skyline and Champion Holdings. Jefferies’ opinion was one of many factors taken into consideration by Skyline’s Board in making its determination to approve the Exchange and should not be considered determinative of the views of Skyline’s Board or management with respect to the Exchange or the Exchange Consideration to be issued by Skyline in connection with the Exchange.

Jefferies was selected by Skyline’s Board based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

Skyline has agreed to pay Jefferies a fee of $4.0 million for its services as Skyline’s financial advisor in connection with the Exchange, $625,000 of which was payable upon delivery of Jefferies’ opinion and $3.375 million of which is contingent upon the closing of the Exchange. Skyline has also agreed to reimburse Jefferies for certain expenses incurred and to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement. In the two years prior to the date of its opinion, Jefferies did not provide financial advisory or financing services to Skyline or Champion Holdings. Subsequent to the date on which Jefferies delivered its opinion and the Exchange Agreement was executed, an affiliate of Jefferies (“Jefferies Finance”) and Royal Bank of Canada entered into the Commitment Letter described in the section entitled “Debt Financing” beginning on page 169 below. The Commitment Letter contemplates that Jefferies Finance will be a lender, lead arranger, and joint bookrunner with respect to a revolving credit facility for the combined company that is expected to be completed at the closing of the Exchange. If the financing is completed, the combined company will pay Jefferies Finance and the other lenders thereunder a customary closing fee and will also pay interest to Jefferies Finance and the other lenders from time to time on any outstanding balances under the revolving credit facility, at the interest rate described under “Debt Financing – Pricing” (the portion of such amounts reasonably expected to be paid to Jefferies Finance are expected to be multiples less than the fees paid to Jefferies in connection with the Exchange).

In the ordinary course of Jefferies’ business, Jefferies and its affiliates may trade or hold securities of Skyline and its affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to Skyline, Champion Holdings, or entities that are affiliated with Skyline or Champion Holdings, for which Jefferies would expect to receive compensation.

Certain Projected Financial Information

Skyline does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Skyline’s management provided Skyline’s Board, Skyline’s financial advisor, Jefferies, and Champion Holdings with certain nonpublic unaudited prospective financial information regarding Skyline, the Champion Companies and the estimated synergies anticipated by Skyline’s management to result from the Exchange that was considered by Skyline’s Board and by Jefferies for the purpose of rendering its fairness opinion, as described in this proxy statement under the heading “– Opinion of the Financial Advisor to the Skyline Board of Directors” beginning on page 71. This nonpublic unaudited prospective financial information was prepared as part of Skyline’s overall process of analyzing various strategic initiatives, and was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements, or GAAP, but in the view of Skyline’s management, this prospective financial information was reasonably prepared on bases reflecting the best estimates and judgments as of the date of its preparation. A summary of certain significant elements of this information is set forth below.

Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions of Skyline’s management made at the time they were prepared, and assume execution of various strategic initiatives that are no longer being pursued in light of the Exchange. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Skyline and Champion Holdings operate, and the risks and uncertainties described under “Risk Factors” beginning on page 25 and “Cautionary Statements Concerning Forward-Looking Information” beginning on page 42, all of which are difficult to predict and many of which are outside the control of Skyline and Champion Holdings and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ materially from those reflected in the financial forecasts, whether or not the Exchange is completed. Further, these assumptions do not include all potential actions that management of Skyline or Champion Holdings could or might have taken during the relevant time periods.

The inclusion in this proxy statement of the nonpublic unaudited prospective financial information below should not be regarded as an indication that Skyline, Champion Holdings, their respective boards of directors or managers, as the case may be, or Jefferies considered, or now consider, these projections and forecasts to be a reliable predictor of future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such.

No assurances can be given that these financial forecasts and the underlying assumptions will be achieved or that, if the financial forecasts had been prepared as of the date of this proxy statement, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which the combined company will actually operate after the Exchange. Champion Holdings and Skyline do not intend to, and each disclaims any obligation to, make publicly available any update or other revision to this unaudited prospective financial information to reflect circumstances occurring since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial forecasts summarized in this section were prepared by and are the responsibility of the management of Skyline. No independent registered public accounting firm has examined, compiled, or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

Further, the unaudited prospective financial information does not take into account the effect on Skyline or Champion Holdings of any possible failure of the Exchange to occur. Neither Skyline nor Champion Holdings, nor their respective affiliates, officers, directors, advisors (including Jefferies) or other representatives, has made, makes, or is authorized in the future to make any representation to any shareholder of Skyline, or to any other person, regarding Skyline’s or Champion Holdings’ ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by Skyline or Champion Holdings that it is viewed as material information, particularly in light of the inherent risks and uncertainties associated with such projections.

In light of the foregoing, and taking into account that the Special Meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Skyline shareholders are cautioned not to place unwarranted reliance on such information.

For purposes of the financial projections summarized below: (i) earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes (EBIT) exclude certain one-time non-recurring expenses and other costs and adjustments; and (ii) adjusted EBITDA” for Skyline was calculated to remove from EBITDA the impact of Skyline’s sale of certain assets and Skyline’s stock-based compensation, and “adjusted EBITDA” for the Champion Companies was calculated to remove from EBITDA the impact of certain non-operating expenses.

Skyline

Set forth below is a summary of the financial projections regarding Skyline on a stand-alone basis that were provided by Skyline’s management to the Board and Jefferies:

	Summary of Skyline Stand-Alone Financial Projections (all amounts are in millions and are approximate)

	Skyline’s Fiscal Year Ending May 31
	2018*	2019	2020	2021	2022
Net Revenue	$135.7	$249.0	$266.6	$285.4	$305.5
Adjusted EBITDA	$6.4	$13.5	$16.4	$19.6	$23.2
EBIT	$5.4	$11.8	$14.6	$17.7	$21.2

*  For the seven-month period from November 1, 2017 through May 31, 2018.

Champion Companies

Set forth below is a summary of the financial projections regarding the Champion Companies on a stand-alone basis that were provided by Skyline’s management to the Board and Jefferies:

	Summary of Champion Companies Stand-Alone Financial Projections (all amounts are in millions and are approximate)

	Champion Companies’ Fiscal Year Ending March 31
	2018*	2019	2020	2021	2022
Net Revenue	$416.2	$1,144.3	$1,346.5	$1,564.6	$1,740.7
Adjusted EBITDA	$20.6	$61.0	$83.9	$105.9	$127.7
EBIT	$16.5	$50.3	$72.3	$93.5	$114.7

*  For the five-month period from November 1, 2017 through March 31, 2018.

The summary financial projections regarding Skyline and the Champion Companies presented in the tables above were not prepared for the purpose of representing financial forecasts for the combined company. The projections assume, among other things, execution of various strategic and growth initiatives that were contemplated by each of Skyline and Champion Holdings on a standalone basis without giving effect to the potential impact of the Exchange. No assurance can be given as to whether or not such strategic and growth initiatives will be pursued or remain feasible following the consummation of the Exchange. Therefore, no assurance can be given about these financial projections reflecting the anticipated results of the combined company on a forward-looking basis.

Estimated Synergies

The prospective financial information prepared by Skyline’s management also included an estimate of synergies for the combined company. Skyline’s management expected most of the synergies from the Exchange would be in the form of cost savings through procurement activities and the sharing of best practices. These synergies were projected to result in approximately $15.0 million of pre-tax earnings per year for the combined company. The synergies from the Exchange were projected to be achieved over a period of 24 months following the closing of the Exchange and did not include estimated one-time integration expenses.

Interests of the Skyline Directors and Executive Officers in the Exchange

When Skyline’s shareholders are considering the recommendation of the Board in connection with the Skyline Exchange Proposals, you should be aware that some of the executive officers and directors of Skyline have interests that are in addition to, or different from, the interests of Skyline’s shareholders generally, which are described below. Board was aware of these interests and considered them, among other matters, in approving the Exchange Agreement and the transactions contemplated by the Exchange Agreement. Except as described below, to the knowledge of Skyline, the executive officers and directors of Skyline do not have any material interest in the Exchange apart from their interests as shareholders of Skyline.

Payments Under Employment Agreement with Richard W. Florea

Skyline maintains an executive employment agreement (the “Employment Agreement”) with Richard W. Florea, the Chief Executive Officer of Skyline. The Employment Agreement provides for the following severance benefits to be paid to Mr. Florea in the event of a termination of employment by Skyline without “cause” in contemplation of a “change in control” (each as defined in the Employment Agreement) or a termination by Skyline without cause within six months following a change in control, such as the Exchange (the following does not include benefits that Mr. Florea would be vested in without regard to the occurrence of a change in control): (i) Skyline will continue to pay Mr. Florea his then-current base salary for an 18-month period; and (ii) all stock options granted to Mr. Florea pursuant to his June 2015 stock option award agreement that have not already vested will vest. Under the Exchange Agreement, Skyline will accelerate the vesting of stock options as described in the immediately preceding sentence pursuant to and in accordance with the terms of the Employment Agreement. See below under “Treatment of Stock Options” for a description of the vesting of stock options, pursuant to the terms of the Exchange Agreement, which were granted to Mr. Florea under the Company Incentive Plan (defined below) and not his Employment Agreement. Skyline shall pay Mr. Florea severance as described in the Employment Agreement if terminated in connection with the Exchange in the amount described above. Immediately prior to closing all outstanding and unvested Skyline stock options held by Mr. Florea will become fully vested and exercisable so long as Mr. Florea enters into the Termination Agreement (as defined below). Mr. Florea has been granted stock options to purchase 265,000 shares of Skyline Common Stock, of which 181,400 are currently outstanding and unvested. Mr. Florea’s base salary severance benefit is payable in equal quarterly installments with the first quarterly severance benefit payable on the first business day of the seventh month immediately after the date of Mr. Florea’s termination of employment, with each subsequent quarterly severance benefit to be payable to Mr. Florea on the first day of the first month of each subsequent calendar quarter thereafter. All payments of severance benefits will be less all applicable withholding taxes. The Employment Agreement also requires that the base salary severance benefit be offset by the total amount (if any) of the base salary earned by or paid on Mr. Florea’s behalf in connection with his subsequent employment or services as a consultant during the severance period.

The total amount of Mr. Florea’s base salary continuation payment under the Employment Agreement in connection with the occurrence of the events and satisfaction of the conditions described within the immediately preceding paragraph, is currently estimated to be $556,200. In addition, immediately prior to the closing of the Exchange, Mr. Florea’s 181,400 currently outstanding and unvested stock options would be immediately vested. The payment of any severance amounts and the vesting of Mr. Florea’s outstanding and unvested stock options are contingent upon the consummation of the Exchange and Mr. Florea entering into a mutual termination of employment agreement (the “Termination Agreement”) in a form reasonably acceptable to Champion Holdings, which will provide, among other provisions, for the termination of Mr. Florea’s employment with Skyline, the combined company, or any of their subsidiaries, as the case may be, and which will include restrictive covenants and a release of claims reasonably acceptable to Champion Holdings.

In addition, under the Exchange Agreement, if the after-tax benefit for Mr. Florea of all his “parachute payments” (as defined in Section 280G of the Code) with respect to or in connection with the transactions contemplated by the Exchange Agreement, as calculated by Skyline in good faith after consultation with Champion Holdings, with the imposition of the excise tax under Sections 280G and 4999 of the Code, is equal to or less than the after-tax benefit if such parachute payments were to be reduced such that they did not equal or exceed Mr. Florea’s safe harbor amount under Section 280G of the Code (as calculated by Skyline in good faith, after consultation with Champion Holdings pursuant to Treas. Reg. 1.280G-1,Q&A 30 (the “Safe Harbor Amount”), then Mr. Florea’s employment agreement will be amended with the written consent of Mr. Florea no later than two business days prior to the date that Skyline must deliver the closing statement to Champion Holdings that it is required to deliver pursuant to the terms of the Exchange Agreement, if necessary, to ensure and expressly provide that no parachute payment will be made that would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such parachute payment would trigger the excise tax under Sections 280G and 4999 of the Code, the parachute payment will be reduced to the maximum level that would not trigger the excise tax. If any such amendment to the employment agreement needs to be prepared, Mr. Florea will be given the discretion to choose which parachute payments would be subject to reduction, and by how much, to achieve the greatest Safe Harbor Amount that would not trigger the excise tax. For purposes of clarity, if the after-tax benefit for Mr. Florea, with the imposition of the excise tax, is greater than the after-tax benefit if his total parachute payments were reduced such that they did not equal or exceed the Safe Harbor Amount, then Mr. Florea may decide in his sole discretion for the parachute payments to not be subject to any reduction and to receive the full payments and benefits due to him. Any decision by Mr. Florea not to reduce parachute payments due to him must be communicated in writing to Champion

Holdings no later than two business days prior to the date that Skyline must deliver the closing statement to Champion Holdings that it is required to deliver pursuant to the terms of the Exchange Agreement.

Treatment of Stock Options

The Exchange Agreement provides that, prior to the closing of the Exchange, the board of directors of Skyline will take all necessary actions pursuant to the terms of the Skyline Corporation 2015 Stock Incentive Plan (the “Company Incentive Plan”) such that upon the closing, all options to purchase shares of Skyline Common Stock held by Jeffrey A. Newport that are outstanding and unvested immediately prior to the closing of the Exchange will become fully vested and exercisable. All options to purchase Skyline Common Stock have been granted under the Company Incentive Plan. As disclosed above, all of Richard W. Florea’s outstanding and unvested stock options also will vest immediately prior to the closing of the Exchange provided that Mr. Florea enters into the Termination Agreement. Upon vesting, all such stock options held by Messrs. Newport and Florea will remain in full force and effect and will continue to be governed by the same terms and conditions as were applicable to such stock options immediately prior to the closing of the Exchange. The accelerated vesting of Mr. Newport’s stock options is subject to Mr. Newport executing and delivering to Skyline prior to the occurrence of the accelerated vesting a release of claims substantially in the form as was attached to the Exchange Agreement (the “Release of Claims”).

As of April 3, 2018, Richard W. Florea, the current President and Chief Executive Officer of Skyline, holds outstanding and unvested options to purchase 181,400 shares of Skyline Common Stock at a weighted average exercise price of $4.84 per share, and Jeffrey A. Newport, the current Chief Operating Officer of Skyline, holds outstanding and unvested options to purchase 19,800 shares at a weighted average exercise price of $6.45 per share. All such stock options will become vested and exercisable upon the closing of the Exchange. Notes 4 (for Mr. Florea) and 8 (for Mr. Newport) to the table included in the section below titled “Exchange-Related Executive Compensation for Skyline’s Named Executive Officers” provide the values associated with the accelerated vesting of the stock options discussed in this section.

Treatment of Restricted Stock

The Exchange Agreement provides that, prior to the closing of the Exchange, the board of directors of Skyline will take all necessary actions pursuant to the terms of the Company Incentive Plan such that upon the closing, all shares of Skyline restricted stock granted under the Company Incentive Plan to Mr. Florea and Mr. Newport that are outstanding immediately prior to the closing will fully vest and no longer be subject to any lapse restrictions. Upon vesting, all such shares will remain outstanding and will be held free of restrictions by Mr. Florea and Mr. Newport, respectively. The accelerated vesting of the restricted stock is subject to each of Mr. Florea and Mr. Newport executing and delivering to Skyline a release of claims substantially in the form of the Release of Claims.

Mr. Florea holds 42,000 shares of unvested restricted stock, and Mr. Newport holds 3,000 shares of unvested restricted stock. All such shares of restricted stock will fully vest and no longer be subject to any lapse restrictions upon the closing of the Exchange. Notes 4 (for Mr. Florea) and 8 (for Mr. Newport) to the table included in the section below titled “Exchange-Related Executive Compensation for Skyline’s Named Executive Officers” provide the values associated with the accelerated vesting of restricted stock discussed in this section.

Accelerated Vesting of Benefits Under 1989 Deferred Compensation Plan

Skyline has established the 1989 Deferred Compensation Plan (the “Deferred Compensation Plan”), under which certain executive officers and directors of Skyline are entitled to receive payments of deferred compensation to provide a level of retirement income complimentary to the income level of those participants, such income levels and amounts as set forth in an appendix to the Deferred Compensation Plan. Under the terms of the Deferred Compensation Plan, participants (or their estates or beneficiaries) will commence receiving payments of deferred compensation in fixed amounts no later than ninety (90) days following the participant’s retirement, permanent disability, or death. If a participant’s employment with Skyline is terminated due to “retirement” (as defined in the Deferred Compensation Plan) on or after the participant’s eligibility date that is listed in Exhibit A to the Deferred Compensation Plan, Skyline will begin paying in monthly installments to the participant a fixed annual deferred compensation amount as set forth in the Deferred Compensation Plan, such annual amount to be paid for a period of 10 years following the participant’s retirement. If a participant experiences a “permanent disability” (as defined in the Deferred Compensation Plan) while still employed by Skyline, Skyline will begin paying in monthly installments to the participant a fixed annual deferred compensation amount as set forth in the Deferred Compensation Plan, less any amount the participant is entitled to receive under Skyline’s disability insurance policy then in effect. If such disability insurance benefits expire prior to the date that is 10 years after the original disability date, Skyline will pay the annual deferred compensation amounts under the Deferred Compensation Plan until 10 years after the original disability date. If the participant dies while still employed by Skyline, Skyline will pay to the participant’s beneficiaries the fixed deferred compensation amount set forth in the Deferred Compensation Plan, and such payments will be made monthly for a period of 10 years following the participant’s death. If a participant dies after having retired from Skyline or after having terminated employment because of a permanent disability, the maximum duration of payments under the Deferred Compensation Plan for retirement or permanent disability and death benefits will be 10 years from the date of retirement or permanent disability (whichever is applicable). In the event of the participant’s death, the participant’s beneficiary will receive a fixed annual death benefit (the amount of which is set forth in the Deferred Compensation Plan, and which is in addition to the annual deferred compensation amount discussed above) for the remaining portion of the 10-year payout period. Under the general terms of the Deferred Compensation Plan, Jon S. Pilarski will become eligible to receive amounts deferred under the plan which are due to him as a result of his retirement when he reaches age 62. However, notwithstanding the foregoing vesting provisions, under the terms of the Deferred Compensation Plan if there is a change in control of Skyline (defined as a change in ownership of more than 50% of Skyline’s Common Stock in one transaction, such as the Exchange) the rights of participants will vest at the time of the closing of such transaction.

The Exchange Agreement similarly provides that, at or prior to the closing of the Exchange, Skyline will take all actions under the Deferred Compensation Plan such that, upon the closing of the Exchange, all benefits payable under the plan to Jon S. Pilarski, the current Vice President, Finance & Treasurer, Chief Financial Officer of Skyline will become fully vested. Under the terms of the Deferred Compensation Plan, Mr. Pilarski is entitled to an annual retirement payment amount of $60,000, and an annual death benefit amount of $40,000. Mr. Pilarski’s rights to these benefits will become fully vested upon the closing of the Exchange. The table included in the section below titled “Exchange-Related Executive Compensation for Skyline’s Named Executive Officers” provides the aggregate value associated with the accelerated vesting of Mr. Pilarski’s benefits under the Deferred Compensation Plan.

Terrence M. Decio and Martin R. Fransted are also participants in the Deferred Compensation Plan. Mr. Decio is entitled to annual death benefit payments and deferred compensation payments of $75,000 each, and Mr. Fransted is entitled to an annual death benefit payment of $30,000 and an annual deferred compensation payment of $40,000 pursuant to the terms of the Deferred Compensation Plan. However, all of these benefits have already vested (not in connection with the Exchange), and accordingly, Mr. Decio’s benefits are not listed in the table included in the section below titled “Exchange-Related Executive Compensation for Skyline’s Named Executive Officers.”

On January 4, 2018, the Board approved an amendment to the Deferred Compensation Plan which provides that, notwithstanding any contrary provision in the plan, Skyline and its successors and assigns will not terminate the Deferred Compensation Plan prior to the date upon which the final payment under the plan is scheduled to occur, and that the amendment provision itself shall not be further amended without the prior consent of all the Deferred Compensation Plan’s participants.

Severance Payments to Certain Executive Officers of Skyline

Under the Exchange Agreement, if any of Jeffrey A. Newport or Jon S. Pilarski is still employed by Skyline as of the closing of the Exchange, and if the employment of either of them is terminated by the combined company, other than for cause, within 12 months after the closing of the Exchange, then the individual whose employment is terminated will be entitled to receive severance payments. Upon the occurrence of the scenario set forth in the immediately preceding sentence, Mr. Newport would be entitled to receive severance pay equal to 26 weeks of pay, at his base rate of pay in effect at the time of his termination of employment, and Mr. Pilarski would be entitled to receive severance pay equal to 52 weeks of pay, at his base rate of pay in effect at the time of his termination of employment. In the case of each of Messrs. Newport and Pilarski, it is a condition to receiving such severance payments that they sign and deliver a termination and release agreement substanially similar to Champion Holdings’ form termination and release agreement for similarly situated employees, which form may include restrictive covenants at the combined company’s discretion. The table included in the section below titled “Exchange-Related Executive Compensation for Skyline’s Named Executive Officers” provides the aggregate value of severance benefits payable to Messrs. Newport and Pilarski.

In addition, other than the severance payments to be made to Messrs. Florea, Newport, and Pilarski as described above, the Exchange Agreement also provides that those salaried employees of Skyline or any of its subsidiaries as of the closing who are still employed by Skyline or a subsidiary as of the closing of the Exchange and whose employment with Skyline or the combined company is terminated by the combined company, other than for cause, within 12 months after closing, and who sign and deliver a termination and release agreement in a form substantially similar to Champion Holdings’ form termination and release agreement for similarly situated employees, would, upon the occurrence of the foregoing scenario set forth in this sentence, be entitled to severance pay equal to one week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with Skyline and the surviving company, with a minimum of four weeks and a maximum of 26 weeks. As a result, the following current executive officers of Skyline (other than Messrs. Florea, Newport, and Pilarski) will be entitled to severance benefits under these provisions: Terrence M. Decio, Vice President, Marketing and Sales; Robert C. Davis, Vice President, Manufacturing; and Martin R. Fransted, Corporate Controller and Secretary. The table included in the section below titled “Exchange-Related Executive Compensation for Skyline’s Named Executive Officers” provides the aggregate value of severance benefits payable to Messrs. Decio and Davis. The total amount of Mr. Fransted’s severance benefits in connection with the occurrence of the events and satisfaction of conditions that would give rise to the payment of such benefits is currently estimated to be $77,520.

John C. Firth and Richard W. Florea Being Appointed as Directors of the Combined Company

The Exchange Agreement provides that Skyline and the Board, as applicable, will take all actions necessary (including amending the By-Laws), in consultation with Champion Holdings, to cause the board of directors of the combined company, effective as of the second day following the closing, to consist of two members to be designated by Skyline’s pre-closing board of directors (both of whom are current Skyline directors), and nine members to be designated by Champion Holdings. In accordance with this provision, Skyline has designated John C. Firth, the current Chairman of the Board, and Richard W. Florea, the current Chief Executive Officer of Skyline and a current member of the Board, to be Skyline’s designees to be appointed to the combined company’s board of directors. Messrs. Firth’s and Florea’s appointments to the board will become effective as of the second day following the closing of the Exchange. It is expected that Messrs. Firth and Florea will be entitled to receive customary compensation from the combined company for their service on the board after the closing, which compensation has not yet been determined.

Under the Investor Rights Agreement, which will be executed in connection with the closing, as long as the combined company is a “controlled company” (as defined under applicable stock exchange rules), the two Skyline designees pursuant to the terms of the Exchange Agreement (i.e., Messrs. Firth and Florea) will continue to serve on the post-closing board of the combined company.

Arthur J. Decio Being Appointed as Board Observer

Under the Investor Rights Agreement, which will be executed in connection with the closing of the Exchange, until the second anniversary of the closing, Arthur J. Decio, the founder of Skyline and a current member of the Board, will serve as a non-voting observer of the board of directors of the post-closing combined company.

Indemnification and Insurance of Directors and Officers

Skyline and Champion Holdings have agreed that all rights to indemnification and exculpation from liabilities arising out of or pertaining to matters existing or occurring on or prior to the effective time of the Exchange in favor of the present and former officers and directors of Skyline and any of the Champion Companies, as provided under the articles of incorporation, bylaws, or other organizational documents of Skyline or the Champion Companies, as the case may be, or permitted under applicable law, will survive the closing of the Exchange and continue for six years following the closing.

In addition, Skyline has agreed to maintain a directors’ and officers’ liability insurance policy for up to six years following the closing of the Exchange to cover the present officers and directors of Skyline with respect to claims against such directors and officers arising from facts or events that occurred on or before the closing date of the Exchange; provided that, Skyline is not obligated to pay each year more than 250% of Skyline’s current annual premiums for such coverage.

Exchange-Related Executive Compensation for Skyline’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Skyline’s named executive officers that is based on or otherwise relates to the Exchange. The Exchange-related compensation payable to these individuals is subject to a non-binding advisory vote of Skyline’s shareholders, as described below in the section entitled “Proposal # 3 – Non-Binding Advisory Vote on Exchange-Related Compensation” beginning on page 151.

The following table sets forth the amount of payments and benefits that each of Skyline’s applicable named executive officers would receive in connection with the Exchange, assuming the following: (i) that the effective time of the Exchange is May 1, 2018; and (ii) except as otherwise disclosed in the footnotes to the table below, that each of Messrs. Florea’s, Newport’s, and Pilarski’s employment is terminated by the combined company without cause immediately following the closing of the Exchange. This table does not include the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control. The amounts below are based on certain assumptions that may or may not actually occur. As a result, the actual amounts to be received by a named executive officer may materially differ from the amounts set forth below.

Executive	Cash ($)	Equity(1) ($)	Pension/ NQDC(2) ($)	Total ($)
Richard W. Florea	556,200(3)	3,830,368(4)	–	4,386,568
Jon S. Pilarski	229,500(5)	–	374,536(6)	604,036
Jeffrey A. Newport	125,000(7)	352,811(8)	–	477,811
Robert C. Davis	52,177(9)	–	–	52,177
Terrence M. Decio	122,400(10)	–	–	122,400

(1)	The shares disclosed in this paragraph are valued at $21.08, which is the average closing price of Skyline’s Common Stock, as quoted on the NYSE American, over the first five business days following the first public announcement of the Exchange. The dollar value of in-the-money option awards disclosed in this column are computed based on the difference between $21.08 and the exercise price of the options.

(2)	The amount in this column represents the net present value of nonqualified deferred compensation benefit enhancements with respect to the accelerated vesting of benefits for Mr. Pilarski under the Deferred Compensation Plan, based on the assumptions disclosed in the paragraph preceding this table.

(3)	The amount in this column for Mr. Florea represents the aggregate amount of Mr. Florea’s base salary for an 18-month period after termination. Mr. Florea’s current base salary is $370,800 per year. Mr. Florea’s base salary severance benefit will be payable in equal quarterly installments with the first quarterly severance benefit payable on the first business day of the seventh month immediately after the date of Mr. Florea’s termination of employment, with each subsequent quarterly severance benefit to be payable to Mr. Florea on the first day of the first month of each subsequent calendar quarter thereafter. The cash severance payable to Mr. Florea is considered a “double trigger” benefit, since the payment is triggered by a termination of employment by Skyline without cause in contemplation of a change in control or a termination by Skyline without cause within six months following a change in control.

(4)	The amount in this column for Mr. Florea represents (i) the dollar value ($885,192) of restricted stock awards granted to Mr. Florea for 42,000 shares of Common Stock which will become fully vested upon the closing of the Exchange; and (ii) the dollar value ($2,945,176) of in-the-money options to purchase 181,400 shares of Common Stock which will become fully vested and exercisable upon the closing of the Exchange. These amounts are considered “double-trigger” benefits, since the payment is triggered by a termination of employment by Skyline and the consummation of the Exchange.

(5)	The amount in this column represents severance pay equal to 52 weeks of pay, at Mr. Pilarski’s base rate of pay in effect at the time of termination. Mr. Pilarski’s current base salary is $229,500 per year. The cash severance payable to Mr. Pilarski is considered a “double trigger” benefit, since the payment is triggered by a change in control for which payment is conditioned upon the combined company’s termination of Mr. Pilarski’s employment without cause following the change in control.

(6)	The amount in this column for Mr. Pilarski assumes his employment with Skyline is terminated due to retirement immediately following the closing of the Exchange and his benefits are paid in accordance with the terms of the Deferred Compensation Plan. This amount is considered a “double trigger” benefit, since the vesting of Mr. Pilarski’s benefit will be triggered by a change in control, and after which payment is conditioned upon Mr. Pilarski’s termination of employment upon his retirement, death or permanent disability.

(7)	The amount in this column represents severance pay equal to 26 weeks of pay, at Mr. Newport’s base rate of pay in effect at the time of termination. Mr. Newport’s current base salary is $250,000 per year. The cash severance payable to Mr. Newport is considered a “double trigger” benefit, since the payment is triggered by a change in control for which payment is conditioned upon the combined company’s termination of Mr. Newport’s employment without cause following the change in control.

(8)	The amount in this column for Mr. Newport includes (i) the dollar value ($63,228) of restricted stock awards granted to Mr. Newport for 3,000 shares of Common Stock which will become fully vested upon the closing of the Exchange; and (ii) the dollar value ($289,583) of in-the-money options to purchase 19,800 shares of Common Stock which will become fully vested and exercisable upon the closing of the Exchange. These amounts are considered “single-trigger” benefits triggered in connection with the consummation of the Exchange, and for which the benefits are not conditioned upon a termination of employment.

(9)

The amount in this column represents severance pay equal to 14 weeks of pay, at Mr. Davis’ base rate of pay in effect at the time of termination. Mr. Davis’ current base salary is $193,800 per year. The cash severance payable to Mr. Davis is considered a “double trigger” benefit, since the payment is triggered by a change in control for which payment is conditioned upon the combined company’s termination of Mr. Davis’ employment without cause following the change in control.

(10)	The amount in this column represents severance pay equal to 26 weeks of pay, at Mr. Decio’s base rate of pay in effect at the time of termination. Mr. Decio’s current base salary is $244,800 per year. The cash severance payable to Mr. Decio is considered a “double trigger” benefit, since the payment is triggered by a change in control for which payment is conditioned upon the Company’s termination of Mr. Decio’s employment without cause following the change in control.

(11)	The following table quantifies, for each named executive officer of Skyline, the portion of the total amount of Exchange-related compensation that is payable attributable to a double-trigger arrangement (i.e., amounts triggered by a change in control for which payment is conditioned upon the executive officer’s termination of employment by Skyline or the combined company, as applicable , without cause) and a single-trigger arrangement (i.e., amounts triggered by a change in control for which payment is not conditioned upon termination of employment).

Name	Double Trigger ($)	Single Trigger ($)
Richard W. Florea	4,386,568	–
Jon S. Pilarski	604,036	–
Jeffrey A. Newport	125,000	352,811
Robert C. Davis	52,177	–
Terrence M. Decio	122,400	–

Plans for Skyline After the Exchange

Following the consummation of the Exchange, the combined company will own all of the issued and outstanding equity securities of the Champion Companies and will continue to hold the direct and indirect subsidiaries of Skyline. The combined company will continue the primary business strategy of Skyline and Champion Holdings, which is the design, production, and marketing of manufactured housing, modular housing, and park models to independent dealers and manufactured housing communities located throughout the United States and Canada, augmented by Champion Holdings’ business strategy of specializing in a wide variety of manufactured and modular homes, park-model RVs, and modular buildings for the multi-family, hospitality, senior, and workforce housing sectors.

We anticipate that Skyline’s combination with Champion Holdings will provide the combined company with access to other acquisition, investment, and business opportunities. The combined company may review acquisition and investment proposals and opportunities, including those presented by third parties and those sought out by the combined company. There can be no assurance that any of these discussions will result in a definitive agreement and if they do, what the terms or timing of any agreement would be.

Ownership of Skyline After the Exchange

Following the consummation of the Exchange, the combined company will own all of the issued and outstanding equity interests of the Champion Companies, and Champion Holdings (or its members) will own 84.5% of the issued and outstanding shares of the combined company’s common stock. Champion Holdings (or its members) will have actual and effective control of the combined company following the Exchange, and will be able to approve any action that requires a majority vote of all outstanding shares of capital stock of the combined company.

Effects on Skyline if the Exchange is Not Consummated

If the Exchange is not consummated for any reason, Champion Holdings will not receive any shares of Skyline Common Stock pursuant to the Exchange Agreement and Skyline will not receive the Contributed Shares of the Champion Companies. Instead, Skyline will remain an independent publicly-traded company and continue to execute upon its business strategy, as discussed elsewhere in this proxy statement and the documents Skyline files with the SEC which are incorporated by reference herein. The Champion Companies will remain wholly-owned subsidiaries of Champion Holdings if the Exchange is not consummated.

Changes to the Rights of Skyline’s Shareholders

Please see the section entitled “Comparison of the Material Terms of Skyline’s Current Restated Articles of Incorporation and Amended and Restated Articles of Incorporation” beginning on page 117 for a description of the proposed changes under the Amended and Restated Articles of Incorporation.

Limitations of Liability and Indemnification of the Skyline and Champion Holdings Officers and Directors

Pursuant to the Exchange Agreement, upon the completion of the Exchange, all rights to indemnification or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director or officer of Skyline or the Champion Companies and any of their respective subsidiaries and each present and former officer or member of the board of managers of Champion Holdings, as provided for in their respective organizational documents, will continue to be honored and in full force and effect after the completion of the Exchange.

The Exchange Agreement also provides that Skyline will purchase or maintain a six-year “tail” policy under its existing directors’ and officers’ liability insurance policy, with an effective date as of the completion of the Exchange.

Exchange Consideration

At the completion of the Exchange, Champion Holdings will contribute, transfer and convey to Skyline the Contributed Shares free from all encumbrances. In exchange for the contribution by Champion Holdings of the Contributed Shares, Skyline will issue to Champion Holdings (or its members), that number of duly authorized, validly issued, fully-paid and non-assessable shares of Skyline Common Stock equal to the (i) exchange ratio, as defined in the Exchange Agreement, times (ii) the total number of outstanding shares of Skyline Common Stock calculated on a fully diluted basis (as determined in the Exchange Agreement) as of immediately prior to the completion of the Exchange. As a result, Champion Holdings or members of Champion Holdings are expected to receive shares of Skyline Common Stock representing in the aggregate approximately 84.5% of the outstanding shares of Common Stock of the combined company calculated on a fully diluted basis (as determined in the Exchange Agreement).

The Exchange Shares

The number of Exchange Shares issued to Champion Holdings (or its members) will be based on the number of shares of Skyline Common Stock outstanding (including all shares of Skyline Common Stock issuable upon conversion of any securities convertible into or exercisable or exchangeable for shares of Skyline Common Stock), calculated on a fully diluted basis (as determined in the Exchange Agreement) immediately prior to the completion of the Exchange, and will not be determined until that time. Accordingly, any changes in the number of shares of outstanding capital stock of Skyline, as a result of option grants, option expirations, or issuance of new share capital, prior to the completion of the Exchange would result in a corresponding change to the number of Exchange Shares.

For illustrative purposes only, based on the number of shares of Skyline Common Stock, calculated on a fully diluted basis (as determined in the Exchange Agreement), as of [•], 2018, the last practicable date before the printing of this proxy statement, the total number of Exchange Shares would have been 47,828,330.

The Exchange Agreement uses an exchange ratio based on the fully diluted outstanding shares of Skyline Common Stock to fix the number of shares of Skyline Common Stock that will be issued in exchange for the capital stock of the Champion Companies in the Exchange. Any changes in the market price of Skyline Common Stock before the completion of the Exchange will not affect the total number of Exchange Shares that Champion Holdings or the members of Champion Holdings will be entitled to receive pursuant to the Exchange Agreement. Changes in stock price or value may result from a variety of factors, including, among others, general market and economic conditions, changes in Skyline’s or Champion Holdings’ respective businesses, operations, and prospects, the market assessment of the likelihood that the Exchange will be completed as anticipated or at all, and regulatory considerations. Many of these factors are beyond Skyline’s or Champion Holdings’ control.

As a result of any such changes in the price of the Skyline Common Stock, the aggregate market value of the shares of Skyline Common Stock that Champion Holdings or the members of Champion Holdings will be entitled to receive at the completion of the Exchange could vary significantly from the value of such shares on the date of this proxy statement, the date of the Special Meeting, or the date on which Champion Holdings or the members of Champion Holdings actually receive their shares of Skyline Common Stock.

Completion of the Exchange

The Exchange Agreement requires the parties to complete the Exchange after all of the conditions to the completion of the Exchange contained in the Exchange Agreement are satisfied or waived, including, among others, the approval by the Skyline shareholders of the issuance of the Exchange Shares and the amendments to Skyline’s Restated Articles of Incorporation to, among other things, increase Skyline’s authorized shares which will permit for the issuance of the Exchange Shares. Neither Skyline nor Champion Holdings can predict the exact timing of the completion of the Exchange.

Regulatory Approvals

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules and regulations promulgated thereunder, Skyline and Champion Holdings are required to make certain filings with the DOJ and the FTC. The Exchange may not be consummated until the applicable waiting period under the HSR Act has expired or has been terminated.

Skyline and Champion Holdings each filed their respective notification and report forms with the DOJ and the FTC under the HSR Act on January 19 and 22, 2018, respectively. Because the shares of Skyline Common Stock to be issued in the Exchange may be issued directly to the members of Champion Holdings, each of the members of Champion Holdings who would be required to file an HSR Act notification filed their respective HSR Act notifications as well on January 22, 2018. Subsequently, Skyline, Champion Holdings, and the members of Champion Holdings elected to voluntarily withdraw and re-file each of their Premerger Notification and Report Forms, in order to restart the initial waiting period under the HSR Act and thereby provide the FTC additional time to review the proposed transaction. Accordingly, Skyline, Champion Holdings, and certain of the members of Champion Holdings each withdrew its initial filing effective February 21, 2018 and re-filed on February 23, 2018. The applicable waiting period under the HSR Act expired on March 26, 2018 at 11:59 p.m., Eastern Time.

During or after the statutory waiting periods and clearance of the Exchange, and even after completion of the Exchange, either the DOJ, the FTC or other U.S. governmental authorities could take action under the antitrust laws with respect to the Exchange as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the Exchange, to rescind the Exchange, or to conditionally approve the Exchange upon the divestiture of assets of Skyline or Champion Holdings or to impose restrictions on the operation of the combined company after the completion of the Exchange. Moreover, in some jurisdictions, a competitor, customer, state Attorney General or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the Exchange, before or after it is completed.

The Exchange Agreement provides that Skyline and Champion Holdings will use their commercially reasonable efforts to obtain any consents, authorizations, expiration or termination of applicable waiting periods, order and approvals from all governmental bodies that may be or become necessary for its execution and delivery of the Exchange Agreement; provided that, neither Skyline or its subsidiaries nor Champion Holdings or any of its subsidiaries or their respective affiliates shall be required to take any divestiture action that individually or in the aggregate would reasonably be expected to materially undermine the economic benefits or value which Skyline or Champion Holdings expects to derive from the Exchange or materially limit or impair the aggregate economic profile of the combined company. The Exchange Agreement also provides that Skyline and Champion Holdings will cooperate fully with the other and its affiliates in promptly seeking to obtain all such consents, authorizations, expiration, or termination of applicable waiting periods, orders and approvals, in connection with the transactions contemplated by the Exchange Agreement and the distribution of the Exchange Shares to the members of Champion Holdings.

Other Regulatory Matters

In the United States, Skyline must also comply with applicable federal and state securities laws and the rules and regulations of the NYSE American in connection with the issuance of shares of Skyline Common Stock and the filing of this proxy statement with the SEC.

Voting Agreement

In connection with the signing of the Exchange Agreement, on January 5, 2018, all of the members of the Board and certain executive officers of Skyline, in their capacities as Skyline shareholders, entered into a Voting Agreement with Champion Holdings pursuant to which each shareholder agreed, among other things, to vote his shares of Skyline Common Stock in favor of the proposals that relate to the Exchange described elsewhere in this proxy statement and not, directly or indirectly, take any action in his capacity as a shareholder to, among other things, solicit, initiate, cooperate with, knowingly encourage, induce or facilitate any inquiries or the making, submission or announcement of any alternative acquisition proposal, or approving, endorsing or recommending any agreement, transaction or action that would reasonably be expected to impede, interfere with, delay, discourage or affect the consummation of the Exchange or result in a breach of the Exchange Agreement or the Voting Agreement. The Voting Agreement grants Champion Holdings irrevocable proxies to vote any shares of Skyline Common Stock over which such shareholder has voting power in favor of each of the proposals described elsewhere in this proxy statement and against any alternative acquisition proposal, agreement, transaction or action. The Voting Agreement does not constitute an agreement to exercise or direct the exercise of the voting power of Skyline in the election of directors of Skyline.

Under the Voting Agreement, each shareholder has made representations and warranties to Champion Holdings regarding ownership and unencumbered title to the shares thereto, such shareholder’s power and authority to execute the Voting Agreement, and due execution and enforceability of the Voting Agreement. Unless otherwise waived, until the earlier of the completion of the Exchange or the termination of the Exchange Agreement, the Voting Agreement prohibits the sale, assignment, transfer or other disposition by each shareholder of his respective shares of Skyline Common Stock or the entrance into an agreement or commitment to do any of the foregoing, except for transfers to family members or by will or for charitable purposes, in which case the Voting Agreement will bind the transferee. The Voting Agreement restricts the ability of Arthur Decio from directly or indirectly acquiring, by purchase or otherwise, any additional shares of Skyline prior to the expiration of the Voting Agreement.

The voting agreement will terminate at the earlier of (i) the completion of the Exchange, (ii) upon the occurrence of any change in recommendation made by the Skyline Board, in accordance with the Exchange Agreement, that Skyline’s shareholders vote in favor of the Exchange Proposals, (iii) the termination of the Exchange Agreement in accordance with its terms, or (iv) upon mutual written consent, in respect of any shareholder, of such shareholder and Champion Holdings.

Accounting Treatment

Prior to the closing of the transactions contemplated by the Exchange Agreement, Champion Holdings will hold no shares of Skyline’s Common Stock. In connection with the closing of the Exchange, Champion Holdings will contribute all of the issued and outstanding equity interests in the Champion Companies to Skyline. After the consummation of the transactions contemplated by the Exchange Agreement, the shares of the combined company’s common stock owned by Champion Holdings (or its members) will represent 84.5% of the total voting power of all issued and outstanding shares of the combined company’s common stock, while the common stock of the combined company owned by the current Skyline shareholders will represent 15.5% of the total voting power of all the issued and outstanding shares of the combined company’s common stock. Consequently, although Skyline is the legal acquiror and will issue shares of its Common Stock to effect the Exchange Agreement, the business combination will be treated as an acquisition of the business of Skyline by Champion Holdings under the acquisition method of accounting. In this regard, the Exchange is expected to be accounted for as a reverse acquisition under the acquisition method of accounting, which requires determination of the accounting acquiror. The accounting guidance for business combinations, Accounting Standards Codification 805, Business Combinations, provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of Skyline Champion Corporation” beginning on page 153 for more detail regarding the accounting treatment of the Exchange.

Stock Market Listing

Skyline’s Common Stock currently is listed on the NYSE American under the symbol “SKY.” Under the Exchange Agreement, Skyline has agreed to use its reasonable best efforts to cause the shares of Skyline Common Stock issuable in the Exchange to be approved, at or prior to the completion of the Exchange, for listing (subject only to notice of issuance) on the NYSE American at and following the completion of the Exchange. The conditional approval of the listing application in respect of the shares of Skyline Common Stock issuable in the Exchange by the NYSE American is a condition to Skyline’s and Champion Holdings’ obligations to complete the Exchange. However, despite the express provisions of the Exchange Agreement, Skyline and Champion Holdings anticipate that the common stock of the combined company will be approved for listing on the NYSE following the completion of the Exchange under the trading symbol “SKY.”

In this regard, Skyline will be filing an initial listing application and listing agreement as required by the NYSE in anticipation of the closing of the Exchange.

Material U.S. Federal Income Tax Consequences of the Exchange to Holders of Skyline Common Stock

This section describes the material United States federal income tax consequences of the exchange of all of the capital stock of the Champion Companies for Skyline Common Stock to current Skyline shareholders. The following discussion is based on the Code, existing and proposed regulations thereunder, and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

Skyline and Champion Holdings intend the Exchange to qualify as a transaction described in Section 351 of the Code. Section 351 generally provides that a party contributing property to a corporation in exchange for stock of the corporation does not recognize gain or loss on the exchange for federal income tax purposes if, after the exchange, the contributing party controls the corporation issuing the stock. Because the current Skyline shareholders will not participate in the Exchange and will continue to own and hold their existing shares of Skyline Common Stock following the Exchange, the Exchange generally will not result in U.S. federal income tax consequences to current Skyline shareholders. Current Skyline shareholders who are also owners of Champion Holdings should consult their tax advisor as to the tax consequences to them of participating in the Exchange as an owner of Champion Holdings.

Material U.S. Federal Income Tax Consequences of the Pre-Closing Special Dividend to Holders of Skyline Common Stock

The following is a discussion of the material U.S. federal income tax consequences of the Pre-Closing Skyline Special Dividend to holders of Skyline Common Stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or foreign tax laws are not discussed. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS in effect as of the date of this document. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of Skyline Common Stock.

This discussion is limited to holders who hold their Skyline Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a Skyline common shareholder, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders of Skyline Common Stock that are subject to particular rules, including, without limitation: (i) persons subject to the alternative minimum tax; (ii) persons whose functional currency is not the U.S. dollar; (iii) persons holding Skyline Common Stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment; (iv) banks, insurance companies, and other financial institutions; (v) real estate investment trusts or regulated investment companies; (vi) brokers, dealers, or traders in securities; (vii) partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein); (viii) tax-exempt organizations or governmental organization; (ix) persons deemed to sell Skyline Common Stock under the constructive sale provisions of the Code; (x) persons who hold or receive Skyline Common Stock pursuant to the exercise of any employee stock options or otherwise as compensation; and (xi) tax-qualified retirement plans.

Except where specified, this discussion is limited to holders of Skyline Common Stock that are U.S. Holders. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Skyline Common Stock that, for U.S. federal income tax purposes, is or is treated as: (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds Skyline Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding Skyline Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

In addition, the following discussion does not address the tax consequences of the Pre-Closing Skyline Special Dividend under state, local, and foreign tax laws. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after, or at the same time as the Pre-Closing Skyline Special Dividend, whether or not they are in connection with the Pre-Closing Skyline Special Dividend.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PRE-CLOSING SKYLINE SPECIAL DIVIDEND ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

The Pre-Closing Skyline Special Dividend will be characterized as a dividend for U.S. federal income tax purposes to the extent paid out of Skyline’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Such dividends are taxed at ordinary income tax rates; provided, however, that for a non-corporate U.S. Holder, the amount of the Pre-Closing Skyline Special Dividend that is treated as a dividend for U.S. federal income tax purposes generally will be eligible under current law for a reduced rate of taxation if certain holding period and other requirements are satisfied. For a corporate U.S. Holder, the amount of the Pre-Closing Skyline Special Dividend that is treated as a dividend for U.S. federal income tax purposes will be eligible for the dividends-received deduction if such Holder meets certain holding period and other applicable requirements. Skyline does not expect that the Pre-Closing Skyline Special Dividend will exceed Skyline’s current and accumulated earnings and profits.

To the extent that the Pre-Closing Skyline Special Dividend exceeds Skyline’s current and accumulated earnings and profits, the excess will first reduce the U.S. Holder’s basis in the Skyline Common Stock, but not below zero, and then will be treated as gain from the sale of the U.S. Holder’s Common Stock.

Payment of the Pre-Closing Skyline Special Dividend may be subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 24%) if the U.S. Holder of Skyline Common Stock fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption. Backup withholding is not an additional tax. Rather, any amounts withheld may be credited against the U.S. Holder’s U.S. federal income tax liability, and if backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the Internal Revenue Service.

Federal Securities Law Consequences

The Exchange Shares to be issued by Skyline to Champion Holdings pursuant to the Exchange and the Contributed Shares of the Champion Companies to be contributed to Skyline will not be registered under the Securities Act. In this regard, the Exchange Shares will be issued by Skyline to Champion Holdings in a private placement, in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act. Accordingly, these shares will be restricted securities under the Securities Act. Champion Holdings may not sell the Exchange Shares acquired under the Exchange Agreement, except pursuant to: (i) an effective registration statement under the Securities Act covering the resale of those shares; (ii) Rule 144 under the Securities Act, which requires a specified holding period and limits the manner and volume of sales; or (iii) any other applicable exemption under the Securities Act.

In connection with the Exchange Agreement, Skyline, Champion Holdings, the Sponsors, and Arthur J. Decio will enter into the Registration Rights Agreement pursuant to which, after the consummation of the Exchange, Champion Holdings and the Sponsors will have, among other things, customary demand and “piggyback” registration rights with respect to the Exchange Shares. Under the Registration Rights Agreement, Mr. Decio also will have “piggyback” registration rights with respect to the shares he holds in the combined company after the closing. For more information, see the section entitled “Ancillary Agreements to Be Entered into in Connection With the Exchange – Registration Rights Agreement,” beginning on page 116.

No Dissenters’ or Appraisal Rights

Skyline’s shareholders do not have dissenters’ rights of appraisal under Indiana law in connection with the Exchange.

THE EXCHANGE AGREEMENT

This section of the proxy statement describes the material provisions of the Exchange Agreement but does not purport to describe all of the terms of the Exchange Agreement. The following summary is qualified in its entirety by reference to the complete text of the Exchange Agreement, a copy of which is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the Exchange Agreement because it is the legal document that governs the Exchange.

Additionally, the representations, warranties, and covenants described in this section and contained in the Exchange Agreement have been made only for the purpose of the Exchange Agreement and, as such, are intended solely for the benefit of Skyline and Champion Holdings. In many cases, these representations, warranties, and covenants are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the Exchange Agreement. Furthermore, many of the representations and warranties in the Exchange Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about Skyline or Champion Holdings, their respective subsidiaries and affiliates, or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or shareholders. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Exchange Agreement or may change in the future and these changes may not be fully reflected in the public disclosures made by Skyline or Champion Holdings. As a result of the foregoing, you are strongly encouraged not to rely on the representations, warranties, and covenants contained in the Exchange Agreement, or any descriptions thereof, as accurate characterizations of the state of facts or condition of Skyline, Champion Holdings, or any other person, nor as forward-looking statements.

Terms of the Exchange

The Exchange Agreement provides that, subject to the terms and conditions of the Exchange Agreement, at the completion of the Exchange, Champion Holdings will contribute all of the issued and outstanding shares of the Champion Companies in exchange for the issuance to Champion Holdings (or its members) of Skyline Common Stock. Upon completion of the Exchange, the Champion Companies will be wholly owned subsidiaries of Skyline. The Exchange is intended to constitute a tax-free transfer within the meaning of Section 351 of the Code.

Completion of the Exchange

The completion of the Exchange will take place as soon as possible after the satisfaction or waiver of the conditions to the completion of the Exchange, other than the conditions which by their terms can be satisfied only as of the completion of the Exchange or on such other day as Skyline or Champion Holdings may mutually agree. For a more complete discussion of the conditions to the completion of the Exchange, see the section entitled “Conditions to the Completion of the Exchange” beginning on page 111.

Directors and Officers

In connection with the Exchange, all of the directors of Skyline, other than the two designees selected by the current Skyline board to serve on the board of directors of the combined company after the closing, will resign following the completion of the Exchange. Following the completion of the Exchange, the directors of Skyline will consist of the two designees selected by the Skyline board prior to the completion of the Exchange, who are John C. Firth and Richard W. Florea, and nine designees selected by Champion Holdings, who are Keith Anderson, Timothy Bernlohr, Michael Bevacqua, Michael Kaufman, Daniel R. Osnoss, Gary E. Robinette, Ian Samuels, David Smith, and Michael Treisman.

Certain members of the management of Champion Holdings immediately prior to the completion of the Exchange, along with any newly appointed members of management, will be responsible for the management of the combined company.

Amendments to the Restated Articles of Incorporation of Skyline

The shareholders of record of Skyline Common Stock on the record date for the Special Meeting will be asked to approve and adopt the amendments to the Restated Articles of Incorporation of Skyline to (i) change the name of Skyline to Skyline Champion Corporation, (ii) increase the number of authorized shares of Common Stock of Skyline from 15,000,000 to 115,000,000 shares, and (iii) provide that the number of directors of Skyline shall be as specified in Skyline’s Amended and Restated By-Laws.

Representations and Warranties

The Exchange Agreement contains customary representations and warranties made by Champion Holdings and/or its subsidiaries to Skyline as of the date of the Exchange Agreement and as of the closing date of the Exchange, and generally reciprocal representations and warranties made by Skyline to Champion Holdings. Specifically, the representations and warranties of each of Skyline and Champion Holdings and/or its subsidiaries in the Exchange Agreement (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by confidential disclosure schedules exchanged by Skyline and Champion Holdings as may or may not be specifically indicated in the text of the Exchange Agreement) relate to the following subject areas, among other things:

•	organization, good standing and qualification to do business;

•	no violation of the constitutive documents of the applicable company;

•	corporate power and authority to enter into the Exchange Agreement and to complete the transactions contemplated by the Exchange Agreement;

•	valid authorization to enter into and execution of the Exchange Agreement;

•	the required consents and approvals of governmental entities and third parties in connection with the transactions contemplated by the Exchange Agreement;

•	capitalization, including valid authorization and issuance of outstanding capital stock;

•	the capitalization of each of Skyline’s and Champion Holdings’ subsidiaries;

•	financial statements;

•	the absence of undisclosed liabilities;

•	the conduct of each party’s business, and the absence of certain changes or events since a specified date;

•	tax matters;

•	intellectual property matters;

•	compliance with legal requirements;

•	litigation, investigations, proceedings and the absence of orders or judgments;

•	matters relating to its employee benefit plans;

•	title to property;

•	environmental matters;

•	employment and labor matters;

•	matters relating to material contracts, including the absence of certain defaults under or breaches or violations of material contracts and that the contracts identified as material contracts are valid, binding and enforceable obligations;

•	books and records of the subject company;

•	insurance policies and claims against such policies;

•	customers and suppliers;

•	product liability and warranty claims;

•	transactions with affiliates and other interested parties;

•	regulatory matters; and

•	the absence of undisclosed brokers’ fees.

The Exchange Agreement contains additional representations and warranties of Skyline regarding, among other things, the inapplicability of anti-takeover statutes to the Exchange and the other transactions contemplated by the Exchange Agreement; the approval of the Exchange Agreement and the Exchange by the Board; Skyline’s SEC filings and internal controls over financial reporting; compliance with the listing requirements of the NYSE American; the due authorization and valid issuance with respect to the Exchange Shares to be issued to Champion Holdings (or its members) (other than as may be imposed pursuant to rules 144 or 145 under the Securities Act), and Jefferies’ opinion to the Board in respect of the Exchange.

Material Adverse Effect

Several of the representations, warranties, covenants and completion conditions contained in the Exchange Agreement refer to the concept of “Skyline Material Adverse Effect” or “Champion Holdings Material Adverse Effect.”

Skyline Material Adverse Effect

For purposes of the Exchange Agreement, a “Skyline Material Adverse Effect” means any event, development, circumstance, change, effect or occurrence that, considered together with all other events, developments, circumstances, changes, effects and/or occurrence, has, or is reasonably expected to have, a material adverse effect on (i) the ability of Skyline to consummate the Exchange or to perform its covenants or obligations under the Exchange Agreement or (ii) the business, financial condition, operations or results of operations of the Skyline and its subsidiaries, which we refer to as the “Skyline Companies,” taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Skyline Material Adverse Effect in respect of this clause (ii): any event, development, circumstance, change, effect or occurrence resulting from:

•	conditions generally affecting the industries in which the Skyline Companies participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Skyline Companies, taken as a whole, relative to other companies in the industry in which the Skyline Companies operate;

•	any failure by Skyline to meet any estimates or expectations of its internal projections or forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Exchange Agreement (however, any event, development, circumstance, change, effect or occurrence causing or contributing to such failures to meet projections or predictions may constitute a Skyline Material Adverse Effect and may be taken into account in determining whether a Skyline Material Adverse Effect has occurred);

•	changes in the trading price or trading volume of Skyline Common Stock (however, any event, development, circumstance, change, effect or occurrence causing or contributing to such changes in the trading price or trading volume of Skyline Common Stock may constitute a Skyline Material Adverse Effect and may be taken into account in determining whether a Skyline Material Adverse Effect has occurred);

•	the execution, delivery, announcement or performance of the obligations under the Exchange Agreement or the announcement, pendency or anticipated consummation of the Exchange;

•	any natural disaster or any acts of terrorism, sabotage, military action, or war or any escalation or worsening thereof;

•	any changes (after the date of the Exchange Agreement) in U.S. GAAP or applicable legal requirements to the extent that such conditions do not have a disproportionate impact on the Skyline Companies, taken as a whole, relative to other companies in the industry in which the Skyline Companies operate; or

•	general conditions in financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure event), to the extent that such conditions do not have a disproportionate impact on the Skyline Companies, taken as a whole, relative to other companies in the industry in which the Skyline Companies operate.

Champion Holdings Material Adverse Effect

For purposes of the Exchange Agreement, a “Champion Holdings Material Adverse Effect” means any event, development, circumstance, change, effect or occurrence that, considered together with all other events, developments, circumstances, changes, effects and/or occurrences, has, or is reasonably expected to have, a material adverse effect on (i) the ability of Champion Holdings to consummate the Exchange or (ii) to perform its covenants or obligations under the Exchange Agreement or the business, financial condition, operations or results of operations of the Champion Companies taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred a Champion Holdings Material Adverse Effect in respect of this clause (ii): any event, development, circumstance, change, effect or occurrence resulting from:

•	conditions generally affecting the industries in which the Champion Companies participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Champion Companies, taken as a whole, relative to other companies in the industry in which the Champion Companies operate;

•	any failure by a Champion Company to meet any estimates or expectations of its internal projections or forecasts or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Exchange Agreement (however, any event, development, circumstance, change, effect or occurrence causing or contributing to such failures to meet projections or predictions may constitute a Champion Holdings Material Adverse Effect and may be taken into account in determining whether a Champion Holdings Material Adverse Effect has occurred);

•	the execution, delivery, announcement or performance of the obligations under the Exchange Agreement or the announcement, pendency or anticipated consummation of the Exchange;

•	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof;

•	any changes (after the date of the Exchange Agreement) in U.S. GAAP or applicable legal requirements to the extent that such conditions do not have a disproportionate impact on the Champion Companies, taken as a whole, relative to other companies in the industry in which the Champion Companies operate; or

•	general conditions in financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure event), to the extent that such conditions do not have a disproportionate impact on the Champion Companies, taken as a whole, relative to other companies in the industry in which the Champion Companies operate.

Certain Covenants of the Parties

Affirmative Covenants

Each of Skyline and Champion Holdings has undertaken certain covenants in the Exchange Agreement relating to the conduct of its business between the date of the Exchange Agreement and the earlier of the completion of the Exchange or the termination of the Exchange Agreement. In general, except as contemplated or required by the Exchange Agreement, including in the confidential disclosures that accompany the Exchange Agreement, each of Skyline and Champion Holdings has agreed to, and Skyline has agreed to cause its subsidiaries to, and Champion Holdings has agreed to cause the Champion Companies to:

•	conduct its operations according to its ordinary course of business;

•	use its reasonable best efforts to preserve intact its business, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, distributors, consultants, customers and others having material business relationships with it, except in each case, to the extent that the termination of any such services or relationships is in the ordinary course of business;

•	not take any action with respect to its accounting books and records that are not consistent with past practice;

•	not take any action that would reasonably be expected to adversely affect its ability to consummate the Exchange or the other transactions contemplated by the Exchange Agreement;

•	provide the other party and its representatives, reasonable access to all its properties, books, contracts, commitments and records and furnish promptly all information concerning its business, properties and personnel as the other party may reasonably request, and make available the appropriate individuals for discussion of its business, properties and personnel as the other party may reasonably request;

•	in the case of Skyline, prepare and file this proxy statement with the SEC. Each party shall promptly notify the other party of receipt of all comments from the SEC with respect to this proxy statement and any request by the SEC for any amendment or supplement hereto or for additional information and shall promptly provide the other party with copies of all correspondence between such party and/or any of its representatives and the SEC with respect to this proxy statement;

•	use commercially reasonable efforts to promptly give all notices to, and obtain all consents from, certain third parties;

•	cooperate on all tactics and strategies, with regard to obtaining consents, authorizations, expiration or termination of applicable waiting periods, orders and approvals from all governmental bodies that may be or become necessary for its execution and delivery of the Exchange Agreement;

•	cooperate fully with the other party and its affiliates in promptly seeking to obtain all such consents, authorizations, expiration or termination of applicable waiting periods, orders and approvals from all governmental entities in connection with the transactions contemplated by the Exchange Agreement and the distribution of Exchange Shares to the members of Champion Holdings;

•	cooperate fully with the other party and execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party or necessary or advisable under the Exchange Agreement and applicable legal requirements to consummate the Exchange and the transactions contemplated by the Exchange Agreement and to evidence or reflect the transactions contemplated by the Exchange Agreement and to carry out the intent and purposes of the Exchange Agreement;

•	before issuing any press release or otherwise making any public statements with respect to the Exchange or the Exchange Agreement, consult with each other, and provide each other the opportunity to review and comment upon such statement;

•	provide the other party with prompt notice of certain events, including:

◇	the occurrence or non-occurrence of any event which would be likely to cause any representation or warranty contained in the Exchange Agreement to be untrue or inaccurate;

◇	any failure to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under the Exchange Agreement;

◇	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Exchange or other transactions contemplated by the Exchange Agreement;

◇	any notice or other communication from any governmental body in connection with the Exchange or other transactions contemplated by the Exchange Agreement;

◇	any litigation relating to or involving or otherwise affecting Skyline or Champion Holdings that relates to the Exchange or other transactions contemplated by the Exchange Agreement;

◇	the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a material contract; and

◇	any change that would be considered reasonably likely to result in a Skyline Material Adverse Effect or a Champion Holdings Material Adverse Effect;

•	in the case of Skyline, use its reasonable best efforts to cause the Exchange Shares to be approved, at or prior to the completion of the Exchange, for listing (subject only to notice of issuance) on the NYSE American at and after the completion of the Exchange, including paying any required fees and submitting any listing application and listing agreement, if any, required by the NYSE American at least sixty days prior to the completion of the Exchange (see “Stock Market Listing” on page 90 regarding anticipated listing on the NYSE);

•	agree to cooperate in all reasonable respects to structure the Exchange in a manner that qualifies with Section 351 of the Code;

•	in the case of Skyline, cooperate with Champion Holdings and the Champion Companies in connection with Champion’s existing debt financing arrangements or the arrangement, syndication and consummation of any new third party debt financing;

•	take all reasonable action necessary to ensure that no takeover statute is or becomes applicable to the Exchange Agreement or the transactions contemplated thereby; and if any takeover statute becomes applicable to the Exchange Agreement or the transactions contemplated thereby, take all reasonable action necessary to ensure that the transactions contemplated by the Exchange Agreement, may be consummated as promptly as practicable on the terms contemplated by the Exchange Agreement and otherwise to minimize the effect of such takeover statute on the Exchange Agreement or the transactions contemplated thereby;

•	in the case of Skyline, give Champion Holdings the opportunity to participate in, and if Champion Holdings so elects, shall reasonably cooperate with respect to, the defense or settlement of any shareholder litigation against Skyline or its directors or executive officers relating to the Exchange, the Exchange Agreement or any transaction contemplated by the Exchange Agreement, whether commenced prior to or after the execution and delivery of the Exchange Agreement; and

•	in the case of Skyline, immediately prior to the completion of the Exchange, and subject to obtaining the requisite shareholder approval of the Charter Amendment Proposals, file the Amended and Restated Articles of Incorporation with the Secretary of State of Indiana to effect the Charter Amendment Proposals.

Skyline Special Dividend

In addition, if Skyline has “Net Cash” available for distribution to its shareholders prior to the Exchange and elects to declare a dividend, Skyline has agreed to prepare in good faith and deliver to Champion Holdings a written statement setting forth, in each case, an estimate as of the close of business on the day immediately prior to the date that Skyline is to deliver to the NYSE American notice of its intent to declare a special cash dividend to its shareholders, which we refer to as the “Listing Notice Date,” of its Net Cash, Cash, Transaction Expenses and Indebtedness, each as defined below, together with all documentation supporting such calculations. Skyline and Champion Holdings will seek in good faith to resolve any disagreements on such statement and Champion Holdings and its representatives shall have reasonable access to Skyline’s books and records relevant to calculation of the amounts set forth on the statement. At least one business day prior to the Listing Notice Date, Skyline may declare a cash dividend to the Skyline shareholders in an aggregate amount up to the Net Cash to be paid at least one business day prior to the completion of the Exchange. However, Skyline may not declare a dividend if as a result thereof, the Skyline Companies will not have a positive Cash balance after giving effect thereto. If the actual Net Cash as of the close of business on the day immediately prior to the Listing Notice Date differs from the estimated Net Cash set forth in the statement by more than $500,000, Skyline will deliver to Champion Holdings a revised statement, setting forth its actual Net Cash, Cash, Transaction Expenses and Indebtedness, in each case, as of the close of business on the day immediately prior to the Listing Notice Date, together with documentation supporting such calculations and Champion Holdings shall have an opportunity to review the calculation and the parties shall seek in good faith to resolve any disagreements in respect of such calculations prior to the payment of the special cash dividend.

For the purposes of the Exchange Agreement, “Net Cash” of Skyline means, as of the close of business on the day immediately prior to the Listing Notice Date for the Skyline Companies on a consolidated basis:

•	“Cash,” which is the aggregate amount for the Skyline Companies on a consolidated basis, equal to:

◇	cash, bank deposits, cash equivalents (calculated in accordance with U.S. GAAP) (including wire and deposits in transit or checks for deposit received or deposited by a Skyline Company, in each case, but not yet credited to an account of a Skyline Company) and short term marketable investments of the Skyline Companies convertible into cash within 90 days (but excluding cash or the value of Skyline Common Stock received with respect to the exercise of any option to purchase Skyline Common Stock granted under the Skyline Corporation 2015 Stock Incentive Plan, which we refer to as “Skyline Options”); less

◇	any checks or drafts written by any Skyline Company but, as of the time of determination, not yet cleared; less

•	“Transaction Expenses,” which is, without duplication, the aggregate amount equal to:

◇	all out-of-pocket fees, expenses, costs, charges, payments and expenditures incurred by any Skyline Company or for which any Skyline Company is liable in connection with the Exchange Agreement or the consummation of the transactions contemplated thereby, whether to be incurred or accrued on, after or prior to the completion of the Exchange, whether or not invoiced (including any fees, costs, expenses, payments and expenditures of legal counsel, accountants, brokers, financial advisors, investment bankers or similar persons), solely to the extent unpaid as of immediately prior to the completion of the Exchange and required to be paid or reimbursed by any Skyline Company on or after the completion of the Exchange;

◇	the amount of severance, retention, any change in control, transaction expenses, incentive, success or other bonus payments or similar amounts incurred or accrued by any Skyline Company to current or former directors or employees of any Skyline Company upon the consummation of the transactions contemplated by the Exchange Agreement or that are otherwise made at the discretion of any Skyline Company or similar amounts payable and all other compensatory payments, in each case, payable by any Skyline Company as a result of the execution of the Exchange Agreement and/or in connection with the transactions contemplated by the Exchange Agreement (or in the case of severance payments that become payable to a current or former employee upon voluntary cessation of service, whether or not actually paid or payable at the time of completion of the Exchange), other than, in each case, any such payments payable as a result of any action (including a resulting termination or constructive termination) taken by any Skyline Company following the completion of the Exchange (other than bonuses or other compensation paid to employees in the ordinary course consistent with past practice);

◇	the amount of any change in control fees, termination fees or similar payments that are required to be paid by any Skyline Company pursuant to the terms of any contract with customers, suppliers, lenders, vendors, landlords or any other party as a result of the consummation of the transactions contemplated by the Exchange Agreement;

◇	other than amounts that would otherwise be included in Indebtedness, amounts paid in connection with the acceleration, termination or liquidation of all deferred compensation arrangements;

◇	all amounts owing in respect of directors’ and officers’ liability insurance to cover the liability of directors and officers of Skyline for acts, errors, omissions, facts or events occurring on or before the completion of the Exchange; and

◇	the employer portion of all taxes required to be withheld by any Skyline Company as a result of payments set forth in the 2nd and 4th bullets of the Transaction Expenses definition, and as a result of payments made or to be made under the Deferred Compensation Plan, as defined in the definition of Indebtedness below; less

•	“Indebtedness,” which is the aggregate amount equal to:

◇	the aggregate positive amount (if any) equal to all of the Skyline Companies’ outstanding obligations (including principal, accrued and unpaid interest, fees, expenses and other payment obligations, any prepayment penalties, premiums, costs, breakage or other amounts payable assuming discharge thereof at or prior to the completion of the Exchange) for indebtedness for borrowed money as of immediately prior to the date of the completion of the Exchange, including any indebtedness owed under Skyline’s credit agreement with JPMorgan Chase Bank, N.A.; and

◇	the aggregate positive amount (if any) of:

•	the amount equal to the sum of: the net present value of all payments that the Skyline Companies are obligated to make under the Deferred Compensation Plan, as set forth in the monthly financial statements of the Skyline as of and for the fiscal month ending immediately prior to the Listing Notice Date, which we refer to as the “Net Present Value;” plus the full gross value of all payments that the Skyline Companies are obligated to make under the Deferred Compensation Plan (determined as of the end of the fiscal month immediately prior to the Listing Notice Date), less the Net Present Value, multiplied by 0.5, of all payments that the Skyline Companies are obligated to make under (x) Skyline’s 1989 Deferred Compensation Plan, as amended from time to time and (y) the death benefit owed by Skyline to Art Decio’s estate pursuant to that certain written agreement by and between Skyline and Art Decio (the items in clauses (x) and (y), the “Deferred Compensation Plan”) determined without regard to vesting or any other factor that could reduce such obligation; and

•	all obligations under the Skyline Companies’ loans with respect to the Skyline Companies’ life insurance policies (including principal, accrued and unpaid interest, fees, expenses and other payment obligations, any prepayment penalties, premiums, costs, breakage or other amounts payable assuming discharge thereof at prior to the completion of the Exchange); less

◇	the amount equal to the sum of:

•	the surrender value of the life insurance policy asset of any Skyline Company (including fees, expenses and other payment obligations, any prepayment penalties, premiums, costs, breakage or other amounts payable assuming surrender thereof at or prior to the completion of the Exchange); and

•	without duplication, in the event any such life insurance policy asset of a Skyline Company has matured prior to the completion of the Exchange, the amount receivable by Skyline (but not yet actually received prior to the completion of the Exchange) in respect of such policy.

Champion Holdings Special Dividend

If Champion Holdings has net cash available for distribution to its members prior to the Exchange (for purposes of the Exchange Agreement, the “CHB Net Cash” as defined below), and elects to declare a dividend, Champion Holdings has agreed to prepare in good faith and deliver to Skyline a written statement setting forth, in each case, an estimate as of the close of business on the day immediately prior to the date of Champion

Holdings’ payment of the special dividend to its members of the CHB Net Cash, CHB Cash, CHB Indebtedness, and CHB Transaction Expenses (each as defined below), together with all documentation supporting such calculation. Champion Holdings and Skyline will seek in good faith to resolve any disagreements on such statement, and Skyline and its representatives shall have reasonable access to Champion Holdings’ books and records relevant to the calculation of the amounts set forth in the statement. At least one business day prior to completion of the Exchange, Champion Holdings may declare and pay a cash dividend to the Champion Holdings members in an aggregate amount up to the CHB Net Cash. However, if the CHB Net Cash as of the close of business on the day immediately prior to the date of Champion Holdings’ payment of the special dividend differs from the estimated CHB Net Cash set forth in the statement by more than $5,000,000, Champion Holdings will deliver to Skyline a revised statement, setting forth the actual CHB Net Cash, CHB Cash, CHB Indebtedness, and CHB Transaction Expenses, in each case, as of the close of business on the day immediately prior to the date of Champion Holdings’ payment of the special dividend, together with documentation supporting such calculations. Skyline will have the opportunity to review the calculation, and the parties will seek in good faith to resolve any disagreements in respect of such calculations prior to the payment of the special dividend. Champion Holdings will not pay the special dividend to its members if, as a result thereof, the Champion Companies and their subsidiaries (collectively, the “CHB Entities”) will not have a positive CHB Cash balance after giving effect thereto.

For the purposes of the Exchange Agreement, “CHB Net Cash” means, as of the close of business on the day immediately prior to the date of Champion Holdings’ payment of the special dividend to its members:

•	“CHB Cash,” which is the aggregate amount for the CHB Entities on a consolidated basis, equal to:

◇	cash (including restricted cash of the CHB Entities pledged pursuant to CHB’s credit agreement with Champion Holdings, the subsidiary guarantors party thereto, the various financial institutions and other persons from time to time party thereto and Wells Fargo Bank, N.A. or similar arrangements), bank deposits, cash equivalents (calculated in accordance with U.S. GAAP) (including wire deposits in transit or checks for deposit received or deposited by a CHB Entity, in each case, but not yet credited to an account of a CHB Entity) and short-term marketable investments of the CHB Entities convertible into cash within 90 days; less

◇	any checks or drafts written by any CHB Entity but, as of the time of determination, not yet cleared; less

•	“CHB Indebtedness,” which is the aggregate positive amount (if any) equal to:

◇	all of the CHB Entities’ outstanding obligations (including principal, accrued and unpaid interest, fees, expenses, and other payment obligations, any prepayment penalties, premiums, costs, breakage, or other amounts payable assuming discharge thereof at or prior to the completion of the Exchange) under:

•	(i) CHB’s loan agreement with The Industrial Development Authority of the County of Maricopa and Redman Homes, Inc., as assigned to CHB pursuant to the assignment and assumption agreement between The Industrial Development Authority of the County of Maricopa, Redman Homes, Inc., CHB, and the Bank of New York Mellon Trust Company, N.A., and (ii) Champion Enterprises, Inc.’s credit agreement with the guarantors and banks set forth therein and PNC Bank National Association in connection with the Variable Rate Demand Industrial Development Revenue Bonds, Series 1999 (Champion Home Builders Co. Facility), as amended; and

•	CHB’s credit agreement with Champion Holdings, the subsidiary guarantors party thereto, the various financial institutions and other persons from time to time party thereto and Wells Fargo Bank, N.A.; less

•	“CHB Transaction Expenses,” which is, without duplication, the aggregate amount equal to:

◇	all out-of-pocket fees, expenses, costs, charges, payments, and expenditures incurred by a CHB Entity or for which a CHB Entity is liable in connection with the Exchange Agreement or the consummation of the transactions contemplated thereby, whether to be incurred or accrued on, after, or prior to the completion of the Exchange, whether or not invoiced (including any fees, costs, expenses, payments, and expenditures of legal counsel, accountants, brokers, financial advisors, investment bankers, or similar persons), solely to the extent unpaid as of immediately prior to the completion of the Exchange and required to be paid or reimbursed by any of the CHB Entities on or after the completion of the Exchange;

◇	the amount of severance, retention, any change in control, transaction expenses, incentive, success, or other bonus payments or similar amounts incurred or accrued by a CHB Entity to current or former directors or employees of a CHB Entity upon the consummation of the transactions contemplated by the Exchange Agreement or that are therwise made at the discretion of Champion Holdings or similar amounts payable and all other compensatory payments, in each case, payable by a CHB Entity as a result of the execution of the Exchange Agreement and/or in connection with the transactions contemplated by the Exchange Agreement (or in the case of severance payments that become payable to a current or former employee upon voluntary cessation of service, whether or not actually paid or payable at the time of completion of the Exchange), other than, in each case, any such payments payable as a result of any action (including a resulting termination or constructive termination) taken by Skyline or any subsidiary of Skyline or by Champion Holdings or a CHB Entity following the completion of the Exchange (other than bonuses or other compensation paid to employees in the ordinary course consistent with past practices);

◇	the amount of any change in control fees, termination fees, or similar payments that are required to be paid by a CHB Entity pursuant to the terms of any contract with customers, suppliers, lenders, vendors, landlords, or any other party as a result of the consummation of the transactions contemplated by the Exchange Agreement other than, in each case, any such payments payable as a result of any action taken by Skyline or any subsidiary of Skyline or by Champion Holdings or a CHB Entity following the completion of the Exchange; and

◇	the employer portion of all taxes required to be held by any CHB Entity as a result of payments set forth in the 2nd bullet-point of the CHB Transaction Expenses definition above; provided, however, that, expenses incurred by the CHB Entities in connection with any Champion Holdings and CHB Entities debt financing and any amendment to CHB’s credit agreement with Champion Holdings, the subsidiary guarantors party thereto, the various financial institutions and other persons from time to time party thereto and Wells Fargo Bank, N.A. in connection therewith that will be in place after completion of the Exchange shall not be considered a CHB Transaction Expense.

Negative Covenants

Prior to the completion of the Exchange or the earlier termination of the Exchange Agreement, each of Skyline and Champion Holdings have agreed, with respect to itself and its subsidiaries, not to (unless consented to in writing by the other party), among other things (subject to, in some cases, exceptions or qualifications specified in the Exchange Agreement or set forth in the confidential disclosure schedules exchanged by Skyline and Champion Holdings):

•	in the case of Skyline, take any actions with respect to the accounting books and records of the Skyline Companies that are not consistent with the Skyline Companies’ past practice;

•	take any action which would reasonably be expected to adversely affect its ability to consummate the Exchange or the other transactions contemplated by the Exchange Agreement;

•	issue any press release or make any such public statement without the prior consent of the other party, except on the advice of outside legal counsel that it is required by legal requirements;

•	amend or otherwise change any of its organizational documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interests and profits interests), except, in the case of Skyline, pursuant to the exercise of any Skyline Options outstanding as of the date of the Exchange Agreement;

•	in the case of Skyline, redeem, repurchase or otherwise acquire, directly or indirectly, any Skyline Common Stock (including, for the avoidance of doubt, any Skyline Options and restricted Skyline Common Stock) (other than pursuant to a currently outstanding repurchase right in favor of Skyline with respect to unvested shares, at no more than cost);

•	incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others;

•	sell, pledge, dispose of or create an encumbrance with respect to any assets, except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) sales of assets not in the ordinary course of business and not exceeding $500,000, in the case of Skyline, and $1,000,000, in the case of Champion Holdings, individually or in the aggregate, and (iii) dispositions of worthless assets. However, in the case of Skyline, in no event shall any Skyline Company sell, pledge, dispose of or create an encumbrance with respect to any asset or assets that are material to the operation of the business of the Skyline Companies, taken as a whole (including any of the Skyline Companies’ plant assets);

•	in the case of Skyline, except as otherwise permitted by the Exchange Agreement, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options;

•	in the case of Skyline, except as otherwise permitted by the Exchange Agreement, accelerate the vesting of or amend any Skyline Common Stock granted under the Skyline Corporation 2015 Stock Incentive Plan that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer;

•

(i) except as otherwise permitted by the Exchange Agreement, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

•	sell, assign, transfer, license, sublicense or otherwise dispose of any intellectual property rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

•	acquire or agree to acquire (by merger, consolidation, or acquisition of stock or assets in or a portion of) any corporation, partnership, joint venture, association or other business organization or division thereof or any securities, rights, properties or assets thereof that are, individually or in the aggregate, in excess of $1,000,000, in the case of Skyline, and $5,000,000, in the case of Champion Holdings, or enter into any joint venture or similar arrangement;

•	dispose or agree to dispose (by merger, consolidation, or acquisition of stock or assets in or a portion of) of any corporation, partnership, joint venture, association or other business organization or division thereof or any securities, rights, properties or assets thereof;

•	enter into or amend any material terms of any material contract or any contract that would be a material contract if in existence on the date of the Exchange Agreement, grant any release or relinquishment of any material rights under any material contract, terminate any material contract, or assign or sublet any lease;

•	in the case of Skyline, forgive any loans to any person, including its employees, officers, directors or affiliates;

•	in the case of Skyline, enter into any contract or agreement with any affiliate;

•	enter into any new line of business, and in the case of Skyline, modify any existing lines of business;

•	take any action, other than as required by applicable legal requirements or U.S. GAAP, to change accounting policies or procedures or write-down or write-up the value of any asset or write-off any accounts receivable or notes receivable or accelerate or delay the payment of accounts payable, accelerate or delay the collection of any notes or accounts receivable or fail to timely pay accounts payable and other business obligations or to collect accounts receivable, or otherwise deviate from historical practices in respect of recurring accrued liabilities, including, but not limited to, warranties, insurance, compensation, marketing accruals and customer deposits;

•	make or change any tax election, change any tax accounting period or method, settle or compromise any material federal, state, local or foreign tax liability, or take any other action with which could increase the tax liability of the Skyline Companies or Champion Companies, as applicable, after the completion of the Exchange or compromise any tax assets of the Skyline Companies or Champion Companies, as applicable;

•	pay, discharge, settle, compromise or satisfy any pending claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financials, or incurred in the ordinary course of business and consistent with past practice or (ii) any payment, discharge, settlement, compromise or satisfaction of any claims, liabilities or obligations which payment, discharge, settlement, compromise or satisfaction does not provide for, and is not contingent upon, any order, injunction or other equitable relief or relief other than money damages, and with monetary damages not exceeding $50,000, in the case of Skyline, and $250,000, in the case of Champion Holdings;

•	authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any contract with respect to, any plan of liquidation or dissolution;

•	initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any action (except for any action arising out of or related to the Exchange Agreement or the Exchange);

•	in the case of Skyline, certain prohibited acts related to employee benefits, including:

◇	increase the compensation or other benefits payable or to become payable to directors, executive officers, key employees or independent contractors of the Skyline Companies, except for increases in cash compensation in the ordinary course of business in amounts not exceeding 3% of each such person’s annual cash compensation as of the date of the Exchange Agreement in connection with normal periodic performance reviews, except as required pursuant to an existing employee plan of Skyline in effect on the date of the Exchange Agreement or pursuant to legal requirements;

◇	grant any severance or termination pay to, or enter into any severance agreement with any director, executive officer, employee or independent contractor of the Skyline Companies;

◇	enter into any employment, severance, retention or change of control agreement with any employee or new hire of the Skyline Companies;

◇	establish, adopt, enter into, amend or terminate any Skyline employee plan or other plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers, employees or independent contractors or any of their beneficiaries, except for amendments in the ordinary course of business consistent with past practice that do not in any manner materially increase the cost to the Skyline Companies;

◇	take any action to fund or accelerate the payment of compensation or benefits under any Skyline employee plan;

◇	adopt, enter into, establish, amend or terminate any collective bargaining agreement or other arrangement relating to union or organized employees;

◇	terminate the employment of any executive officer of Skyline, other than for cause;

◇	hire or promote any employee other than hires or promotions in the ordinary course of business consistent with past practice below the level of Vice President with a total annual compensation (base salary plus annual target bonus opportunity) below $200,000; or

◇	take any action that could reasonably be expected to give rise to any liability or obligation of any Skyline Company under the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local statute;

•	fail to maintain in full force and effect insurance policies of Skyline or the Champion Companies, as applicable, and their respective properties, businesses, assets and operations in a form and amount consistent with past practice in all material respects or in the case of Skyline, surrender all or any portion of any of the Skyline Companies’ life insurance policies;

•	in the case of Skyline, make or agree to make, or permit any of its subsidiaries to make or agree to make, capital expenditures totaling in the aggregate more than $250,000 other than those capital expenditures contemplated by Skyline’s operating budget as of the date of the Exchange Agreement; or

•	take, or agree in writing or otherwise to take, any of the actions described above.

No Solicitation

The Exchange Agreement contains provisions requiring Skyline to cease all existing discussions or negotiations with any third parties in respect of any acquisition proposal, as defined in the Exchange Agreement, prohibiting Skyline from seeking an Acquisition Proposal, as defined below, and subject to specified exceptions described in the Exchange Agreement. Under these “no-shop” provisions, Skyline has agreed, subject to specified exceptions, that neither it nor its subsidiaries, if applicable, nor any of its officers, directors, employees, agents, or other representatives will, directly or indirectly:

•	solicit, initiate, cooperate with, knowingly encourage, induce, or facilitate any inquiries or the making, submission or announcement of an Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal;

•	furnish any nonpublic information regarding any Skyline Company to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal;

•	engage in discussions or negotiations with any person with respect to any Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal;

•	enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar document or any agreement providing for or otherwise relating to, or that is intended to or could reasonably be expected to lead to, any acquisition transaction (other than entry into certain confidentiality agreements, as described in the Exchange Agreement); or

•	grant any waiver, amendment or release under, or fail to use commercially reasonable efforts to enforce, any standstill or confidentiality agreement concerning an acquisition proposal.

In addition, Skyline has agreed to cease and cause its subsidiaries and representatives to cause to be terminated all existing discussions or negotiations with any third parties that may be ongoing with respect to an Acquisition Proposal.

Permitted Actions

Prior to obtaining the shareholder approval of the Skyline Exchange Proposals, the Board, directly or indirectly through any representative or agent of Skyline, may, in response to an unsolicited bona fide written Acquisition Proposal of a third party that was received after the date of the Exchange Agreement (and not withdrawn) that the Board concludes in good faith, after consultation with its outside legal counsel and its financial advisor, did not result from or arise in connection with a violation of the restrictions set forth above and constitutes or would reasonably be expected to result in a Superior Offer, as defined below, (A) participate in negotiations or discussions with such third party who has made (and not withdrawn) such Acquisition Proposal regarding such Acquisition Proposal and (B) furnish to such third party who has made (and not withdrawn) such Acquisition Proposal non-public information relating to the Skyline Companies pursuant to an acceptable confidentiality agreement, if the Board determines in good faith after consultation with its outside legal counsel and financial advisors that the failure to take such action would cause the Board to be in breach of its fiduciary duties. We refer to the actions described in the previous sentence as the “Permitted Actions.” Skyline shall not take any of the above permitted action unless it has notified Champion Holdings in writing at least two business days prior to taking such action that it intends to take such action and the basis therefor.

In addition, Skyline will promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Champion orally and in writing of any

Acquisition Proposal, inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for non-public information relating to any Skyline Company that is made or submitted by any person prior to the completion of the Exchange, including all documents relating thereto. Skyline will keep Champion informed of any and all discussions, negotiations or developments in respect of and the status and details of any such Acquisition Proposal, inquiry, indication of interest or request and all discussions, modifications, developments or proposed modification thereto, and provide Champion with copies of all correspondence and all drafts and other versions of all letters of intent, memorandums of understanding, acquisition agreements, merger agreements, joint venture agreements, partnership agreements, commitment letters or similar or related documents or agreements, in each case, on a current basis (and in any event, within twenty-four (24) hours).

An “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any transaction or series of transactions involving:

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which a Skyline Company is a constituent corporation, (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than fifteen percent of the outstanding securities of any class of voting securities of a Skyline Company, or (iii) in which a Skyline Company issues securities representing more than fifteen percent of the outstanding securities of any class of voting securities of any such entity (other than as contemplated under the Exchange Agreement);

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for fifteen percent or more of the consolidated net revenues, net income or assets of a Skyline Company; or

•	any liquidation or dissolution of any of a Skyline Company.

A “Superior Offer” means a bona fide unsolicited written Acquisition Proposal from any person (other than Champion Holdings or its affiliates) made after the date of the Exchange Agreement which did not result from a breach of the Exchange Agreement, substituting in the definition thereof “fifty percent” for “fifteen percent” in each place it appears, that (i) was not solicited in violation of the non-solicitation provisions of the Exchange Agreement, and (ii) the Board determines in good faith, after consultation with the Skyline’s outside financial and legal advisors, (x) is reasonably likely to be consummated in accordance with its terms without undue delay, taking into account all financial, regulatory, legal and other aspects of the proposal, including to the extent debt financing is required, the likelihood of obtaining necessary financing, the identity of the Person making such Acquisition Proposal, and whether such proposal is fully financed by means of an executed customary debt commitment letter from one or more reputable U.S. financial institutions that has agreed to provide or cause to be provided the amounts set forth therein and terms and conditions of such Acquisition Proposal and the implications thereof on Skyline, including all relevant legal, regulatory, tax and financial aspects of such Acquisition Proposal, and the person making the proposal, and (y) if completed, would be more favorable to, and in the best interest of, Skyline from a financial point of view than the transactions contemplated by the Exchange Agreement taking in to account all the other terms and conditions of the Exchange Agreement (after giving effect to any adjustments to the terms and provisions of the Exchange Agreement agreed to in writing by Champion Holdings in response to such Acquisition Proposal).

Champion Holdings Strategic Transactions

The Exchange Agreement does not restrict Champion Holdings and its subsidiaries from negotiating, soliciting, discussing, or cooperating with any other person or taking similar actions regarding (i) an initial public offering of Champions Holdings’ or its subsidiaries’ securities, or (ii) a change in control transaction involving

Champion Holdings or its subsidiaries; provided that, Champion Holdings may not enter into or close such alternate transaction unless Skyline has received an unsolicited third-party acquisition proposal and Skyline has begun engaging in discussions with or has furnished confidential information to such third party, and Champion Holdings terminates the Exchange Agreement, in each case, as provided in the Exchange Agreement. If Champion Holdings terminates the Exchange Agreement under these circumstances, and the Skyline Board has not made an adverse change in its recommendation of the Exchange to its shareholders as provided in the Exchange Agreement, no termination fee is payable by Skyline to Champion Holdings.

Board Recommendations

Under the Exchange Agreement, subject to the exceptions set forth below, the Board has agreed to recommend that Skyline shareholders vote in favor of the Skyline Exchange Proposals, which we refer to as the “Board Recommendation.” Subject to the exceptions described below, the Exchange Agreement provides that the Board (and each committee thereof) will not:

•	fail to include the recommendation of the Board that the Skyline shareholders vote in favor of the Skyline Exchange Proposals at the Special Meeting (or any adjournment or postponement thereof) in this proxy statement;

•	change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Champion Holdings, the Board Recommendation;

•	adopt, approve or recommend to the Skyline shareholders, or resolve to or publicly propose or announce its intention to adopt, approve or recommend to the Skyline shareholders, an Acquisition Proposal;

•	fail to publicly reaffirm the Board Recommendation within two business days of the occurrence of a material event or development and after Champion Holdings so requests in writing (or if the Special Meeting is scheduled to be held within fifteen business days, then within one business day after Champion Holdings so requests); or

•	take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication or similar communication by the Board, or a committee thereof, to the Skyline shareholders pursuant to Rule 14d-9(f) of the Exchange Act.

Each of the foregoing actions is referred to as a “Change in Recommendation.” In addition, the Board and each committee thereof shall not approve, adopt, recommend or authorize, or cause or permit any Skyline Company to enter into, any letter of intent, memorandum of understanding, agreement, commitment or agreement in principle with respect to any Acquisition Proposal.

The restrictions set forth above will not prohibit the Board, at any time prior to the Company Shareholder Approval, from making a Change in Recommendation if the Board concludes in good faith, after consultation with Skyline’s outside legal counsel and financial advisors, that an unsolicited bona fide written Acquisition Proposal of a third party that was received after the date of the Exchange Agreement (and not withdrawn) that was not the result of a breach of the Exchange Agreement constitutes a Superior Offer and a failure to make a Change in Recommendation would be inconsistent with the fiduciary duties of the Board under applicable legal requirements, and all of the following conditions are met:

•

Skyline has provided Champion Holdings with five business days’ prior written notice advising Champion Holdings that it intends to make a Change in Recommendation, which notice shall include certain required information, including all material terms and conditions of the Acquisition Proposal that is the basis for the proposed action, including the identity of the person making the Acquisition Proposal and a copy of the most current version of the proposed definitive agreement for such Acquisition Proposal, and shall specify, in reasonable detail, the reasons for the Board’s action;

•	During such five business day period, if requested by Champion Holdings, Skyline met and negotiated, and caused its representatives to negotiate, with Champion Holdings in good faith (to the extent Champion Holdings wished to negotiate) to enable Champion Holdings to propose revisions to the terms of the Exchange Agreement such that it would obviate the need for a Change in Recommendation;

•	Skyline considered in good faith any proposed modifications by Champion Holdings to amend the terms and conditions of the Exchange Agreement in a manner that would make Champion Holdings’ modified proposal at least as favorable to Skyline as the Superior Offer; and

•	the Board concludes in good faith, after consultation with its outside legal counsel and financial advisors that any amendment or modification to the terms of such Superior Proposal makes it more favorable than the latest modified proposal of Champion Holdings; and

•	Skyline provides a new notice and Champion Holdings receives a new three day business period, as described above, with respect to any amendment or modification to the terms of such Superior Offer that makes it more favorable than the latest modified proposal by Champion Holdings.

If, however, the Board concluded in good faith, after consultation with Skyline’s outside legal counsel and financial advisors that, Champion Holdings’ modified is at least as favorable to Skyline as the Superior Offer (after taking account any amendment or modification to the terms of the Superior Offer), then the Board may not effect a Change in Recommendation and will instead recommend that the Skyline shareholders vote in favor of the modified proposal of Champion Holdings.

Special Meeting of Shareholders

Skyline and the Board have agreed to take all action necessary to duly call, convene and hold a meeting of its shareholders for the purpose of obtaining the required shareholder approval of the Skyline Exchange Proposals, as promptly as practicable, including the mailing of this proxy statement to Skyline shareholders as promptly as reasonably practicable following clearance of the proxy statement by the SEC. Skyline’s obligation to hold its shareholder meeting will not be affected by any Change in Recommendation (unless such Change in Recommendation leads to a termination of the Exchange Agreement).

Indemnification of Directors and Officers

Upon the completion of the Exchange, the parties agreed that all rights to indemnification or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director or officer of Skyline or the Champion Companies and any of their respective subsidiaries and each present and former officer or member of the board of managers of Champion Holdings, or served as a director, officer or in any other fiduciary capacity of any other corporation, partnership, limited liability company, employee benefit plan or similar entity or organization at the request of Skyline or Champion Holdings, as the case may be, as provided for in their respective organizational documents, will continue to be honored and in full force and effect after the completion of the Exchange. Skyline will continue to indemnify and hold harmless each present and former director or officer of Skyline or any of its subsidiaries, with respect to acts or omissions occurring or alleged to have occurred before or at the completion of the Exchange, to the fullest extent permitted under applicable law and in Skyline’s organizational documents.

The Exchange Agreement also provides that Skyline will purchase or maintain a six-year “tail” policy under its existing directors’ and officers’ liability insurance policy, to cover the liability of directors and officers of Skyline for acts, errors, omissions, facts or events occurring on or before the completion of the Exchange. Such policy must contain benefits and levels of coverage not less favorable as provided in Skyline’s existing policies.

Governance Matters Upon Completion of the Exchange

The board of directors of the combined company following the completion of the Exchange will be comprised of 11 members, nine of which will be directors designated by Champion Holdings and two of which will be directors designated by the current Board.

The Board will have adopted a resolution removing each officer of Skyline from their respective positions as officers of Skyline effective upon or prior to the completion of the Exchange. Certain members of the management of Champion Holdings immediately prior to the completion of the Exchange, along with any newly appointed members of management, will be responsible for the management of the combined company.

Conditions to the Completion of the Exchange

The obligations of each of Skyline and Champion Holdings to complete the Exchange and the other transactions contemplated by the Exchange Agreement are subject to the satisfaction or waiver in writing of the following conditions:

•	No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange will be in effect; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, which makes the consummation of the Exchange illegal;

•	The Skyline shareholders shall have approved the Skyline Exchange Proposals at the Special Meeting (or at any adjournment or postponement thereof);

•	No order enjoining the distribution of this proxy statement shall have been issued by the SEC or any securities administrator of any state or country and remain in effect, nor shall proceedings seeking an order enjoining the distribution of this proxy statement have been initiated or, to the knowledge of Skyline or Champion Holdings, as the case may be, be threatened by the SEC or any securities administrator of any state or country;

•	Any filings with or consents, authorizations and approvals of any governmental bodies required by applicable legal requirements shall have been made and obtained without the imposition of a burdensome divestiture condition, as such term is defined in the Exchange Agreement, and the applicable waiting period and any extensions thereof shall have expired or been terminated; and

•	The listing application filed with the NYSE American covering the Exchange Shares will have been conditionally approved by the NYSE American, and the Exchange Shares issuable to Champion Holdings shall have been conditionally approved for listing on NYSE American, subject to official notice of issuance (see “Stock Market Listing” on page 90 for a description of the anticipated listing on the NYSE).

The obligations of Champion Holdings to complete the Exchange and the other transactions contemplated by the Exchange Agreement are subject to the satisfaction or waiver in writing of the following conditions:

•

(i) The representations and warranties of Skyline contained in certain fundamental representations, as set forth in the Exchange Agreement, shall be true and correct in all respects as if made at completion of the Exchange (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), and (ii) the other representations and warranties of Skyline contained in the Exchange Agreement or in any certificate or other agreement delivered by Skyline pursuant to the Exchange Agreement shall be true and correct in all material respects

(disregarding all qualifications or limitations as to materiality) at and as of the date of the Exchange Agreement and as of the completion of the Exchange as if made at and as of the completion of the Exchange (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality) has not had a Skyline Material Adverse Effect;

•	Skyline shall have performed or complied with in all material respects all agreements and covenants required by the Exchange Agreement to be performed or complied with by it on or prior to the completion of the Exchange;

•	Since the date of the Exchange Agreement, there shall have been no event, development, circumstance, change, effect or occurrence having a Skyline Material Adverse Effect;

•	Skyline shall have furnished to Champion Holdings a certificate executed by a duly authorized officer of Skyline to evidence compliance with the foregoing three conditions and Champion Holdings shall have received a duly authorized, certified and apostilled power of attorney on behalf of Skyline for it to be represented before the Dutch notary instructed to execute the notarial deed of share transfer with regard to the capital stock of CHB International B.V. at the completion of the Exchange;

•	Skyline shall have delivered to Champion Holdings executed counterparts to each of the ancillary agreements to which any Skyline Company or any affiliate thereof, is a party;

•	Champion Holdings shall have received a duly executed copy of a resignation letter from each of the resigning members of the Board, following the completion of the Exchange, and the Board will have adopted a resolution removing each departing officer of Skyline from their respective positions as officers of the Skyline effective upon or prior to the completion of the Exchange; and

•	The Champion Holdings director appointees shall have been appointed to the Board following the completion of the Exchange and the persons set forth on Schedule II of the Exchange Agreement will have been appointed officers of Skyline effective as of the completion of the Exchange.

The obligations of Skyline to complete the Exchange and the other transactions contemplated by the Exchange Agreement are subject to the satisfaction or waiver in writing of the following conditions:

•	(i) The representations and warranties of contained in certain fundamental representations, as set forth in the Exchange Agreement, shall be true and correct in all respects and (ii) the other representations and warranties of Champion Holdings contained in the Exchange Agreement or in any certificate or other agreement delivered by Champion Holdings pursuant to the Exchange Agreement shall be true and correct at and as of the date of the Exchange Agreement and as of the completion of the Exchange as if made at and as of the completion of the Exchange (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materially) has not had a Champion Holdings Material Adverse Effect;

•	Champion Holdings shall have performed or complied with in all material respects all agreements and covenants required by the Exchange Agreement to be performed or complied with by it on or prior to the completion of the Exchange;

•	Since the date of the Exchange Agreement, there shall have been no event, development, circumstance, change, effect or occurrence having a Champion Holdings Material Adverse Effect;

•	Champion Holdings shall have furnished to Skyline a certificate executed by a duly authorized officer of Champion Holdings to evidence compliance with the foregoing three conditions and Skyline shall have received a duly authorized, certified and apostilled power of attorney on behalf of Champion Holdings and a duly authorized power of attorney for CHB International B.V. to be represented before the Dutch notary instructed to execute the notarial deed of share transfer with regard to the capital stock of CHB International B.V. as well as a signed shareholders resolution signed on behalf of Champion Holdings as shareholder of CHB International B.V. authorizing the transfer of shares on the completion of the Exchange; and

•	Champion Holdings shall have delivered to Skyline executed counterparts to each of the ancillary agreements to which Champion Holdings or any affiliate thereof, is a party.

Termination of the Exchange Agreement

The Exchange Agreement provides that, at any time prior to the completion of the Exchange, either before or after the approval of the Skyline Exchange Proposals has been obtained, the Exchange Agreement may be terminated:

•	by mutual written consent of Skyline and Champion Holdings;

•	by either Skyline or Champion Holdings if the Exchange has not been completed by July 31, 2018; provided that (i) in the event that this proxy statement is still being reviewed or commented on by the SEC on April 30, 2018 or (ii) in the event that the conditions related to filings and approvals of any governmental bodies required by applicable legal requirements is not satisfied by the July 31, 2018, upon the election of Champion Holdings at any time prior such date, Champion Holdings may provide written notice to Skyline that such date shall be extended for one 30 day period or one 60 day period. A party whose action or failure to act in breach of the Exchange Agreement has been the principal cause of or resulted in the failure of the Exchange to occur on or before such date may not terminate the Exchange Agreement for this reason;

•	by either Skyline or Champion Holdings if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange;

•	by either Skyline or Champion Holdings if (i) the Special Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Skyline shareholders shall have taken a final vote on the Skyline Exchange Proposals and (ii) the Skyline Exchange Proposals shall not have been approved by the requisite shareholder approval threshold. This reason shall not be available to a party where the failure to obtain the approval of the Skyline Exchange Proposals shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of the Exchange Agreement;

•	subject to certain cure provisions, by Champion Holdings upon breach of any of the representations, warranties, covenants or agreements on the part of Skyline, or if any representation or warranty of Skyline will have become inaccurate, in either case such that the conditions to the completion of the Exchange relating to the accuracy of the Skyline’s representations and warranties would not be satisfied (see the section entitled “Conditions to the Completion of the Exchange” beginning on page 111). Champion Holdings may not to terminate the Exchange Agreement for this reason if Champion Holdings is itself in breach or has failed to perform any of its representations, warranties, covenants or other agreements contained in the Exchange Agreement, which breach or failure to perform would give rise to the failure of the conditions to the completion of the Exchange relating to the accuracy of Skyline’s representations and warranties;

•	subject to certain cure provisions, by Skyline upon breach of any of the representations, warranties, covenants or agreements on the part of Champion Holdings, or if any representation or warranty of Champion Holdings will have become inaccurate, in either case such that the conditions to the completion of the Exchange relating to the accuracy of the Champion Holdings’ representations and warranties would not be satisfied (see the section entitled “Conditions to the Completion of the Exchange” beginning on page 111). Skyline may not to terminate the Exchange Agreement for this reason if Skyline is itself in breach or has failed to perform any of its representations, warranties, covenants or other agreements contained in the Exchange Agreement, which breach or failure to perform would give rise to the failure of the conditions to the completion of the Exchange relating to the accuracy of Champion Holdings’ representations and warranties;

•	subject to certain cure provisions, by Skyline, if there will have occurred any Champion Holdings Material Adverse Effect since the date of the Exchange Agreement;

•	subject to certain cure provisions, by Champion Holdings, if there will have occurred any Skyline Material Adverse Effect since the date of the Exchange Agreement;

•	by Champion Holdings, prior to obtaining the approval of the Skyline Exchange Proposals, if the Board has (i) effected any Change in Recommendation; (ii) failed to publicly reaffirm the Board Recommendation within three business days of Champion Holdings’ request; or (iii) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to any Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act; or

•	by Champion Holdings, prior to obtaining the approval of the Skyline Exchange Proposals, if Skyline has taken any Permitted Actions (see the section entitled “No Solicitation” beginning on page 107).

Termination Fees and Expenses

Subject to the conditions described below, Skyline may become obligated to pay Champion Holdings a termination fee of up to $10 million if the Exchange Agreement is terminated in certain circumstances described below.

The termination fee payable in certain circumstances depends on whether and when Skyline signs a previously disclosed alternative Acquisition Proposal within 12 months. Specifically, these alternative fee conditions will occur if (i) at the time of termination, an Acquisition Proposal had been made known to Skyline or an Acquisition Proposal had been made to the Skyline shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal after the date of the Exchange Agreement and before the Exchange Agreement is terminated, and (ii) within 12 months after the date of such termination, Skyline enters into a definitive agreement with respect to an “Acquisition Transaction” (as defined in the Exchange Agreement) or consummates an Acquisition Transaction, with all references in the definition of Acquisition Transaction to 15% being replaced with 50%, Skyline’s obligation to pay the termination fee will be triggered (these conditions are referred to herein as the “Alternative Fee Conditions”).

•

If Champion Holdings terminates the Exchange Agreement in connection with the Skyline Board effecting any change in recommendation to Skyline’s shareholders regarding the Skyline Exchange Proposals (a “Change in Recommendation”), failing to publicly reaffirm the board’s recommendation within three business days of Champion Holdings’ request, or failing to recommend against, or taking a neutral position with respect to, a tender or exchange offer related to any Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, Skyline must pay Champion Holdings a termination fee of $3 million upon such termination, regardless whether the Alternative Fee Conditions occur. Nevertheless, if Champion Holdings terminates the Exchange Agreement in these circumstances and the $3 million fee is payable, an incremental fee of $7 million must also be paid if the Alternative Fee Conditions occur.

The full $10 million termination fee will become payable only upon the occurrence of the Alternative Fee Conditions if the Exchange Agreement is terminated:

•	by either Skyline or Champion Holdings based on the failure to complete the Exchange on or before July 31, 2018, subject to any extension elected by Champion Holdings (see “Termination of the Exchange Agreement” beginning on page 113), unless either party fails to receive a required regulatory approval in connection with the Exchange and such failure is not due to a breach of the Exchange Agreement by Skyline;

•	By either Skyline or Champion Holdings based on the Skyline shareholders having taken a final vote on the Skyline Exchange Proposals and not approving the Skyline Exchange Proposals; or

•	by Champion Holdings in the event of a breach of the Exchange Agreement or representations or warranties by Skyline.

The termination fee payable due to the occurrence of the Alternative Fee Conditions must be paid not later than two business days after the date on which, as applicable, an Acquisition Transaction contemplated by an agreement is consummated or such agreement is terminated or an Acquisition Transaction is consummated.

Skyline must reimburse Champion Holdings up to $2 million for expenses incurred in connection with the Exchange Agreement and the transactions contemplated by the Exchange Agreement if the Exchange Agreement is terminated by either Skyline or Champion Holdings based on the Skyline shareholders having taken a final vote on the Skyline Exchange Proposals and not approving the Skyline Exchange Proposals. If a termination fee is also payable, Skyline will receive a credit against the termination fee to the extent of such reimbursed expenses.

Amendments

The Exchange Agreement may be amended only by the written agreement of Skyline and Champion Holdings at any time prior to the completion of the Exchange. However, following the approval of the Skyline Exchange Proposals, any amendment that pursuant to applicable law requires further shareholder approval may not be made without shareholder approval.

Governing Law

The Exchange Agreement is governed by the laws of the State of Indiana.

ANCILLARY AGREEMENTS TO BE ENTERED INTO IN CONNECTION WITH THE EXCHANGE

In connection with the closing of the Exchange, Champion Holdings and certain other parties will enter into various ancillary agreements governing activities of the parties after closing.

Registration Rights Agreement

Skyline, Champion Holdings, the Sponsors, Arthur J. Decio and certain other parties will enter into a registration rights agreement (the “Registration Rights Agreement”) providing, among other things, the Sponsors, with demand registration rights in respect of the shares of our Common Stock held by them. In addition, in the event that Skyline Champion Corporation after the closing registers additional shares of Common Stock for sale to the public, Skyline Champion Corporation is required to give notice of such registration to the Sponsors and the other shareholders party to the Registration Rights Agreement of the intention to effect such a registration, and, subject to certain limitations, the Sponsors and such holders have “piggyback” registration rights providing them with the right to require Skyline Champion Corporation to include shares of Common Stock held by them in such registration. Skyline Champion Corporation is required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the holders described above. The Registration Rights Agreement also includes customary indemnification provisions and does not provide for any liquidated damages, cash or other specific penalties under the registration rights agreement, including any that would result from delays in registering the combined company’s common stock.

Investor Rights Agreement

Skyline, Champion Holdings, and certain other parties will also enter into an investor rights agreement (the “Investor Rights Agreement”) providing for, among other things, certain agreements relating to the composition of the board of directors of Skyline Champion Corporation, and certain information rights regarding Skyline Champion Corporation in favor of the Sponsors. The Investor Rights Agreement will provide, among other things, that, as long as Skyline Champion Corporation is a “controlled company” (as defined under applicable stock exchange rules), two members of the initial post-closing board will consist of directors designated by Skyline pursuant to the Exchange Agreement and nine members of the post-closing board will consist of directors nominated by Champion Holdings. After the second anniversary of the Exchange, and following the completion of certain events, the board of directors will be reduced to nine members (up to six of whom may be nominated by the Sponsors). Each Sponsor may appoint a non-voting observer of the board of directors so long as such Sponsor holds at least five percent (5%) of all securities of Skyline Champion Corporation then outstanding. Furthermore, until the second anniversary of the closing of the Exchange, Arthur J. Decio shall be a non-voting observer of the board of directors. The Investor Rights Agreement also includes customary information and consultation rights as well as a provision granting each Sponsor and their affiliates the freedom to pursue corporate opportunities.

Transition Services Agreement

Skyline and Champion Holdings will enter into a transition services agreement (the “TSA”) pursuant to which after the closing Skyline Champion Corporation will provide certain services to Champion Holdings until the earlier of the last date indicated for the termination of services provided for in the TSA, Champion Holdings’ delivery of a written notice of termination, the eighth (8th) anniversary of the dissolution of Champion Holdings or the eighth (8th) anniversary of the closing of the Exchange. These services include accounting and financial reporting; tax reporting and preparation of returns; IT support; cash and capital management; investor relations; maintenance of corporate records and liquidation procedures.

INFORMATION ABOUT SKYLINE’S BUSINESS

For a description of Skyline’s business and properties, please refer to the sections entitled “Item 1. Business” and “Item 2. Properties” set forth in Skyline’s Annual Report on Form 10-K for the year ended May 31, 2017, which is incorporated by reference herein. See “Where You Can Find More Information” beginning on page 176.

COMPARISON OF THE MATERIAL TERMS OF SKYLINE’S CURRENT RESTATED ARTICLES OF INCORPORATION AND AMENDED AND RESTATED ARTICLES OF INCORPORATION

The table below presents a comparison of the material terms of (i) Skyline’s current Restated Articles of Incorporation, and (ii) the proposed Amended and Restated Articles of Incorporation which, if approved by Skyline’s shareholders at the Special Meeting, would be filed with the Indiana Secretary of State and become effective immediately prior to the closing of the Exchange. Please see Appendix B to this proxy statement for the full text of the proposed Amended and Restated Articles of Incorporation of Skyline.

Provision	Current Restated Articles of Incorporation	Proposed Amended and Restated Articles of Incorporation

Name	Skyline Corporation	Skyline Champion Corporation

Authorized Shares	15,000,000 shares of common stock, par value $0.0277 per share	115,000,000 shares of common stock, par value $0.0277 per share

Determination of Size of Board of Directors	Skyline shall have the number of directors as specified in the By-Laws, but in no event shall such number be less than three nor more than ten. In the event the By-Laws do not state the number of directors, the number of directors shall be nine.	Skyline shall have the number of directors as specified in the By-Laws.

INFORMATION ABOUT CHAMPION HOLDINGS’ BUSINESS

Overview

Champion Holdings is a leading producer of manufactured and modular homes, as well as factory-built structures for commercial use, across the United States and Western Canada. We believe that Champion Holdings is the second largest factory-built housing company in North America based on revenue. Champion Holdings serves as a complete solutions provider across complementary businesses including factory-built housing, company-owned retail locations, and transportation logistics services for the factory-built housing industry. Champion Holdings offers manufactured homes that are built according to HUD Code, in addition to single-family and multi-family modular homes, and park models for resorts and campgrounds. Champion Holdings also offers factory-built units for commercial projects such as hotels, student, and workforce housing. Additionally, Champion Holdings operates a factory-direct retail business, Titan and Star Fleet which provides transportation services to the manufactured housing and recreational vehicles industries.

Champion Holdings operates 28, and owns or leases an additional seven, manufacturing facilities located in 16 states across the United States and three provinces in Western Canada. Champion Holdings’ modular homes and factory-built structures are built in sections within a controlled factory environment, then transported to the construction site and installed on foundations. Champion Holdings believes that its assembly-line process provides significant competitive advantages versus site-built housing due to an enhanced ability to control costs, ensure quality, and reduce time to complete construction. Champion Holdings’ products are distributed through a network of independent and company-owned retailers, planned community operators, government agencies, and commercial developers. Champion Holdings markets its products under a strong portfolio of twelve brands, including Redman Homes, Dutch Housing, Excel Homes, Silvercrest, Titan Homes, Moduline, and SRI Homes, that have reputations for quality and affordability. Champion Holdings maintains its company-owned retail presence through Titan’s 21 retail sales centers in Florida, Georgia, Louisiana, North Carolina, Oklahoma, Texas, and Virginia. Star Fleet’s logistics business operates out of ten dispatch terminals in Colorado, Indiana, Oklahoma, and Pennsylvania.

For the last twelve months ended December 30, 2017, Champion Holdings generated net sales of $1,043.8 million, net income of $64.4 million, and Adjusted EBITDA of $66.2 million. For the definition of Adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Champion Holdings” on page 124 of this proxy statement.

The following map shows Champion Holdings’ geographic footprint as of December 30, 2017.

Products and Services

Champion Holdings designs, produces, markets, and transports a range of manufactured and modular homes, park models, and commercial solutions. Champion Holdings believes the broad scope of its product and service offering advantages it relative to other factory-built construction companies.

Factory-Built Housing

A majority of Champion Holdings’ manufactured products are constructed in accordance with the HUD code. Champion Holdings produces a broad range of manufactured and modular homes under a variety of brand names and in a variety of floor plans and price ranges. While most of the homes Champion Holdings builds are single-family, multi-section, ranch-style homes, it also builds two-story, single-section, and Cape Cod style homes as well as multi-family units such as town homes, apartments, duplexes, and triplexes. The single-family homes that Champion Holdings manufactures generally range in size from 400 to 4,000 square feet and typically include two to four bedrooms, a living room and/or family room, a dining room, a kitchen and typically two full bathrooms. Champion Holdings also builds park models for resorts and campgrounds and commercial modular structures, including hotels, student and workforce housing.

Champion Holdings regularly introduces homes with new floor plans, exterior designs and elevations, decors and features. Champion Holdings’ corporate marketing and engineering departments work with its manufacturing facilities to design homes that appeal to consumers’ changing tastes at appropriate price points for its markets. Champion Holdings designs and builds homes with a traditional residential or site-built appearance through the use of, among other features, dormers and higher pitched roofs. Champion Holdings also designs and builds energy efficient homes, and several of its U.S. manufacturing facilities are qualified to produce “Energy Star®” rated homes.

Champion Holdings constructs homes in indoor facilities using an assembly-line process employing approximately100 to 200 production employees at each facility. Factory-built homes are constructed in one or more sections (also known as floors) on an affixed steel support frame that allows the sections to be moved through the assembly line and transported upon sale. The sections of many of the modular homes Champion Holdings produces are built on wooden floor systems and transported on carriers that are removed upon placement of the home at the home site. Each section or floor is assembled in stages, beginning with the construction of the frame and the floor, then adding the walls, ceiling and roof assembly, and other constructed and purchased components, and ending with a final quality control inspection. The efficiency of the assembly-line process, protection from the weather, and favorable pricing of materials resulting from Champion Holdings’ substantial purchasing power enables it to produce homes more quickly and often at a lower cost than a conventional site-built home of similar quality.

Retail

Champion Holdings offers a wide selection of manufactured and modular homes as well as park models at company-owned retail locations across Texas and the Southeast marketed under the Titan brand. Champion Holdings maintains company-owned retail presence through 21 retail sales centers in Florida, Georgia, Louisiana, North Carolina, Oklahoma, Texas, and Virginia. Champion Holdings has benefited from the strategic expansion of its captive distribution to enhance the reach of its factory-built housing products directly to the homebuyer.

Each of Champion Holdings’ full-service retail sales centers has a sales office and a variety of display model homes of various sizes, floor plans, features, and prices that are displayed in a residential setting with sidewalks and landscaping. Customers may purchase a home from an inventory of homes maintained at the location, including a model home, or may order a home that will be built at a manufacturing facility. The collective benefits of Champion Holdings’ retail organization provide industry leadership with the expertise to be proactive to local economic conditions and ultimately providing affordable homes to value-conscious homebuyers.

Logistics

Champion Holdings operates a logistics business, Star Fleet, specializing in the transportation of manufactured homes and recreational vehicles from manufacturing facilities to retailers. Star Fleet’s delivery logistics are coordinated through ten dispatch terminals located in Colorado, Indiana, Oklahoma, and Pennsylvania. Star Fleet has strong relationships with its customer base, which consists of some of the largest manufactured housing companies (including Champion Holdings’ own factory-built housing products) and related product manufacturers in the United States.

Champion Holdings’ Competitive Strengths

Leading Market Positions Across Geographies

Champion Holdings believes that it is the second largest factory-built housing company in North America, based on revenue. Champion Holdings maintains a top-3 market position in nearly every major region in the United States due to the strong reputation of its brands, its broad manufacturing footprint, and its complementary retail and logistics businesses. Champion Holdings believes that it is the largest factory-built homebuilder in Western Canada based on volume of units sold, and offer a full product suite in that market.

Diversified, Vertically Integrated Business

Champion Holdings is an integrated provider with three vertically integrated, complementary business lines. Champion Holdings’ factory-built housing business, its largest business line, maintains a national footprint to service local customer preferences and to diversify against regional fluctuations in demand. Titan serves as a retail outlet in geographies with a smaller network of independent retailers and an avenue for Champion Holdings to expand its factory-built housing business into new markets. Star Fleet provides the manufacturing business fast access to affordable transportation, improving service levels for Champion Holdings’ relationships.

Strategic North American Manufacturing Footprint

Champion Holdings currently operates 28, and owns or leases an additional seven, manufacturing facilities located in 16 states and three provinces across the United States and Western Canada. Champion Holdings tailors the manufacturing capacity at each plant to the needs of the surrounding geography but also retains the ability to meet demand for customized products. Champion Holdings has a proven ability to distribute orders efficiently across its manufacturing footprint based on market demand, workforce availability, and its surrounding distribution capabilities. Champion Holdings has standardized its manufacturing processes and employs metrics-driven accountability at its facilities. Champion Holdings believes its plant network is equipped to handle additional capacity as the factory-built housing market accelerates.

Initiatives to Grow Earnings

Champion Holdings started as a single location in rural Michigan and has grown to become what Champion Holdings believes is the second largest factory-built housing company in North America. In recent years Champion Holdings has achieved improved margins through selective, company-wide efforts focused on standardizing and simplifying its operations. Champion Holdings expects to continue these efforts and that sales growth will be supported by a combination of both organic growth and acquisitions. Champion Holdings believes that demand for manufactured housing is increasing and intends to capitalize on this trend by leveraging its underutilized capacity within its manufacturing plant footprint, a pipeline of operational initiatives, product expansion and manufacturing and retail sales center acquisition opportunities.

Effective Management Team

Champion Holdings’ management team has significant industry and operational experience. Champion Holdings appointed a new management team led by Keith Anderson in 2015. Mr. Anderson brought with him extensive knowledge of manufactured housing finance, having served as Executive Vice President of Walter Investment and President and CEO of Green Tree Servicing. Since beginning to work together in 2015, the Champion Holdings management team has dramatically grown net sales and increased profitability. Key strategies for improvement include close evaluation of pricing and costs, the replacement of selected custom product offerings with standardized offerings, and the expansion of Champion Holdings’ presence through acquisitions and de novo plants, among other tactics.

Champion Holdings’ Strategy

Champion Holdings intends to profitably grow its sales and improve its operating margins by employing the following strategic initiatives.

Utilize Champion Holdings’ Strong Manufacturing Base to Capitalize on Favorable U.S. and Canadian Demand Drivers

There are a number of favorable demographic trends and demand drivers in the United States and Western Canada that Champion Holdings expects to benefit from in the near future. Champion Holdings expects strong growth trends in key homebuyer groups, such as the population over 65 years of age, the population of first-time home buyers and the population of households earning less than $50,000 per year, to support sustained growth in its business. Champion Holdings anticipates continued manufactured and modular construction market recovery, driven by these demographics trends, construction labor shortages in specific markets (which tends to adversely impact supply and cost of site-built homes) and increased affordability of factory-built homes as compared to site-built homes. Champion Holdings also expects improvements in the chattel financing market, increasing the number of prospective customers who qualify for home loans. Finally, Champion Holdings is an approved vendor to FEMA for disaster-relief housing.

Increase Champion Holdings’ Sales

Champion Holdings has a track record of expanding sales and has demonstrated its ability to expand its manufacturing and retail presence organically and through acquisitions. Champion Holdings is focused on meeting increasing demand by using additional capacity within its existing operating footprint, by opening idle plants, and by expanding existing plants in selected geographies into “campus” layouts with increased plant capacity. Champion Holdings also continues to expand its commercial platform and to develop partnerships with manufactured housing finance market participants to further grow its sales. Champion Holdings has recently pioneered large-scale commercial construction projects in the hospitality sector, increasing its commercial construction visibility nationwide. Champion Holdings intends to acquire additional retail locations, plants, and factory-built housing competitors to meet its goals.

Expand Champion Holdings’ Product Line through Innovation and Development

Champion Holdings continuously innovates its home designs and home products to meet the needs of new customers and has regularly received awards from the Manufactured Housing Institute, the National Association of Home Builders, and others for its leadership in manufactured and modular home designs. In 2016, Champion Holdings’ product design initiative led to the launch of a line of contemporary cottages for homebuyers seeking a small footprint without compromising modern amenities as well as a new line of cost-effective homes for the value-minded homebuyer. Champion Holdings maintains an active dialogue with developers to identify demand trends and anticipate the needs of prospective homeowners. Champion Holdings also partners with its suppliers to pilot new products, such as in-home smart technologies and luxury kitchen and bath selections.

Continue to Implement Operational Initiatives to Further Enhance Margins

Champion Holdings has a proven track record of enhancing margins through selective, company-wide efforts focused on standardizing and simplifying its operations. Currently, Champion Holdings has a number of operational initiatives in process to reduce labor turnover, simplify the production of products it manufactures, and enhance the product value it provides to customers. Champion Holdings also has several future initiatives in the pipeline. Among other initiatives, Champion Holdings plans to further develop its modular platform, expand its commercial lines, standardize its engineering and design platform, and better leverage fixed costs from underutilized plants by routing additional demand to plants with excess capacity.

Sales and Marketing

Champion Holdings’ factory-built sales team is organized at each of its manufacturing facilities which offers a more local perspective to its customers. Champion Holdings’ sales teams throughout the country and in Western Canada are equipped to quickly respond to the ever-changing needs of its customers and the local and regional economic and demographic trends in the areas surrounding our facilities. The sales teams are supported through a nationally unified marketing and business development team provided through Champion Holdings’ corporate support services. The support staff offers marketing and advertising support, lead management tools, internet applications, and support and national promotional campaigns.

Champion Holdings maintains a retail sales presence across Texas and the Southeast marketed under the Titan brand. Champion Holdings began expanding its captive retail base in 2011 with a concentrated effort in the Texas market and then more recently expanded into the Southeast region with locations in Florida, Georgia, Louisiana, North Carolina, Oklahoma, Texas, and Virginia. Champion Holdings’ retail segment continues to grow through strong marketing and lead management. Since implementing its current lead management process in fiscal 2016, Champion Holdings has increased the number of leads it generates on an annual basis by more than 77%.

Purchasing

Champion Holdings purchases building products from multiple manufacturers and suppliers and no single supplier accounted for more than 12% of Champion Holdings’ total purchases for fiscal year 2017. Champion Holdings uses similar materials to those used in site-built housing to construct manufactured and modular units. Champion Holdings maintains strong relationships with its suppliers and partners with them on product development trends, piloting newly developed products within homes, for example.

Cus tomers

Champion Holdings serves a diverse mix of customers across North America. Champion Holdings has a broad go-to-market strategy that includes retail sales centers, community developers, and builders. Champion Holdings has strong relationships with large manufactured housing community developers which have acquired several smaller companies in recent years. Champion Holdings also has a strong relationship with FEMA, which provides manufactured housing units to victims of floods, fires, and other natural disasters. Champion Holdings’ largest customer for fiscal year 2017 accounted for approximately 9% of net sales.

Competition

The factory-built housing industry is highly competitive at both the manufacturing and retail levels, with competition based upon several factors including price, product features, reputation for service and quality, and retail customer financing. Champion Holdings competes with other producers of factory-built housing for both residential and commercial end-markets. Additionally, factory-built housing competes with new and existing site-built homes, as well as apartments, townhouses, condominiums, and commercial buildings, as well as rental housing. There are a number of other national manufacturers competing for a significant share of manufactured housing sales in the United States, including Clayton Homes, Inc., and Cavco Industries, Inc.

Employees

As of December 30, 2017, Champion Holdings employed approximately 5,300 individuals. Champion Holdings’ facilities’ leadership teams are highly experienced, with over 500 years of collective industry experience amongst U.S. plant general managers.

Properties

Champion Holdings is headquartered in Troy, Michigan. Champion Holdings maintains 28 manufacturing facilities located throughout the U.S. and Western Canada, 21 retail locations spanning the southern U.S., and ten transportation dispatch locations within the U.S. Champion Holdings currently operates within 28 of its 35 manufacturing plants. Champion Holdings owns 25 of its plants and the remaining ten are leased. Champion Holdings’ plants range in size from approximately 60,000 square feet to 220,000 square feet. Champion Holdings’ properties are in strong operating condition and Champion Holdings believes they provide adequate capacity to meet the current needs of the business.

Corporate Information

Champion Holdings is a Delaware corporation. Champion Holdings’ predecessor began operations in 1953. Champion Holdings’ principal executive offices are located at 755 West Big Beaver Road, Suite 1000, Troy, Michigan 48084, and Champion Holdings’ telephone number at that address is (248) 614-8200. Champion Holdings’ website is located at www.championhomes.com. Champion Holdings’ website and the information contained on Champion Holdings’ website are not incorporated by reference and are not a part of this proxy statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CHAMPION HOLDINGS

The following should be read in conjunction with the sections of this proxy statement entitled “Risk Factors,” “Cautionary Statements Concerning Forward-Looking Information,” “Selected Historical Consolidated Financial Data of Champion Holdings,” “Comparative Historical and Unaudited Pro Forma Per Share Data,” “Information About Champion Holdings’ Business,” and Champion Holdings’ historical consolidated financial statements and related notes thereto included in this proxy statement.

Champion Holdings is a leading producer of factory-built housing in the United States (“U.S.”) and Canada. Champion Holdings serves as a complete solutions provider across complementary and vertically integrated businesses including manufactured construction, company-owned retail locations, and transportation logistics services. Champion Holdings is the second largest factory-built solutions provider in North America based on revenue and markets its homes under several nationally recognized brand names including Redman Homes, Dutch Housing, Excel Homes, Silvercrest, Titan Homes, Moduline and SRI Homes. Champion Holdings operates 23 manufacturing facilities throughout the U.S. and five manufacturing facilities in Western Canada that primarily construct factory-built, timber-framed manufactured and modular houses that are sold primarily to independent retailers and builders/developers, including manufactured home community operators. Champion Holdings’ retail operations consist of 21 sales centers that sell manufactured homes to consumers primarily in the Southern U.S. Champion Holdings’ transportation business primarily engages independent owners/drivers to transport manufactured homes and recreational vehicles throughout the U.S. and Canada.

Over the last several years, market demand for Champion Holdings’ products, primarily affordable housing in the U.S., has continued to improve. As a result, Champion Holdings has focused on operational improvements to make existing manufacturing facilities more profitable as well as executing measured expansion of its manufacturing and retail footprint.

In response to the increasing demand for factory-built housing in the U.S., Champion Holdings has increased capacity through strategic acquisitions and expansions of its manufacturing footprint. Champion Holdings focused on growing its HUD sales across the U.S. as well as further expanding into modular housing in the Northeastern and Midwestern U.S. In October 2017, Champion Holdings entered into a long-term lease for two factory-built housing plants in Leesville, Louisiana that are currently providing an opportunity for further growth. In April 2017, Champion Holdings completed the purchase of a factory-built housing plant in Mansfield, Texas, from Skyline. In September 2016, Champion Holdings, through a series of transactions, completed the purchase of the assets of Innovative Building Systems, LLC and Subsidiaries (“IBS” or “IBS Acquisition”), which included five modular manufacturing facilities and two retail sales centers in the Northeast and Midwest U.S. In January 2017, Champion Holdings restarted operations at the Liverpool, Pennsylvania location, one of the acquired modular facilities. In addition to these strategic acquisitions, during fiscal 2017, Champion Holdings leased and opened a manufacturing facility in Benton, Kentucky as well as reopening a previously idled facility in Topeka, Indiana. The Topeka facility began operations in February 2017. Production at the Benton facility began in August 2016.

Champion Holdings also focused on expansion of its company-owned retail operations over the last several years. Champion Holdings opened three additional retail sales centers during fiscal 2018, five during fiscal 2017 and three during fiscal 2016. Management believes retail expansion provides an opportunity to increase Champion Holdings’ presence in market segments that are not currently served through the independent retail network, which will provide for expansion and increased utilization of the existing manufacturing operations.

These acquisitions and investments are part of a strategy to grow and diversify revenue with a focus on increasing Champion Holdings’ HUD and modular homebuilding presence in the U.S. as well as improve the results of operations. These acquisitions and investments are included in the consolidated results for periods subsequent to their respective acquisition dates.

Approximately 75% of Champion Holdings’ U.S. and Canadian manufacturing sales are generated from the manufacture of homes that comply with the Federal HUD-code construction standard in the U.S. In calendar 2017, annual industry shipments of HUD-code homes were 92,891, a 14.4% improvement over 81,169 in calendar 2016. Sales of HUD-code homes have been increasing steadily since 2009, when 50,000 HUD-code homes were sold. That year represented the worst period of factory-built housing sales since 1959. While HUD-code, factory-built home shipments have improved modestly over the past few years, the industry continues to operate at relatively low levels compared to historical shipment statistics. For instance, in 1998, approximately 373,000 HUD-code homes were sold.

Industry shipments of modular homes in the U.S. for the first nine months of calendar 2017 totaled almost 11,000 homes, a 2.8% increase from shipments in the comparable period of 2016. Modular home sales have generally been stable since 2009. During fiscal 2017, approximately 15% of Champion Holdings’ U.S. manufacturing sales were modular. Champion Holdings’ modular home presence has improved due to the IBS acquisition mentioned previously.

Champion Holdings is headquartered in Troy, Michigan and was formed in 2010 as a Delaware limited liability company. Champion Holdings’ predecessor began operations in 1953.

Consolidated Financial Data

	Nine Months Ended		Year Ended
(Dollars in thousands)	December 30, 2017	December 31, 2016	April 1, 2017	April 2, 2016	March 28, 2015
	(unaudited)	(unaudited)
Statement of Operations Data
Net sales	$798,443	$615,926	$861,319	$751,703	$737,230
Cost of sales	664,824	515,035	717,364	638,571	649,798

Gross profit	133,619	100,891	143,955	113,132	87,432
Selling, general and administrative expenses	87,439	78,699	109,305	95,974	99,032

Operating income (loss)	46,180	22,192	34,650	17,158	(11,600)
Interest expense, net	3,164	3,208	4,264	3,658	2,848
Other expense (income)	2,863	1,636	2,380	632	(2,740)

Income (loss) from continuing operations before income taxes	40,153	17,348	28,006	12,868	(11,708)
Income tax expense (benefit)	22,089	2,409	(23,321)	2,640	5,018

Net income (loss) from continuing operations	18,064	14,939	51,327	10,228	(16,726)
(Loss) gain from discontinued operations	-	(3,781)	583	(10,248)	(641)

Net income (loss)	$18,064	$11,158	$51,910	$(20)	$(17,367)

	Nine Months Ended		Year Ended
(Dollars in thousands)	December 30, 2017	December 31, 2016	April 1, 2017	April 2, 2016	March 28, 2015
	(unaudited)	(unaudited)

Reconciliation of Adjusted EBITDA
Net income (loss)	$18,064	$11,158	$51,910	$(20)	$(17,367)
Loss (gain) from discontinued operations	-	3,781	(583)	10,248	641
Income tax expense (benefit)	22,089	2,409	(23,321)	2,640	5,018
Interest expense, net	3,164	3,208	4,264	3,658	2,848
Depreciation and amortization	6,126	5,018	7,245	6,258	6,953
Foreign currency (gains) losses	(1,140)	3,941	3,688	3,173	11,309
Transaction costs	2,831	1,620	2,356	118	(2,740)
Equity based compensation	450	450	608	516	480
Restructuring charges	-	-	-	35	2,114
Insured property losses	-	-	24	514	-
Lower of cost or market adjustment of development inventory	-	-	-	3,000	4,993
Other	33	(728)	(744)	(1)	(268)

Adjusted EBITDA	$51,617	$30,857	$45,447	$30,139	$13,981

As a percent of net sales:
Gross profit	16.7%	16.4%	16.7%	15.1%	11.9%
Selling, general and administrative expenses	11.0%	12.8%	12.7%	12.8%	13.4%
Operating income (loss)	5.8%	3.6%	4.0%	2.3%	(1.6%)
Net income (loss)	2.3%	1.8%	6.0%	(0.0%)	(2.4%)
Adjusted EBITDA	6.5%	5.0%	5.3%	4.0%	1.9%

Nine Months ended December 30, 2017 as Compared to Nine Months ended December 31, 2016

Net Sales: The following table summarizes net sales for the nine months ended December 30, 2017 and December 31, 2016:

	Nine Months Ended
(Dollars in thousands)	December 30, 2017	December 31, 2016	Change	% Change
	(unaudited)	(unaudited)
Net sales	$798,443	$615,926	$182,517	29.6%
U.S. manufacturing and retail sales	641,878	481,928	159,950	33.2%
U.S. homes sold	12,038	9,436	2,602	27.6%
U.S. manufacturing and retail average home selling price	53.3	51.1	2.2	4.4%
Canada manufacturing sales	74,006	67,951	6,055	8.9%
Canada homes sold	988	930	58	6.2%
Canada manufacturing average home selling price	74.9	73.1	1.8	2.5%
Manufacturing facilities in operation at period end	28	25
Retail sales centers in operation at period end	21	18

Net sales for the nine months ended December 30, 2017 were $798.4 million, an increase of $182.5 million when compared to the nine months ended December 31, 2016. The increase was driven primarily by an increase in factory-built housing demand in the U.S., Champion Holdings’ additional manufacturing and retail capacity and improved production output. In calendar 2017, annual industry shipments of HUD-code homes were 92,891, a 14.4% improvement over 81,169 in calendar 2016.

New manufacturing facilities and retail sales centers accounted for approximately $79.8 million of the year-over-year net sales increase during the nine months ended December 30, 2017. As a result of the expanded manufacturing footprint and plant operating improvements to increase output, Champion Holdings was able to increase total U.S. homes sold by over 2,600 units or 27.6% and improved its share of HUD and modular home sales during the period. The increase in average home selling price was mainly the result of price adjustments and material surcharges in response to increasing raw material and direct labor inflation as well as a shift in product mix. During the nine months ended December 30, 2017, Champion Holdings benefited from delivering 239 more units to FEMA compared to the nine months ended December 31, 2016. Although FEMA units were a significant driver of the overall increase in units during the year, a portion of the FEMA sales would have been replaced by core business sales depending on the geographic disbursement of backlog. Champion Holdings’ Canadian operations saw a 58 unit or 6.2% increase in home sales volume primarily due to an increase in demand in the British Columbia market, as well as a 2.5% increase in average home selling price.

Although orders from customers can be cancelled at any time without penalty and unfilled orders are not necessarily an indication of future business, Champion Holdings’ unfilled U.S. and Canadian manufacturing orders for homes at December 30, 2017 totaled approximately $169 million compared to $94 million at December 31, 2016.

Gross Profit: The following table summarizes gross profit for the nine months ended December 30, 2017 and December 31, 2016:

	Nine Months Ended
(Dollars in thousands)	December 30, 2017	December 31, 2016	Change	% Change
	(unaudited)	(unaudited)
Gross profit	$133,619	$100,891	$32,728	32.4%
Gross profit as a % of net sales	16.7%	16.4%

Gross profit as a percent of net sales increased 0.3 percentage points for the nine months ended December 30, 2017 when compared to the nine months ended December 31, 2016. That increase was the result of an overall increase in average home selling price as well as an increase in consolidated sales volumes. U.S. manufacturing and retail margins improved as Champion Holdings continued to standardize product design and material purchases which allowed for more seamless production for its supply chain and helped to mitigate some of the commodity inflation occurring in the marketplace. In the same effort to streamline production, Champion Holdings continued to focus on better understanding its cost structure and discontinued models and options that customers did not value. Finally, the U.S. manufacturing plants have increased output which allowed for better leverage of fixed costs, which in turn improved gross profit. The improved margins in the U.S. helped to offset Canadian margins which decreased 250 basis points to 18.7%, due to general oil-related economic conditions in the Alberta and Saskatchewan provinces.

Selling, General and Administrative Expenses: The following table summarizes selling, general and administrative expenses for the nine months ended December 30, 2017 and December 31, 2016:

	Nine Months Ended
(Dollars in thousands)	December 30, 2017	December 31, 2016	Change	% Change
	(unaudited)	(unaudited)
Total selling, general and administrative expenses	$87,439	$78,699	$8,740	11.1%
Selling, general and administrative expense as a percent of net sales	11.0%	12.8%

Selling, general and administrative expenses for the nine months ended December 30, 2017 were $87.4 million, an increase of $8.7 million as compared to the nine months ended December 31, 2016. The increase in expenses was a result of an increase in salaries and benefits of $5.7 million during 2017 due to increased compensation and administrative headcount to facilitate Champion Holdings’ manufacturing and retail growth strategy. In addition, incentive compensation, which is generally based on profitability, was $5.0 million higher for the nine months ended December 30, 2017. Those increases were partially offset by a $5.1 million reduction in expense recognized for the effect of certain currency translation gains and losses.

As a percent of net sales, selling, general and administrative expenses for the nine months ended December 30, 2017 were 11.0%, a 1.8 percentage point improvement over the same period of 2016. Administrative expenses did not increase at the same rate as net sales, in part due to better operating efficiencies and performance in the U.S. manufacturing plants, as well as better leverage of fixed costs.

Interest Expense, net: The following table summarizes the components of interest expense, net for the nine months ended December 30, 2017 and December 31, 2016:

	Nine Months Ended
(Dollars in thousands)	December 30, 2017	December 31, 2016	Change	% Change
	(unaudited)	(unaudited)
Interest expense	$ 3,783	$ 3,465	$ 318	9.2%
Interest income	(619)	(257)	(362)	(140.9%)

Interest expense, net	$ 3,164	$ 3,208	$ (44)	(1.4%)

Average outstanding floor plan payable	$ 21,739	$ 16,552	$ 5,187	31.3%
Average outstanding long-term debt	$ 59,604	$ 60,034	$ (430)	(0.7%)

Interest expense for the nine months ended December 30, 2017 was higher than the prior year as a result of a $5.2 million increase in average outstanding floor plan payables. Floor plan payables are used to finance retail inventory at company-owned retail sales centers. The increase in floor plan payables was consistent with the addition of display inventory during the ramp-up period for retail sales centers opened in 2016 and 2017. Increased interest income in 2017 generally offset the impact of incremental floor plan payables. Interest income was higher due to increased average cash balances on hand. See “Contractual Obligations and Commitments” on page 139 below for more information related to interest bearing obligations.

Other expense: The following table summarizes other expense for the nine months ended December 30, 2017 and December 31, 2016:

	Nine Months Ended
(Dollars in thousands)	December 30, 2017	December 31, 2016	Change	% Change
	(unaudited)	(unaudited)
Other expense	$ 2,863	$ 1,636	$ 1,227	75.0%

Other expense for the nine months ended December 30, 2017 primarily consists of legal and accounting costs related to the Exchange. Other expense for the nine months ended December 31, 2016 consists of $0.4 million of legal and accounting fees related to the disposition of Champion Holdings’ operations in the United Kingdom (“U.K.”) and $1.2 million of costs for the IBS Acquisition and the acquisition and start-up of new retail sales centers. See “Loss from Discontinued Operations” on page 129 below for more information related to the disposition of Champion Holdings’ U.K. operations.

Income tax expense: The following table summarizes income tax expense for the nine months ended December 30, 2017 and December 31, 2016:

	Nine Months Ended
(Dollars in thousands)	December 30, 2017	December 31, 2016	Change	% Change
	(unaudited)	(unaudited)
Income tax expense	$ 22,089	$ 2,409	$ 19,680	816.9%
Effective tax rate	55.0%	13.9%

The increase in income tax expense for the nine months ended December 30, 2017 as compared to the nine months ended December 31, 2016 is due to the increase in net income between the periods and the impact of certain other tax adjustments. For 2017, the effective tax rate includes an $8.4 million charge for the re-measurement of U.S. deferred income tax assets and liabilities at the new corporate income tax rate of 21%, from 35%, under the 2017 Tax Cuts and Jobs Act signed into law on December 22, 2017. The 2016 effective tax rate was favorably impacted due to Champion Holdings continuing to provide a full valuation allowance on its U.S. net deferred tax assets. As such, the tax expense reported for fiscal 2016 is predominately from the Canadian operations.

Loss from Discontinued Operations: The following table summarizes loss from discontinued operations for the nine months ended December 30, 2017 and December 31, 2016:

	Nine Months Ended
(Dollars in thousands)	December 30, 2017	December 31, 2016	Change	% Change
	(unaudited)	(unaudited)
Loss from discontinued operations	$ -	$ (3,781)	$ 3,781	100.0%

Loss from discontinued operations for the nine months ended December 31, 2016 includes a loss of $3.8 million related to Champion Holdings’ former operations in the U.K. During fiscal 2016, Champion Holdings committed to a plan to dispose of its U.K. operations, and therefore, classified the results of its U.K. subsidiaries as discontinued and the assets and liabilities as held for sale. The disposition of the U.K. operations was finalized on January 20, 2017, and as a result, no income or loss from discontinued operations was recognized during the nine months ended December 30, 2017.

Adjusted EBITDA: The following table reconciles net income, the most directly comparable U.S. GAAP measure, to Adjusted EBITDA, a non-GAAP financial measure, for the nine months ended December 30, 2017 and December 31, 2016:

	Nine Months Ended
(Dollars in thousands)	December 30, 2017	December 31, 2016	Change	% Change
	(unaudited)	(unaudited)
Net income	$ 18,064	$ 11,158	$ 6,906	61.9%
Loss from discontinued operations	-	3,781	(3,781)	(100.0%)
Income tax expense	22,089	2,409	19,680	816.9%
Interest expense, net	3,164	3,208	(44)	(1.4%)
Depreciation and amortization	6,126	5,018	1,108	22.1%
Foreign currency (gains) losses	(1,140)	3,941	(5,081)	(128.9%)
Transaction costs	2,831	1,620	1,211	74.8%
Equity based compensation	450	450	-	-%
Other	33	(728)	761	104.5%

Adjusted EBITDA	$ 51,617	$ 30,857	$ 20,760	67.3%

Adjusted EBITDA for the nine months ended December 30, 2017 was $51.6 million, an increase of $20.8 million over the nine months ended December 31, 2016. The primary driver of the increase was a $24.0 million increase in operating income in 2017 generated by the increase in net sales as well as the reduction in direct and indirect costs as a percent of net sales as discussed previously.

Adjusted EBITDA is presented as a supplemental measure of Champion Holdings’ financial performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing Champion Holdings’ operating activities across reporting periods. Not all companies use identical calculations and, accordingly, Champion Holdings’ presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Year ended April 1, 2017 as Compared to Year ended April 2, 2016

Net Sales: The following table summarizes net sales for the years ended April 1, 2017 and April 2, 2016:

	Year Ended
(Dollars in thousands)	April 1, 2017	April 2, 2016	Change	% Change
Net sales	$ 861,319	$ 751,703	$ 109,616	14.6%
U.S. manufacturing and retail sales	678,296	573,945	104,351	18.2%
U.S. homes sold	13,187	11,109	2,078	18.7%
U.S. manufacturing and retail average home selling price	51.4	51.7	(0.3)	(0.6%)
Canada manufacturing sales	92,631	96,881	(4,250)	(4.4%)
Canada homes sold	1,261	1,340	(79)	(5.9%)
Canada manufacturing average home selling price	73.5	72.3	1.2	1.6%
Manufacturing facilities in operation at year end	27	24
Retail sales centers in operation at year end	18	13

Net sales for fiscal 2017 were $861.3 million, an increase of $109.6 million or 14.6% over fiscal 2016. The increase was primarily the result of 2,078 unit or 18.7% increase in U.S. homes sold driven by an increase in factory-built housing demand in the U.S., the addition of manufacturing capacity at three new manufacturing facilities and five new retail sales centers as well as Champion Holdings’ ability to generate additional output at its existing facilities to meet increasing market demand.

The factory-built HUD market segment grew by over 15% from fiscal 2016 to 2017. In addition to market growth, Champion Holdings was able to increase U.S. HUD market share in fiscal 2017 to 12.7% from 12.1% in 2016. Net sales earned at the new manufacturing facilities added $12.1 million in fiscal 2017. Champion Holdings added five retail sales centers in the U.S. in fiscal 2017 to further expand its retail presence in market segments that are not currently served by independent retailers. New retail sales centers accounted for approximately $13.8 million of net sales in fiscal 2017. Champion Holdings also benefited from delivering 1,330 units to FEMA during fiscal 2017. Although FEMA units were a significant driver of the overall increase in units during the year, a portion of the FEMA sales would have been replaced by core business sales depending on the geographic disbursement of backlog.

The Canadian manufacturing operations had a $4.3 million decrease in net sales in fiscal 2017. The decrease was the result of a 5.9% decline in the volume of floors sold directly correlated to a decrease in housing demand in the Alberta and Saskatchewan markets. The economic impact of the reduction in oil prices in recent years had the effect of reducing demand at Champion Holdings’ Canadian plants that command a higher average home selling price.

Gross Profit: The following table summarizes gross profit for the years ended April 1, 2017 and April 2, 2016:

	Year Ended
(Dollars in thousands)	April 1, 2017	April 2, 2016	Change	% Change
Gross profit	$ 143,955	$ 113,132	$ 30,823	27.2%
Gross profit as a % of net sales	16.7%	15.1%

Gross profit as a percent of sales was 16.7% in fiscal 2017 compared to 15.1% in fiscal 2016. In 2017, U.S. manufacturing and retail margins improved due to a higher percentage of FEMA units, park-model RVs and modular home product mix in 2017 versus 2016. In addition, Champion Holdings standardized product design and material purchases which allowed for more seamless production for our supply chain and helped to mitigate some of the commodity inflation occurring in the marketplace. In the same effort to streamline production, Champion Holdings focused on better understanding its cost structure and discontinued both models and options that customers did not value.

Selling, General and Administrative Expenses: The following table summarizes selling, general and administrative expenses for the years ended April 1, 2017 and April 2, 2016:

	Year Ended
(Dollars in thousands)	April 1, 2017	April 2, 2016	Change	% Change
Selling, general and administrative expenses	$109,305	$95,974	$13,331	13.9%
Selling, general and administrative expense as a percent of net sales	12.7%	12.8%

Selling, general and administrative expenses were $109.3 million in fiscal 2017, an increase of $13.3 million from fiscal 2016. The increase was a result of (i) an increase in salaries and benefits of $6.0 million, generally a result of increased compensation and administrative headcount to facilitate expanding capacity (ii) incentive compensation, which is generally based on profitability, which was $4.2 million higher in fiscal 2017 than in fiscal 2016, and (iii) other administrative costs, including professional fees, IT and sales and marketing, which were $3.3 million higher in fiscal 2017 to support growth.

As a percent of net sales, selling, general and administrative expenses for fiscal 2017 were 12.7%, a slight decrease from the same period in fiscal 2016. Administrative expenses for the year did not increase at the same rate as net sales, in part a result of better operating efficiencies and performance in the U.S. manufacturing plants, as well as better leverage of fixed costs.

Interest Expense, net: The following table summarizes the components of interest expense, net for the years ended April 1, 2017 and April 2, 2016:

	Year Ended
(Dollars in thousands)	April 1, 2017	April 2, 2016	Change	% Change
Interest expense	$ 4,646	$ 3,976	$ 670	16.9%
Interest income	(382)	(318)	(64)	(20.1%)

Interest expense, net	$ 4,264	$ 3,658	$ 606	16.6%

Average outstanding floor plan payable	$ 16,975	$ 9,016	$ 7,959	88.3%
Average outstanding long-term debt	$ 59,980	$ 64,398	$ (4,418)	(6.9%)

Interest expense, net was $4.3 million in fiscal 2017, an increase of $0.6 million from fiscal 2016. The primary drivers of the increase were the increase in average outstanding floor plan payables and the exchange in fiscal 2016 of long-term debt instruments at a higher rate of interest. Floor plan payables are used to finance retail inventory at company-owned retail sales centers. The increase in floor plan payables was consistent with the continued ramp-up of operations for retail sales centers opened in 2017 and 2016. Average outstanding long-term debt decreased from fiscal 2016 as a result of the net repayment in September 2015 of $9.5 million of previously outstanding notes. In addition, at the time of repayment, an additional $12.5 million of notes were exchanged for term notes that carried a higher rate of interest, 6.5% for the new term notes compared to 1.7% for the previous notes. See “Contractual Obligations and Commitments” on page 139 below for more information related to interest bearing obligations.

Other expense: The following table summarizes other expense for the years ended April 1, 2017 and April 2, 2016:

	Year Ended
(Dollars in thousands)	April 1, 2017	April 2, 2016	Change	% Change
Other expense	$2,380	$632	$1,748	276.6%

Other expense for fiscal 2017 primarily consists of $1.7 million of costs for the IBS Acquisition and the acquisition or start-up of new retail sales centers, and $0.4 million of legal and accounting fees related to the disposition of Champion Holdings’ operations in the U.K. Fiscal 2016 includes $0.5 million related to the deductible on an insured loss at one of the U.S. manufacturing plants. See “Gain (loss) from Discontinued Operations” on page 132 below for more information related to the disposition of Champion Holdings’ U.K. operations.

Income tax (benefit) expense: The following table summarizes income tax (benefit) expense for the years ended April 1, 2017 and April 2, 2016:

	Year Ended
(Dollars in thousands)	April 1, 2017	April 2, 2016	Change	% Change
Income tax (benefit) expense	$(23,321)	$2,640	$(25,961)	(983.4%)
Effective tax rate	(83.3%)	20.5%

The negative effective tax rate in fiscal 2017 was primarily a result of a $35.9 million tax benefit due to the release of the valuation allowance on deferred tax assets in the U.S. During fiscal 2017, Champion Holdings evaluated the realizability of its deferred tax assets and determined it was more likely than not that its net deferred tax assets would be realized. The effective tax rate in fiscal 2016 was lower than the federal statutory rate of 35% because, prior to fiscal 2017, Champion Holdings maintained a full valuation allowance on its deferred tax assets in the U.S., consisting primarily of net operating loss carry-forwards. Tax expense in fiscal 2016 primarily reflects the taxable impact of Champion Holdings’ operations in Canada.

Gain (loss) from Discontinued Operations: The following table summarizes Gain (loss) from discontinued operations for the years ended April 1, 2017 and April 2, 2016:

	Year Ended
(Dollars in thousands)	April 1, 2017	April 2, 2016	Change	% Change
Gain (loss) from discontinued operations	$583	$(10,248)	$10,831	105.7%

During fiscal 2016, Champion Holdings committed to a plan to dispose of its U.K. operations, and therefore, classified the results of operations of its U.K. subsidiaries as discontinued and the assets and liabilities as held for sale. The loss from discontinued operations in fiscal 2016 reflects the operating activities of the U.K.

subsidiaries for the year. Champion Holdings recognized a net gain on discontinued operations in fiscal 2017 of $0.6 million. The net gain includes the U.K. operating losses for the period up to the disposition, a loss of $5.6 million and the net impact of recognizing historical cumulative adjustments upon the final disposition. The sale of the U.K. operations was completed on January 20, 2017. Prior to the disposition, Champion Holdings had accounted for cumulative currency translation adjustments on invested assets and liabilities, and pension actuarial losses in accumulated other comprehensive income. Upon final disposition, $8.3 million of net cumulative gains for these items were reclassified from accumulated other comprehensive income to net income.

Adjusted EBITDA: The following table reconciles net income (loss), the most directly comparable U.S. GAAP measure, to Adjusted EBITDA, a non-GAAP financial measure, for the years ended April 1, 2017 and April 2, 2016:

	Year Ended
(Dollars in thousands)	April 1, 2017	April 2, 2016	Change	% Change
Net income (loss)	$51,910	$(20)	$51,930	N/M
Gain (loss) from discontinued operations	(583)	10,248	(10,831)	(105.7%)
Income tax (benefit) expense	(23,321)	2,640	(25,961)	983.4%
Interest expense, net	4,264	3,658	606	16.6%
Depreciation and amortization	7,245	6,258	987	15.8%
Foreign currency losses	3,688	3,173	515	16.2%
Transaction costs	2,356	118	2,238	N/M
Equity based compensation	608	516	92	17.8%
Restructuring charges	-	35	(35)	(100.0%)
Insured property losses	24	514	(490)	(95.3%)
Lower of cost or market adjustment of development inventory	-	3,000	(3,000)	(100.0%)
Other	(744)	(1)	(743)	N/M

Adjusted EBITDA	$45,447	$30,139	$15,308	50.8%

“N/M” indicates the calculated percentage is not meaningful.

Adjusted EBITDA for fiscal 2017 was $45.4 million, an increase of $15.3 million over fiscal 2016. The primary driver of the increase was a $17.5 million increase in operating income generated by the increase in manufacturing output and net sales as well as the reduction in direct and indirect costs as a percent of net sales, as discussed previously.

Adjusted EBITDA is presented as a supplemental measure of Champion Holdings’ financial performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing Champion Holdings’ operating activities across reporting periods. Not all companies use identical calculations and, accordingly, Champion Holdings’ presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Year ended April 2, 2016 as Compared to Year ended March 28, 2015

Net Sales: The following table summarizes net sales for the years ended April 2, 2016 and March 28, 2015:

	Year Ended
(Dollars in thousands)	April 2, 2016	March 28, 2015	Change	% Change
Net sales	$ 751,703	$ 737,230	$ 14,473	2.0%
U.S. manufacturing and retail sales	573,945	535,739	38,206	7.1%
U.S. homes sold	11,109	10,378	731	7.0%
U.S. manufacturing and retail average home selling price	51.7	51.6	0.1	0.1%
Canada manufacturing sales	96,881	114,670	(17,789)	(15.5%)
Canada homes sold	1,340	1,489	(149)	(10.0%)
Canada manufacturing average home selling price	72.3	77.0	(4.7)	(6.1%)

Manufacturing facilities at year end	24	24
Retail lots at year end	13	10

Consolidated net sales increased 2.0% in fiscal 2016 as compared to fiscal 2015, primarily from a 731 unit or 7.0% increase in homes sold from Champion Holdings’ U.S. manufacturing and retail operations, partially offset by a decline in sales at Champion Holdings’ Canadian operations. During fiscal 2016 and 2015, the U.S. market segment for factory-build housing continued to rebound from the industry’s low point in 2009. The decline in the Canadian to U.S. dollar exchange rate was the primary contributor to the decline in Champion Holdings’ Canadian operations’ net sales. Net sales for Canada were $15.4 million lower as a result of the reduction in the average exchange rate. The Canadian market was impacted by economic factors caused by a decrease in oil prices starting in mid-2014.

The addition of three retail sales centers did not take place until late fiscal 2016, and therefore, did not materially contribute to fiscal 2016 net sales.

Gross Profit: The following table summarizes gross profit for the years ended April 2, 2016 and March 28, 2015:

	Year Ended
(Dollars in thousands)	April 2, 2016	March 28, 2015	Change	% Change
Gross profit	$ 113,132	$ 87,432	$ 25,700	29.4%
Gross profit as a % of net sales	15.1%	11.9%

Gross profit for fiscal 2016 increased to 15.1% of net sales compared to 11.9% in fiscal 2015. The increase was a result of improved market conditions, higher net sales and reductions in the components of cost of sales achieved through operating efficiencies. The U.S. operations were the primary driver of the overall increase, consistent with the U.S. increase in net sales discussed previously. Beginning in fiscal 2016, Champion Holdings focused on understanding the value of product offerings and adjusted the pricing and selection on base models and options to be more comparable and competitive in the market. Champion Holdings made improvements in the design and manufacturing processes, including certain standardized practices, to better manage plant operating efficiencies and throughput. Champion Holdings was able to generate improvements in better material management resulting in lower obsolescence and rework, and value engineering of products while maintaining consistent labor and benefit rates.

Selling, General and Administrative Expenses: The following table summarizes selling, general and administrative expenses for the years ended April 2, 2016 and March 28, 2015:

	Year Ended
(Dollars in thousands)	April 2, 2016	March 28, 2015	Change	% Change
Selling, general and administrative expenses	$ 95,974	$ 99,032	$ (3,058)	(3.1%)
Selling, general and administrative expenses as a percent of net sales	12.8%	13.4%

Selling, general and administrative expenses in fiscal 2016 decreased by $3.1 million from fiscal 2015. The decrease was primarily a result of the impact of currency translation adjustments recognized in income, the majority of which was on intercompany debt. Champion Holdings had currency losses of $11.3 million in fiscal 2015 which were a result of the decline in the exchange rates of the British pound and Canadian dollar. Currency translation losses in fiscal 2016 were $3.2 million. In addition, Champion Holdings recognized restructuring expenses of $1.7 million in fiscal 2015. Those reductions were offset by a $6.9 million increase in incentive compensation in fiscal 2016.

Interest Expense, net: The following table summarizes the components of interest expense, net for the years ended April 2, 2016 and March 28, 2015:

	Year Ended
(Dollars in thousands)	April 2, 2016	March 28, 2015	Change	% Change
Interest expense	$ 3,976	$ 3,747	$ 229	6.1%
Interest income	(318)	(899)	581	64.6%

Interest expense, net	$ 3,658	$ 2,848	$ 810	28.4%

Average outstanding floor plan payable	$ 9,016	$ 1,266	$ 7,750	N/M
Average outstanding long-term debt	$ 64,398	$ 72,297	$ (7,899)	(10.9%)
“N/M” indicates the calculated percentage is not meaningful.

The increase in interest expense in fiscal 2016 as compared to fiscal 2015, was a result of an increase in average outstanding floor plan payables. Floor plan payables are used to finance company-owned inventory after delivery to company-owned retail operations, before final sale to a customer. Before fiscal 2015, Champion Holdings internally financed the majority of its retail inventory. The $7.7 million increase in average outstanding floor plan borrowings was offset by a net paydown of long-term debt of $10.0 million.

The decrease in interest income in fiscal 2016 as compared to fiscal 2015 was the result of a reduction of cash investments due to the paydown of debt during fiscal 2015 and a one-time interest benefit of $0.3 million recognized during fiscal 2015 in conjunction with the settlement of the contractual claim discussed below. During fiscal 2015, Champion Holdings’ Canadian subsidiary paid a $24.7 million dividend, and repaid intercompany interest to Champion Holdings. The cash invested in Canada prior to repayment was earning interest at a higher rate than after being invested in the U.S. See “Contractual Obligations and Commitments” on page 139 below for more information related to interest bearing obligations.

Other expense: The following table summarizes other expense for the years ended April 2, 2016 and March 28, 2015:

	Year Ended
(Dollars in thousands)	April 2, 2016	March 28, 2015	Change	% Change
Other expense (income)	$ 632	$ (2,740)	$ 3,372	(123.1%)

Other expense for fiscal 2016 consists mainly of a $0.5 million charge related to the deductible on an insured loss at one of the U.S. manufacturing facilities. Other income for fiscal 2015 is comprised of a benefit recognized for contractual claims of the pre-bankruptcy entities’ U.S. income tax net operating loss carryback for specified liability losses.

Income tax expense: The following table summarizes income tax expense for the years ended April 2, 2016 and March 28, 2015:

	Year Ended
(Dollars in thousands)	April 2, 2016	March 28, 2015	Change	% Change
Income tax expense	$ 2,640	$ 5,018	$ (2,378)	(47.4%)
Effective tax rate	20.5%	(42.9%)

The effective tax rate in fiscal 2016 was lower than the federal statutory rate of 35% because Champion Holdings maintained a full valuation allowance on its deferred tax assets in the U.S., consisting primarily of net operating loss carry-forwards. Tax expense in fiscal 2016 and fiscal 2015 primarily reflects the taxable impact of Champion Holdings’ operations in Canada including Canadian withholding taxes on the dividend distribution in fiscal 2015.

Loss from Discontinued Operations: The following table summarizes loss from discontinued operations for the years ended April 2, 2016 and March 28, 2015:

Year Ended
(Dollars in thousands)	April 2, 2016	March 28, 2015	Change	% Change
Loss from discontinued operations	$ (10,248)	$ (641)	$ (9,607)	N/M
“N/M” indicates the calculated percentage is not meaningful.

During fiscal 2016, Champion Holdings committed to a plan to dispose of its U.K. operations, and therefore, classified the results of operations of its U.K. subsidiaries as discontinued and the assets and liabilities as held for sale. The loss from discontinued operations in fiscal 2016 and 2015 reflects the operating activities of the U.K. subsidiaries for the year. The sale of the U.K. operations was completed on January 20, 2017.

Adjusted EBITDA: The following table reconciles net loss, the most directly comparable U.S. GAAP measure to Adjusted EBITDA, a non-GAAP financial measure, for the years ended April 2, 2016 and March 28, 2015:

	Year Ended
(Dollars in thousands)	April 2, 2016	March 28, 2015	Change	% Change
Net loss	$ (20)	$ (17,367)	$ 17,347	99.9%
Loss from discontinued operations	10,248	641	9,607	N/M
Income tax expense	2,640	5,018	(2,378)	(47.4%)
Interest expense, net	3,658	2,848	810	28.4%
Depreciation and amortization	6,258	6,953	(695)	(10.0%)
Foreign currency losses	3,173	11,309	(8,136)	(71.9%)
Transaction costs	118	(2,740)	2,858	104.3%
Equity based compensation	516	480	36	7.5%
Restructuring charges	35	2,114	(2,079)	(98.3%)
Insured property losses	514	-	514	100.0%
Lower of cost or market adjustment of development inventory	3,000	4,993	(1,993)	(39.9%)
Other	(1)	(268)	267	99.6%

Adjusted EBITDA	$ 30,139	$ 13,981	$ 16,158	115.6%

“N/M” indicates the calculated percentage is not meaningful.

Adjusted EBITDA for fiscal 2016 was $30.1 million, an increase of $16.2 million over fiscal 2015. The primary driver of the increase was a $28.8 million increase in operating income generated by the increase in manufacturing output and sales as well as the reduction in direct and indirect costs as a percent of sales, as discussed previously. The improvement in operating income also includes an $8.1 million reduction in foreign currency losses which are included in selling, general and administrative expense. Foreign currency losses are included as an adjustment to calculate Adjusted EBITDA, and as such, the adjustment offsets a portion of the increase in operating income.

Adjusted EBITDA is presented as a supplemental measure of Champion Holdings’ financial performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing Champion Holdings’ operating activities across reporting periods. Not all companies use identical calculations and, accordingly, Champion Holdings’ presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Liquidity and Capital Resources

The following table presents summary cash flow information for the nine months ended December 30, 2017 and December 31, 2016, and for the years ended April 1, 2017, April 2, 2016 and March 28, 2015:

	Nine Months Ended		Year Ended
(Dollars in thousands)	December 30, 2017	December 31, 2016	April 1, 2017	April 2, 2016	March 28, 2015
	(unaudited)
Net cash (used in) provided by:
Operating activities	$ (671)	$ 16	$ 34,289	$ 37,258	$ 13,595
Investing activities	(7,610)	(16,037)	(17,624)	(4,001)	(95)
Financing activities	4,618	4,886	3,694	(8,624)	(22,545)
Effect of exchange rate changes on cash and cash equivalents	1,557	(845)	(586)	(1,377)	(6,078)

Net (decrease) increase in cash and cash equivalents – continuing operations	(2,106)	(11,980)	19,773	23,256	(15,123)
Net (decrease) increase in cash and cash equivalents – discontinued operations	-	(990)	(1,943)	(16,857)	1,804

Net (decrease) increase in cash and cash equivalents	$ (2,106)	$ (12,970)	$ 17,830	$ 6,399	$ (13,319)

Cash and cash equivalents at end of period	$ 78,906	$ 50,212	$ 81,012	$ 63,182	$ 56,783

At December 30, 2017, total liquidity was $78.9 million, consisting of unrestricted cash and cash equivalents. Champion Holdings also had restricted cash of $22.8 million which is maintained as collateral for letters of credit issued to support industrial revenue bonds, repurchase obligations, self-insurance programs and bonding facilities. Cash balances and cash flow from operations for the next year are expected to be adequate to fund capital expenditures as well as any scheduled debt payments due during that period. The level of cash availability is projected to be in excess of cash needed to operate the business for the next year. In the event that operating cash flow is inadequate and one or more capital resources were to become unavailable, Champion Holdings would revise operating strategies accordingly.

Cash and cash equivalents decreased by $2.1 million during the nine months ended December 30, 2017. The reduction was a result of the working capital impact of the FEMA orders discussed below and investments in capital improvements totaling $7.9 million, even though operating income for the period was $24.0 million higher than in the prior year. During 2017, Champion Holdings also began paying cash for taxes in the U.S. after utilizing its remaining net operating loss carryforwards. Payments for taxes in the U.S. and Canada totaling $10.5 million were made during the nine months ended December 30, 2017.

During the nine months ended December 30, 2017, Champion Holdings entered into various task orders with FEMA to supply homes to be used for housing assistance for people impacted by recent natural disasters. The agreement with FEMA had a short-term negative impact on working capital because Champion Holdings is required to incur all material and labor costs until the units are inspected and accepted by FEMA. FEMA payment terms are generally longer than terms for traditional customers. At December 30, 2017, Champion Holdings estimated the working capital impact of FEMA to be $29.3 million, which was comprised primarily of accounts receivable of $26.7 million, which FEMA paid subsequent to December 30, 2017.

Cash and cash equivalents increased by $17.8 million during fiscal 2017. The increase in cash was primarily driven by operating income of $34.7 million and less cash used for discontinued operations. Cash used for discontinued operations was $1.9 million, $14.9 million less than fiscal 2016 due to the disposition of the U.K. operations during the year. In addition, Champion Holdings used cash for capital improvements of $7.0 million and for acquisitions of $14.7 million. Champion Holdings received cash of $5.1 million for the sale of fixed assets, primarily idled facilities, and $4.1 million for increased advances on floor plan facilities.

Changes in working capital items for fiscal 2017 provided less cash than in the prior year as a result of an increase in accounts receivable of $9.8 million, inventory of $13.6 million and accounts payable and other liabilities of $25.7 million resulting from the increase in sales, timing of cash receipts and disbursements and expanded operations.

Cash and cash equivalents increased by $6.4 million during fiscal 2016 compared to a decrease of $13.3 million in fiscal 2015. The primary driver of the increase between years was the $24.6 million increase in operating income from continuing operations, offset in part by $16.9 million of a use of cash in fiscal 2016 by Champion Holdings’ discontinued operations. Champion Holdings also had negative cash flows of $2.8 million and $20.4 million in fiscal 2015 related to the refinancing of certain debt and an increase of restricted cash, respectively. Cash flows in fiscal 2015 were also negatively impacted by $6.1 million of fluctuations in foreign currencies, primarily the Canadian dollar and the British pound.

In the last two fiscal years, Champion Holdings has neither declared nor paid any cash dividends to its members. Champion Holdings has previously retained earnings to support operations and to finance the growth and development of its business. Payment of any future dividends will be at the discretion of Champion Holdings’ board of managers and, if applicable, in accordance with the terms of the Exchange Agreement.

Contractual Obligations and Commitments

The following table presents a summary of payments due by period for Champion Holdings’ contractual obligations for long-term debt, capital leases and operating leases as of December 30, 2017:

	Payments due by period: After December 30, 2017 (1)
(Dollars in thousands)	Total	< 1 Year	1 to 3 Years	3 to 5 Years	> 5 Years
Term Notes due March 2020	$46,997	$ 400	$46,597	$ -	$ -
Obligations under industrial revenue bonds due 2029	12,430	-	-	-	12,430
Capital lease obligations and other debt	6	6	-	-	-
Operating leases	18,616	4,929	6,662	4,658	2,367

Total	$78,049	$ 5,335	$53,259	$4,658	$14,797

(1)   The variable interest on outstanding debt obligations is not included in the repayment information.

(2)   Based on the outstanding debt obligations and variable rates in effect at December 30, 2017, estimated annual interest expense on Champion Holdings’ term notes and industrial revenue bonds would be $3.5 million. Interest on outstanding debt obligations is paid quarterly.

Credit Facility

On March 19, 2010, Champion Holdings entered into a credit agreement (the “Credit Agreement”) with lenders that primarily included Champion Holdings’ equity holders and certain of their affiliates. On March 19, 2015 (the “Amendment Effective Date”), the Credit Agreement was amended and restated (the “Amendment”, and the Credit Agreement amended and restated pursuant to the Amendment, the “Amended Credit Agreement”). Immediately prior to the closing of the Amendment, Champion Holdings had outstanding term notes under the existing credit agreement (the “Existing Term Notes”) of $37.8 million, reimbursement notes of $22.0 million, and synthetic deposits of $22.1 million. Under the terms of the Amended Credit Agreement, on the Amendment effective date, (i) $23.8 million of the Existing Term Notes, and (ii) $11.9 million of synthetic deposits were exchanged for term notes under the Amended Credit Agreement, due March 19, 2020. The remaining $14.0 million of Existing Term Notes and $10.2 million synthetic deposits were repaid to non-participating lenders on the Amendment effective date. Following the Amendment effective date, on September 19, 2015, Champion Holdings exchanged $12.5 million of the outstanding reimbursement notes for term notes under the Amended Credit Agreement, and repaid the remaining $9.5 million of outstanding balance of the reimbursement notes to non-participating lenders.

As of December 30, 2017, the aggregate principal amount of the term notes outstanding under the Amended Credit Agreement was $47.0 million. Indebtedness under the Amended Credit Agreement is secured by substantially all assets of Champion Holdings’ U.S. operations and a pledge of 65% of Champion Holdings’ equity interests in its foreign operations. The term notes require quarterly principal payments of $0.1 million and mature on March 19, 2020. Obligations under the Amended Credit Agreement bear interest, based on Champion Holdings’ discretion, at either (i) a base rate plus a margin, or (ii) the London Interbank Offered Rate (“LIBOR”) plus a margin. The base rate is the greater of the administrative agent’s prime interest rate or the federal funds rate plus 0.5%. LIBOR is based on monthly LIBOR interest periods of up to one year, at Champion Holdings’ discretion. For term notes priced using the base rate, the margin is 4.5%. Term notes priced using LIBOR require that LIBOR cannot be less than 1.0%, and the margin is 5.5%.

The Amended Credit Agreement contains covenants that restrict the amount of additional debt, liens and certain payments, including equity buybacks, investments, dispositions, mergers and consolidations, among other things. Champion Holdings was in compliance with all covenants of the Amended Credit Agreement as of December 30, 2017.

Letter of Credit Facility

Champion Holdings provides letters of credit issued by a commercial bank under a separate stand-alone facility (the “L/C Facility”) collateralized with restricted cash equaling 101% of the issued letters of credit. At December 30, 2017, letters of credit issued under the stand-alone facility totaled $22.6 million and were secured by $22.8 million of restricted cash. Champion Holdings is required to pay annual fronting and administrative fees of approximately 1.1% of the outstanding letters of credit under the L/C Facility.

Industrial Revenue Bonds

Obligations under industrial revenue bonds are supported by letters of credit and bear interest based on a municipal bond index rate. The industrial revenue bonds require lump-sum payments of principal upon maturity in 2029.

Floor Plan Payable

At December 30, 2017, Champion Holdings had outstanding borrowings on floor plan financing arrangements of $24.0 million. Champion Holdings’ retail operations utilize floor plan financing to fund the acquisition of manufactured homes for display or resale. Total available borrowings under the arrangements as of December 30, 2017 were $43.0 million. Borrowings are secured by the homes acquired and are required to be repaid when Champion Holdings sells the home to a customer.

Contingent Obligations

Champion Holdings had contingent liabilities and obligations at December 30, 2017, including surety bonds and letters of credit totaling $42.5 million and $22.6 million respectively. Additionally, Champion Holdings is contingently obligated under repurchase agreements with certain lending institutions that provide floor plan financing to independent retailers. The contingent repurchase obligation as of December 30, 2017 was approximately $113.0 million, without reduction for the resale value of the homes. See “Critical Accounting Polices – Reserve for Repurchase Commitments” discussed on page 143 below.

Champion Holdings has provided various representations, warranties and other standard indemnifications in the ordinary course of its business in agreements to acquire and sell business assets and in financing arrangements. Champion Holdings is subject to various legal proceedings and claims that arise in the ordinary course of its business.

In the normal course of business, Champion Holdings’ subsidiaries historically provided certain parent company guarantees to two Champion Holdings U.K. customers. These guarantees provide contractual liability for proven construction defects up to 12 years from the date of delivery of the units. The guarantees remain a contingent liability of Champion Holdings, subsequent to the disposition of the U.K. operations, which declines over time through October 2027. As of the date of this report, no claims have been reported under the terms of the guarantees.

Management believes the ultimate liability with respect to these contingent obligations will not have a material effect on Champion Holdings’ consolidated financial position, results of operations or cash flows.

Adjusted EBITDA

Champion Holdings defines Adjusted Earnings Before Interest Taxes and Depreciation and Amortization (“Adjusted EBITDA”) as net income or loss plus (a) the provision for income taxes, (b) interest expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) foreign currency gains and losses, (f) equity based compensation, (g) non-cash restructuring charges and impairment of assets, and (h) other non-operating costs including those for the acquisition or disposition of businesses and idle facilities. Adjusted EBITDA is not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss prepared on a U.S. GAAP basis. Adjusted EBITDA does not purport to represent cash flow provided by, or used in, operating activities as defined by U.S. GAAP, which is presented in the Statement of Cash Flows. In addition, Adjusted EBITDA is not necessarily comparable to similarly titled measures reported by other companies.

Champion Holdings believes Adjusted EBITDA is useful to an investor in evaluating operating performance for the following reasons:

•	Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest income and expense, taxes, depreciation and amortization and equity-based compensation, which can vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired; and

•	analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry.

Champion Holdings’ management uses Adjusted EBITDA:

•	for planning purposes, including in the preparation of our internal annual operating budget and periodic forecasts;

•	in communications with the board of managers and investors concerning our financial performance;

•	as a significant factor in determining bonuses under management’s annual incentive compensation program; and

•	as a measure of operating performance used to determine our ability to provide cash flows to support investments in capital assets, acquisitions and working capital requirements for operating expansion and large construction projects.

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Assumptions and estimates of future earnings and cash flow are used in the periodic analyses of the recoverability of goodwill, intangible assets, deferred tax assets and property, plant and equipment. Historical experience and trends are used to estimate reserves, including reserves for self-insured risks, warranty costs and wholesale repurchase losses. Following is a description of each accounting policy requiring significant judgments and estimates.

Revenue Recognition

For manufacturing shipments to independent retailers and builders/developers, sales revenue is generally recognized when wholesale floor plan financing or retailer credit approval has been received, the home is shipped, and title is transferred. As is customary in the factory-built housing industry, a significant portion of Champion Holdings’ manufacturing sales to independent retailers are financed under floor plan agreements with financing companies (“Floor Plan Lenders”). Payment for floor plan sales is generally received 5 to 15 business days from the date of invoice.

In connection with the floor plan programs, Champion Holdings generally has separate agreements with the Floor Plan Lenders that require Champion Holdings to repurchase homes upon default by the retailer and repossession of the homes by the Floor Plan Lender. These repurchase agreements are applicable for various periods of time, generally up to 24 months after the sale of the home to the retailer. However, certain homes are subject to repurchase until the home is sold by the retailer. The repurchase price is generally equal to the lesser of (i) the unpaid balance of the floor plan loans or (ii) the original loan amount less any contractual installment payments made prior to the repurchase, plus certain administrative costs incurred by the Floor Plan Lender to repossess the homes, less the cost of any damage, missing parts or accessories, which are the responsibility of the Floor Plan Lender. Champion Holdings accrues estimated losses for these repurchase obligations at the time a home is sold. For additional information, see “Reserve for Repurchase Commitments” on page 143 below.

For retail sales to consumers from company-owned retail sales centers, sales revenue is recognized when the home has been delivered, set up and accepted by the consumer; title has transferred; and either funds have been received from the finance company or directly from the home buyer, depending on the nature of the transaction.

Champion Holdings recognizes revenue and related cost of sales for long-term construction contracts under the percentage-of-completion method. Management estimates the stage of completion on each construction project based on contract milestones and costs incurred. Billed and unbilled revenue on long-term construction contracts is included in trade accounts receivable.

Sales revenue is reported net of applicable sales tax.

Reserves for Self-Insured Risks

Champion Holdings is self-insured for a significant portion of its general insurance, product liability, workers’ compensation, auto, health and property insurance. Insurance coverage is maintained for catastrophic exposures and those risks required to be insured by law. Champion Holdings has a $150,000 deductible for incurred losses for workers’ compensation and auto liability and is responsible for losses up to the first $500,000 per occurrence for general, product liability, and property insurance. Generally catastrophic losses are insured up to $100 million. The health plan is subject to a stop-loss limit of $300,000 per occurrence. Estimated self-insurance costs are accrued for all expected future expenditures for reported and unreported claims based on historical experience.

Warranty Reserves

Champion Holdings’ factory-built housing operations generally provide each retail homebuyer or builder/developer with a 12-month warranty from the date of retail purchase. Estimated warranty costs are accrued as cost of sales at the time of sale. Warranty provisions and reserves are based on estimates of the amounts necessary to settle existing and future claims on homes sold as of the balance sheet date. Factors used to calculate the warranty obligation include the estimated number of homes still under warranty and the amount and timing of historical costs incurred to service homes.

Champion Holdings has recorded a liability for estimated future warranty costs relating to homes sold, based upon assessment of historical experience factors. Factors used in the estimation of the warranty liability include the estimated amount of homes still under warranty including homes in retailer inventories, homes purchased by consumers still within the 12-month warranty period, the timing in which work orders are completed and the historical average costs incurred to service a home.

Construction defect claims may arise during a significant period of time after product completion. Although general liability insurance and reserves for such claims are maintained, based on assessments as described previously, which to date have been adequate, there can be no assurance that warranty and construction defect claims will remain at current levels or that such reserves will continue to be adequate. A large number of warranty and construction defect claims exceeding current levels could have a material adverse effect on the results of operations.

Impairment of Long-Lived Assets

It is Champion Holdings’ policy to evaluate the recoverability of property, plant and equipment whenever events and changes in circumstances indicate that the carrying amount of assets may not be recoverable, primarily based on estimated selling price, appraised value or projected undiscounted future cash flows.

Income Taxes and Deferred Tax Assets

Champion Holdings is not subject to income taxes but is treated as a partnership for U.S. tax purposes, and therefore, its income or loss is passed through to its equity members. Champion Holdings’ U.S. and foreign subsidiaries are subject to income taxes in their respective tax jurisdictions.

Deferred tax assets and liabilities are determined based on temporary differences between the financial statement amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is provided when Champion Holdings determines that it is more likely than not that some or all of the deferred tax assets will not be realized. During fiscal 2017, considering all available evidence, Champion Holdings concluded that it was more likely than not that its U.S. deferred tax assets would be realized. As a result, the valuation allowance that had previously been provided with respect to the net deferred tax assets in the U.S. was released.

Reserve for Repurchase Commitments

As is customary in the factory-built housing industry, a significant portion of the manufacturing operations’ sales to independent retailers are made pursuant to repurchase agreements with lending institutions that provide wholesale floor plan financing to the retailers. Certain homes sold pursuant to repurchase agreements are subject to repurchase, generally up to 24 months after the sale of the home to the retailer. Certain other homes sold pursuant to repurchase agreements are subject to repurchase until the home is sold by the retailer. For those homes with an unlimited repurchase period, Champion Holdings’ risk of loss upon repurchase declines due to required monthly principal payments by the retailer. After 24 or 30 months from the date of Champion Holdings’ sale of the home, the risk of loss on these homes is low, and by the 46th month, most programs require that the home be paid in full, at which time Champion Holdings no longer has risk of loss. Pursuant to these agreements, during the repurchase period, generally upon default by the retailer and repossession by the financial institution, Champion Holdings is obligated to repurchase the homes from the Floor Plan Lender. The contingent repurchase obligation as of December 30, 2017, was estimated to be approximately

$113.0 million, without reduction for the resale value of the homes. Losses under repurchase obligations represent the difference between the repurchase price and net proceeds from the resale of the homes, less accrued rebates, which will not be paid. Losses incurred on homes repurchased have been insignificant in recent periods. The reserve for estimated losses under repurchase agreements was $0.7 million at December 30, 2017.

Champion Holdings guarantees a portion of its customers’ floor plan obligations beyond the customary repurchase arrangements discussed previously. Champion Holdings has agreed to guarantee from 2.9% to 50% of certain retailers’ outstanding loans to a Floor Plan Lender. At December 30, 2017, those guarantees totaled $1.6 million, of which, $1.5 million was outstanding.

Retailer Volume Rebates

Champion Holdings’ factory-built housing operations sponsor volume-based rebate programs under which sales to retailers and builders/developers can qualify for cash rebates. Rebates are generally based on the level of sales attained during a 12-month period and are accrued at the time of sale. Rebates are included as a reduction of net sales in the consolidated statements of operations.

Off Balance Sheet Arrangements

Off balance sheet arrangements at December 30, 2017 consist of the contingent repurchase obligation totaling approximately $113.0 million, letters of credit totaling $22.6 million, and surety bonds totaling $42.5 million. The letters of credit are backed by restricted cash included in Champion Holdings’ consolidated balance sheet. See “Contractual Obligations and Commitments – Contingent Obligations” and “Critical Accounting Policies – Reserve for Repurchase Commitments” on pages 140 and 143, respectively, above for more information related to off balance sheet arrangements.

Related Party Transactions

Champion Holdings is a party to a management agreement with its Sponsors pursuant to which it pays an annual management fee to the Sponsors of $1.5 million plus reimbursable expenses. Under the agreement, the Sponsors provide management, consulting, financial, and other advisory services to Champion Holdings. The management agreement will be terminated in connection with the completion of the Exchange. No fees will be due or payable under the management fee agreement following its termination.

Inflation

Inflation has not had a material effect on profitability during the past three years. Commodity prices, including lumber, have fluctuated over the past few years, but increases have generally been passed on to customers or mitigated through working with supply chain partners. However, sudden increases in specific costs, as well as price competition, can affect the ability to pass on costs and adversely impact results of operations. Therefore, there is no assurance that inflation or the impact of rising material costs will not have a significant impact on revenue or results of operations in the future.

Seasonality

The housing industry is affected by seasonality, which includes factory-built homes. Sales during the period from March to November are traditionally higher than other months. As a result, quarterly results of a particular period are not necessarily representative of the results expected for the year.

Recently Issued Accounting Standards

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance prescribes a single, common revenue standard that replaces most existing revenue recognition guidance in U.S. GAAP. The standard outlines a five-step model whereby revenue is recognized as performance obligations within a contract are satisfied. The standard also requires new, expanded disclosures regarding revenue recognition. Several ASUs have been issued since the issuance of ASU 2014-09. These ASUs, which modify certain sections of ASU 2014-09, are intended to promote a more consistent interpretation and application of the principles outlined in the standard. This guidance is effective for annual reporting periods beginning after December 15, 2017, or Champion Holdings’ fiscal year commencing April 1, 2018, and is to be applied retrospectively at Champion Holdings’ election either to each prior reporting period presented or with the cumulative effect of application recognized at the date of initial application. Early adoption is permitted. Champion Holdings is currently assessing the impact the adoption of this standard will have on its operations and its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. A lessee should recognize in the consolidated balance sheet a liability to make lease payments (the lease liability) and an asset representing its right to use the underlying asset for the lease term. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from previous requirements. This ASU is effective for fiscal years beginning after December 31, 2018, or Champion Holdings’ fiscal year commencing April 1, 2019. Modified retrospective application and early adoption is permitted. Champion Holdings is currently assessing the impact the adoption of this standard will have on its operations and its consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which provides guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flows. ASU 2016-18 will be effective beginning with the first quarter of Champion Holdings’ fiscal year 2019. The adoption of ASU 2016-18 is not expected to have a material impact on the consolidated financial statements and will only change the presentation of the Consolidated Statement of Cash Flows.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

Debt obligations under the Amended Credit Agreement are currently subject to variable rates of interest based on LIBOR, the administrative agent’s prime rate or the U.S. federal funds rate. A 100 basis point increase in the underlying interest rate would result in an additional annual interest expense of approximately $0.5 million, assuming average related debt of $47.0 million, which was the amount of outstanding borrowings on the term notes at December 30, 2017.

Obligations under industrial revenue bonds are subject to variable rates of interest based on a municipal bond index rate. A 100 basis point increase in the underlying interest rates would result in additional annual interest expense of approximately $0.1 million, assuming average related debt of $12.4 million, which was the amount of outstanding borrowings on industrial revenue bonds at December 30, 2017.

Obligations under floor plan financing arrangements are subject to variable rates of interest based on terms negotiated with the Floor Plan Lenders. A 100 basis point increase in the underlying interest rates would result in additional annual interest expense of approximately $0.2 million, assuming average related floor plan borrowings of $24.0 million, which was the amount of outstanding borrowings on floor plan financing at December 30, 2017.

Champion Holdings’ approach to interest rate risk is to balance borrowings between fixed rate and variable rate debt as management deems appropriate. At December 30, 2017, Champion Holdings’ borrowings under the Term Loans, industrial revenue bonds and floor plan financing arrangements were all at variable rates.

Foreign Exchange Risk

Champion Holdings is exposed to foreign exchange risk with its factory-built housing operations in Canada. The Canadian operations had fiscal 2017 net sales of $121.5 million Canadian dollars. Assuming future annual Canadian net sales equal to fiscal 2017, a change of 1.0% in exchange rates between the U.S. and Canadian dollars would change consolidated sales by $1.2 million. Net income of the Canadian operations would also be affected by changes in exchange rates. Champion Holdings also has foreign exchange risk for cash balances maintained in Canadian dollars that are subject to fluctuating values when exchanged into U.S. dollars. Champion Holdings does not financially hedge its investment in the Canadian operations.

PROPOSAL #1

APPROVAL OF CHARTER AMENDMENT

The following is a summary of the proposed amendments to the current Restated Articles of Incorporation of Skyline to be voted upon by Skyline’s shareholders at the Special Meeting. The following summary is qualified in its entirety by reference to the full text of the proposed Amended and Restated Articles of Incorporation of Skyline attached as Appendix B to this proxy statement. Appendix B shows the portions of the current Restated Articles of Incorporation that will be deleted or changed and provisions that will be added once all the proposals described in this section are approved and the Amended and Restated Articles of Incorporation become effective. We urge you to read Appendix B to this proxy statement in its entirety.

Skyline’s Board, upon the recommendation of the Special Committee, has determined that it is advisable to, fair, and in the best interests of Skyline and its shareholders to amend and restate the Restated Articles of Incorporation of Skyline, which contain the material changes set forth in the following three proposals, on which Skyline’s shareholders will vote separately.

Proposal #1A: Approval of an amendment to the Articles to change the name of Skyline to “Skyline Champion Corporation.”

Proposal #1B: Approval of an amendment to the Articles to increase the number of authorized shares of Skyline’s Common Stock from 15,000,000 to 115,000,000.

Proposal #1C: Approval of an amendment to the Articles to provide that the number of directors to serve on the Company’s board of directors shall be as specified in the Company’s Amended and Restated By-Laws, as may be amended from time to time (the “By-Laws”).

Each of Proposals #1A, #1B, and #1C are collectively referred to in the following proposal descriptions as the “Charter Amendment Proposals.”

Description of Proposal #1A

The Board has approved and is recommending to Skyline’s shareholders for approval at the Special Meeting an amendment and restatement of the Restated Articles of Incorporation, which includes the change of Skyline’s name from “Skyline Corporation” to “Skyline Champion Corporation.”

Description of Proposal #1B

The Board has approved and is recommending to Skyline’s shareholders for approval at the Special Meeting an amendment and restatement of the Restated Articles of Incorporation, which includes the terms of Skyline’s authorized Common Stock. The Restated Articles of Incorporation currently authorizes 15,000,000 shares of Common Stock. The proposed Amended and Restated Articles of Incorporation would increase the authorized Common Stock from 15,000,000 shares to 115,000,000 shares of Common Stock. The shares of Common Stock authorized by the Amended and Restated Articles of Incorporation would have the same rights and privileges as the shares of Common Stock currently authorized under the Restated Articles of Incorporation. No new class of capital stock of Skyline is being created or authorized as a result of the amendments being made in the Amended and Restated Articles of Incorporation. In addition to the shares needed to complete the Exchange, additional shares would be available to provide the combined company with the flexibility to use its common stock for business, financial, and compensatory purposes in the future.

Description of Proposal #1C

The Board has approved and is recommending to Skyline’s shareholders for approval at the Special Meeting an amendment and restatement of the Restated Articles of Incorporation, which includes a provision stating that the number of directors to serve on the Company’s board of directors shall be as specified in the By-Laws. The Restated Articles of Incorporation currently provides that Skyline shall have the number of directors as specified in the By-Laws, but that in no event shall the number of directors be less than three nor more than ten, and that in the event the By-Laws do not state the number of directors, the number of directors shall be nine. The proposed Amended and Restated Articles of Incorporation would remove the language in the current provision specifying the number of directors to serve on the board, resulting in a simple provision in the Amended and Restated Articles of Incorporation that the number of directors will be as specified in the By-Laws. This amendment would streamline the Amended and Restated Articles of Incorporation and remove the potential for any inconsistencies in the organizational documents of the combined company regarding the size and composition of the board of directors, resulting in all such provisions being contained in the By-Laws. This amendment also would provide flexibility to the board of directors of the combined company to make changes to the size of the board in an efficient, straightforward, and cost-effective manner without having to seek and obtain shareholder approval for such changes, which in many cases would prove to be time-consuming and costly. This change also is consistent with modern corporate governance practices.

Purpose and Effect of Approving the Charter Amendment Proposals

As discussed above under the section captioned “The Exchange” beginning on page 54, on January 5, 2018 Skyline entered into the Exchange Agreement with Champion Holdings. For the reasons discussed above under the section captioned “The Exchange – Skyline’s Reasons for the Exchange; Recommendation of Skyline’s Board of Directors,” the Board, upon the recommendation of the Special Committee, has unanimously determined that the Exchange Agreement and the transactions contemplated thereby are advisable to, fair, and in the best interests of Skyline and its shareholders. The purpose of amending and restating Skyline’s Restated Articles of Incorporation, as set forth in the Charter Amendment Proposals above and more fully set forth in the proposed Amended and Restated Articles of Incorporation attached hereto as Appendix B, is to make all necessary changes to allow Skyline to complete the Exchange in accordance with the Exchange Agreement and perform its obligations thereunder. The Exchange is described in greater detail in this proxy statement. The completion of the Exchange is conditioned on the approval of the Charter Amendment Proposals, which compose the Amended and Restated Articles of Incorporation. If all of the Charter Amendment Proposals are not approved, the Exchange may not occur.

Vote Required

Approval of each of the Charter Amendment Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Skyline Common Stock. If you fail to vote, either in person or by proxy, or you attend the Special Meeting or deliver a proxy but abstain from voting, or you do not instruct your broker or other nominee how to vote your shares, the resulting non-attendance, abstention, or broker non-vote will have the same effect as a vote “AGAINST” the approval of Proposals #1A, #1B, and #1C. If a quorum is not present at the Special Meeting, the shareholders entitled to vote at the Special Meeting may adjourn the Special Meeting until a quroum is present. Any signed proxies received by Skyline in which no voting instructions are provided on these Proposals #1A, #1B, and #1C will be voted “FOR” each of Proposals #1A, #1B, and #1C.

Implementation of the Amended and Restated Articles of Incorporation as set forth in each separate proposal above is conditioned upon the approval of each Charter Amendment Proposal, which together comprise the Amended and Restated Articles of Incorporation. If all the Charter Amendment Proposals are approved, such proposals, in the form of the Amended and Restated Articles of Incorporation, will not take effect until immediately prior to the closing of the Exchange under the Exchange Agreement. Conversely, if all of the Charter Amendment Proposals are not approved, then none of the changes set forth in Proposals #1A, #1B, and #1C will occur.

Board of Directors Recommendation

Skyline’s Board unanimously recommends that shareholders vote “FOR” the approval Charter Amendment Proposal #1A, “FOR” the approval of Charter Amendment Proposal #1B, and “FOR” the approval of Charter Amendment Proposal #1C, which together compose the Amended and Restated Articles of Incorporation of Skyline.

PROPOSAL #2

SHARES ISSUANCE PROPOSAL

Shares Issuance

Pursuant to the terms of the Exchange Agreement and the rules of the NYSE American, Skyline is also asking its shareholders to consider and vote on the proposal to issue to Champion Holdings (or its members), in connection with the Exchange, the number of shares of Skyline Common Stock equal to (i) an exchange ratio of 5.4516129, multiplied by (ii) the total number of outstanding shares of Skyline Common Stock on a fully diluted basis as determined immediately prior to the closing of the transactions contemplated by the Exchange. Based on the number of shares of Skyline Common Stock, calculated on a fully diluted basis (as determined in the Exchange Agreement), as of [•], 2018, the number of shares that would be issued pursuant to the foregoing calculation is 47,828,330 shares.

Under the Exchange Agreement, for purposes of the foregoing calculation the number of outstanding shares of Skyline Common Stock on a fully diluted basis (as determined in the Exchange Agreement) is comprised of (i) the total number of shares of Skyline Common Stock issued and outstanding; plus (ii) all shares of Skyline Common Stock that Skyline may be required to issue or deliver (regardless of the conversion or exercise price, method of settlement or form of payment, whether vested or unvested, and any other terms or conditions) pursuant to any outstanding subscription, option, call, warrant, preemptive right, restricted stock unit, or right to acquire Skyline Common Stock, or security or material contract that is or may become convertible into or exchangeable for Skyline Common Stock.

Approval of the Shares Issuance Proposal is a condition to the closing of the Exchange. If Skyline’s shareholders do not approve the Shares Issuance Proposal, the Exchange cannot be completed.

Vote Required

Approval of the Shares Issuance Proposal requires that the votes cast by Skyline’s shareholders in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no impact on the outcome of the vote on this proposal. If a quorum is not present at the Special Meeting, the shareholders entitled to vote at the Special Meeting may adjourn the Special Meeting until a quroum is present. Any signed proxies received by Skyline in which no voting instructions are provided on the Shares Issuance Proposal will be voted “FOR” the Shares Issuance Proposal.

Board of Directors Recommendation

Skyline’s Board unanimously recommends that shareholders vote “FOR” the approval of the Shares Issuance Proposal.

PROPOSAL #3

NON-BINDING ADVISORY VOTE ON EXCHANGE-RELATED COMPENSATION

General

As required by Section 14A of the Exchange Act and Rule 14a-21(c) promulgated thereunder, Skyline is required to submit a proposal to its shareholders for a non-binding advisory vote to approve the payment of certain compensation to the named executive officers of Skyline that is based on or otherwise relates to the Exchange. This proposal gives Skyline shareholders the opportunity to express their views on the compensation that Skyline’s named executive officers may be entitled to receive that is based on or otherwise relates to the Exchange.

The compensation that Skyline’s named executive officers may be entitled to receive that is based on or otherwise relates to the Exchange is summarized in “Interests of the Skyline Directors and Executive Officers in the Exchange,” beginning on page 79. This summary and the related table include all compensation and benefits that may be paid or provided in connection with the completion of the Exchange.

Therefore, Skyline is requesting the approval of Skyline’s shareholders, on a non-binding advisory basis, of the compensation of the named executive officers of Skyline based on or related to the Exchange and the agreements and understandings concerning such compensation. As required by Rule 14a-21(c) of the Exchange Act, Skyline is asking its shareholders to adopt the following resolution:

“RESOLVED, that the compensation to be paid or become payable to the named executive officers of Skyline Corporation that is based on or otherwise relates to the share contribution and exchange transaction between Skyline Corporation and Champion Enterprises Holdings, LLC, and the agreements and understandings concerning such compensation, as disclosed in the section captioned “Interests of the Skyline Directors and Executive Officers in the Exchange” beginning on page 79 and the related table and narratives pursuant to Item 402(t) of Regulation S-K and the associated narrative discussion, are hereby APPROVED.”

The vote on this Proposal 3 is a vote separate and apart from the vote on Proposal 1 to approve the Charter Amendment Proposals and Proposal 2 to approve the Shares Issuance Proposal. Because this proposal is advisory in nature only, a vote for or against approval will not be binding on Skyline, Champion Holdings, or the combined company regardless of whether the Charter Amendment Proposals and Shares Issuance Proposal are approved. Accordingly, as the compensation to be paid to the named executive officers of Skyline based on or related to the Exchange is contractual with the executives, regardless of the outcome of this vote, such compensation will be payable, subject only to the conditions applicable thereto, if the Exchange is completed. This proposal includes compensation that would be paid or provided by Skyline if paid or provided prior to or upon the closing of the Exchange, and which would be paid or provided by the combined company if paid or provided following closing of the Exchange. If the Exchange is not completed, the Board will consider the results of the vote in making future executive compensation decisions.

Vote Required

Approval of the Exchange-Related Compensation Proposal requires that the votes cast by Skyline’s shareholders in favor of the proposal must exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no impact on the outcome of the vote on this proposal. Any signed proxies received by Skyline in which no voting instructions are provided on the Exchange-Related Compensation Proposal will be voted “FOR” the Exchange-Related Compensation Proposal.

Board of Directors Recommendation

Skyline’s Board unanimously recommends that shareholders vote “FOR” the approval of the non-binding advisory resolution approving the Exchange-related compensation of Skyline’s named executive officers, and the agreements or understandings concerning such compensation.

PROPOSAL #4

ADJOURNMENT OF THE SPECIAL MEETING

In addition to the proposals set forth elsewhere in this proxy statement, the shareholders of Skyline are being asked to approve a proposal to adjourn or postpone the Special Meeting to permit further solicitation of proxies in the event that an insufficient number of shares of Common Stock is present in person or by proxy to approve the Charter Amendment Proposals, Shares Issuance Proposal, or Exchange-Related Compensation Proposal.

A majority of the outstanding shares of Skyline Common Stock is required to be represented at the Special Meeting, in person or by proxy, for a quorum to be present. In the event that shareholder participation at the Special Meeting is lower than expected, Skyline would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If Skyline desires to adjourn the Special Meeting, Skyline will request a motion that the Special Meeting be adjourned, and delay the vote on the Charter Amendment Proposals, Shares Issuance Proposal, and Exchange-Related Compensation Proposal described herein until the Special Meeting is reconvened. If Skyline adjourns the Special Meeting for 120 days or less, Skyline will not set a new record date and will announce prior to adjournment the date, time, and location at which the Special Meeting will be reconvened. No other notice will be provided. Unless revoked prior to its use, any proxy solicited for the Special Meeting will continue to be valid for any adjourned or postponed Special Meeting, and will be voted in accordance with the shareholder’s instructions and, if no contrary instructions are given, for the Charter Amendment Proposals, Shares Issuance Proposal, and Exchange-Related Compensation Proposal.

Any adjournment will permit Skyline to solicit additional proxies and will permit a greater expression of the views of Skyline’s shareholders with respect to the Exchange. Such an adjournment would be disadvantageous to shareholders who are against the aforementioned proposals because an adjournment will give Skyline additional time to solicit favorable votes and increase the chances of approving those proposals. Skyline has no reason to believe that an adjournment of the Special Meeting will be necessary at this time.

Skyline’s Board unanimously recommends that shareholders vote “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

OF SKYLINE CHAMPION CORPORATION

The following unaudited pro forma condensed combined balance sheet of Skyline and Champion Holdings as of December 3, 2017, and the unaudited pro forma condensed combined income statements of Skyline and Champion Holdings for the six months ended December 3, 2017, November 30, 2016 and for the year ended May 31, 2017, are based upon the combined historical financial statements of Skyline, which are incorporated by reference into this proxy statement, and Champion Holdings included elsewhere in this proxy statement, after giving effect to the Exchange and the Financing (as defined below in the “Debt Financing” section of this proxy statement), through the pro forma adjustments described in the accompanying notes. Subsequent to completion of the Exchange, the company will be named Skyline Champion Corporation.

The unaudited pro forma condensed combined balance sheet reflects the pro forma effects of the Exchange and the Financing as if they had occurred on December 3, 2017. The unaudited pro forma condensed combined income statements for the year ended May 31, 2017, the six months ended December 3, 2017 and the six months ended November 30, 2016, combine the historical income statements of Skyline and the historical statements of operations of Champion Holdings, adjusted to reflect the pro forma effects of the Exchange and the Financing as if they had occurred on June 1, 2016, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information includes certain pro forma adjustments that are intended to provide information about the continuing impact of the Exchange and the Financing on the financial position and results of operations of the combined companies subsequent to the completion of the Exchange. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to unaudited pro forma adjustments that are (i) directly attributable to the Exchange and the Financing, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined income statements, expected to have a continuing impact on the consolidated operating results. The pro forma adjustments set forth in the unaudited pro forma condensed combined financial information reflect the following:

•	the exchange of Champion Holdings’ interests in its wholly-owned operating subsidiaries for Skyline Common Stock;

•	the changes in depreciation and amortization expense following the Exchange resulting from the fair value adjustments to the identifiable net tangible assets and amortizable intangible assets and other Exchange related adjustments;

•	the anticipated release of restrictions on cash which currently serves as collateral for certain letters of credit issued under CHB’s stand-alone letter of credit facility resulting in the issuance of backstop or replacement letters of credit as a result of the Financing; and

•	payment of the special cash dividends provided for in the Exchange Agreement.

The unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited and audited consolidated historical financial statements of Champion Holdings and the notes thereto included in this proxy statement, and in Skyline’s Quarterly Reports on Form 10-Q for the six months ended December 3, 2017 and November 30, 2016 and its Annual Report on Form 10-K for the year ended May 31, 2017, each of which is incorporated by reference into this proxy statement, as well as the disclosures contained in each company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations. Additional information about the basis of presentation of this information is provided in “Note 1. Basis of Presentation” below.

Description of the Exchange Transaction

On January 5, 2018, Skyline and Champion Holdings announced that they had entered into the Exchange Agreement, which provides for the combination of Skyline and Champion Holdings’ respective businesses.

In accordance with the Transaction, (i) Champion Holdings will contribute to Skyline all of the issued and outstanding shares of common stock of the Champion Companies, and (ii) Skyline will issue to Champion Holdings (or its members) a number of shares of Skyline Common Stock, such that at the completion of the Exchange, Champion Holdings (or its members) will hold 84.5%, and Skyline’s shareholders will hold 15.5%, on a fully diluted basis (as determined in the Exchange Agreement), of the common stock of the combined company.

Based on the number of shares of Skyline Common Stock, calculated on a fully diluted basis, (as determined in the Exchange Agreement) as of March 28, 2018, Skyline will issue 47.8 million shares of Skyline Common Stock in the Exchange to Champion Holdings (or its members). Based upon the reported closing price of $21.42 per share for Skyline Common Stock on the NYSE American on March 28, 2018, the total value of the shares to be issued by Skyline is approximately $1.0 billion. In addition, based on that closing price, the total estimated Purchase Price, as defined further below, is $182.6 million and will be allocated to the assets and liabilities of Skyline assumed in the Exchange. The actual value of the consideration will depend on the market price of Skyline Common Stock at the time of the completion of the Exchange. Therefore, the Purchase Price will fluctuate with the market price of Skyline Common Stock until the completion of the Exchange.

The terms of the Exchange Agreement provide that each entity may pay a dividend prior to completion of the Exchange to the extent each entity has cash in excess of debt and other debt-like items and unpaid Exchange fees and expenses, as defined in the Exchange Agreement, subject to certain requirements. Each entity intends to declare and pay the respective dividends, to the extent permissible. In addition, Skyline has repaid its existing life insurance loans. Skyline Champion Corporation expects to enter into a revolving credit facility that will be used for working capital needs and as support for outstanding letters of credit. After the revolving credit facility is in place, and CHB’s outstanding cash collateralized letters of credit are backstopped or replaced by letters of credit under the new revolving credit facility, the current restrictions on cash are anticipated to be removed, as reflected in the pro forma adjustments below. Champion Holdings is exploring a possible refinancing of its Existing Term Loans of $47.0 million, but has not determined whether to do so; its alternatives with respect to the Existing Term Loans include: (i) repaying all or a portion of the Existing Term Loans, (ii) refinancing the Existing Term Loans including with new term loans or an upsized revolving credit facility, or (iii) leaving the Existing Term Loans in place. The final amount of debt and the amount of the respective company’s dividend will fluctuate based on cash generated from operations prior to the completion of the Exchange. The accompanying unaudited pro forma condensed combined financial information was prepared assuming that the new revolving credit facility will be consummated, that the Existing Term Loans will remain in place and that there will be no change in total outstanding debt, including draws under the revolving credit facility, other than the repayment of the Skyline life insurance loans, which is management’s best estimate of the amount of cash and debt for Skyline Champion Corporation after the Exchange.

Champion Holdings has granted awards to certain members of its management, employees and other service providers under an equity-classified management incentive plan (“MIP”). Champion Holdings has also granted awards to certain members of management of a subsidiary under a liability-based plan (“Liability Award”). The MIP provides the right to receive distributions of cash or property on the same terms as other holders of equity in Champion Holdings if the awards under the MIP vest. A portion of the MIP awards to management vest over time, and the remainder of the awards vest upon satisfaction of a performance condition. The Liability Award, if vested, will provide cash distributions to the participants in the Liability Award upon the occurrence of certain specified events. The Exchange is not expected to result in the vesting of awards under the MIP or the Liability Award, and as such, the portion of the awards under each of the MIP and Liability Award with a performance condition are not considered probable of vesting. Champion Holdings is contemplating changes to the MIP and Liability Awards to preserve the current underlying economics while better aligning the vesting provisions with those of a public company.

It is being contemplated that shortly following the Exchange, the equity interests underlying the MIP awards would be liquidated and the award holders will receive unregistered restricted shares of Skyline Champion Corporation (the “Restricted Shares”), and that the Restricted Shares would be subject to vesting terms that are comparable to the current vesting terms (with modifications to reflect the status of a public company). In this case, the Restricted Shares would be allocated from the 47.8 million shares issued to Champion Holdings (or its members) shortly following the completion of the Exchange with no dilutive impact on current Skyline shareholders. It is further contemplated that any Restricted Shares that are forfeited prior to vesting will be returned to Skyline Champion Corporation under the terms of the modified agreements. The fair value of the MIP awards at the time of the Exchange cannot be determined until the terms of the plan are final. However, in a hypothetical scenario under which all performance-based MIP awards were to vest concurrently with or following the Exchange, Skyline Champion Corporation would recognize non-cash compensation expense of $46 million at such time. Non-cash compensation expense under the hypothetical scenario set forth in the immediately preceding sentence was estimated using a Monte Carlo price simulation assuming the maximum estimated number of shares to be issued to employees. The actual remeasured fair value, resulting non-cash compensation expense and timing of recognition of expense would be based on the final terms of the modified MIP awards, the probability of the awards vesting and the fair value as determined on the modification date using an estimate of the number of awards expected to vest. If the MIP awards are not modified, then the resulting fair value non-cash compensation expense and timing of recognition may differ from what is described above.

A modification to the terms of the Liability Award is also being contemplated. Possible compensation expense to be recognized by Skyline Champion Corporation will depend on the final terms and the probability of participants in such plan achieving the performance conditions. In a hypothetical scenario under which the performance conditions become probable concurrently with or following the Exchange, Skyline Champion Corporation would recognize compensation expense to the extent of the fair value of the awards over a derived service period. Champion Holdings did not include an adjustment for the MIP or Liability Award in the unaudited pro forma condensed combined income statements included in this proxy, because management does not expect the Exchange to result in the vesting of awards under the MIP or the Liability Award, and as such, the portion of the awards under each of the MIP and Liability Award with a performance condition are not considered probable of vesting.

After the completion of the Exchange, Skyline Champion Corporation will own and operate the Champion Holdings operations through CHB and CIBV, which will be Skyline Champion Corporation’s wholly owned subsidiaries, and will also continue their current businesses. Skyline and Champion Holdings anticipate that the common stock of the combined company will be listed on the NYSE following the completion of the Exchange under the trading symbol “SKY.” The shares of Skyline Common Stock issued to Champion Holdings (or its members) will not be registered at the time of the completion of the Exchange.

The Exchange is expected to be accounted for as a reverse acquisition under the acquisition method of accounting, which requires determination of the accounting acquirer. The accounting guidance for business combinations, Accounting Standards Codification (“ASC”) 805, Business Combinations, provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the following:

•	The relative voting interests of Skyline Champion Corporation after the completion of the Exchange. Champion Holdings (or its members) are expected to receive approximately 84.5% of the equity ownership and associated voting rights in Skyline Champion Corporation after the completion of the Exchange.

•	The size of the combining companies in the Exchange. The relative sizes are measured in terms of assets, revenues, net income and other applicable metrics. Champion Holdings would represent 85%, 78% and 100%, and Skyline would represent 15%, 22% and 0%, of the combined assets, revenues and net income, as of their respective years ended April 1, 2017 and May 31, 2017, as applicable.

•	The composition of the governing body of the company after the completion of the Exchange. The composition of the combined company’s board of directors following the completion of the

Exchange will be comprised of two directors selected by Skyline and nine directors selected by Champion Holdings.

Based on the foregoing analysis, Champion Holdings will be considered the accounting acquirer. Upon the completion of the Exchange, Champion Holdings will apply the acquisition method of accounting to the assets and liabilities of Skyline.

Under U.S. GAAP, consideration transferred in a business combination shall be measured at fair value. Since membership units of Champion Holdings are not publicly traded and do not have a readily observable market price, the per share value used in these unaudited pro forma condensed combined financial statements equals the closing per share market price of Skyline Common Stock on March 28, 2018. U.S. GAAP provides that in an exchange of equity interests, an acquiree’s stock may be a more reliable measure of fair value. The quoted per share price of Skyline Common Stock has been determined to be the most factually supportable measure available in the determination of the fair value of the consideration transferred (the “Purchase Price”), given the market participant element of stock traded in an active market. The number of shares of Skyline Common Stock used to calculate the Purchase Price in these unaudited pro forma condensed combined financial statements is based on the outstanding equity capitalization of Skyline as of December 3, 2017.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. As discussed above, the unaudited pro forma adjustments reflecting the completion of the Exchange have been prepared in accordance with the acquisition method of ASC 805, and reflect the preliminary allocation of the Purchase Price to the acquired assets and liabilities based upon their estimated fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Exchange had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. In connection with the unaudited pro forma condensed combined financial information, Champion Holdings allocated the Purchase Price using its best estimates of fair value of Skyline’s assets and liabilities. These estimates are based on the most recently available information. The allocation is dependent upon certain valuation and other analyses that are not yet final. Accordingly, the pro forma Purchase Price allocations are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to these preliminary Purchase Price allocations.

The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Exchange or any integration costs.

Skyline Champion Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 3, 2017

(Dollars in thousands)	Historical Skyline	Historical Champion Holdings	Reclassifications (a)	Pro Forma Adjustments for Exchange	(Notes)	Pro Forma Adjustments for Fnancing	(Notes)	Pro Forma Condensed Combined
Assets
Current assets
Cash and cash equivalents	$12,287	$78,906	$-	$(17,142)	b, l	$(14,618)	b, e, j	$59,433
Trade accounts receivable, net	14,802	58,675	-	-		-		73,477
Inventories, net	12,929	84,894	-	350	c	-		98,173
Workers’ compensation security deposit	371	-	(371)	-		-		-
Other current assets	995	9,046	371	-		-		10,412

Total current assets	41,384	231,521	-	(16,792)		(14,618)		241,495
Noncurrent assets
Restricted cash	-	22,841	-	-		(22,841)	e	-
Property, plant and equipment	10,411	68,950	-	33,589	d	-		112,950
Goodwill	-	3,179	-	80,638	f	-		83,817
Amortizable intangible assets, net	-	1,671	-	32,000	g	-		33,671
Deferred tax assets	-	28,928	-	40,000	h	-		68,928
Other noncurrent assets	7,242	2,508	-	(61)	j	-		9,689

Total assets	$59,037	$359,598	$-	$169,374		$(37,459)		$550,550

Liabilities and Equity
Current liabilities
Floor plan payable	$-	$24,004	$-	$-		$-		$24,004
Short-term portion of debt	-	406	-	-		-		406
Accounts payable	4,056	26,269	-	-		-		30,325
Customer deposits and receipts in excess of revenues	1,977	19,555	-	-		-		21,532
Accrued volume rebates	3,220	16,787	-	-		-		20,007
Accrued warranty obligations	3,916	12,409	-	-		-		16,325
Accrued compensation and payroll taxes	2,942	18,479	-	579	m	-		22,000
Other current liabilities	2,596	22,142	-	(550)	l	-		24,188

Total current liabilities	18,707	140,051	-	29		-		158,787
Long-term liabilities
Long-term debt	-	59,027	-	-		-		59,027
Deferred compensation expense	4,808	-	(4,808)	-		-		-
Accrued warranty	2,800	-	(2,800)	-		-		-
Life insurance loans	2,707	-	-	-		(2,707)	j	-
Deferred tax liabilities	-	-	-	22,956	i	-		22,956
Other	-	3,168	7,608	-		-		10,776

Total long-term liabilities	10,315	62,195	-	22,956		(2,707)		92,759

Equity
Contributed capital	-	140,772	-	(140,772)	k	-		-
Common stock	312	-	-	1,325	k	-		1,637
Additional paid-in capital	5,316	-	-	381,320	k	(20,540)	b	366,096
Retained earnings	90,131	24,778	-	(100,697)	k, l	(14,212)	b	-
Treasury stock	(65,744)	-	-	5,213	k	-		(60,531)
Accumulated other comprehensive loss	-	(8,198)	-	-		-		(8,198)

Total equity	30,015	157,352	-	146,389		(34,752)		299,004

Total liabilities and equity	$59,037	$359,598	$-	$169,374		$(37,459)		$550,550

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Skyline Champion Corporation

Unaudited Pro Forma Condensed Combined Income Statement

For the Six Months Ended December 3, 2017

(In thousands, except share and per share amounts)	Historical Skyline	Historical Champion Holdings	Reclassifications (n)	Pro Forma Adjustments for Exchange	(Notes)	Pro Forma Adjustments for Financing	(Notes)	Pro Forma Condensed Combined
Net sales	$116,227	$554,340	$-	$-		$-		$670,567
Cost of sales	99,930	456,753	-	645	o	-		557,328

Gross profit	16,297	97,587	-	(645)		-		113,239
Selling, general and administrative expenses	12,244	60,656	(902)	1,533	o, p, s, t	-		73,531
(Gain) loss on sale of property, plant and equipment	(702)	-	702	-		-		-

Operating income	4,755	36,931	200	(2,178)		-		39,708
Interest expense, net	184	2,063	-	-		(184)	q	2,063
Other expense	-	2,767	200	(2,920)	r	-		47

Income before income taxes	4,571	32,101	-	742		184		37,598
Income tax expense	-	19,300	-	260	u	64	u	19,624

Net income	$4,571	$12,801	$-	$482		$120		$17,974

Weighted average number of common shares outstanding:
Basic	8,391,244			47,879,330	v			56,270,574
Diluted	8,531,191			48,070,383	v			56,601,574

Net income per share applicable to common shareholders:
Basic	$0.54						v	$0.32
Diluted	$0.54						v	$0.32

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Skyline Champion Corporation

Unaudited Pro Forma Condensed Combined Income Statement

For the Six Months Ended November 30, 2016

(In thousands, except share and per share amounts)	Historical Skyline	Historical Champion Holdings	Reclassifications (n)	Pro Forma Adjustments for Exchange	(Notes)	Pro Forma Adjustments for Financing	(Notes)	Pro Forma Condensed Combined
Net sales	$125,402	$417,952	$-	$-		$-		$543,354
Cost of sales	113,592	347,499	-	600	o	-		461,691

Gross profit	11,810	70,453	-	(600)		-		81,663
Selling, general and administrative expenses	11,489	53,193	-	(1,556)	o, p, s, t	-		63,126

Operating income	321	17,260	-	956		-		18,537
Interest expense, net	172	2,121	-	-		(172)	q	2,121
Other expense	-	1,400	-	-		-		1,400

Income before income taxes	149	13,739	-	956		172		15,016
Income tax expense	-	1,383	-	335	u	60	u	1,778

Net income	$149	$12,356	$-	$621		$112		$13,238

Weighted average number of common shares outstanding:
Basic	8,391,244			47,879,330	v			56,270,574
Diluted	8,512,903			48,088,671	v			56,601,574

Net income per share applicable to common shareholders:
Basic	$0.02						v	$0.24
Diluted	$0.02						v	$0.23

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Skyline Champion Corporation

Unaudited Pro Forma Condensed Combined Income Statement

For the Year Ended May 31, 2017

(In thousands, except share and per share amounts)	Historical Skyline	Historical Champion Holdings	Reclassifications (n)	Pro Forma Adjustments for Exchange	(Notes)	Pro Forma Adjustments for Financing	(Notes)	Pro Forma Condensed Combined
Net sales	$236,504	$861,319	$-	$-		$-		$1,097,823
Cost of sales	214,527	717,364	-	1,189	o	-		933,080

Gross profit	21,977	143,955	-	(1,189)		-		164,743
Selling, general and administrative expenses	22,908	109,305	(1,280)	(2,254)	o, p, s, t	-		128,679
(Gain) loss on sale of property, plant and equipment	(1,280)	-	1,280	-		-		-

Operating income	349	34,650	-	1,065		-		36,064
Interest expense, net	344	4,264	-	-		(344)	q	4,264
Other expense	-	2,380	-	-		-		2,380

Income before income taxes	5	28,006	-	1,065		344		29,420
Income tax (benefit) expense	-	(23,321)	-	373	u	120	u	(22,828)

Net income	$5	$51,327	$-	$692		$224		$52,248

Weighted average number of common shares outstanding:
Basic	8,391,244			47,879,330	v			56,270,574
Diluted	8,512,374			48,089,200	v			56,601,574

Net income per share applicable to common shareholders:
Basic	$0.00						v	$0.93
Diluted	$0.00						v	$0.92

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

Skyline and Champion Holdings have different fiscal year ends and the unaudited pro forma condensed combined financial information combines the accounting periods of Skyline and Champion Holdings following the legal form of the Exchange in which Skyline is the legal acquirer. Regulation S-X, Rule 11-02(c)(3) allows the combination of financial information for companies if their fiscal years end within 93 days of each other. As such, Skyline’s historical results for the unaudited pro forma condensed combined financial statements are derived from Skyline’s unaudited consolidated balance sheet as of December 3, 2017, unaudited consolidated income statements for the six months ended December 3, 2017 and November 30, 2016 and audited consolidated income statement for the year ended May 31, 2017. Champion Holdings’ historical results are derived from Champion Holdings’ unaudited consolidated balance sheet as of December 30, 2017, unaudited consolidated statement of operations for the six months ended December 30, 2017 and December 31, 2016 and audited consolidated statement of operations for the year ended April 1, 2017.

The interim unaudited pro forma condensed combined financial data have been compiled using the financial information for Skyline for the six months ended December 3, 2017 and November 30, 2016. Since Champion Holdings’ most recent fiscal period end is the nine months ended December 30, 2017, Champion Holdings derived the six-month fiscal period ended December 30, 2017 from internal financial information in order to combine with Skyline in the unaudited pro forma condensed combined financial statements. The results of operations for Champion Holdings for the three months ended July 1, 2017 have been excluded from the pro forma analysis. For that period, Champion Holdings had net sales of $244.1 million, gross profit of $36.0 million, selling, general and administrative expenses of $26.8 million and net income of $5.3 million. The interim unaudited pro forma condensed combined financial data for the six months ended November 30, 2016 were compiled using the financial information for Champion Holdings’ for the six-month fiscal period ended December 31, 2016.

Certain financial information of Skyline, as presented in its historical consolidated financial statements, has been reclassified to conform to the historical presentation in Champion Holdings’ consolidated financial statements, for purposes of preparing the unaudited pro forma condensed combined financial statements. Refer to note 4 of this unaudited pro forma condensed combined financial information for an explanation of these reclassifications.

No fair value adjustments to the historical financial information for Champion Holdings, as a result of the Exchange, are expected as Champion Holdings was determined to be the accounting acquirer.

2. Calculation of Estimated Purchase Price

The Purchase Price is determined with reference to the value of equity of the accounting acquiree (in this case, Skyline, the legal acquirer). The fair value of Skyline Common Stock is based on the closing stock price on March 28, 2018 of $21.42. The Purchase Price is calculated as follows:

(In thousands, except number of shares and stock price)	Purchase Price
Number of Skyline shares outstanding (1)	8,391,244
Skyline Common Stock price (2)	$21.42

Estimated fair value of Skyline Common Stock consideration	$ 179,740
Estimated fair value of Skyline stock-based compensation (3)	$2,906

Estimated Purchase Price	$ 182,646

(1) Number of shares of Skyline Common Stock issued and outstanding as of December 3, 2017.
(2) Closing price of Skyline Common Stock on the NYSE American on March 28, 2018.

(3)   “Estimated fair value of Skyline stock-based compensation” represents the portion of the estimated aggregate fair value of Skyline’s accelerated stock-based compensation awards (restricted stock and stock options) attributable to the service periods prior to the Exchange. The remaining estimated aggregate fair value of the awards totaling approximately $4.3 million that was accelerated as a result of the Exchange will be recognized as non-cash stock-based compensation expense by Skyline Champion Corporation immediately post-Exchange. The fair value of Skyline’s stock-based compensation was determined using the Black-Scholes model for the stock options and the stock price of Skyline’s Common Stock at March 28, 2018 times the number of restricted shares that will be vested at the time of the Exchange.

For pro forma purposes, the fair value of the consideration given and thus the estimated Purchase Price was determined based on the $21.42 per share closing price of Skyline Common Stock on March 28, 2018. The final Purchase Price could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the market price of Skyline Common Stock as of the completion of the Exchange. A sensitivity analysis related to fluctuations in the market price of Skyline Common Stock was performed to assess the impact that a hypothetical 10% change in the market price of Skyline Common Stock on March 28, 2018 would have on the estimated Purchase Price and goodwill as of the completion of the Exchange.

The following table shows the stock price with a 10% positive and a 10% negative change in the market price of Skyline Common Stock and the effect on estimated consideration transferred and goodwill.

(Dollars in thousands, except stock price)	Stock Price	Estimated Purchase Price	Goodwill

Change in stock price:
Increase of 10%	$ 23.56	$ 200,876	$ 98,615
Decrease of 10%	19.28	164,418	62,663

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Skyline are recorded at the acquisition date fair values and added to those of Champion Holdings. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of December 3, 2017 and have been prepared to illustrate the estimated effect of the Exchange.

The final determination of Purchase Price allocation upon the completion of the Exchange will be based on Skyline’s net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The Purchase Price allocation may change materially based on the receipt of more detailed information; therefore, the actual allocations will differ from the pro forma adjustments presented. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The preliminary Purchase Price was allocated as follows, based on Skyline’s assets and liabilities as of December 3, 2017.

(Dollars in thousands)	Purchase Price

Purchase Price
Estimated fair value of Skyline Common Stock consideration	$ 179,740
Estimated fair value of Skyline stock-based compensation awards	2,906

Estimated Purchase Price	$ 182,646

Historical Book Value of Net Assets Acquired
Book value of Skyline’s historical net assets as of December 3, 2017	$ 30,015
Less Skyline’s Exchange related costs expected to be incurred	(4,950)
Less retirement of Skyline’s debt issuance costs	(61)
Less Skyline dividend declared before the Exchange	(5,400)
Less accrued compensation and payroll taxes	(579)

Net assets to be acquired	$ 19,025

Allocation of Purchase Price
Net assets to be acquired	$ 19,025
Inventory	350
Property, plant and equipment	33,589
Intangibles	32,000
Deferred tax assets	40,000
Deferred tax liabilities	(22,956)
Goodwill	80,638

Total allocation of Purchase Price	$ 182,646

The goodwill expected to be recognized is primarily attributed to expected synergies from combining Skyline with Champion Holdings existing business, including, but not limited to, expected cost synergies through procurement activities and sharing of best practices. These cost synergies will help Skyline Champion Corporation become more operationally efficient and improve the accuracy and quality of products produced. Based on management’s assessment of the geographic locations, operations and product offerings at each of Skyline Champion Corporation’s facilities, management believes that there is a strategic opportunity to streamline overlapping functions and production mix via campus clusters.

3. Conforming Accounting Policies

Following the Exchange, management will conduct a review of Skyline’s accounting policies in an effort to determine if differences in accounting policies require reclassification of Skyline’s results of operations or reclassification of assets or liabilities to conform to Champion Holdings’ accounting policies and classifications. As a result of that review, management may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, management was not aware of any material differences between the accounting policies of the two companies and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies, other than certain financial statement reclassifications described in Note 4.

4. Pro Forma Adjustments

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(a) Represents reclassifications to conform to Champion Holdings’ basis of presentation, which have no effect on the net equity of Skyline. The balance sheet adjustments relate to the worker’s compensation security deposit which was reclassified to other current assets, and deferred compensation expense and accrued warranty which were reclassified to other noncurrent liabilities.

(Dollars in thousands)	December 3, 2017

Increase/(Decrease)
Workers’ compensation security deposit	$ (371)
Other current assets	371

Increase/(Decrease)
Deferred compensation expense	$(4,808)
Accrued warranty	(2,800)
Other noncurrent liabilities	7,608

(b) Represents estimated dividends to be paid prior to the completion of the Exchange. The Exchange Agreement provides for dividends to be paid prior to the completion of the Exchange to both the Skyline shareholders and the Champion Holdings members. For purposes of the pro forma statements, the dividends are estimated, using cash and debt balances to be $5.4 million for Skyline and $34.8 million for Champion Holdings. The dividends have been calculated using each Company’s respective cash less transaction expenses to be incurred prior to the completion of the Exchange and indebtedness. Cash, transaction expenses and indebtedness are defined in the Exchange Agreement. The amount of the dividends will be adjusted depending on the final values of cash and debt outstanding at the time such dividends are declared.

The dividends were calculated as follows:

(Dollars in thousands)	Skyline	Champion Holdings

Cash, as defined	$12,287	$100,427
Less transaction expenses, as defined	(5,708)	(6,242)
Less indebtedness, as defined	(1,204)	(59,433)

Dividends	$5,375	$34,752

(c) Represents the estimated adjustment to step-up Skyline inventories to fair value of approximately $13.3 million, an increase of $0.4 million from the carrying value. The fair value calculation is preliminary and subject to change. Fair value was based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the Exchange, the step-up inventory value of $0.4 will increase cost of sales over approximately six months as the inventory is sold. That increase is not reflected in the unaudited pro forma condensed combined income statements because it does not have a continuing impact on the combined entity.

(d) Represents an adjustment of $33.6 million to increase the basis of acquired property, plant and equipment to estimated fair value of $44.0 million. The acquisition date fair value of property, plant and equipment was estimated using a combination of the cost and sales comparison approaches. The final determination of the fair value of property, plant and equipment will depend on the result of site inspections, detailed comparison to market data, and a review of fixed asset registers as of the completion of the Exchange.

(e) Represents the removal of the restriction on Champion Holdings’ restricted cash of $22.8 million and reclassification to cash as a result of the Financing. This adjustment assumes the restriction on cash is removed as a result of Champion Holdings’ ability to replace or backstop existing cash collateralized letters of credit through utilization of the letter of credit facility under the new revolving credit facility.

(f) Represents goodwill associated with the Exchange.

(g) Represents the fair value of Skyline’s identifiable intangible assets, including trade names of $5.0 million and customer relationships of $27.0 million. The fair value of the trade name intangible asset was estimated using the relief-from-royalty method of the income approach. The final determination of the trademark intangible asset will depend on changes to assumptions used for the expected life of the intangible asset, the royalty rate and the discount rate that reflects the level of risk associated with the future cash flows as determined at the time of the final valuation.

The fair value of the customer relationship intangible asset was estimated using the multi-period excess earnings method of the income approach. The final determination of the customer relationship intangible asset will depend on changes to the assumptions used for projected cash flows attributable to the acquired customer relationships, the annual attrition rate of existing customer relationships, the contributory asset charges attributable to the assets that support the customer relationships, such as net working capital, property, plant and equipment, trade name, and workforce, the economic life and the discount rate as determined at the time of the final valuation.

(h) Represents a reduction in Skyline’s deferred tax asset valuation allowance. At December 3, 2017, Skyline had a valuation allowance for 100% of its deferred tax assets totaling $46.7 million. Skyline performed a review of its deferred tax assets, primarily net operating losses (“NOLs”), to assess their utilization after the completion of the Exchange. Based on the expected tax structure of Skyline Champion, future projected income, limitations as a result of the change of control and applicable expiration dates, Skyline determined certain deferred tax assets are more likely than not to be realized. Therefore, the deferred tax asset valuation allowance has been reduced by $40.0 million and accounted for as part of the business combination. However, this one-time reduction in the valuation allowance is not reflected in the unaudited pro forma condensed combined income statements because it will not have a continuing impact on the combined company. The amount of the reversal of the valuation allowance, and determination of the deferred tax liabilities discussed in (i) below, were determined using the federal statutory rate of 35%, which was the rate in effect at December 3, 2017. The 2017 Tax Cuts and Jobs Act signed into law on December 22, 2017 reduced the effective tax rate to 21%, and therefore, the amount of the deferred tax items expected to be recorded on the opening balance sheet of Skyline are expected to be lower than the amount presented in the unaudited pro forma condensed combined financial statements. In addition, the amount of the valuation allowance that may be utilized by Skyline Champion Corporation will be determined at the time of the completion of the Exchange based on the closing price of Skyline Common Stock. If the price of Skyline Common Stock is lower than the $21.42 per share value used for the pro forma adjustments, the final amount of the utilizable NOLs may be lower.

(i) Represents an increase in deferred tax liabilities of $23.0 million which reflects the establishment of deferred taxes for the stepped-up assets of Skyline. The tax balance sheet of Skyline will not be adjusted for the fair value of the tangible and intangible assets discussed above. As a result, deferred tax liabilities will be recorded in the opening balance sheet to offset the effect, for tax purposes, of the increase in depreciation and amortization expense in the income statements of Skyline after the Exchange is complete.

(j) Represents the payment of Skyline life insurance loans of $2.7 million prior to the completion of the Exchange and the elimination of deferred financing fees of $0.1 million for the Skyline revolving credit agreement. The revolving credit agreement will be terminated in conjunction with the new debt financing.

(k) Represents adjustments to total equity for the following:

i.	elimination of the historical equity balances of Skyline since Skyline is considered the accounting acquiree in the Exchange;
ii.	recording 2.8 million shares of Treasury Stock at fair value of $21.42 per share;
iii.	recharacterization of Champion Holdings’ historical contributed capital to common stock and additional paid-in capital for the issuance of 47.8 million shares of Skyline Common Stock to Champion Holdings (or its members) at a par value of $0.0277 per share;
iv.	recording the portion of fair value of Skyline’s accelerated stock-based compensation of $2.9 million attributable to services performed pre-Exchange; and
v.	recording one-time stock-based compensation charge of $4.3 million for the portion of fair value of Skyline’s accelerated stock compensation awards attributable to services performed post-Exchange.

(l) Represents estimated Exchange fees for Skyline and Champion Holdings to be incurred prior to the completion of the Exchange, of which $0.6 million were accrued by Champion Holdings as of December 3, 2017. The remaining Skyline Exchange fees of $5.0 million, expected to be paid prior to the completion of the Exchange, are included as an adjustment to goodwill. Champion Holdings remaining Exchange fees of $6.2 million, expected to be paid prior to the completion of the Exchange, are included as an adjustment to retained earnings.

(m) Represents the accrual of severance payments of $0.6 million to be paid after the completion of the Exchange.

Adjustments to Unaudited Pro Forma Condensed Combined Income Statements

(n) Represents reclassifications to conform to Champion Holdings’ basis of presentation, which have no effect on net income of Skyline. The income statement adjustments include the reclassification of the gain on sale of property and equipment to selling, general and administrative expenses and the reclassification of fees related to the Exchange to other expense from selling, general and administrative expenses.

	Six Months Ended
(Dollars in thousands)	December 3, 2017	November 30, 2016	Year Ended May 31, 2017

Increase/(Decrease)
Selling, general and administrative expenses	$(902)	$ -	$(1,280)
Gain on sale of property and equipment	702	-	1,280
Other expense – Exchange fees	200	-	-

(o) Represents pro forma depreciation expense for the stepped-up basis of Skyline’s property, plant and equipment. Estimated useful lives of 3 to 7 years were used for machinery and equipment and 20 years for buildings and improvements. The fair value and useful life calculations are preliminary and subject to change. The following table summarizes estimated depreciation expense as recorded in cost of sales and selling, general and administrative expenses:

	Six Months Ended
(Dollars in thousands)	December 3, 2017	November 30, 2016	Year Ended May 31, 2017
Estimated depreciation expense – COGS	$1,039	$1,039	$2,079
Historical depreciation expense – COGS	(394)	(439)	(890)
Estimated depreciation expense – SG&A	61	61	121
Historical depreciation expense – SG&A	(23)	(72)	(136)

Pro forma adjustment to depreciation expense	$683	$589	$1,174

(p) The following table summarizes the estimated fair values of Skyline’s amortizable intangible assets, their estimated useful lives and related amortization expense:

	Estimated Fair Value	Estimated Useful Life in Years	Amortization Expense
			Six Months Ended
(Dollars in thousands)			December 3, 2017	November 30, 2016	Year Ended May 31, 2017
Trade names	$ 5,000	10	$ 250	$ 250	$ 500
Customer relationships	27,000	10	1,350	1,350	2,700

Total identifiable intangible assets	$ 32,000		$ 1,600	$ 1,600	$ 3,200

(q) Reflects the change in interest expense for the repayment of the Skyline life insurance loans and the elimination of deferred financing fees for the existing Skyline revolving credit agreement to be retired upon completion of the Exchange. There were no borrowings on the revolving credit agreement at December 3, 2017. The net impact on interest expense is as follows:

Six Months Ended
(Dollars in thousands)	December 3, 2017	November 30, 2016	Year Ended May 31, 2017
Historical interest expense	$ (91)	$ (121)	$ (241)
Historical amortization of debt issuance costs	(93)	(51)	(103)

Proforma adjustments to interest expense	$ (184)	$ (172)	$ (344)

The final amount of debt to be incurred by the combined entity, the amount of new deferred financing fees, and the related impact on interest expense has not yet been determined. The unaudited pro forma condensed combined financial statements do not include adjustments for any changes to Champion Holdings’ variable rate term loans or industrial revenue bonds. Assuming the principal amount of new debt is the same as Champion Holdings’ Existing Term Loans, a 100-basis point increase/decrease in the interest rate on the new debt would have the effect of increasing/decreasing interest expense by $0.5 million, respectively.

(r) Represents the removal of $2.9 million of expenses incurred directly related to the Exchange by both Skyline and Champion Holdings during the six months ended December 3, 2017. No Exchange expenses were incurred in the periods ended November 30, 2016 or May 31, 2017. Exchange expenses will not have a recurring effect on the financial statements of Skyline Champion Corporation subsequent to the completion of the Exchange.

(s) Represents the elimination of the net currency translation loss recognized by Champion Holdings of $3.6 million for the year ended May 31, 2017 and $2.4 million for the six months ended November 30, 2016. Also represents the elimination of the net currency translation gain recognized by Champion Holdings of $0.7 million for the six months ended December 3, 2017 on the translation of certain intercompany debt. The intercompany debt has been retired subsequent to December 3, 2017 per the terms of the Exchange Agreement, and as such, Skyline Champion will not be subject to these currency translation gains and losses in future periods.

(t) Represents the elimination of the management fee, plus reimbursable expenses, paid by Champion Holdings to its primary investors under a management service agreement. Management fees were $0.8 million for each of the six months ended December 3, 2017 and November 30, 2016 and $1.8 million for the year ended May 31, 2017. The management fee agreement will be terminated in connection with the completion of the Exchange.

(u) Represents the adjustment to income taxes to reflect the unaudited pro forma adjustments at a federal statutory tax rate of 35.0%.

(v) The unaudited pro forma weighted average number of basic common shares outstanding is calculated by adding the 47.8 million shares to be issued to Champion Holdings (or its members), the historical weighted average number of basic common shares outstanding of Skyline and 51,000 shares for Skyline’s restricted stock assumed to be fully vested as a result of the Exchange. The unaudited pro forma weighted average basic common shares outstanding have been calculated as if the shares to be issued in the Exchange had been issued and outstanding as of June 1, 2016. The unaudited pro forma weighted average number of diluted common shares outstanding is calculated by adding the effect of dilutive stock options to the unaudited pro forma weighted average number of basic common shares outstanding. As discussed above, all 331,000 Skyline stock options will be accelerated as a result of the Exchange and were considered fully dilutive for purposes of the unaudited pro forma condensed combined financial statements. The use of the treasury stock method for Skyline’s options would not produce different earnings per share results. Champion Holdings does not have any dilutive securities. If awards are earned under the Champion Holdings equity-based award program discussed above, they will be settled with shares of Skyline Champion Corporation from the allocation of the 47.8 million shares provided to Champion Holdings (or its members) in the Exchange.

DEBT FINANCING

CHB, Royal Bank of Canada (“RBC”) and Jefferies Finance (together with RBC the “Initial Revolving Lenders”) have entered into a commitment letter (the “Commitment Letter”) in respect of a revolving credit facility which is contemplated to be completed at the closing of the Exchange (the “Financing”). The obligations of the Initial Revolving Lenders under the Commitment Letter are subject to certain conditions, including the accuracy of the representations and warranties specified in the Exchange Agreement to the extent material to the interests of the Initial Revolving Lenders and the consummation of the Exchange. The obligations of the Initial Revolving Lenders under the Commitment Letter terminate on October 31, 2018, if the closing has not occurred by such date.

CHB has agreed to pay a customary closing fee to the Initial Revolving Lenders at the closing of the Financing.

In connection with the Financing, CHB and Skyline Champion Corporation (the “Borrowers”) expect to become party to an amendment and restatement of CHB’s existing credit agreement which provides for:

•	CHB’s existing $47.0 million term facility (the “Existing Term Loan Facility,” and such term loans, the “Existing Term Loans”), which is predominantly held by affiliates of the Sponsors, to remain in place on the same economic terms as are currently applicable to the Existing Term Loans;

•	the addition of a new senior secured revolving credit facility with an aggregate commitment amount of at least $35 million provided by the Initial Revolving Lenders and up to a further $15 million provided by additional lenders (the “Revolving Credit Facility,” and together with the Existing Term Loan Facility, the “Credit Facilities”);

•	the Credit Facilities will include a sub-limit for letters of credit, and it is contemplated that letters of credit issued under the Credit Facility will replace or backstop the approximately $22.6 million of existing cash collateralized letters of credit outstanding under CHB’s existing stand-alone letter of credit facility.

In addition to the Financing describe above, Champion Holdings is exploring a possible repayment or refinancing of the Existing Term Loans, but has not yet determined whether or not to do so. Its alternatives with respect to the Existing Term Loans include (i) repaying all or a portion of the Existing Term Loans, (ii) refinancing the Existing Term Loans including with new term loans or an upsized revolving credit facility, or (iii) leaving the Existing Term Loans in place. In the event that the Existing Term Loans are refinanced or otherwise repaid, this would have an impact on the maturity date and economics of the Revolving Credit Facility under the terms of the Commitment Letter, as discussed below. The following summary is of the arrangements contemplated in the existing Commitment Letter and does not reflect any such potential repayment or refinancing of the Existing Term Loan Facility or any other modification to the terms of the Credit Facilities contemplated in the Commitment Letter.

Maturity and Amortization

The Existing Term Loans mature on March 19, 2020 (the “Term Loan Maturity Date”), and are subject to quarterly amortization of $0.1 million, with the balance due and payable in full on the Term Loan Maturity Date. The Revolving Credit Facility will mature on the earliest to occur of (i) the fifth anniversary of the closing date and (ii) 45 days prior to the Term Loan Maturity Date, unless the Existing Term Loans have been refinanced or otherwise repaid prior to such date. In the event that the Existing Term Loans are refinanced with a term loan A facility that is pari passu with the Revolving Credit Facility, the maturity date of the Revolving Credit Facility will be the earliest to occur of (i) the fifth anniversary of the closing date and (ii) the maturity date of such term loan A facility. If the Existing Term Loans are refinanced with any other type of debt, the maturity date of the Revolving Credit Facility will be the earliest to occur of (i) the fifth anniversary of the closing date and (ii) 90 days prior to the maturity date of such other debt.

Pricing

The Existing Term Loans bear interest at an annual rate equal to either (i) LIBOR plus 5.50% or (ii) a prime rate subject to a floor of 1.00% (“ABR”), plus 4.50%.

Loans under the Revolving Credit Facility (“Revolving Loans” and, together with the Existing Term Loans, the “Loans”) will bear interest at an annual rate equal to either (i) LIBOR plus 4.75% or (ii) ABR plus 3.75%, subject to reductions in the interest rate spreads in the event of a refinancing or repayment of the Existing Term Loans.

Guarantee and Collateral

Each material wholly owned U.S. restricted subsidiary of the Borrowers will jointly and severally guarantee the amounts owing under the Credit Facilities, subject to customary exceptions.

Amounts owing under the Credit Facilities will be secured by a typical security package granted by the Borrowers and the guarantors, subject to customary exceptions.

Prepayment

Optional prepayments of the Loans will be permitted, and the Loans are subject to certain customary mandatory prepayment events, in each case, with no premium.

Covenants; Events of Default

The definitive documentation with respect to the Credit Facilities will contain customary representations and warranties, affirmative and negative covenants, including restrictions (subject to customary exceptions, qualifications and baskets) on the ability of the Borrowers and their subsidiaries to incur additional indebtedness, issue disqualified stock, pay dividends or distributions on, redeem, repurchase or retire capital stock, make payments on, or redeem, repurchase or retire indebtedness, make investments, loans, advances or acquisitions, enter into sale and leaseback transactions, engage in transactions with affiliates, create liens, transfer or sell assets, guarantee indebtedness, create restrictions on the payment of dividends or other amounts from their subsidiaries, and consolidate, merge or transfer all or substantially all of their assets and the assets of their subsidiaries and events of default.

In addition, the Credit Facilities will include a maximum senior secured net leverage ratio for the benefit of the Revolving Credit Facility lenders set at a level of 3.00 to 1.00 through the first anniversary of the closing date, and 2.75 to 1.00 thereafter.

EXECUTIVE OFFICERS AND DIRECTORS FOLLOWING THE EXCHANGE

Executive Officers and Directors

Termination of Current Executive Officers and Certain Directors of Skyline

The employment of the current executive officers of Skyline is expected to be terminated upon the consummation of the Exchange. In this regard, Skyline’s Board, in connection with the closing, will adopt a resolution removing each departing executive officer of Skyline from their respective positions with Skyline effective upon the completion of the Exchange. In addition, each member of the Board, except for the current directors of Skyline set forth below who will be continuing their service on the board of directors of the combined company after the closing, will resign from the Skyline Board effective as of the second day following the closing date.

Executive Officers and Directors of the Combined Company Following the Exchange

The Exchange Agreement provides that Skyline and its Board, as applicable, will take all actions necessary (including amending the By-Laws), in consultation with Champion Holdings, to cause the board of directors of the combined company, effective as of the second day following the closing, to consist of two members to be designated by Skyline’s pre-closing board of directors (both of whom are current Skyline directors), and nine members to be designated by Champion Holdings. The remaining directors of Skyline will resign from the board, effective as of the second day following the closing date.

The combined company’s board of directors will initially be fixed at eleven members. Skyline currently does not have a staggered board of directors, and following the closing the combined company is not expected to have a staggered board. Therefore, all of the members of the board of directors will be subject to re-election each year, unless and until a staggered board structure is adopted by the combined company after closing.

The following table lists the names and ages as of [•], 2018, and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon consummation of the Exchange:

Name	Age	Position(s)
Executive Officers
Keith Anderson	56	President, Chief Executive Officer; Director
Laurie Hough	48	Senior Vice President, Chief Financial Officer and Treasurer

Non-Employee Directors
Timothy Bernlohr	59	Director
Michael Bevacqua	51	Director
John C. Firth	59	Director
Richard W. Florea	55	Director
Michael Kaufman	46	Director
Daniel R. Osnoss	36	Director
Gary E. Robinette	68	Director
Ian Samuels	33	Director
David Smith	54	Director
Michael Treisman	45	Director

Executive Officers

Keith Anderson is currently the President and Chief Executive Officer of Champion Holdings and is the CEO of CHB. He has held such positions since June 2015. Mr. Anderson has been a member of Champion

Holdings’ board of managers since June 2013. Since 2016 he has served on the board of managers of Southwest Stage Funding, LLC d/b/a Cascade Financial Services. He has also been a director of the non-profit Manufactured Housing Institute since 2015. Prior to joining Champion Holdings, Mr. Anderson was EVP and COO of Walter Investment Management Corp. from June 2012 to November 2014. From November 1995 to June 2012, Mr. Anderson held various executive management positions at GreenTree Servicing, LLC and was President and CEO when he left. Mr. Anderson holds a B.S. in Accounting from Illinois State, and an M.B.A. from Depaul University.

Laurie Hough is currently the Senior Vice President and Chief Financial Officer of both Champion Holdings and CHB and has served in such capacities since October 2016. Previously, Ms. Hough served as VP and Controller of Champion Holdings and CHB from July 2013 to October 2016, and VP of Accounting & Financial Reporting from October 2010 to July 2013. Prior to her time at Champion Holdings, Ms. Hough was Manager of Financial Consolidations at Chrysler Group LLC and Audit Manager at PwC. Ms. Hough is a licensed CPA and obtained her B.S. in Accounting from Oakland University.

Non-Employee Directors

Timothy Bernlohr is currently Chairman of the Board of Managers of Champion Holdings and has been a member of the Champion Holdings board since 2010. Mr. Bernlohr is the founder and managing member of TJB Management Consulting, LLC, which he founded 2005. Previously, Mr. Bernlohr was President and Chief Executive Officer of RBX Industries, Inc until the company was sold in 2005. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr currently serves as a director and the chairman of the audit committee of Atlas Air Worldwide Holdings, Inc.; a director and the chairman of the compensation committee of International Seaways. Mr. Bernlohr holds a B.A. in Arts and Sciences from Pennsylvania State University.

Michael Bevacqua is currently a member of the Champion Holdings board of managers and has served in such capacity since 2010. Mr. Bevacqua joined Bain Capital Credit, LP in 1999. He is a Managing Director in Distressed and Special Situations and the head of the Restructuring team. Prior to his current role, he was responsible for investments in the Automotive, Building Products, Transportation, Equipment Rental, Waste Services and Aerospace & Defense sectors at Bain Capital Credit, LP. Previously, Mr. Bevacqua was a Vice President at First Union Capital Markets, an Associate in Corporate Finance at NationsBanc Capital Markets and an officer in the United States Marine Corps. Mr. Bevacqua received an M.B.A. from Pennsylvania State University and a B.S. from Ithaca College.

John C. Firth has served as a director of Skyline since 2006. Mr. Firth currently serves as President of Quality Dining, Inc. and is a member of its Board of Directors. Quality Dining operates over 200 restaurants in seven states and employs over 8,000 people. From March 1994 through April 2005, Quality Dining’s shares were traded on the NASDAQ. Prior to being named President, Mr. Firth served in a variety of capacities including Executive Vice President, Principal Financial Officer and General Counsel. Before joining Quality Dining in 1996, Mr. Firth was a partner in a South Bend, Indiana law firm. He was appointed to the Indiana Corporate Law Commission by Indiana Governor Joseph E. Kernan (2004 to 2006). Mr. Firth served on the Board of Directors of Smart Temps, LLC, a start-up company which offers industry-leading, cloud-based solutions for real-time temperature management and monitoring from February 2010 until the company was sold to a public company in January 2017. The Board benefits from his executive management experience, strategic vision, corporate governance acumen, business judgment and financial expertise.

Richard W. Florea has served as a director and as President and Chief Executive Officer of Skyline since July 2015. Prior to joining Skyline, Mr. Florea served as President and Chief Operating Officer for Truck Accessories Group, LLC, a producer of fiberglass caps and tonneaus for light and mid-sized trucks. From 1998 through 2009, he was President and Chief Operating Officer of Dutchmen Manufacturing, Inc., a maker of travel trailers. Mr. Florea was a division sales manager for Skyline from 1994 to 1998. Mr. Florea has substantial knowledge of the manufactured housing and recreational vehicle industries, and his demonstrated ability to grow businesses and develop value creation strategies is expected to benefit Skyline’s dealer partners and customers, all of which he brings to his Board participation.

Michael Kaufman is the Chief Executive Officer of MAK Capital, a financial investment advisory firm based in New York, New York, which he founded in 2002. Mr. Kaufman holds a B.A. degree in Economics from the University of Chicago, where he also received his M.B.A. He also earned a law degree from Yale University.

Daniel R. Osnoss is currently a member of the Champion Holdings board of managers and has served in such capacity since 2012. Mr. Osnoss is a Senior Managing Director at Centerbridge Partners, which he joined in 2009. Mr. Osnoss currently serves as a director of Superior Vision Corp. and Davis Vision, Inc. (and related entities), as well as Visionworks of America, Inc. Previously, Mr. Osnoss was an Associate at Berkshire Partners, a private equity firm. Prior to Berkshire Partners, he was an Investment Banking Analyst in the Leveraged Finance Group at Goldman Sachs. Mr. Osnoss received an M.B.A. from Harvard Business School and a B.A. from Yale College.

Gary E. Robinette is currently a member of the Champion Holdings board of managers and has served in such capacity since 2010. Mr. Robinette has been the President and Chief Executive Officer of Ply Gem Industries Inc. since October 2006, at which time he was also elected to Champion Holdings’ Board of Directors. Mr. Robinette was elected Vice Chairman of the Ply Gem Board of Directors in May 2013 and was appointed Chairman of the Ply Gem Board of Directors in 2015. Prior to joining Ply Gem, Mr. Robinette served as Executive Vice President and COO at Stock Building Supply, formerly a Wolseley company, since September 1998, and was also a member of the Wolseley North American Management board of directors. Mr. Robinette held the position of President of Erb Lumber Inc., a Wolseley company, from 1993 to 1998 and served as Chief Financial Officer and Vice President of Carolina Holdings which was the predecessor company of Stock Building Supply. Mr. Robinette received a B.S. in accounting from Tiffin University and a M.B.A. from Xavier University, where he is a member of the board of trustees. He is also a member of the Policy Advisory Board of Harvard University’s Joint Center for Housing Studies and serves on the board of directors for three companies sponsored by private equity firms.

Ian Samuels is a principal at Centerbridge Partners and has served in such capacity since September 2014. Prior to joining Centerbridge Partners, Mr. Samuels served as a Senior Policy Advisor at the U.S. Department of the Treasury. Mr. Samuels holds a B.S. degree in Economics from the Wharton School of the University of Pennsylvania.

David Smith is a Managing Director at MAK Capital, a financial investment advisory firm based in New York, New York that he joined in 2008. Since 2010 Mr. Smith has sat on the Champion board. In that capacity he has gained a considerable understanding of the company’s operations and has developed a significant knowledge of the broader modular and manufactured housing industry. Mr. Smith has held professional positions in the financial services industry for over thirty years, and has previously worked with JP Morgan (Chase), Mellon Bank and Hambletonian Partners LP. Mr. Smith holds a B.S. degree in economics from the Wharton School of the University of Pennsylvania and an M.B.A. from Columbia University.

Michael Treisman is a deputy general counsel at Bain Capital Credit, LP and has served in such capacity since September 2015. Prior to joining Bain Capital Credit, LP, Mr. Treisman served as general counsel of Tiger Management L.L.C. Mr. Treisman holds a B.A. in English from the University of Pennsylvania and a J.D. from Duke University School of Law.

Family Relationships

There are no family relationships among any of the proposed combined company directors and executive officers. There are no arrangements or understandings with another person under which the directors and executive officers of the combined company was or is to be selected as a director or executive officer, other than as set forth in the Exchange Agreement, as described in this proxy statement. Additionally, no director or executive officer of the combined company is involved in legal proceedings which require disclosure under Item 401 of Regulation S-K.

Director Independence

Section 803 of the NYSE American Company Guide and Section 303A.01 of the NYSE Listed Company Manual each require a majority of a listed company’s board of directors to be comprised of independent directors. In addition, both the NYSE American Company Guide and NYSE Listed Company Manual require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent under the Exchange Act. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Section 803A.(2) of the NYSE American Company Guide and Section 303A.02 of the NYSE Listed Company Manual, a director will only qualify as an “independent director” if, Skyline’s Board affirmatively determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Notwithstanding the foregoing, following the completion of the Exchange, Champion Holdings will control a majority of the voting power of the combined company’s common stock and, as such, the combined company would be a “controlled company” within the meaning of the NYSE American Company Guide and NYSE Listed Company Manual. If, whether under the terms of the Exchange Agreement or otherwise, the Exchange Shares are issued to the members of Champion Holdings, then Champion Holdings expects and intends that certain of its members will be considered a “group” for purposes of the NYSE American Company Guide and NYSE Listed Company Manual corporate governance requirements, and under such circumstances Champion Holdings expects and intends that the combined company would likewise be considered a “controlled company” under the NYSE American Company Guide and NYSE Listed Company Manual. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that such company (i) have a board of directors that is composed of a majority of “independent directors,” as defined in the NYSE American Company Guide and NYSE Listed Company Manual, (ii) have a compensation committee that is composed entirely of independent directors, and (iii) have a nominating and corporate governance committee that is composed entirely of independent directors. Skyline and Champion Holdings currently intend that the combined company will rely on all of these exemptions for so long as the combined company is a “controlled company.”

Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, it is expected that each of the following directors of the combined company will be an “independent director” as defined under Section 803 of the NYSE American Company Guide and Section 303A.01 of the NYSE Listed Company Manual following the consummation of the Exchange: Timothy Bernlohr, John C. Firth, and Gary E. Robinette.

Executive and Director Compensation

During each of the past three fiscal years, none of the Surviving Corporation Executive Officers or Champion Holdings appointees to the combined company board of directors provided services to, or received compensation from or on behalf of, Skyline, or any of its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Skyline files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can find, copy, and inspect information Skyline files at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review Skyline’s electronically filed reports and proxy statements on the SEC’s website at http://www.sec.gov or on Skyline’s website at http://www.skylinecorp.com. Information included on Skyline’s website is not a part of this proxy statement. Shares of Skyline Common Stock are listed on the NYSE American under the symbol “SKY.”

You should rely only on the information contained in this proxy statement or on information to which Skyline has referred you. Skyline has not authorized anyone else to provide you with any information. Skyline provided the information concerning Skyline, and Champion Holdings provided the information concerning Champion Holdings and the Champion Companies, appearing in this proxy statement.

HOUSEHOLDING

Shareholders residing in the same household who hold their Skyline stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker unless Skyline has received contrary instructions from one or more of the shareholders. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the shareholders within the household. Skyline will promptly deliver a separate copy of the proxy materials to such shareholders if you make a written or oral request to our corporate secretary at P.O. Box 743, 2520 By-Pass Road, Elkhart, Indiana 46515, or by calling (574) 294-6521.

If you have more questions about this proxy statement, the Exchange, or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor at:

Georgeson Inc.

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders Call Toll-Free: (866) 391-7007

If you hold your Skyline shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

FUTURE SHAREHOLDER PROPOSALS

Skyline currently plans to delay its 2018 annual shareholders’ meeting and only hold an annual meeting in 2018 as Skyline if the Exchange is not completed. If the Exchange is completed, the combined company will distribute information regarding an annual meeting in 2018. You may submit proposals for consideration at the 2018 annual shareholders meeting, in the event Skyline holds a 2018 annual meeting. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. To be considered for inclusion in the proxy statement for the 2018 annual meeting, shareholder proposals must be received at Skyline’s principal executive offices not earlier than the close of business on June 1, 2018, nor later than the close of business on July 1, 2018. If a shareholder wishes to submit a proposal for consideration at the 2018 annual meeting of shareholders, or if a shareholder wishes to recommend a candidate for election to the board, Skyline’s By-Laws require the shareholder to provide Skyline with written notice of such proposal or recommendation no less than 90 days, nor more than 120 days, in advance of the first anniversary of the 2017 Annual Meeting (in the event that the date of the 2018 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 30 days from such anniversary date, the shareholder must provide Skyline with written notice of such proposal or recommendation no less than 90 days, nor more than 120 days, in advance of the meeting or, if later, the 10th day following the first public announcement of the date of the 2018 annual meeting). Shareholder proposals should be addressed to the Corporate Secretary of Skyline, c/o Skyline Corporation, P.O. Box 743, 2520 By-Pass Road, Elkhart, Indiana 46515. Skyline reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

In addition, any shareholder proposal intended to be included in the proxy statement for Skyline’s next annual shareholders’ meeting must also satisfy the SEC regulations under Rule 14a-8 of the Exchange Act, and be received not later than April 24, 2018. Under Rule 14a-8, Skyline is not required to include shareholder proposals in the proxy materials unless this condition is satisfied. Accordingly, any notice of shareholder proposals received after this date will be considered untimely. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before Skyline begins to print and send proxy materials. If that happens, Skyline will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC. Nothing in this paragraph shall be deemed to require Skyline to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows Skyline to “incorporate by reference” the information filed by Skyline with the SEC, which means that Skyline can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement.

Skyline incorporates by reference the following documents and information that it has filed previously with the SEC (excluding any Form 8-K reports that have not been “filed” but instead have been “furnished” to the SEC):

•	Skyline’s Annual Reports on Form 10-K for the years ended May 31, 2017 and May 31, 2016;

•	Skyline’s Quarterly Reports on Form 10-Q for the quarters ended September 3 and December 3, 2017;

•	Skyline’s Current Reports on Form 8-K filed on June 14, July 18, July 27, August 11 (except for the information furnished under Item 2.02 thereof), and October 3, 2017, and January 5, January 24, January 25, and January 29, 2018;

•	The description of Skyline’s Common Stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on August 30, 2013, including any amendment or report filed with the SEC for the purpose of updating such description.

Skyline is also incorporating by reference additional documents that it files with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this proxy statement and the date of the Special Meeting. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information Skyline discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that Skyline may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this proxy statement.

These documents may be obtained as explained above, or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing or calling Skyline at the following address or telephone number or via the Internet at:

Skyline Corporation

Attn: Corporate Secretary

P.O. Box 743, 2520 By-Pass Road

Elkhart, Indiana 46515

Phone: (574) 294-6521

www.skylinecorp.com

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

All information regarding Skyline in this proxy statement has been provided by Skyline, and all information regarding Champion Holdings and the Champion Companies in this proxy statement has been provided by Champion Holdings. Skyline is not responsible for, and can provide no assurances as to the reliability of, any information other than the information contained or incorporated by reference in this proxy statement.

CHAMPION ENTERPRISES HOLDINGS, LLC AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Auditors	F-2

Consolidated Balance Sheets as of December 30, 2017 (unaudited), April 1, 2017, and April 2, 2016	F-3

Consolidated Statements of Operations for the Nine Months Ended December 30, 2017 (unaudited) and December 31, 2016 (unaudited), and for the Years Ended April 1, 2017, April 2, 2016, and March 28, 2015

F-4

Consolidated Statements of Comprehensive Income (Loss) for the Nine Months Ended December 30, 2017 (unaudited) and December 31, 2016 (unaudited), and for the Years Ended April 1, 2017, April 2, 2016, and March 28, 2015

F-5

Consolidated Statements of Cash Flows for the Nine Months Ended December 30, 2017 (unaudited) and December 31, 2016 (unaudited), and for the Years Ended April 1, 2017, April 2, 2016, and March 28, 2015

F-6

Consolidated Statements of Changes in Members’ Equity for the Nine Months Ended December 30, 2017 (unaudited) and December 31, 2016 (unaudited), and for the Years Ended April 1, 2017, April 2, 2016, and March 28, 2015

F-7

Notes to Consolidated Financial Statements	F-8

Report of Independent Auditors

The Board of Directors and Shareholders

Champion Enterprises Holdings, LLC and Subsidiaries

We have audited the accompanying consolidated financial statements of Champion Enterprises Holdings, LLC and Subsidiaries, which comprise the consolidated balance sheets as of April 1, 2017 and April 2, 2016, the related consolidated statements of operations, comprehensive income (loss), changes in members’ equity and cash flows for each of the fiscal years ended April 1, 2017, April 2, 2016, and March 28, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Champion Enterprises Holdings, LLC and Subsidiaries at April 1, 2017 and April 2, 2016, and the consolidated results of their operations and their cash flows for the fiscal years then ended April 1, 2017, April 2, 2016, and March 28, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Detroit, Michigan

June 19, 2017

Champion Enterprises Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	December 30,	April 1,	April 2,
	2017	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$78,906	$81,012	$63,182
Restricted cash	-	-	1,010
Trade accounts receivable, net	58,675	29,360	19,562
Inventories	84,894	74,182	57,581
Assets held for sale	-	-	16,634
Other current assets	9,046	8,087	4,840

Total current assets	231,521	192,641	162,809

Property, plant and equipment:
Land and improvements	21,993	21,010	18,026
Buildings and improvements	57,003	54,260	48,380
Machinery and equipment	30,659	28,082	23,220
Construction in progress	2,586	593	272

	112,241	103,945	89,898
Less accumulated depreciation	43,291	37,368	30,983

Total property, plant and equipment, net	68,950	66,577	58,915

Restricted cash	22,841	21,680	20,670
Goodwill	3,179	3,179	2,730
Amortizable intangible assets, net	1,671	2,013	1,758
Deferred tax assets	28,928	39,517	13,295
Other noncurrent assets	2,508	2,414	736

Total assets	$359,598	$328,021	$260,913

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Floor plan payable	$24,004	$17,814	$12,029
Short-term portion of debt	406	418	437
Accounts payable	26,269	29,029	21,266
Customer deposits and receipts in excess of revenues	19,555	14,991	8,347
Accrued volume rebates	16,787	14,784	13,450
Accrued warranty obligations	12,409	11,934	10,999
Accrued compensation and payroll taxes	18,479	21,724	15,859
Liabilities held for sale	-	-	11,070
Other current liabilities	22,142	17,947	14,769

Total current liabilities	140,051	128,641	108,226

Long-term liabilities:
Long-term debt	59,027	59,331	59,749
Deferred tax liabilities	-	-	206
Other	3,168	3,160	2,916

Total long-term liabilities	62,195	62,491	62,871

Contingent liabilities (Note 8)

Members’ equity:
Contributed capital	140,772	140,322	139,714
Retained earnings (accumulated deficit)	24,778	6,714	(45,196)
Accumulated other comprehensive loss	(8,198)	(10,147)	(4,702)

Total Champion members’ equity	157,352	136,889	89,816
Noncontrolling interest	-	-	-

Total members’ equity	157,352	136,889	89,816

Total liabilities and members’ equity	$359,598	$328,021	$260,913

See accompanying Notes to Consolidated Financial Statements.

Champion Enterprises Holdings, LLC and Subsidiaries

Consolidated Statements of Operations

(dollars in thousands)

	Nine Months Ended		Year Ended
	December 30,	December 31,	April 1,	April 2,	March 28,
	2017	2016	2017	2016	2015
	(unaudited)	(unaudited)

Net sales	$798,443	$615,926	$861,319	$751,703	$737,230

Cost of sales	664,824	515,035	717,364	638,571	649,798

Gross profit	133,619	100,891	143,955	113,132	87,432

Selling, general and administrative expenses	88,214	74,453	105,175	92,394	85,566
Restructuring charges	-	-	-	-	1,713
Foreign currency transaction (gains) losses	(1,140)	3,941	3,688	3,173	11,309
Amortization of intangible assets	365	305	442	407	444

Operating income (loss)	46,180	22,192	34,650	17,158	(11,600)

Interest expense	3,783	3,465	4,646	3,976	3,747
Interest income	(619)	(257)	(382)	(318)	(899)
Other expense (income)	2,863	1,636	2,380	632	(2,740)

Income (loss) from continuing operations before income taxes	40,153	17,348	28,006	12,868	(11,708)

Income tax expense (benefit)	22,089	2,409	(23,321)	2,640	5,018

Net income (loss) from continuing operations	18,064	14,939	51,327	10,228	(16,726)
(Loss) gain from discontinued operations	-	(3,781)	583	(10,248)	(641)

Net income (loss)	$18,064	$11,158	$51,910	$(20)	$(17,367)

Net income (loss) attributable to:
Champion members	$18,064	$11,158	$51,910	$51	$(17,073)
Noncontrolling interest	-	-	-	(71)	(294)

See accompanying Notes to Consolidated Financial Statements.

Champion Enterprises Holdings, LLC and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(dollars in thousands)

	Nine Months Ended		Year Ended
	December 30,	December 31,	April 1,	April 2,	March 28,
	2017	2016	2017	2016	2015
	(unaudited)	(unaudited)
Net income (loss)	$18,064	$11,158	$51,910	$(20)	$(17,367)

Other comprehensive income (loss):
Foreign currency translation gains	1,949	2,569	2,117	531	996
Pension actuarial gain (loss)	-	-	-	103	(278)
Amounts reclassified from accumulated other comprehensive income to discontinued U.K. operations:
Foreign currency translation adjustments	-	-	(7,776)	-	-
Pension actuarial loss	-	-	214	-	-

Total other comprehensive income (loss)	1,949	2,569	(5,445)	634	718

Total comprehensive income (loss)	$20,013	$13,727	$46,465	$614	$(16,649)

Total comprehensive income (loss) attributable to:
Champion members	$20,013	$13,727	$46,465	$685	$(16,355)
Noncontrolling interest	-	-	-	(71)	(294)

See accompanying Notes to Consolidated Financial Statements.

Champion Enterprises Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(dollars in thousands)

	Nine Months Ended		Year Ended
	December 30,	December 31,	April 1,	April 2,	March 28,
	2017	2016	2017	2016	2015
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	$18,064	$11,158	$51,910	$(20)	$(17,367)
Loss (gain) from discontinued operations	-	3,781	(583)	10,248	641

Adjustments to reconcile net income (loss) to net cash
(used in) provided by operating activities:
Depreciation and amortization	6,126	5,018	7,245	6,258	6,953
Equity-based compensation	450	450	608	516	480
Deferred taxes	11,335	364	(26,707)	(150)	101
Gain on disposal of property, plant and equipment	(1)	(960)	(985)	(109)	(297)
Gain on disposal of unconsolidated affiliate	-	-	-	-	(199)
Foreign currency transaction (gains) losses	(1,140)	3,941	3,688	3,173	11,309
Lower of cost or market adjustment of development inventory	-	-	-	3,000	4,993
Increase/decrease in:
Accounts receivable	(29,867)	(14,689)	(9,774)	2,955	2,006
Floor plan receivables	3,059	(2,319)	(3,100)	193	582
Inventories	(10,113)	(17,953)	(13,559)	2,631	681
Other assets	(3,210)	(2,410)	(257)	3,369	(2,456)
Accounts payable	(2,871)	7,098	7,789	1,374	(1,282)
Accrued expenses and other liabilities	7,452	6,492	17,955	3,760	7,434
Other	45	45	59	60	16

Net cash (used in) provided by operating activities - continuing operations	(671)	16	34,289	37,258	13,595
Net cash (used in) provided by operating activities - discontinued operations	-	(997)	(830)	(16,339)	2,049

Net cash (used in) provided by operating activities	(671)	(981)	33,459	20,919	15,644

Cash flows from investing activities
Additions to property, plant and equipment	(7,867)	(5,356)	(6,955)	(3,712)	(3,882)
Business acquisitions	-	(14,699)	(14,705)	(437)	-
Proceeds from disposal of property, plant and equipment	424	5,025	5,053	148	3,587
Increase in note receivable	(167)	(1,000)	(1,000)	-	-
(Investment in) distributions from unconsolidated affiliates	-	(7)	(17)	-	200

Net cash used in investing activities - continuing operations	(7,610)	(16,037)	(17,624)	(4,001)	(95)
Net cash provided by (used in) investing activities - discontinued operations	-	7	(1,113)	(518)	(245)

Net cash used in investing activities	(7,610)	(16,030)	(18,737)	(4,519)	(340)

Cash flows from financing activities
Proceeds from synthetic deposit exchange	-	-	-	-	11,916
Changes in floor plan financing, net	6,190	5,214	4,131	8,510	1,844
Payments on debt	(317)	(328)	(437)	(10,027)	(14,441)
Payments for deferred financing fees	(93)	-	-	-	(297)
Increase in restricted cash	(1,162)	-	-	(1,238)	(20,432)
Members’ capital repurchases	-	-	-	(5,869)	(1,135)

Net cash provided by (used in) financing activities - continuing operations	4,618	4,886	3,694	(8,624)	(22,545)

Effect of exchange rate changes on cash and cash equivalents	1,557	(845)	(586)	(1,377)	(6,078)

Net (decrease) increase in cash and cash equivalents	(2,106)	(12,970)	17,830	6,399	(13,319)
Cash and cash equivalents at beginning of period	81,012	63,182	63,182	56,783	70,102

Cash and cash equivalents at end of period	$78,906	$50,212	$81,012	$63,182	$56,783

Additional cash flow information
Cash paid for interest	$2,773	$2,624	$3,431	$3,722	$3,487
Cash paid for income taxes	$10,472	$2,445	$3,306	$3,395	$2,868

See accompanying Notes to Consolidated Financial Statements.

Champion Enterprises Holdings, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity

(dollars in thousands)

	Contributed Capital		Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total
	Class A Units	Class C Units
Balance at March 30, 2014	$143,033	$2,690	$(28,174)	$(6,054)	$365	$111,860
Members’ capital repurchases	(865)	(270)	-	-	-	(1,135)
Net loss	-	-	(17,073)	-	(294)	(17,367)
Equity-based compensation	-	480	-	-	-	480
Foreign currency translation adjustments	-	-	-	996	-	996
Pension actuarial loss, net of income tax benefit of $70	-	-	-	(278)	-	(278)

Balance at March 28, 2015	$142,168	$2,900	$(45,247)	$(5,336)	$71	$94,556
Members’ capital repurchases	(5,869)	-	-	-	-	(5,869)
Net loss	-	-	51	-	(71)	(20)
Equity-based compensation	-	515	-	-	-	515
Foreign currency translation adjustments	-	-	-	531	-	531
Pension actuarial gain, net of income tax expense of $-	-	-	-	103	-	103

Balance at April 2, 2016	$136,299	$3,415	$(45,196)	$(4,702)	$-	$89,816
Net income	-	-	51,910	-	-	51,910
Equity-based compensation	-	608	-	-	-	608
Foreign currency translation adjustments	-	-	-	2,117	-	2,117
Amounts reclassified from accumulated other comprehensive income to discontinued U.K. operations:
Foreign currency translation adjustments	-	-	-	(7,776)	-	(7,776)
Pension actuarial loss	-	-	-	214	-	214

Balance at April 1, 2017	$136,299	$4,023	$6,714	$(10,147)	$-	$136,889
Net income (unaudited)	-	-	18,064	-	-	18,064
Equity-based compensation (unaudited)	-	450	-	-	-	450
Foreign currency translation adjustments (unaudited)	-	-	-	1,949	-	1,949

Balance at December 30, 2017 (unaudited)	$136,299	$4,473	$24,778	$(8,198)	$-	$157,352

Components of accumulated other comprehensive loss consisted of the following:
	December 30, 2017	April 1, 2017	April 2, 2016
	(unaudited)
Foreign currency translation adjustments	$(8,198)	$(10,147)	$(4,488)
Pension actuarial loss, net of income taxes	-	-	(214)

	$(8,198)	$(10,147)	$(4,702)

See accompanying Notes to Consolidated Financial Statements.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Background and Nature of Operations

The accompanying consolidated financial statements include the accounts of Champion Enterprises Holdings, LLC, its wholly owned subsidiaries (“Champion”) and a variable interest entity in which Champion is deemed to be the primary beneficiary (collectively “CEH” or the “Company”).

Background

The Company was formed on January 20, 2010, as a Delaware limited liability company. The rights, powers, duties, obligations and liabilities of the Company’s members are determined pursuant to the Delaware Limited Liability Company Act and the Company’s Amended and Restated Limited Liability Company Agreement.

Nature of Operations

The Company’s operations consist of manufacturing, retail and transportation activities. At December 30, 2017, the Company operated 23 manufacturing facilities throughout the United States (“U.S.”) and five manufacturing facilities in Western Canada that primarily construct factory-built, timber-framed manufactured and modular houses that are sold primarily to independent retailers and builders/developers. The Company’s retail operations consist of 21 sales centers that sell manufactured houses to consumers primarily in the Southern U.S. The Company’s transportation business primarily engages independent owners/drivers to transport recreational vehicles throughout the U.S. and Canada and manufactured houses in certain regions of the U.S. The Company also has holding companies located in the Netherlands.

Disposition

The Company completed the sale of its operations in the United Kingdom (“Champion U.K.”) on January 20, 2017. During fiscal 2016, the Company committed to a plan to dispose of those operations and, as a result, classified the Champion U.K. assets and liabilities as held for sale. The results of the Champion U.K. operations have been presented as discontinued operations through the date of sale in the accompanying consolidated financial statements. For additional information, see Note 3, Discontinued Operations.

Acquisitions

On April 11, 2017, the Company completed the purchase of a manufactured housing plant in Mansfield, Texas, from Skyline Corporation (“Skyline”) for cash consideration of $2.2 million (unaudited). The purchase included the land, building and equipment previously used by Skyline to build manufactured homes. The purchase will enable the Company to expand its manufacturing capacity in Texas.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Background and Nature of Operations (continued)

On September 29, 2016, the Company, through a series of transactions, completed the purchase of the assets of Innovative Building Systems, LLC and Subsidiaries (“IBS”) for cash consideration of $14.3 million. IBS operated five modular manufacturing facilities and two retail sales centers in the Northeast and Midwest. Prior to the acquisition, IBS filed for Chapter 7 bankruptcy protection with the United States Bankruptcy Court (“Bankruptcy Court”) and ceased operations. As a result, the purchase of the business was facilitated by a Sec. 363 sale with the Bankruptcy Court. Significant acquired assets included inventory of $1.5 million, land and four manufacturing facilities of $10.2 million, machinery and equipment of $1.5 million and tradename intangibles of $0.7 million. The Company also assumed the lease of a fifth manufacturing facility. There were no additional liabilities assumed in the transaction. The Company recognized goodwill of $0.1 million related to this acquisition. During January 2017, the Company began operations at one of the acquired facilities.

The Company incurred $1.7 million of fees and expenses related to the purchase of IBS, including legal, advisory and environmental inspection fees, inclusive of a $0.7 million loss on the acquisition of debt acquired from the IBS secured creditors that was settled by proceeds from the bankruptcy sale. Those expenses are included in other expense in the accompanying consolidated financial statements.

On January 29, 2016, the Company purchased substantially all of the assets and business of Gideon Housing, LLC (“Gideon”), for cash consideration of approximately $0.4 million. At the date of acquisition, Gideon operated three retail sales centers in Louisiana, Georgia and Florida, which enabled the Company to expand its retail presence in the Southern and Southeastern U.S. The purchase included $1.7 million of manufactured homes and $1.7 million of assumed floor plan payables. The Company recognized goodwill of $0.4 million related to this acquisition.

On April 4, 2016, the Company purchased substantially all of the assets and business of Skyco, LLC, for cash consideration of $0.3 million. On July 28, 2016, the Company purchased substantially all of the assets and business of MLK of Panama City, Inc., for cash consideration of $0.1 million. Combined, the acquired entities operated three retail sales centers in Florida and Louisiana, allowing the Company to further expand its retail presence in those areas. The purchases included $2.1 million of new manufactured homes, $1.9 million of assumed floor plan payables and $0.2 million of other net liabilities. The Company recognized goodwill of $0.4 million from these acquisitions.

The results of operations of the acquired entities are included in the accompanying consolidated financial statements since the date of acquisition.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies

Year-End

The Company’s fiscal year is a 52- or 53-week period that ends on the Saturday nearest March 31. Fiscal 2017 includes the 52 weeks ended April 1, 2017, fiscal 2016 includes the 53 weeks ended April 2, 2016 and fiscal 2015 includes the 52 weeks ended March 28, 2015. The nine months ended December 30, 2017 and December 31, 2016 each consisted of 39 weeks.

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Variable Interest Entities

The Company analyzes its investments to determine whether they are variable interest entities (“VIEs”) and, if so, whether the Company is the primary beneficiary. If the Company is determined to be the primary beneficiary of a VIE, it must consolidate the VIE. A VIE is an entity with an insufficient equity investment or in which the equity investors lack some of the characteristics of a controlling financial interest. In determining whether it is the primary beneficiary, the Company considers, among other things, whether it has the power to direct the activities of the VIE that most significantly impact the entity’s economic performance, including, but not limited to, determining or limiting the scope or purpose of the VIE, selling or transferring property owned or controlled by the VIE, or arranging financing for the VIE. The Company also considers whether it has the obligation to absorb losses of, or the right to receive benefits from, the VIE.

The Company has a 90% equity interest in an entity formed in March 2012 to acquire and develop land into a subdivision of modular homes to be sold to homebuyers. The Company is responsible for the development of the subdivision and marketing the lots for sale, and to provide, install and set up modular homes on the lots. The Company has determined it is the primary beneficiary of this VIE and has therefore consolidated it in the accompanying consolidated financial statements. At December 30, 2017, the VIE was primarily comprised of development inventory of $1.9 million (unaudited), debt payable to the Company of $2.3 million (unaudited) and an equity deficit of $0.6 million (unaudited). At April 1, 2017, the VIE was primarily comprised of development inventory of $1.5 million, debt payable to the Company of $2.1 million and an equity deficit of $0.6 million. At April 2, 2016, the VIE was primarily comprised of development inventory of $1.0 million, debt payable to the Company of $1.3 million, accounts payable of $0.3 million and an equity deficit of $0.6 million. After considering the effect of eliminating the intercompany activity, the net

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

investment in development inventory was $1.4 million (unaudited), $1.2 million and $1.0 million at December 30, 2017, April 1, 2017 and April 2, 2016, respectively.

Noncontrolling Interest

The amounts reflected in the accompanying consolidated financial statements under “Noncontrolling interest” represent the equity interest and results of operations attributable to the minority partner in the VIE discussed above.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made in preparing the accompanying consolidated financial statements include, but are not limited to, reserves for obsolete inventory, accrued warranty costs, depreciable lives of property and equipment, long-lived asset and intangible asset impairment analyses, insurance reserves, legal reserves, repurchase reserves, share-based compensation and deferred tax valuation allowances. Actual results could differ from those estimates, making it reasonably possible that a change in these estimates could occur within one year.

Revenue Recognition and Repurchase Agreements

For manufacturing shipments to independent retailers and builders/developers, sales revenue is generally recognized when wholesale floor plan financing or retailer credit approval has been received, the home is shipped, and title is transferred. As is customary in the factory-built housing industry, a significant portion of the Company’s manufacturing sales to independent retailers are financed under floor plan agreements with financing companies (“lenders”). Payment for floor plan sales is generally received 5 to 15 business days from the date of invoice.

In connection with the floor plan programs, the Company generally has separate agreements with the lenders that require the Company to repurchase homes upon default by the retailer and repossession of the homes by the lender. These repurchase agreements are applicable for various periods of time, generally up to 24 months after the sale of the home to the retailer. However, certain homes are subject to repurchase until the home is sold by the retailer. The repurchase price is generally equal to the lesser of (i) the unpaid balance of the floor plan loans or (ii) the original loan amount less any contractual installment payments made prior to the repurchase, plus certain administrative costs incurred by the lender to repossess the homes,

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

less the cost of any damage, missing parts or accessories, which are the responsibility of the lender. The Company accrues estimated losses for these repurchase obligations at the time the home is sold. For additional information, see Note 8, Commitments, Contingencies and Concentrations.

For retail sales to consumers from Company-owned retail sales centers, sales revenue is recognized when the home has been delivered, set up and accepted by the consumer; title has transferred; and either funds have been received from the finance company or directly from the home buyer, depending on the nature of the transaction.

Revenue for the Company’s transportation operations, which approximated 10% of total net sales during fiscal 2017, is recognized when a shipment has been delivered to its final destination.

The Company recognizes revenue and related cost of sales for long-term construction contracts under the percentage-of-completion method. Management estimates the stage of completion on each construction project based on contract milestones and costs incurred. Billed and unbilled revenue on long-term construction contracts is included in trade accounts receivable in the accompanying consolidated balance sheets. The company recognized approximately 2% (unaudited) of its net sales under the percentage-of-completion method during both the nine months ended December 30, 2017 and December 31, 2016. The Company recognized approximately 2%, 1% and 2% of net sales under the percentage-of-completion method during fiscal 2017, 2016 and 2015, respectively.

Sales revenue is reported net of applicable sales tax.

Cost of Sales

Cost of sales includes manufacturing costs such as (i) materials, (ii) compensation and employee benefits for direct and indirect labor, (iii) fixed and variable manufacturing overhead costs, (iv) warranty costs, (v) inbound delivery costs and (vi) depreciation of buildings and equipment. Manufacturing overhead costs include costs such as (i) utilities, (ii) workers’ compensation and product liability self-insurance, (iii) real and personal property taxes on buildings and equipment, (iv) manufacturing supplies, (v) repairs and maintenance and (vi) rents and leases for buildings and equipment. Cost of sales also includes certain post-manufacturing costs, to the extent such costs are the Company’s responsibility. Post-manufacturing costs may include delivery and setup, foundations, craning, roofing, exterior cladding, interior finishing, utility connections and other miscellaneous site costs. Generally, subcontractors are engaged to perform post-manufacturing activities.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include costs such as (i) salaries, wages, incentives and employee benefits for executive, management, sales, engineering, accounting,

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

information technology (“IT”) and administrative employees; (ii) sales commissions; (iii) marketing and advertising costs; (iv) legal and professional fees; (v) depreciation, rents and leases for administrative facilities, office equipment, IT equipment and computer software; and (vi) postage, office supplies, travel and telephone expenses.

Advertising Costs and Delivery Costs and Revenue

Advertising costs are expensed as incurred and are included in selling, general and administrative expenses. Total advertising expense was $0.8 million (unaudited) and $0.7 million (unaudited) for the nine months ended December 30, 2017 and December 31, 2016, respectively. Total advertising expense was $1.0 million, $0.7 million and $0.8 million for fiscal 2017, 2016 and 2015, respectively. Delivery costs are included in cost of sales, and delivery revenue is included in net sales.

Restructuring Charges

Restructuring charges are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 420, Exit or Disposal Cost Obligations. During fiscal 2015, the Company incurred restructuring charges of $1.7 million. The charges consisted of severance and termination benefits related to an organizational reporting structure change and workforce downsizing. In addition to incurring the restructuring amounts, the Company recorded inventory write-downs of $0.1 million in fiscal 2015 related to a previously closed manufacturing facility. The inventory write-downs were included in cost of sales in the accompanying consolidated statements of operations. There were no payments expected for the restructuring actions after December 30, 2017. Restructuring charges during the other periods presented were not significant.

Foreign Currency

The Company has intercompany loans between its U.S. and foreign subsidiaries for long-term and short-term financing purposes. The foreign exchange impact on these transactions is reported in the consolidated statements of operations under foreign currency transaction gains and losses. The financial statement impact is based on fluctuations in the relative exchange rates between the U.S. dollar, Canadian dollar and British pound.

Translation adjustments of the Company’s international subsidiaries for which the local currency is the functional currency are reflected in the accompanying consolidated balance sheets as a component of accumulated other comprehensive income or loss.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

Cash and cash equivalents include investments that have original maturities of less than 90 days at the time of their purchase. These investments are carried at cost, which approximates market value because of their short maturities.

Restricted Cash

Restricted cash primarily represents collateral for letters of credit issued to support industrial revenue bonds, repurchase obligations, self-insurance programs and bonding facilities.

Trade Accounts Receivable

The Company extends credit terms on a customer-by-customer basis in the normal course of business, as such, trade accounts receivable are subject to customary credit risk. The Company provides for reserves against trade accounts receivable for estimated losses that may result from customers’ inability to pay. As of December 30, 2017, the Company had an allowance for doubtful accounts of $0.3 million (unaudited). As of April 1, 2017 and April 2, 2016, the Company had an allowance for doubtful accounts of $0.9 million and $0.8 million, respectively.

Inventories

Inventories are stated at the lower of cost or market, with cost determined under the first-in, first-out method for raw materials and the specific identification method for work-in-process, finished goods and other inventory. Capitalized manufacturing costs include the cost of materials, labor and manufacturing overhead. Retail inventories of new manufactured homes built by the Company are valued at manufacturing cost, including materials, labor and manufacturing overhead, or net purchase price if acquired from unaffiliated third parties.

Inventories also include the Company’s investment in the community development owned by the consolidated VIE, net of applicable impairments. These costs include land acquisition and development expenditures, as well as interest, real estate taxes and direct overhead costs related to development and construction. These costs are capitalized to inventory during the period beginning with the commencement of development and ending with the completion of construction.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is provided principally on the straight-line method, generally over the following estimated useful lives: land improvements –

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

3 to 10 years; buildings and improvements – 8 to 25 years; and machinery and equipment – 3 to 8 years. Depreciation expense, including depreciation of assets under capital lease, was $5.8 million (unaudited) and $4.7 million (unaudited) for the nine months ended December 30, 2017 and December 31, 2016, respectively. Depreciation expense, including depreciation of assets under capital lease, was $6.8 million, $5.9 million and $6.5 million for fiscal 2017, 2016 and 2015, respectively.

At December 30, 2017, the Company had six idle manufacturing facilities and two idle retail sales centers with a net book value of $10.5 million (unaudited). Two of the manufacturing facilities and one of the retail sales centers with a combined net book value of $1.8 million (unaudited), were permanently closed and generally available for sale. However, they are accounted for as long-lived assets to be held and used due to the uncertainty of completing a disposal within one year. The Company’s other idle facilities are accounted for as long-lived assets to be held and used. During fiscal 2017, the Company acquired three idle manufacturing facilities and two idle retail sales centers, with a combined book value of $8.6 million, as part of the acquisition of IBS. During fiscal 2017, the Company sold four previously idled manufacturing facilities for net proceeds of $5.0 million. The Company recognized a net gain on the sale of $0.9 million.

It is the Company’s policy to evaluate the recoverability of property, plant and equipment whenever events and changes in circumstances indicate that the carrying amount of assets may not be recoverable, primarily based on estimated selling price, appraised value or projected undiscounted future cash flows in accordance with ASC 360, Property, Plant, and Equipment.

Goodwill

The Company had goodwill of $3.2 million (unaudited) as of December 30, 2017. The Company had goodwill of $3.2 million and $2.7 million as of April 1, 2017 and April 2, 2016, respectively. The increase in goodwill during fiscal and 2017 and 2016 was a result of the acquisitions discussed in Note 1, Background and Nature of Operations. Goodwill was primarily related to the Company’s North American reporting unit. The Company tests goodwill for impairment in accordance with ASC 350, Intangibles – Goodwill and Other. The Company evaluates qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If the qualitative factors indicate impairment is more likely than not, the Company then performs a two-step test to determine if the fair value of the reporting unit is less than the carrying value. When estimating fair value, the Company calculates the present value of future cash flows based on forecasted sales volumes, current industry and economic conditions, historical results and inflation. The Company also uses market value information, where available, to evaluate fair value. The Company’s qualitative evaluation, during the fourth quarters of fiscal 2017 and

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

2016, indicated that goodwill was not likely impaired, and therefore, the two-step test was not necessary.

Amortizable Intangible Assets

Amortizable intangible assets consist primarily of customer relationships and trade names for the Company’s U.S. and Canadian operations. At the time acquired, trade names were valued based on the relief from royalty method, and customer relationships were valued based on the excess earnings method. Amortization is provided over the useful lives of the intangible assets, generally four to ten years, using the straight-line method. Amortization expense totaled $0.4 million (unaudited) and $0.3 million (unaudited) for the nine months ended December 30, 2017 and December 31, 2016, respectively. Amortization expense totaled $0.4 million for each of the fiscal years 2017, 2016 and 2015. The recoverability of amortizable intangible assets is evaluated whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recovered, primarily based on projected undiscounted future cash flows, in accordance with the recognition and measurement provisions of ASC 360.

Dealer Volume Rebates

The Company’s manufactured housing operations sponsor volume-based rebate programs under which sales to retailers and builders/developers can qualify for cash rebates. Rebates are generally based on the level of sales attained during a 12-month period and are accrued at the time of sale. Rebates are included as a reduction of net sales in the accompanying consolidated statements of operations.

Warranty Obligations

The Company’s manufactured housing operations generally provide each retail homebuyer or builder/developer with a 12-month warranty from the date of retail purchase. Estimated warranty costs are accrued as cost of sales at the time of sale. Warranty provisions and reserves are based on estimates of the amounts necessary to settle existing and future claims on homes sold as of the balance sheet date. Factors used to calculate the warranty obligation include the estimated number of homes still under warranty and the amount and timing of historical costs incurred to service homes.

Accrued Self-Insurance

The Company is self-insured for a significant portion of its general insurance, product liability, workers’ compensation, auto, health and property insurance. Insurance coverage is

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

maintained for catastrophic exposures and those risks required to be insured by law. Estimated self-insurance costs are accrued for all expected future expenditures for reported and unreported claims based on historical experience.

Other Income and Expense

During the nine months ended December 30, 2017, the Company incurred $2.8 million (unaudited) of legal, accounting and advisory expenses related to the merger with Skyline. See additional information on the merger in Note 15, Subsequent Events. During the nine months ended December 30, 2016, the Company incurred $1.0 million (unaudited) of expenses for the acquisition of IBS and $0.4 million (unaudited) for the disposition of Champion U.K. During fiscal 2017, the Company incurred expenses for the acquisition of IBS of $1.7 million and for the disposition of Champion U.K. of $0.4 million. During fiscal 2016, the Company recorded a charge of $0.5 million related to the deductible on an insured loss at one of its U.S. manufacturing facilities. During fiscal 2015, the Company recognized other income of $2.7 million, net of fees, for a contractual claim of the pre-bankruptcy entities’ U.S. income tax net operating loss carryback for specified liability losses.

Income Taxes

CEH is not subject to income taxes but is treated as a partnership for U.S. tax purposes, and therefore, its income or loss is passed through to its equity members. The Company’s U.S. and foreign subsidiaries are subject to income taxes in their respective tax jurisdictions.

Deferred tax assets and liabilities are determined based on temporary differences between the financial statement amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that some or all of the deferred tax assets will not be realized. During the fourth fiscal quarter of 2017, considering all available evidence, the Company concluded that it was more likely than not that its U.S. deferred tax assets would be realized. As a result, the valuation allowance that had previously been provided with respect to the net deferred tax assets in the U.S. was released. At December 30, 2017, the Company’s Netherlands deferred tax assets had a valuation allowance because their realizability was uncertain.

During the nine months ended December 30, 2017, the Company recorded an $8.4 million (unaudited) charge to reflect the estimate of the re-measurement of U.S. deferred income tax assets and liabilities at the new corporate income tax rate of 21%. Under the 2017 Tax Cuts and Jobs Act signed into law on December 22, 2017, the corporate rate was decreased from 35% to 21%. This amount is included in income tax expense in the accompanying consolidated statements of operations for the nine months ended December 30, 2017.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

In November 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The standard requires that deferred tax assets and liabilities be classified as noncurrent on the balance sheet rather than separately as current and noncurrent. ASU 2015-17 was effective for annual periods beginning after December 15, 2016, with early adoption permitted. The standard may be applied either retrospectively or on a prospective basis to all deferred tax assets and liabilities. The Company adopted ASU 2015-17 prospectively during fiscal 2016.

Equity-Based Compensation

The Company accounts for equity-based compensation in accordance with ASC 718, Compensation – Stock Compensation, under which the Company measures the cost of employee services received in exchange for an award of equity units based on the grant date fair value of the equity award. For awards with graded vesting, compensation cost is generally recognized on a straight-line basis over the period an employee is required to provide service in exchange for the award. For awards that vest only upon a qualifying event such as a change in control or an initial public offering, no compensation cost is recognized until the occurrence of the qualifying event.

Comprehensive Income and Loss

Components of comprehensive income and loss are changes in equity other than those resulting from investments by owners and distributions to owners. Net income or loss is the primary component of comprehensive income. The aggregate amount of such changes to equity that have not yet been recognized in net income or loss are reported in the equity section of the accompanying consolidated balance sheets as accumulated other comprehensive income or loss. During fiscal 2017, the Company reclassified $7.6 million of net accumulated other comprehensive income to net income, which is included in discontinued operations in the accompanying consolidated statements of operations. There were no amounts reclassified from accumulated other comprehensive income or loss during either of the nine months ended December 30, 2017 or December 31, 2016 (unaudited), or during either fiscal 2016 or 2015.

Fair Value

The Company estimates the fair value of its financial instruments in accordance with ASC 820, Fair Value Measurement, which establishes a fair value hierarchy and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. As such, the fair value of financial instruments is estimated using available market information and other valuation methods.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	- Fair value determined based on quoted prices in active markets for identical assets and liabilities.

Level 2	- Fair value determined using significant observable inputs, generally either quoted prices in active markets for similar assets or liabilities or quoted prices in markets that are not active.

Level 3	- Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows, or similar techniques.

The carrying value of the Company’s financial assets and liabilities approximates the book value.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. A lessee should recognize in the consolidated balance sheet a liability to make lease payments (the lease liability) and an asset representing its right to use the underlying asset for the lease term. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from previous requirements. This ASU is effective for fiscal years beginning after December 31, 2018, or the Company’s fiscal year commencing April 1, 2019. Modified retrospective application and early adoption is permitted. The Company is currently assessing the impact the adoption of this standard will have on its operations and its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance prescribes a single, common revenue standard that replaces most existing revenue recognition guidance in U.S. GAAP. The standard outlines a five-step model whereby revenue is recognized as performance obligations within a contract are satisfied. The standard also requires new, expanded disclosures regarding revenue recognition. Several ASUs have been issued since the issuance of ASU 2014-09. These ASUs, which modify certain sections of ASU 2014-09, are intended to promote a more consistent interpretation and application of the principles outlined in the standard. This guidance is effective for annual reporting periods beginning after December 15, 2017, or the Company’s fiscal year commencing April 1, 2018, and is to be applied retrospectively at the Company’s election

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

either to each prior reporting period presented or with the cumulative effect of application recognized at the date of initial application. The Company is currently assessing the impact the adoption of this standard will have on its operations and its consolidated financial statements.

Note 3. Discontinued Operations

During fiscal 2016, the Company shifted strategy to focus on growth of its North American manufacturing and retail operations. This decision, coupled with a continued decline in the U.K. operation’s revenue and operating results, competitive industry conditions, reduced margins and lower sales backlogs, drove the Company’s Board of Managers to approve a plan to exit the Company’s operations in the U.K. In March 2016, the Company initiated a plan to explore strategic alternatives for disposition of Champion U.K. and identify potential buyers. The Company believed a disposition within a 12-month period subsequent to April 2, 2016, was likely and therefore disclosed the Champion U.K. operations as discontinued and the associated assets and liabilities as held for sale in the accompanying consolidated financial statements.

As a result of the classification as held for sale during fiscal 2016, the Company performed an impairment analysis of the U.K. disposal group in order to determine the fair value of assets and liabilities. Fair value was determined, based on the income approach, using a discounted cash flow model less expected costs to sell. The cash flow model used management’s forecast of future operating results and long-term growth rates, discounted using a rate of 20%, which are inputs from Level 3 of the fair value hierarchy. As a result of that analysis, the Company determined the Champion U.K. net assets were not impaired.

On January 20, 2017, the Company completed the disposition of Champion U.K.. Champion U.K. consisted of five manufacturing facilities that primarily constructed steel-framed modular buildings for military accommodations, hotels, residential accommodations and health and educational units, among other applications. The Company retained no direct interest in Champion U.K.; however, it did receive contingent consideration that will become payable to the Company, subject to certain limitations, if Champion U.K. is subsequently sold by, or a dividend is paid to, the buyer. The Company has not recognized an asset related to the contingent consideration.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Discontinued Operations (continued)

The following is a reconciliation of the carrying amounts of major classes of assets and liabilities of discontinued operations classified as held for sale in the accompanying consolidated balance sheets (dollars in thousands):

April 2, 2016
Carrying amounts of assets of disposal group not included as part of discontinued operations
Cash and cash equivalents	$2,082
Carrying amounts of major classes of assets included as part of discontinued operations
Trade accounts receivable, net	$5,286
Inventories	642
Property, plant and equipment, net	8,493
Amortizable intangible assets, net	953
Other assets	1,260

Total assets classified as held for sale	$16,634

Carrying amounts of major classes of liabilities included as part of discontinued operations
Accounts payable	$8,824
Accrued compensation and payroll taxes	539
Customer deposits and receipts in excess of revenues	665
Other liabilities	1,042

Total liabilities classified as held for sale	$11,070

There were no remaining carrying amounts of assets or liabilities classified as held for sale at December 30, 2017 (unaudited) or April 1, 2017, as a result of the completed disposition of Champion U.K. in January 2017.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Discontinued Operations (continued)

Following is a reconciliation of the components constituting pretax income (loss) of discontinued operations to the after-tax income (loss) of discontinued operations as presented in the accompanying consolidated statements of operations (dollars in thousands):

	Nine Months Ended	Year Ended
	December 31, 2016	April 1, 2017	April 2, 2016	March 28, 2015
	(unaudited)
Major line items constituting pretax (loss) income of discontinued operations
Revenue	$20,189	$21,137	$39,009	$89,757
Cost of sales	(17,341)	(18,306)	(39,117)	(80,401)
Selling, general and administrative expenses	(6,638)	(5,016)	(9,455)	(9,235)
Reclassifications from accumulated other comprehensive income	-	7,562	-	-
Other	9	10	(659)	(799)

Pretax (loss) income of discontinued operations	(3,781)	5,387	(10,222)	(678)
Pretax loss on sale of U.K. operations	-	(4,803)	-	-

Total pretax (loss) gain on discontinued operations	(3,781)	584	(10,222)	(678)
Income tax (expense) benefit	-	(1)	(26)	37

(Loss) gain on discontinued operations, net of tax	$(3,781)	$583	$(10,248)	$(641)

The gain on discontinued operations recognized in fiscal 2017 was primarily the result of the net effect of the reclassification of cumulative translation adjustment gains and defined benefit pension plan losses of $7.6 million from accumulated other comprehensive loss. The translation gains were only recognizable in net income when the transaction to dispose of Champion U.K. was complete. The disposition of Champion U.K. included all asset and liabilities of the disposed entities, including the defined benefit pension plan which had an accumulative benefit obligation and plan assets of $3.4 million and $3.8 million, respectively, at April 2, 2016. The Company no longer has any obligations to fund the pension plan. As a result, the accumulated pension actuarial loss, previously included in accumulated other comprehensive income, was recognized as a component of discontinued operations.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Discontinued Operations (continued)

Following is a summary of certain cash and noncash items related to discontinued operations (dollars in thousands):

	Year Ended
	April 1, 2017	April 2, 2016	March 28, 2015
Depreciation and amortization	$-	$1,395	$1,848
Capital expenditures	-	164	321
Loss on sale of U.K. operations	(4,803)	-	-

The Company ceased investing in capital assets and recording depreciation and amortization upon classification of Champion U.K. as held for sale. As a result, there were no cash and noncash items to be disclosed for the nine months ended December 30, 2017 or December 31, 2016.

Note 4. Inventories and Long-Term Construction Contracts

Inventories

Inventories consisted of the following (dollars in thousands):

	December 30, 2017	April 1, 2017	April 2, 2016
	(unaudited)
Raw materials	$36,116	$31,598	$25,377
Work-in-process	9,995	8,583	7,474
Finished Goods	36,792	32,369	23,027
Development inventory	1,429	1,150	1,030
Other	562	482	673

	$84,894	$74,182	$57,581

Development inventory includes land acquisition, land development and home construction costs, including interest, real estate taxes, and certain direct and indirect overhead costs related to development and construction, net of recognized impairments. Development inventory is stated at cost unless the carrying value is determined to not be recoverable, in which case the affected inventory is written down to net realizable value.

During fiscal 2017, 2016 and 2015, the Company performed an impairment analysis of development inventory, primarily land and land improvements, held by the Company’s majority-owned VIE discussed in Note 2. The Company recorded an impairment charge of $1.3 million and $2.9 million in fiscal 2016 and 2015, respectively, as a result of the analysis. During fiscal 2015, the Company obtained an appraisal of a portion of the development inventory, which used inputs from Level 2 and Level 3 of the fair value hierarchy.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Inventories and Long-Term Construction Contracts (continued)

During both fiscal 2016 and 2015, the Company also performed an impairment analysis of homes and home improvements included in development inventory on the property being developed by the VIE. The net realizable value of those homes and improvements was determined to be less than the carrying value, and the Company recorded an impairment charge of $1.7 million and $2.0 million during fiscal 2016 and 2015, respectively. The Company determined the net realizable value of home and home improvement development inventory using a discounted cash flow analysis, which used inputs from Level 3 of the fair value hierarchy. The impairments were included in cost of sales in the accompanying consolidated statements of operations. No impairment analysis was considered necessary during the nine months ended December 30, 2017 (unaudited) or during fiscal 2017.

Long-Term Construction Contracts

Uncollected billings related to long-term construction contracts totaled $4.3 million (unaudited), $1.4 million and $0.3 million at December 30, 2017, April 1, 2017 and April 2, 2016, respectively. The Company also included unbilled revenue related to long-term construction contracts in trade accounts receivable of $0.9 million (unaudited) and $0.7 million at December 30, 2017 and April 1, 2017, respectively. The Company had no unbilled revenue related to long-term construction contracts at April 2, 2016.

Note 5. Debt and Floor Plan Payable

Long-term debt consisted of the following (dollars in thousands):

	December 30, 2017	April 1, 2017	April 2, 2016
	(unaudited)
Term Notes due March 2020	$46,997	$47,301	$47,706
Obligations under industrial revenue bonds due 2029	12,430	12,430	12,430
Capital lease obligations and other debt	6	18	50

Total debt	59,433	59,749	60,186
Less current portion	(406)	(418)	(437)

Long-term debt	$59,027	$59,331	$59,749

On March 19, 2010, the Company entered into a credit agreement (the “Credit Agreement”) with lenders that primarily included the Company’s equity holders and certain of their affiliates. In March 2015, the Credit Agreement was amended and restated (the “Amended Credit Agreement”). At the time of the amendment, the Company had outstanding Reimbursement Notes of $22.0 million. Under the terms of the Amended Credit Agreement,

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 5. Debt and Floor Plan Payable (continued)

on September 19, 2015, $12.5 million of the then outstanding Reimbursement Notes were exchanged for Term Notes due in March 2020. The remaining $9.5 million of outstanding Reimbursement Notes were repaid upon original maturity.

Indebtedness under the Amended Credit Agreement is secured by substantially all assets of the Company’s U.S. operations and a pledge of 65% of the Company’s equity interests in its foreign operations. The Term Notes require quarterly principal payments of $0.1 million and mature on March 19, 2020. Obligations under the Amended Credit Agreement bear interest, based on the Company’s discretion, at either (i) a base rate plus a margin or (ii) the London Interbank Offered Rate (“LIBOR”) plus a margin. The base rate is the greater of the administrative agent’s prime interest rate or the federal funds rate plus 0.5%. LIBOR is based on monthly LIBOR interest periods of up to one year, at the Company’s discretion. During the nine months ended December 30, 2017, fiscal 2017 and fiscal 2016, the Company elected to pay interest on indebtedness under the Amended Credit Agreement at LIBOR plus the applicable margin.

For Term Notes priced using the base rate, the margin is 4.5%. Term Notes priced using LIBOR require that LIBOR cannot be less than 1.0%, and the margin is 5.5%. At December 30, 2017, the base rate for the Term Notes was 4.5% (unaudited), and the LIBOR rate was 1.4% (unaudited). At December 30, 2017, the weighted average interest rate on the Term Notes, based on the LIBOR option, was 6.9% (unaudited), and at April 1, 2017 and April 2, 2016 was 6.5%. For the period outstanding during fiscal 2016 and fiscal 2015, the weighted average interest rate on the Reimbursement Notes, based on the LIBOR option, was approximately 1.7%.

The Company provides letters of credit issued by a commercial bank under a separate stand-alone facility collateralized with restricted cash of 101% of the issued letters of credit. At December 30, 2017, letters of credit issued under the stand-alone facility totaled $22.6 million (unaudited) and were secured by $22.8 million (unaudited) of restricted cash. At both April 1, 2017 and April 2, 2016 letters of credit issued under the stand-alone facility totaled $21.5 million and were secured by $21.7 million of restricted cash. The Company paid annual fronting and administrative fees of approximately 1.1% of the outstanding letters of credit for each of the nine months ended December 30, 2017 (unaudited) and December 31, 2016 (unaudited), as well as during fiscal 2017, 2016 and 2015.

The Amended Credit Agreement contains covenants that restrict the amount of additional debt, liens and certain payments, including equity buybacks, investments, dispositions, mergers and consolidations, among other things as defined. The Company was in compliance with all covenants of the Amended Credit Agreement as of December 30, 2017 (unaudited), April 1, 2017 and April 2, 2016.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 5. Debt and Floor Plan Payable (continued)

Obligations under industrial revenue bonds are supported by letters of credit and bear interest based on a municipal bond index rate. The interest rate at December 30, 2017 and the average rate for the nine months then ended was approximately 1.1% (unaudited). The interest rate at April 1, 2017, April 2, 2016 and March 28, 2015, and the average rate for the fiscal years then ended was approximately 1.0%, 0.5% and 0.3%, respectively, which included related costs and fees. The industrial revenue bonds require lump-sum payments of principal upon maturity in 2029.

Future maturities of debt as of December 30, 2017, were as follows (dollars in thousands):

(unaudited)
Remainder of Fiscal 2018	$106
Fiscal 2019	400
Fiscal 2020	46,497
Fiscal 2021	-
Fiscal 2022	-
Thereafter	12,430

$59,433

Floor Plan Payable

At December 30, 2017, April 1, 2017 and April 2, 2016, the Company had outstanding borrowings on floor plan financing arrangements of $24.0 million (unaudited), $17.8 million and $12.0 million, respectively. The Company’s retail operations utilize floor plan financing to fund the acquisition of manufactured homes for display or resale. Total available borrowings under the arrangements as of December 30, 2017 were $43.0 million (unaudited). Borrowings are secured by the homes acquired and are required to be repaid when the Company sells the home to a customer. During the nine months ended December 30, 2017 and December 31, 2016, the weighted average interest rate on floor plan payables was 6.1% (unaudited) and 6.4% (unaudited), respectively. During fiscal 2017, 2016 and 2015, the weighted average interest rate on floor plan payables was 6.3%, 5.7% and 7.5%, respectively.

Note 6. Income Taxes

CEH is not subject to income taxes but is treated as a partnership for U.S. tax purposes, and therefore, its income is passed through to its equity members. The Company’s subsidiaries are subject to U.S. federal income taxes as well as income taxes in various state and foreign jurisdictions.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Income Taxes (continued)

Pretax income from continuing operations was attributable to the following tax jurisdictions (dollars in thousands):

	Year Ended
	April 1, 2017	April 2, 2016	March 28, 2015
Domestic	$19,200	$3,278	$(3,008)
Foreign	8,806	9,590	(8,700)

Income before income taxes	$28,006	$12,868	$(11,708)

The income tax provision from continuing operations by jurisdiction was as follows (dollars in thousands):

	Year Ended
	April 1, 2017	April 2, 2016	March 28, 2015
Current:
U.S. federal	$-	$-	$-
Foreign	2,702	2,496	4,661
State	684	293	324

Total current	3,386	2,789	4,985
Deferred:
U.S. federal	(24,492)	62	63
Foreign	373	(211)	(30)
State	(2,588)	-	-

Total deferred	(26,707)	(149)	33

Total income tax (benefit) expense	$(23,321)	$2,640	$5,018

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Income Taxes (continued)

Income tax (benefit) expense from continuting operations differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes from continuing operations as a result of the following differences (dollars in thousands):

	Year Ended
	April 1, 2017	April 2, 2016	March 28, 2015
Tax expense at U.S. federal statutory rate	$9,802	$4,504	$(4,098)
Increase (decrease) in rate resulting from:
Other permanent differences	1,236	695	790
Uncertain tax positions	679	23	24
Net utilization (increase) in U.S. tax credits	564	(415)	-
State taxes, net of U.S. federal benefit	445	377	(117)
Foreign withholding taxes	133	-	1,634
Deferred tax rate changes	87	(152)	1
Recognition of foreign investment basis difference	-	(14,512)	-
Foreign financing structure and nondeductible interest	(7)	71	2,392
Foreign tax rate differences	(722)	(865)	(1,087)
Change in deferred tax valuation allowance	(35,470)	12,798	5,325
Other	(68)	116	154

Total income tax (benefit) expense	$(23,321)	$2,640	$5,018

The Company’s domestic pretax income is composed of amounts that are passed through to its equity members and amounts subject to U.S. taxation at the C-corporation level. The Company had domestic pretax income (loss) at the C-corporation level for fiscal 2017, 2016 and 2015 of $20.0 million, $3.4 million and $(15.4) million, respectively.

For periods up to and including April 2, 2016, the Company provided a valuation allowance for 100% of its U.S. net deferred tax assets. The Company evaluates the realizability of its deferred tax assets annually. Concluding that a valuation allowance is not required is difficult when there is significant negative evidence, such as cumulative losses in recent years, which is objective and verifiable. When measuring cumulative losses in recent years, the Company uses a rolling three-year period of pretax book income, adjusted for permanent differences between book and taxable income. Through fiscal 2015, the Company’s U.S. operations taxed at the C-corporation level incurred significant pretax losses. The Company’s U.S. operations were profitable in fiscal 2016 but remained in a cumulative loss position. As of April 1, 2017,

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Income Taxes (continued)

the Company’s U.S. operations were no longer in a cumulative loss position. Based on three years of profitability in the U.S., as well as a forecast of taxable income in the U.S. in fiscal 2018 and future years, management concluded that it was more likely than not that its net deferred tax assets would be realized. As a result, the valuation allowance of $35.9 million that had been provided with respect to net deferred tax assets in the U.S. was released during the fourth fiscal quarter of 2017. The Company continues to maintain a valuation allowance of $15.0 million with respect to its deferred tax assets in the Netherlands.

As of April 1, 2017 and April 2, 2016, the Company had U.S. federal and state net operating loss (“NOL”) carryforwards for tax purposes to offset future taxable income of approximately $10.3 million and $37.8 million, respectively. The federal NOL carryforwards expire, beginning in 2033, through 2035. State NOL carryforwards expire primarily in 2018 through 2037.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Income Taxes (continued)

Deferred tax assets and liabilities consisted of the following (dollars in thousands):

	April 1, 2017	April 2, 2016
ASSETS
Foreign tax basis difference in investments	$14,512	$14,512
Intangible assets	12,004	12,468
Warranty reserves	5,387	4,973
Employee compensation	5,331	3,512
Inventory reserves and impairments	4,903	5,643
Self-insurance reserves	3,640	2,720
U.S. federal net operating loss carryforwards	3,020	13,331
Dealer volume discounts	1,861	1,197
Property, plant and equipment	1,306	1,638
Capitalized transaction costs	919	855
State net operating loss carryforwards	542	1,330
Foreign net operating loss carryforwards	491	-
U.S. tax credit carryforwards	186	750
Foreign currency translation adjustments	182	369
Other	1,060	971

Gross deferred tax assets	55,344	64,269

LIABILITIES
Property, plant and equipment	365	361
Intangible assets	285	204
Other	192	160

Gross deferred tax liabilities	842	725
Valuation allowance	(14,985)	(50,455)

Net deferred tax assets	$39,517	$13,089

The Company’s policy is that all undistributed earnings of its foreign subsidiaries in the Netherlands and Canada are permanently reinvested.

As discussed in Note 3, during fiscal 2016 the Company committed to a plan to dispose of its U.K. operations. As of April 2, 2016, the Company recorded a deferred tax asset of $14.5 million for its investment in the U.K., which was subject to a full valuation allowance due to anticipated unrealizability in the U.K.’s parent company’s tax jurisdiction. On January 20, 2017, the Company completed the sale of its operations in the U.K. through a stock sale. The Company did not recognize a tax benefit or tax expense as a result of the sale.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Income Taxes (continued)

As of April 1, 2017, the Company maintained the deferred tax asset of $14.5 million for its investment in the U.K. holding company which was subject to a full valuation allowance due to anticipated unrealizability in the U.K.’s parent company’s tax jurisdiction.

As a result of the Company’s structure, CEH, as the parent company, is generally not subject to tax, so there is no additional tax expense to the Company beyond the withholding tax for any dividends paid. The Company does not anticipate additional dividends being paid from its foreign subsidiaries in the foreseeable future.

With few exceptions, the Company is no longer subject to foreign tax examinations by tax authorities for years prior to 2009. The Company’s U.S. subsidiaries are subject to U.S. federal and state tax examinations by tax authorities for 2010 through 2017 and for the period from March 19, 2010 to April 3, 2010. The Company’s total unrecognized tax benefits were $1.3 million and $0.6 million at April 1, 2017 and April 2, 2016, respectively, which if recognized, would affect the effective rate on income from continuing operations. The Company classifies interest and penalties on income tax uncertainties as a component of income tax expense. Accrued interest and penalties as of April 1, 2017 and April 2, 2016, were not significant.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 7. Intangible Assets

The components of amortizable intangible assets were as follows (dollars in thousands):

	December 30, 2017			April 1, 2017
	Customer	Trade		Customer	Trade
	Relationships	Names	Total	Relationships	Names	Total
	(unaudited)
Gross carrying amount	$5,890	$4,329	$10,219	$5,573	$4,200	$9,773
Accumulated amortization	(5,753)	(2,795)	(8,548)	(5,414)	(2,346)	(7,760)

Amortizable intangibles, net	$137	$1,534	$1,671	$159	$1,854	$2,013

Weighted average amortization period, in years	4.5	5.2	5.2	5.3	6.0	5.9

	April 2, 2016
	Customer	Trade
	Relationships	Names	Total
Gross carrying amount	$5,689	$3,537	$9,226
Accumulated amortization	(5,500)	(1,968)	(7,468)

Amortizable intangibles, net	$189	$1,569	$1,758

Weighted average amortization period, in years	6.3	4.8	4.9

Amortization expense of intangible assets for the next five years was as follows (dollars in thousands):

As of December 30, 2017
(undaudited)
Remainder of Fiscal 2018	$117
Fiscal 2019	478
Fiscal 2020	236
Fiscal 2021	236
Fiscal 2022	236

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 8. Commitments, Contingencies and Concentrations

As is customary in the manufactured housing industry, a significant portion of the manufacturing operations’ sales to independent retailers are made pursuant to repurchase agreements with lending institutions that provide wholesale floor plan financing to the retailers. Certain homes sold pursuant to repurchase agreements are subject to repurchase, generally up to 24 months after the sale of the home to the retailer. Certain other homes sold pursuant to repurchase agreements are subject to repurchase until the home is sold by the retailer. For those homes with an unlimited repurchase period, the Company’s risk of loss upon repurchase declines due to required monthly principal payments by the retailer. After 24 or 30 months from the date of the Company’s sale of the home, the risk of loss on these homes is low, and by the 46th month, most programs require that the home be paid in full, at which time the Company no longer has risk of loss. Pursuant to these agreements, during the repurchase period, generally upon default by the retailer and repossession by the financial institution, the Company is obligated to repurchase the homes from the lender. The contingent repurchase obligation as of December 30, 2017, was estimated to be approximately $113.0 million (unaudited), without reduction for the resale value of the homes. Losses under repurchase obligations represent the difference between the repurchase price and net proceeds from the resale of the homes, less accrued rebates, which will not be paid. Losses incurred on homes repurchased were insignificant during each of the nine months ended December 30, 2017 (unaudited) and December 31, 2016 (unaudited), fiscal 2017, 2016 and 2015. The total reserve for estimated losses under repurchase agreements was $0.7 million (unaudited) at December 30, 2017. The total reserve for estimated losses under repurchase agreements was $0.6 million at both April 1, 2017 and April 2, 2016.

The Company guarantees a portion of its customers’ floor plan obligations beyond the customary repurchase arrangements discussed above. The Company has agreed to guarantee from 2.9% to 50.0% of certain retailers’ outstanding loans to a floor plan lender. At December 30, 2017, those guarantees totaled $1.6 million (unaudited) of which $1.5 million (unaudited) was outstanding.

At December 30, 2017, the Company was contingently obligated for approximately $22.6 million (unaudited) under letters of credit, primarily consisting of $1.8 million (unaudited) to support repurchase obligations, $12.6 million (unaudited) to support long-term debt, $0.3 million (unaudited) to support bonding agreements, and $7.9 million (unaudited) to support the casualty insurance program. The letters of credit are backed by restricted cash included in the accompanying consolidated balance sheets. The Company was also contingently obligated for $42.5 million (unaudited) under surety bonds, generally to support performance on long-term construction contracts and license and service bonding requirements.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 8. Commitments, Contingencies and Concentrations (continued)

The Company has provided various representations, warranties and other standard indemnifications in the ordinary course of its business in agreements to acquire and sell business assets and in financing arrangements. The Company is subject to various legal proceedings and claims that arise in the ordinary course of its business.

In the normal course of business, the Company’s subsidiaries historically provided certain parent company guarantees to two Champion U.K. customers. These guarantees provide contractual liability for proven construction defects up to 12 years from the date of delivery of the units. The guarantees remain a contingent liability of Champion which declines over time through October 2027. As of the date of this report, no claims have been reported under the terms of the guarantees.

Management believes the ultimate liability with respect to these contingent obligations will not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

Concentrations

For the both the nine months ended December 30, 2017 and December 31, 2016, approximately 86% (unaudited) of the Company’s sales were attributable to its factory-built housing operation in the U.S. and Western Canada. In fiscal 2017, 2016 and 2015, those U.S. and Canadian operations accounted for 86%, 85% and 84% of the Company’s sales, respectively. For each of the nine months ended December 30, 2017 and December 31, 2016, one customer accounted for approximately 7% (unaudited) of total factory-built housing sales. During fiscal 2017, one customer accounted for approximately 9% of total factory-built housing sales. During both fiscal 2016 and 2015, no one customer accounted for more than 5% of total factory-built housing sales.

The components and products used in the factory-built housing operations are presently available from a variety of vendors, and the Company is not dependent upon any single supplier. Prices of certain materials, such as lumber, insulation, steel and drywall, can fluctuate significantly due to changes in demand and supply. Additionally, availability of certain materials, such as drywall and insulation, has sometimes been limited, resulting in higher prices and/or the need to find alternative suppliers. The Company generally has been able to pass higher material costs on to its retailers and builders/developers in the form of surcharges and price increases.

For the nine months ended December 30, 2017 and December 31, 2016, sales from the Company’s Canadian operations were approximately 9% (unaudited) and 11% (unaudited), respectively, of consolidated sales. For fiscal 2017, 2016 and 2015, sales from the Company’s Canadian operations were approximately 11%, 13% and 16%, respectively, of consolidated

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 8. Commitments, Contingencies and Concentrations (continued)

sales. As of December 30, 2017, April 1, 2017 and April 2, 2016, the Company’s net assets in Canada totaled approximately $54.0 million (unaudited), $46.0 million and $41.0 million, respectively. The increases in net assets in Canada were a result of positive cash generated by operating activities offset in part by a 2.2% decline from fiscal 2016 to fiscal 2017 and a 3.2% decline from fiscal 2015 to fiscal 2016 in the Canadian dollar to U.S. dollar exchange rate.

As of December 30, 2017, the Company had approximately 5,300 (unaudited) employees. Approximately 800 (unaudited) were employed at the Company’s manufacturing facilities in Canada, of which approximately 700 (unaudited) are subject to five separate collective bargaining agreements. At December 30, 2017, one agreement covering approximately 110 (unaudited) employees had expired and was being renegotiated. Two agreements expire in June 2018 covering approximately 325 (unaudited) employees. The other two agreements expire in November 2019 and June 2020, respectively.

Incentive Compensation Plan (unaudited)

The Company has a liability-based award for certain members of management that is payable upon achievement of defined performance conditions. At December 30, 2017, the achievement of the performance conditions had not been deemed probable, and therefore, the Company has not recorded a liability. Under the terms of the award, a cash-based benefit will materialize pursuant to the terms of the award based on the achievement of certain metrics, which will be recognized as compensation expense if the performance conditions become probable.

Note 9. Leases

The Company’s trucking and retail sales locations, nine of its active manufacturing facilities, its corporate offices, certain of its other facilities, and certain equipment and vehicles are leased under operating leases with original terms that generally range from 3 to 15 years. For the nine months ended December 30, 2017 and December 31, 2016, rent expense was $4.2 million (unaudited) and $3.7 million (unaudited), respectively. Rent expense was $5.0 million, $4.5 million and $4.4 million for fiscal 2017, 2016 and 2015, respectively. Certain real property leases have renewal options or escalation clauses.

Rent expense for minimum lease payments under leases that contain escalation clauses is recognized on a straight-line basis over the terms of the leases. The annual minimum lease payments and aggregate total minimum lease payments for these leases were $0.4 million (unaudited) and $8.0 million (unaudited), respectively, at December 30, 2017. The remaining terms of these leases range from one to six years, and lease payment adjustments generally occur at intervals from one to five years. For operating leases that contain escalation clauses, based on the consumer price index or similar indices, minimum lease payments are based on

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Leases (continued)

the index at December 30, 2017. Certain leases for land and buildings contain renewal options and/or purchase options.

Future minimum lease payments under non-cancellable operating leases were as follows (dollars in thousands):

As of December 30, 2017
(unaudited)

Remainder of Fiscal 2018	$ 1,295
Fiscal 2019	4,593
Fiscal 2020	3,440
Fiscal 2021	2,941
Fiscal 2022	2,336
Thereafter	4,011

$ 18,616

As of December 30, 2017, the gross amount of assets recorded under capital leases was $4.1 million (unaudited), and accumulated amortization totaled $1.8 million (unaudited). At December 30, 2017, future minimum lease payments under capital leases primarily consisted of interest-only payments through 2029 and a lump-sum payment of $6.8 million (unaudited) in 2029, which was included in obligations under industrial revenue bonds in long-term debt. Annual interest payments under capital leases were less than $0.1 million for both the nine months ended December 30, 2017 (unaudited) and December 31, 2016 (unaudited), as well as during fiscal 2017, 2016 and 2015.

Note 10. Members’ Equity

The Champion Enterprises Holdings, LLC Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) governs the rights and privileges associated with the membership interests held by the Company’s members; arrangements of the issuance of additional membership interests; contributions by, allocations of, and distributions to holders of the Company’s membership interests; management and oversight of the business and operations; and restrictions and transferability of membership interests. The LLC Agreement designates the composition and duties of the Board of Managers, including managing the business and affairs of the Company.

The Company has 142.4 million Class A units authorized. At December 30, 2017 (unaudited), April 1, 2017 and April 2, 2016 the Company had 135.6 million Class A units of membership

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Members’ Equity (continued)

interests issued and outstanding. All Class A members have the same relative per unit economic interests and voting rights, subject to the terms of the LLC Agreement. No member is liable for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.

During 2011, the LLC Agreement was amended and restated to authorize the issuance of nonvoting Class C units of membership interest in the Company. Under the Company’s 2011 Management Incentive Plan (“Incentive Plan”), a maximum of 14.3 million Class C units may be awarded to the Company’s officers, management employees and certain members of the Board of Managers in exchange for services provided or to be provided. Awards totaling 0.4 million (unaudited) and 0.3 million (unaudited) Class C units were granted during the nine months ended December 30, 2017 and December 31, 2016, respectively. Awards totaling 1.0 million, 7.1 million and 0.3 million Class C units were granted during fiscal 2017, 2016 and 2015, respectively. As of December 30, 2017, April 1, 2017 and April 2, 2016, awards totaling 12.8 million (unaudited), 12.5 million and 11.8 million Class C units were outstanding, respectively. See Note 13, Equity Incentive Plan, for additional information.

Distributions to unit holders will generally be made in the following order of priority: first, to the holders of Class A units until the cumulative amount distributed to such holders equals their capital contribution per such Class A units; second, to the holders of Class A units and Class C units pro rata in proportion to the number of units held, subject to the following limitation. Distributions to holders of unvested Class C units will be held back and distributed only if such Class C units vest and a distribution threshold, as defined in the Incentive Plan, is met. If any condition to the vesting of such unvested Class C units becomes incapable of being satisfied, held-back distributions for such units will be distributed pro rata to all other unit holders.

Note 11. Accrued Product Warranty Obligations

Changes in accrued product warranty obligations were as follows (dollars in thousands):

	December 30, 2017	April 1, 2017	April 2, 2016
	(unaudited)
Balance, at beginning of period	$ 14,534	$ 13,449	$ 13,386
Warranty expense	17,441	22,529	20,496
Cash warranty payments	(16,966)	(21,444)	(20,433)

Balance, at end of period	15,009	14,534	13,449
Less noncurrent portion	(2,600)	(2,600)	(2,450)

Total current portion	$ 12,409	$ 11,934	$ 10,999

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 12. Retirement Plans

The Company’s U.S. subsidiary sponsors a defined contribution savings plan covering most U.S. employees. Full-time employees covered by the plan are eligible to participate after completing three months of service. Participating employees may contribute from 1% to 25% of their compensation to the plan. The Company made no matching contributions to this plan.

Full-time employees of the Company’s subsidiaries in Canada are generally covered by employer-sponsored defined contribution plans that require employee contributions and employer matching contributions. The Company recognized expense of $0.4 million (unaudited) and $0.3 million (unaudited) for these plans during the nine months ended December 30, 2017 and December 31, 2016, respectively. The Company recognized expense of $0.5 million, $0.4 million and $0.3 million for these plans during fiscal 2017, 2016 and 2015, respectively.

Note 13. Equity Incentive Plan

The 2011 Management Incentive Plan provides for awards of up to a maximum of 14.3 million Class C units of membership interests in the Company. These units are accounted for as equity-classified awards and are stated at fair value as of the grant dates. Grant date fair value of $0.75 to $1.39 per Class C unit was determined based primarily on the issuance and repurchase of Class A units throughout the period of the grants adjusted for the lower distribution rights for Class C units versus that of Class A units, see Note 10, Members’ Equity, for additional information.

The awards of Class C units consist of two tranches. For Tranche 1 awards, vesting occurs pro rata over a five-year period based on vesting start date and subject to continued service with the Company through the vesting period. Compensation cost is recognized for Tranche 1 awards over the service periods, based on the number of units that are expected to vest, based on grant date fair value. For Tranche 2 awards, vesting occurs only upon a change in control and/or other conditions, as defined in the Incentive Plan, subject to continued employment through the vesting date. No compensation expense will be recognized for Tranche 2 awards until a change in control is determined to be probable. The ability to complete a change in control is subject to outside market conditions that are beyond the Company’s control, as such, a change in control is not considered probable under U.S. GAAP until it occurs.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 13. Equity Incentive Plan (continued)

The following table summarizes activity for awards of Class C units (dollars in thousands):

	Tranche 1	Tranche 2	Total	Total Fair Value
	(Number of units in thousands)

Outstanding at March 30, 2014	5,706	7,694	13,400	$ 10,128
Granted	100	169	269	215
Forfeited	(1,342)	(4,558)	(5,900)	(4,425)
Units repurchased	(2,701)	-	(2,701)	(2,025)

Outstanding at March 28, 2015	1,763	3,305	5,068	3,893

Granted	2,825	4,305	7,130	5,918
Forfeited	(177)	(257)	(434)	(337)
Units repurchased	(10)	-	(10)	(8)

Outstanding at April 2, 2016	4,401	7,353	11,754	9,466

Granted	325	663	988	895
Forfeited	(50)	(188)	(238)	(188)

Outstanding at April 1, 2017	4,676	7,828	12,504	$ 10,173

Granted (unaudited)	50	301	351	489
Forfeited (unaudited)	-	(100)	(100)	(83)

Outstanding at December 30, 2017 (unaudited)	4,726	8,029	12,755	$ 10,579

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 13. Equity Incentive Plan (continued)

The following table summarizes the vested and unvested outstanding Class C units (dollars in thousands):

	Tranche 1	Tranche 2	Total	Total Fair Value
	(Number of units in thousands)

At December 30, 2017 (unaudited)
Vested	2,576	-	2,576	$ 2,053
Unvested	2,150	8,029	10,179	8,526

Total outstanding	4,726	8,029	12,755	$ 10,579

At April 1, 2017
Vested	1,851	-	1,851	$ 1,456
Unvested	2,825	7,828	10,653	8,717

Total outstanding	4,676	7,828	12,504	$ 10,173

At April 2, 2016
Vested	1,136	-	1,136	$ 867
Unvested	3,265	7,353	10,618	8,599

Total outstanding	4,401	7,353	11,754	$ 9,466

Compensation expense of $0.5 million (unaudited) was recognized for Tranche 1 awards during both the nine months ended December 30, 2017 and December 31, 2016, respectively. Compensation expense of $0.6 million, $0.5 million and $0.5 million was recognized for Tranche 1 awards during fiscal 2017, 2016 and 2015, respectively. All expenses related to these Tranche 1 awards were included in selling, general and administrative expenses in the accompanying consolidated statements of operations. As of December 30, 2017, future compensation expense yet to be recognized for Tranche 1 awards totaled $1.4 million (unaudited), and the weighted average period over which such compensation costs will be recognized was 2.6 years (unaudited).

No compensation expense will be recognized for Tranche 2 awards until a qualifying event occurs and only for the portion of the Tranche 2 awards that vest. The maximum future compensation expense yet to be recognized for Tranche 2 awards as of December 30, 2017 was $6.7 million (unaudited), and the weighted average period over which such compensation costs will be recognized was indeterminate.

Champion Enterprises Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 14. Transactions with Related Parties

The Company is party to a Management Advisory Services Agreement (“Services Agreement”) with Centerbridge Advisors, LLC; MAK Management L.P. (“MAK”); and Sankaty Advisors, LLC (collectively, the “Managers”), each principal owners of the Company, whereby the Managers provide management, consulting, financial and other advisory services to the Company in exchange for an annual management fee totaling $1.5 million plus reimbursable expenses. The management fee is included in selling, general and administrative expenses in the accompanying consolidated statements of operations. The Services Agreement renews automatically each year.

Owners of a substantial portion of the Company’s equity interest are also holders of a substantial portion of the Company’s Term Notes.

On January 20, 2017, the Company completed the sale of Champion U.K. to an entity controlled by one of the principal owners of CEH. See additional discussion on the disposition in Note 3, Discontinued Operations.

Note 15. Subsequent Events

The Company has evaluated subsequent events through June 19, 2017, the date the accompanying consolidated financial statements were available to be issued.

Share Contribution & Exchange Agreement (unaudited)

On January 5, 2018, the Company and Skyline entered into a Share Contribution & Exchange Agreement (the “Exchange Agreement”) pursuant to which the two companies will combine their operations. Under the Exchange Agreement, (i) the Company will contribute to Skyline all of the issued and outstanding shares of common stock of the Company’s wholly-owned operating subsidiaries through the contribution of all of the issued and outstanding equity interests of each of Champion Home Builders, Inc. and CHB International B.V., and (ii) in exchange for the contributed shares, Skyline will issue to the Company that number of shares of Skyline common stock such that at the closing, the Company, or its members, will hold 84.5%, and Skyline’s shareholders will hold 15.5%, of the common stock of the combined company on a fully-diluted basis.

Appendix A

SHARE CONTRIBUTION & EXCHANGE AGREEMENT

BY AND AMONG

SKYLINE CORPORATION,

AND

CHAMPION ENTERPRISES HOLDINGS, LLC

Dated as of January 5, 2018

A-i

A-ii

Exhibits

Exhibit A	Certain Definitions
Exhibit B	Form of Company Voting Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Investor Rights Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Company Charter Amendment
Exhibit G	Company Bylaw Amendment

A-iii

SHARE CONTRIBUTION & EXCHANGE AGREEMENT

THIS SHARE CONTRIBUTION & EXCHANGE AGREEMENT is made and entered into as of January 5, 2018 (this “Agreement”), by and among Skyline Corporation, an Indiana corporation (“Company”), and Champion Enterprises Holdings, LLC, a Delaware limited liability company (“Contributor”). Company and Contributor are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Contributor owns all of the issued and outstanding shares of (i) capital stock, par value of $352,314 per share (the “CHB BV Shares”), in the capital of CHB International B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“CHB BV”) and (ii) capital stock, par value $0.001 per share (the “CHB DE Shares” and together with the CHB BV Shares, the “CHB Shares”), of Champion Home Builders, Inc., a Delaware corporation (“CHB US,” and together with CHB BV, the “CHB Entities”);

WHEREAS, each of Contributor and Company desire to enter into a strategic business combination pursuant to which Contributor desires to contribute the CHB Shares to Company, and Company desires to transfer to Contributor common shares, $0.0277 par value per share of Company (the “Company Common Shares”), in exchange for all of the CHB Shares, on the terms and conditions set forth herein;

WHEREAS, the board of directors of Company, acting upon the unanimous recommendation of the special committee of the board of directors (the “Special Committee”) formed to evaluate this transaction, has (i) determined that it is fair and advisable and in the best interests of the Company and the Company Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, including the Exchange, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Exchange, and (iii) recommended that the Company Shareholders vote to approve the Company Shareholder Approval Matters;

WHEREAS, the board of managers of Contributor has (i) determined that it is fair and advisable and in the best interests of the Contributor and its members to enter into this Agreement and to consummate the transactions contemplated hereby, including the Exchange, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Exchange;

WHEREAS, as a condition to the willingness of Contributor to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the officers, directors and other shareholders of Company listed on Schedule I (together, the “Supporting Shareholders”), is entering into a voting agreement in substantially the form of Exhibit B attached hereto (the “Company Voting Agreement”), in favor of Contributor, pursuant to which such officers, directors and shareholders have agreed, among other things, to vote their Company Common Shares in favor of the Company Shareholder Approval Matters;

WHEREAS, the Parties intend that Contributor’s contribution of CHB Shares to Company in exchange for Company Common Shares will be tax-free to the Contributor under Section 351 of the Code; and

WHEREAS, it is intended that, at the Closing, each Ancillary Agreement shall be entered into by the applicable parties thereto.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE CONTRIBUTION AND EXCHANGE

1.1      The Contribution and Exchange. Upon the terms and subject to the conditions of this Agreement, at the Closing, Contributor shall contribute, transfer and convey to Company, all of the issued and outstanding CHB Shares free from all Encumbrances. In exchange for the contribution by Contributor of the CHB Shares, upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue to Contributor, that number of duly authorized, validly issued, fully-paid and non-assessable Company Common Shares equal to the Exchange Shares, which Exchange Shares shall be free from all Encumbrances. The contribution of the CHB Shares in exchange for the issuance to Contributor of the Exchange Shares is referred to in this Agreement as the “Exchange.”

1.2      Closing. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, the consummation of the Exchange (the “Closing”) will take place at the offices of Ropes & Gray LLP, 800 Boylston Street, Boston, Massachusetts, as soon as possible (but in any event no later than five (5) Business Days) after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition at the Closing), or at such other time, date and place as Contributor and Company may mutually agree in writing; provided, however, that if the last day of any fiscal month shall be no later than seven (7) Business Days after the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition at the Closing), the Closing shall occur on the last Business Day of such fiscal month or on the first Business Day of the following fiscal month, at the Contributor’s election, and, if such date is not the last day of such fiscal month, the Closing will be deemed to be effective, solely for accounting purposes, as of the last day of such fiscal month or the first day of the following fiscal month, at the Contributor’s election. The date on which the Closing actually takes place is referred to as the “Closing Date.” Immediately prior to the Closing, subject to obtaining the Company Shareholder Approval, Company shall file the Company Charter Amendment in accordance with the relevant provisions of the Indiana Business Corporation Law, and make all other filings, recordings or publications required by Legal Requirements in connection with the Exchange.

1.3      Directors and Officers. Unless otherwise mutually agreed in writing by Contributor and Company, the Company, the board of directors of the Company and, pursuant to the Company Voting Agreement, the Supporting Shareholders will, take all action necessary to ensure that:

(a)    Effective as of the second day following the Closing Date, the size of the board of directors of the Company shall be expanded to consist of eleven (11) members, consisting of two (2) members identified as “Company Appointees” (one of whom shall be Independent as of the Closing Date) to be designated by the Company’s pre-closing board of directors pursuant to written notice provided by the Company to Contributor as soon as reasonably practicable after the date hereof but in no event later than ten Business Days after the date hereof (together, the “Company Appointees”), and nine (9) members identified as “Contributor Appointees” to be designated by Contributor pursuant to written notice provided by Contributor to the Company as soon as reasonably practicable after the date hereof but in no event later than ten Business Days after the date hereof (the “Contributor Appointees” and together with the Company Appointees, the “Appointees”); and

(b)    Effective immediately following the Closing, the Persons set forth on Schedule II shall serve as the officers of Company in the respective capacities shown on Schedule II together with such other officers as shall be designated by Contributor pursuant to written notice provided by Contributor to the Company as soon as reasonably practicable after the date hereof but in no event later than ten Business Days after the date hereof.

1.4      Company Name Change; Company Domicile and Principal Office.

(a)    Effective immediately following the Closing, and subject to the approval of the Company Charter Amendment by the shareholders of the Company, the Company’s name shall be Skyline Champion Corporation (Ticker: SKY).

(b)    Effective immediately following the Closing, the Company’s principal offices shall be located in Elkhart, Indiana.

1.5      Delivery of Certificates.

(a)    Exchange Procedure. At or prior to the Closing, Company will issue and cause to be deposited with Computershare Trust Company, N.A. (the “Transfer Agent”), for the benefit of Contributor and for exchange in accordance with this Article 1 through the Transfer Agent, the certificates (or uncertificated book-entries, as applicable) representing the

Exchange Shares, and, immediately after the Closing, the Transfer Agent shall be authorized by Company to issue the Exchange Shares to Contributor in accordance with this Agreement. Each certificate representing the Exchange Shares shall (unless the securities evidenced by such certificate shall have been registered under the Securities Act or sold pursuant to Rule 144 thereunder) initially bear a legend in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, DISTRIBUTED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

The Exchange Shares will be issued from Company to Contributor in a private placement transaction, pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act. The offering and issuance of the Exchange Shares hereunder will not be registered with the SEC, and accordingly, the Exchange Shares will be “restricted securities” under the Securities Act. Any subsequent offer, sale or disposition of the Exchange Shares by Contributor must be either registered under the Securities Act and applicable state securities laws or exempt from such registration requirements (including pursuant to the safe harbor provided by Rule 144 promulgated under the Securities Act). Except as set forth in the Registration Rights Agreement, Company has no obligation to register the offering or issuance of the Exchange Shares with the SEC or the securities regulatory authority of any other state or jurisdiction. On or prior to the Closing, Contributor, as a condition to receiving the Exchange Shares, will deliver to Company (i) duly executed stock transfer forms in favor of Company in customary form in respect of the CHB DE Shares, (ii) duly executed Dutch notarial deed of transfer of shares in customary form in respect of the CHB BV Shares and (iii) the CHB Share certificate(s) or register or an indemnity for any lost certificates in favor of the Company in such form as the Company may reasonably require. Notwithstanding the foregoing, upon Contributor’s prior written request, the Company shall cause the Exchange Shares to be delivered on behalf of Contributor directly to Contributor’s members at the Closing, provided that the Company shall have received, no less than five Business Days prior to the Closing Date, and as a condition to being obligated to issue the Exchange Shares to the Contributor’s members, a written opinion of Ropes & Gray LLP, in a form reasonably acceptable to the Company and its legal counsel, to the effect that the delivery of the Exchange Shares to Contributor’s members at Contributor’s instruction does not require registration under the Securities Act and does not cause the Exchange or the Exchange Shares Issuance to require registration under the Securities Act. In the event the Exchange Shares are issued to the Contributor’s members as provided pursuant to the foregoing sentence, the provisions of this Section 1.5(a) related to the issuance of the Exchange Shares shall be deemed to apply to an issuance to such members, rather than the Contributor.

(b)    Withholding Rights. Each of the Transfer Agent, Company and Contributor will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any amounts as may be required to be deducted or withheld under the Code, Treasury Regulations promulgated under the Code or any provisions of applicable state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the applicable Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Company and Contributor shall use commercially reasonable efforts to avoid the imposition of any requirement to deduct or withhold amounts.

1.6      Additional Actions. If, at any time after the Closing, Company or Contributor shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, its right, title and interest in, to or under any of the rights, privileges, powers or franchises of the CHB Shares or the Exchange Shares, respectively, or (b) otherwise to carry out the purposes of this Agreement, Company, Contributor and their respective proper officers and directors or designees shall be authorized (i) to execute and deliver, in the name and on behalf of Contributor or Company, as applicable, all such deeds, bills of sale, assignments and assurances and (ii) to do, in the name and on behalf of Contributor and Company, as applicable, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Company’s or Contributor’s right, title and interest in, to and under any of the rights, privileges, powers or franchises of CHB Shares or Exchange Shares, as applicable, and otherwise to carry out the purposes of this Agreement; provided that, prior to executing and delivering any deed, bill of sale, assignment or assurance or doing any other act or thing in the name of and on behalf of Contributor or Company pursuant to this Section 1.6, Company and Contributor shall use reasonable efforts to request that Contributor or Company, as applicable, execute and deliver such deed, bill of sale, assignment or assurance or do such other act or thing.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF

CONTRIBUTOR AND CHB ENTITIES

Contributor represents and warrants on its own behalf and, where the context indicates, on behalf of the CHB Entities, to Company as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date as follows, in each case subject to the exceptions set forth in the Contributor Disclosure Schedule delivered to the Company and dated as of the date hereof:

2.1      Organization and Qualification; Charter Documents.

(a)    Part 2.1(a) of the Contributor Disclosure Schedule identifies each CHB Company and indicates its jurisdiction of organization. No CHB Company owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Contributor Disclosure Schedule. None of the CHB Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)    Each of the CHB Companies is duly organized and validly existing under the laws of the jurisdiction of its organization and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all CHB Contracts by which it is bound, except where the failure to have such organizational power and authority would not, individually or in the aggregate, have a CHB Material Adverse Effect.

(c)    Each of the CHB Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a CHB Material Adverse Effect.

(d)    Contributor has made available to Company accurate and complete copies of: (i) the Organizational Documents of each CHB Company, including all amendments thereto; (ii) the stock records of each CHB Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the members or stockholders, as applicable, of each CHB Company, the board of directors or managers, as applicable, of each CHB Company and all committees of the board of directors or managers of each CHB Company. The books of account, stock records, minute books and other records of the CHB Companies are accurate, current and complete in all material respects.

2.2      Capital Structure.

(a)    As of the date of this Agreement, the authorized capital stock of (i) CHB BV consists of 200 shares and (ii) CHB US consists of 1,000 shares of common stock. As of the date of this Agreement, the issued capital stock of (i) CHB BV consists of 200 shares and (ii) CHB US consists of 1,000 shares of common stock. All CHB Shares are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Legal Requirements. Part 2.2(a) of the Contributor Disclosure Schedule sets forth the complete and accurate capitalization of the CHB Subsidiaries as of the date of this Agreement. There are no outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from any CHB Company of any securities of such CHB Company, nor are there any commitments or binding arrangements to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer.

(b)    Except as set forth on Part 2.2(b) of the Contributor Disclosure Schedule: (i) none of the outstanding CHB Shares or shares of capital stock of any of the CHB Subsidiaries are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding CHB Shares or shares of capital stock of any CHB Subsidiary are subject to any right of first refusal; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the CHB Companies having a right to vote on any matters on which the holders of CHB Shares or shares of capital stock of any CHB Subsidiary have a right to vote; (iv) there is no Contract to which a CHB Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any CHB Shares or shares of capital stock of any CHB Subsidiary; and (v) no CHB Company is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding CHB Shares or shares of capital stock of any CHB Subsidiary or other securities. As of the date of this Agreement, there are no CHB Shares that are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with Contributor or under which Contributor has any rights.

2.3      Authority; Non-Contravention; Approvals.

(a)    Contributor has the requisite limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Contributor of this Agreement, the performance by Contributor of its obligations hereunder and the consummation by Contributor of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action on the part of Contributor. This Agreement has been duly and validly executed and delivered by Contributor and, assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes the valid and binding obligation of Contributor, enforceable in accordance with its terms.

(b)    Except as set forth on Part 2.3(b) of the Contributor Disclosure Schedule, the execution and delivery of this Agreement by Contributor does not, and the performance of this Agreement by Contributor will not, (i) conflict with or violate Organizational Documents of Contributor or any CHB Subsidiary, (ii) subject to compliance with the requirements set forth in Section 2.3(c) below, conflict with or violate any Legal Requirement, order, judgment or decree upon which any of the properties of Contributor of any CHB Subsidiary are bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a CHB Material Adverse Effect or would not prevent or materially delay the consummation of the Exchange, or (iii) require Contributor or a CHB Subsidiary to make any filing with or give any notice to a Person, or to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any CHB Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the CHB Companies pursuant to, any CHB Contract to which a CHB Company is a party or by which any CHB Company or any of its properties are bound or affected (except, for purposes of this clause (iii) as would not, individually or in the aggregate, have a CHB Material Adverse Effect or prevent or materially delay the Exchange).

(c)    No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Contributor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any filings contemplated by Section 5.4(a).

2.4      Contributor Financial Statements; No Undisclosed Liabilities.

(a)    The audited consolidated financial statements (including any related notes thereto) representing the financial condition and results of operations of Contributor as of and for the years ended March 28, 2015, April 2, 2016 and April 1, 2017 (collectively, the “Contributor Audited Financials”) previously delivered to the Company (i) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) fairly present in all material respects the consolidated financial position of Contributor as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated and (iii) are consistent with, and have been prepared from, the books and records of Contributor.

(b)    The unaudited consolidated financial statements (including any related notes thereto) representing the financial condition and results of operations of Contributor as of and for the three-month period ending September 30, 2017 (the “Contributor Unaudited Financials”) and, together with the Contributor Audited Financials, the “Contributor Financials”) previously delivered to the Company, and Contributor financial statements as of and for the period ending on any fiscal quarter end or annual period after the date of this Agreement and prior to the Closing that are required to be included in the Proxy Statement, if any, in each case together with the notes thereto, will, when delivered to Company, (i) have been prepared in accordance with GAAP applied on a consistent basis through the periods involved (except as may be indicated in the notes thereto), (ii) fairly present in all material respects the consolidated financial position of Contributor as at the respective dates thereof and the consolidated results of Contributor operations and cash flows for the periods indicated and (iii) be consistent with, and have been prepared from, the books and records of Contributor; in each case, subject to normal reoccurring year-end audit adjustments.

(c)    Except as disclosed on Part 2.4(c) of the Contributor Disclosure Schedule, as of September 30, 2017, no CHB Company has any liabilities (other than valuation adjustments in relation to financial instruments), absolute, accrued, contingent or otherwise of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, except liabilities (i) provided for or referenced in the Contributor Financials, (ii) incurred in connection with the transactions contemplated in this Agreement, (iii) disclosed in Part 2.4(c) of the Contributor Disclosure Schedule, or (iv) incurred since September 30, 2017 in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business, results of operations or financial condition of Contributor and the CHB Companies taken as a whole.

(d)    Since the beginning of the earliest fiscal year covered by the Contributor Audited Financials, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Contributor, the board of managers of Contributor or any committee thereof.

(e)    Since the beginning of the earliest fiscal year covered by the Contributor Audited Financials, neither Contributor nor, to the knowledge of Contributor, its Representatives, have identified any fraud, whether or not material, that involves Contributor’s management or other employees who have a role in the preparation of financial statements, the internal accounting controls utilized by Contributor, any material illegal act or fraud related to the business of the CHB Companies, or any claim or allegation regarding the foregoing.

2.5      Absence Of Certain Changes Or Events.    From October 1, 2017 through the date of this Agreement, each of the CHB Companies has conducted its business only in the ordinary course of business consistent with past practice in all material respects, and there has not been: (a) any event that has had a CHB Material Adverse Effect, (b) any material change, by Contributor in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Contributor Financials, (c) any revaluation by Contributor of any of its assets having a CHB Material Adverse Effect, or writing off notes or accounts receivable that are, individually or in the aggregate, material to the CHB Companies, taken as a whole, other than in the ordinary course of business, or (d) any other action, event or occurrence that would have required the consent of Company pursuant to Section 4.2 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.6      Taxes.

(a)  The Contributor, on behalf of each CHB Company, has duly and timely filed, all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it with respect to the CHB Companies (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects.

(b)  All material Taxes owed by each CHB Company (whether or not shown on any Tax Return) have been timely paid in full.

(c)  No claim has ever been made by an authority in a jurisdiction where a CHB Company does not file Tax Returns that such CHB Company is or may be subject to any material taxation by that jurisdiction.

(d)  No CHB Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no request has been made by any CHB Company in writing for any such extension or waiver.

(e)  There are no liens for any material Taxes on any asset of any CHB Company other than liens for Taxes not yet due and payable.

(f)  No dispute, audit, investigation, proceeding or claim concerning any material Tax liability of any CHB Company has been raised by a Governmental Body in writing, and to the knowledge of Contributor, no such dispute, audit, investigation, proceeding, or claim is pending, being conducted, or claimed.

(g)  Each CHB Company has deducted, withheld and timely paid to the appropriate Governmental Body all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each CHB Company has complied with all reporting and recordkeeping requirements in all material respects.

(h)  No closing agreements, private letter rulings or advance tax rulings, Tax holidays, technical advice memoranda or similar agreements or rulings related to any material Taxes have been entered into, issued or requested from any Governmental Body with or in respect of any CHB Company.

(i)  No CHB Company has ever been a member of an “affiliated group” within the meaning of Code section 1504(a) filing a consolidated federal income Tax Return (other than the “affiliated group” as defined in Code section 1504(a) the common parent of which is one of the CHB Entities). No CHB Company is a party to any material contractual obligation relating to Tax sharing or Tax allocation. No CHB Company has any liability for the Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j)  No CHB Company has participated in any “listed transaction” within the meaning of Treasury regulations section 1.6011-4 or any “tax shelter” within the meaning of Code section 6662.

(k)  Within the past five (5) years, no CHB Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)  Contributor has provided or made available to the Company copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by any CHB Company for any taxable year beginning on or after January 1, 2013, and in each case such copies are true, correct and complete in all material respects.

2.7      Intellectual Property.

(a)  Part 2.7(a) of the Contributor Disclosure Schedule lists all of the patents, patent applications, domain names, registered trademarks and registered copyrights, applications for trademark and copyright registrations (“CHB Registered Intellectual Property”) along with the respective application, registration or filing number that are owned by or exclusively licensed to a CHB Company. Unless otherwise indicated on Part 2.7(a) of the Contributor Disclosure Schedule, Contributor exclusively owns all rights, title and interests in such CHB Registered Intellectual Property free and clear of all Encumbrances other than the Permitted Encumbrances.

(b)  Part 2.7(b)(1) of the Contributor Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to any CHB Company any material right, title or interest in or to any Intellectual Property Rights (the “CHB In Licenses”). Part 2.7(b)(2) of the Contributor Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which a CHB Company has licensed, granted or conveyed to any third party any right, title or interest in or to any material CHB Owned IP (collectively, “CHB Out Licenses” and together with the CHB In Licenses, the “CHB IP Contracts”).

(c)  Except as set forth on Part 2.7(c)(1) of the Contributor Disclosure Schedule, the CHB Companies own, co-own or otherwise possess the right to use all material CHB IP Rights, free, to Contributor’s knowledge, of any infringement or other violation of third party Intellectual Property Rights. Except as set forth on Part 2.7(c)(1) of the Contributor Disclosure Schedule, no CHB Company is, to Contributor’s knowledge, infringing upon or misappropriating any Intellectual Property Rights of any Person. During the three-year period prior to the date of this Agreement, none of the CHB Companies has received any complaint, claim or demand alleging such infringement or misappropriation. Except as set forth in Part 2.7(c)(2) of the Contributor Disclosure Schedule, to Contributor’s knowledge, no Person is infringing upon or misappropriating any CHB Owned IP.

(d)  To Contributor’s knowledge, in the past three (3) years, no CHB Company has had (i) any security breaches, or (ii) material violations of any security policy of such CHB Company, relating to the unauthorized use of Sensitive Data. Each CHB Company is in material compliance with all Legal Requirements regarding the privacy, protection, storage, use and disclosure of Sensitive Data collected by such CHB Company.

2.8      Compliance with Legal Requirements.

(a)  No CHB Company has been or is in conflict with, or in default or violation of, (i) any Legal Requirement, order, judgment or decree applicable to a CHB Company or by which any of its material properties is bound or affected, or (ii) any CHB Contract to which a CHB Company is a party or by which a CHB Company or any of its properties is bound or affected, except for any conflicts, defaults or violations which would not, individually or in the aggregate, have a CHB Material Adverse Effect. No investigation or review by any Governmental Body is pending or, to the knowledge of Contributor, threatened against any CHB Company that could reasonably be expected to result in material liability to the CHB Companies, taken as a whole, nor has any Governmental Body indicated to Contributor or any CHB Company in writing an intention to conduct the same.

(b)  Except as would not, individually or in the aggregate, have or reasonably be expected to have a CHB Material Adverse Effect, the CHB Companies hold all material permits, licenses, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of the CHB Companies taken as a whole (collectively, the “CHB Permits”). The CHB Companies are in compliance in all material respects with the terms of the CHB Permits. Except as would not, individually or in the aggregate, have or reasonably be expected to have a CHB Material Adverse Effect, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Contributor, threatened in writing, which seeks to revoke or materially limit any material CHB Permit. Except as prohibited by applicable Legal Requirements and as would not, individually or in the aggregate, have or reasonably be expected to have a CHB Material Adverse Effect, the rights and benefits of each material CHB Permit will be available to the Group Companies immediately following the Closing.

(c)  None of the CHB Companies and, to the knowledge of Contributor, no director or officer of any CHB Company or Person acting in concert with or on behalf of the CHB Companies, or any officers, employees of the same with respect to any matter relating to any of the CHB Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other analogous legislation in any jurisdiction; or (iii) made any other unlawful payment.

2.9      Legal Proceedings; Orders.

(a)  There is no, and there has not been in the past three (3) years, any pending, or threatened in writing, Legal Proceeding and, to the knowledge of Contributor, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the CHB Companies, any business of any of the CHB Companies or any of the assets owned, leased or used by any of the CHB Companies; and (ii) that challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, the Exchange or any of the other transactions contemplated by this Agreement, in each case as a claimant, defendant or in any other capacity. None of the Legal Proceedings identified in Part 2.9(a) of the Contributor Disclosure Schedule has had or, if adversely determined, would have or result in, either individually or in the aggregate, a CHB Material Adverse Effect. To the knowledge of Contributor, as of the date hereof, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) and clause (ii) of the first sentence of this Section 2.9(a).

(b)  There is no Order to which any of the CHB Companies, or any of the assets owned or used by any of the CHB Companies, is subject that has had or would have or result in, either individually or in the aggregate, a CHB Material Adverse Effect. To the knowledge of Contributor, no director, officer or other key employee of any of the CHB Companies is subject to any Order that prohibits such director, officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the CHB Companies.

2.10    Brokers’ and Finders’ Fees.    Except as set forth on Part 2.10 of the Contributor Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Exchange or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the CHB Companies. Contributor has furnished to Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of any Persons listed on Part 2.10 of the Contributor Disclosure Schedule.

2.11    Employee Benefit Plans.

(a)  Part 2.11(a) of the Contributor Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material plan, program, policy, contract or agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, severance, separation, relocation, termination pay, performance awards, bonus, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, other equity-based award, supplemental retirement, profit sharing, material fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, or other material employee benefits, whether written or unwritten, and each other “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, for current, retired or former employees, directors or consultants of any CHB Company, which is sponsored, maintained, contributed to, or required to be contributed to by any CHB Company or with respect to which a CHB Company has any material liability, but which does not include plans or programs in which a CHB Company is obligated to participate by Legal Requirements (collectively, the “Contributor Employee Plans”).

(b)  Contributor has made available to Company true and complete copies of each Contributor Employee Plan (or, to the extent that a Contributor Employee Plan is unwritten, a reasonably detailed written description of such plan) and all material related plan documents, including, as applicable, trust documents, plan amendments, Insurance Policies or contracts, summary plan descriptions, and compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years. Contributor has also made available to Company true and complete copies of all material non-routine correspondence from a Governmental Body with respect to a Contributor Employee Plan. No Contributor Employee Plan is subject to Title IV of ERISA. Contributor has made available to Company copies of the Form 5500 reports filed for each applicable Contributor Employee Plan for the most recent plan year. Each Contributor Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Service on the form of such Contributor Employee Plan, and to Contributor’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Contributor Employee Plan subject to Section 401(a) of the Code. Contributor has made available to Company the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Contributor Employee Plan, as applicable.

(c)  Each Contributor Employee Plan has been maintained and administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by applicable Legal Requirements (including, where applicable, ERISA and the Code). No Contributor Employee Plan promises or provides retiree medical or other retiree welfare benefits to any person, except to the extent required by Section 4980B of the Code or any similar state, local or non-U.S. Legal Requirement. No material suit or material administrative proceeding or action is pending, or to the knowledge of Contributor is threatened, against or with respect to any Contributor Employee Plan, including, as applicable, any audit by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under the applicable Contributor Employee Plan) or participation in any voluntary correction or amnesty program of the Internal Revenue Service or the United States Department of Labor.

(d)  Neither Contributor nor any ERISA Affiliate of Contributor has ever maintained, established, sponsored, participated in or contributed to, or is or has been obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA), any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code.

(e)  Other than as specifically contemplated by this Agreement or as set forth in Part 2.11(e) of the Contributor Disclosure Schedule, the consummation of the Exchange will not, either alone or in combination with another event, (i) entitle any current or former employee or other service provider of any CHB Company to severance benefits or any other payment (including golden parachute or bonus payments); (ii) accelerate the time of payment or vesting of any payments or benefits or increase the amount of compensation or benefits due any current or former employee or service provider of any CHB Company; (iii) result in the forgiveness of any indebtedness between any CHB Company and any current or former employee or service provider or any such entity; or (iv) result in any obligation to fund future benefits under any Contributor Employee Plan. No benefit payable or that may become payable by Contributor in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement (either alone or in combination with another event) is reasonably likely to result in the imposition of an excise Tax under Section 4999 of the Code or the disallowance of any deduction by reason of Section 280G of the Code.

(f)  Each Contributor Employee Plan that provides benefits principally to persons outside of the United States is in material compliance with applicable Legal Requirements.

2.12    Title to Assets.    Except as set forth on Part 2.12 of the Contributor Disclosure Schedule, the CHB Companies own, and have good, valid and marketable title to, all material tangible assets purported to be owned by them, including all material assets reflected in the books and records of the CHB Companies as being owned by the CHB Companies. All of said assets are owned by the CHB Companies free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable, (ii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any CHB Company, and (iii) Encumbrances described in Part 2.12 of the Contributor Disclosure Schedule collectively, (i) through (iii), “Permitted Encumbrances.” As of the date of this Agreement, Contributor is the sole record and beneficial owner of all the CHB Shares, and, as of the Closing, Contributor shall be the sole record and beneficial owner of all such CHB Shares. Notwithstanding any contrary provision herein, Contributor has, as of the date of this Agreement, and will have as of the Closing, good and marketable title to the CHB Shares, free and clear of all Encumbrances. The CHB Companies are the lessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected in the books and records of the CHB Companies as being leased to the CHB Companies, and the CHB Companies enjoy undisturbed possession of such leased assets.

2.13    Real Property.

(a)  Part 2.13(a) of the Contributor Disclosure Schedule sets forth the address and a description of the use of (i) each parcel of real property that is owned in fee simple by any CHB Company (each being “CHB Owned Real Property”) and (ii) each parcel of real property that is leased, subleased, licensed or otherwise occupied by any CHB Company (each agreement to occupy property, whether written or oral, being hereinafter referred to as a “CHB Real Property Lease” and any real property leased by any CHB Company under any CHB Real Property Lease being hereinafter referred to as “CHB Leased Real Property”) with an aggregate annual payment obligation exceeding $50,000. The CHB Owned Real Property and the CHB Leased Real Property may collectively be hereinafter referred to as the “CHB Real Property.” Part 2.13(a) of the Contributor Disclosure Schedule sets forth a complete list of the CHB Real Property and the applicable CHB Company’s interest therein. The CHB Real Property listed in Part 2.13(a) of the Contributor Disclosure Schedule comprises all material real property interests used in the conduct of the business and operations of the CHB Companies now conducted. To the knowledge of Contributor, (i) each CHB Real Property Lease is valid, binding and enforceable against the applicable CHB Company in accordance with its terms and is in full force and effect and (ii) each CHB Company that leases CHB Leased Real Property as shown on Part 2.13(a) of the Contributor Disclosure Schedule holds a valid leasehold interest under each applicable CHB Real Property Lease.

(b)  Each CHB Company that owns CHB Real Property as shown on Part 2.13(a) of the Contributor Disclosure Schedule has good and marketable, indefeasible, fee simple title to such parcel of CHB Owned Real Property, free and clear of all Encumbrances, except (a) liens for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for in the Contributor Financials in accordance with GAAP; (b) any mechanics’, workmen’s, repairmen’s and other similar liens arising or incurred in the ordinary course in respect of obligations that are not overdue and that are not, individually or in the aggregate, material to the business of Contributor or any CHB Company taken as a whole, or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for in the Contributor Financials in accordance with GAAP; (c) liens relating to equipment leases entered into in the ordinary course; (d) any right of way or easement which does not materially impair the occupancy or use of such CHB Real Property for the purposes for which it is currently used in connection with the applicable CHB Company’s business and (e) liens set forth in Part 2.13(b) of the Contributor Disclosure Schedule. No CHB Company has leased or otherwise granted to any Person, the right to use or occupy all or any material portion of any CHB Owned Real Property. To the knowledge of Contributor, there are no outstanding options, rights of first offer or rights of first refusal to purchase all or any portion of any CHB Owned Real Property or any interest therein.

(c)  No CHB Company has received written notice of a pending, proposed or threatened condemnation or other taking of any CHB Real Property, and to Contributor’s knowledge, and except as disclosed in Part 2.13(c) of the Contributor Disclosure Schedule, no

part of any CHB Owned Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body.

2.14    Environmental Matters.    Except as set forth on Part 2.14 of the Contributor Disclosure Schedule:

(a)  Each of the CHB Companies is, and since January 1, 2015 has been, in material compliance with all Environmental Laws.

(b)  To the knowledge of the Contributor, no Hazardous Materials have been released on, at or from the CHB Real Property by any CHB Company (or, to Contributor’s knowledge, as a result of any actions of any third party or otherwise), or, to Contributor’s knowledge, on, at or from any other real property that any CHB Company has at any time owned, operated, occupied or leased, in any case in violation of Environmental Laws or in a manner that requires reporting, investigation or remediation or otherwise reasonably could be expected to result in material liability for the CHB Companies, taken as a whole, under Environmental Law.

(c)  To the knowledge of the Contributor, each CHB Company currently holds and has complied in all material respects with all material governmental approvals and permits necessary for the conduct of its respective businesses under Environmental Laws, as such businesses are currently being conducted (the “CHB Environmental Permits”). No action or proceeding is pending or, to the knowledge of Contributor, threatened to revoke, materially modify or not renew any CHB Environmental Permits.

(d)  No claim, action, request for information or other proceeding is pending, (or to Contributor’s knowledge, threatened) alleging that any CHB Company has violated or has potential liability under Environmental Law.

(e)  No CHB Company is subject to any unresolved obligations pursuant to any judgment, order, consent order or agreement resolving any alleged violation of or liability under any Environmental Laws.

(f)  Contributor has provided or made available to the Company copies of any and all material environmental studies, investigations and audit reports in the possession of Contributor and related to the environmental condition of the CHB Real Property, or to the compliance or liabilities of the CHB Companies with or under Environmental Law.

2.15    Labor Matters.

(a)  No employee of a CHB Company is currently represented by a labor union or other representative body with respect to the employee’s employment with a CHB Company. No CHB Company is a party to or bound by any collective bargaining agreement or other agreement with any labor organization, works council, or other representative body with respect to any employee of a CHB Company; there are no collective bargaining agreements or other agreements with a labor union, works council or other employee representative organization otherwise applicable or binding on a CHB Company pursuant to Legal Requirements; and no such arrangement is presently being negotiated by any CHB Company. There are no organizing activities, strikes, material grievances, claims of unfair labor practices or other collective bargaining disputes, pending, or to the knowledge of Contributor, threatened against or involving a CHB Company, and there have not been any such activities, strikes, grievances, claims or disputes in the last three (3) years.

(b)  The CHB Companies are in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, individual independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code in the United States and other Legal Requirements in any jurisdiction in which the CHB Companies employ interim employees), including all such Legal Requirements and contracts relating to wages, hours, collective bargaining, classification of employees, employment discrimination, immigration, disability, civil rights, fair labor standards and employment standards, human rights, occupational safety and health, and workers’ compensation, and have timely prepared and, as applicable, filed all employment-related forms (including United States Citizenship and Immigration Services Form I-9) to the extent required by any relevant Governmental Body.

2.16    Contributor Contracts.

(a)  Except as set forth on Part 2.16 of the Contributor Disclosure Schedule, no CHB Company is a party to or is bound by:

(i)    any Contract for the sale of goods or performance of services by any CHB Company having (or expected to have) an actual or anticipated value of at least $1,000,000 in any twelve (12) month-period;

(ii)    any Contract for the purchase of goods or services by a CHB Company from any vendor or supplier having (or expected to have) an actual or anticipated cost of at least $1,000,000 in any twelve (12) month-period;

(iii)    any Contract with a CHB Material Supplier or CHB Material Customer not included in clauses (i) and (ii) above;

(iv)    any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between a CHB Company and any of its officers or directors;

(v)    any Contract imposing any material restriction on the right or ability of any CHB Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any material product or any material technology or other material asset to or for any other Person; (D) to perform services for any other Person; or (E) to otherwise transact business with any other Person;

(vi)    any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(vii)    any Contract relating to the borrowing of money or extension of credit;

(viii)    any real property lease, sublease, license or other agreement relating to the grant, by any CHB Company to any other Person, of any right of possession or use of, or access to, any CHB Real Property with aggregate lease payments exceeding $50,000 in any twelve (12) month period;

(ix)    any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any CHB Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any CHB Company; or

(x)    any Contract not entered into in the ordinary course of business that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,000,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $1,000,000 in the aggregate, other than any arrangement or agreement expressly contemplated by or provided for in this Agreement, that does not allow a CHB Company to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination.

(b)  Contributor has made available to Company an accurate and complete copy of each Contract listed or required to be listed in Part 2.16 of the Contributor Disclosure Schedule and each CHB IP Contract (any such Contract, a “CHB Contract”). No CHB Company and, to the knowledge of Contributor, no other party to a CHB Contract has breached or violated in any material respect or materially defaulted under, or received notice in writing that it has breached, violated or defaulted under, any of the terms or conditions in any material respect of any of the CHB Contracts. Each CHB Contract is valid, binding, enforceable obligation of Contributor, and to the knowledge of Contributor, of the other party or parties thereto, and is in full force and effect.

2.17  Books and Records.    The minute books of the CHB Companies made available to Company or its counsel are the only minute books of the CHB Companies and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the CHB Companies, as the case may be. The books and records of the CHB Companies accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the CHB Companies and have been maintained in accordance with good business and bookkeeping practices.

2.18    Insurance.

(a)  Part 2.18(a) of the Contributor Disclosure Schedule sets forth each of the CHB Companies’ insurance policies or policies maintained on behalf of the CHB Companies (including, as applicable, fire, theft, casualty, general liability, workers compensation, business interruption, environmental, directors’ and officers’ liability, product liability and automobile insurance policies and bond and surety arrangements, collectively “Insurance Policies”). Each Insurance Policy is in full force and effect and is maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the CHB Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each CHB Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Company.

(b)  Except as set forth on Part 2.18(b) of the Contributor Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which any CHB Company is a party, as to which coverage has been questioned, denied or disputed. No CHB Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any CHB Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.19    Customers; Suppliers; Effect of Transaction.    Except as set forth on Part 2.19 of the Contributor Disclosure Schedule, since April 1, 2017, there has not been: (i) any adverse change in the business relationship of the CHB Companies, taken as a whole, with any (A) supplier who is one of the fifteen (15) largest suppliers of the CHB Companies, taken as a whole, measured by dollar value for products or services purchased in each of the two most recent fiscal years (each, a “CHB Material Supplier”) or (B) customer who is one of the fifteen (15) largest customers of the CHB Companies, taken as a whole, measured by dollar value for goods or services rendered in each of the two most recent fiscal years (each, a “CHB Material Customer”); or (ii) any adverse change in any material term (including credit terms) of the sales or related agreements with any CHB Material Supplier or CHB Material Customer, in the case of each of clauses (i) and (ii), that would be material to the business, results of operations or financial condition of Contributor and the CHB Companies taken as a whole. To the knowledge of Contributor, as of the date hereof, no creditor, supplier, employee, client, customer or other Person having a material business relationship with any CHB Company has provided any CHB Company with written notice of its intent to adversely change its relationship with such CHB Company because of the transactions contemplated by this Agreement. Part 2.19 of the Contributor Disclosure Schedule sets forth, for each CHB Material Supplier and CHB Material Customer, the identity of such supplier or customer and amount of annual consideration paid or received, as applicable, during each of the past two (2) fiscal years, from such supplier or customer.

2.20    Product Liability; Product Warranties.    Except as set forth on Part 2.20 to the Contributor Disclosure Schedule, to the knowledge of the Contributor, the products sold or manufactured by the CHB Companies in connection with the business and the services provided by the CHB Companies have complied with and are in compliance with, in all material respects, all applicable (i) Legal Requirements, (ii) industry and self-regulatory organization standards, (iii) contractual commitments, and (iv) express or implied warranties. Except as set forth on Part 2.20 to the Contributor Disclosure Schedule, since January 1, 2015, there has been no determination of any serious defects or imminent safety hazards pursuant to Subpart I of the HUD-Code (24 CFR 3282.401-418) with respect to any product produced, manufactured, marketed, distributed or sold in connection with the business of any CHB Company (including any predecessor entity). To the knowledge of the Contributor, there are not, and there have not been, any material defects or deficiencies in any products or services of the CHB Companies that could reasonably be expected to give rise to or serve as a basis for any determination of any serious defects or imminent safety hazards pursuant to Subpart I of the HUD-Code (24 CFR 3282.401-418) by any CHB Company.

2.21    Interested Party Transactions.    Except as set forth on Part 2.21 of the Contributor Disclosure Schedule, no event has occurred since April 3, 2016 that would be required to be reported by any CHB Company as a transaction with a related person pursuant to Item 404(a) of Regulation S-K, if such CHB Company were required to report such information in periodic reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.22    Disclosure; Company Information.    The information regarding Contributor and the CHB Companies supplied or to be supplied by or on behalf of Contributor for inclusion in the Proxy Statement will, at the time the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Company Shareholders, or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.22 will not apply to statements or omissions included in the Proxy Statement (and, in each case, any amendment or supplement thereto) based upon information regarding Company or any Group Company supplied to Contributor in writing by Company for use therein.

2.23    Acquisition for Own Account.    The Exchange Shares to be issued to Contributor or its members in the Exchange are being acquired for Contributor’s or each of its members’, as applicable, own account and with no intention of distributing or reselling such

Exchange Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States and any state of the United States, without prejudice, however, to the rights of Contributor and its members at all times to sell or otherwise dispose of all or any part of such Exchange Shares in a transaction that does not violate the Securities Act, under an effective registration statement under the Securities Act or under an exemption from such registration requirements available under the Securities Act, and in compliance with other applicable state and federal securities laws.

2.24    Ownership of Company Common Shares.    Other than as a result of this Agreement, neither Contributor nor any CHB Company is, and neither Contributor nor any CHB Company has been a member of a “group” (for purposes of Rule 13d-3 under the Exchange Act) that is, or at any time during the last five years, was an “interested shareholder” of Company as defined in Section  23-1-43-10 of the Indiana Business Corporation Law.

2.25     No Other Representations and Warranties.    Except for the representations and warranties expressly set forth in this Agreement, none of Contributor, any CHB Company, or any other Person acting on their behalf has made or is making any express or implied representation or warranty of any nature to Company, any Group Company or their respective Affiliates and Representatives, at law or in equity, with respect to matters relating to Contributor, the CHB Companies, their respective businesses or any other matter related to or in connection with the transactions contemplated hereby, and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality of the foregoing, none of Contributor, any CHB Company, or any other Person acting on their behalf has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Company, any Group Company or any of their respective Affiliates and Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the CHB Companies or the future business and operations of the CHB Companies or (ii) any other information or documents made available to Company, the Group Companies or their counsel, accountants or advisors with respect to Contributor, the CHB Companies or their respective businesses or operations, except as expressly set forth in this Agreement or the Contributor Disclosure Schedules.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants on its own behalf and, where the context indicates, on behalf of the Group Companies, to Contributor as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date as follows, except (i) as otherwise disclosed or incorporated by reference in the SEC Documents filed on or before the date of this Agreement (other than any forward looking disclosures set forth in any risk factor section or forward looking statement disclaimer and any other disclosure that is similarly nonspecific and predicative or forward looking in nature) and

(ii) except as set forth in the Company Disclosure Schedule delivered to Contributor and dated as of the date hereof:

3.1      Organization and Qualification; Charter Documents.

(a)  Part 3.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. No Group Company owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Company Disclosure Schedule. No Group Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)  Each of the Group Companies is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts by which it is bound, except where the failure to have such corporate power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)  Each of the Group Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)  Company has made available to Contributor accurate and complete copies of: (i) the Organizational Documents of each Group Company, including all amendments thereto; (ii) the stock records of each Group Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of each Group Company, the board of directors of each Group Company and all committees of the board of directors of each Group Company. The books of account, stock records, minute books and other records of the Group Companies are accurate, current and complete in all material respects.

(e)  The copies of the Company’s Articles of Incorporation (filed as Exhibit 3.1 of the Company’s Annual Report on Form 10-K filed on August 26, 2015) and Company’s Amended and Restated Bylaws (filed as Exhibit 3(ii) of the Company’s Current Report on Form 8-K filed on April 17, 2017) are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

(f)  Neither Company nor any entity (as defined in the Investment Canada Act) controlled, directly or indirectly, by Company (as provided in in the Investment Canada Act) carries on a business in Canada that (i) has a place of business in Canada, (ii) an individual or individuals employed or self-employed in connection with the business, and (iii) assets in Canada used in carrying on the business.

3.2      Capital Structure.

(a)  The authorized capital stock of Company consists of 15,000,000 Company Common Shares, of which 8,391,244 shares are issued and outstanding as of the close of business on the day prior to the date hereof, and no shares of preferred stock. 2,825,900 shares of capital stock are held in Company’s treasury. All outstanding Company Common Shares are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Legal Requirements.

(b)  As of the date of this Agreement, Company had reserved an aggregate of 700,000 Company Common Shares for issuance under the Company Incentive Plan, under which Company Options were outstanding for an aggregate of 331,000 Company Common Shares, and 51,000 Company Restricted Stock Awards were outstanding. All Company Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 3.2(b) of the Company Disclosure Schedule lists each outstanding Company Option and Company Restricted Stock Award, the name of the holder of such option or award, the number of shares subject to such option or award, the exercise price of such option, the vesting schedule and termination date of such option or award, and whether the exercisability of such option or vesting or settlement of such award will be accelerated in any way by the transactions contemplated by this Agreement. Each Company Option was granted with an exercise price not less than the fair market value of a Company Common Share on the date such option was approved by the board of directors of Company or an authorized committee thereof. All outstanding options to purchase Company Common Shares and all outstanding Company Restricted Stock Awards with respect to Company Common Shares were granted under the Company Incentive Plan. There are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from any Group Company of any securities of such Group Company, nor are there any commitments or binding arrangements to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer.

(c)  Except as set forth on Part 3.2(c) of the Company Disclosure Schedule: (i) none of the outstanding Company Common Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Company Common Shares are subject to any right of first refusal; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Group Companies having a right to vote on any matters on which the Company Shareholders have a right to vote; (iv) there is no Contract to which the Group Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Common Shares; and (v) no Group Company is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Shares or other securities, and there are no Company Common Shares outstanding that are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract. Part 3.2(c) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by Company with respect to Company Common Shares (including shares issued pursuant to the exercise of stock options) and specifies each holder of such Company Common Shares, the date of purchase and number of such shares, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such shares filed an election under Section 83(b) of the Code with respect to such shares within thirty (30) days of purchase.

3.3      Authority; Non-Contravention; Approvals.

(a)  Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Shareholder Approval, to perform its obligations hereunder and, assuming the approval of the Company Shareholder Approval Matters, to consummate the transactions contemplated hereby, including the Exchange. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company, subject only to Company Shareholder Approval. The Company Shareholder Approval Threshold is the only vote of the holders of any class or series of Company Common Shares necessary to approve the Company Shareholder Approval Matters (collectively, “Company Shareholder Approval”). No Company Shareholder is entitled to any dissenters’ rights, appraisal rights, or any comparable rights as a result of the Exchange under applicable Legal Requirements. This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery of this Agreement by Contributor, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms.

(b)  Company’s board of directors, by resolutions duly adopted by all directors of Company has (i) approved, adopted and declared advisable this Agreement and the Exchange, and determined that this Agreement and the transactions contemplated by this Agreement, including the Exchange, are fair to and in the best interests of the Company, and (ii) approved the Company Shareholder Approval Matters that require board approval, including (1) the Company Charter Amendment to effect an increase in the number of authorized Company Common Shares to 115,000,000 Company Common Shares, a change of the name of Company to “Skyline Champion Corporation” and duly proposed to the Company Shareholders entitled to vote in respect of the Company Charter Amendment that such provisions of the Company Charter Amendment be adopted at the Company Shareholders’ Meeting, and (2) the Exchange Share Issuance, (iii) recommended that the Company Shareholders approve the Company Shareholder Approval Matters, and directed that such matters be submitted for consideration of the Company Shareholders and (iv) approved and adopted the Company Bylaw Amendment.

(c)  The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Organizational Documents of any Group Company, (ii) subject to obtaining the Company

Shareholder Approval and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement, order, judgment or decree upon which any of the properties of Company or any Group Company are bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Exchange, or (iii) except for the matters set forth in Section 3.3(d) below, require a Group Company to make any filing with or give any notice to a Person, or to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Group Companies pursuant to, any Company Contract to which a Group Company is a party or by which any Group Company or any of its properties are bound or affected (except, for purposes of this clause (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Exchange). As of the Closing Date, the provisions of the Control Share Acquisition law of the Indiana Business Corporation Law will not be applicable to the Company or the Exchange.

(d)  No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (ii) any filings contemplated by Section 5.4(a), (iii) the filing of Current Reports on Form 8-K with the SEC within four (4) Business Days after the execution of this Agreement and the Closing Date, (iv) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of NYSE.

3.4      Anti-Takeover Statutes Not Applicable.    The board of directors of Company has taken, or will have taken prior to Closing, all actions necessary so that no Takeover Statute or similar Legal Requirement, or any other restrictions on business combinations, applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Exchange or the other transactions contemplated by this Agreement. Company does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

3.5      SEC Filings; Company Financial Statements; No Undisclosed Liabilities.

(a)  All SEC Documents have been timely filed with the SEC and, as of the time the SEC Documents were filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Documents complied as to form, when filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), in all material respects with applicable Legal Requirements, including the applicable provisions of the Securities Act, the

Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and in each case, any rules and regulations promulgated thereunder, each as in effect on the date so filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing) and (ii) as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing, or, if a registration statement, as amended and supplemented, if applicable, by a filing prior to the date of this Agreement pursuant to the Securities Act, on the date such registration statement or amendment became effective), none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to SEC Documents required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such certification was filed with or furnished to the SEC by Company. No Group Company, other than the Company, is required to file any statements, reports, schedules, forms or other documents with the SEC. As used in this Section 3.5, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Accurate and complete copies of the SEC Documents have been made available (including via EDGAR) to Contributor. As of the date of this Agreement, there are no outstanding or unresolved comments received from SEC staff with respect to the SEC Documents. To the Company’s knowledge, none of the SEC Documents is the subject of ongoing SEC review or investigation, other than any review or investigation initiated as a result of the transactions contemplated by this Agreement.

(b)  The Group Companies have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC (and such disclosure controls and procedures are effective) and all such information is made known to Company’s principal executive officer and principal financial officer. The Company maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is designed to ensure the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, in each case, with respect to the Group Companies, taken as a whole and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Company and the Group Companies, (ii) ensure that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Company and the Group Companies are being made only in accordance with authorizations of management and directors of Company, and (iii) ensure prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Group

Companies that could have a material effect on its financial statements, and such system of internal controls over financial report is effective. Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Company’s outside auditors and the audit committee of Company’s board of directors: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, within the knowledge of Company, that involves management or other employees who have a role in Company’s internal controls over financing reporting. The Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE. There is no reason to believe that Company’s independent auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when required. Neither Company nor any Group Company nor Company’s independent auditors nor any other Person has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of Company’s internal controls; (ii) any illegal act or fraud or allegation of fraud, whether or not material, that involves Company’s management or other employees; or (iii) any claim or allegation regarding any of the foregoing or in respect of any other accounting or auditing matters of the Company. Company is, and has at all times since January 1, 2013 been, in compliance in all material respects with the applicable listing requirements of NYSE, and has not since January 1, 2008 received any notice asserting any non-compliance with the listing requirements of NYSE. Since June 1, 2014, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof. Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year that is currently outstanding or that resulted (or would reasonably be expected to result) in an adjustment to, or any restatement of, the Company Financials. No current or former independent auditor for Company has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with Company on a matter of accounting practices.

(c)  Each of the principal executive officer of Company and the principal financial officer of Company (or each former principal executive officer of Company and each former principal financial officer of Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the SEC Documents, and the statements contained in such certifications were complete, correct and accurate on the date such certifications were made. For purposes of this section, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)  The financial statements (including any related notes thereto) contained or incorporated by reference in the SEC Documents (the “Company Financials”): (i) complied as to form with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected, either individually or in the aggregate, to be material) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Group Companies as of the respective dates thereof and the consolidated results of operations and cash flows of Company for the periods covered thereby. The audited balance sheet of Company as of May 31, 2017 is hereinafter referred to as the “Company Balance Sheet.” No financial statements of any Person other than Company and the Group Companies actually included in the Company Financials are required by GAAP to be included in the Company Financials. Except as required by GAAP, Company has not, between the last day of its most recently ended fiscal year and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year.

(e)  Except as disclosed in the Company Financials, no Group Company has any liabilities (other than valuation adjustments in relation to financial instruments), absolute, accrued, contingent or otherwise of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, except liabilities (i) provided for or referenced in the Company Financials, (ii) incurred in connection with the transactions contemplated in this Agreement, (iii) disclosed in Part 3.5(e) of the Company Disclosure Schedule or (iv) incurred since December 3, 2017 in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business, results of operations or financial condition of Company and the Group Companies taken as a whole.

(f)  There are no Encumbrances on any cash or cash equivalents held by any Group Company.

3.6      Absence Of Certain Changes Or Events.    From the date of the Company Balance Sheet through the date of this Agreement, each of the Group Companies has conducted its business only in the ordinary course of business consistent with past practice in all material respects, and there has not been: (a) any event that has had a Company Material Adverse Effect, (b) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Company Financials, (c) any revaluation by Company of any of its assets having a Company Material Adverse Effect, or writing off notes or accounts receivable that are, individually or in the aggregate, material to the Group Companies, taken as a whole, other than in the ordinary course of business, or (d) any other action, event or occurrence that would have required the consent of Contributor pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.7      Taxes.

(a)  Each Group Company has duly and timely filed, all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects.

(b)  All material Taxes owed by each Group Company (whether or not shown on any Tax Return) has been timely paid in full.

(c)  No claim has ever been made by an authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to any material taxation by that jurisdiction.

(d)  No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no request has been made by any Group Company in writing for any such extension or waiver.

(e)  There are no liens for any material Taxes on any asset of any Group Company other than liens for Taxes not yet due and payable.

(f)  No dispute, audit, investigation, proceeding or claim concerning any material Tax liability of any Group Company has been raised by a Governmental Body in writing, and to the knowledge of Company, no such dispute, audit, investigation, proceeding, or claim is pending, being conducted, or claimed.

(g)  Each Group Company has deducted, withheld and timely paid to the appropriate Governmental Body all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and each Group Company has complied with all reporting and recordkeeping requirements in all material respects.

(h)  No closing agreements, private letter rulings or advance tax rulings, Tax holidays, technical advice memoranda or similar agreements or rulings related to any material Taxes have been entered into, issued or requested from any Governmental Body with or in respect of any Group Company.

(i)  No Group Company has ever been a member of an “affiliated group” within the meaning of Code section 1504(a) filing a consolidated federal income Tax Return (other than the “affiliated group” as defined in Code section 1504(a) the common parent of which is the Company). No Group Company is a party to any material contractual obligation relating to Tax sharing or Tax allocation. No Group Company has any liability for the Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j)  No Group Company has participated in any “listed transaction” within the meaning of Treasury regulations section 1.6011-4 or any “tax shelter” within the meaning of Code section 6662.

(k)  Within the past five years, no Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)  Company has provided or made available to Contributor copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by any Group Company for any taxable year beginning on or after January 1, 2013, and in each case such copies are true, correct and complete in all material respects.

3.8      Intellectual Property.

(a)  Part 3.8(a) of the Company Disclosure Schedule lists all of the patents, patent applications, domain names, registered trademarks and registered copyrights, applications for trademark and copyright registrations (“Company Registered Intellectual Property”) along with the respective application, registration or filing number that are owned by or exclusively licensed to the Company. Unless otherwise indicated on Part 3.8(a) of the Company Disclosure Schedule, the Company exclusively owns all rights, title and interests in such Company Registered Intellectual Property free and clear of all Encumbrances other than the Permitted Encumbrances.

(b)  Part 3.8(b)(1) of the Company Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to Company any material right, title or interest in or to any Intellectual Property Rights (the “Company In Licenses”). Part 3.8(b)(2) of the Company Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which the Company has licensed, granted or conveyed to any third party any right, title or interest in or to any material Company Owned IP (collectively, “Company Out Licenses” and together with the Company In Licenses, the “Company IP Contracts”).

(c)  Except as set forth on Part 3.8(c)(1) of the Company Disclosure Schedule, the Company owns, co-owns or otherwise possesses the right to use all material Company IP Rights, free, to the Company’s knowledge, of any infringement or other violation of third party Intellectual Property Rights. Except as set forth on Part 3.8(c)(1) of the Company Disclosure Schedule, no Group Company is, to the Company’s knowledge, infringing upon or misappropriating any Intellectual Property Rights of any Person. During the three-year period prior to the date of this Agreement, the Company has not received any complaint, claim or demand alleging such infringement or misappropriation. Except as set forth in Part 3.8(c)(2) of the Company Disclosure Schedule, to the Company’s knowledge, no Person is infringing upon or misappropriating any Company Owned IP.

(d)  To the Company’s knowledge, in the past three (3) years, the Company has had no (i) security breaches, or (ii) material violations of any security policy of

Company, relating to the unauthorized use of Sensitive Data. The Company is in material compliance with all Legal Requirements regarding the privacy, protection, storage, use and disclosure of Sensitive Data collected by the Company.

3.9      Compliance with Legal Requirements.

(a)  No Group Company has been or is in conflict with, or in default or violation of, (i) any Legal Requirement, order, judgment or decree applicable to a Group Company or by which its or any of its material properties is bound or affected, or (ii) any Company Contract to which a Group Company is a party or by which a Group Company or its properties is bound or affected, except for any conflicts, defaults or violations which would not, individually or in the aggregate, have a Company Material Adverse Effect. No investigation or review by any Governmental Body is pending or, to the knowledge of Company, threatened against any Group Company that could reasonably be expected to result in material liability to the Group Companies, taken as a whole, nor has any Governmental Body indicated to a Group Company in writing an intention to conduct the same.

(b)  Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, the Group Companies hold all material permits, licenses, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of the Group Companies taken as a whole (collectively, the “Company Permits”). The Group Companies are in compliance in all material respects with the terms of the Company Permits. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened in writing, which seeks to revoke or materially limit any material Company Permit. Except as prohibited by applicable Legal Requirements and as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, the rights and benefits of each Company Permit will be available immediately following the Closing.

(c)  No Group Company and, to the knowledge of Company, no Representative of any Group Company or Person acting in concert with or on behalf of the Group Companies, or any officers, employees or Representatives of the same with respect to any matter relating to any of the Group Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other analogous legislation in any jurisdiction; or (iii) made any other unlawful payment.

3.10    Legal Proceedings; Orders.

(a)  There is no, and there has not been in the past three (3) years, any pending, or threatened in writing, Legal Proceeding and, to the knowledge of Company, no

Person has threatened to commence any Legal Proceeding: (i) that involves any of the Group Companies, any business of any of the Group Companies or any of the assets owned, leased or used by any of the Group Companies; and (ii) that challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, the Exchange or any of the other transactions contemplated by this Agreement, in each case as a claimant, defendant or in any other capacity. None of the Legal Proceedings identified in Part 3.10(a) of the Company Disclosure Schedule has had or, if adversely determined, would have or result in, either individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of Company, as of the date hereof, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) and clause (ii) of the first sentence of this Section 3.10(a).

(b)  There is no Order to which any of the Group Companies, or any of the assets owned or used by any of the Group Companies, is subject that has had or would have or result in, either individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of Company, no director, officer or other key employee of any of the Group Companies is subject to any Order that prohibits such director, officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Group Companies.

3.11    Brokers’ and Finders’ Fees.    Except as set forth on Part 3.11 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Exchange or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Group Companies. Company has furnished to Contributor accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of any Persons listed on Part 3.11 of the Company Disclosure Schedule.

3.12    Employee Benefit Plans.

(a)  Part 3.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material plan, program, policy, contract or agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, severance, separation, relocation, termination pay, performance awards, bonus, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, other equity-based award, supplemental retirement, profit sharing, material fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, or other material employee benefits, whether written or unwritten, and each other “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for current, retired or former employees, directors or consultants of any Group Company, which is sponsored, maintained, contributed to, or required to be contributed to by such Group Company or with respect to which such Group Company has any material liability, but which does not include plans or programs in which any Group Company is obligated to participate in by Legal Requirements (collectively, the “Company Employee Plans”).

(b)  Company has made available to Contributor true and complete copies of each Company Employee Plan (or, to the extent that a Company Employee Plan is unwritten, a reasonably detailed written description of such plan) and all material related plan documents, including, as applicable, trust documents, plan amendments, Insurance Policies or contracts, summary plan descriptions, and compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years. Company has also made available to Contributor true and complete copies of all material non-routine correspondence from a Governmental Body with respect to a Company Employee Plan. No Company Employee Plan is subject to Title IV of ERISA. Company has made available to the Contributor copies of the Form 5500 reports filed for each applicable Company Employee Plan for the most recent plan year. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Services on the form of such Company Employee Plan, and to Company’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. Company has made available to the Contributor the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, as applicable.

(c)  Each Company Employee Plan has been maintained and administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by applicable Legal Requirements (including, where applicable, ERISA and the Code). None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except to the extent required by Section 4980B of the Code or any similar state, local or non-U.S. Legal Requirement. No material suit or material administrative proceeding or action is pending, or to the knowledge of Company, is threatened, against or with respect to any Company Employee Plan, including, as applicable, any audit by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under the applicable Company Plan) or participation in any voluntary correction or amnesty program of the Internal Revenue Service or the United States Department of Labor.

(d)  Neither Company nor any ERISA Affiliate of Company has ever maintained, established, sponsored, participated in or contributed to, or is or has been obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA), any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code.

(e)  Other than as specifically contemplated by this Agreement or as set forth on Part 3.12(e) of the Company Disclosure Schedule, the consummation of the Exchange will not, either alone or in combination with another event, (i) entitle any current or former employee or other service provider of any Group Company to severance benefits or any other payment (including golden parachute or bonus payments); (ii) accelerate the time of payment or vesting of any payments or benefits or increase the amount of compensation or benefits due any current or former employee or service provider of any Group Company; (iii) result in the forgiveness of any indebtedness between any Group Company and any current or former employee or service provider or any such entity; or (iv) result in any obligation to fund future benefits under any Company Employee Plan. Other than as set forth on Part 3.12(e) of the Company Disclosure Schedule, no benefit payable or that may become payable by the Company in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement (either alone or in combination with another event) is reasonably likely to result in the imposition of an excise Tax under Section 4999 of the Code or the disallowance of any deduction by reason of Section 280G of the Code.

(f)  The Group Companies do not sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

3.13    Real Property.

(a)  Part 3.13(a) of the Company Disclosure Schedule sets forth the address and a description of the use of (i) each parcel of real property that is owned in fee simple by any Group Company (each being “GC Owned Real Property”) and (ii) each parcel of real property that is leased, subleased, licensed or otherwise occupied by any Group Company (each agreement to occupy property, whether written or oral, being hereinafter referred to as a “GC Real Property Lease” and any real property leased by any Group Company under any GC Real Property Lease being hereinafter referred to as “GC Leased Real Property”) with an aggregate annual payment obligation exceeding $50,000. The GC Owned Real Property and the GC Leased Real Property may collectively be hereinafter referred to as the “GC Real Property.” Part 3.13(a) of the Company Disclosure Schedule sets forth a complete list of the GC Real Property and the applicable Group Company’s interest therein. The GC Real Property listed in Part 3.13(a) of the Company Disclosure Schedule comprises all material real property interests used in the conduct of the business and operations of the Group Companies now conducted. Each GC Real Property Lease is valid, binding and enforceable against the applicable Group Company in accordance with its terms and is in full force and effect. Each Group Company that leases GC Leased Real Property as shown on Part 3.13(a) of the Company Disclosure Schedule holds a valid leasehold interest under each applicable GC Real Property Lease.

(b)  Each Group Company that owns GC Real Property as shown on Part 3.13(a) of the Company Disclosure Schedule has good and marketable, indefeasible, fee simple title to such parcel of GC Owned Real Property, free and clear of all Encumbrances, except (a) liens for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for on the Company Balance Sheet in accordance with GAAP; (b) any mechanics’, workmen’s, repairmen’s and other similar liens arising or incurred in the ordinary course in respect of obligations that are not overdue and that are not, individually or in the aggregate, material to the business of the Company or any Group Company, or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for on the Company Balance Sheet in accordance with GAAP; (c) liens relating to equipment leases entered into in the ordinary course; (d) any right of way or easement which does not materially impair the occupancy or use of such GC Real Property for the purposes for which it is currently used in connection with the applicable Group Company’s business; and (e) liens set forth in Part 3.22 of the Company Disclosure Schedule. No Group Company has leased or otherwise granted to any Person, the right to use or occupy all or any portion of any GC Owned Real Property. There are no outstanding options, rights of first offer or rights of first refusal to purchase all or any portion of any GC Owned Real Property or any interest therein.

(c)  No Group Company has received written notice of a pending, proposed or threatened condemnation or other taking of any GC Real Property, and to the Company’s knowledge, and except as disclosed in Part 3.13(c) of the Company Disclosure Schedule, no part of any GC Owned Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body.

(d)  The Company, after reasonable investigation, has delivered or made available to Contributor, copies of all material documents contained in the Company’s books and records related to the GC Owned Real Property, including without limitation, vesting deeds, owner’s title insurance policies (and underlying documents), existing surveys, property condition reports, any mortgages, deeds of trust, loan agreements, notes, security agreements or related documents. There has been no material casualty with respect to any parcel of GC Owned Real Property. No Group Company is obligated to purchase any of the GC Leased Real Property or any portion thereof or interest therein, or to purchase any real property.

3.14    Environmental Matters.    Except as set forth on Part 3.14 of the Company Disclosure Schedule:

(a)  Each of the Group Companies is, and since January 1, 2015 have been, in material compliance with all Environmental Laws.

(b)  To the knowledge of the Company, no Hazardous Materials have been released on, at or from the GC Real Property by any Group Company (or, to the Company’s knowledge, as a result of any actions of any third party or otherwise), or, to the Company’s knowledge, on, at or from any other real property that any Group Company have at any time owned, operated, occupied or leased, in any case in violation of Environmental Laws or in a manner that requires reporting, investigation or remediation or otherwise reasonably could be expected to result in material liability for the Group Companies, taken as a whole, under Environmental Law.

(c)  To the knowledge of the Company, the Group Companies currently hold and have complied in all material respects with all material governmental approvals and permits necessary for the conduct of their respective businesses under Environmental Laws, as such businesses are currently being conducted (the “Company Environmental Permits”). No action or proceeding is pending or, to the knowledge of the Company, threatened to revoke, materially modify or not renew any Company Environmental Permits.

(d)  No claim, action, request for information or other proceeding is pending, (or to the Company’s knowledge, threatened) alleging that any Group Company has violated or has potential liability under Environmental Law.

(e)  No Group Company has or is subject to any unresolved obligations pursuant to any judgment, order, consent order or agreement resolving any alleged violation of or liability under any Environmental Laws.

(f)  The Company has provided or made available to Contributor copies of any and all material environmental studies, investigations and audit reports in the possession of any Group Company and related to the environmental condition of the GC Real Property, or to the compliance or liabilities of the Group Companies with or under Environmental Law.

3.15    Labor Matters.

(a)  No employee of a Group Company is currently represented by a labor union or other representative body with respect to the employee’s employment with a Group Company. No Group Company is a party to or bound by any collective bargaining agreement or other agreement with any labor organization, works council, or other representative body with respect to any employee of a Group Company; there are no collective bargaining agreements or other agreements with a labor union, works council or other employee representative organization otherwise applicable or binding on a Group Company pursuant to Legal Requirements; and no such arrangement is presently being negotiated by any Group Company. There are no organizing activities, strikes, material grievances, claims of unfair labor practices or other collective bargaining disputes, pending, or to the knowledge of the Company, threatened against or involving a Group Company, and there have not been any such activities, strikes, grievances, claims or disputes in the last three (3) years.

(b)  The Group Companies are in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, individual independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code in the United States and other Legal Requirements in any jurisdiction in which the Group Companies employ interim employees), including all such Legal Requirements and contracts relating to wages, hours, collective bargaining, classification of employees, employment discrimination, immigration, disability, civil rights, fair labor standards and employment standards, human rights, occupational safety and health, and workers’ compensation, and have timely prepared and, as applicable, filed all employment-related forms (including United States Citizenship and Immigration Services Form I-9) to the extent required by any relevant Governmental Body.

3.16    Company Contracts.

(a)  Except as set forth in the exhibit list to Company’s Annual Report on Form 10-K for the year ended May 31, 2017 or Part 3.16 of the Company Disclosure Schedule, no Group Company is a party to or is bound by:

(i)    any Contract for the sale of goods or performance of services by any Group Company having (or expected to have) an actual or anticipated value of at least $250,000 in any twelve (12) month-period;

(ii)    any Contract for the purchase of goods or services by a Group Company from any vendor or supplier having (or expected to have) an actual or anticipated cost of at least $250,000 in any twelve (12) month-period;

(iii)    any Contract with a Company Material Supplier or Company Material Customer not included in clauses (i) and (ii) above;

(iv)    any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between a Group Company and any of its officers or directors;

(v)    any Contract imposing any material restriction on the right or ability of any Group Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any material product or any material technology or other material asset to or for any other Person; (D) to perform services for any other Person; or (E) to otherwise transact business with any other Person;

(vi)    any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(vii)    any Contract relating to the borrowing of money or extension of credit;

(viii)    any real property lease, sublease, license or other agreement relating to the grant, by any Group Company to any other Person, of any right of possession or use of, or access to, any GC Real Property with aggregate lease payments exceeding $250,000 in any twelve (12) month period;

(ix)    any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Group Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Group Company;

(x)    any Contract not entered into in the ordinary course of business that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate, other than any arrangement or agreement expressly contemplated by or provided for in this Agreement, that does not allow a Group Company to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination; or

(xi)    any Contract that would otherwise be required to be filed as an exhibit to a periodic report under the Exchange Act, as provided by Item 601 of Regulation S-K promulgated under the Exchange Act.

(b)  Company has made available to Contributor an accurate and complete copy of each Contract listed or required to be listed in Part 3.16 of the Company Disclosure Schedule and each Company IP Contract (any such Contract, including copies of any Contract that would be listed in Part 3.16 of the Company Disclosure Schedules but for its inclusion in the most recent exhibit list of Company’s Form 10-K for the year ended May 31, 2017, a “Company Contract”). No Group Company and, to the Company’s knowledge, no other party to a Company Contract has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts in any material respect. Each Company Contract is valid, binding, enforceable obligation of Company, and to the knowledge of Company, of the other party or parties thereto, and is in full force and effect and in full force and effect.

3.17    Books and Records.    The minute books of the Group Companies made available to Contributor or its counsel are the only minute books of Company and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and shareholder or actions by written consent since the time of incorporation of such Group Company, as the case may be. The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Group Companies and have been maintained in accordance with good business and bookkeeping practices.

3.18    Insurance.

(a)  Part 3.18(a) of the Company Disclosure Schedule sets forth each Insurance Policy to which any Group Company is a party. Each Insurance Policy is in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Group Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each Group Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Contributor.

(b)  Except as set forth on Part 3.18(b) of the Company Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which any Group Company is a party, as to which coverage has been questioned, denied or disputed. No Group Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Group Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

3.19    Opinion of Financial Advisor.    The board of directors of Company has received an opinion of Jefferies LLC, financial advisor to Company, dated the date of this Agreement, to the effect that the issuance of the Exchange Shares to Contributor is fair to Company from a financial point of view. Company will furnish an accurate and complete copy of said opinion to Contributor for informational purposes only promptly after the date hereof.

3.20    Shell Company Status.  Company is not an issuer identified in Rule 144(i)(1) of the Securities Act.

3.21    Customers; Suppliers; Effect of Transaction.    Except as set forth on Part 3.21 of the Company Disclosure Schedule, since May 31, 2017, there has not been: (i) any adverse change in the business relationship of any Group Company with any (A) supplier who is one of the fifteen (15) largest suppliers of the Group Companies, taken as a whole, measured by dollar value for products or services purchased in each of the two most recent fiscal years (each, a “Company Material Supplier”) or (B) customer who is one of the fifteen (15) largest customers of the Group Companies measured by dollar value for goods or services rendered in the two most recent fiscal years (each, a “Company Material Customer”); or (ii) any adverse change in any material term (including credit terms) of the sales or related agreements with any Company Material Supplier or Company Material Customer, in the case of each of clauses (i) and (ii), that would be material to the business, results of operations or financial condition of Company and the Group Companies taken as a whole. To the knowledge of Company, no creditor, supplier, employee, client, customer or other Person having a material business relationship with any Group Company has provided any Group Company with written notice of its intent to adversely change its relationship with any Group Company because of the transactions contemplated by this Agreement. Part 3.21 of the Company Disclosure Schedule sets forth, for each Company Material Supplier and Company Material Customer, the identity of such supplier or customer and amount of annual consideration paid or received, as applicable, during each of the past two fiscal years, from such supplier or customer.

3.22    Title to Assets.    Except as set forth on Part 3.22 of the Company Disclosure Schedule, the Group Companies own, and have good, valid and marketable title to, all material tangible assets purported to be owned by them, including all material assets reflected in the books and records of the Group Companies as being owned by the Group

Companies. All of said assets are owned by the Group Companies free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable, (ii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Group Company, and (iii) Encumbrances described in Part 3.22 of the Company Disclosure Schedule. The Group Companies are the lessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected in the books and records of the Group Companies as being leased to the Group Companies, and the Group Companies enjoy undisturbed possession of such leased assets.

3.23    Product Liabilities; Product Warranties.    Except as set forth on Part 3.23 to the Company Disclosure Schedule, to the knowledge of the Company, the products sold or manufactured by the Group Companies in connection with the business and the services provided by the Group Companies have complied with and are in compliance with, in all material respects, all applicable (i) Legal Requirements, (ii) industry and self-regulatory organization standards, (iii) contractual commitments, and (iv) express or implied warranties. Except as set forth on Part 3.23 to the Company Disclosure Schedule, since January 1, 2015, there has been no determination of any serious defects or imminent safety hazards pursuant to Subpart I of the HUD-Code (24 CFR 3282.401-418) with respect to any product produced, manufactured, marketed, distributed or sold in connection with the business of any Group Company (including any predecessor entity). To the knowledge of the Company, there are not, and there have not been, any material defects or deficiencies in any products or services of the Group Companies that could reasonably be expected to give rise to or serve as a basis for any determination of any serious defects or imminent safety hazards pursuant to Subpart I of the HUD-Code (24 CFR 3282.401-418) by any Group Company.

3.24    Related Party Transactions.    Part 3.24 of the Company Disclosure Schedule contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Company or any Group Company, on the one hand, and any of their respective Affiliates (other than Company or any Group Company), directors, executive officers and/or any Company shareholders known by the Company to beneficially own more than 5% of outstanding Company Common Shares, on the other hand, are or have been a party or otherwise bound or affected, other than any such agreements, contracts, transfers of assets or liabilities or other commitments or transactions disclosed in the SEC Documents.

3.25    Valid Issuance. The Exchange Shares to be issued pursuant to this Agreement, subject to the Company Shareholder Approval and filing of the Company Charter Amendment with the Indiana Secretary of State, will be duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.

3.26    Disclosure; Company Information.    None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Company Shareholders, or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the applicable Legal Requirements. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by any of the CHB Companies, any Contributor or any of their respective Representatives for inclusion in the and Proxy Statement.

3.27    No Other Representations and Warranties.    Except for the representations and warranties expressly set forth in this Agreement, none of Company, any Group Company, or any other Person acting on their behalf has made or is making any express or implied representation or warranty of any nature to Contributor, any CHB Company or their respective Affiliates and Representatives, at law or in equity, with respect to matters relating to Company, the Group Companies, their respective businesses or any other matter related to or in connection with the transactions contemplated hereby, and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality of the foregoing, none of Company, any Group Company, or any other Person acting on their behalf has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Contributor, any CHB Company or any of their respective Affiliates and Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Company or any Group Company or the future business and operations of Company and the Group Companies or (ii) any other information or documents made available to Contributor, the CHB Companies or their counsel, accountants or advisors with respect to Company, the Group Companies or their respective businesses or operations, except as expressly set forth in this Agreement or the Contributor Disclosure Schedules and the SEC Documents.

ARTICLE 4

CONDUCT OF BUSINESS PENDING THE CLOSING

4.1      Conduct of Company Business.    Except as set forth on Part 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (the “Pre-Closing Period”), Company agrees, except to the extent permitted by the terms of this Agreement or otherwise to the extent Contributor consents in writing, to (i) conduct its operations according to its ordinary course of business; (ii) use its reasonable best efforts to preserve intact its business, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, distributors, consultants, customers and others having material business relationships with it, except in each case, to the extent that the termination of any such services or relationships is in the ordinary course of business; (iii) not take any actions with respect to the accounting books and records of the Group Companies that are not consistent with the Group Companies’ past practice and (iv) not take any action which would reasonably be expected to adversely affect its ability to consummate the Exchange or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth on Part 4.1 of the Company Disclosure Schedule, during the Pre-Closing Period, Company will not, and will not permit any Group Company to, without the prior written consent of Contributor (which consent shall not be unreasonably withheld, delayed or conditioned), directly or indirectly, do any of the following:

(a)  amend or otherwise change any of its Organizational Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)  except pursuant to the exercise of any Company Options outstanding as of the date hereof, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interests and profits interests);

(c)  redeem, repurchase or otherwise acquire, directly or indirectly, any Company Common Shares (including, for the avoidance of doubt, Company Options and restricted Company Common Shares) (other than pursuant to a currently outstanding repurchase right in favor of Company with respect to unvested shares, at no more than cost);

(d)  incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others;

(e)  sell, pledge, dispose of or create an Encumbrance with respect to any assets, except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) sales of assets not in the ordinary course of business and not exceeding $500,000, individually or in the aggregate, and (iii) dispositions of worthless assets; provided, however, that notwithstanding the foregoing, in no event shall the Company or any Group Company sell, pledge, dispose of or create an Encumbrance with respect to any asset or assets that are material to the operation of the business of the Company and the Group Companies, taken as a whole (including, for the avoidance of doubt, any plant assets);

(f)  except as contemplated pursuant to Section 5.18 of this Agreement, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options;

(g)  except as contemplated pursuant to Section 5.18 of this Agreement, accelerate the vesting of or amend any Company Restricted Stock Award;

(h)  (i) except as otherwise provided in Section 5.19 of this Agreement, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(i)  sell, assign, transfer, license, sublicense or otherwise dispose of any Intellectual Property Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(j)  acquire or agree to acquire (by merger, consolidation, or acquisition of stock or assets in or a portion of) any corporation, partnership, joint venture, association or other business organization or division thereof or any securities, rights, properties or assets thereof that are, individually or in the aggregate, in excess of $1,000,000, or enter into any joint venture or similar arrangement;

(k)  dispose or agree to dispose (by merger, consolidation, or acquisition of stock or assets in or a portion of) of any corporation, partnership, joint venture, association or other business organization or division thereof or any securities, rights, properties or assets thereof;

(l)  enter into or amend any material terms of any Company Contract or any contract that would be a Company Contract if in existence on the date hereof, grant any release or relinquishment of any material rights under any Company Contract, terminate any Company Contract, or assign or sublet any lease;

(m)  forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(n)  enter into any Contract with any Affiliate;

(o)  enter into any new line of business or modify any existing lines of business;

(p)  take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures or write-down or write-up the value of any asset or write-off any accounts receivable or notes receivable or accelerate or delay the payment of accounts payable, accelerate or delay the collection of any notes or accounts receivable or fail to timely pay accounts payable and other business obligations or to collect accounts receivable, or otherwise deviate from historical practices in respect of recurring accrued liabilities, including, but not limited to, warranties, insurance, compensation, marketing accruals and customer deposits;

(q)  (i) make or change any Tax election, (ii) change any Tax accounting period or method, (iii) settle or compromise any material federal, state, local or foreign Tax liability, or (iv) take any other action with which could increase the Tax liability of the Group Companies after the Closing Date or compromise any Tax assets of the Group Companies;

(r)  pay, discharge, settle, compromise or satisfy any pending claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company Financials, or incurred in the ordinary course of business and consistent with past practice or (ii) any payment, discharge, settlement, compromise or satisfaction of any claims, liabilities or obligations which payment, discharge, settlement, compromise or satisfaction does not provide for, and is not contingent upon, any order, injunction or other equitable relief or relief other than money damages, and with monetary damages not exceeding $50,000;

(s)  authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any contract with respect to, any plan of liquidation or dissolution;

(t)  initiate any litigation, action, suit, proceeding, claim or arbitration (each, an “Action”) or settle or agree to settle any Action (except for any Action arising out of or related to this Agreement or the transactions contemplated hereby in accordance with Section 5.16);

(u)  except as required pursuant to any Company Employee Plan in effect as of the date hereof or as required by applicable Legal Requirements, (i) increase the compensation or other benefits payable or to become payable to directors, executive officers, key employees or independent contractors of the Company or any of its Subsidiaries, except for increases in cash compensation in the ordinary course of business in amounts not exceeding 3% of each such person’s annual cash compensation as of the date hereof in connection with normal periodic performance reviews, (ii) grant any severance or termination pay to, or enter into any severance agreement with any director, executive officer, employee or independent contractor of the Company or any of its Subsidiaries, (iii) enter into any employment, severance, retention or change of control agreement with any employee or new hire of the Company or any of its Subsidiaries, (iv) establish, adopt, enter into, amend or terminate any Company Employee Plan or other plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers, employees or independent contractors or any of their beneficiaries, except for amendments in the ordinary course of business consistent with past practice that do not in any manner materially increase the cost to the Company or its Subsidiaries, (v) take any action to fund or accelerate the payment of compensation or benefits under any Company Employee Plan, (vi) adopt, enter into, establish, amend or terminate any collective bargaining agreement or other arrangement relating to union or organized employees, (vii) terminate the employment of any executive officer of the Company, other than for cause, (viii) hire or promote any employee other than hires or promotions in the ordinary course of business consistent with past practice below the level of Vice President with a total annual compensation (base salary plus annual target bonus opportunity) below $200,000 or (ix) take any action that could reasonably be expected to give rise to any liability or obligation of the Company or any Group Company under the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local statute;

(v)  (i) fail to maintain in full force and effect insurance policies of the Company and its properties, businesses, assets and operations in a form and amount consistent with past practice in all material respects or (ii) surrender all or any portion of any of the Group Companies’ life insurance policies;

(w)  make or agree to make, or permit any of its Subsidiaries to make or agree to make, capital expenditures totaling in the aggregate more than $250,000 other than those capital expenditures contemplated by the Company operating budget as of the date hereof previously provided to Contributor; or

(x)  take, or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(w) above, or any action which would make any of the representations or warranties of Company contained in this Agreement untrue or incorrect or would prevent Company from performing, or cause Company not to perform, its covenants hereunder or would result in any of the conditions to the Exchange set forth herein not being satisfied.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Contributor, directly or indirectly, the right to control or direct the operations of any Group Company prior to the Closing, (ii) prior to the Closing, each Group Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Contributor will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements. Prior to the Closing, the Group Companies will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

4.2      Conduct of CHB Business.    Except as set forth on Part 4.2 of the Contributor Disclosure Schedule and Section 4.3 of this Agreement, during the Pre-Closing Period, Contributor agrees, with respect to the CHB Companies, to, except to the extent permitted by the terms of this Agreement or otherwise to the extent Company consents in writing, (i) conduct the operations of the CHB Companies according to its ordinary course of business; (ii) use its reasonable best efforts to preserve intact the business of the CHB Companies, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, distributors, consultants, customers and others having material business relationships with the CHB Companies, except in each case, to the extent that the termination of any such services or relationships is in the ordinary course of business; (iii) not take any actions with respect to the accounting books and records of the CHB Companies that are not consistent with the CHB Companies’ past practice and

(iv) not take any action which would reasonably be expected to adversely affect Contributor’s ability to consummate the Exchange or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth on Part 4.2 of the Contributor Disclosure Schedule, during the Pre-Closing Period, Contributor will not, and will not permit any CHB Company to, without the prior written consent of Company (which consent shall not be unreasonably withheld, delayed or conditioned), directly or indirectly, do any of the following:

(a)  amend or otherwise change any of the Organizational Documents of any CHB Company, or otherwise alter the corporate structure of any CHB Company through merger, liquidation, reorganization or otherwise;

(b)  issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interests and profits interests) of any CHB Company;

(c)  incur any indebtedness or guarantee any indebtedness for borrowed money of any CHB Company or issue or sell any debt securities or guarantee any debt securities of any CHB Company or other obligations of others with respect to any CHB Company;

(d)  sell, pledge, dispose of or create an Encumbrance with respect to any assets of any CHB Company, except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) sales of assets not in the ordinary course of business and not exceeding $1,000,000, individually or in the aggregate, and (iii) dispositions of worthless assets;

(e)  (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of the capital stock of any CHB Company, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of any capital stock of any CHB Company or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(f)  sell, assign, transfer, license, sublicense or otherwise dispose of any material CHB IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(g)  acquire or agree to acquire (by merger, consolidation, or acquisition of stock or assets in or a portion of) any corporation, partnership, joint venture, association or other business organization or division thereof or any securities, rights, properties or assets thereof that are, individually or in the aggregate, in excess of $5,000,000, or enter into any joint venture or similar arrangement;

(h)  dispose or agree to dispose (by merger, consolidation, or acquisition of stock or assets in or a portion of) of any corporation, partnership, joint venture, association or other business organization or division thereof or any securities, rights, properties or assets thereof;

(i)  enter into any new line of business that is material to the CHB Companies, taken as a whole;

(j)  enter into or amend any material terms of a CHB Contract or any contract that would be a CHB Contract if in existence on the date hereof, in each case, outside of the ordinary course of business, or grant any release or relinquishment of any material rights under any CHB Contract, terminate any CHB Contract, or assign or sublet any CHB Real Property Lease;

(k)  take any action, other than as required by applicable Legal Requirements or GAAP to change accounting policies or procedures of any CHB Company or write-down or write-up the value of any asset or write-off any accounts receivable or notes receivable or accelerate or delay the payment of accounts payable, accelerate or delay the collection of any notes or accounts receivable or fail to timely pay accounts payable and other business obligations or to collect accounts receivable, or otherwise deviate from historical practices in respect of recurring accrued liabilities, including, but not limited to, warranties, insurance, compensation, marketing accruals and customer deposits;

(l)  (i) make or change any Tax election, (ii) change any Tax accounting period or method, (iii) settle or compromise any material federal, state, local or foreign Tax liability, or (iv) take any other action which could increase the Tax liability of a CHB Company after the Closing Date, in each case, in respect of a CHB Company;

(m)  pay, discharge, settle, compromise or satisfy any pending claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Contributor Financials, or incurred in the ordinary course of business and consistent with past practice or (ii) any payment, discharge, settlement, compromise or satisfaction of any claims, liabilities or obligations which payment, discharge, settlement, compromise or satisfaction does not provide for, and is not contingent upon, any order, injunction or other equitable relief or relief other than money damages, and with monetary damages not exceeding $250,000;

(n)  authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any contract with respect to, any plan of liquidation or dissolution;

(o)  initiate any Action or settle or agree to settle any Action (except for any Action arising out of or related to this Agreement or the transactions contemplated hereby);

(p)  fail to maintain in full force and effect all material insurance policies in respect of the CHB Entities and their respective properties, businesses, assets and operations in a form and amount consistent with past practice in all material respects; or

(q)  take, or agree in writing or otherwise to take, any of the actions described in Section 4.2(a) through Section 4.2(p) above, or any action which would make any of the representations or warranties of Contributor contained in this Agreement untrue or incorrect or would prevent Contributor from performing, or cause Contributor not to perform, its covenants hereunder or would result in any of the conditions to the Closing set forth herein not being satisfied. For the avoidance of doubt, nothing in this Section 4.2 shall prohibit the CHB Companies from declaring, setting aside, making or paying any cash dividend or other cash distribution in respect of any of its capital stock.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of any CHB Company prior to the Closing, (ii) prior to the Closing, each CHB Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Company will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements. Prior to the Closing, the CHB Companies will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

4.3      Contributor Strategic Transactions.    Notwithstanding anything to the contrary in Section 4.2 of this Agreement, the Parties hereby agree that nothing in Section 4.2 hereof shall or shall be deemed to prohibit, limit, impair or restrict Contributor, any CHB Company or any of its and their respective Affiliates, Representatives, officers, directors, employees or agents from engaging, negotiating, discussing or cooperating with, or providing information to, any Person, or considering, soliciting, initiating, encouraging, inducing, negotiating, facilitating or taking any other actions, in each case, in respect of any Contributor Strategic Transaction; provided, however, that Contributor shall not enter into a definitive agreement in respect of any Contributor Strategic Transaction unless (i) the Company has taken a Permitted Action and, (ii) substantially contemporaneously with entering into such definitive agreement Contributor provides notice of its termination of this Agreement pursuant to Section 7.1(j) hereof; and provided further that Contributor shall take no action in connection with the foregoing that would (absent a valid termination of this Agreement) cause any condition precedent to Closing to fail to be satisfied; provided further, that notwithstanding the foregoing, nothing in this Section 4.3 shall prohibit, limit, impair or restrict Contributor or any CHB Company from taking any action that is not otherwise prohibited by Section 4.2.

4.4    Control Share Acquisition.    Promptly upon the request of Contributor and, in any event, prior to the Closing, the board of directors of the Company shall take all necessary actions so that the provisions of the Control Share Acquisition law of the Indiana Business Corporation Law will not be applicable to the Company and the Exchange.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1      Proxy Statement.

(a)  As promptly as practicable after the date of this Agreement and subject to the obligations of Contributor in this Section 5.1(a), Company shall prepare and cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”), in preliminary form, relating to a meeting of the holders of Company Common Shares (the “Company Shareholders’ Meeting”) to be held to approve the Company Shareholder Approval Matters, which Proxy Statement shall comply with the rules and regulations promulgated by the SEC. Contributor shall promptly furnish all information concerning itself as Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. Company shall provide Contributor and its Representatives an opportunity to participate in the drafting of the Proxy Statement and any amendment or supplement thereto and any related correspondence, and the Company shall obtain Contributor’s consent to all such filings and correspondence (such consent not to be unreasonably withheld, conditioned or delayed) prior to any such filing with the SEC. Company will cause the Proxy Statement to be mailed to the Company Shareholders as of the record date for the Company Shareholders’ Meeting as promptly as practicable after the Proxy Statement is cleared by the SEC (which shall include upon the expiration of the 10-day period after filing the preliminary Proxy Statement in the event the SEC does not review the Proxy Statement), and the Proxy Statement, in definitive form, is filed with the SEC.

(b)  In connection with the foregoing, each Party shall promptly notify the other of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party and/or any of its Representatives and the SEC with respect to the Proxy Statement. Company and Contributor shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. Each of Company and Contributor shall promptly furnish to each other all information, and take all such other actions (including using its reasonable best efforts to obtain any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with this Section 5.1. Whenever any Party hereto learns of the occurrence of any event or the existence of any fact which is required to be set forth in an amendment or supplement to the Proxy Statement pursuant to applicable Legal Requirements, such Party shall promptly inform the other of such event or fact and comply with all of its obligations pursuant to this Section 5.1 relating to effecting such amendment or supplement to the Proxy Statement. No filing of, or revision, amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Proxy Statement shall be made by any Group Company, without providing Contributor a reasonable opportunity to review and comment thereon. Contributor will promptly furnish Company with all information concerning Contributor and the CHB Companies that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If Contributor becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then Contributor will promptly inform Company thereof. If Company becomes aware of any information that should be disclosed in a revision, amendment or supplement to the Proxy Statement, then Company will: (i) promptly inform Contributor thereof; (ii) provide Contributor (and its counsel) with a reasonable opportunity to review and comment on any revision, amendment or supplement to the Proxy Statement, as applicable, prior to it being filed with the SEC; (iii) provide Contributor with a copy of such revision, amendment or supplement promptly after it is filed with the SEC; and (iv) to the extent Company or Contributor deems necessary in order to be in compliance with SEC rules and regulations, mail such revision, amendment or supplement to the Company Shareholders.

5.2      Company Shareholders’ Meeting.

(a)  Company and the board of directors of the Company, as applicable, will take all action necessary under applicable Legal Requirements and its Organizational Documents to duly call, give notice of, convene and hold as promptly as practicable the Company Shareholders’ Meeting to approve the Company Shareholder Approval Matters, including mailing the Proxy Statement to the Company Shareholders as promptly as reasonably practicable following clearance of the Proxy Statement by the SEC. Company will engage Georgeson Inc. (or such other proxy solicitor reasonably acceptable to Contributor) as proxy solicitor to assist in the solicitation of proxies in connection with the Company Shareholders’ Meeting and will ensure that such proxies are solicited in compliance with all applicable Legal Requirements. Company’s obligation to call, convene and hold the Company Shareholders’ Meeting shall not be affected by a Change in Recommendation, unless the Agreement is terminated pursuant to Article 7. Company will use its reasonable best efforts to solicit from the Company Shareholders proxies in favor of the Company Shareholder Approval Matters. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement (as determined by Company in good faith and upon the advice of outside counsel) is provided to the Company Shareholders a reasonable time in advance of the Company Shareholders’ Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Company Shareholders’ Meeting (or any adjournment or postponement thereof) is scheduled there are insufficient Company Common Shares represented in person or by proxy to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting or to adopt the Company Shareholder Approval Matters, in each case to the extent permitted under applicable Legal Requirements.

(b)  The board of directors of the Company (and each committee thereof) shall not (i) (A) fail to include the recommendation of the board of directors of the Company that the Company Shareholders vote in favor of the Company Shareholder Approval Matters at the Company Shareholders’ Meeting (or any adjournment or postponement thereof) (the “Company Board Recommendation”) in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Contributor, the Company Board Recommendation, (C) adopt, approve or recommend to the Company Shareholders, or resolve to or publicly propose or announce its intention to adopt, approve or recommend to the Company Shareholders, an Acquisition Proposal, (D) fail to publicly reaffirm the Company Board Recommendation within two (2) Business Days of the occurrence of a material event or development and after Contributor so requests in writing (or if the Company Shareholders’ Meeting is scheduled to be held within fifteen (15) Business Days, then within one (1) Business Day after Contributor so requests) or (E) take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication or similar communication by the board of directors of Company, or a committee thereof, to the Company’s Shareholders pursuant to Rule 14d-9(f) of the Exchange Act (any action described in this clause (i) being referred to as a “Change in Recommendation”), or (ii) approve, adopt, recommend or authorize, or cause or permit the Company or any of its Subsidiaries to enter into, any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Acquisition Proposal.

(c)  Notwithstanding anything to the contrary contained in Section 5.2(a), at any time prior to the Company Shareholder Approval, the board of directors of Company may make a Change in Recommendation if the board of directors of Company concludes in good faith, after consultation with Company’s outside legal counsel and financial advisors, that an unsolicited bona fide written Acquisition Proposal of a third party that was received after the date hereof (and not withdrawn) that was not the result of a breach of Section 5.10(a) constitutes a Superior Offer and a failure to make a Change in Recommendation would be inconsistent with the fiduciary duties of the board of directors of Company under applicable Legal Requirements; provided, however, that prior to Company taking any action permitted under this Section 5.2(c), Company shall provide Contributor with five (5) Business Days’ prior written notice (the “Notice Period”) advising Contributor that it intends to make a Change in Recommendation, which notice shall include all material terms and conditions of the Acquisition Proposal that is the basis for the proposed action. Such notice shall include the information required by Section 5.10(c), including the identity of the Person making the Acquisition Proposal and a copy of the most current version of the proposed definitive agreement for such Acquisition Proposal, and shall specify, in reasonable detail, the reasons for the board’s action, and during such Notice Period, (A) if requested by Contributor, Company shall meet and negotiate, and cause its Representatives to negotiate, with Contributor in good faith (to the extent Contributor wishes to negotiate) to enable Contributor to propose revisions to the terms of this Agreement such that it would obviate the need for

Change in Recommendation, and (B) Company shall consider in good faith any proposed modifications by Contributor to amend the terms and conditions of this Agreement in a manner that would make Contributor’s modified proposal at least as favorable to Company as the Superior Offer. If the board of directors of Company concludes in good faith, after consultation with Company’s outside legal counsel and financial advisors that, in accordance with clause (B) of the immediately preceding sentence, Contributor’s modified proposal is at least as favorable to Company as the Superior Offer (after taking account any amendment or modification to the terms of such Superior Offer), then the board of directors of Company shall not effect a Change in Recommendation and shall instead recommend that the Company’s shareholders vote in favor of the modified proposal of Contributor; provided, however, that in the event that the board of directors of Company concludes in good faith, after consultation with Company’s outside legal counsel and financial advisors that any amendment or modification to the terms of such Superior Offer makes it more favorable than the latest modified proposal by Contributor, the notification provisions above shall again apply in respect of all subsequent amendments or modifications, except that the Notice Period shall be three (3) Business Days rather than five (5) Business Days. It is expressly understood and agreed by all Parties that a “stop, look and listen” or similar communication by the board of directors of Company, or a committee thereof, to the Company’s Shareholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed a Change in Recommendation.

Nothing contained in this Agreement will prohibit Company or its board of directors from making any disclosure or statement pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that no Change in Recommendation shall be made except in accordance with Section 5.2(c).

5.3    Access to Information; Confidentiality.    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article 7, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such Party is subject as of the date hereof and, to the extent applicable, the procedures set forth on Part 5.3 of the Company Disclosure Schedule, Company and Contributor will each afford to the officers, employees, accountants, counsel and other Representatives of the other, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including Tax records) and, during such period, Company and Contributor each will furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either Party may reasonably request; provided that each of Company and Contributor reserves the right to withhold any information if access to such information could adversely affect the attorney-client privilege between it and its counsel (it being agreed that each Party shall inform the other of the fact that it is withholding such information, and thereafter the Parties shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction). Without limiting the generality of the foregoing, during the Pre-Closing Period: (a) Company and Contributor will promptly provide the other with copies of (i) any notice, report or other document filed with or sent to any Governmental Body in connection with the Exchange or any of the other transactions contemplated by this Agreement; (ii) any material notice, report or other document received from any Governmental Body (it being understood and agreed that the foregoing clauses (i) and (ii) shall not apply to communications with or from any Governmental Body in its capacity as a customer of Company or Contributor); and (iii) any material notice, document or other communication in respect of the Exchange sent by or on behalf of such Party to any third party to any Company Contract or CHB Contract, as applicable, to which such Party or its Subsidiaries is a party, or sent to such Party by any third party to any such Contract (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices) to which such Party or its Subsidiaries is a party; and (b) Company will promptly provide Contributor with copies of any written materials or communications sent by or on behalf of Company to the Company Shareholders. Each Party will keep such information confidential in accordance with the terms of the currently effective mutual confidentiality agreement (the “Confidentiality Agreement”) between Contributor and Company. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company and the Group Companies.

5.4      Regulatory Approvals and Related Matters.

(a)  Each Party shall, as promptly as possible, but with respect to any filing or submission required under the HSR Act to be made in connection with the Exchange in no event later than ten (10) Business Days from the date hereof, (i) make, or cause to be made, all filings and submissions (including those under the HSR Act, together with a request for early termination of the waiting period thereunder, or the Canadian Competition Act) required under any Legal Requirement applicable to such Party or any of its Affiliates in respect of the Exchange or the distribution of Exchange Shares to the members of the Contributor; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, expiration or termination of applicable waiting periods, orders and approvals from all Governmental Bodies that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement by the End Date (collectively, the “Regulatory Approvals”). Company and Contributor shall cooperate on all tactics and strategies, including the withdrawal and refiling of any HSR Act notice, with regard to obtaining consents, authorizations, expiration or termination of applicable waiting periods, orders and approvals from all Governmental Bodies that may be or become necessary for its execution and delivery of this Agreement; provided, however, that subject to Section 5.4(c) hereof, Contributor shall make the ultimate determination about which actions, conditions, agreements, filings and submissions (including the withdrawal and refiling of any of the foregoing), if any, are necessary. Unless prohibited by applicable Legal Requirement, each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, expiration or termination of applicable waiting periods, orders and approvals, including any filings and submissions required under the HSR Act, the Canadian Competition Act or any other Legal Requirements applicable to any member of the Contributor in connection with the transactions contemplated by this Agreement and/or the distribution of Exchange Shares to such members (collectively, the “Affiliate Approvals”). The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, expiration or termination of applicable waiting periods, orders and approvals.

(b)  Company and Contributor shall use commercially reasonable efforts to promptly give all notices to, and obtain all consents from, all third parties that are described in Part 3.3 of the Company Disclosure Schedule and Part 2.3 of the Contributor Disclosure Schedule; provided, however, that in no event shall Contributor, the CHB Companies and their respective Affiliates be required to expend money or offer or grant any accommodation (financial or otherwise) to any third party in connection with Company obtaining any such consent (other than immaterial administrative and/or legal costs and expenses).

(c)  Company and Contributor shall each commit to divest or hold separate, to enter into any licensing or similar arrangements, to sell, continue, limit, or take any other action with respect to, any assets (whether tangible or intangible), business, product lines or operations (a “Divestiture Action”) relating to any business of the Company, the Group Companies, Contributor and the CHB Companies to the extent that such Divestiture Actions are necessary or advisable in the discretion of Contributor; provided, however, that none of Company, any Group Company, Contributor, any CHB Company, or any of their respective Affiliates, shall be required to propose, negotiate, agree or commit to any Divestiture Action relating to any business of the Company, the Group Companies, Contributor and the CHB Companies, or any combination thereof, if (i) such Divestiture Actions, individually or in the aggregate, do or, in the good faith opinion of the board of directors of Contributor or Company, as applicable, would reasonably be expected to (1) materially undermine or impair the economic benefits or value which Contributor or Company, as the case may be, reasonably expects to derive, in the aggregate, from the consummation of the Exchange or (2) materially limit or impair the aggregate economic profile of Company after giving effect to the Exchange with respect to, or ability to conduct or operate, the business of Company and its Affiliates and Subsidiaries after the Closing (any of the foregoing, individually or together with any other Divestiture Action, a “Burdensome Divestiture Condition”), or (ii) such Divestiture Action to is not contingent upon the Closing. Nothing in this Section 5.4 shall require, or be construed to require, Contributor or any of the CHB Companies, or any of their Affiliates, or Company or any of its Affiliates to, agree to, (i) in the event any Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to take any steps to have such Order vacated or lifted; or (ii) any material modification or waiver of the terms and conditions of this Agreement, in each case, in respect of a Burdensome Divestiture Condition.

(d)  Without limiting the generality of the Parties’ undertakings pursuant to subsections (a), (b) and (c) above, each of the Parties hereto shall use commercially reasonable efforts to:

(i)    respond promptly to any inquiries by any Governmental Body regarding Antitrust Laws or other matters with respect to the transactions contemplated by this Agreement; and

(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement.

(e)    Unless prohibited by applicable Legal Requirement, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Body or the staff or regulators of any Governmental Body, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Contributor or the Group Companies with Governmental Bodies in the ordinary course of business, any disclosure which is not permitted by applicable Legal Requirement or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals; provided, however, that materials or information revealing the value of the transaction or containing attorney-client privileged information, communications or work product or any confidential information may be provided on an outside-counsel basis only, in which case each Party shall cause their respective outside counsel not to share such information with any other Person. Unless prohibited by a Governmental Body, each party shall give notice to the other party with respect to and permit the other party to participate in any meeting, discussion, communication, appearance or contact with any Governmental Body or the staff or regulators of any Governmental Body, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

5.5      Director Indemnification and Insurance.

(a)    From the Closing through the sixth (6th) anniversary of the Closing Date, Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of any CHB Company or Group Company or an officer or member of the board of managers of Contributor (together with each such Person’s heirs, executors or administrators, the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of a CHB Company or Group Company or an officer or manager of Contributor, or served as a director, officer or in any other fiduciary capacity of any other corporation, partnership, limited liability company, employee benefit plan or similar entity or organization at the request of Company or Contributor, as the case may be, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Legal Requirement, and such CHB Company’s, Group Company’s or Contributor’s Organizational Documents, as applicable. Each D&O Indemnified Party will, to the fullest extent permitted under applicable Legal Requirements and the Contributor’s,

CHB Company’s or Group Company’s Organizational Documents, as applicable, be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Company or applicable Subsidiary, upon receipt by Company from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by applicable Legal Requirement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. From and after the Closing, Company will continue to honor and fulfill all obligations of any CHB Company pursuant to any written indemnification agreements with any D&O Indemnified Parties in effect as of the date hereof. Company agrees that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of the CHB Companies as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Exchange and shall continue in full force and effect. The CHB Companies shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the CHB Companies’ certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Closing or in any indemnification agreements of any CHB Company with any of their respective current or former directors, officers or employees in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Closing Date were current or former directors, officers or employees of any CHB Company, and all rights to indemnification in respect of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim.

(b)    Prior to Closing, Company shall procure and pay all amounts owing in respect of directors’ and officers’ liability insurance (collectively, the “D&O Costs”) to cover the liability of directors and officers of Company for acts, errors, omissions, facts or events occurring on or before the Closing Date; provided, however, that in no event shall Company be permitted to expend pursuant to this Section 5.5 more than an amount equal to 250% of the current annual premium paid by Company for its directors’ and officers’ liability insurance. If Company does not procure such directors’ and officers’ liability insurance prior to Closing, then, for a period of six (6) years from the Closing Date, Company shall maintain directors’ and officers’ liability insurance to cover the liability of directors and officers of Company for acts, errors, omissions, facts or events occurring on or before the Closing Date with benefits and levels of coverage not less favorable as provided in Company’s existing policies; provided, however, that in no event shall Company be required to expend pursuant to this Section 5.5 more than an amount equal to 250% of the current annual premium paid by Company for its directors’ and officers’ liability insurance.

(c)    Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.5 in connection with their enforcement of their rights provided in this Section 5.5 but only if and to the extent that such persons are successful on the merits of such enforcement action.

(d)    The provisions of this Section 5.5 are intended to be in addition to the rights otherwise available to the current and former officers, directors and members of the board of managers, as applicable, of Contributor and Company and their respective Subsidiaries by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(e)    This Section 5.5 shall survive the consummation of the Exchange and is intended to be (i) for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, their heirs and personal representatives and shall be binding on Company and its respective successors and assigns, (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any D&O Indemnified Party may have by contract or otherwise, including indemnification agreements that the Company or Contributor have entered into with any of their respective directors, managers or officers, and (iii) may not be amended, altered or repealed after the Closing without the prior written consent of the affected D&O Indemnified Party (provided that, for the avoidance of doubt, such amendment, alteration or repeal prior to the Closing shall be governed by Section 8.2).

(f)    In the event Company or any CHB Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns thereof shall succeed to the obligations and be obligated to honor the indemnification obligations set forth in this Section 5.5. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any CHB Company, Company or any of the Group Companies or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.5 is not prior to, or in substitution for, any such claims under any such policies.

5.6      Notification of Certain Matters.

(a)    Company will give reasonably prompt notice to Contributor and Contributor will give reasonably prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of Company or Contributor, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6(a) will not limit or otherwise affect the remedies available hereunder to a Party receiving such notice; and provided further that failure to give such notice will not be treated as a breach of covenant for the purposes of Section 6.2(a) and Section 6.3(a) unless the failure to give such notice results in material prejudice to another Party.

(b)    Company and Contributor will give reasonably prompt notice to the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Exchange or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body in connection with the Exchange or other transactions contemplated by this Agreement; (iii) any litigation relating to or involving or otherwise affecting Company or Contributor that relates to the Exchange or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Contract or a CHB Contract, as applicable, other than any default or event that occurs solely by virtue of the Exchange and the transactions contemplated by this Agreement; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or a CHB Material Adverse Effect.

5.7      Public Announcements. The initial press release relating to this Agreement shall be a joint press release, and thereafter Contributor and Company will consult with each other, and provide each other the opportunity to review and comment upon, any press release or otherwise making any public statements (including disclosure under the Securities Act or Exchange Act) with respect to the Exchange or this Agreement. No Party will issue any press release or make any such public statement without the prior consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that (A) on the advice of outside legal counsel, Company may issue a press release or public statement without the consent of Contributor if required by Legal Requirements and (B) any press release or public statement to be issued without the consent of Contributor pursuant to clause (A) shall be subject to reasonable prior notice to and review of Contributor and Company shall consider any and all reasonable comments of Contributor thereon in good faith, it being understood and agreed that if Company has provided Contributor with reasonable opportunity to review and comment on any such disclosure or filing pursuant to this Section 5.7 and Contributor has not consented to or provided comments to Company on such disclosure or filing prior to the applicable deadline for making such disclosure or filing pursuant to applicable Legal Requirements, the foregoing shall not obligate the Company to delay the filing of any press release, public announcement or document required to be filed pursuant to applicable Legal Requirements beyond such deadline. With respect to any communications to be delivered orally, including by conference call or webcast, this Section 5.7 shall be deemed satisfied if, to the extent practicable, the disclosing party gives advance notice of such disclosure to the other party, including copies of any talking points, scripts or similar documents, and consults with the other party and considers in good faith any comments provided by such other party with respect thereto; provided further that the prior agreement of the other party shall be required with respect to such disclosures to the extent that the non-disclosing party reasonably determines that any such disclosure would be materially adverse to the non-disclosing party and it is reasonably practicable for the disclosing party to seek such prior consent.

5.8      Conveyance Taxes. Each Party will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable by such Party in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing.

5.9      Board of Directors and Officers. Company and the board of directors of the Company, as applicable, will take all actions necessary (including any amendments to the Company’s Amended and Restated Bylaws), in consultation with Contributor, to cause the board of directors of Company, as of the second day following the Closing Date, to consist of the Company Appointees (provided that at least one such Company Appointee is Independent) and the Contributor Appointees as provided in Section 1.3; provided, however, that so long as Company remains a public reporting company, the board of directors of Company will continue to satisfy applicable Legal Requirements, including, to the extent required, maintaining an independent audit committee, and the nominations by Company and Contributor hereunder will allow Company to comply with such Legal Requirements. Company will take all actions necessary in consultation with Contributor, to cause the officers of Company, immediately after the Closing, to consist of the Persons set forth on Schedule II and as otherwise provided in Section 1.3(b).

5.10    Non-Solicitation by Company

(a)    The Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any third parties that may be ongoing with respect to an Acquisition Proposal. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is properly terminated (the “Termination Date”), Company will not, and cause each of its Subsidiaries and its and their respective officers, directors, employees and agents not to, and shall direct each of its Representatives not to, directly or indirectly, subject to Section 5.10(b) below, (i) solicit, initiate, cooperate with, knowingly encourage, induce or facilitate any inquiries or the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any Group Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement, exclusivity agreement or similar document or any agreement providing for or otherwise relating to, or that is intended to or could reasonably be expected to lead to, any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement) or (vi) grant any waiver, amendment or release under, or fail to use commercially reasonable efforts to enforce, any standstill or confidentiality agreement concerning an Acquisition Proposal. Company shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this

Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Contributor and its Affiliates) conducted heretofore by Company or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Company will immediately discontinue access by any Person (other than Contributor and its Affiliates) to any data room (virtual or otherwise) established by Company or its Representatives for such purpose. Promptly (and in no event later than three (3) Business Days) after the date hereof, Company shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Company or any other Group Company since January 1, 2014, relating to an Acquisition Proposal. Without limiting the generality of the foregoing, Company acknowledges and agrees that in the event any Representative of a Group Company, takes any action that, if taken by such Group Company, would constitute a breach of this Section 5.10(a), the taking of such action by such Representative will be deemed to constitute a breach of this Section 5.10(a) by Company for purposes of this Agreement.

(b)    Notwithstanding Section 5.10(a), prior to the receipt of the Company Shareholder Approval, the Company’s board of directors, directly or indirectly through any Representative or agent of Company, may, in response to an unsolicited bona fide written Acquisition Proposal of a third party that was received after the date hereof (and not withdrawn) that the Company’s board of directors concludes in good faith, after consultation with Company’s outside legal counsel and its financial advisor, did not result from or arise in connection with a breach of Section 5.10(a) and constitutes or would reasonably be expected to result in a Superior Offer, subject to Section 5.10(c) below, (A) participate in negotiations or discussions with such third party who has made (and not withdrawn) such Acquisition Proposal regarding such Acquisition Proposal and (B) furnish to such third party who has made (and not withdrawn) such Acquisition Proposal non-public information relating to Company or any of its Subsidiaries pursuant to an executed confidentiality agreement (which shall permit the Company to comply with the terms of this Section 5.10(b) and Section 5.10(c)) containing provisions at least as restrictive to such receiving person as the provisions in the Confidentiality Agreement are to Contributor (an “Acceptable Company Confidentiality Agreement”), a copy of which shall be provided to Contributor immediately after the execution thereof); provided, that all such information, whether or not already provided to Contributor, shall be promptly (but in all events within 24 hours after such information is provided to such third party) provided to Contributor; and provided, further, if the such third party making such Acquisition Proposal is or would reasonably be viewed as a competitor of Company, Company shall not provide any commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.10 other than in accordance with customary “clean room” or other similar procedures designed to limit any adverse effect on Company of the disclosure of competitively sensitive information and which procedures shall be at least as restrictive to such receiving party as the provisions set forth on Part 5.10(b) of the Company Disclosure Schedule, but only if and to the extent that in connection with the foregoing clauses (A) and (B), the Company’s board of directors determines in good faith after consultation with Company’s outside legal counsel and financial advisors, that failure to take such action would cause the Company’s board of directors to be in breach of its fiduciary duties under applicable Legal Requirements (any action permitted by clause (A) or (B) of this Section 5.10(b), a “Permitted Action”); provided, Company shall not take any Permitted Action unless Company shall have notified Contributor in writing at least (2) Business Days prior to taking such action that it intends to take such Permitted Action and the basis therefor and shall have otherwise complied with Section 5.10(c).

(c)    Company will promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Contributor orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to Company or any Group Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period, and if made in writing, any related draft agreements and other written materials setting forth the terms and conditions of such Acquisition Proposal, inquiry or indication of interest or request that could reasonably be expected to lead to an Acquisition Proposal or request for nonpublic information. Company will (i) keep Contributor informed of any and all discussions, negotiations or developments in respect of and the status and details of any such Acquisition Proposal, inquiry, indication of interest or request and all discussions, modifications, developments or proposed modification thereto, and (ii) provide Contributor with copies of all correspondence and all drafts and other versions of all letters of intent, memorandums of understanding, acquisition agreements, merger agreements, joint venture agreements, partnership agreements, commitment letters or similar or related documents or agreements, in each case, on a current basis (and in any event, within twenty-four (24) hours).

5.11    [Reserved]

5.12    Listing. Company shall promptly, and in any event within five (5) Business Days after the filing of the preliminary Proxy Statement, contact the NYSE to determine the requirements for the Exchange Shares to be listed on the NYSE at and after the Closing. Company shall use its reasonable best efforts to cause the Exchange Shares to be approved, at or prior to the Closing, for listing (subject only to notice of issuance) on the NYSE at and after the Closing, including paying any required fees and submitting any listing application and listing agreement, if any, required by the NYSE at least sixty (60)  days prior to the Closing Date.

5.13    Assistance with Financing. Prior to Closing, the Company shall, and shall cause the Company’s Representatives to provide, cooperation to Contributor and the CHB Companies in connection with its existing debt financing arrangements and/or the arrangement, syndication and consummation of any new third party debt financing (such financing arrangements, the “Debt Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company), including, without limitation: (a) providing in a timely manner (i) financial statements of the Company and the Group Companies required to be delivered in connection therewith and (ii) to the extent reasonably requested by Contributor, other financial and other pertinent information relating to the Company and the Group Companies, (b) providing information required by the Persons that have committed to provide, or have otherwise entered into agreements relating to the Debt Financing (the “Financing Sources”) and/or by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, (c) facilitating the pledging of collateral, including by executing and delivering customary pledge and security documents or other definitive financing documents and other certificates and documents as may be reasonably requested by Contributor, provided that any such pledge, grant of security interest, or similar Encumbrance by Company shall be specifically conditioned upon the occurrence of the Closing, (d) using commercially reasonable efforts to obtain such consents, approvals, authorizations and instruments which may be reasonably requested Contributor in connection with the Debt Financing, (e) obtaining customary payoff letters in form and substance reasonably acceptable to Contributor and its Financing Sources relating to the repayment of any Funded Indebtedness of the Company and the release (conditioned on the Closing) of Encumbrances and collateral securing any such Funded Indebtedness, and (f) causing the taking of corporate and other organizational actions (subject to the occurrence of the Closing) by the Company necessary to permit the completion of the Debt Financing as may be requested by Contributor.

5.14    Tax Cooperation. The Parties acknowledge and agree that the exchange of CHB Shares for Company Common Shares is desired to constitute a tax-free transfer to a corporation controlled by transferor within the meaning of Section 351 of the Code and agree to cooperate in all reasonable respects to structure the exchange in a manner that qualifies with Section 351 of the Code.

5.15    Takeover Statutes. At all times prior to the Closing, each of Company and Contributor shall: (i) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated hereby, including the Exchange; and (ii) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated hereby, including the Exchange, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Exchange, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions contemplated hereby, including the Exchange.

5.16    Stockholder Litigation. Company shall give Contributor the opportunity to participate in, and if Contributor so elects, Company and Contributor shall reasonably cooperate with respect to, the defense or settlement of any shareholder litigation against Company and/or its directors or executive officers relating to the Exchange, this Agreement or any transaction contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement, and Company shall not settle or offer to settle any such litigation without the prior written consent of Contributor, which consent will not be unreasonably withheld, conditioned or delayed.

5.17    Company Charter Amendment. Immediately prior to the Closing, and subject to obtaining the Company Shareholder Approval, Company shall file with the Secretary of State of the State of Indiana the Company Charter Amendment.

5.18    Employees; Benefit Plans.

(a)    Access to Employees. Before Closing, with the Company’s prior consent (which consent shall not be unreasonably withheld), the Company shall provide Contributor, at Contributor’s request (such request in Contributor’s sole discretion) and at Contributor’s sole expense, reasonable access to employees of the Company or any of its Subsidiaries for purposes of communicating information with respect to the transactions contemplated by this Agreement and the future operations of the Company following the Closing; provided that, such communications shall not materially interfere with or prevent the performance of the normal business operations of the Company.

(b)    Employment Agreement with Richard Florea. The Company agrees (i) to pay out all amounts payable upon a change in control pursuant to the Executive Employment Agreement effective June 25, 2015 by and between the Company and Richard Florea (the “Employment Agreement”) in accordance with the terms of the Employment Agreement, as identified in Part 5.18(b) of the Company Disclosure Schedule, as if the change in control payments contemplated by the Employment Agreement had been triggered by the Exchange; and (ii) that, immediately prior to the Closing, each Company Option held by Mr. Florea that is outstanding and unvested shall become fully vested and exercisable; provided that, if the after-tax benefit for Mr. Florea of all his “parachute payments” (as defined in Section 280G of the Code) with respect to or in connection with the transactions contemplated by this Agreement, as calculated by the Company in good faith after consultation with Contributor (the “Parachute Payments”), with the imposition of the excise tax under Sections 280G and 4999 of the Code, is equal to or less than the after-tax benefit if the Parachute Payments were to be reduced such that they did not equal or exceed Mr. Florea’s safe harbor amount under Section 280G of the Code (as calculated by the Company in good faith, after consultation with Contributor, pursuant to Treas. Reg. 1.280G-1, Q&A 30, the “Safe Harbor Amount”), then the Employment Agreement shall be amended with the written consent of Mr. Florea no later than two Business Days prior to the Estimate Notice Date, if necessary, to ensure and expressly provide that no Parachute Payment shall be made that would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such Parachute Payment would trigger the excise tax under Sections 280G and 4999 of the Code (the “Golden Parachute Excise Tax”), the Parachute Payment will be reduced to the maximum level that would not trigger the Golden Parachute Excise Tax (such reduction, the “280G Cutback”). If any such amendment to the Employment Agreement needs to be prepared, Mr. Florea shall be given the discretion to choose which Parachute Payments would be subject to reduction, and by how much, to achieve the greatest Safe Harbor Amount that would not trigger the Golden Parachute Excise

Tax. For purposes of clarity, if the after-tax benefit for Mr. Florea, with the imposition of the Golden Parachute Excise Tax, is greater than the after-tax benefit if his total Parachute Payments were reduced such that they did not equal or exceed the Safe Harbor Amount, then Mr. Florea may decide in his sole discretion for the Parachute Payments to not be subject to any reduction hereunder, and to receive the full payments and benefits due to him. For the avoidance of doubt, any decision by Mr. Florea not to be subject to the 280G Cutback must be communicated in writing to the Contributor no later than two Business Days prior to the Estimate Notice Date. The payment of any such amounts and the vesting of the Company Options described in the preceding sentence shall be contingent upon Mr. Florea entering into a mutual termination of employment agreement in a form reasonably acceptable to Contributor, which shall provide, among other provisions, for the termination of Mr. Florea’s employment with the Company, the Surviving Company or any of their Subsidiaries, as the case may be, and which shall include restrictive covenants (e.g., non-competition, no-hire, non-disparagement, non-solicitation of customers, and employees and other Persons with whom the Company has a material relationship, etc.) and a release of claims, in each case, reasonably acceptable to the Contributor. The Company may seek the opinion of an independent consultant as to portions of any payments to Mr. Florea that may be exempt from treatment as Parachute Payments under Code Section 280G and the Golden Parachute Excise Tax and, after consultation with Contributor, may take account of such opinion in determining whether there are Parachute Payments and the amount thereof and, if applicable, any Golden Parachute Excise Tax.

(c)    Treatment of Company Equity Awards.

(i)      Company Options. Prior to the Closing, the board of directors of Company shall take all necessary actions pursuant to the terms of the Company Incentive Plan such that upon the Closing, all Company Options held by Jeffrey A. Newport and Scott Parkhurst that are outstanding and unvested immediately prior to the Closing shall become fully vested and exercisable; provided that, the accelerated vesting of unvested Company Options with respect to each of Jeffrey A. Newport and Scott Parkhurst contemplated in this Section 5.18(c)(i) shall individually be subject to each of Jeffrey A. Newport and Scott Parkhurst executing and delivering to the Company prior to the occurrence of the accelerated vesting, a release of claims substantially in the form of the Equity Award Vesting Agreement attached in Part 5.18(c) of the Company Disclosure Schedule (incorporating such non-substantive edits as are necessary to apply to each individual).

(ii)      Company Restricted Stock Awards. Prior to the Closing, the board of directors of Company shall take all necessary actions pursuant to the terms of the Company Incentive Plan such that upon the Closing, each Company Restricted Stock Award subject to vesting or other lapse restrictions granted under the Company Incentive Plan to Richard Florea, Jeffrey A. Newport, and Scott Parkhurst that is outstanding immediately prior to the Closing shall fully vest and no longer be subject to lapse restrictions; provided that, the accelerated vesting of unvested Company Restricted Stock Awards with respect to each of Richard Florea, Jeffrey A. Newport and Scott Parkhurst contemplated in this Section 5.18(c)(ii) shall individually be subject to each of Richard Florea, Jeffrey A. Newport, and Scott Parkhurst executing and delivering to the Company prior to the occurrence of the accelerated vesting, a release of claims substantially in the form of the Equity Award Vesting Agreement attached in Part 5.18(c) of the Company Disclosure Schedule (incorporating such non-substantive edits as are necessary to apply to each individual).

(d)    Deferred Compensation Plan. At or prior to the Closing, the Company shall take any and all actions under the Company’s 1989 Deferred Compensation Plan as amended from time to time such that, upon the Closing, all benefits payable under the Deferred Compensation Plan to each of Jon S. Pilarski and Jeff Holdread shall become fully vested, and to the extent any other participants in the Company’s 1989 Deferred Compensation Plan as amended from time to time are not vested, they shall become fully vested as well.

(e)    Eligibility for Employee Benefit Plans; Credit for Prior Service. Each of the Company and the Contributor agrees that employees of the Company or its Subsidiaries, and employees of the Contributor and its Affiliates, who immediately following the Closing continue employment with the entity that employed such individual immediately prior to the Closing, shall continue to be eligible to participate in the Company Employee Plans or the Contributor Employee Plans that are broad based health, welfare or qualified retirement plans, as applicable, pursuant to the terms of such plans, and pursuant to applicable Legal Requirements to the extent that such Company Employee Plan or Contributor Employee Plan remains in effect. To the extent a Company Employee Plan or a Contributor Employee Plan described in the immediately preceding sentence is terminated following the Closing (any such plan, a “Terminated Plan”), then employees of the Surviving Company or one of its Affiliates who participated in such Terminated Plan at the time of such Terminated Plan’s termination shall be eligible to participate in any analogous employee benefit plan sponsored by the Company, the Contributor or one of their respective Affiliates (any such plan, a “Similar Plan”), subject to applicable Legal Requirements and the terms of such Similar Plan. Subject to applicable Legal Requirements, any employee described in the immediately preceding sentence (“Terminated Plan Participant”) shall, for purposes of eligibility and vesting, be provided credit for any service with the Company, the Contributor, the Surviving Company or one of their respective Affiliates, to the extent such credit would have been provided under the Terminated Plan. For the purposes of a Terminated Plan Participant’s participation in a Similar Plan that is a health or dental plan, the Surviving Company will use commercially reasonable efforts to cause the Surviving Company or one of its Affiliates, as the case may be, to: (i) avoid subjecting any Terminated Plan Participant to waiting periods or additional pre-existing condition limitations; and (ii) give credit under the applicable Similar Plan for any deductibles and co-insurance payments made by such Terminated Plan Participant under the corresponding Terminated Plan during the balance of the then current 12-month period of coverage.

(f)    Severance.

(i)      Except for Richard Florea, and except as otherwise provided in Section 5.18(f)(ii) below, those (x) salaried employees of the Company or any of its Subsidiaries as of the Closing, and (y) hourly employees of the Company or any of its Subsidiaries as of the Closing whose principal place of work is at the Company’s Elkhart, Indiana location, in each case, (A) who are still employed by the Company or a Subsidiary as of the Closing and whose employment with the Company or the Surviving Company is terminated by the Surviving Company, other than for cause, within 12 months after the Closing; and (B) who sign and deliver a termination and release agreement in a form substantially similar to Contributor’s form termination and release agreement for similarly situated employees, shall be entitled to severance pay equal to one week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with the Company and Surviving Company with a minimum of four weeks and a maximum of 26 weeks. In the case of each of (i) executive officers of the Company and (ii) salaried employees of the Company or any of its Subsidiaries as of the Closing whose principal place of work is at the Company’s Elkhart, Indiana corporate headquarters, such termination and release form may, at the Surviving Company’s discretion, include restrictive covenants (including, without limitation, non-competition, no-hire, non-disparagement, non-solicitation of customers, employees and other Persons with whom the Surviving Company has a material relationship).

(ii)    Notwithstanding any contrary provision herein, if any of Jeffrey A. Newport, Scott Parkhurst, Jon S. Pilarski, or Mary Minix (for purposes of this Section 5.18(f)(ii), each, an “executive”) is still employed by the Company as of the Closing, and if the employment of any such executive is terminated by the Surviving Company, other than for cause, within 12 months after the Closing, then such terminated executive shall be entitled to severance pay equal to: (A) in the case of Jeffrey A. Newport, Scott Parkhurst, and Mary Minix, 26 weeks of pay, at the base rate of pay in effect for each such executive at the time of termination, and (B) in the case of Jon S. Pilarski, 52 weeks of pay, at the base rate of pay in effect for Mr. Pilarski at the time of termination; provided that, in each such case, as a condition to receiving any portion of such severance payments, the executive shall sign and deliver a termination and release agreement substantially similar to Contributor’s form termination and release agreement for similarly situated employees, which form may include, at the Surviving Company’s discretion, restrictive covenants (including, without limitation, non-competition, no-hire, non-disparagement, non-solicitation of customers, employees and other Persons with whom the Surviving Company has a material relationship).

(iii)    Any employee entitled to receive a severance payment under this Section 5.18(f) will receive their severance in substantially equal installments on the same schedule as payments are made under the Surviving Company’s regularly scheduled payroll practice; provided, however, that all such payments will be made in a manner that either complies with or is exempt from Section 409A of the Code and all other applicable Legal Requirements.

(iv)    Any employee entitled to receive payment under this Section 5.18(f) shall be entitled to continuation coverage under the Surviving Company’s group health plans as required by Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”), subject to eligibility, timely election and payment of all applicable COBRA premiums by such terminated employees. In addition, for a 9-month period immediately following the Closing, the Surviving Company shall provide, at its own expense, group career counseling for salaried employees of the Company who, due solely to the Surviving Company’s decision, will not be continuing with the Surviving Company or will make professional career counseling services available to such employees through its internal employee assistance program for up to four visits per employee. Nothing in this Section 5.18(f) shall be deemed to limit or modify Contributor’s, the Company’s, or the Surviving Company’s at-will employment policies or any employee’s at-will employment status.

No provision of this Agreement shall (i) create any right in any current or former employee or other service provider of Contributor, Company or any of their respective Subsidiaries to continued employment or service or, subject to the terms of any applicable employment, consulting or other agreement, preclude the ability of Contributor, Company or any of their respective Subsidiaries to terminate the employment or service of any employee or service provider for any reason, (ii) require Contributor, Company or any of their respective Subsidiaries to continue any Company Employee Plan or Contributor Employee Plan or prevent the amendment, modification or termination thereof, (iii) confer upon any current or former employee or other service provider of Contributor, Company or any of their respective Subsidiaries, or any beneficiaries or dependents thereof, any rights or remedies under or by reason of this Agreement, (iv) be treated as an amendment or modification to or termination of any Company Employee Plan or Contributor Employee Plan, (v) be treated as a requirement to establish or enter into any employee benefit or compensation plan, program, policy, agreement or arrangement or (vi) create any third-party beneficiary rights in any current or former employee or other service provider of Contributor, Company or any of their respective Subsidiaries.

5.19    Special Company Dividend. If the Company intends to declare and pay the Special Company Dividend, (x) Company shall provide all requisite notice of the Company Special Dividend to the NYSE at least ten (10) days prior to the record date thereof (such date, the “Listing Notice Date”) and (y) at least five (5) Business Days prior to the Listing Notice Date (such date, the “Estimate Notice Date”), Company shall prepare in good faith and deliver to Contributor a written statement (the “Company Closing Statement”) setting forth, in each case, an estimate as of the close of business on the day immediately prior to the Listing Notice Date of (i) the Company Net Cash, (ii) the Company Cash, (iii) Company

Transaction Expenses and (iv) the Company Indebtedness, together with all documentation supporting such calculations. Company and Contributor shall seek in good faith to resolve any disagreements on such Company Closing Statement and Company shall afford to Contributor and its Representatives reasonable access to Company’s books and records relevant to calculation of the amounts set forth on the Company Closing Statement. At least one Business Day prior to the Listing Notice Date, Company may declare a cash dividend to the Company Shareholders in an aggregate amount up to the Company Net Cash to be payable at least one Business Day prior to the Closing Date (the “Special Company Dividend”); provided, however, that the Company may not pay the Special Company Dividend if as a result thereof, the Group Companies’ will not have a positive Company Cash balance after giving effect thereto. If the actual Company Net Cash as of the close of business on the day immediately prior to the Listing Notice Date differs from the estimated Company Net Cash set forth in the Company Closing Statement by more than $500,000, Company must first deliver to Contributor a revised Company Closing Statement, setting forth the actual Company Net Cash, Company Cash, Company Indebtedness and Company Transaction Expenses, in each case, as of the close of business on the day immediately prior to the Listing Notice Date, together with documentation supporting such calculations and afford Contributor an opportunity to review the calculation thereof and the Company and Contributor shall seek in good faith to resolve any disagreements in respect of such calculations prior to the payment of the Special Company Dividend. For purposes of this Section 0, “Company Net Cash” means, in each case, as of the close of business on the day immediately prior to the Listing Notice Date, (i) the Company Cash, less (ii) the Company Transaction Expenses, less (iii) the Company Indebtedness.

5.20    Special Contributor Dividend. If Contributor intends to declare and pay the Special CHB Dividend, at least five (5) Business Days prior to the proposed date of the Special CHB Dividend, Contributor shall prepare in good faith and deliver to Company a written statement (the “Contributor Closing Statement”) setting forth, in each case, an estimate as of the close of business on the day immediately prior to the date of the payment of the Special CHB Dividend (the “Contributor Dividend Payment Date”) of (i) the Contributor Net Cash, (ii) the CHB Cash, (iii) the CHB Indebtedness and (iv) the CHB Transaction Expenses, together with documentation supporting such calculations. Company and Contributor shall seek in good faith to resolve any disagreements on such Contributor Closing Statement and Contributor shall afford to Company and its Representatives reasonable access to Contributor’s books and records relevant to the calculation of the amounts set forth on the Contributor Closing Statement. At least one Business Day prior to the Closing Date, Contributor may declare and pay a cash dividend to the Contributor members in an aggregate amount up to the Contributor Net Cash (the “Special CHB Dividend”); provided, however, that if the actual Contributor Net Cash as of the close of business on the day immediately prior to the Company Dividend Payment Date differs from the estimated Contributor Net Cash set forth in the Contributor Closing Statement by more than $5,000,000, Contributor must first deliver to Company a revised Contributor Closing Statement setting forth the actual Contributor Net Cash, CHB Cash, CHB Indebtedness and CHB Transaction Expenses, in each case, as of the close of business on the day immediately prior to the Contributor Dividend

Payment Date, together with documentation supporting such calculations and afford Company an opportunity to review the calculation thereof and the Company and Contributor shall seek in good faith to resolve any disagreements in respect of such calculations prior to the payment of the Special CHB Dividend; and provided further, that Contributor may not pay the Special CHB Dividend if as a result thereof, the CHB Companies’ will not have a positive CHB Cash balance after giving effect thereto. For purposes of this Section 5.20, “Contributor Net Cash” means, in each case, as of the close of business on the day immediately prior to the date of the payment of the Special CHB Dividend, (i) the CHB Cash, less (ii) the CHB Indebtedness, less (iii) the aggregate amount of CHB Transaction Expenses.

ARTICLE 6

CONDITIONS TO THE CLOSING

6.1      Conditions to Obligation of Each Party to Effect the Exchange. The respective obligations of each Party to effect the Exchange will be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange will be in effect; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, which makes the consummation of the Exchange illegal.

(b)    Shareholder Approvals. The Company Shareholder Approval shall have been obtained at the Company Shareholders’ Meeting (or at any adjournment or postponement thereof).

(c)    Proxy Statement. No order enjoining the distribution of the Proxy Statement shall have been issued by the SEC or any securities administrator of any state or country and remain in effect, nor shall proceedings seeking an order enjoining the distribution of the Proxy Statement have been initiated or, to the knowledge of Contributor or Company, as the case may be, be threatened by the SEC or any securities administrator of any state or country.

(d)    Filings and Approvals. Any filings with or consents, authorizations and approvals of any Governmental Bodies required by applicable Legal Requirements (including any filings under the HSR Act and any Affiliate Approvals) shall have been made and obtained without the imposition of a Burdensome Divestiture Condition, and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(e)    Listing. The listing application filed with NYSE covering the Exchange Shares will have been conditionally approved by the NYSE, and the Exchange Shares issuable to the Contributor as provided for in this Agreement shall have been conditionally approved for listing on NYSE, subject to official notice of issuance.

6.2      Additional Conditions to Obligations of Contributor. The obligation of Contributor to effect the Exchange is also subject to the fulfillment of each of the following additional conditions, any one of which may be waived in writing by Contributor:

(a)    Representations and Warranties. (i) The representations and warranties of Company contained in Section 3.2 (Capital Structure), and Sections 3.3(a), 3.3(b), 3.3(c)(i) and 3.3(c)(ii) (Authority; Non-Contravention; Approvals) (other than, with respect to the representations and warranties contained in Section 3.2, de minimis inaccuracies) shall be true and correct in all respects as if made at the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), and (ii) the other representations and warranties of Company contained in this Agreement or in any certificate or other agreement delivered by Company pursuant hereto shall be true and correct (disregarding all qualifications or limitations as to “materially,” “Company Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and as of the Closing as if made at and as of the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “Company Material Adverse Effect” and words of similar import set forth therein) has not had a Company Material Adverse Effect.

(b)    Agreements and Covenants. Company shall have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)    Ancillary Agreements. Company shall have delivered to Contributor executed counterparts to each of the Ancillary Agreements to which any Group Company or any Affiliate thereof, is a party.

(d)    Company Material Adverse Effect. Since the date of this Agreement, there shall have been no Effect having a Company Material Adverse Effect.

(e)    Other Deliveries. Contributor shall have received a certificate executed by a duly authorized officer of Company confirming that the conditions set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(d) have been duly satisfied and shall have received a duly authorized, certified and apostilled power of attorney on behalf of the Company for it to be represented before the Dutch notary instructed to execute the notarial deed of share transfer with regard to the CHB BV Shares on Closing.

(f)    Company Officers and Board of Directors. Contributor shall have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Company (which shall be all members of the board of directors of the Company who are not the Company Appointees), pursuant to which each such person will resign as a member of the board of directors of Company, effective as of the second day following the Closing Date, and the Company’s board of directors will have adopted a resolution removing each officer of the Company not listed on Schedule II (or as Contributor otherwise provides pursuant to written notice to the Company in accordance with Section 1.3(b) hereof) from their respective positions as officers of the Company effective upon or prior to the Closing.

(g)    Contributor Appointees and Officers. The Contributor Appointees shall have been appointed to the board of directors of Company effective as of the second day following the Closing Date. The Persons set forth on Schedule II (or as Contributor otherwise provides pursuant to written notice to the Company in accordance with Section 1.3(b) hereof) will have been appointed officers of the Company effective as of the Closing.

6.3      Additional Conditions to Obligations of Company. The obligation of Company to effect the Exchange is also subject to the fulfillment of each of the following additional conditions, any one of which may be waived in writing by Company:

(a)    Representations and Warranties. (i) The representations and warranties of contained in Section 2.2 (Capital Structure), Sections 2.3(a), 2.3(b)(i), and 2.3(b)(ii) (Authority; Non-Contravention; Approvals) (other than, with respect to the representations and warranties contained in Section 2.2, de minimis inaccuracies) shall be true and correct in all respects and (ii) the other representations and warranties of Contributor contained in this Agreement or in any certificate or other agreement delivered by Contributor, as applicable, pursuant hereto shall be true and correct at and as of the date of this Agreement and as of the Closing as if made at and as of the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “CHB Material Adverse Effect” and words of similar import set forth therein) has not had a CHB Material Adverse Effect.

(b)    Agreements and Covenants. Contributor shall have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)    CHB Material Adverse Effect. Since the date of this Agreement, there shall have been no Effect having a CHB Material Adverse Effect.

(d)    Other Deliveries. Company shall have received a certificate executed by a duly authorized officer of Contributor confirming that the conditions set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(c) have been duly satisfied and shall have received a duly authorized, certified and apostilled power of attorney on behalf of the Contributor and a duly authorized power of attorney CHB BV for these parties to be represented before the Dutch notary instructed to execute the notarial deed of share transfer with regard to the CHB BV Shares as well as a signed shareholders resolution signed on behalf of the Contributor as shareholder of CHB BV authorizing the transfer of shares on Closing.

(e)    Ancillary Agreements. Contributor shall have delivered to Company executed counterparts to each of the Ancillary Agreements to which Contributor or any Affiliate thereof, is a party.

ARTICLE 7

TERMINATION

7.1      Termination. This Agreement may be terminated and the Exchange may be abandoned, at any time prior to the Closing, whether or not the Company Shareholder Approval shall have been obtained:

(a) by mutual written consent of Company and Contributor duly authorized by each of their board of directors and board of managers, respectively;

(b) by either Contributor or Company, after the End Date, if the Exchange has not been consummated; provided that the right to terminate this Agreement under this Section 7.1(b) will not be available to any Party whose action or failure to act in breach of this Agreement has been the principal cause of or resulted in the failure of the Exchange to occur on or before such date; provided further that (i) in the event that the Proxy Statement is still being reviewed or commented on by the SEC on April 30, 2018 or (ii) in the event that the condition set forth in Section 6.1(d) is not satisfied by the End Date, upon the election of Contributor at any time prior to the End Date, the Contributor may provide written notice to the Company that the End Date shall be extended for one 30 day period or one 60 day period;

(c) by either Contributor or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange;

(d) by either Contributor or Company if (i) the Company Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company Shareholders shall have taken a final vote on the Company Shareholder Approval Matters and (ii) the Company Shareholder Approval Matters shall not have been approved by the Company Shareholder Approval Threshold; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a Party where the failure to obtain the Company Shareholder Approval shall have been caused by the action or failure to act of such Party and such action or failure to act constitutes a breach by such Party of this Agreement;

(e) by Contributor upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided that if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 7.1(e) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by Contributor to Company of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 7.1(e); provided further that no termination may be made pursuant to this Section 7.1(e) solely as a result of the failure of Company to obtain the Company Shareholder Approval (in which case such termination must be made pursuant to Section 7.1(d)); and provided further that the right of Contributor to terminate this Agreement pursuant to this Section 7.1(e) shall not be available if Contributor is itself in breach or has failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b);

(f)    by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Contributor set forth in this Agreement, or if any representation or warranty of Contributor will have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided that if such breach or inaccuracy is curable by Contributor or the CHB Companies, then this Agreement will not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by Company to Contributor of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 7.1(f); and provided further that the right of Company to terminate this Agreement pursuant to this Section 7.1(f) shall not be available if Company is itself in breach or has failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(g)    by Company, if there will have occurred any CHB Material Adverse Effect since the date of this Agreement; provided, however, such termination shall only be effective if such CHB Material Adverse Effect, if curable, is not cured within twenty (20) Business Days following the date of written notice given by Company to Contributor of such CHB Material Adverse Effect and its intention to terminate this Agreement pursuant to this Section 7.1(g);

(h)    by Contributor, if there will have occurred any Company Material Adverse Effect since the date of this Agreement; provided, however, such termination shall only be effective if such Company Material Adverse Effect, if curable, is not cured within twenty (20) Business Days following the date of written notice given by Contributor to Company of the occurrence of such Company Material Adverse Effect and its intention to terminate this Agreement pursuant to this Section 7.1(h);

(i)    by Contributor, prior to obtaining the Company Shareholder Approval, if the board of directors of Company has (i) effected any Change in Recommendation; (ii) failed to publicly reaffirm the Company Board Recommendation within three (3) Business Days of Contributor’s request; or (iii) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to any Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act; or

(j)    by Contributor, prior to obtaining the Company Shareholder Approval, if the Company has taken any Permitted Action.

7.2      Notice of and Effect Of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will forthwith become null and void; except for those provisions provided in this Section 7.2 which shall remain in full force and effect and survive any such termination of this Agreement. In the event of the termination of this Agreement pursuant to Section 7.1, there will be no liability on the part of any Party or any of its Affiliates, directors, officers or shareholders except (i) as set forth in Section 7.2 and Section 7.3, (ii) with respect to the requirement to comply with the Confidentiality Agreement, and (iii) for any liability for fraud or any willful and material breach of any representation, warranty, covenant or obligation contained in this Agreement prior to such termination; provided, however, that this clause (iii) shall not apply in respect of any liability of Contributor or any of its Affiliates, directors, officers or shareholders in the case of its termination of the Agreement pursuant to Section 7.1(j). No termination of this Agreement will affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article 7 and in addition to Article 8, survive termination of this Agreement in accordance with its terms.

7.3      Expenses; Termination Fee.

(a)    Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such expenses, whether or not the Exchange is consummated and all such fees shall be paid prior to or at Closing. Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, without which, the Parties would not enter into this Agreement.

(b)

(i)    In the case of any termination of this Agreement pursuant to Section 7.1(i), Company shall pay to Contributor a termination fee in immediately available funds in an amount in cash equal to three million dollars ($3,000,000) (the “First Tranche Termination Fee”) concurrently with such termination. Any payment of the First Tranche Termination Fee shall be made concurrently with the termination of this Agreement pursuant to Section 7.1(i) by wire transfer of immediately available funds to an account designated by Contributor.

(ii)    Company will pay to Contributor a termination fee (the “Company Termination Fee”) in immediately available funds in an amount in cash equal to Ten Million dollars ($10,000,000), less any amounts previously paid pursuant to Section 7.3(c) and, in the case of any termination of this Agreement pursuant to Section 7.1(i), less the amount previously paid to Contributor pursuant to Section 7.3(b)(i), in the event that this Agreement is terminated pursuant to (i) Section 7.1(b) (End Date), (ii) Section 7.1(d) (No Vote), (iii) Section 7.1(e) (Material Company Breach), or (iv) Section 7.1(i) (Change in Recommendation); provided that, in the case of each of clauses (i), (ii), (iii), or (iv), an Acquisition Proposal shall have been made known to the Company or an Acquisition Proposal shall have been made to the shareholders of the Company generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal after the date of this Agreement and before the date this Agreement is terminated and, within twelve (12) months after the date of such termination, Company enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction; provided that such fee shall be paid not later than two (2) Business Days after the date on which, as applicable, (i) an Acquisition Transaction contemplated by such definitive agreement is consummated or, such definitive agreement with respect to an Acquisition Transaction terminates in accordance with the terms of such definitive agreement or (ii) an Acquisition Transaction is consummated; and provided further that for purposes of this clause Section 7.3(b) all references in the definition of Acquisition Transaction to 15% shall instead refer to 50%; and provided further that, notwithstanding any contrary provision herein, in the case of clause (i) of this section, no Company Termination Fee shall be payable as a result of either Party failing to receive a required Regulatory Approval in connection with the Exchange unless Company is itself in breach or has failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Sections 6.2(a)or 6.2(b).

(c)    Company shall no later than two (2) Business Days after receipt of reasonable supporting documentation evidencing such fees and expenses reimburse Contributor for all fees and expenses (up to $2,000,000) incurred by Contributor in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement if this Agreement is terminated by either party pursuant to Section 7.1(d).

(d)    In the event that Contributor shall be entitled to receive the Company Termination Fee, such fee is not a penalty but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by Contributor in connection with the matter forming the basis for such termination. Notwithstanding any other provision of this Agreement to the contrary, other than as provided in this Section 7.3(d), the Parties agree that the payments contemplated by this Section 7.3 represent the sole and exclusive remedy of Contributor in respect of a termination pursuant to Section 7.1 under circumstances requiring the payment of the Company Termination Fee; provided that this Section 7.3(d) shall not apply where Contributor’s right to terminate this Agreement pursuant to Section 7.1(e) results from Company’s fraud.

(e)    If Company fails to pay when due any amount payable by such Party under this Section 7.3, then (i) Company will reimburse the other Party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Contributor of its rights under this Section 7.3, and (ii) Company failing to perform will pay to Contributor interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Contributor in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 8

GENERAL PROVISIONS

8.1      Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email with confirmed receipt before 5:00 p.m. (recipient’s time) on the date sent, on such Business Day; (c) if sent by email on a day other than a Business Day, or if sent by email with confirmed receipt at any time after 5:00 p.m. (recipient’s time) on the date sent, on the date on which receipt is confirmed, if a Business Day, and otherwise on the first Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

(a)    If to Contributor:

Champion Enterprises Holdings, LLC

775 West Big Beaver Road, Suite 1000

Troy, MI 48084

Attn: Keith Anderson; Roger Scholten

Email:    kanderson@championhomes.com;

rscholten@championhomes.com

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

Attn.:     David A. Fine

Zachary Blume

Email: david.fine@ropesgray.com

zachary.blume@ropesgray.com

Fax:     (617) 235-0030

(617) 235-9705

(b)    If to Company:

Skyline Corporation

P.O. Box 743

2520 By-Pass Road

Elkhart, IN 46515

Attn: John C. Firth

Email: JCFirth@qdi.com

With a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, IN 46204

Attn:     David P. Hooper

Email:    david.hooper@btlaw.com

Fax:    (317) 231-7433

8.2      Amendment. This Agreement may be amended by action taken by or on behalf of the board of directors of Company and board of managers of Contributor; provided that after approval of the Company Shareholder Approval Matters, no amendment may be made which by Legal Requirements requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the Parties taking such action as provided above; provided, however, that notwithstanding anything in this Agreement to the contrary, amendments and modifications to (i) this proviso of this Section 8.2 (Amendment); (ii) Section 8.6 (Successors and Assigns) that are adverse to the Financing Sources; (iii) clause (b) of Section 8.7 (Parties in Interest; Third Party Beneficiaries); (iv) the final sentence of Section 8.8 (Waiver); (v) the final sentence of Section 8.9 (Remedies Cumulative; Specific Performance); (vii) Section 8.10 (Governing Law; Venue; Waiver of Jury Trial) solely to the extent relating to actions instituted against the Financing Sources; and (vii) Section 8.15 (Non-Recourse), and any related definitions; in any such case, shall require the prior written consent of the Financing Sources before any such amendment or modification may become effective.

8.3      Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.4      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.5      Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

8.6      Successors and Assigns. This Agreement will be binding upon: (a) Company and its successors and assigns (if any) and (b) Contributor and its successors and assigns (if any). This Agreement will inure to the benefit of: (i) Company; (ii) Contributor; and (iii) the respective successors and assigns (if any) of the foregoing. Neither Company nor Contributor may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other, provided, however, Contributor may make a collateral assignment of its rights hereunder to any Financing Source or any other lender to Contributor or its Affiliates, provided that no such assignment shall in any manner limit or effect the assignor’s obligations hereunder.

8.7      Parties In Interest. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) Section 5.5 (which is intended to be for the benefit of D&O Indemnified Parties and may be enforced by D&O Indemnified Parties) and (b) (i) Section 8.2 (Amendment); (ii) the proviso to Section 8.6 (Successors and Assigns) that are adverse to the Financing Sources; (iii) clause (b) of this Section 8.7 (Parties in Interest; Third Party Beneficiaries); (iv) the final sentence of Section 8.8 (Waiver); (v) the final sentence of Section 8.9 (Remedies Cumulative; Specific Performance); (vii) Section 8.10 (Governing Law; Venue; Waiver of Jury Trial) solely to the extent relating to actions instituted against the Financing Sources and (vii) Section 8.15 (Non-Recourse) and any definitions that would alter the substance of the listed provisions; in any such case, are intended to be for the benefit of, among others, the Financing Sources.

8.8      Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Closing, any Party may, with respect to any other Party, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.

Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound. Notwithstanding anything in this Agreement to the contrary, waivers of (i) the proviso of Section 8.2 (Amendment); (ii) Section 8.6 (Successors and Assigns) that are adverse to the Financing Sources; (iii) clause (b) of Section 8.7 (Parties in Interest; Third Party Beneficiaries); (iv) the final sentence of Section 8.8 (Waiver); (v) the final sentence of Section 8.9 (Remedies Cumulative; Specific Performance); (vii) Section 8.10 (Governing Law; Venue; Waiver of Jury Trial) solely to the extent relating to actions instituted against the Financing Sources; and (vii) Section 8.15 (Non-Recourse) and any related definitions; in any such case, shall require the prior written consent of the Financing Sources before any such waiver may become effective.

8.9      Remedies Cumulative; Specific Performance. Except for the matters described in Section 7.3(d) as exclusive remedies, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each Party agrees that, in the event of any breach or threatened breach by another Party of any covenant, obligation or other provision set forth in this Agreement: (a) such first Party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such first Party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Notwithstanding anything contained herein to the contrary, in no event shall the Company, any Affiliate of the Company or any other Person (other than Contributor and its Affiliates) be entitled to specific performance to cause the Contributor to enforce the terms of the Debt Financing.

8.10    Governing Law; Venue; Waiver of Jury Trial.

(a)    This Agreement will be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any action (whether at law, in contract or in tort) or proceeding involving any Financing Source that may be based upon, arise out of or relate to any Debt Financing or the negotiation, execution or performance of any documentation in connection therewith shall be governed by and construed in accordance with the laws of the state of New York, provided that, notwithstanding the foregoing, it is understood and agreed that (a) any interpretation of any defined term or provision under this Agreement, (b) the determination of the accuracy of any representation and warranty under this Agreement and whether as a result of any inaccuracy thereof any party has the right (taking into account any applicable cure provisions) to terminate its obligations under this Agreement or the failure of a representation and warranty results in a failure of a condition precedent to the obligations to consummate the transactions under this Agreement and (c) the determination of whether the transactions under this Agreement have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)    The Parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Federal District Court for the Southern District of Indiana located in Indianapolis, Indiana and any appellate court therefrom. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 8.1 or in any other manner permitted by applicable Legal Requirement. Notwithstanding anything to the contrary, any Legal Proceeding instituted against any Financing Source (whether in law or in equity) in any way relating to this Agreement or any transactions contemplated by this Agreement shall be instituted only in any New York state court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court therefrom.

(c)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.11    Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

8.12    Cooperation. Each Party agrees to cooperate fully with the other Parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions (including in respect of accounting adjustments and preparation of closing and opening books and records as of or prior to the Closing Date) as may be reasonably requested by the other parties hereto or necessary or advisable under this Agreement and the Ancillary Agreements and applicable Legal Requirements to consummate and make effective the transactions hereunder and to evidence or reflect the transactions contemplated by this Agreement and the Ancillary Agreements and to carry out the intent and purposes of this Agreement and the Ancillary Agreements.

8.13     Non-Survival. Notwithstanding anything contained herein to the contrary, none of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Closing.

8.14    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b)    The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)    The term “knowledge of Company,” and all variations thereof, will mean the actual knowledge of the Company Persons, or any of them, after reasonable inquiry. The term “knowledge of Contributor,” and all variations thereof, will mean the actual knowledge of the Contributor Persons, or any of them, after reasonable inquiry.

8.15    Non- Recourse. Notwithstanding anything to the contrary contained in this Agreement and subject solely to the rights of the Contributor under the Debt Financing, no Group Company or any of their respective Affiliates (which, for the avoidance of doubt, excludes Contributor and its Affiliates) shall have any rights, claims or causes of action arising prior to the Closing against any of the Financing Sources in connection with or arising out of the Debt Financing, this Agreement or the transactions contemplated hereunder, whether at law or equity, in contract, in tort or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

CHAMPION ENTERPRISES HOLDINGS, LLC

By:	/s/ Roger K. Scholten

Name:	Roger K. Scholten

Title: SVP

SKYLINE CORPORATION

By:	/s/ Richard W. Florea

Name:	Richard W. Florea

Title: CEO & President

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)    any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which a Group Company is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of a Group Company, or (iii) in which a Group Company issues securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b)    any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for fifteen percent (15%) or more of the consolidated net revenues, net income or assets of a Group Company; or

(c)    any liquidation or dissolution of any of a Group Company.

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person.

“Agreed Value” means the amount equal to the sum of (i) the net present value of all payments that the Group Companies are obligated to make under the Deferred Compensation Plan, as set forth in the monthly financial statements of the Company as of and for the fiscal month ending immediately prior to the Listing Notice Date (which such value shall be calculated in accordance with GAAP and consistent with past practices (including in respect of the discount rate)) (the “Net Present Value”); plus (ii) (A) the full gross value of all payments that the Group Companies are obligated to make under the Deferred Compensation Plan (determined as of the end of the fiscal month immediately prior to the Listing Notice Date), less the Net Present Value, multiplied by (B) 0.5.

“Ancillary Agreements” means the Registration Rights Agreement, and Transition Services Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, any state antitrust or unfair competition Legal Requirement and all other national, federal, state, foreign or multinational Legal

Requirements, statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Legal Requirements, including without limitation any antitrust, competition or trade regulation Legal Requirements, that are designed or intended to prohibit restrict or regulate actions having the purpose or effect of monopolization, attempted monopolization, restraint of trade, lessening of competition, or abusing or maintaining a dominant position. Antitrust Laws also includes any Legal Requirement that requires one or more parties to a transaction to submit a notification to Governmental Body with the authority to review certain transactions to determine if such transactions violate any Antitrust Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Boston, Massachusetts or London, England are authorized or required by applicable Legal Requirements to close.

“CHB Bonds” means, collectively, (1) (i) that certain Loan Agreement, dated as of April 1, 1999 between The Industrial Development Authority of the County of Maricopa and Redman Homes, Inc., as assigned to CHB US pursuant to that certain Assignment and Assumption Agreement, dated as of March 19, 2010, by and among The Industrial Development Authority of the County of Maricopa, Redman Homes, Inc., CHB US and The Bank of New York Mellon Trust Company, N.A. and (2) that certain Credit Agreement, dated as of May 5, 1998, by and among Champion Enterprises, Inc., the guarantors and banks set forth therein and PNC Bank, National Association in connection with the Variable Rate Demand Industrial Development Revenue Bonds, Series 1999 (Champion Home Builders Co. Facility), as amended by Amendment No. 1 to the Credit Agreement, dated as of December 22, 1998.

“CHB Cash” means, for the CHB Companies on a consolidated basis, as of the time of determination, the aggregate amount equal to (i) cash (including restricted cash of the CHB Companies pledged pursuant to the CHB Credit Agreement or similar arrangements), bank deposits, cash equivalents (calculated in accordance with GAAP) (including wire and deposits in transit or checks for deposit received or deposited by a CHB Company, in each case, but not yet credited to an account of a CHB Company) and short term marketable investments of the CHB Companies convertible into cash within 90 days, less (ii) any checks or drafts written by any CHB Company but, as of the time of determination, not yet cleared.

“CHB Companies” means the CHB Entities and the CHB Subsidiaries.

“CHB Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 19, 2015, by and among CHB US, Contributor, the subsidiary guarantors party thereto, the various financial institutions and other persons from time to time party thereto and Wells Fargo Bank, N.A., as the administrative agent and collateral agent.

“CHB Indebtedness” means, as of the time of determination, without duplication, the aggregate positive amount (if any) equal to all of the CHB Companies’ outstanding obligations (including principal, accrued and unpaid interest, fees, expenses and other payment obligations, any prepayment penalties, premiums, costs, breakage or other amounts payable assuming discharge thereof at or prior to the Closing) under the CHB Bonds and CHB Credit Agreement.

“CHB IP Rights” means all Intellectual Property Rights which are used in the conduct of the business of a CHB Company.

“CHB Material Adverse Effect” means any Effect that, considered together with all other Effects, has, or is reasonably expected to have, a material adverse effect on: (a) the business, financial condition, operations or results of operations of the CHB Companies taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a CHB Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the CHB Companies participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the CHB Companies, taken as a whole, relative to other companies in the industry in which the CHB Companies operate; (ii) any failure by a CHB Company to meet any estimates or expectations of its internal projections or forecasts or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a CHB Material Adverse Effect and may be taken into account in determining whether a CHB Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Exchange; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements to the extent that such conditions do not have a disproportionate impact on the CHB Companies, taken as a whole, relative to other companies in the industry in which the CHB Companies operate; or (vi) general conditions in financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure event), to the extent that such conditions do not have a disproportionate impact on the Group Companies, taken as a whole, relative to other companies in the industry in which the Group Companies operate; or (b) the ability of Contributor to consummate the Exchange or to perform its covenants or obligations under this Agreement.

“CHB Owned IP” means all Intellectual Property Rights owned or purported to be owned by a CHB Company.

“CHB Subsidiaries” means the Subsidiaries of the CHB Entities.

“CHB Transaction Expenses” means, as of the time of determination, without duplication, the aggregate amount equal to (a) all out-of-pocket fees, expenses, costs, charges, payments and expenditures incurred by a CHB Company or for which a CHB Company is liable in connection with this Agreement or the consummation of the transactions contemplated hereby, whether to be incurred or accrued on, after or prior to the Closing, whether or not invoiced (including any fees, costs, expenses, payments and expenditures of legal counsel, accountants, brokers, financial advisors, investment bankers or similar Persons), solely to the extent unpaid as of immediately prior to the Closing and required to be paid or reimbursed by any of the CHB Companies on or after the Closing; (b) the amount of severance, retention, any change in control, transaction expenses, incentive, success or other bonus payments or similar amounts incurred or accrued by a CHB Company to current or former directors or employees of a CHB Company upon the consummation of the transactions contemplated by this Agreement or that are otherwise made at the discretion of the Contributor (provided such discretion is explicitly permitted under the Contributor Disclosure Schedules or otherwise with the prior written approval of the Company) or similar amounts payable and all other compensatory payments, in each case, payable by a CHB Company as a result of the execution of this Agreement and/ or in connection with the transactions contemplated by this Agreement (or in the case of severance payments that become payable to a current or former employee upon voluntary cessation of service, whether or not actually paid or payable at the time of Closing), other than, in each case, any such payments payable as a result of any action (including a resulting termination or constructive termination) taken by the Company or any other Group Company or by the Contributor or CHB Company following the Closing; provided that, for the avoidance of doubt, the CHB Transaction Expenses do not include bonuses or other compensation paid to employees in the ordinary course consistent with past practices; (c) the amount of any change in control fees, termination fees or similar payments that are required to be paid by CHB Company pursuant to the terms of any Contract with customers, suppliers, lenders, vendors, landlords or any other party as a result of the consummation of the transactions contemplated hereby, other than, in each case, any such payments payable as a result of any action taken by the Company or any other Group Company or by the Contributor or CHB Company following the Closing; and (d) the employer portion of all Taxes required to be held by any CHB Company as a result of payments set forth in clause (b) above. For the avoidance of doubt, expenses incurred by the CHB Companies in connection with the Debt Financing and any amendment to the CHB Credit Agreement in connection therewith that will be in place after the Closing shall not be considered a CHB Transaction Expense.

“Code” means the United States Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder and the most recent guidance with respect thereto issued by the Internal Revenue Service or the U.S. Department of the Treasury, as the case may be.

“Company Bylaw Amendment” means that certain amendment to the Company’s Organizational Documents substantially in the form attached hereto as Exhibit G.

“Company Cash” means, for the Group Companies on a consolidated basis, as of the time of determination, the aggregate amount equal to (i) cash, bank deposits, cash equivalents (calculated in accordance with GAAP) (including wire and deposits in transit or checks for deposit received or deposited by a Group Company, in each case, but not yet credited to an account of a Group Company) and short term marketable investments of the Group Companies convertible into cash within 90 days (but excluding cash or the value of Company Common Shares received with respect to the exercise of any Company Option), less (ii) any checks or drafts written by any Group Company but, as of the time of determination, not yet cleared.

“Company Charter Amendment” means that certain amendment to the Company’s Organizational Documents substantially in the form attached hereto as Exhibit F.

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by Company to Contributor as of the date of this Agreement.

“Company Fully Diluted Stock” shall mean, as of any specific time: (i) the total number of Company Common Shares issued and outstanding; plus (ii) all Company Common Shares that the Company may be required to issue or deliver (regardless of the conversion or exercise price, method of settlement or form of payment, whether vested or unvested and any other terms and conditions thereof) pursuant to any (A) outstanding subscription, option, call, warrant, preemptive right, restrictive stock unit or right (whether or not currently exercisable) to acquire any Company Common Shares or (B) security or Contract that is or may become convertible into or exchangeable for any Company Common Shares.

“Company Incentive Plan” means the Skyline Corporation 2015 Stock Incentive Plan.

“Company Indebtedness” means, as of the time of determination, without duplication, the aggregate amount equal to (a) the aggregate positive amount (if any) equal to all of the Group Companies’ outstanding obligations (including principal, accrued and unpaid interest, fees, expenses and other payment obligations, any prepayment penalties, premiums, costs, breakage or other amounts payable assuming discharge thereof at or prior to the Closing) for indebtedness for borrowed money as of immediately prior to the Closing Date, including any such indebtedness owed under that certain Credit Agreement dated July 21, 2017 between JPMorgan Chase Bank, N.A., Company, and its wholly-owned subsidiaries; and (b) the aggregate positive amount (if any) of (i) (A) the Agreed Value of all payments that the Group Companies are obligated to make under (x) the Company’s 1989 Deferred Compensation Plan, as amended from time to time and (y) the death benefit owed by the Company to Art Decio’s estate pursuant to that certain written agreement by and between the Company and Art Decio, dated as of February 15, 1982, as amended by that certain written amendment by and between Art Decio and the Company, dated as of May 2, 2001, and further amended by that certain written amendment by and between Art Decio and the Company, dated as of December __ , 2001 (such agreement and such amendments thereto, (the items set forth in clauses (b)(i)(A)(x) and (y) of this definition, the “Deferred Compensation Plan”) determined without regard to vesting or any other factor that could reduce such obligation, (B) all obligations under the Group Companies’ loans with respect to the Group Companies’ life insurance policies (including principal, accrued and unpaid interest, fees, expenses and other payment obligations, any prepayment penalties, premiums, costs, breakage or other amounts payable assuming discharge thereof at prior to the Closing), less (ii) (A) the surrender value of the life insurance policy asset of any Group Company (including fees, expenses and other payment obligations, any prepayment penalties, premiums, costs, breakage or other amounts payable assuming surrender thereof at or prior to the Closing), and (B) without duplication, in the event any such life insurance policy asset of a Group Company has matured prior to the Closing, the amount receivable by the Company (but not yet actually received prior to Closing) in respect of such policy.

“Company IP Rights” means all Intellectual Property Rights which are used in the conduct of the business of the Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects, has, or is reasonably expected to have, a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Group Companies taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Group Companies participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Group Companies, taken as a whole, relative to other companies in the industry in which the Group Companies operate; (ii) any failure by a Company to meet any estimates or expectations of its internal projections or forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) changes in the trading price or trading volume of Company Common Shares (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Company Common Shares may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Exchange; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements to the extent that such conditions do not have a disproportionate impact on the Group Companies, taken as a whole, relative to other companies in the industry in which the Group Companies operate; or (vii) general conditions in financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure event), to the extent that such conditions do not have a disproportionate impact on the Group Companies, taken as a whole, relative to other companies in the industry in which the Group Companies operate; or (b) the ability of Company to consummate the Exchange or to perform its covenants or obligations under this Agreement.

“Company Option” means an option to purchase Company Common Shares granted under the Company Incentive Plan.

“Company Owned IP” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Company Persons” means Richard Florea, Jon S. Pilarski, and Jeffrey A. Newport.

“Company Restricted Stock Award” means Company Common Shares granted under the Company Incentive Plan that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer.

“Company Shareholder Approval Matters” means the approval of the Company Charter Amendment and the issuance of the Exchange Shares (the “Exchange Share Issuance”).

“Company Shareholder Approval Threshold” means with respect to the Company Shareholder Approval Matters, (i) with regard to the Company Charter Amendment, the affirmative vote of a majority of the outstanding Company Common Shares entitled to vote on such proposal; and (ii) with regard to the Exchange Share Issuance, the votes cast by the Company Shareholders in favor of the proposal exceed the votes cast opposing such proposal.

“Company Shareholders” means the holders of the issued and outstanding Company Common Shares.

“Company Transaction Expenses” means, as of the time of determination, without duplication, the aggregate amount equal to (a) all out-of-pocket fees, expenses, costs, charges, payments and expenditures incurred by the Company or any other Group Company or for which the Company or any other Group Company is liable in connection with this Agreement or the consummation of the transactions contemplated hereby, whether to be incurred or accrued on, after or prior to the Closing, whether or not invoiced (including any fees, costs, expenses, payments and expenditures of legal counsel, accountants, brokers, financial advisors, investment bankers or similar Persons), solely to the extent unpaid as of immediately prior to the Closing and required to be paid or reimbursed by any of the Company or the Group Companies on or after the Closing; (b) the amount of severance, retention, any change in control, transaction expenses, incentive, success or other bonus payments or similar amounts incurred or accrued by the Company or any other Group Company to current or former directors or employees of the Company or any other Group Company upon the consummation of the transactions contemplated by this Agreement or that are otherwise made at the discretion of the Company or any other Group Company (provided such discretion is explicitly permitted under the Company Disclosure Schedules or otherwise with the prior written approval of the Contributor) or similar amounts payable and all other compensatory payments, in each case, payable by the Company or any other Group Company as a result of the execution of this Agreement and/ or in connection with the transactions contemplated by this Agreement (or in the case of severance payments that become payable to a current or former employee upon voluntary cessation of service, whether or not actually paid or payable at the time of Closing), other than, in each case, any such payments payable as a result of any action (including a resulting termination or constructive termination) taken by the Company or any other Group Company following the Closing; provided that, for the avoidance of doubt, the Company Transaction Expenses do not include bonuses or other compensation paid to employees in the ordinary course consistent with past practices; (c) the amount of any change in control fees, termination fees or similar payments that are required to be paid by the Company or any Group Company pursuant to the terms of any Contract with customers, suppliers, lenders, vendors, landlords or any other party as a result of the consummation of the transactions contemplated hereby; (d) other than amounts that would otherwise be included in the definition of “Company Indebtedness,” amounts paid in connection with the acceleration, termination or liquidation of all deferred compensation arrangements, (e) the D&O Costs, and (f) the employer portion of all Taxes required to be withheld by the Company or any Group

Company as a result of payments set forth in clauses (b) and (d) above, and as a result of payments made or to be made under the Deferred Compensation Plan.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature.

“Contributor Disclosure Schedule” means the disclosure schedule that has been delivered by Contributor to Company on the date of this Agreement.

“Contributor Persons” means Keith Anderson, Laurie Hough and Mark Yost.

“Contributor Strategic Transaction” means any of the following transactions to which Contributor or a CHB Company is or may be made a party, as applicable: (a) any initial public offering of equity securities of Contributor or any CHB Company; or (b) any transaction that would be an Acquisition Transaction, substituting in the definition thereof “Contributor and CHB Companies” for “Group Companies.”

“Effect” means any event, development, circumstance, change, effect or occurrence.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the avoidance of doubt, Encumbrance does not include any Company Out Licenses or CHB Out Licenses.

“End Date” means July 31, 2018.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means: any Legal Requirement governing (a) pollution or protection of human health or the environment, or (b) the manufacture, processing, distribution, use, treatment, storage, release, cleanup, disposal, transport or handling of Hazardous Materials.

“ERISA Affiliate” means, with respect to an entity, a trade or business (whether or not incorporated) that is, or at any relevant time was treated as a single employer of such entity within the meaning of Section 414 of the Code.

“Exchange Ratio” equals 5.4516129.

“Exchange Shares” means that number of Company Common Shares equal to the Exchange Ratio times the Company Fully Diluted Stock, as determined immediately prior to the Closing.

“Funded Indebtedness” means all of the Group Companies’ outstanding obligations for indebtedness for borrowed money, including any such indebtedness owed under that certain Credit Agreement dated July 21, 2017 between JPMorgan Chase Bank, N.A., Company, and its wholly-owned subsidiaries as of immediately prior to the Closing on the Closing Date.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); other than, in each case, any such entity in its capacity as a party to a commercial relationship with any Party or any of their respective Subsidiaries.

“Group Companies” means the Company and its Subsidiaries.

“Hazardous Material” means any: material, substance or waste regulated as “hazardous”, “toxic”, “pollutants”, “contaminants”, “radioactive”, or “petroleum” (or words of similar meaning), under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations promulgated thereunder.

“Independent” means, with respect to any member of the board of directors of the Company, a member who is determined by the board of directors of the Company to satisfy the independent tests pursuant to Section 303A.02 of the NYSE Listed Company Manual and Exchange Act Rule 10A-3.

“Intellectual Property Rights” means all right, title and interests in and to all intellectual property rights throughout the world, including the following, in each case to the extent of any proprietary rights therein: copyrights, patents, trademarks, mask work rights, confidential information, service marks, trade names, trade dress, domain name registrations, trade secrets, social media accounts, rights of publicity and moral rights.

“Investor Rights Agreement” means a voting agreement substantially in the form attached hereto as Exhibit D.

“Legal Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, insolvency, bankruptcy, liquidation, administration, receivership, involuntary arrangement, compromise or schedule with creditors, moratorium, stay or limitation of creditors rights, interim or provisions supervision by a court or court appointee, winding up or striking off, or similar event, investigative or appellate proceeding), hearing, inquiry, audit, examination, conciliation, expert determination or investigation or other process commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under authority of NYSE or any other applicable securities exchange).

“NYSE” means the NYSE American.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision or award.

“Organizational Documents” means, collectively and as applicable, the certificate of incorporation, articles of incorporation, articles of association, bylaws, limited liability company agreement and other charter documents of a company.

“Person” means any person, Entity, Governmental Body, or group (as used in Section 13(d)(3) of the Exchange Act).

“Registration Rights Agreement” means a registration rights agreement substantially in the form attached hereto as Exhibit C.

A Party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such Party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any such Party’s Subsidiaries or other Affiliates.

“SEC” means the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.

“SEC Documents” means each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Company with the SEC since May 31, 2014 and on or prior to the date hereof, including all amendments thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Sensitive Data” means (i) any information that can be used to identify an individual, (ii) any information that relates to, or can be used to identify, an individual and that is subject to handling or security requirements under any Legal Requirements relating to the use, privacy and security of any information of or concerning an individual, or (iii) any information regarding an individual that, under any Legal Requirement, requires that individual to be notified of any situation where there is, or reason to believe there has been a loss, misuse, unauthorized access, or unauthorized acquisition of that information.

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the issued or outstanding equity or financial interests of such Entity.

“Superior Offer” means a bona fide unsolicited written Acquisition Proposal from any Person (other than Contributor or its Affiliates) made after the date of this Agreement which did not result from a breach of Section 5.10(a), substituting in the definition thereof “fifty percent (50%)” for “fifteen percent (15%)” in each place it appears, that (i) was not solicited in violation of Section 5.10, and (ii) the board of directors of the Company determines in good faith, after consultation with the Company’s outside financial and legal advisors, (x) is reasonably likely to be consummated in accordance with its terms without undue delay, taking into account all financial, regulatory, legal and other aspects of the proposal, including, to the extent debt financing is required, the likelihood of obtaining necessary financing, the identity of the Person making such Acquisition Proposal, and whether such proposal is fully financed by means of an executed customary debt commitment letter from one or more reputable U.S. commercial banks, investment banks or financial institutions that has agreed to provide or cause to be provided the amounts set forth therein and the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including all relevant legal, regulatory, tax and financial aspects of such Acquisition Proposal, and the Person making the proposal, and (y) if completed, would be more favorable to, and in the best interest of, the Company from a financial point of view than the transactions contemplated by this Agreement taking in to account all the other terms and conditions of this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement agreed to in writing by Contributor in response to such Acquisition Proposal).

“Surviving Company” means the Company from and after the Closing of the Exchange.

“Takeover Statute” means any “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder”, “affiliate transactions”, or similar provision of any state anti-takeover Legal Requirement.

“Tax” and “Taxes” means (a) any and all federal, state, provincial, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA and Canada Pension Plan), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes, including any interest, penalty, or addition thereto, in each case whether disputed or not, and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means (i) with respect to each of the Company and CHB US and any of their respective Subsidiaries organized within the United States, any United States federal income tax return, any income tax return for any state or other jurisdiction within the United States showing a liability for Taxes to such state or other jurisdiction (whether or not previously paid) in excess of $50,000 and any sales and use tax return for the five jurisdictions in which such entity has the highest liability for sales and use Taxes, and (ii) with respect to CHB BV and its Subsidiaries organized outside of the United States and any Subsidiary of the Company organized outside of the United States, any income tax return for the sovereign nation within which such entity is organized, and any income tax return for any state, province or other political subdivision within such sovereign nation showing a liability for Taxes to such state, province or other political jurisdiction (whether or not previously paid) in excess of the local currency equivalent of $50,000 and any sales and use tax return for the five jurisdictions in which such entity has the highest liability for sales and use Taxes.

“Transition Services Agreement” means a transition services agreement substantially in the form attached hereto as Exhibit E.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement

280G Cutback	5.18(b)
Acceptable Company Confidentiality Agreement	5.10(b)
Action	4.1(t)
Affiliate Approvals	5.4(a)
Agreement	Preamble
Appointees	1.3(a)
Burdensome Divestiture Condition	5.4(c)
Change in Recommendation	5.2(b)
CHB BV	Recitals
CHB BV Shares	Recitals
CHB Contract	2.16(b)
CHB DE Shares	Recitals
CHB Entities	Recitals
CHB Environmental Permits	2.14(c)
CHB In Licenses	2.7(b)
CHB IP Contracts	2.7(b)
CHB Leased Real Property	2.13(a)
CHB Material Customer	2.19

CHB Material Supplier	2.19
CHB Out Licenses	2.7(b)
CHB Owned Real Property	2.13(a)
CHB Permits	2.8(b)
CHB Real Property	2.13(a)
CHB Real Property Lease	2.13(a)
CHB Registered Intellectual Property	2.7(a)
CHB Shares	Recitals
CHB US	Recitals
Closing	1.2
Closing Date	1.2
COBRA	5.18(f)(iv)
Company	Preamble
Company Appointees	1.3(a)
Company Balance Sheet	3.5(d)
Company Board Recommendation	5.2(b)
Company Closing Statement	5.19
Company Common Shares	Recitals
Company Contract	3.16(b)
Company Employee Plans	3.12(a)
Company Environmental Permits	3.14(c)
Company Financials	3.5(d)
Company In Licenses	3.8(b)
Company IP Contracts	3.8(b)
Company Material Adverse Effect	6.2(a)
Company Material Customer	3.21
Company Material Supplier	3.21
Company Net Cash	5.19
Company Out Licenses	3.8(b)
Company Permits	3.9(b)
Company Registered Intellectual Property	3.8(a)
Company Shareholder Approval	3.3(a)
Company Shareholders’ Meeting	5.1(a)
Company Termination Fee	7.3(b)(ii)
Company Voting Agreement	Recitals
Confidentiality Agreement	5.3
Contributor	Preamble
Contributor Appointees	1.3(a)
Contributor Audited Financials	2.4(a)
Contributor Closing Statement	5.20
Contributor Dividend Payment Date	5.20
Contributor Employee Plans	2.11(a)
Contributor Financials	2.4(b)
Contributor Net Cash	5.20

Contributor Unaudited Financials	2.4(b)
D&O Costs	5.5(b)
D&O Indemnified Parties	5.5(a)
Debt Financing	5.13
Divestiture Action	5.4(c)
Employment Agreement	5.18(b)
ERISA	2.11(a)
Estimate Notice Date	5.19
Exchange	1.1
Exchange Act	2.21
Exchange Share Issuance	Exhibit A
Financing Sources	5.13
First Tranche Termination Fee	7.3(b)(i)
GAAP	2.4(a)
GC Leased Real Property	3.13(a)
GC Owned Real Property	3.13(a)
GC Real Property	3.13(a)
GC Real Property Lease	3.13(a)
Golden Parachute Excise Tax	5.18(b)
Insurance Policies	2.18(a)
knowledge of Company	8.14(e)
knowledge of Contributor	8.14(e)
Listing Notice Date	5.19
Notice Period	5.2(c)
Parachute Payments	5.18(b)
Parties	Preamble
Party	Preamble
Permitted Action	5.10(b)
Permitted Encumbrances	2.12
Pre-Closing Period	4.1
Proxy Statement	5.1(a)
Regulatory Approvals	5.4(a)
Sarbanes-Oxley Act	3.5(a)
Securities Act	1.5(a)
Similar Plan	5.18(e)
Special CHB Dividend	5.20
Special Committee	Recitals
Special Company Dividend	5.19
Supporting Shareholders	Recitals
Terminated Plan	5.18(e)
Terminated Plan Participant	5.18(e)
Termination Date	5.10(a)
Transfer Agent	1.5(a)

Exhibit B

Form of Company Voting Agreements

This VOTING AGREEMENT (this “Agreement”), is dated as of January 5, 2018, by and among Champion Enterprises Holdings, LLC, a Delaware limited liability company (“Contributor”) and each of the shareholders of Skyline Corporation, an Indiana corporation (“Company”) listed on the signature pages hereto (each a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Exchange Agreement (as defined below) as of the date hereof.

WITNESSETH:

WHEREAS, as of the date hereof, Company and Contributor entered into a Share Contribution & Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), providing for, among other things, the contribution by Contributor of the CHB Shares to the Company in exchange for the issuance by Company to Contributor of the Exchange Shares;

WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of the number of shares of the Company Common Shares set forth on Exhibit A hereto (together with such additional shares of Company Common Shares as become beneficially owned by such Shareholder, whether upon the exercise of options, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) but excluding any shares sold or transferred on or after the date hereof in compliance with Section 4.1, all such shares, the “Owned Shares”);

WHEREAS, the Owned Shares collectively represent 18.8% of the voting power of the outstanding capital stock of the Company as of the date hereof (as calculated with respect to the Company Shareholder Approval Threshold);

WHEREAS, as a condition to Contributor’s willingness to enter into and perform its obligations under the Exchange Agreement, Contributor has required that each Shareholder agree, and each Shareholder has agreed, among other things, to vote his Owned Shares in favor of the Company Shareholder Approval Matters and any other matters submitted to the Company shareholders in furtherance of the Exchange or the other transactions contemplated by the Exchange Agreement and to take the other actions described herein; and

WHEREAS, each Shareholder desires to express his support for the Exchange Agreement and the transactions contemplated thereby, including the Exchange and the Exchange Share Issuance.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged,

intending to create a voting agreement under Ind. Code § 23-1-31-2, the parties agree as follows:

1.         Agreement to Vote; Irrevocable Proxy.

1.1.      Agreement to Vote. Each Shareholder hereby agrees that, from the date hereof until the earlier of (i) the time that the Company Shareholder Approval Threshold has been obtained with respect to all Company Shareholder Approval Matters and no other vote by the Company’s shareholders is required to consummate the transactions contemplated by the Exchange Agreement and (ii) termination of this Agreement in accordance with Section 5.1, at any meeting of the shareholders of the Company at which the approval of the Company Shareholder Approval Matters or any other matter requiring a vote of the Company’s shareholders necessary to consummate the Exchange and the other transactions contemplated by the Exchange Agreement is to be voted upon, however called, or any adjournment or postponement thereof, such Shareholder shall be present (in person or by proxy) and vote (or cause to be voted) all of his Owned Shares at such time:

(a)        in favor of approval of the Company Shareholder Approval Matters (and in the event that any Company Shareholder Approval Matters are presented as more than one proposal, in favor of each proposal that is part of the Company Shareholder Approval Matters), and in favor of any other matter presented or proposed as to approval of the Exchange or any part or aspect thereof or any other transactions or matters contemplated by the Exchange Agreement;

(b)        approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Company Shareholder Approval Matters on the date on which such meeting is held;

(c)        against any Acquisition Proposal (other than any Acquisition Proposal of Contributor or its Affiliates), without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to the Exchange, the Exchange Agreement or approval of the Company Shareholder Approval Matters or in competition or inconsistent with the Exchange and the other transactions or matters contemplated by the Exchange Agreement or the Company Shareholder Approval Matters;

(d)        against any other action, transaction or agreement that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to impair, impede, interfere with, delay, postpone, discourage, adversely affect or inhibit the timely consummation of (i) the Exchange or the other transactions contemplated by the Exchange Agreement or this Agreement or the performance by Shareholder of its obligations under this Agreement, or (ii) the ability of Contributor or Company to complete the Exchange;

(e)        against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, agreement, representation or warranty or any other obligation or agreement of Company or any Group Company contained in the Exchange Agreement, or of Shareholder contained in this Agreement; and

(f)        in favor of any other matter necessary or desirable to the consummation of the transactions contemplated by the Exchange Agreement, including the Exchange and the Company Shareholder Approval Matters (clauses (a) through (f), collectively, the “Required Votes”); provided, however, that it is expressly agreed that any vote to elect directors of the Company is not a Required Vote.

1.2.      Irrevocable Proxy. Each Shareholder, intending to create an irrevocable proxy under Ind. Code § 23-1-30-3(e), hereby irrevocably and unconditionally grants to, and appoints, the Contributor as its attorney-in-fact and proxy with full power of substitution and resubstitution for and in the name, place and stead of Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Owned Shares in accordance with the Required Votes, to the full extent of such Shareholder’s voting rights with respect to such Shareholder’s Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest, but for the avoidance of doubt shall be deemed terminated and released with respect to any shares sold or transferred on or after the date hereof in compliance with Section 4.7). Shareholder hereby represents that any proxies heretofore given in respect of the Owned Shares, if any, are revocable and hereby revokes such proxies. Upon Contributor’s reasonable request, each Shareholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein and if, for any reason, the proxy granted herein is not irrevocable, then Shareholder agrees, until the termination of this Agreement in accordance with Section 5.1, to vote the Owned Shares in accordance with the Required Vote as instructed by Contributor in writing. The proxy granted by each Shareholder in this Section 1.2 shall remain valid until the earlier of (i) the time that the Company Shareholder Approval Threshold has been obtained with respect to all Company Shareholder Approval Matters or (ii) the termination of this Agreement in accordance with Section 5.1, immediately upon which each such proxy shall automatically terminate without any further action required by any person. Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Exchange Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable. The parties agree that the foregoing is a voting agreement.

1.3.      No Power to Elect Directors. Notwithstanding anything herein or in the Exchange Agreement to the contrary, each party acknowledges and agrees that (i) this Agreement does not constitute an agreement to exercise or direct the exercise of the voting power of the Company in the election of directors of the Company and (ii) any Owned Shares shall not be deemed “control shares” as defined under Ind. Code § 23-1-42-1.

2.         Representations and Warranties of Shareholders. Each Shareholder hereby severally represents and warrants to Contributor as follows:

2.1.      Power; Due Authorization; Binding Agreement. Such Shareholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2.      Ownership of Shares. On the date hereof, the Owned Shares set forth opposite such Shareholder’s name on Exhibit A hereto are owned beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) by such Shareholder, free and clear of any security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Owned Shares), except as set forth opposite such Shareholder’s name on Exhibit A. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Owned Shares set forth opposite such Shareholder’s name on Exhibit A hereto. Except as set forth opposite such Shareholder’s name on Exhibit A, such Shareholder does not own any other outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company, or (iii) options or other rights to acquire equity securities of the Company. Other than proxies and restrictions in favor of Contributor pursuant to this Agreement, there are no proxies or powers of attorney or other authorization in or with respect to the Owned Shares and no Owned Shares have been deposited into a voting trust or subject to any voting agreement and there are no other commitments, agreements or arrangements in respect of the pledge, disposition or voting of the Owned Shares. Other than proxies and restrictions in favor of Contributor pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act, Exchange Act, or the “blue sky” laws of the various states of the United States, as of the date hereof, such Shareholder has, and at any shareholder meeting of the Company in connection with the Exchange Agreement and the transactions contemplated by the Exchange Agreement, including approval of the Exchange Share Issuance, such Shareholder will have (except as otherwise permitted by this Agreement, including in connection with the permitted Transfer (as defined below) of any Owned Shares), sole voting power and sole dispositive power with respect to all of the Owned Shares of such Shareholder.

2.3.      No Conflicts. The execution and delivery by Shareholder of this Agreement does not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, or result in the creation of any lien upon any Owned Shares under, any provision of (i) any Contract to which such Shareholder is a party or by which any of the Owned Shares are bound or (ii) any Order or Legal Requirement applicable to Shareholder or any Owned Shares.

2.4.      No Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Body or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

2.5.      Acknowledgment. Such Shareholder understands and acknowledges that Contributor is entering into the Exchange Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

3.         Representations and Warranties of Contributor. Contributor hereby represents and warrants to each Shareholder that Contributor has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Contributor of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Contributor, and no other proceedings on the part of Contributor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Contributor and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of Contributor.

4.         Certain Covenants of the Shareholders.

4.1.      Restriction on Transfer, Proxies and Non-Interference. Each Shareholder hereby agrees, except as permitted by Section 4.7, from the date hereof until the earlier of, (i) the termination of this Agreement in accordance with Section 5.1 and (ii) the time that the Company Shareholder Approval Threshold has been obtained with respect to all Company Shareholder Matters, not to, directly or indirectly, (a) sell, transfer, pledge, encumber, assign, gift, tender in any tender or exchange offer, hypothecate or otherwise dispose of (including by gift, merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment, gift, tender, hypothecation or other disposition of (including by gift, merger, by testamentary disposition, by operation of law or otherwise), or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”), (b) grant or permit the grant of any proxies or powers of attorney or other authorization in or with respect to the Owned Shares, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares, in each case with respect to any vote on the approval of the Exchange, the Company Shareholder Approval Matters, or any other matters set forth in this Agreement including, without limitation, Section 1 (other than a proxy to Contributor as set forth in Section 1.2), (c) take any action that would cause any representation or warranty of such Shareholder contained herein to become untrue or incorrect or have the effect of restricting, limiting, interfering, preventing or disabling such Shareholder from performing its obligations under this Agreement, or (d) commit or agree to take any of the foregoing actions. Any action taken in violation of the foregoing sentence shall be null and void and each Shareholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Owned Shares shall occur (including, but not limited to, a sale by a Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

4.2.      Inconsistent Agreements. Shareholder hereby covenants and agrees that, except for this Agreement, it shall not, and shall not permit any Affiliate, to (i) enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares in respect of the Required Votes and (ii) at any time while this Agreement remains in effect, grant a proxy, consent or power of attorney with respect to the Owned Shares in respect of the Required Votes or any other agreement with respect to the voting of the Owned Shares in respect of the Required Votes.

4.3.      Non-Solicitation. Prior to the date on which this Agreement terminates, Shareholder (solely in his capacity as a shareholder of Company) shall immediately cease and cause to be terminated all existing discussions or negotiations with any third parties that may be ongoing with respect to an Acquisition Proposal and will not, and will not permit or direct Company or any of Company’s Subsidiaries or any its and their respective officers, directors, employees and agents to, and shall direct each of its Representatives not to, directly or indirectly, (i) solicit, initiate, cooperate with, knowingly encourage, induce or facilitate any inquiries or the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any Group Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or similar document or any agreement providing for or otherwise relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement) or (vi) grant any waiver, amendment or release under, or fail to use commercially reasonable efforts to enforce, any standstill or confidentiality agreement to which Shareholder is a party concerning an Acquisition Proposal.

4.4.      Other Covenants.

(a)        Shareholder hereby agrees to promptly notify Contributor and Company of the number of any new Owned Shares acquired by Shareholder after the date hereof and prior to the expiration of this Agreement. Any such Owned Shares shall be subject to the terms of this Agreement as though owned by Shareholder on the date hereof.

(b)        As between Arthur J. Decio, Contributor and Company only, notwithstanding the foregoing Section 4.4(a), unless approved in advance in writing by Contributor, such Shareholder hereby agrees that neither Shareholder nor any other person acting on behalf of or in concert with Shareholder (or any of its representatives) will, directly or indirectly, either individually or as a member of a “group” (for purposes of Rule 13d-3 under the Exchange Act) acquire, by purchase or otherwise, any new Owned Shares, options to acquire any new Owned Shares, or any right, title or interest in any new Owned Shares, in each case, after the date hereof and prior to the expiration of this Agreement.

4.5.      No Limitations on Actions. The parties hereto acknowledge that each Shareholder is entering into this Agreement solely in his individual capacity as the beneficial owner of the applicable Owned Shares and this Agreement shall not limit or otherwise affect the actions or fiduciary duties of such Shareholder, or any affiliate, employee or designee of such Shareholder or any of its affiliates in its, his or her capacity, if applicable, as an officer or director of the Company or, except as set forth herein, any of its affiliates. Nothing in Section 4.2 prohibits action taken or requires action omitted by any person as a director or officer of the Company in compliance with the Exchange Agreement.

4.6.      Further Assurances. From time to time, at the request of Contributor and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each Shareholder hereby (a) authorizes Contributor and Company to publish and disclose in any public announcement, disclosure required by the SEC or applicable Law or the Proxy Statement, such Shareholder’s identity and ownership of the Owned Shares, the nature of such Shareholder’s obligations under this Agreement and any other information that Contributor reasonably determines is required to be disclosed in connection with the Exchange and the transactions contemplated by the Exchange Agreement; (b) agrees to promptly give to Contributor and Company any information Contributor may reasonably require for the preparation of any such disclosure documents; and (c) agrees to promptly notify Contributor and Company of any required corrections with respect to any information supplied by such Shareholder, if and to the extent that such information shall have become false or misleading in any material respect.

4.7.      Permitted Transfers. Any Shareholder that Transfers any Owned Shares to Permitted Transferees and Affiliates of such Shareholder (such Permitted Transferees and Affiliates, “Potential Transferees”) shall, in connection with such transfer, cause each such Potential Transferee to (i) execute a signature page to this Agreement pursuant to which such Potential Transferee agrees to be a “Shareholder” pursuant to this Agreement with respect to such Transferred Owned Shares and (ii) provide the requisite contact information for such Potential Transferee as contemplated by Exhibit B. “Permitted Transferee” means, with respect to any Shareholder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Shareholder, (B) any trust, the trustees of which include only the Persons named in clause (A) and the beneficiaries of which include only the Persons named in clause (A), (C) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), (D) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, or (E) to any Person by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations. Transfers of Owned Shares to Potential Transferees made pursuant to this Section 4.7 shall not be a breach of this Agreement.

5.         Miscellaneous.

5.1.      Termination of this Agreement. This Agreement, and all terms and conditions contained herein, shall terminate upon the earlier to occur of (i) the Closing Date, (ii) the termination of the Exchange Agreement in accordance with its terms, or (iii) the occurrence of any Change in Recommendation made in compliance with the Exchange Agreement.

5.2.      Effect of Termination. This Agreement shall become void and of no effect with no liability on the part of any party hereto after its termination pursuant to Section 5.1; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

5.3.      Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Neither Contributor nor any Shareholder may assign any of their respective rights, duties or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of Contributor, in the case of any Shareholder, and Shareholder, in the case of Contributor, and, subject only to the immediately preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto.

5.4.      Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

5.5.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to a Shareholder, to the address, email or facsimile set forth opposite such Shareholder’s name on Exhibit B attached hereto.

(a)      If to Contributor:

Champion Enterprises Holdings, LLC

755 West Big Beaver Road, Suite 1000

Troy, MI 48084

Attn:    General Counsel

Fax: (248) 273-4268

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

Attn.: David A. Fine

Email: david.fine@ropesgray.com

Fax: (617) 235-0030

(b)      If to Company:

Skyline Corporation

P.O. Box 743

2520 By-Pass Road

Elkhart, IN 46515

Attn: John C. Firth

Email: JCFirth@qdi.com

With a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, IN 46204

Attn: David P. Hooper

Email: dhooper@btlaw.com

Fax: (317) 231-7433

5.6.      Governing Law; Venue.

(a)        This Agreement will be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)        The Parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Federal District Court for the Southern District of Indiana located in Indianapolis, Indiana and any appellate court therefrom. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 5.5 or in any other manner permitted by applicable Legal Requirement.

(c)        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7.      Specific Performance. Each Shareholder agrees that, in the event of any breach or threatened breach by such Shareholder of any covenant or obligation contained in this Agreement, Contributor would be irreparably harmed and that money damages would not provide an adequate remedy. Accordingly, each Shareholder agrees that the Company shall be entitled (in addition to any other remedy to which Contributor is entitled at law or in equity) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Shareholder further agrees that neither Contributor nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and each Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Shareholder agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

5.8.      Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or electronic transmission signature and a facsimile or electronic transmission signature shall constitute an original for all purposes.

5.9.        Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.10.      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.11.      Non-Recourse.

(a)          No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, representative or affiliate of any party hereto or of any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 5.11 shall limit any liability of the parties hereto for breaches of the terms and conditions of this Agreement.

(b)          Each party to this Agreement enters into this Agreement solely on his own behalf, each such party shall solely be severally liable for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

CHAMPION ENTERPRISES HOLDINGS, LLC

By:
Name:
Title:

    SHAREHOLDERS:

Arthur J. Decio
Richard W. Florea
John C. Firth
Samuel S. Thompson
John W. Rosenthal, Sr.
Matthew W. Long
Thomas L. Eisele
Terence M. Decio
Jeffrey A. Newport

EXHIBIT A

COMPANY STOCK OWNERSHIP

Shareholder	Common Shares	Other Equity Securities
Arthur J. Decio	1,377,784	–
Richard W. Florea	23,500	307,000(1)
John C. Firth	10,500	–
Samuel S. Thompson	3,000	–
John W. Rosenthal Sr.	1,000	–
Matthew W. Long	–	–
Thomas L. Eisele	–	–
Terence M. Decio	30,080	–
Jeffrey A. Newport	–	34,000(2)
(1)	For Mr. Florea, consists of (i) outstanding options to purchase 265,000 Company common shares (of which, 185,000 options are currently unvested); and (ii) 42,000 shares of unvested restricted stock.
(2)	For Mr. Newport, consists of (i) outstanding options to purchase 31,000 Company common shares (of which, 26,000 options are currently unvested); and (ii) 3,000 shares of unvested restricted stock.

EXHIBIT B

SHAREHOLDERS’ CONTACT INFORMATION

Shareholder	Contact Information
Arthur J. Decio
Richard W. Florea
John C. Firth
Samuel S. Thompson
John W. Rosenthal Sr.
Matthew W. Long
Thomas L. Eisele
Terence M. Decio
Jeffrey A. Newport

Exhibit C

REGISTRATION RIGHTS AGREEMENT

by and among

SKYLINE CORPORATION,

CHAMPION ENTERPRISES HOLDINGS, LLC,

THE BAIN SHAREHOLDER,

THE CENTERBRIDGE SHAREHOLDER,

THE MAK CAPITAL SHAREHOLDER,

ARTHUR J. DECIO

and

certain other INVESTORS

DATED AS OF [ ]

This REGISTRATION RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of [    ], 2018, is made by and among:

i.     Skyline Corporation, an Indiana corporation (the “Company”);

ii.    Champion Enterprises Holdings, LLC, a Delaware limited liability company ( “Champion”);

iii.    the Bain Shareholder, the Centerbridge Shareholder and the MAK Capital Shareholder;

iv.    Arthur J. Decio (the “Founder”); and

v.     each Person executing this Agreement and listed as an “Investor” on the signature pages hereto (collectively with Champion or, if after the Distribution, the Sponsors, and their respective Permitted Transferees that become party hereto, the “Investors”).

RECITALS

WHEREAS, on or about the date hereof, the Company and Champion are consummating the transactions contemplated by that certain Share Contribution & Exchange Agreement, dated as of January 5, 2018 (the “Share Exchange Agreement”), pursuant to which Champion will contribute all of the issued and outstanding shares capital stock of CHB International B.V., a Dutch corporation and Champion Home Builders, Inc., a Delaware corporation (together, the “CHB Shares”) to the Company, and, in exchange, the Company will issue to Champion or its members, at Champion’s direction, the “Exchange Shares” (as defined in the Share Exchange Agreement) (such transaction, the “Exchange”);

WHEREAS, concurrently or at some time after the Closing, Champion may distribute the Exchange Shares to the Investors in accordance with Section 5.4 of that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 23, 2011, as amended on September 16, 2014 (as amended and in effect on the date hereof) (the “LLC Agreement”);

WHEREAS, the parties hereto intend to conduct a Public Offering of the capital stock of the Company at some time after the Closing (the first Public Offering following the Exchange pursuant to either a Demand Registration Request or a Shelf Takedown Request, the “Initial Offering”); and

WHEREAS, the Company and the Investors desire to enter into this Agreement in order to provide for certain registration rights which would apply to the Exchange Shares and any Registrable Securities that are held by the Founder as of the date hereof or are acquired by the Investors after the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration,

the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EFFECTIVENESS

Section 1.1.    Effectiveness. This Agreement shall become effective upon the closing of the Exchange (the “Closing”).

ARTICLE II

DEFINITIONS

Section 2.1.    Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the board of directors of the Company, after consultation with outside counsel: (i) would be required to be made in any Registration Statement so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Funds” means, with respect to any Sponsor: (i) affiliated investment funds (including entities investing on behalf of such holder and any investment funds and entities with a common general partner or principal advisor) and (ii) entities that are directly or indirectly controlled, controlling or under common control with such Sponsor.

“Agreement” shall have the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Bain Shareholder” shall mean Sankaty Champion Holdings, LLC, a Delaware limited liability company and Sankaty Credit Opportunities IV, L.P., a Delaware limited partnership, together with their Permitted Transferees.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Centerbridge Shareholder” shall mean Centerbridge Capital Partners AIV I, L.P., a Delaware limited partnership, Centerbridge Capital Partners Strategic AIV I, L.P., a Delaware limited partnership, Centerbridge Capital Partners SBS, L.P., a Delaware limited partnership, CCP Champion Investors, LLC, a Delaware limited liability company, together with their Permitted Transferees.

“Charitable Gifting Event” means any Transfer by a holder of Registrable Securities, or any subsequent Transfer by such holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization made on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any Underwritten Public Offering.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Closing” shall have the meaning set forth in Section 1.1.

“Common Shares” means common shares, $0.0277 par value per share, of Company.

“Demand Notice” shall have the meaning set forth in Section 3.1.3.

“Demand Registration” shall have the meaning set forth in Section 3.1.1(a).

“Demand Registration Request” shall have the meaning set forth in Section 3.1.1(a).

“Demand Registration Statement” shall have the meaning set forth in Section 3.1.1(c).

“Demand Suspension” shall have the meaning set forth in Section 3.1.6.

“Distribution” means the transfer of all or substantially all Exchange Shares held by Champion to the holders of the membership interests in Champion.

“Exchange” shall have the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Holders” means Investors and, to the extent applicable, the Founder, who then hold Registrable Securities under this Agreement.

“Investor” shall have the meaning set forth in the preamble.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of [ ], 2018, by and among the Company, Champion and the Sponsors.

“Investors Counsel” means counsel to the Holders agreed upon by the Company and the Requisite Investors.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Law” means any transnational, domestic or foreign federal, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.

“Loss” shall have the meaning set forth in Section 3.9.1.

“MAK Capital Shareholder” shall mean MAK Champion Investment LLC, a Delaware limited liability company, together with its Permitted Transferees.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (b) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.

“Permitted Transferee” means (i) any Affiliate of a Sponsor or Investor and (ii) such other Persons designated with Requisite Investor Approval.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 3.3.1.

“Piggyback Registration” shall have the meaning set forth in Section 3.3.1.

“Potential Takedown Participant” shall have the meaning set forth in Section 3.2.5(b).

“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.

“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

“Registrable Securities” means (i) all Common Shares that are not then subject to forfeiture to the Company, (ii) all Common Shares issuable upon exercise, conversion or exchange of any option, warrant or convertible security not then subject to vesting or forfeiture to the Company and (iii) all Common Shares directly or indirectly issued or then issuable with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (w) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (x) such securities shall have been Transferred pursuant to Rule 144, (y) such holder of Registrable Securities, except in the case of the Founder (so long as the Founder holds at least 2.0% of the Common Shares on a fully-diluted basis), is able to immediately sell such securities under Rule 144 without any restrictions on transfer (including without application of paragraphs (c), (d), (e), (f) and (h) of Rule 144), as reasonably determined by the Holder (it being understood that a written opinion of the Company’s outside legal counsel to the effect that such securities may be so offered and sold and that any restrictive legends on the securities may be removed shall be conclusive evidence this clause (iii) has been satisfied), or (z) such securities shall have ceased to be outstanding.

“Registration” means registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement. The terms “register”, “registered” and “registering” shall have correlative meanings.

“Registration Expenses” shall have the meaning set forth in Section 3.9.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Requisite Investor Approval” means the prior written consent of the Requisite Investors.

“Requisite Investors” means the holders of a majority of the Units or, if after the Distribution, the holders of a majority of the Common Shares held by the Sponsors.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shelf Period” shall have the meaning set forth in Section 3.2.3.

“Shelf Registration” shall have the meaning set forth in Section 3.2.1(a).

“Shelf Registration Notice” shall have the meaning set forth in Section 3.2.2.

“Shelf Registration Request” shall have the meaning set forth in Section 3.2.1(a).

“Shelf Registration Statement” shall have the meaning set forth in Section 3.2.1(a).

“Shelf Suspension” shall have the meaning set forth in Section 3.2.4.

“Shelf Takedown Notice” shall have the meaning set forth in Section 3.2.5(b).

“Shelf Takedown Request” shall have the meaning set forth in Section 3.2.5(a).

“Sponsors” shall mean the Bain Shareholder, the Centerbridge Shareholder and the MAK Capital Shareholder (in each case including their respective Affiliated Funds).

“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Transaction Documents” means, this Agreement, the Share Exchange Agreement and the LLC Agreement.

“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.

“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.

“Units” means the membership interests in Champion.

“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

Section 2.2.    Other Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes and Exhibits are to Articles, Sections, Annexes and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Annex but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Except as explicitly set forth herein or in another Transaction Documents, all references to a particular statute or other Law shall be deemed to include all rules and regulations promulgated thereunder in effect from time to time and any amendments or successors to such statutes, laws, rules and regulations. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE III

REGISTRATION RIGHTS

The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to it. Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

Section 3.1.         Demand Registration.

Section 3.1.1.      Request for Demand Registration.

(a)              At any time on or after the date of this Agreement, Champion or, if after the Distribution, any Sponsor (subject to the restrictions set forth herein), shall have the right to make a written request from time to time (a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by Champion or such Sponsor if the aggregate offering price of the Registrable Securities that such initiating Investor proposes to sell in such Demand Registration is reasonably expected to be at least $25,000,000 before any deduction of any underwriting discounts or commissions (or, if less than $25,000,000, is in respect of all of the Registrable Securities held by such initiating Investor). Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration”.

(b)              Each Demand Registration Request shall specify (x) the aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof.

(c)              Upon receipt of a Demand Registration Request, the Company shall as promptly as practicable, file a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act.

Section 3.1.2.      Limitation on Demand Registrations. The Company shall not be obligated to take any action to effect any Demand Registration (i) within the one hundred eighty (180) day period after the Initial Offering is declared effective (unless otherwise consented to by the Company), (ii) if a Demand Registration was declared effective within the preceding ninety (90) days (unless otherwise consented to by the Company) or (iii) if the Company has undertaken more than two (2) Underwritten Public Offerings within any twelve (12)-month period.

Section 3.1.3.      Demand Notice. Promptly upon receipt of a Demand Registration Request pursuant to Section 3.1.1 (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Demand Registration Request to all other Holders and the Demand Notice shall offer each such Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Holder may request in writing. Subject to Section 3.1.7, the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after receipt by such other Investor of a Demand Notice.

Section 3.1.4.      Demand Withdrawal. The Investors, that have properly requested its Registrable Securities be included in a Demand Registration pursuant to Section 3.1.1 or

Section 3.1.3 may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the execution of the underwriting agreement entered into in connection with the applicable Demand Registration Statement. Upon receipt of a notice to such effect with respect to all of the Registrable Securities included in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement.

Section 3.1.5.      Effective Registration. The Company shall use reasonable best efforts to cause the Demand Registration Statement to become effective and remain effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by Law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

Section 3.1.6.      Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension more than once during any twelve (12)month period for a period not to exceed sixty (60) days. In the case of a Demand Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the holders of a majority of Registrable Securities that are included in such Demand Registration Statement.

Section 3.1.7.      Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise the Company in writing following consultation with the Company and Champion or, if after the Distribution, the Sponsors that, in its or their good faith opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration, (x) first, allocated to each

Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the good faith opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

Section 3.2.         Shelf Registration.

Section 3.2.1.      Request for Shelf Registration.

(a)              Upon the written request from time to time of Champion or, if after the Distribution, any Sponsor (a “Shelf Registration Request”), the Company shall promptly file with the SEC a shelf Registration Statement pursuant to Rule 415 under the Securities Act (or any successor thereto) covering the resale of all Registrable Securities held by the Holders on a delayed or continuous basis (“Shelf Registration Statement”) relating to the offer and sale of Registrable Securities by any Holders thereof from time to time in accordance with the methods of distribution elected by such Holders, and the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly become effective under the Securities Act. Any such Registration pursuant to a Shelf Registration Request shall hereinafter be referred to as a “Shelf Registration.” If the Company is eligible to file the Shelf Registration Statement on Form S-3 (“Form S-3 Shelf”), it shall file the Shelf Registration Statement on Form S-3; if not, the Company shall file the Shelf Registration Statement on Form S-1 (“Form S-1 Shelf”). If the Company shall file a Form S-1 Shelf, the Company shall convert the Form S-1 Shelf to a Form S-3 Shelf after the Company becomes eligible to use Form S-3 or any successor thereto. The “Plan of Distribution” section of such Form S-1 or Form S-3, as applicable, shall permit all lawful means of disposition of Registrable Securities, including firm-commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers, hedging transactions and sales not involving a Public Offering.

(b)              When the Company becomes a WKSI, (i) the Company shall give written notice to all of the Holders as promptly as practicable but in no event later than five (5) Business Days thereafter, and such notice shall describe, in reasonable detail, the basis on which the Company has become a WKSI, and (ii) the Company shall, as promptly as practicable, register, under an Automatic Shelf Registration Statement, the resale of all of the Registrable Securities held by the Holders in accordance with the terms of this Agreement. The Company shall use its reasonable best efforts to file such Automatic Shelf Registration Statement as promptly as practicable, but in no event later than fifteen (15) Business Days after it becomes a WKSI, and to cause such Automatic Shelf Registration Statement to remain effective thereafter until there are no longer any Registrable Securities held by the Holders. The Company shall give written notice of filing such Registration Statement to all of the Holders as promptly as practicable thereafter.

Section 3.2.2.      Shelf Registration Notice. Promptly upon receipt of a Shelf Registration Request (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice (a “Shelf Registration Notice”) of any such request to all other Holders, which notice shall specify, if applicable, the amount of Registrable Securities to be registered, and the Shelf Registration Notice shall offer each such Holder the opportunity to include in the Shelf Registration that number of Registrable Securities as each such Holder may request in writing. The Company shall include in such Shelf Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after receipt by such other Investor of a Shelf Registration Notice.

Section 3.2.3.      Continued Effectiveness. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming part of the Shelf Registration Statement to be usable by Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Holder holds Registrable Securities (such period of effectiveness, the “Shelf Period”). Subject to Section 3.2.4, the Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

Section 3.2.4.      Suspension of Registration. If the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension more than one time during any twelve (12)-month period for a period not to exceed sixty (60) days. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the holders of a majority of Registrable Securities that are included in such Shelf Registration Statement.

Section 3.2.5.      Shelf Takedown.

(a)              At any time during which the Company has an effective Shelf Registration Statement with respect to a Holder’s Registrable Securities, by notice to the Company specifying the intended method or methods of disposition thereof, Champion, or, if after the Distribution, any Sponsor may make a written request subject to the restrictions set forth herein (a “Shelf Takedown Request”) to the Company to effect a Public Offering, including an Underwritten Shelf Takedown, of all or a portion of such Holder’s Registrable Securities that may be registered under such Shelf Registration Statement; provided, however, that if the Shelf Takedown Request is for an Underwritten Shelf Takedown, the aggregate offering price of all Registrable Securities of such initiating Investor, that are subject to the Shelf Takedown Request must be reasonably expected to be at least $25,000,000 before any deduction of any underwriting discounts or commissions (or, if less than $25,000,000, be in respect of all of the Registrable Securities held by such Investor), and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose.

(b)              Promptly upon receipt of a Shelf Takedown Request (but in no event shall such notice be given later than 5:00 p.m., New York City time, on the earlier of (i) the second trading day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with pre-pricing marketing efforts for the relevant Underwritten Shelf Takedown is expected to be finalized, and (ii) the second trading day prior to the date on which the pricing of the relevant Underwritten Shelf Takedown occurs) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein by 5:00 p.m., New York City time, on the earlier of (x) the trading day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with pre-pricing marketing efforts for the relevant Underwritten Shelf Takedown is expected to be finalized, and (y) the trading day prior to the date on which the pricing of the relevant Underwritten Shelf Takedown occurs. Notwithstanding the delivery of any Shelf Takedown Notice, all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.2.5 shall be determined by Champion or, if after the Distribution, the Sponsor requesting the Shelf Takedown Request pursuant to Section 3.2.5(a).

(c)              Notwithstanding Section 3.2.5(a), the Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

Section 3.2.6.      Priority of Securities Sold Pursuant to Shelf Takedowns. If the managing underwriter or underwriters of a proposed Underwritten Shelf Takedown pursuant to Section 3.2.5 advise the Company in writing following consultation with the Company and the Holders that, in its or their good faith opinion, the number of securities requested to be included in the proposed Underwritten Shelf Takedown exceeds the number that can be sold in such Underwritten Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Holder that has requested to participate in such Underwritten Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the good faith opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

Section 3.3.         Piggyback Registration.

Section 3.3.1.      Participation. If the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Sections 3.1 or 3.2 of this Agreement, (ii) a Registration on Form S-4 or Form S-8 or any successor form to such forms or (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than thirty (30) Business Days prior to the proposed date of filing of such Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Holders, and such Piggyback Notice shall offer the Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 3.3.2, the Company shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within twenty (20) Business Days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of a Public Offering under a Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay the Registration or sale of such securities, the Company shall give written notice of such determination to each Holder and, thereupon, (i) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1 or an Underwritten Shelf Takedown under Section 3.2, as the case may be, and (ii) in the case of a determination by the Company to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, the Company shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. Any Holder shall have the right to withdraw, without obligations to any other Holder, all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw. In the event of any Underwritten Shelf Takedown or that any registration referred to in this Section 3.3.1 shall be, in whole or in part, an underwritten Public Offering, such Registrable Securities shall be included in the underwriting on the same terms and conditions as the shares otherwise being sold through underwriters under such Underwritten Shelf Takedown or registration.

Section 3.3.2.      Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing following consultation with the Company, and Champion or, if after the Distribution, the Sponsors, that, in its or their good faith opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell, and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the good faith opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder, and (y) a number of such shares equal to such Holder’s Pro Rata Portion, and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

Section 3.3.3.      No Effect on Other Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Sections 3.1 and 3.2 or shall relieve the Company of its obligations under Sections 3.1 and 3.2.

Section 3.3.4.      Certain Provisions Relating to Demand Registrations. The Company shall be obligated to effect such Demand Registration in accordance with the following provisions:

(a)              the obligations of the Company with respect to any Demand Registration shall be deemed satisfied only upon termination of the applicable Period of Distribution;

(b)              the obligations of the Company with respect to any Underwritten Shelf Takedown shall be deemed satisfied upon completion by each underwriter of the distribution of all securities purchased by it pursuant to such Underwritten Shelf Takedown; and

(c)              without the prior written consent of Champion or, if after the Distribution, any Sponsor, the Company will not effect any other registration of any Common Shares, whether for its own account or that of other holders, from the date of receipt of a Demand Registration Request (including a Demand Registration Request for an Underwritten Shelf Takedown) until the completion of the applicable Period of Distribution (determined as provided in the last paragraph of this Section 3.3.4).

For purposes of this Agreement, the “Period of Distribution” of Registrable Securities in an underwritten Public Offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the Period of Distribution of Registrable Securities in any other registration shall be deemed to extend until all Registrable Securities covered thereby are either sold or cease to be Registrable Securities; provided, that (x) in the case of a Demand Registration, such period shall not extend beyond the date, if any, specified by Champion or, if after the Distribution, the requesting Sponsor in their Demand Registration Request and (y) in the case of a registration that is not a Demand Registration, such period shall not extend beyond the date, if any, specified by the Company in the Piggyback Notice.

Section 3.4.      Lock-Up Agreements. In connection with each Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering, each Holder agrees, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such Underwritten Public Offering restricting such Holder’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such Holder or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Public Offering and ending on the date specified by the underwriters (such period not to exceed one hundred eighty (180) days from the date of effectiveness for the Initial Offering and ninety (90) days (or such shorter period as may be agreed with the underwriters) from the effective date of the Registration Statement (or the date of the prospectus or prospectus supplement in the case of underwritten Shelf Takedowns) for all subsequent Underwritten Public Offerings). The terms of such lock-up agreements shall be negotiated among Champion, or, if after the Distribution, the Sponsors, the Company and the underwriters and shall include customary carve-outs from the restrictions on Transfer set forth therein. With respect to each relevant offering, the Company shall use its reasonable best efforts to cause all of its executive officers and directors (and managers, if applicable) to execute holdback agreements that contain restrictions that are no less restrictive than the restrictions contained in the lock-up agreements executed by the Holders.

Section 3.5.         Registration Procedures.

Section 3.5.1.      Requirements. In connection with the Company’s obligations under Section 3.1, Section 3.2, Section 3.3 and Section 3.4, the Company shall use its reasonable best efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(a)                         As promptly as practicable prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith and the Prospectus, and provide the selling Sponsors and Investors Counsel (as defined below) reasonable opportunity to participate in the drafting of, review of and comment on the Registration Statement and all exhibits or financial statements filed therewith and the Prospectus, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Sponsors selling Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Sponsors and their respective counsel, (y) make such changes in such documents concerning the Sponsors prior to the filing thereof as such Sponsors, or the Investors Counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3 not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Sponsors, in such capacity, Investors Counsel or the underwriters, if any, shall reasonably object;

(b)                         prepare and file (and afford the selling Sponsors and Investors Counsel reasonable opportunity to review and comment thereon) with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by any Sponsor with Registrable Securities covered by such Registration Statement, (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(c)              immediately notify the participating Holders, Investors Counsel and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed, (ii) of any comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (iv) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in any material respect and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(d)              immediately notify each selling Holder, Investors Counsel and the managing underwriter or underwriters, if any, of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders, Investors Counsel and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance; provided, however, that the selling Holders shall have the opportunity to participate in the drafting of, review of and comment on any such amendment or filing prior to its filing;

(e)              to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

(f)              use its reasonable best efforts to prevent the issuance of, or obtain the withdrawal of, any stop order suspending the effectiveness of the Registration Statement or of any other order or notice preventing or suspending the use of any preliminary or final Prospectus;

(g)              promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and Champion or, if after the Distribution, any Sponsor agrees should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

(h)              furnish to each selling Holder, Investors Counsel and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(i)              deliver to each selling Holder, Investors Counsel and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto and such other documents as such Holder, Investors Counsel or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);

(j)              on or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(k)              cooperate with the selling Holders, Investors Counsel and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;

(l)              use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(m)              not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and, as applicable, provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company (in the case of a Registration Statement);

(n)              make such representations and warranties to the Holders being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

(o)              enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the Requisite Investor or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

(p)              obtain for delivery to the Holders being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the most recent effective date of the Registration Statement or, in the event of an Underwritten Public Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(q)              in the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(r)              cooperate with each selling Holder of Registrable Securities covered by the applicable registration statement and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(s)              use its reasonable best efforts to comply with all applicable securities laws and the rules and regulations of the SEC and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(t)              provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement not later than the effective date of such Registration Statement;

(u)              use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;

(v)              make available for inspection by a representative appointed by Champion or, if after the Distribution, any Sponsor by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement and permit the selling Holder, their counsel and such underwriters, attorneys, accountants or agents to participate in the preparation of such registration statement;

(w)              in the case of an Underwritten Public Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters or selling Holders in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(x)              take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(y)              take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(z)              cooperate with the holders of Registrable Securities subject to the Registration Statement and with the managing underwriter or agent, if any, to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the Public Offering if it so elects; and

(aa)            take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

Section 3.5.2.      Company Information Requests. The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

Section 3.5.3.      Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5.1, such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1, or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1 or is advised in writing by the Company that the use of the Prospectus may be resumed.

Section 3.6.         Underwritten Offerings.

Section 3.6.1.      Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Sections 3.1 or 3.2, the Company shall enter into a customary underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, Champion or, if after the Distribution, the participating Sponsors, and the underwriters, and containing such provisions as are customary in the securities business for such an arrangement between major underwriters, selling shareholders and a company of the Company’s size and investment stature. The holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder under such agreement shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

Section 3.6.2.      Piggyback Registrations. If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale. The holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements and containing such provisions as are customary in the securities business for such an arrangement between major underwriters, selling shareholders and a company of the Company’s size and investment stature. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

Section 3.6.3.      Selection of Underwriters. In the case of the Initial Offering, the managing underwriter or underwriters to administer the offering shall be determined by Champion, or if after the Distribution, by a majority of the Sponsors. In the case of any subsequent Underwritten Public Offering, the managing underwriter shall be determined by the Sponsor(s) holding a majority of the Registrable Securities proposed to be included by the Sponsor(s), in the aggregate, in such Underwritten Public Offering; provided that in the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by the Company.

Section 3.7.      No Inconsistent Agreements; Additional Rights. Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. Without Requisite Investor Approval, neither the Company nor any of its subsidiaries shall enter into any agreement granting registration or similar rights to any Person, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement.

Section 3.8.      Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (viii) all fees and expenses incurred in connection with the distribution or Transfer of Registrable Securities to or by a Holder (with the exception of the Founder) or its Permitted Transferees in connection with a Public Offering, (ix) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (x) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), and (xi) all expenses related to the “road show” for any Underwritten Public Offering, including the reasonable out-of-pocket expenses of the Holders and underwriters, if so requested. All such expenses are referred to herein as “Registration Expenses”. The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

Section 3.9.         Indemnification.

Section 3.9.1.      Indemnification by the Company. The Company shall indemnify and hold harmless, to the full extent permitted by law, each Holder, each shareholder, member, limited or general partner of such Holder, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, advisory board members, managers, trustees, representatives, employees, advisors, and agents and each Person who controls or may be deemed to be a controlling Person (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives (each such person, a “Covered Person”) from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters ) (each, a “Loss” and collectively “Losses”), joint or several, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained or incorporated by reference in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or final prospectus or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report; and will reimburse such Covered Person for any legal or any other expenses incurred by it in connection with investigating or defending any such Loss; provided, that no Covered Person shall be entitled to indemnification pursuant to this Section 3.9.1 in respect of any untrue statement or omission contained in any information relating to such seller Holder furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement and used by the Company in conformity therewith (such information “Selling Shareholder Information”). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person or any indemnified party and shall survive the Transfer of such securities by such Covered Person and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Covered Person. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.

Section 3.9.2.      Indemnification by the Selling Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in such selling Holder’s Selling Shareholder Information. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.

Section 3.9.3.      Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (iii) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (iv) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

Section 3.9.4.      Contribution. If for any reason the indemnification provided for in Section 3.9.1 and Section 3.9.2 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 3.9.1 and Section 3.9.2), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.9.1 and 3.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9.4, in connection with any Registration Statement filed by the Company, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.9.1 and 3.9.2 hereof without regard to the provisions of this Section 3.9.4. The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at Law or in equity.

Section 3.10.      Rules 144 and 144A and Regulation S. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this

Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 3.11.      Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable Law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling shareholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence.

ARTICLE IV

MISCELLANEOUS

Section 4.1.         Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

Section 4.2.         Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile or e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Company to:

Champion Enterprises Holdings, LLC

755 West Big Beaver Road, Suite 1000

Troy, MI 48084

Attention:    General Counsel

Fax: (248) 273-4268

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02119

Attention:         David Fine and Zachary Blume

Facsimile:         (617) 235 0030 and (617) 235 9705

If to the Bain Shareholder, to:

Sankaty Champion Holdings, LLC

111 Huntington Avenue

Boston, MA 02199

Attention: Michael Bevacqua

Facsimile Number: (617) 516-2010

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention:         David Fine and Zachary Blume

Facsimile:         (617) 235 0030 and (617) 235 9705

If to the Centerbridge Shareholder, to:

Centerbridge Capital Partners AIV I, L.P.

375 Park Avenue, 12th Floor

New York, NY 10152

Attention: Daniel Osnoss

Facsimile Number: (212) 672-453

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention:         David Fine and Zachary Blume

Facsimile:         (617) 235 0030 and (617) 235 9705

If to the MAK Capital Shareholder, to:

MAK Capital Fund L.P.

590 Madison Avenue, #902

New York, NY 10022

Attention: Michael Kaufman

Facsimile Number: (212) 486-4779

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention:         David Fine and Zachary Blume

Facsimile:         (617) 235 0030 and (617) 235 9705

If to the Founder to:

Arthur J. Decio

[            ]

Facsimile:            [             ]

E-mail:                  [            ]

with a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP

52700 Independence Court, Suite 150

Elkhart, Indiana 46514

Attention:        David P. Hooper

Facsimile:        (317) 231-7433

Notice to the holder of record of any Registrable Securities shall be deemed to be notice to the holder of such securities for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by facsimile or e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two (2) Business Days after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 4.3.         Termination and Effect of Termination. This Agreement shall terminate upon the date on which no Holder holds any Registrable Securities, except for the provisions of Sections 3.9 and 3.10, which shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination. No termination of this Agreement will affect the obligation of any party pursuant to Section 4.16, all of which obligations will, in addition to this Section 4.3 survive termination of this Agreement for a period of two (2) years from the date of such termination.

Section 4.4.         Permitted Transferees. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The rights and obligations of the Company hereunder shall not be assigned without the written consent of Champion or, if after the Distribution, a majority of the Sponsors. The rights and obligations of any Investor (including those rights and obligations specific to the Sponsors) shall not be assigned without the written consent of Champion or, if after the Distribution, a majority of the Sponsors; provided, however, that any Investor may assign its rights and obligations hereunder without consent to a transferee in connection with the transfer by such Investor of 10% or more of the Common Shares then issued and outstanding. Notwithstanding the foregoing, the rights of any Investor hereunder are assignable without consent to a transferee in connection with any transfer of Registrable Securities (including by means of transferring securities that are directly or indirectly convertible into or exercisable or exchangeable for Registrable Securities) so long as (1) such transferee expressly agrees to become bound hereby as an “Investor” hereunder pursuant to a written instrument in form and substance reasonably satisfactory to the Company and Champion or, if after the Distribution, a majority of the Sponsors and (2) notice of such transfer is given to the Company and Champion or, if after the Distribution, the Sponsors. In addition, the rights of Champion or, if after the Distribution, the Sponsors, hereunder are assignable, in whole or in part, without consent to a transferee in connection with any transfer of Registrable Securities (including by means of transferring securities that are directly or indirectly convertible into or exercisable or exchangeable for Registrable Securities) so long as (1) such transferee expressly agrees to become bound hereby as a “Sponsor” hereunder pursuant to a written instrument in form and substance reasonably satisfactory to the Company and Champion or, if after the Distribution, a majority of the Sponsors and (2) notice of such transfer is given to the Company and Champion or, if after the Distribution, the Sponsors. Any attempted assignment in violation of this Section 4.4 shall be null and void.

Section 4.5.         Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 4.6.         Amendments. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the holders of a majority of the Registrable Securities under this Agreement; provided, however, that any amendment, modification, extension or termination that disproportionately and adversely affects any Holder shall require the prior written consent of such Holder. Each such amendment, modification, extension or termination shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party.

Section 4.7.         Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 4.8.         Consent to Jurisdiction. The parties hereto agree that any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter thereof (a “Legal Proceeding”) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Federal District Court for the Southern District of Indiana located in Indianapolis, Indiana and any appellate court therefrom. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such Legal Proceeding in any manner permitted by Indiana law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.2 hereof is reasonably calculated to give actual notice.

Section 4.9.         WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 4.10.          Merger; Binding Effect, Etc. This Agreement, together with the other Transaction Documents and the Investor Rights Agreement, constitutes the entire agreement of the parties with respect to their subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

Section 4.11.          Counterparts. This Agreement may be executed in any number of counterparts, and delivered by facsimile, PDF or otherwise, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 4.12.          Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 4.13.          No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 4.14.          Additional Registration Rights. Without the consent of Champion or, if after the Distribution, the majority of the Sponsors, the Company shall not grant any registration rights to any other person that are inconsistent or conflict with the registration rights granted hereunder.

Section 4.15.          Changes in Registrable Securities and Common Stock. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof as may be required so that the rights and privileges granted hereby shall continue with respect to the Registrable Securities as so changed and the Company shall make appropriate provision in connection with any merger, consolidation, reorganization or recapitalization that any successor to the Company (or resulting parent thereof) shall agree, as a condition to the consummation of any such transaction, to expressly assume the Company’s obligations hereunder. In addition, the definition of “Common Shares” herein shall be adjusted appropriately to reflect any changes resulting from a stock split, stock dividend, combination, reclassification, merger, consolidation, reorganization, recapitalization or similar transaction.

Section 4.16.          Confidentiality. Each Holder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than as permitted by this Agreement, any confidential information obtained from the Company or the other Holders pursuant to this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 4.16 by such Holder or its Affiliates), (b) is or has been independently developed or conceived by such Holder without use of the confidential information of the Company or any Holder or (c) is or has been made known or disclosed to such Holder by a third party (other than an Affiliate of such Holder) without a breach of any obligation of confidentiality such third party may have; provided, however, that a Holder may disclose confidential information (x) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with the transactions contemplated by this Agreement and monitoring its investment in the Company, (y) to any Affiliate of such Holder and their respective directors, officers and employees, in each case in the ordinary course of business, or (z) as may otherwise be required by Law or legal, judicial or regulatory process or requested by any regulatory or self-regulatory authority or examiner, provided that such Holder takes reasonable steps to minimize the extent of any required disclosure described in this clause (z); and provided, further, however, that the acts and omissions of any Person to whom such Holder may disclose confidential information pursuant to clauses (x) and (y) of the preceding proviso will be attributable to such Holder for purposes of determining such Holder’s compliance with this Section 4.16.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	SKYLINE CORPORATION

By:
Name:
Title:

Champion:	CHAMPION ENTERPRISES HOLDINGS, LLC

By:
Name:
Title:

Investors:

SANKATY CHAMPION HOLDINGS, LLC
By:	Bain Capital Credit Member, LLC, its manager

By:
Name:
Title:

SANKATY CREDIT OPPORTUNITIES IV, L.P.

By:
Its:

CCP CHAMPION INVESTORS, LLC

By:	Centerbridge Associates, L.P., its manager

	By:	Centerbridge GP Investors, LLC, its general partner

By:
		Name:	Susanne V. Clark
		Title:	General Counsel, Senior
Managing Director

CENTERBRIDGE CAPITAL PARTNERS AIV I, L.P.

By:		Centerbridge Associates, L.P., its general partner

By:	Centerbridge GP Investors, LLC,
its general partner

By:
		Name:	Susanne V. Clark
		Title:	General Counsel, Senior
Managing Director

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC AIV I, L.P.

By:		Centerbridge Associates, L.P., its general partner

By:	Centerbridge GP Investors, LLC,
its general partner

By:
		Name:	Susanne V. Clark
		Title:	General Counsel, Senior
Managing Director

CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.

By:		Centerbridge Associates, L.P., its general partner

By:	Centerbridge GP Investors, LLC,
its general partner

By:
		Name:	Susanne V. Clark
		Title:	General Counsel, Senior
Managing Director

MAK CHAMPION INVESTMENT LLC By: MAK Capital Fund L.P.

By:
	Name:	Michael A. Kaufman
	Title:	President

Founder:
Arthur J. Decio

Exhibit D

INVESTOR RIGHTS AGREEMENT

by and among

SKYLINE CORPORATION,

CHAMPION ENTERPRISES HOLDINGS, LLC,

BAIN CAPITAL CREDIT,

CENTERBRIDGE PARTNERS,

and

MAK CHAMPION INVESTMENT, LLC

Dated as of [●], 2018

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of [●], 2018 by and among:

(i)	Skyline Corporation, an Indiana corporation (together with its successors and permitted assigns, the “Company”);

(ii)	Champion Enterprises Holdings, LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Investor”);

(iii)

Sankaty Champion Holdings, LLC, a Delaware limited liability company (“SCH”), Sankaty Credit Opportunities IV, L.P., a Delaware limited partnership (together with SCH and their successors and permitted assigns, “Bain Capital Credit”);

(iv)

Centerbridge Capital Partners AIV I, L.P., a Delaware limited partnership (“CCP AIV”), Centerbridge Capital Partners Strategic AIV I, L.P., a Delaware limited partnership (“CCP Strategic”), Centerbridge Capital Partners SBS, L.P., a Delaware limited partnership (“CCP SBS”), CCP Champion Investors, LLC, a Delaware limited liability company (together with CCP AIV, CCP Strategic, CCP SBS and their successors and permitted assigns, “Centerbridge Partners”); and

(v)

MAK Champion Investment LLC, a Delaware limited liability company (together with its successors and permitted assigns, “MAK” and, together with Bain Capital Credit and Centerbridge Partners, the “Contributor Investors”).

RECITALS

A.      WHEREAS, Company and the Investor have entered into that certain Share Contribution & Exchange Agreement dated as of January 5, 2018 (the “Exchange Agreement”), pursuant to which Investor has agreed to contribute all of the issued and outstanding shares of (i) capital stock of CHB International B.V., a Dutch corporation and (ii) capital stock of Champion Home Builders, Inc., a Delaware corporation, to Company, and in exchange, Company has agreed to issue the Exchange Shares (as defined in the Exchange Agreement) to the Investor or its members (such transaction, the “Exchange”);

B.      WHEREAS, upon the consummation of the Exchange, the Investor or its members, will hold Company Common Shares;

C.      WHEREAS, the Contributor Investors are the owners of the majority of the outstanding limited liability company interests of Investor;

D.      WHEREAS, the parties hereto intend to conduct an Initial Offering;

E.      WHEREAS, upon the Distribution, it is intended that the Company Common Shares held by the Investor (if any) at such time will be distributed to, inter alia, the Contributor Investors; and

F.      WHEREAS, the Company, the Investor and the Contributor Investors desire to set forth their agreements regarding certain matters, including voting rights with respect to the Company Common Shares following the Exchange and the Distribution.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

EFFECTIVENESS; DEFINITIONS.

1.1.      Effective Date. This Agreement shall become effective upon the consummation of the Exchange (the “Closing”).

1.2.      Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Article 6 hereof.

ARTICLE 2

BOARD MATTERS.

2.1.      Initial Board Composition.

(a)    Number of Directors. Effective as of the Closing and until the closing of the Initial Offering, the size of the Board shall consist of not more than eleven (11) members.

(b)    Board Composition. The Company agrees to take all necessary actions to ensure that the composition of the Board is as follows:

(i)    effective as of the second day following the Closing, the two (2) directors (one of whom is an Independent Director) nominated to the Initial Board by the Board pursuant to the Exchange Agreement (the “Skyline Director” and the “Skyline Independent Director” respectively);

(ii)    effective as of the second day following the Closing, nine (9) directors nominated to the Initial Board by the Investor or, if after the Distribution, the Contributor Investors (the “Initial Investor Designees”);

(iii)    following the Distribution and until the Closing of the Initial Offering, the Company shall use its reasonable best efforts to cause the Board, whether acting through a duly authorized committee or otherwise, to include in the slate of nominees recommended to the shareholders of the Company (the “Shareholders”) for election as a director at any annual or special meeting of the Shareholders (or, if permitted, by any action by written consent of the Shareholders) at or by which directors of the Company are to be elected, including by calling a special meeting of the Board, any committee thereof and/or the Shareholders, the designees selected pursuant to this Section 2.1(b)(iii), and to use reasonable best efforts to solicit proxies in favor of the election of any such individuals to the Board from the Shareholders eligible to vote for the election of directors as of the record date for such meeting, the following members to the Board:

(1)    Until the first meeting of the Shareholders for the election of directors to the Board held after the two (2) year anniversary of the Closing, the Skyline Director and the Skyline Independent Director (to the extent each such director is eligible to and elects to stand for reelection to the Board and, in the case of the Skyline Independent Director, as a member of the audit committee of the Board);

(2)    Up to nine (9) directors nominated to the Board by the Investor or, if after the Distribution, the Contributor Investors;

(3)    Such additional number of Independent Directors, if any, as is necessary so that the aggregate number of Independent Directors to be elected pursuant to this Section 2.1(b)(iii) is equal to three (3), which such Independent Directors shall be nominated by the Contributor Investors by a majority vote of the Contributor Investors; and

(4)    Such additional number of directors, if any, as is necessary so that the aggregate number of directors to be elected pursuant to this Section 2.1(b)(iii) is equal to eleven (11), which such directors shall be nominated by the Contributor Investors by a majority vote of the Contributor Investors.

(c)    Board Actions. Board Actions. The Company shall prevent the Board from taking any actions (other than actions taken with the consent of a majority of the Contributor Investors, such consent not to be unreasonably withheld, or actions otherwise required by applicable law), including at a meeting of the Board or by written consent, between the Closing and the appointment of the Initial Investor Designees pursuant to Section 2.1(b)(ii), except as may be required to effect the appointment of the Initial Investor Designees, and acknowledges that the approval of any such prohibited action by a director may constitute cause under Article IV, Section 4 of the By-laws of the Company.

2.2.      Subsequent Board Compositions.

(a)    Board Size. Effective as of immediately following the closing of the Initial Offering, the size of the Board shall be reduced to not more than nine (9) members. The

Investor or, if after the Distribution, the Contributor Investors, shall cause that number of Initial Investor Designees to resign from the Board effective as of the closing of the Initial Offering so that the composition of the Board shall be as set forth in Section 2.2(b) or Section 2.2(c), as applicable.

(b)    Controlled Company. Except as set forth in Section 2.2(b)(i), so as long as the Aggregate Ownership Percentage of Investor or, if after the Distribution, the Contributor Investors collectively, is greater than fifty percent (50%) and the Company is able to comply with the requirements of Section 802 of the New York Stock Exchange American Company Guide (the “Majority Independent Director Requirement”) or, alternatively, the Majority Independent Director Requirement does not apply to the Company, the Board shall be as set forth in this Section 2.2(b). The Company shall use its reasonable best efforts to cause the Board, whether acting through a duly authorized committee or otherwise, to include in the slate of nominees recommended to the shareholders of the Company (the “Shareholder”) for election as a director at any annual or special meeting of the Shareholders (or, if permitted, by any action by written consent of the Shareholders) at or by which directors of the Company are to be elected, including by calling a special meeting of the Board, any committee thereof and/or the Shareholders, recommending to Shareholders the election of the designees selected pursuant to this Section 2.2(b), and using its reasonable best efforts to solicit proxies in favor of the election of any such individuals to the Board from the Shareholders eligible to vote for the election of directors as of the record date for such meeting, the following members to the Board:

(i)    Until the first meeting of the Shareholders for the election of directors to the Board held after the two (2) year anniversary of the Closing, the Skyline Director and the Skyline Independent Director (to the extent each such director is eligible to and elects to stand for reelection to the Board);

(ii)    The Chief Executive Officer of the Company;

(iii)    Up to six (6) directors nominated to the Board by Investor, or, if after the Distribution, the Contributor Investors. If nominated by the Contributor Investors after the time of the Distribution, such six (6) directors shall be nominated as follows:

(1)    each Contributor Investor shall have the right (but not the obligation) to nominate to the Board one (1) director for so long as such Contributor Investor’s Aggregate Ownership Percentage is greater than five percent (5%) (such ownership percentage, the “Director Nominating Threshold”); and

(2)    each Contributor Investor shall have the right (but not the obligation) to nominate to the Board one (1) Independent Director for so long as such Contributor Investor’s Aggregate Ownership Percentage is greater than fifteen and one-half percent (15.5%) (such ownership percentage, the

“Independent Director Nominating Threshold” and, collectively, with the Director Nominating Threshold, the “Ownership Thresholds”);

(iv)    Such additional number of Independent Directors, if any, as is necessary so that the aggregate number of Independent Directors to be elected pursuant to this Section 2.2(b) is equal to four (4), which such Independent Directors shall be nominated by the Contributor Investors by a majority vote of the aggregate number of Company Common Shares then held by all Contributor Investors; and

(v)    Such additional number of directors, if any, as is necessary so that the aggregate number of directors to be elected pursuant to this Section 2.2(b) is equal to nine (9), which such directors shall be nominated by the Contributor Investors by a majority vote of the aggregate number of Company Common Shares then held by all Contributor Investors.

(c)    Independent Company. If the Aggregate Ownership Percentage of the Investor, or, if after the Distribution, the Contributor Investors collectively, is not greater than fifty percent (50%), the Board shall be as set forth in this Section 2.2(c). The Company shall use its reasonable best efforts to cause the Board, whether acting through a duly authorized committee or otherwise, to include in the slate of nominees recommended to the Shareholders for election as a director at any annual or special meeting of the Shareholders (or, if permitted, by any action by written consent of the Shareholders) at or by which directors of the Company are to be elected, including by calling a special meeting of the Board, any committee thereof and/or the Shareholders, recommending to Shareholders the election of the designees selected pursuant to this Section 2.2(c), and using its reasonable best efforts to solicit proxies in favor of the election of any such individuals to the Board from the Shareholders eligible to vote for the election of directors as of the record date for such meeting, the following members to the Board:

(i)    The Chief Executive Officer of the Company;

(ii)    Up to three (3) directors nominated to the Board by the Investor, or, if after the Distribution, the Contributor Investors. If nominated by the Contributor Investors after the time of the Distribution, each Contributor Investor shall have the right (but not the obligation) to nominate to the Board one (1) director for so long as such Contributor Investor’s Aggregate Ownership Percentage is greater than the Director Nominating Threshold; and

(iii)    Such number of Independent Directors as is required to comply with the Majority Independent Director Requirement; provided, however, that:

(1)    one (1) such Independent Director shall be the Skyline Independent Director (to the extent such director is eligible to and elects to stand for reelection to the Board), until the first meeting of the Shareholders for the election of directors to the Board held after the two (2) year anniversary of the Closing;

(2)    each Contributor Investor shall have the right (but not the obligation) to nominate one (1) Independent Director for so long as such Contributor Investor’s Aggregate Ownership Percentage is greater than the Independent Director Nominating Threshold; and

(3)    any remaining Independent Directors shall be jointly nominated by the affirmative vote of a majority of the directors of the Board.

(d)    The Company shall use its reasonable best efforts to cause each individual designated pursuant to this Section 2.2 to be nominated for election as a director on the Board, and to take all other necessary actions, subject to applicable law and Applicable Governance Rules, to ensure that the composition of the Board is as set forth in this Section 2.2; provided that, notwithstanding anything in this Article 2 to the contrary, any director on the Board shall be required to meet the minimum qualifications for directors set forth in the Company’s Corporate Governance Guidelines then in effect (which qualifications shall not be amended without the prior written consent of a majority of the Investor Designees, other than to comply with Applicable Governance Rules based on the written advice of outside counsel to the Company). Without limiting the foregoing, at any annual or special meeting of the Shareholders at which directors are to be elected, the Company shall use its reasonable best efforts to either re-nominate for election each then-serving Investor Designee or such other Investor Designee(s) as the Investor or the Contributor Investors, as the case may be, may designate to the Company in writing. In connection with any designation by any Contributor Investor or Investor of an Investor Designee pursuant to the preceding sentence, the Investor and the Contributor Investors, as applicable, agree to provide to the Company all information concerning such Investor Designee(s) reasonably required and requested by the Company to the extent necessary for the Company to comply with Applicable Governance Rules and applicable disclosure rules.

(e)    For the avoidance of doubt, the Company acknowledges and agrees that any Investor Designee may, at the discretion of Investor or the Contributor Investors, as the case may be, be an existing director, officer, employee or consultant of the Investor, any Contributor Investor or any of their respective Affiliates, or any other individual that has a relationship (material or otherwise) with the Investor, any Contributor Investor or any of their respective Affiliates.

2.3.      Removal and Replacement; Vacancies. If the Investor or, if after the Distribution, any Contributor Investor loses its right to nominate a director to fill a directorship pursuant to Section 2.2, such Investor or Contributor Investor shall cause such applicable Investor Designee to resign his or her directorship effective as of such date. If, following election to the Board, any Investor Designee resigns, is removed in accordance with the By-laws of the Company, or is unable to serve for any reason prior to the expiration of his or her term as a director, then the Investor or, if after the Distribution, the Contributor Investor that designated such Investor Designee, as applicable, shall designate a replacement; provided that the Investor or such Contributor Investor maintains its right to nominate a director to fill such directorship pursuant to Section 2.2. If any designating Person or group fails to designate a nominee to fill any directorship, then such directorship shall be designated by the affirmative vote of a majority of the directors of the Board.

2.4.      Board Committees.

(a)    Effective as of the Closing, and at all times thereafter, the Board shall establish and maintain, as applicable, an audit committee, compensation committee, and nominating and corporate governance committee, and such other Board committees as the Board deems appropriate or as required by any Applicable Governance Rules, having such duties and responsibilities as are customary for such committees or as are required by any Applicable Governance Rules. The Company shall provide for the Investor Designees to have at least the same proportional representation (rounded to the nearest whole number, but not less than one) on each Board committee as the Investor Designees collectively have on the Board; provided that, to the extent that such proportional representation is not permissible under the independence requirements of Applicable Governance Rules (based on the written advice of outside counsel to the Company), the maximum number of Investor Designees permissible under such independence requirements shall be included on such committee, subject to the right of the Investor or, if after the Distribution, the Contributor Investors, to appoint an Observer to such committee pursuant to Section 2.5(b). From and after the Closing, subject to applicable law and Applicable Governance Rules (based on the written advice of outside counsel to the Company), the Company agrees to take all other necessary actions to ensure that the composition of each Board committee is as set forth in this Section 2.4(a).

(b)    Audit Committee.

(i)    The Company agrees to take all necessary actions to ensure that, effective as of the Closing, and at all times thereafter, the audit committee of the Board is composed of at least three (3) Independent Directors in accordance with Applicable Governance Rules.

(ii)    The Skyline Independent Director shall serve on the audit committee of the Board until the expiration of the obligations set forth in Sections 2.1(b)(iii)(1) and 2.2(b)(i). Notwithstanding anything to the contrary in this Agreement, if the Skyline Independent Director declines to serve on, or is no longer eligible to be a member of, the audit committee of the Board, such Skyline Independent Director shall immediately resign from his or her position as a member of the board of directors of the Company and shall not be eligible to be nominated as the Skyline Independent Director following such resignation.

(c)    Nominating and Corporate Governance and Compensation Committees. If, at any time following the Closing, the Aggregate Ownership Percentage of the Investor or, if after the Distribution, the Contributor Investors collectively, is not greater than fifty percent (50%), the Company agrees to take all other necessary actions to ensure that, and at all times thereafter, each of the nominating and corporate governance and compensation committees of the Board is composed of at least three (3) Independent Directors, with each Contributor Investor having the right (but not the obligation) to nominate to each such committee one

(1) Investor Designee (whom shall be an Independent Director) for so long as such Contributor Investor’s Aggregate Ownership Percentage is greater than the Independent Director Nominating Threshold. The remaining members of each such committee, if any, shall be jointly nominated by the affirmative vote of a majority of the directors of the Board, subject to applicable law and Applicable Governance Rules.

2.5.      Observer Rights.

(a)    Board. Any Contributor Investor may, at its election and upon written notice to the Company, appoint a designated representative to serve as a non-voting “observer” (an “Observer”) on the Board in addition to the Investor Designees serving on the Board, provided that such Contributor Investor’s Aggregate Ownership Percentage is greater than the Director Nominating Threshold. In addition, until the first meeting of the Shareholders for the election of directors to the Board held after the two (2) year anniversary of the Closing, Arthur J. Decio shall be an Observer with all the rights, preferences, and privileges afforded to Observers under this Agreement.

(b)    Committees. To the extent that, due to the independence requirements of Applicable Governance Rules (based on the written advice of outside counsel to the Company), any Board committee or Subsidiary board committee may not include the full number of Investor Designees as set forth in Section 2.4, any Contributor Investor may, at its election and upon written notice to the Company, appoint an Investor Designee to serve as an Observer on such committee in addition to the Investor Designees serving on such committee.

(c)    Each Observer shall (i) be provided by the Company with all notices of meetings, consents, minutes and other written materials that are provided to the directors serving on the Board or committee at the same time as such materials are provided to such directors and (ii) be entitled to attend all meetings of the Board or applicable committee. The Company shall reimburse each Observer for all travel and lodging expenses in connection with the attendance by the Observer at any Board or committee meeting on the same terms, and subject to the same policies, as shall apply to the other directors of the Company serving on the Board or such committee.

2.6.      Period. Each of the foregoing provisions of this Article 2 shall expire on the earlier of (a) a Change of Control, and (b) with respect to any particular provision, the last date permitted by applicable law.

2.7.      Voting Agreement. After the Distribution, each Contributor Investor hereby agrees to cast all votes to which such Contributor Investor is entitled, whether at any annual or special meeting, by written consent or otherwise, so as to establish the size of the Board as provided in Section 2.1(a), and to elect the Investor Designees identified in Sections 2.2(b) and 2.2(c).

ARTICLE 3

OTHER COVENANTS AND AGREEMENTS.

3.1.      Information and Consultation Rights.     The Company hereby agrees that for so long as the Investor’s Aggregate Ownership Percentage or, if after the Distribution, any Contributor Investor’s Aggregate Ownership Percentage is greater than the Director Nominating Threshold, the Company shall:

(a)    Information Rights.     Provide the Investor or, if after the Distribution, any applicable Contributor Investor, and each of their respective designated representatives with:

(i)    the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect the books and records of the Company and its Subsidiaries, at such times as the Investor or any Contributor Investor, as applicable, shall reasonably request but not more frequently than once per quarter;

(ii)    as soon as available, consolidated balance sheets and statements of income and cash flows of the Company and its Subsidiaries as of the end of such period or year then ended, as applicable, prepared in conformity with generally accepted accounting principles in the United States, and with respect to each fiscal year end statement together with an auditor’s report thereon of a firm of established national reputation; and

(iii)    to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Company as soon as available;

provided that, in each case, if the Company makes the information described in Sections 3.1(a)(ii) and 3.1(a)(iii) available through public filings on the EDGAR system or any successor or replacement system of the Commission, the delivery of the information shall be deemed satisfied by such public filings.

(b)    Consultation Rights. Make appropriate officers and directors of the Company, and its Subsidiaries, available periodically and at such times as reasonably requested by the Investor or, if after the Distribution, the Contributor Investors, for consultation with the Investor, the Contributor Investors, or its or their designated representatives, as applicable, with respect to matters relating to the business and affairs of the Company and its Subsidiaries.

3.2.      Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that (i) the Investor, each Contributor Investor, and each of their respective Affiliates (including any Investor Designee or Observer) has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, on its own account or in partnership with, or as an employee, officer, director or shareholder of, any other Person, including those lines of business deemed to be competing with the Company or any of its Subsidiaries, (ii) none of the Company or any of its Subsidiaries shall have any rights in and to the business ventures of the Investor, any Contributor Investor or any of their respective Affiliates (including any Investor Designee or Observer), or the income or profits derived therefrom (other than in its capacity as a Shareholder), and (iii) in the event that the Investor, any Contributor Investor or any of their respective Affiliates (including any Investor Designee or Observer) acquires knowledge of a potential transaction or matter that may be an opportunity for the Company, except to the extent that any such transaction or opportunity comes to such Person’s attention solely through the role of any Investor Designee or Observer, neither the Investor, any Contributor Investor nor any of their respective Affiliates (including any Investor Designee or Observer) shall have any duty (contractual or otherwise) to communicate or present such opportunity to the Company or any of its Subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Subsidiaries (or any of their respective Affiliates) for breach of any duty (contractual or otherwise) by reason of the fact that the Investor, such Contributor Investor or any of their respective Affiliates (including any Investor Designee or Observer), directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Company or any of its Subsidiaries.

3.3.      No Restrictions on the Company, the Investor or the Contributor Investors.

(a)    Without the prior written consent of the Company, after the date hereof, the Investor or, after the Distribution, any Contributor Investor, shall not, and shall cause their respective Affiliates not to, take any action or execute any agreement that would purport to bind the Company or any of its Subsidiaries as a “subsidiary,” “affiliate” or similar related party of the Investor, any Contributor Investor or any of their respective Affiliates, including any provision or covenant that would purport to limit the freedom of the Company or any of its Subsidiaries to (i) sell any products or services to any Person or in any geographic region, (ii) engage in any line of business or compete with any other Person, (iii) obtain products or services from any Person, (iv) solicit for employment, employ or otherwise engage any Persons as a service provider, or (v) disclose or use the confidential information of any Person (other than with respect to confidential information of a third party provided to the Company or any of its Subsidiaries by the Investor, any Contributor Investor or any of their respective Affiliates).

(b)    Without the prior written consent of the Investor or, if after the Distribution, the Contributor Investors, after the date hereof, the Company shall not, and shall cause its Affiliates not to, take any action or execute any agreement that would purport to bind the Investor, any Contributor Investor or any of their respective Affiliates as an “affiliate,” “shareholder” or similar related party of the Company or any of its Subsidiaries, including any provision or covenant that would purport to limit the freedom of the Investor, any Contributor Investor or any of their respective Affiliates to (i) sell any products or services to any Person or in any geographic region, (ii) engage in any line of business or compete with any other

Person, (iii) obtain products or services from any Person, (iv) solicit for employment, employ or otherwise engage any Persons as a service provider, or (v) disclose or use the confidential information of any Person (other than with respect to confidential information of a third party provided to the Investor, any Contributor Investor or any of their respective Affiliates by the Company or any of its Subsidiaries).

ARTICLE 4

REMEDIES.

The parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.

ARTICLE 5

AMENDMENT, TERMINATION, ETC.

5.1.      Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

5.2.      Written Modifications. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Investor or, if after the Distribution, the Company and each of the Contributor Investors. Each such amendment shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party. To the extent the amendment of any Section of this Agreement would require a specific consent pursuant to this Section 5.2, any amendment to the definitions used in such Section shall also require the specified consent.

5.3.      Termination. Notwithstanding the foregoing Section 5.2, this Agreement shall terminate with respect to the Investor effective upon the Distribution and with respect to any Contributor Investor when such Contributor Investor’s Aggregate Ownership Percentage is not greater than the Director Nominating Threshold. Subject to Section 5.4, upon the effective time of any such termination as set forth in the prior sentence, the Investor or such Contributor Investor will no longer be a party to this Agreement and shall no longer have any rights or obligations provided herein.

5.4.      Effect of Termination. No termination under this Agreement shall relieve any Person of liability for breach prior to termination. In the event this Agreement is terminated, Investor and the Contributor Investors shall retain the indemnification rights pursuant to Sections 7.8 and 7.9 hereof with respect to any matter that (i) may be an Indemnified Liability and (ii) occurred prior to such termination. In the event this Agreement is terminated with respect to any Contributor Investor pursuant to Section 5.3, the first sentence of Section 2.3 shall remain in full force and effect and survive any such termination of this Agreement. No termination of this Agreement will affect the obligation of any party pursuant to Article 8, all of which obligations will, in addition to this Section 5.4, survive termination of this Agreement for a period of two (2) years from the date of such termination.

ARTICLE 6

DEFINITIONS. FOR PURPOSES OF THIS AGREEMENT:

6.1.      Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Article 6:

(1)    The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(2)    The word “including” shall mean including, without limitation;

(3)    Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(4)    The masculine, feminine and neuter genders shall each include the other.

6.2.      Definitions. The following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of the Investor or any Contributor Investor (and vice versa), (b) if such specified Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof and (c) if such specified Person is a natural Person, any family member of such natural Person.

“Aggregate Ownership Percentage” means, with respect to any Person at any time, a fraction (expressed as a percentage) equal to (i) the aggregate number of Company Securities beneficially owned by such Person (together with his, her or its Affiliates) at such time divided by (ii) the aggregate number of all outstanding Company Securities at such time.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Governance Rules” means the requirements of any applicable federal or state securities laws or the rules, regulations or listing standards promulgated by any national securities exchange on which the Company Common Shares are traded.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Change of Control” means the occurrence of (a) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the Shareholders immediately prior to such consolidation, merger, reorganization or transaction, own capital stock either (i) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (ii) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the Board or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (b) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Commission under the Exchange Act), other than the Investor, any Contributor Investor and their respective Affiliates, excluding, in any case referred to in clause (a) or (b) any bona fide primary or secondary public offering; or (c) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning set forth in the Preamble.

“Company Common Shares” means common shares, $0.0277 par value per share, of Company.

“Company Securities” means (i) Company Common Shares, (ii) securities convertible or exercisable into, or exchangeable for, Company Common Shares, (iii) any other equity or equity-linked security issued by the Company and (iv) options, warrants or other rights to acquire any of the foregoing.

“Distribution” has the meaning set forth in the Registration Rights Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Indemnified Liabilities” has the meaning set forth in Section 7.8.

“Indemnified Liability” has the meaning set forth in Section 7.8.

“Indemnitees” has the meaning set forth in Section 7.8.

“Independent Directors” means each director of the Board who, as of the time of determination, (i) qualifies as “independent” under the Applicable Governance Rules and (ii) is not a director, manager, principal, partner, officer or employee of, and otherwise has no material relationship with, the Investor, any Contributor Investor, any other Person whose Aggregate Ownership Percentage is 2% or higher or any of their respective Affiliates.

“Initial Offering” has the meaning set forth in the Registration Rights Agreement.

“Investor Designee” means any director of the Board who has been designated by the Investor or any Contributor Investor pursuant to Article 2 hereof.

“Investor” has the meaning set forth in the Preamble.

“Legal Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, insolvency, bankruptcy, liquidation, administration, receivership, involuntary arrangement, compromise or schedule with creditors, moratorium, stay or limitation of creditors rights, interim or provisions supervision by a court or court appointee, winding up or striking off, or similar event, investigative or appellate proceeding), hearing, inquiry, audit, examination, conciliation, expert determination or investigation or other process commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Registration Rights Agreement” means that certain Registration Rights Agreement among the parties hereto dated as of the date hereof.

“Securities Act” means the Securities Act of 1933, as in effect from time to time.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

ARTICLE 7

MISCELLANEOUS.

7.1.      Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

7.2.      Notices. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by facsimile, (c) sent by overnight courier or (d) sent by registered mail with postage prepaid, in each case, addressed as follows:

(a)    If to the Company, to:

Skyline Corporation

P.O. Box 743

2520 By-Pass Road

Elkhart, IN 46515

Attn: John C. Firth

Email:     JCFirth@qdi.com

with copies to:

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, IN 46204

Attn: David P. Hooper

Email: dhooper@btlaw.com

Fax:     (317) 231-7433

(b)    If to the Investor, to:

Champion Enterprises Holdings, LLC

755 West Big Beaver Road, Suite 1000

Troy, MI 48084

Attention:    General Counsel

Fax:     (248) 273-4268

with copies to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Facsimile:    (617) 951-7050

Attention:    David A. Fine and Zachary Blume

(c)    If to Bain Capital Credit, to:

Sankaty Champion Holdings, LLC

111 Huntington Avenue

Boston, MA 02199

Attention: Michael Bevacqua

Facsimile Number: (617) 516-2010

with copies to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Facsimile:    (617) 951-7050

Attention:    David A. Fine and Zachary Blume

(d)    If to Centerbridge Partners, to:

Centerbridge Capital Partners AIV I, L.P.

375 Park Avenue, 12th Floor

New York, NY 10152

Attention:     Daniel Osnoss

Facsimile Number: (212) 672-453

with copies to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Facsimile:    (617) 951-7050

Attention:    David A. Fine and Zachary Blume

(e)    If to MAK, to:

MAK Capital Fund L.P.

590 Madison Avenue, #902

New York, NY 10022

Attention:     Michael Kaufman

Facsimile Number: (212) 486-4779

with copies to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Facsimile:    (617) 951-7050

Attention:    David A. Fine and Zachary Blume

Notice to the holder of record of any shares of capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date received, if personally delivered, (b) on the date received if delivered by facsimile on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (c) two (2) Business Days after being sent by overnight courier or registered mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

7.3.      Binding Effect, Etc. This Agreement, together with the Exchange Agreement and the Registration Rights Agreement constitute the entire agreement of the parties with respect to their subject matter, supersede in their entirety all prior or contemporaneous oral or written agreements, or discussions with respect to such subject matter and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, neither the Company, Investor nor any Contributor Investor may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void; provided, however, that notwithstanding the foregoing, effective upon the Distribution, the rights and obligations of Investor shall automatically inure to the benefit of the Contributor Investors and the prior written consent shall not be required in connection therewith.

7.4.      Descriptive Heading. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

7.5.      Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

7.6.      Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

7.7.      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company, the Investor and each Contributor Investor covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of the Investor, any Contributor Investor or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of the Investor, any Contributor Investor or any current or future member of the Investor, Contributor Investor, or any of their respective current or future director, officer, employee, partner or members or of any Affiliate or assignee thereof, as such, for any obligation of the Investor or any Contributor Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

7.8.      Indemnity and Liability. The Company shall indemnify, exonerate and hold the Investor, each Contributor Investor and their respective partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (an “Indemnified Liability” and, collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to (i) this Agreement, the Exchange, any transaction to which the Company is a party or any other circumstances with respect to the Company (other than any such Indemnified Liabilities to the extent such Indemnified Liabilities arise out of any breach of this Agreement or the Registration Rights Agreement by such Indemnitee or its affiliated or associated Indemnitees or other related Persons or any transaction entered into after the consummation of the closing of the Exchange or other circumstances existing after the consummation of the closing of the Exchange with respect to which the interests of such Indemnitee or its affiliated or associated Indemnitees were adverse to the interests of the Company) or (ii) operations of, or services provided by any of the Indemnitees to the Company or any of its Affiliates from time to time (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of the Company or its accountants or other representatives, agents or Affiliates); provided that the foregoing indemnification rights shall not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence, willful misconduct, or fraud, and further provided that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 7.8, none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company. The rights of any Indemnitee to indemnification hereunder shall be in addition to any other rights any such Person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. None of the Indemnitees shall in any event be liable to the Company or any of its Affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence, willful misconduct, or fraud.

7.9.      Indemnification Priority. The Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment of all Indemnified Liabilities to each Indemnitee, howsoever such right to indemnification or advancement from the Company arises, without regard to (i) any right of recovery the Indemnitee may have from a third party or (ii) any right to insurance coverage that the Indemnitee may have under any insurance policy. Under no circumstance shall the Company be entitled to any right of subrogation, reimbursement, exoneration, indemnification or contribution from any such third party or insurance carrier pursuant to any right of indemnification that the Indemnitee may have under any contract, insurance policy or otherwise, and the Company shall not have any right to participate in any claim or remedy of the Indemnitee in respect thereof. No right of indemnification, reimbursement, advancement of expenses or insurance coverage or any other right of recovery the Indemnitee may have from any third party or insurance carrier shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company under Section 7.8. The Company hereby unconditionally and irrevocably waives, relinquishes and releases, and covenants and agrees not to exercise any rights that it may now have or hereafter acquire against any Indemnitee that arises from or relates to the existence, payment, performance or enforcement of the Company’s obligations under this Agreement or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Indemnitee against any third party or insurance carrier, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

ARTICLE 8

CONFIDENTIALITY.

The Investor and each Contributor Investor agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than as permitted by this Agreement, any confidential information provided to or learned by such party in connection with their respective rights under this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Article 8 by such party or its Affiliates), (b) is or has been independently developed or conceived by such party without use of such confidential information or (c) is or has been made known or disclosed to such party by a third party (other than an Affiliate of such party) without a breach of any obligation of confidentiality such third party may have; provided, however, that the Investor or a Contributor Investor may disclose confidential information (x) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection their respective rights under this Agreement, (y) to any Affiliate of such party and their respective directors, officers and employees, in each case in the ordinary course of business, or (z) as may otherwise be required by law or legal, judicial or regulatory process or requested by any regulatory or self-regulatory authority or examiner, provided that such party takes reasonable steps to minimize the extent of any required disclosure described in this clause (z); and provided, further, however, that the acts and omissions of any Person to whom such Investor or Contributor Investor may disclose confidential information pursuant to clauses (x) and (y) of the preceding proviso will be attributable to such party for purposes of determining such party’s compliance with this Article 8. Notwithstanding any contrary provision herein, the Company shall not disclose any material, non-public information of the Company to any Person outside of the Company pursuant to the terms of this Agreement except in accordance with Commission Regulation FD, and all other applicable federal and state securities laws.

ARTICLE 9

GOVERNING LAW; JURISDICTION, ETC.

9.1.    Governing Law; Venue.

(a)    This Agreement will be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)    The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Federal District Court for the Southern District of Indiana located in Indianapolis, Indiana and any appellate court therefrom. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 7.2 or in any other manner permitted by applicable law.

(c)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.2.    Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

COMPANY:	SKYLINE CORPORATION

Name:
Title:

INVESTOR:	CHAMPION ENTERPRISES HOLDINGS, LLC

By:
Name:
Title:

CONTRIBUTOR INVESTORS:
SANKATY CHAMPION HOLDINGS, LLC
By: Bain Capital Credit Member, LLC, its manager

By:
Name:
Title:

SANKATY CREDIT OPPORTUNITIES IV, L.P.

By:
Name:
Title:

CCP CHAMPION INVESTORS, LLC

By: Centerbridge Associates, L.P., its manager

By: Centerbridge GP Investors, LLC, its general partner

By:
Name: Susanne V. Clark
Title: General Counsel, Senior Managing Director

CENTERBRIDGE CAPITAL PARTNERS AIV I, L.P.

By: Centerbridge Associates, L.P., its general partner

By: Centerbridge GP Investors, LLC, its general partner

By:
Name: Susanne V. Clark
Title: General Counsel, Senior Managing Director

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC AIV I, L.P.

By: Centerbridge Associates, L.P., its general partner

By: Centerbridge GP Investors, LLC, its general partner

By:
Name: Susanne V. Clark
Title: General Counsel, Senior Managing Director

CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.

By: Centerbridge Associates, L.P., its general partner

By: Centerbridge GP Investors, LLC, its general partner

By:
Name: Susanne V. Clark
Title: General Counsel, Senior Managing Director

MAK CHAMPION INVESTMENT LLC

By: MAK Capital Fund L.P.

By:
Name: Michael A. Kaufman
Title: President

Exhibit E

Form of Transition Services Agreement

THIS TRANSITION SERVICES AGREEMENT is made and entered into as of [●], 2018 (this “Agreement”), by and among:

(i)    Skyline Corporation, an Indiana corporation (“Company”) and

(ii)    Champion Enterprises Holdings, LLC, a Delaware limited liability company (“Contributor”)

Company and Contributor are each a “Party” and referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, Company and Contributor have entered into that certain Share Contribution & Exchange Agreement dated as of the date hereof (the “Contribution & Exchange Agreement”), pursuant to which Contributor has agreed to contribute all of the issued and outstanding shares of (i) capital stock of CHB International B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and (ii) capital stock of Champion Home Builders, Inc., a Delaware corporation, to Company, and in exchange, Company has agreed to issue the Exchange Shares (such transaction, the “Exchange”); and

WHEREAS, in connection with the Exchange, Contributor is interested in obtaining, and the Company is interested in providing to Contributor, certain services from Company during a transition period commencing on the Closing Date (as defined in the Contribution & Exchange Agreement).

AGREEMENT:

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms not defined in this Agreement shall have the meanings assigned to them in the Contribution & Exchange Agreement. Any capitalized terms used in any Schedule or Annex but not otherwise defined therein, shall have the meaning as defined in this Agreement.

ARTICLE II

AGREEMENT TO PROVIDE AND ACCEPT SERVICES

2.1.      Provision of Services. On the terms and subject to the conditions of this Agreement, Company shall provide, or shall cause its subsidiaries or third parties designated by it and pre-approved by Contributor in writing (such designated subsidiaries and third parties, together with Company, collectively the “Service Providers”) to provide, to Contributor the services set forth on Annex A and such other services reasonably requested by Contributor in connection with the management and dissolution of Contributor (collectively, the “Services”). Each of the Services shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein. Company shall in all cases retain responsibility for the Services to be performed by any Service Provider or other third-party subcontractors or any of Company’s affiliates.

2.2.      Access. Contributor shall (a) make available on a timely basis to the Service Providers all information and materials reasonably requested by any of the Service Providers to enable it to provide the Services and (b) provide the Service Provider with reasonable access to its premises for the purpose of providing the Services. Company shall make available on a timely basis to Contributor and its representatives and advisors, as applicable, all information and materials reasonably requested by Contributor in connection with the Services.

ARTICLE III

SERVICES; PAYMENT; INDEPENDENT CONTRACTORS

3.1.      Services To Be Provided. Unless otherwise agreed by the Parties, Company shall perform, or cause the other Service Providers to perform, the Services both (i) in a manner that is substantially similar in all material respects to the manner in which such Services were performed for the Contributor prior to the Exchange and in (ii) in a professional and workmanlike manner and with at least the same degree of care, skill, prudence, quality and efficiency as provided in connection with similar services performed by Company for operation of its own business. Company and all Service Providers will perform the Services in compliance with all applicable laws and regulations. Each Service Provider shall act under this Agreement solely as an independent contractor and not as an agent of Contributor.

3.2.      Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES TO BE PERFORMED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

ARTICLE IV

TERM OF SERVICES

The provision of Services shall commence on the Closing Date and shall terminate upon delivery of written notice of termination by Contributor to the Company.

ARTICLE V

FORCE MAJEURE

Company shall not be liable for any interruption of Service or delay or failure to perform under this Agreement if such interruption, delay or failure results from causes beyond its reasonable control, including acts of any government, riot, insurrection or other hostilities, embargo, fire, flood, lightning, earthquake, storm, hurricane, tornado, explosion, acts of God or wrecks. In any such event, Company’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. Company will promptly notify Contributor, either orally or in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, Company will promptly resume, or cause such other relevant Service Provider to resume, its performance.

ARTICLE VI

LIABILITIES

6.1.      Consequential and Other Damages. No Service Provider shall be liable, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, incidental or consequential damages whatsoever which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by it hereunder or the provision of, or failure to provide, any Service hereunder, including with respect to loss of profits, business interruptions or claims of customers.

6.2.      Limitation of Liability. In any event, the liability of any Service Provider with respect to this Agreement or any act or failure to act in connection herewith (including, but not limited to, the performance or breach hereof), or from the sale, delivery, provision or use of any Service provided under or covered by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall not exceed the fees previously paid to such Service Provider by Contributor in respect of the Service from which such purported liability flows.

6.3.      Obligation To Reperform. In the event of any breach of this Agreement by any Service Provider with respect to any error or defect in the provision of any Service, Company shall, or shall cause such other Service Provider to, correct in all material respects such error or defect or reperform in all material respects such Service at the request of Contributor and at the expense of Company.

ARTICLE VII

TERMINATION

7.1.    Effectiveness; Termination. This Agreement shall become effective upon the occurrence of the Closing. Notwithstanding anything herein to the contrary, this Agreement shall terminate, and the obligation of Company to provide or cause to be provided any Service shall cease, on the earliest to occur of (i) the last date indicated for the termination of any Service, (ii) the date on which the provision of all Services has terminated or been canceled pursuant to Article IV, (iii) the eighth (8th) anniversary of the Closing Date and (iv) the eighth (8th) anniversary of the effective time of the dissolution of the Contributor.

7.2.    Breach of Agreement. Subject to Article VI, if either Party shall cause or suffer to exist any material breach of any of its material obligations under this Agreement, and that Party does not cure such default in all material respects within 30 days after receiving written notice thereof from the nonbreaching Party, the nonbreaching Party may terminate this Agreement, including the provision of Services pursuant hereto, immediately by providing written notice of termination.

7.3.    Effect of Termination. Section 8.8, this Section 7.3 and Article VI shall survive any termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1.    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email with confirmed receipt before 5:00 p.m. (recipient’s time) on the date sent, on such Business Day; (c) if sent by email on a day other than a Business Day, or if sent by email with confirmed receipt at any time after 5:00 p.m. (recipient’s time) on the date sent, on the date on which receipt is confirmed, if a Business Day, and otherwise on the first Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

  (a)    If to Contributor:

Champion Enterprises Holdings, LLC

775 West Big Beaver Road, Suite 1000

Troy, MI 48084

Attn:	Keith Anderson; Roger Scholten
Email:	kanderson@championhomes.com; rscholten@championhomes.com

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

Attn.:	David A. Fine Zachary Blume
Email:	david.fine@ropesgray.com zachary.blume@ropesgray.com
Fax:	(617) 235-0030

(617) 235-9705

  (b)    If to Company:

Skyline Corporation

P.O. Box 743

2520 By-Pass Road

Elkhart, IN 46515

Attn: John C. Firth

Email: JCFirth@qdi.com

With a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, IN 46204

Attn:	David P. Hooper
Email:	david.hooper@btlaw.com
Fax:	(317) 231-7433

8.2.    Amendment. This Agreement may not be amended except by an instrument in writing signed by each Party.

8.3.    Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

8.4.    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof.

8.5.    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (if any) of the foregoing. Neither Company nor Contributor may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided that Company may delegate performance of all or any part of its obligations under this Agreement, and assign the rights relating thereto, to (i) any subsidiary of Company or (ii) third parties to the extent such third parties are routinely used to provide such Services to other subsidiaries, divisions or business units of Company; and provided, further that, in each case, no such delegation shall in any way affect Company’s rights (including the provisions of Article VI) and obligations under this Agreement.

8.6.    Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each Party and their subsidiaries and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.1.

8.7.    Waivers. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Any Party may, with respect to the other Party, (a) extend the time for the performance of any of the obligations or other acts, and (b) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound.

8.8.    Governing Law; Venue; Waiver of Jury Trial.

  (a)    This Agreement will be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  (b)    The Parties agree that any legal proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement shall be brought in the Federal District Court for the Southern District of Indiana located in Indianapolis, Indiana and any appellate court therefrom. Each Party agrees, and Company shall cause each other Services Provider to agree, (i) to irrevocably submit to the exclusive jurisdiction of such court in respect of any legal or equitable legal proceeding arising out of or relating to this Agreement or relating to enforcement of any of the terms of this Agreement, and (ii) to waive, and not to assert, as a defense in any such legal proceeding, any claim that (a) it is not subject personally to the jurisdiction of such court, (b) the legal proceeding is brought in an inconvenient forum, (c) the venue of the legal proceeding is improper or (d) this Agreement may not be enforced in or by such courts. Each Party agrees, and Company shall cause each other Services Provider to agree, that notice or the service of process in any legal proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 8.1 or in any other manner permitted by applicable legal requirements.

  (c)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS,

ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

8.9.    Confidentiality; Title to Data.

  (a)    Each Party agrees that any confidential information of the other Party received in the course of performance under this Agreement that is directly relevant to the Services shall be kept strictly confidential by the Parties, except that Company may, for the purpose of providing Services pursuant to this Agreement, disclose such information to any of its subsidiaries or to third party Service Providers to the extent reasonably necessary to provide Services; provided that any such third party shall have agreed to be bound by this Section 8.9; and either Party may disclose such information to the extent reasonably necessary in connection with the enforcement of this Agreement. Upon the termination of this Agreement, each Party and its subsidiaries shall return, and Company shall cause all other Service Providers to return, to the other Party all of such other Party’s and its subsidiaries’ confidential information to the extent that such information has not been previously returned. The obligations under this Section 8.9 shall not apply to (i) information of the disclosing Party or its subsidiaries that was known to the receiving Party, without restrictions on disclosure or use, prior to its coming within the knowledge of such receiving Party in the course of performance of this Agreement, (ii) information of the disclosing Party that is, or through no fault of the receiving Party becomes, publicly available and (iii) information which lawfully becomes available, without restriction on disclosure or use, from a third party.

  (b)    Contributor acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor which are owned by any Service Provider, by reason of the provision of the Services provided hereunder.

8.10.  Construction.

  (a)    For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The term “or” shall not be exclusive. The term “will” shall be construed to have the same meaning as the term “shall”. The phrase “to the extent” shall mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if”. Except as otherwise indicated, all references in this Agreement to “Sections” and “Annexes” are intended to refer to Sections of this Agreement and Annexes to this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Services Agreement shall refer to this Services Agreement as a whole and not to any particular provision of this Services Agreement.

  (b)    The headings contained in this Agreement or in any Schedule or Annex hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any Schedule or Annex shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules and Annexes. All Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to an Article, Section, Schedule or Annex, such reference shall be to an Article or Section of, or a Schedule or Annex to, this Services Agreement unless otherwise indicated.

8.11.  Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

[Signature Pages Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

CHAMPION ENTERPRISES HOLDINGS, LLC

By:
Name:
Title:

SKYLINE CORPORATION

By:
Name:
Title:

Annex A

Services

1.	Accounting and financial reporting

2.	Tax reporting and preparation of returns

3.	IT support for the above functions

4.	Cash and capital management

5.	Unit holder relations (communication and distribution of new shares)

6.	Liquidation procedures

7.	Maintenance of Corporate Records

Exhibit F

Company Charter Amendment

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SKYLINE CHAMPION CORPORATION

ARTICLE I

NAME

The name of the Corporation is Skyline Champion Corporation.

ARTICLE II

PURPOSES

(a)        To manufacture, build, construct, make and repair house trailers and cargo trailers, and parts for same; to buy, sell, trade and exchange, and to otherwise deal in new and used house trailers and cargo trailers, at wholesale and at retail; and to do any and all things legal, necessary or proper to be done for the successful conduct of the business herein contemplated and incident to said business.

(b)        To make, construct, and build materials for the construction, alteration, or repair of any and all classes of dwelling houses, garages, outbuildings, farm buildings, commercial and industrial buildings, and improvements of any kind and nature whatsoever; to make, construct and build any and all classes of cabinets, and ready-cut and pre-fabricated housing and building materials and products.

(c)        To conduct and carry on the business of builders and contractors for the purpose of building, erecting, constructing, altering, repairing or doing any other work in connection with any and all classes of dwelling houses, garages, outbuildings, farm buildings, commercial and industrial buildings, and improvements of any kind and nature whatsoever, including the locating, laying out and constructing of road, avenues, docks, slips, sewers, bridges, wells, walls and all classes of buildings, erections and works, both public and private, or integral parts thereof.

(d)        To buy, sell, trade and deal in, at wholesale and retail, any and all kinds of new and second-hand building materials, and products.

(e)        To acquire, purchase, own, lease and operate, and to sell, lease or otherwise dispose of any and all machinery, appliance and equipment necessary, convenient or incident to the conduct of the construction business.

(f)        To acquire, purchase, own, sell and lease real estate.

(g)        To pay for any property, real or personal, this corporation may acquire or purchase, with shares of the capital stock, bonds or other obligations or securities of this corporation, or to issue its shares of stock in exchange therefor.

(h)        The foregoing clauses shall be construed as powers, as well as purposes, and the matters expressed in each clause shall, except if otherwise provided, be in no wise limited by reference to, or inference from, the terms of any other clause, but shall be regarded as independent powers and purposes; and the enumeration of specific powers and purposes shall not be construed to limit or restrict in any manner the meaning of the general terms or the general powers of the corporation; nor shall the expressing of one thing be deemed to exclude another not expressed; although it be of like nature.

(i)        The corporation shall be authorized to exercise and enjoy all other powers, rights and privileges, granted by an Act of the General Assembly of the State of Indiana, entitled “The Indiana General Corporation Act”, approved March 16, 1929, to corporations organized thereunder, and all the powers conferred by all acts heretofore or hereafter amendatory of, or supplemental to, the said Act or the said laws; and the enumeration of certain powers as herein specified, is not intended as exclusive of, or as a waiver of, any of the powers, rights or privileges granted or conferred by said Act or the said laws now or hereafter in force; provided, however, that the corporation shall not, in any state, carry on any business or exercise any powers, which a corporation organized under the laws thereof could not carry on and exercise.

(j)        To engage in all types and kinds of manufacturing, and any other lawful act or activity for which corporations may be organized under The Indiana General Corporation Law.

ARTICLE III

TERM OF EXISTENCE

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

[Reserved]

ARTICLE V

AMOUNT OF CAPITAL STOCK

The total number of shares which the Corporation shall have the authority to issue is 115,000,000, consisting of 115,000,000 shares of common stock, having a par value of 2.77¢ per share (“Common Stock”).

ARTICLE VI

TERMS OF CAPITAL STOCK

(a)        All shares of Common Stock shall have equal and identical rights, privileges, powers, obligations, restrictions and voting rights.

(b)        No shareholder of the Corporation shall have a pre-emptive right to purchase, subscribe for or take any part of any stock or any part of any notes, debentures, bonds or other securities, whether or not convertible into, or carrying options or warrants to purchase stock of the Corporation hereafter issued, optioned or sold by it.

(c)        Subscribers and shareholders shall be liable for the debts of the Corporation only to the extent of any unpaid portion of their subscriptions for shares of the Corporation or any unpaid portion of the consideration for the issuance to them of shares of the Corporation, and except for such liability the private property of the stockholders, directors and officers of this Corporation shall at all times be exempt from all corporate debts and liabilities whatsoever.

ARTICLE VII

VOTING RIGHTS OF CAPITAL STOCK

All holders of record of the Common Stock of the Corporation shall be entitled to one (1) vote for each share of such stock so held, upon any question presented at a regular or special meeting of shareholders.

The shareholders shall at no time have the right to accumulate their votes and distribute them among the candidates for election to the Board of Directors.

The Articles of Incorporation may be amended by the affirmative vote of the holders of a majority of the Corporation’s Common Stock at the time outstanding, and entitled to vote in respect thereof.

ARTICLE VIII

PAID-IN CAPITAL

The amount of paid-in capital, with which the Corporation is beginning business, is $100,000.00.

ARTICLE IX

DATA RESPECTING DIRECTORS

Section 1. Number.

The Corporation shall have such number of Directors as shall be specified in the By-Laws.

Section 2. Qualifications.

Directors need not be shareholders of the Corporation. A majority of the Directors at any time shall be citizens of the United States.

ARTICLE X

[Reserved]

ARTICLE XI

DATA RESPECTING INCORPORATORS

Section 1. Names and Post Office Addresses

The names and post-office addresses of the incorporators of the Corporation are as follows:

Name	Number and Street or Building	City	State
J. Arther Decio, Jr.,	2520 By-Pass Road,	Elkhart,	Indiana
Frank A. Vite,	3503 Gordon Road,	Elkhart,	Indiana
Michael DiVietro,	908 West Grove St.,	Mishawaka,	Indiana

Section 2. Age and Citizenship.

All of such incorporators are of lawful age; and all of such incorporators are citizens of the United States.

Section 3. Compliance with Provisions of Sections 15 and 16 of the Act.

The undersigned incorporators hereby certify that the person or persons intending to form the Corporation first caused lists for subscriptions to the shares of the capital stock of the Corporation to be opened at such time and place as he or they determined; when such subscriptions had been obtained in an amount not less than $1,000, such person or persons, or a majority of them, called a meeting of such subscribers for the purpose of designating the incorporators and of electing the first Board of Directors; the incorporators so designated are those named in Section 1 of this Article; and the Directors so elected are those named in Section 1 of Article X.

ARTICLE XII

PROVISIONS FOR REGULATION OF BUSINESS AND CONDUCT OF AFFAIRS OF CORPORATION

(a)        The Board of Directors shall have the power, without the consent or vote of the shareholders, to make, alter, amend, change, add to, or repeal the By-Laws of the Corporation.

(b)        The Corporation shall have the power to carry on and conduct its business or any part thereof, and to have one or more offices, in the State of Indiana, and in all other states, territories, colonies and dependencies of the United States, in the District of Columbia and in all or any foreign countries throughout the world; and to acquire, own, hold or use and to lease, mortgage, pledge, sell, convey, or otherwise dispose of property, real and/or personal, tangible and/or intangible, either within or outside of the State of Indiana.

(c)        Regular or special meetings of the Board of Directors or Shareholders of the Corporation may be held within or without the State of Indiana.

Exhibit G

Company Bylaw Amendment

AMENDED AND RESTATED BY-LAWS

OF

SKYLINE CHAMPION CORPORATION

(Amended and Restated as of [                 ])

ARTICLE I

IDENTIFICATION

Section 1.      Name. The name of the Corporation shall be Skyline Champion Corporation (hereinafter referred to as the “Corporation”).

Section 2.      Seal. The Corporation shall have a corporate seal which shall be as follows: a circular disc, on the outer margin of which shall appear the corporate name and state of incorporation, with the words “Corporate Seal” through the center, so mounted that it may be used to impress these words in raised letters upon paper. The seal shall be in charge of the Secretary of the Corporation.

Section 3.      Fiscal Year. The fiscal year of the Corporation shall be a 52- or 53-week period that ends on the Saturday nearest March 31 in each year.

Section 4.      Principal Office. The principal office (the “Principal Office”) of the Corporation shall be at P.O. Box 743, 2520 By-Pass Road, Elkhart, Indiana 46515, or such other place as shall be determined by resolution of the Board.

Section 5.      Other Offices. The Corporation may have such other offices at such other places within or without the State of Indiana as the Board may from time to time designate, or as the business of the Corporation may require.

ARTICLE II

CAPITAL STOCK

Section 1.      Consideration for Shares. The board of directors of the Corporation (the “Board”) shall cause the Corporation to issue the capital stock of the Corporation for such consideration as has been fixed by the Board in accordance with the provisions of the Articles of Incorporation of the Corporation (the “Articles”).

Section 2.      Payment for Shares. Subject to the provisions of the Articles, the consideration for the issuance of shares of the capital stock of the Corporation may be paid, in whole or in part, in money, in other property, tangible or intangible, or in labor actually performed for, or services actually rendered to, the Corporation; provided, however that, the part of the surplus of a Corporation which is transferred to capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for the issuance of such shares. When payment of the consideration for which a share was authorized to be issued shall have been received by the Corporation, or when surplus shall have been transferred to capital upon the issuance of a share dividend, such share shall be declared and taken to be fully paid and not liable to any further call or assessment, and the holder thereof shall not be liable for any further payments thereon. In the absence of actual fraud in the transaction, the judgment of the Board as to the value of such property, labor, or services received as consideration, or the value placed by the Board upon the corporate assets in the event of a share dividend shall be conclusive. Promissory notes or future services shall not be accepted in payment or part payment of any of the capital stock of the Corporation.

Section 3.      Certificates for Shares. Certificates for shares (“Certificates”) shall be in such form, consistent with law and the Articles, as shall be approved by the Board. Certificates for each class, or series within a class, of shares shall be numbered consecutively as issued. Each Certificate shall state the name of the Corporation and that it is organized under the laws of the State of Indiana; the name of the registered holder; the number and class and the designation of the series, if any, of the shares represented thereby; and a summary of the designations, relative rights, preferences, and limitations applicable to such class and, if applicable, the variations in rights, preferences, and limitations determined for each series and the authority of the Board to determine such variations for future series; provided, however, that, such summary may be omitted if the Certificate states conspicuously on its front or back that the Corporation will furnish the shareholder such information upon written request and without charge. Each Certificate shall be signed (either manually or in facsimile) by (i) the Chief Executive Officer, and (ii) the Secretary, or by any two (2) or more officers that may be designated by the Board, and may have affixed thereto the corporate seal, which may be a facsimile, engraved, or printed.

Section 4.      Record of Certificates. Shares shall be entered in the original stock register or transfer book of the Corporation (the “Stock Book”) as they are issued, and subject to the provisions of the Articles, shall be transferable on the Stock Book only by: (a) delivery of the Certificate endorsed either in blank or to a specified person by the person appearing by the Certificate to be the owner of the shares represented thereby; or (b) delivery of the Certificate and a separate document containing a written assignment of the Certificate or a power of attorney to sell, assign, or transfer the same or the shares represented thereby, signed by the person appearing by the Certificate to be the owner of the shares represented thereby. Such assignment or power of attorney may be either in blank or to a specified person.

Section 5.      Lost or Destroyed Certificates. Any person claiming a Certificate to be lost or destroyed shall make affidavit or affirmation of that fact and, if the Board or the Chief Executive Officer shall so require, shall give the Corporation and/or the transfer agents and registrars, if they shall so require, a bond of indemnity, in form and with one or more sureties satisfactory to the Board or the Chief Executive Officer and/or the transfer agents and registrars, in such amount as the Board or the Chief Executive Officer may direct and/or the transfer agents and registrars may require, whereupon a new Certificate may be issued of the same tenor and for the same number of shares as the one alleged to be lost or destroyed.

Section 6.      Shareholder Addresses. Every shareholder shall furnish the Secretary of the Corporation with an address to which notices of meetings and all other notices may be served upon or mailed to such shareholder, and in default thereof notices may be addressed to the shareholder at his, her, or its last known address or at the Principal Office.

Section 7.      Uncertificated Shares. To the extent permitted by Indiana Code Section 23-1-26-7, and to the extent authorized by the Board, the Corporation may issue some or all of its shares without certificates, subject to such regulations and limitations as may be adopted by the Board.

ARTICLE III

MEETINGS OF SHAREHOLDERS

Section 1.      Place of Meetings. All meetings of shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the respective notices or waivers of notice thereof, or proxies to represent shareholders thereat.

Section 2.      Annual Meeting. The annual meeting of the shareholders for the election of the members of the Board (the “Directors”) and for the transaction of such other business as may properly come before the meeting, shall be held at 9:00 a.m. local time on the fourth Monday in September of each year, if such day is not a legal holiday, and if a holiday, then on the next day that is not a holiday, unless the Board of Directors by resolution selects an alternative date and time for such meeting.

Section 3.      Special Meetings. Special Meetings of the shareholders may be called by the Chairman of the Board, the vice chairman of the Board, or by the Board. All requests for special meetings of the shareholders shall state the purpose or purposes thereof, and the business transacted at such meeting shall be confined to the purposes stated in the call and matters germane thereto.

Section 4.      Notice of Meetings. A written or printed notice, stating the place, day, and hour of the meeting, and in case of a special meeting the purpose or purposes for which the meeting is called, shall be delivered or mailed by the Secretary or by the officers or persons calling the meeting, to each holder of record of the capital stock of the Corporation entitled to notice of such meeting, at such address as appears upon the records of the Corporation, at least ten (10) and not more than sixty (60) days before the date of such meeting. Notice of any annual or special meeting of shareholders may be waived in writing by any shareholder, before or after the date and time of the meeting specified in the notice thereof, by a written waiver delivered to the Corporation for inclusion in the minutes or filing with the corporate records. A shareholder’s attendance at any shareholders’ meeting in person or by proxy shall constitute a waiver of (a) notice of such meeting, unless the shareholder at the beginning of the meeting objects to the holding of or the transaction of business at the meeting, and (b) consideration at such meeting of any business that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

Section 5.      Voting at Meetings. Except as otherwise provided by law or by the provisions of the Articles, every holder of the capital stock of the Corporation shall have the right at all meetings of the shareholders of the Corporation to one vote for each share of stock standing in his, her, or its name on the books of the Corporation as of the record date fixed by the Board for such meeting. Notwithstanding the foregoing, no share shall be voted at any meeting: (a) upon which an installment is due and unpaid; (b) which shall have been transferred on the books of the Corporation within ten days next preceding the date of the meeting; or (c) which belongs to the Corporation. Upon the demand of any shareholder voting in person, voting for Directors and voting upon any other question properly before a meeting shall be by ballot. A plurality vote shall be necessary to elect any Director, and on all other matters, the action or a question shall be approved if the number of votes cast thereon in favor of the action or question exceeds the number of votes cast opposing the action or question, except as otherwise provided by law or the Articles.

Section 6.      Proxies. A shareholder may vote, either in person or by proxy executed in writing by the shareholder or a duly authorized attorney-in-fact. Such writing shall be evidenced by a signature or causing the signature to be affixed to the writing by any reasonable process, including by facsimile signature. The shareholder also may transmit, or authorize the transmission of, an electronic submission to the holder of the proxy, a proxy solicitation firm, or a proxy support service organization or similar agency authorized by the person who will be the holder of the proxy to receive the electronic submission. Such electronic submission shall be accompanied by or contain information from which it can be determined that the electronic submission was transmitted or authorized by the shareholder. No proxy shall be valid after eleven (11) months from the date of its execution, unless a longer time is expressly provided therein.

Section 7.      Quorum. Unless otherwise provided by law or the Articles, at any meeting of shareholders, a majority of the shares of the capital stock outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum for the election of Directors or for the transaction of other business. If, however, a quorum shall not be present or represented at any meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting of the date, time, and place of the adjourned meeting, unless the date of the adjourned meeting requires that the Board fix a new record date therefor, in which case notice of the adjourned meeting shall be given. At such adjourned meeting, if a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

Section 8.      Organization. The Chairman of the Board, and in his absence, any Director designated by the Board including the vice chairman, shall call meetings of the shareholders to order and shall act as chairman of such meetings, and a Secretary or the assistant secretary of the Corporation shall act as secretary of all meetings of the shareholders. In the absence of the Secretary and assistant secretary, the presiding officer may appoint a shareholder to act as secretary of the meeting.

Section 9.      Written Consents. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if the action is taken in writing by all of the shareholders. The action so taken must be evidenced by a written consent (which may be in multiple counterparts) describing the action taken, signed by each shareholder, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken by written consent is effective when the last shareholder signs the consent unless the consent specifies a prior or subsequent effective date, in which case the action is effective on or as of the specified date. A consent signed by all of the shareholders shall have the same effect as if the action taken by consent was taken at a meeting of the shareholders and may be described as having been taken at a meeting of the shareholders.

Section 10.      Shareholder List. The Secretary of the Corporation shall prepare before each meeting of shareholders a complete list of the shareholders entitled to notice of such meeting, arranged in alphabetical order by class of shares (and each series within a class), and showing the address of, and the number of shares entitled to vote held by, each shareholder (the “Shareholder List”). Beginning five (5) business days before the meeting and continuing throughout the meeting, the Shareholder List shall be on file at the Principal Office or at a place identified in the meeting notice in the city where the meeting will be held, and shall be available for inspection by any shareholder entitled to vote at the meeting. On written demand, made in good faith and for a proper purpose and describing with reasonable particularity the shareholder’s purpose, and if the Shareholder List is directly connected with the shareholder’s purpose, a shareholder (or such shareholder’s agent or attorney authorized in writing) shall be entitled to inspect and to copy the Shareholder List, during regular business hours and at the shareholder’s expense, during the period the Shareholder List is available for inspection. The Stock Book, or a duplicate thereof, shall be the only evidence as to who are the shareholders entitled to examine the Shareholder List, or to notice of or to vote at any meeting.

Section 11.      Notice of Shareholder Business.

(a)            At any meeting of the shareholders, only such business may be conducted as shall have been properly brought before the meeting, and as shall have been determined to be lawful and appropriate for consideration by shareholders at the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting given in accordance with Section 4 of this Article III, (ii) otherwise properly brought before the meeting by or at the direction of the Board or the chairman of the Board or Chief Executive Officer, or (iii) otherwise properly brought before an annual meeting by a shareholder who is a shareholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 11 (the “Proposing Shareholder”). In addition, any proposal of business must be a proper matter for shareholder action.

(b)            For business (including shareholder nominations) to be properly brought before an annual meeting by a shareholder pursuant to Section 11(a)(iii) above, the Proposing Shareholder must have given timely notice thereof in writing to the Secretary of the Corporation even if such matter is already the subject of any notice to the shareholders or public disclosure from the Board. To be timely, a Proposing Shareholder’s notice must be delivered to or mailed and received at the Principal Office of the Corporation, not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty days before such anniversary date and ends thirty days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Annual Meeting Date”), such shareholder notice shall be given in the manner provided herein by the close of business on the later of the close of business on the 90th day prior to such Other Annual Meeting Date, or the close of business on the 10th day following the date such Other Annual Meeting Date is first publicly announced or disclosed. A Proposing Shareholder’s notice to the Secretary shall set forth as to each matter such shareholder proposes to bring before the meeting (including shareholder nominations) (i) a brief description of the business desired to be brought before the annual meeting, including the text of any proposal to be presented, and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation’s stock records, of the Proposing Shareholder, (iii) the class and number of shares of the Corporation which are owned by the Proposing Shareholder beneficially and of record together with a representation that the Proposing Shareholder will notify the Corporation in writing of the class and number of such shares owned beneficially and of record for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (iv) a description of any agreement, arrangement, or understanding with respect to such proposal between or among the Proposing Shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing together with a representation that the Proposing Shareholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (v) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Shareholder’s notice by, or on behalf of, the Proposing Shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk, or benefit of share price changes for, or increase or decrease the voting power of, the Proposing Shareholder or any of its affiliates or associates with respect to shares of stock of the Corporation, together with a representation that the Proposing Shareholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (vi) a representation that the Proposing Shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal contained in the notice, (vii) a representation whether the Proposing Shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the proposal and/or otherwise to solicit proxies from shareholders in support of such proposal, and (viii) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)            Only such business shall be brought before a special meeting of shareholders as shall have been specified in the notice of meeting given in accordance with Section 4 of this Article III (other than matters properly brought under Rule 14a-8 or Rule 14a-11 under the Securities Exchange Act of 1934, as amended). In no event shall the adjournment of an annual meeting or special meeting, or any announcement thereof, commence a new period for the giving of a shareholder’s notice as provided in this Section 11. Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 11. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the By-Laws, or that business was not lawful or appropriate for consideration by shareholders at the meeting, and if he or she should so determine, he or she shall so declare to the meeting and any such business shall not be transacted.

Section 12.      Notice of Shareholder Nominees.

(a)            Director Nominations. Nominations of persons for election to the Board of the Corporation may be made at any annual meeting of shareholders by or at the direction of the Board or by a Proposing Shareholder entitled to vote for the election of Directors at the meeting (the “Nominating Shareholder”). Such shareholder nominations shall be made pursuant to timely notice given in writing to the Secretary of the Corporation in accordance with Section 11 of this Article III. The Nominating Shareholder’s notice shall set forth, in addition to the information required by Section 11, as to each person whom the Nominating Shareholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address, and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), and (v) the qualifications of the nominee to serve as a Director of the Corporation as set forth in subsection (b) of this Section 12. In the event the Board or the Chief Executive Officer calls a special meeting of shareholders for the purpose of electing one or more Directors to the Board, any shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice of meeting, if the shareholder’s notice of such nomination contains the information specified in this Section 12 and shall be delivered to the Secretary of the Corporation not later than the close of business on the 10th day following the day on which the date of the special meeting and either the names of the nominees proposed by the Board to be elected at such meeting or the number of directors to be elected are publicly announced or disclosed. In no event shall the adjournment of an annual meeting or special meeting, or any announcement thereof, commence a new period for the giving of a shareholder’s notice as provided in this Section 12. No shareholder nomination shall be effective unless made in accordance with the procedures set forth in this Section 12. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a shareholder nomination was not made in accordance with the By-Laws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

(b)            Director Qualifications. The following represents the non-exclusive list of criteria that must be considered by the Nominating and Governance Committee (as established in Article IV Section 12 hereof) in assessing whether any proposed candidate/nominee should be considered for membership on the Board. Generally, the criteria will be employed by the Nominating and Governance Committee when recruiting individuals for membership, as well as responding to properly submitted nominees provided to the Nominating and Governance Committee or the Board in accordance with the procedures and requirements applicable to that process. The criteria are as follows: (i) the satisfaction of applicable “independence” and eligibility requirements, such as those required of members of the Audit Committee and the Compensation Committee; (ii) the person’s professional experiences, including achievements, and whether those experiences and achievements would be useful to the Board, given its existing composition, in discharging its responsibilities; (iii) the person’s subject matter expertise, i.e., finance, accounting, legal, management, technology, strategic visioning, marketing, and the desirability of that particular expertise given the existing composition of the Board; (iv) the viewpoint, background, and demographics of the person and whether the person would positively contribute to the overall diversity of the Board; (v) the person’s professional ethics, integrity, and values; (vi) the person’s intelligence and ability to make independent analytical inquiries; (vii) the person’s stated willingness and ability to devote adequate time to Board activities, including attending meetings and development sessions and adequately preparing for those activities; (viii) the person’s service on more than three (3) public company boards, excluding the Board, unless the Nominating and Governance Committee concludes, based upon a review of all of the facts and circumstances, that such service on more than three other public company boards would not impair the ability of the proposed candidate/nominee to discharge their responsibilities as a member of the Board, and, provided further, the proposed candidate/nominee does not serve on more than five (5) other public company boards; (ix) the person’s principal business responsibilities; (x) whether the person would be able to serve on the Board for an extended period of time; (xi) whether the person has, or potentially could have, a conflict of interest which would affect the person’s ability to serve on the Board or to participate in decisions that are material to the Corporation; and (xii) whether and to what extent the person has an ownership interest in the Corporation. The foregoing criteria represent a non-exclusive list of factors to be considered when evaluating potential candidates and responding to properly submitted nominees. In each case, the then existing composition of the Board, its current and prospective needs, the operating requirements of the Corporation, and the long-term interests of the Corporation’s shareholders will be included in the mix of factors to be reviewed and assessed when performing this evaluation. The review and application of these criteria will initially be conducted by the Nominating and Governance Committee, and, following that action, the matter will then be presented to the Board for action, if appropriate and advisable. If any Board member, not a member of the Nominating and Governance Committee, requests an independent review of any candidate against these criteria, the full Board shall conduct such a review.

ARTICLE IV

BOARD OF DIRECTORS

Section 1.      Board of Directors. The Board shall consist of a maximum of eleven (11) members. The exact number of directors shall be determined by resolution of the Board and in the absence of any such resolution, the number of directors shall be eleven (11). The Directors shall be elected annually at the annual meeting of the Corporation’s shareholders. Such directors shall hold office until the next annual meeting of the shareholders and until their successors are elected and qualified. Directors need not be shareholders of the Corporation. A majority of the Directors at any time shall be citizens of the United States. A member of the Board shall be elected by a vote of the majority of the Directors as Chairman of the Board, and such Chairman shall preside at all meetings of the Board.

Section 2.      Powers and Duties. In addition to the powers and duties expressly conferred upon it by law, the Articles or these By-Laws, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not inconsistent with the law, the Articles, or these By-Laws.

Section 3.      Resignation. Any Director may resign at any time by giving written notice to the Board, the Chairman, the Chief Executive Officer, or the Secretary. Any such resignation shall take effect when delivered unless the notice specifies a later effective date. Unless otherwise specified in the notice, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.      Removal. Any Director may be removed for cause at any time at any regular meeting or at such a special meeting of the shareholders of the Corporation called for such purpose, by the affirmative vote of the holders of a majority of the shares outstanding.

Section 5.      Vacancies. In case of any vacancy in the Board through death, resignation, removal, or other cause, the remaining Directors by the affirmative vote of a majority thereof may elect a successor to fill such vacancy until the next annual meeting of shareholders and until his or her successor is elected and qualified. If the vote of the remaining Directors shall result in a tie, the vacancy shall be filled by shareholders at the next annual meeting, or a special meeting, of shareholders.

Section 6.      Annual Meetings. The Board shall meet each year immediately after the annual meeting of the shareholders, at the place where such meeting of the shareholders has been held, for the purpose of organization, election of officers, and consideration of any other business that may be brought before the meeting. No notice shall be necessary for the holding of this annual Board meeting. If such meeting is not held as above provided, the election of officers may be had at any subsequent meeting of the Board specifically called in the manner provided in Article IV, Section 7 of these By-Laws.

Section 7.      Other Board Meetings.

(a)          Regular Board Meetings. Regular meetings of the Board may be held without notice at such time and place, either within or without the State of Indiana, as shall from time to time be determined by the Board.

(b)          Special Meetings. Special meetings of the Board shall be held, either within or without the State of Indiana, whenever called by the Chairman of the Board, or the vice-chairman of the Board, or by any three of the Directors. Oral, telegraphic, or written notice shall be given, sent, or mailed not less than one day before the meeting and shall state the purposes of the meeting, and the date, place, and hour of such meeting.

(c)          Waivers of Notice. A Director may waive notice of any Board meeting before or after the date and time of the Board meeting stated in the notice by a written waiver signed by the Director and filed with the minutes or corporate records. A Director’s attendance at or participation in a Board meeting shall constitute a waiver of notice of such meeting and assent to any corporate action taken at such meeting, unless the Director at the beginning of such meeting (or promptly upon his arrival) objects to the holding of or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 8.      Quorum. At any meeting of the Board, the presence of a majority of the Directors designated for the full Board in Section 1 of Article IV above, shall be necessary to constitute a quorum for the transaction of any business, except (a) that for the purpose of filling of vacancies, a majority of Directors then in office shall constitute a quorum, and (b) that a lesser number may adjourn the meeting from time to time until a quorum is present. The act of a majority of the Board present at a meeting at which a quorum is present shall be the act of the Board, unless the act of a greater number is required by law, the Articles or these By-Laws.

Section 9.      Organization. The Chairman of the Board and in his absence, the vice-chairman of the Board, and in their absence any Director chosen by the Directors present, shall call meetings of the Board to order, and shall act as chairman of such meetings. The Secretary of the Corporation shall act as secretary of the Board, but in the absence of the Secretary, the presiding officer may appoint any Director to act as secretary of the meeting.

Section 10.      Order of Business. The order of business at all meetings of the Board shall be as follows: (i) roll call; (ii) reading of the minutes of the preceding meeting and action thereon; (iii) reports of officers; (iv) reports of committees; (v) unfinished business; (vi) miscellaneous business; and (vii) new business.

Section 11.      Executive Committee of the Board of Directors. The Board may, whenever it sees fit, by a majority vote of the number of Directors elected and qualified from time to time, designate an Executive Committee of not less than three (3) persons from its members which committee shall, except as to matters upon which the Board has acted, have and exercise the full power of the Board in the management of the business and affairs of the Corporation, including but not limited to the power to authorize dividend distributions according to a formula, method or limit, or within a range, prescribed by the Board; provided that, all business transacted by such committee shall be submitted to and be approved by the Board at their next regular or special meeting. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve the Executive Committee.

Section 12.      Nominating and Governance Committee. The Board, by resolution of a majority of the full Board, shall appoint a Nominating and Governance Committee to consist of not less than three Directors, none of whom shall be an officer or employee of the Corporation or of any subsidiary or affiliated corporation, and each of whom shall otherwise meet the definition of an independent director, and meet any other qualifications and requirements applicable to Nominating and Governance Committee members, as defined under the listing standards of the NYSE American or any other national securities exchange upon which the Corporation’s securities are listed; provided, however, that the Corporation shall not be obligated to comply with the foregoing while the Corporation is a “controlled company” as defined in the NYSE American Company Guide or any other national securities exchange upon which the Corporation’s securities are listed. The functions of the Nominating and Governance Committee shall be to identify individuals qualified to become Directors and to select, or to recommend that the Board select, the Director nominees for the next annual meeting of shareholders; develop and recommend to the Board a set of corporate governance principles applicable to the Corporation; and to perform other related tasks, such as studying the size, committee structure, or meeting frequency of the Board, making studies or recommendations regarding management succession, or tasks of similar character as may be requested from time to time by the Board. The Board, by resolution of a majority of the full Board, shall designate one member of the Nominating and Governance Committee to act as chairman of the committee. The committee member so designated shall chair all meetings of the committee, chair meetings involving only non-employee Directors, coordinate an annual performance evaluation of the Corporation, coordinate evaluation of the performance of the Chief Executive Officer, and perform such other activities as may from time to time be requested by the Board.

Section 13.      Compensation Committee. The Board, by resolution of a majority of the full Board, shall appoint a Compensation Committee to consist of not less than three Directors, none of whom shall be an officer or employee of the Corporation or of any subsidiary or affiliated corporation, and each of whom shall otherwise meet the definition of an independent director, and meet any other qualifications and requirements applicable to Compensation Committee members as defined under the listing standards of the NYSE American or any other national securities exchange upon which the Corporation’s securities are listed; provided, however, that the Corporation shall not be obligated to comply with the foregoing while the Corporation is a “controlled company” as defined in the NYSE American Company Guide or any other national securities exchange upon which the Corporation’s securities are listed. The Board shall affirmatively determine that all of the members of the

Compensation Committee are independent under the listing standards described in the preceding sentence. In affirmatively determining the independence of any Director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a Director has a relationship to the Corporation which is material to that Director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (a) the source of compensation of such Director, including any consulting, advisory, or other compensatory fee paid by the Corporation to such Director; and (b) whether such Director is affiliated with the Corporation, a subsidiary of the Corporation, or an affiliate of a subsidiary of the Corporation. The functions of the Compensation Committee shall be to discharge the Board’s responsibilities relating to compensation of the Corporation’s officers and produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement, review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate Chief Executive Officer performance in light of these goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation; make recommendations to the Board with respect to incentive compensation plans and equity based plans and to undertake such additional similar functions and activities as may be required by other compensation plans maintained by the Corporation or as may be requested from time to time by the Board. The Board, by resolution of a majority of the full Board, shall designate one member of the Compensation Committee to act as chairman of the committee. The committee member so designated shall chair all meetings of the committee, chair meetings involving only non-employee Directors, and perform such other activities as may from time to time be requested by the Board.

Section 14.      Audit Committee. The Board shall appoint an Audit Committee, consisting of not less than three (3) Directors, none of whom shall be an officer or employee of the Corporation or of any subsidiary or affiliated corporation, and each of whom shall otherwise meet the definition of an independent director, and meet any other qualifications and requirements applicable to Audit Committee members, as defined under the listing standards of the NYSE American or any other national securities exchange upon which the Corporation’s securities are listed. The Audit Committee shall, from time to time, meet with representatives of the independent certified public accountants then servicing the Corporation, review the Corporation’s systems of internal controls, and take necessary action to see that an adequate system of internal auditing is implemented. The Audit Committee may also nominate independent auditors and select and establish accounting policies. All business transacted by the Audit Committee shall be submitted to the Board at its next regular or special meeting.

Section 15.      Election Regarding Staggered Board Provision. The Corporation elects not to be governed by Section 23-1-33-6(c) of the Indiana Business Corporation Law.

ARTICLE V

OFFICERS OF THE CORPORATION

Section 1.      Officers. The officers of the Corporation shall consist of a Chief Executive Officer, a Chief Financial Officer, a Secretary, and such other officers as may be designated from time to time by the Board. Except for the three designated officers as set forth in the preceding sentence, two or more offices may be held by the same person. The Board by resolution may create and define the duties of the offices of the Corporation and may elect or appoint persons to fill such offices.

Section 2.      Election of Officers. The officers of the Corporation shall be elected by the Board at the annual Board meeting and shall hold office for one (1) year or until their respective successors shall have been duly elected and shall have qualified; provided, however, that, the Board may at any time elect one or more persons to new or different offices and/or change the title, designation, and duties and responsibilities of any of the officers consistent with the law, the Articles, and these By-Laws.

Section 3.      Vacancies. Whenever any vacancy shall occur in any office by death, resignation, increase in the number of offices of the Corporation, or otherwise, the same shall be filled by the Board, and the officer so elected shall hold office until his successor is chosen and qualified. Any officer may be removed at any time by the affirmative vote of a majority of the full Board.

Section 4.      Chief Executive Officer. Notwithstanding the Board’s discretion to create such offices as it may designate, the Corporation shall at all times have a Chief Executive Officer. This individual shall have primary responsibility for the day-to-day operations of the business, shall have responsibility for executing and filing such documents as may be required with governmental and regulatory agencies, and shall have such other powers and perform such other duties as are incident to this office and as may be assigned by the Board.

Section 5.      Secretary. The Secretary shall have the custody and care of the corporate seal (if one exists), records, minutes, and the Stock Book of the Corporation; shall (unless other arrangements for taking of the minutes are made by the Board) attend all shareholders’ meetings and Board meetings, and duly record and keep the minutes of their proceedings in a book or books to be kept for that purpose; shall give or cause to be given notice of all shareholders’ meetings and Board meetings when such notice shall be required; shall file and take charge of all papers and documents belonging to the Corporation; and shall have such other powers and perform such other duties as are incident to the office of secretary of a business corporation, subject at all times to the direction and control of the Board or the Chief Executive Officer.

Section 6.      Chief Financial Officer. The Chief Financial Officer shall keep correct and complete records of account, showing accurately at all times the financial condition of the Corporation. The Chief Financial Officer shall be the legal custodian of all moneys, notes, securities, and other valuables which may from time to time come into the possession of the Corporation. The Chief Financial Officer shall immediately deposit all funds of the Corporation coming into his or her hands in a reliable bank or other depositary to be designated by the Board, and shall keep such bank account in the name of the Corporation. The Chief Financial Officer shall furnish at meetings of the Board, or whenever requested, a statement of the financial condition of the Corporation, and shall perform such other duties as these By-Laws may require or the Board may prescribe. The Chief Financial Officer may be required to furnish bond in such amount as shall be determined by the Board.

Section 7.      Delegation of Authority. In case of the absence of any officer of the Corporation, or for any other reason that the Board may deem sufficient, the Board may delegate the powers or duties of such officer to any other officer or to any Director, for the time being, provided that, a majority of the full Board concurs therein.

Section 8.      Loans to Officers and Directors. No loan of money or property or any advance on account of services to be performed in the future shall be made to any officer or Director of the Corporation.

ARTICLE VI

CORPORATE BOOKS AND RECORDS

Section 1.      Places of Keeping. Except as otherwise provided by law, the Articles, or these By-Laws, the books and records of the Corporation may be kept at such place or places, within or without the State of Indiana, as the Board may from time to time by resolution determine or, in the absence of such determination by the Board, as shall be determined by the Chief Executive Officer.

Section 2.      Transfer Agent and Registrar. The Board may appoint one or more transfer agents and one or more registrars of transfers, and the principal transfer agent shall keep a stock transfer book for the transfer of all shares of the capital stock of the Corporation.

Section 3.      Stock Book. The Corporation shall keep at the Principal Office the original Stock Book or a duplicate thereof, or, in case the Corporation employs a stock registrar or transfer agent within or without the State of Indiana, another record of the shareholders in a form that permits preparation of a list of the names and addresses of all the shareholders, in alphabetical order by class of shares, stating the number and class of shares held by each shareholder (the “Record of Shareholders”).

Section 4.      Inspection of Corporate Records. Any shareholder (or the shareholder’s agent or attorney authorized in writing) shall be entitled to inspect and copy at his expense, after giving the Corporation at least five (5) business days’ written notice of his demand to do so, the following corporate records: (1) the Articles; (2) these By-Laws; (3) resolutions adopted by the Board with respect to one (1) or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding; (4) minutes of all shareholders’ meetings and records of all actions taken by the shareholders without a meeting (collectively, “Shareholders Minutes”) for the prior three (3) years; (5) all written communications by the Corporation to the shareholders including the financial statements furnished by the Corporation to the shareholders for the prior three (3) years; (6) a list of the names and business addresses of the current Directors and the current officers of the Corporation; and (7) the most recent annual report of the Corporation as filed with the Secretary of State of Indiana. Any shareholder (or the shareholder’s agent or attorney authorized in writing) shall also be entitled to inspect and copy at his expense, after giving the Corporation at least five (5) business days’ written notice of his demand to do so, the following corporate records, if his demand is made in good faith and for a proper purpose and describes with reasonable particularity his purpose and the records he desires to inspect, and the records are directly connected with his purpose: (1) to the extent not subject to inspection under the previous sentence, Shareholders Minutes, excerpts from minutes of Board meetings and of committee meetings, and records of any actions taken by the Board or any committee without a meeting; (2) appropriate accounting records of the Corporation; and (3) the Record of Shareholders.

Section 5.      Record Date. The Board may, in its discretion, fix in advance a record date not more than seventy (70) days before the date (a) of any shareholders’ meeting, (b) for the payment of any dividend or the making of any other distribution, (c) for the allotment of rights, or (d) when any change or conversion or exchange of shares shall go into effect. If the Board fixes a record date, then only shareholders who are shareholders of record on such record date shall be entitled (a) to notice of and/or to vote at any such meeting, (b) to receive any such dividend or other distribution, (c) to receive any such allotment of rights, or (d) to exercise the rights in respect of any such change, conversion or exchange of shares, as the case may be, notwithstanding any transfer of shares on the Stock Book after such record date.

ARTICLE VII

CHECKS, DRAFTS, DEEDS, AND SHARES OF STOCK

Section 1.      Checks, Drafts, Etc. All checks, drafts, or orders for the payment of money of or to the Corporation shall, unless otherwise directed by the Board or otherwise required by law, be signed or endorsed by one or more officers as authorized in writing by the Chief Executive Officer. In addition, the Chief Executive Officer may authorize any one or more employees of the Corporation to sign checks, drafts, and orders for the payment of money not to exceed specific maximum amounts as designated in writing by the Chief Executive Officer for any one check, draft, or order. When so authorized by the Chief Executive Officer, the signature of any such officer or employee may be a facsimile signature.

Section 2.      Deeds, Notes, Bonds, Mortgages, Contracts, Etc. All deeds, notes, bonds, and mortgages made by the Corporation, and all other written contracts and agreements, other than those executed in the ordinary course of corporate business, to which the Corporation shall be a party, shall be executed in its name by the Chief Executive Officer or any other officer so authorized by the Board and, when necessary or required, the Secretary shall attest the execution thereof. All written contracts and agreements into which the Corporation enters in the ordinary course of corporate business shall be executed by any officer or by any other employee designated by the Chief Executive Officer to execute such contracts and agreements.

Section 3.      Sale or Transfer of Stock. Subject always to the further orders and directions of the Board, any share of stock issued by any corporation and owned by the Corporation (including reacquired shares of the Corporation) may, for sale or transfer, be endorsed in the name of the Corporation by the Chief Executive Officer, and said endorsement shall be duly attested by the Secretary either with or without affixing thereto the seal of the Corporation (if any).

Section 4.      Voting of Stock of Other Corporations. Subject always to the further orders and directions of the Board, any share of stock issued by any other corporation and owned or controlled by the Corporation (an “Investment Share”) may be voted at any shareholders’ meeting of such other corporation by the Chief Executive Officer of his or her designee. Whenever, in the judgment of the Chief Executive Officer, it is desirable for the Corporation to execute a proxy or give a shareholder’s consent in respect of any Investment Share, such proxy or consent shall be executed in the name of the Corporation by the Chief Executive Officer, and, when necessary or required, shall be attested by the Secretary either with or without affixing thereto the seal of the Corporation (if one exists). Any person or persons designated in the manner above stated as the proxy or proxies of the Corporation shall have full right, power and authority to vote an Investment Share the same as such Investment Share might be voted by the Corporation.

ARTICLE VIII

PROVISIONS FOR REGULATION OF BUSINESS

AND CONDUCT OF AFFAIRS OF CORPORATION

Section 1.      Indemnification.

(a)          Definitions. Terms defined in Chapter 37 of the Indiana Business Corporation Law (the “Act”) (Ind. Code §§ 23-1-37, et seq.) which are used in this Article VIII shall have the same definitions for purposes of this Article VIII as they have in such chapter of the Act.

(b)          Indemnification of Directors and Officers. The Corporation shall indemnify any individual who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise whether or not for profit, against liability and expenses, including attorneys’ fees, incurred by him or her in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he or she is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he or she is adjudged to have breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all Directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness. The Corporation may pay for or reimburse reasonable expenses incurred by a Director or officer in defending any action, suit, or proceeding in advance of the final disposition thereof upon receipt of (i) a written affirmation of the Director’s or officer’s good faith belief that such Director or officer has met the standard of conduct prescribed by Indiana law; and (ii) an undertaking of the Director or officer to repay the amount paid by the Corporation if it is ultimately determined that the Director or officer is not entitled to indemnification by the Corporation.

(c)          Other Employees or Agents of the Corporation. The Corporation may, in the discretion of the Board, fully or partially provide the same rights of indemnification and reimbursement as herein above provided for Directors and officers of the Corporation to other individuals who are or were employees or agents of the Corporation or who are or were serving at the request of the Corporation as employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise whether or not for profit.

(d)          Non-Exclusive Provision. The indemnification authorized under this Section 1 of Article VIII is in addition to all rights to indemnification granted by Chapter 37 of the Act (Ind. Code §§ 23-1-37, et seq.) and in no way limits the indemnification provisions of such chapter.

Section 2.      Exclusive Forum for Certain Claims. Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit or Superior Courts of Elkhart County, State of Indiana, or the United States District Court in the Northern District of Indiana in a case of pendent jurisdiction, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of fiduciary duty owed by any Director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Act, the Corporation’s Articles, or these By-Laws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein.

Section 3.      Control Share Chapter Inapplicable. In accordance with Indiana Code Section 23-1-42-5, the provisions of Chapter 42 of the Indiana Business Corporation Law governing control share acquisitions shall not apply to control share acquisitions of shares of the Corporation.

ARTICLE IX

AMENDMENTS

Section 1.      Amendments. These By-Laws may be adopted, amended, or repealed at any meeting of the Board by the vote of a majority of the number of Directors in office at the time such vote is taken, unless the Articles provide for the adoption, amendment, or repeal by the shareholders, in which event, action thereon may be taken at any meeting of the shareholders by the vote of a majority of the voting shares outstanding.

Schedule I

Supporting Shareholders

Arthur J. Decio

Richard W. Florea

John C. Firth

Samuel S. Thompson

John W. Rosenthal, Sr.

Matthew W. Long

Thomas L. Eisele

Terence M. Decio

Jeffrey A. Newport

Schedule II

Officers

Keith Anderson, Chief Executive Officer

Laurie Hough, Chief Financial Officer

Appendix B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SKYLINE CHAMPION CORPORATION

ARTICLE I

Name

The name of the Corporation is Skyline Champion Corporation.

ARTICLE II

Purposes

(a)      ~~Section 1.~~ To manufacture, build, construct, make and repair house trailers and cargo trailers, and parts for same; to buy, sell, trade and exchange, and to otherwise deal in new and used house trailers and cargo trailers, at wholesale and at retail; and to do any and all things legal, necessary or proper to be done for the successful conduct of the business herein contemplated and incident to said business.

(b)      ~~Section 2.~~ To make, construct, and build materials for the construction, alteration, or repair of any and all classes of dwelling houses, garages, outbuildings, farm buildings, commercial and industrial buildings, and improvements of any kind and nature whatsoever; to make, construct and build any and all classes of cabinets, and ready-cut and pre-fabricated housing and building materials and products.

(c)      ~~Section 3.~~ To conduct and carry on the business of builders and contractors for the purpose of building, erecting, constructing, altering, repairing or doing any other work in connection with any and all classes of dwelling houses, garages, outbuildings, farm buildings, commercial and industrial buildings, and improvements of any kind and nature whatsoever, including the locating, laying out and constructing of road, avenues, docks, slips, sewers, bridges, wells, walls and all classes of buildings, erections and works, both public and private, or integral parts thereof.

(d)      ~~Section 4.~~ To buy, sell, trade and deal in, at wholesale and retail, any and all kinds of new and second-hand building materials, and products.

(e)      ~~Section 5.~~ To acquire, purchase, own, lease and operate, and to sell, lease or otherwise dispose of any and all machinery, appliance and equipment necessary, convenient or incident to the conduct of the construction business.

(f)       ~~Section 6.~~ To acquire, purchase, own, sell and lease real estate.

(g)      ~~Section 7.~~ To pay for any property, real or personal, this corporation may acquire or purchase, with shares of the capital stock, bonds or other obligations or securities of this corporation, or to issue its shares of stock in exchange therefor.

(h)      ~~Section 8.~~ The foregoing clauses shall be construed as powers, as well as purposes, and the matters expressed in each clause shall, except if otherwise provided, be in no wise limited by reference to, or inference from, the terms of any other clause, but shall be regarded as independent powers and purposes; and the enumeration of specific powers and purposes shall not be construed to limit or restrict in any manner the meaning of the general terms or the general powers of the corporation; nor shall the expressing of one thing be deemed to exclude another not expressed; although it be of like nature.

(i)      ~~Section 9.~~ The corporation shall be authorized to exercise and enjoy all other powers, rights and privileges, granted by an Act of the General Assembly of the State of Indiana, entitled “The Indiana General Corporation Act”, approved March 16, 1929, to corporations organized thereunder, and all the powers conferred by all acts heretofore or hereafter amendatory of, or supplemental to, the said Act or the said laws; and the enumeration of certain powers as herein specified, is not intended as exclusive of, or as a waiver of, any of the powers, rights or privileges granted or conferred by said Act or the said laws now or hereafter in force; provided, however, that the corporation shall not, in any state, carry on any business or exercise any powers, which a corporation organized under the laws thereof could not carry on and exercise.

(j)      ~~Section 10.~~ To engage in all types and kinds of manufacturing, and any other lawful act or activity for which corporations may be organized under The Indiana General Corporation Law.

ARTICLE III

Term of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

[Reserved]

ARTICLE V

Amount of Capital Stock

The total number of shares ~~into~~ which the ~~authorized capital stock of the Corporation is divided is hereby changed from 5,000,000 shares of Common Stock, having a par value of 8 1/3¢ per share, to 15,000,000 shares of Common Stock~~ Corporation shall have the authority to issue is 115,000,000, consisting of 115,000,000 shares of common stock, having a par value of 2.77¢ per share (“Common Stock”).

~~At the close of business on the date that these amendments shall become effective, each share of Common Stock, par value 8 1/3¢ per share, of the Corporation, issued and outstanding immediately prior to the close of business on said effective date, shall be exchanged for three (3) shares of Common Stock, par value 2.77¢ per share of the Corporation.~~

~~Such exchange and conversion will be accomplished as follows:~~

~~At the close of business on said effective date, each stock certificate issued and outstanding prior to the close of business on the date that these Amendments shall become effective, shall, without further action by the Corporation, or its shareholders, automatically be converted to a certificate for a like number of shares of Common Stock, par value 2.77¢ per share, in partial exchange for the 8 1/3¢ par value Common Stock, and the Corporation or any transfer Agent for said Common Stock shall issue to each shareholder another Certificate for the additional number of new shares of 2.77¢ par value Common Stock to complete said exchange and conversion and said three (3) – for – one (1) stock split.~~

ARTICLE VI

Terms of Capital Stock

(a)      ~~Section 1. The authorized capital stock of the Corporation shall consist of 15,000,000~~ All shares of Common Stock, ~~having a par value of 2.77¢ per share, all of one and the same class, with~~ shall have equal and identical rights, privileges, powers, obligations, restrictions and voting rights.

(b)      No shareholder of the Corporation shall have a pre-emptive right to purchase, subscribe for or take any part of any stock or any part of any notes, debentures, bonds or other securities, whether or not convertible into, or carrying options or warrants to purchase stock of the Corporation hereafter issued, optioned or sold by it.

(c)      Subscribers and shareholders shall be liable for the debts of the Corporation only to the extent of any unpaid portion of their subscriptions for shares of the Corporation or any unpaid portion of the consideration for the issuance to them of shares of the Corporation, and except for such liability the private property of the stockholders, directors and officers of this Corporation shall at all times be exempt from all corporate debts and liabilities whatsoever.

ARTICLE VII

Voting Rights of Capital Stock

All holders of record of the Common Stock of the Corporation shall be entitled to one (1) vote for each share of such stock so held, upon any question presented at a regular or special meeting of shareholders.

The shareholders shall at no time have the right to accumulate their votes and distribute them among the candidates for election to the Board of Directors.

The Articles of Incorporation may be amended by the affirmative vote of the holders of a majority of the Corporation’s Common Stock at the time outstanding, and entitled to vote in respect thereof.

ARTICLE VIII

Paid-in Capital

The amount of paid-in capital, with which the Corporation is beginning business, is $100,000.00.

ARTICLE IX

Data Respecting Directors

Section 1. Number.

The Corporation shall have such number of Directors as shall be specified in the By-Laws~~, but in no event shall such number be less than three nor more than ten. In the event the By-Laws do not state the number of Directors, the number of Directors shall be nine~~.

Section 2. Qualifications.

Directors need not be shareholders of the Corporation. A majority of the Directors at any time shall be citizens of the United States.

ARTICLE X

[Reserved]

ARTICLE XI

Data Respecting Incorporators

Section 1. Names and Post Office Addresses

The names and post-office addresses of the incorporators of the Corporation are as follows:

Name	Number and Street or Building	City	State
J. Arther Decio, Jr.,	2520 By-Pass Road,	Elkhart,	Indiana
Frank A. Vite,	3503 Gordon Road,	Elkhart,	Indiana
Michael DiVietro,	908 West Grove St.,	Mishawaka,	Indiana

Section 2. Age and Citizenship.

All of such incorporators are of lawful age; and all of such incorporators are citizens of the United States.

Section 3. Compliance with Provisions of Sections 15 and 16 of the Act.

The undersigned incorporators hereby certify that the person or persons intending to form the Corporation first caused lists for subscriptions to the shares of the capital stock of the Corporation to be opened at such time and place as he or they determined; when such subscriptions had been obtained in an amount not less than $1,000, such person or persons, or a majority of them, called a meeting of such subscribers for the purpose of designating the incorporators and of electing the first Board of Directors; the incorporators so designated are those named in Section 1 of this Article; and the Directors so elected are those named in Section 1 of Article X.

ARTICLE XII

Provisions for Regulation of Business and Conduct of Affairs of Corporation

(a)       ~~Section 1.~~ The Board of Directors shall have the power, without the consent or vote of the shareholders, to make, alter, amend, change, add to, or repeal the By-Laws of the Corporation.

(b)      ~~Section 2.~~ The Corporation shall have the power to carry on and conduct its business or any part thereof, and to have one or more offices, in the State of Indiana, and in all other states, territories, colonies and dependencies of the United States, in the District of Columbia and in all or any foreign countries throughout the world; and to acquire, own, hold or use and to lease, mortgage, pledge, sell, convey, or otherwise dispose of property, real and/or personal, tangible and/or intangible, either within or outside of the State of Indiana.

(c)      ~~Section 3.~~ Regular or special meetings of the Board of Directors or Shareholders of the Corporation may be held within or without the State of Indiana.

Appendix C

January 4, 2018 The Board of Directors Skyline Corporation 2520 By-Pass Road Elkhart, Indiana 46515	Jefferies LLC 520 Madison Avenue New York, NY 10022 tel +1 212.284.2300 Jefferies.com

Members of the Board:

We understand that Skyline Corporation (the “Company”) and Champion Enterprise Holdings, LLC (“CHB Parent”) propose to enter into a Share Contribution & Exchange Agreement (the “Agreement”) pursuant to which (i) CHB Parent will contribute to the Company all of the issued and outstanding shares of capital stock (collectively, the “CHB Shares”) of CHB International B.V. (“CHB BV”) and Champion Home Builders, Inc. (“CHB US” and, together with CHB BV, “CHB”), which will result in CHB US and CHB BV becoming wholly owned subsidiaries of the Company, and (ii) in exchange for CHB Parent’s contribution of the CHB Shares to the Company, the Company will issue to CHB Parent an aggregate number of shares of the Company’s common stock, par value $0.0277 per share (“Company Common Stock”), that will represent 84.5% of the Company Fully Diluted Stock (as defined in the Agreement), as of the consummation of the contribution and exchange (the “Exchange Consideration”) ((i) and (ii), collectively, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have asked for our opinion as to whether the Exchange Consideration to be issued by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

In arriving at our opinion, we have, among other things:

(i)	reviewed the Agreement dated January 4, 2018;

(ii)	reviewed certain publicly available financial and other information about the Company;

(iii)

reviewed certain information furnished to us by the Company’s management and CHB’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company and CHB;

(iv)

reviewed certain estimates of, and related information prepared by, the Company’s management as to the strategic implications and operational benefits, including cost savings (collectively, “Synergies”), anticipated by the Company’s management to result from the Transaction;

(v)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) to (iv) above;

(vi)

reviewed the stock trading price history and implied trading multiples for Company Common Stock and compared them with those of another publicly traded company that we deemed relevant in evaluating the Company;

(vii)	considered the potential pro forma impact of the Transaction;

(viii)	compared the relative contributions of the Company and CHB to certain financial metrics of the pro forma combined company; and

(ix)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or CHB or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the Company’s management that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, CHB or any other entity, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts and estimates provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company and CHB have informed us, however, and we have assumed, that such financial forecasts and estimates (including potential Synergies) were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of the Company and CHB as to the future financial performance of the Company and CHB and the amount and timing of Synergies that could result from the Transaction. We express no opinion as to the Company’s or CHB’s financial forecasts, estimates (including potential Synergies) or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal, accounting or tax matters affecting the Company, CHB or the Transaction, and we have assumed the correctness in all respects material to our analysis of all legal, accounting and tax advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Company Common Stock or the CHB Shares. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, CHB or the contemplated benefits of the Transaction.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Transaction, and our opinion does not address the relative merits of the transactions contemplated by the Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Transaction or the terms of the Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote on the Transaction or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company; we express no opinion as to the value of the Exchange Consideration when issued in the Transaction or the price at which shares of Company Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation to be received by any officers, directors or employees of the Company or CHB, or any class of such persons, in connection with the Transaction relative to the Exchange Consideration or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by the Company to act as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Transaction. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company and/or its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, CHB Parent or entities that are affiliated with the Company or CHB Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Consideration to be issued by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

JEFFERIES LLC

Appendix D

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of January 4, 2018, by and among Champion Enterprises Holdings, LLC, a Delaware limited liability company (“Contributor”) and each of the shareholders of Skyline Corporation, an Indiana corporation (“Company”) listed on the signature pages hereto (each a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Exchange Agreement (as defined below) as of the date hereof.

W I T N E S S E T H:

WHEREAS, as of the date hereof, Company and Contributor entered into a Share Contribution & Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), providing for, among other things, the contribution by Contributor of the CHB Shares to the Company in exchange for the issuance by Company to Contributor of the Exchange Shares;

WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of the number of shares of the Company Common Shares set forth on Exhibit A hereto (together with such additional shares of Company Common Shares as become beneficially owned by such Shareholder, whether upon the exercise of options, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) but excluding any shares sold or transferred on or after the date hereof in compliance with Section 4.1, all such shares, the “Owned Shares”);

WHEREAS, the Owned Shares collectively represent 18.8% of the voting power of the outstanding capital stock of the Company as of the date hereof (as calculated with respect to the Company Shareholder Approval Threshold);

WHEREAS, as a condition to Contributor’s willingness to enter into and perform its obligations under the Exchange Agreement, Contributor has required that each Shareholder agree, and each Shareholder has agreed, among other things, to vote his Owned Shares in favor of the Company Shareholder Approval Matters and any other matters submitted to the Company shareholders in furtherance of the Exchange or the other transactions contemplated by the Exchange Agreement and to take the other actions described herein; and

WHEREAS, each Shareholder desires to express his support for the Exchange Agreement and the transactions contemplated thereby, including the Exchange and the Exchange Share Issuance.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged,

intending to create a voting agreement under Ind. Code § 23-1-31-2, the parties agree as follows:

1.         Agreement to Vote; Irrevocable Proxy.

1.1.      Agreement to Vote. Each Shareholder hereby agrees that, from the date hereof until the earlier of (i) the time that the Company Shareholder Approval Threshold has been obtained with respect to all Company Shareholder Approval Matters and no other vote by the Company’s shareholders is required to consummate the transactions contemplated by the Exchange Agreement and (ii) termination of this Agreement in accordance with Section 5.1, at any meeting of the shareholders of the Company at which the approval of the Company Shareholder Approval Matters or any other matter requiring a vote of the Company’s shareholders necessary to consummate the Exchange and the other transactions contemplated by the Exchange Agreement is to be voted upon, however called, or any adjournment or postponement thereof, such Shareholder shall be present (in person or by proxy) and vote (or cause to be voted) all of his Owned Shares at such time:

(a)        in favor of approval of the Company Shareholder Approval Matters (and in the event that any Company Shareholder Approval Matters are presented as more than one proposal, in favor of each proposal that is part of the Company Shareholder Approval Matters), and in favor of any other matter presented or proposed as to approval of the Exchange or any part or aspect thereof or any other transactions or matters contemplated by the Exchange Agreement;

(b)        approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Company Shareholder Approval Matters on the date on which such meeting is held;

(c)        against any Acquisition Proposal (other than any Acquisition Proposal of Contributor or its Affiliates), without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to the Exchange, the Exchange Agreement or approval of the Company Shareholder Approval Matters or in competition or inconsistent with the Exchange and the other transactions or matters contemplated by the Exchange Agreement or the Company Shareholder Approval Matters;

(d)        against any other action, transaction or agreement that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to impair, impede, interfere with, delay, postpone, discourage, adversely affect or inhibit the timely consummation of (i) the Exchange or the other transactions contemplated by the Exchange Agreement or this Agreement or the performance by Shareholder of its obligations under this Agreement, or (ii) the ability of Contributor or Company to complete the Exchange;

(e)        against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, agreement, representation or warranty or any other obligation or agreement of Company or any Group Company contained in the Exchange Agreement, or of Shareholder contained in this Agreement; and

(f)        in favor of any other matter necessary or desirable to the consummation of the transactions contemplated by the Exchange Agreement, including the Exchange and the Company Shareholder Approval Matters (clauses (a) through (f), collectively, the “Required Votes”); provided, however, that it is expressly agreed that any vote to elect directors of the Company is not a Required Vote.

1.2.      Irrevocable Proxy. Each Shareholder, intending to create an irrevocable proxy under Ind. Code § 23-1-30-3(e), hereby irrevocably and unconditionally grants to, and appoints, the Contributor as its attorney-in-fact and proxy with full power of substitution and resubstitution for and in the name, place and stead of Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Owned Shares in accordance with the Required Votes, to the full extent of such Shareholder’s voting rights with respect to such Shareholder’s Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest, but for the avoidance of doubt shall be deemed terminated and released with respect to any shares sold or transferred on or after the date hereof in compliance with Section 4.7). Shareholder hereby represents that any proxies heretofore given in respect of the Owned Shares, if any, are revocable and hereby revokes such proxies. Upon Contributor’s reasonable request, each Shareholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein and if, for any reason, the proxy granted herein is not irrevocable, then Shareholder agrees, until the termination of this Agreement in accordance with Section 5.1, to vote the Owned Shares in accordance with the Required Vote as instructed by Contributor in writing. The proxy granted by each Shareholder in this Section 1.2 shall remain valid until the earlier of (i) the time that the Company Shareholder Approval Threshold has been obtained with respect to all Company Shareholder Approval Matters or (ii) the termination of this Agreement in accordance with Section 5.1, immediately upon which each such proxy shall automatically terminate without any further action required by any person. Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Exchange Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable. The parties agree that the foregoing is a voting agreement.

1.3.      No Power to Elect Directors. Notwithstanding anything herein or in the Exchange Agreement to the contrary, each party acknowledges and agrees that (i) this Agreement does not constitute an agreement to exercise or direct the exercise of the voting power of the Company in the election of directors of the Company and (ii) any Owned Shares shall not be deemed “control shares” as defined under Ind. Code § 23-1-42-1.

2.         Representations and Warranties of Shareholders. Each Shareholder hereby severally represents and warrants to Contributor as follows:

2.1.      Power; Due Authorization; Binding Agreement. Such Shareholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2.      Ownership of Shares. On the date hereof, the Owned Shares set forth opposite such Shareholder’s name on Exhibit A hereto are owned beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) by such Shareholder, free and clear of any security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Owned Shares), except as set forth opposite such Shareholder’s name on Exhibit A. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Owned Shares set forth opposite such Shareholder’s name on Exhibit A hereto. Except as set forth opposite such Shareholder’s name on Exhibit A, such Shareholder does not own any other outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company, or (iii) options or other rights to acquire equity securities of the Company. Other than proxies and restrictions in favor of Contributor pursuant to this Agreement, there are no proxies or powers of attorney or other authorization in or with respect to the Owned Shares and no Owned Shares have been deposited into a voting trust or subject to any voting agreement and there are no other commitments, agreements or arrangements in respect of the pledge, disposition or voting of the Owned Shares. Other than proxies and restrictions in favor of Contributor pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act, Exchange Act, or the “blue sky” laws of the various states of the United States, as of the date hereof, such Shareholder has, and at any shareholder meeting of the Company in connection with the Exchange Agreement and the transactions contemplated by the Exchange Agreement, including approval of the Exchange Share Issuance, such Shareholder will have (except as otherwise permitted by this Agreement, including in connection with the permitted Transfer (as defined below) of any Owned Shares), sole voting power and sole dispositive power with respect to all of the Owned Shares of such Shareholder.

2.3.      No Conflicts. The execution and delivery by Shareholder of this Agreement does not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, or result in the creation of any lien upon any Owned Shares under, any provision of (i) any Contract to which such Shareholder is a party or by which any of the Owned Shares are bound or (ii) any Order or Legal Requirement applicable to Shareholder or any Owned Shares.

2.4.      No Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Body or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

2.5.      Acknowledgment. Such Shareholder understands and acknowledges that Contributor is entering into the Exchange Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

3.          Representations and Warranties of Contributor. Contributor hereby represents and warrants to each Shareholder that Contributor has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Contributor of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Contributor, and no other proceedings on the part of Contributor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Contributor and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of Contributor.

4.          Certain Covenants of the Shareholders.

4.1.      Restriction on Transfer, Proxies and Non-Interference. Each Shareholder hereby agrees, except as permitted by Section 4.7, from the date hereof until the earlier of, (i) the termination of this Agreement in accordance with Section 5.1 and (ii) the time that the Company Shareholder Approval Threshold has been obtained with respect to all Company Shareholder Matters, not to, directly or indirectly, (a) sell, transfer, pledge, encumber, assign, gift, tender in any tender or exchange offer, hypothecate or otherwise dispose of (including by gift, merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment, gift, tender, hypothecation or other disposition of (including by gift, merger, by testamentary disposition, by operation of law or otherwise), or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”), (b) grant or permit the grant of any proxies or powers of attorney or other authorization in or with respect to the Owned Shares, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares, in each case with respect to any vote on the approval of the Exchange, the Company Shareholder Approval Matters, or any other matters set forth in this Agreement including, without limitation, Section 1 (other than a proxy to Contributor as set forth in Section 1.2), (c) take any action that would cause any representation or warranty of such Shareholder contained herein to become untrue or incorrect or have the effect of restricting, limiting, interfering, preventing or disabling such Shareholder from performing its obligations under this Agreement, or (d) commit or agree to take any of the foregoing actions. Any action taken in violation of the foregoing sentence shall be null and void and each Shareholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Owned Shares shall occur (including, but not limited to, a sale by a Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

4.2.      Inconsistent Agreements. Shareholder hereby covenants and agrees that, except for this Agreement, it shall not, and shall not permit any Affiliate, to (i) enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares in respect of the Required Votes and (ii) at any time while this Agreement remains in effect, grant a proxy, consent or power of attorney with respect to the Owned Shares in respect of the Required Votes or any other agreement with respect to the voting of the Owned Shares in respect of the Required Votes.

4.3.     Non-Solicitation. Prior to the date on which this Agreement terminates, Shareholder (solely in his capacity as a shareholder of Company) shall immediately cease and cause to be terminated all existing discussions or negotiations with any third parties that may be ongoing with respect to an Acquisition Proposal and will not, and will not permit or direct Company or any of Company’s Subsidiaries or any its and their respective officers, directors, employees and agents to, and shall direct each of its Representatives not to, directly or indirectly, (i) solicit, initiate, cooperate with, knowingly encourage, induce or facilitate any inquiries or the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any Group Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or similar document or any agreement providing for or otherwise relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement) or (vi) grant any waiver, amendment or release under, or fail to use commercially reasonable efforts to enforce, any standstill or confidentiality agreement to which Shareholder is a party concerning an Acquisition Proposal.

4.4.      Other Covenants.

(a)        Shareholder hereby agrees to promptly notify Contributor and Company of the number of any new Owned Shares acquired by Shareholder after the date hereof and prior to the expiration of this Agreement. Any such Owned Shares shall be subject to the terms of this Agreement as though owned by Shareholder on the date hereof.

(b)        As between Arthur J. Decio, Contributor and Company only, notwithstanding the foregoing Section 4.4(a), unless approved in advance in writing by Contributor, such Shareholder hereby agrees that neither Shareholder nor any other person acting on behalf of or in concert with Shareholder (or any of its representatives) will, directly or indirectly, either individually or as a member of a “group” (for purposes of Rule 13d-3 under the Exchange Act) acquire, by purchase or otherwise, any new Owned Shares, options to acquire any new Owned Shares, or any right, title or interest in any new Owned Shares, in each case, after the date hereof and prior to the expiration of this Agreement.

4.5.      No Limitations on Actions. The parties hereto acknowledge that each Shareholder is entering into this Agreement solely in his individual capacity as the beneficial owner of the applicable Owned Shares and this Agreement shall not limit or otherwise affect the actions or fiduciary duties of such Shareholder, or any affiliate, employee or designee of such Shareholder or any of its affiliates in its, his or her capacity, if applicable, as an officer or director of the Company or, except as set forth herein, any of its affiliates. Nothing in Section 4.2 prohibits action taken or requires action omitted by any person as a director or officer of the Company in compliance with the Exchange Agreement.

4.6.      Further Assurances. From time to time, at the request of Contributor and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each Shareholder hereby (a) authorizes Contributor and Company to publish and disclose in any public announcement, disclosure required by the SEC or applicable Law or the Proxy Statement, such Shareholder’s identity and ownership of the Owned Shares, the nature of such Shareholder’s obligations under this Agreement and any other information that Contributor reasonably determines is required to be disclosed in connection with the Exchange and the transactions contemplated by the Exchange Agreement; (b) agrees to promptly give to Contributor and Company any information Contributor may reasonably require for the preparation of any such disclosure documents; and (c) agrees to promptly notify Contributor and Company of any required corrections with respect to any information supplied by such Shareholder, if and to the extent that such information shall have become false or misleading in any material respect.

4.7.      Permitted Transfers. Any Shareholder that Transfers any Owned Shares to Permitted Transferees and Affiliates of such Shareholder (such Permitted Transferees and Affiliates, “Potential Transferees”) shall, in connection with such transfer, cause each such Potential Transferee to (i) execute a signature page to this Agreement pursuant to which such Potential Transferee agrees to be a “Shareholder” pursuant to this Agreement with respect to such Transferred Owned Shares and (ii) provide the requisite contact information for such Potential Transferee as contemplated by Exhibit B. “Permitted Transferee” means, with respect to any Shareholder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Shareholder, (B) any trust, the trustees of which include only the Persons named in clause (A) and the beneficiaries of which include only the Persons named in clause (A), (C) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), (D) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, or (E) to any Person by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations. Transfers of Owned Shares to Potential Transferees made pursuant to this Section 4.7 shall not be a breach of this Agreement.

5.         Miscellaneous.

5.1.      Termination of this Agreement. This Agreement, and all terms and conditions contained herein, shall terminate upon the earlier to occur of (i) the Closing Date, (ii) the termination of the Exchange Agreement in accordance with its terms, or (iii) the occurrence of any Change in Recommendation made in compliance with the Exchange Agreement.

5.2.      Effect of Termination. This Agreement shall become void and of no effect with no liability on the part of any party hereto after its termination pursuant to Section 5.1; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

5.3.     Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Neither Contributor nor any Shareholder may assign any of their respective rights, duties or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of Contributor, in the case of any Shareholder, and Shareholder, in the case of Contributor, and, subject only to the immediately preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto.

5.4.      Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

5.5.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to a Shareholder, to the address, email or facsimile set forth opposite such Shareholder’s name on Exhibit B attached hereto.

(a)	If to Contributor:

Champion Enterprises Holdings, LLC

755 West Big Beaver Road, Suite 1000

Troy, MI 48084

Attn: General Counsel

Fax: (248) 273-4268

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

Attn.: David A. Fine

Email: david.fine@ropesgray.com

Fax: (617) 235-0030

(b)	If to Company:

Skyline Corporation

P.O. Box 743

2520 By-Pass Road

Elkhart, IN 46515

Attn: John C. Firth

Email: JCFirth@qdi.com

With a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, IN 46204

Attn: David P. Hooper

Email: dhooper@btlaw.com

Fax: (317) 231-7433

5.6.          Governing Law; Venue.

(a)           This Agreement will be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)           The Parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Federal District Court for the Southern District of Indiana located in Indianapolis, Indiana and any appellate court therefrom. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 5.5 or in any other manner permitted by applicable Legal Requirement.

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7.          Specific Performance. Each Shareholder agrees that, in the event of any breach or threatened breach by such Shareholder of any covenant or obligation contained in this Agreement, Contributor would be irreparably harmed and that money damages would not provide an adequate remedy. Accordingly, each Shareholder agrees that the Company shall be entitled (in addition to any other remedy to which Contributor is entitled at law or in equity) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Shareholder further agrees that neither Contributor nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and each Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Shareholder agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

5.8.          Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or electronic transmission signature and a facsimile or electronic transmission signature shall constitute an original for all purposes.

5.9.          Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.10.          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.11.          Non-Recourse.

(a)              No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, representative or affiliate of any party hereto or of any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 5.11 shall limit any liability of the parties hereto for breaches of the terms and conditions of this Agreement.

(b)              Each party to this Agreement enters into this Agreement solely on his own behalf, each such party shall solely be severally liable for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

CHAMPION ENTERPRISES HOLDINGS, LLC

By:	/s/ Roger K. Scholten
Name: Roger K. Scholten
Title: SVP

SHAREHOLDERS:

/s/ Arthur J. Decio Arthur J. Decio

/s/ Richard W. Florea Richard W. Florea

/s/ John C. Firth John C. Firth

/s/ Samuel S. Thompson Samuel S. Thompson

/s/ John W. Rosenthal, Sr. John W. Rosenthal, Sr.

/s/ Matthew W. Long Matthew W. Long

/s/ Thomas L. Eisele Thomas L. Eisele

/s/ Terence M. Decio Terence M. Decio

/s/ Jeffrey A. Newport Jeffrey A. Newport

EXHIBIT A

COMPANY STOCK OWNERSHIP

Shareholder	Common Shares	Other Equity Securities
Arthur J. Decio	1,377,784	–
Richard W. Florea	23,500	307,000	(1)
John C. Firth	10,500	–
Samuel S. Thompson	3,000	–
John W. Rosenthal Sr.	1,000	–
Matthew W. Long	–	–
Thomas L. Eisele	–	–
Terence M. Decio	30,080	–
Jeffrey A. Newport	–	34,000	(2)
(1)	For Mr. Florea, consists of (i) outstanding options to purchase 265,000 Company common shares (of which, 185,000 options are currently unvested); and (ii) 42,000 shares of unvested restricted stock.
(2)	For Mr. Newport, consists of (i) outstanding options to purchase 31,000 Company common shares (of which, 26,000 options are currently unvested); and (ii) 3,000 shares of unvested restricted stock.

EXHIBIT B

SHAREHOLDERS’ CONTACT INFORMATION

Shareholder	Contact Information
Arthur J. Decio
Richard W. Florea
John C. Firth
Samuel S. Thompson
John W. Rosenthal Sr.
Matthew W. Long
Thomas L. Eisele
Terence M. Decio
Jeffrey A. Newport

PRELIMINARY PROXY MATERIAL DATED APRIL 4, 2018.

SUBJECT TO COMPLETION.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet must be received by 1:00 a.m., Eastern Time, on , 2018.

Vote by Internet • Go to www.investorvote.com/SKY • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1A, 1B, 1C, 2, 3 and 4.	+

					For	Against	Abstain
1. To approve three proposals, which, if approved will amend and restate the Restated Articles of Incorporation (the “Articles”) of Skyline Corporation (the “Company”). Such proposals are as follows:

2.  To approve the issuance of a number of newly issued shares of the Company’s common stock pursuant to and calculated in accordance with the Share Contribution & Exchange Agreement dated January 5, 2018 between the Company and Champion Enterprises Holdings, LLC.

					☐	☐	☐
	For	Against	Abstain

1A. Approval of an amendment to the Articles to change the name of the Company to “Skyline Champion Corporation.”	☐	☐	☐	3. To approve, on a non-binding advisory basis, the compensation payable to the named executive officers of the Company in connection with the Exchange.	☐	☐	☐

1B. Approval of an amendment to the Articles to increase the number of authorized shares of the Company’s Common Stock from 15,000,000 to 115,000,000.	☐	☐	☐

4.  To approve a proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that an insufficient number of shares is present at the Special Meeting to approve the above proposals.

					☐	☐	☐
1C. Approval of an amendment to the Articles to provide that the number of directors to serve on the Company’s board of directors shall be as specified in the Company’s Amended and Restated By-Laws.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Where shares are held by joint tenants. both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SKYLINE CORPORATION	+

SPECIAL MEETING OF SHAREHOLDERS                     , 2018

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jon S. Pilarski and Martin R. Fransted as proxies, each with the power to appoint a substitute, and hereby authorizes them, or either of them, to appear and to vote as designated below, all the shares of common stock held of record by the undersigned on XX XX, 2018, at the Special Meeting of Shareholders of Skyline Corporation, to be held at the                                                                               on XXXday, XXXXXX XX, 2018, at                     , Eastern Daylight Time, and at any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1A, 1B, 1C, 2, 3, AND 4. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement furnished therewith, both of which are dated XXXXX XX, 2018.

(Continued and to be signed on other side)

C	Non-Voting Items

Change of Address — Please print new address below.

◾	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+